As filed with the Securities and Exchange Commission on November 10, 2014

Registration No. 333-198695

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZEBRA HOLDCO, INC.

(Exact name of registrant as specified in its charter)

Washington	7389	47-1645716
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

c/o Zillow, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

(206) 470-7000

https://twitter.com/zillow

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spencer M. Rascoff

President and Chief Executive Officer

Zebra Holdco, Inc.

c/o Zillow, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

(206) 470-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David F. McShea Andrew B. Moore Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101 (206) 359-8000	Steve L. Camahort Shearman & Sterling LLP Four Embarcadero Center, Suite 3800 San Francisco, California 94111 (415) 616-1100	Rezwan D. Pavri Lisa R. Haddad Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 752-3100	Michael S. Ringler Wilson Sonsini Goodrich & Rosati, P.C. One Market Plaza Spear Tower, Suite 3300 San Francisco, California 94105 (415) 947-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement. becomes effective and upon completion of the mergers described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED NOVEMBER 10, 2014

Zillow, Inc.	Trulia, Inc.

TO THE SHAREHOLDERS OF ZILLOW, INC. AND STOCKHOLDERS OF TRULIA, INC.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

[—], 2014

Dear Shareholders:

Zillow, Inc. (“Zillow”) and Trulia, Inc. (“Trulia”) have entered into a merger agreement, pursuant to which Zillow will acquire Trulia under a newly formed holding company, currently named Zebra Holdco, Inc. (“Holdco”). Following successive merger transactions (the “mergers”), Zillow and Trulia will become wholly owned subsidiaries of Holdco. The combined company will maintain both the Zillow and Trulia consumer brands, offering buyers, sellers, homeowners and renters access to vital information about homes and real estate for free, and providing advertising and software solutions that help real estate professionals grow their businesses.

Upon completion of the mergers, holders of Zillow Class A common stock will receive one share of Holdco Class A common stock for each share of Zillow Class A common stock, holders of Zillow Class B common stock will receive one share of Holdco Class B common stock for each share of Zillow Class B common stock, and holders of Trulia common stock will receive 0.444 of a share of Holdco Class A common stock for each share of Trulia common stock. The Holdco Class A common stock will have one vote per share, and the Holdco Class B common stock will have ten votes per share, similar to the current capital structure of Zillow. We anticipate that Zillow shareholders will hold approximately 67% of Holdco common stock and Trulia stockholders will hold approximately 33% of Holdco common stock, on a fully-diluted basis immediately after completion of the mergers, based on outstanding shares of common stock, stock options, restricted stock units, and stock appreciation rights of Zillow and Trulia, as applicable, and shares issuable upon conversion of Trulia’s outstanding convertible notes, as of June 30, 2014. The actual relative ownership percentages of the Zillow shareholders and the Trulia stockholders in Holdco immediately after completion of the mergers will vary based on the number of outstanding shares of common stock, and securities exercisable or convertible into common stock, of Zillow and Trulia immediately prior to completion of the mergers. Holdco intends to apply to list its Class A common stock on the NASDAQ Global Stock Market under the symbol “Z,” subject to official notice of issuance. Based on the outstanding shares of Zillow and Trulia common stock as of October 9, 2014, and assuming no Zillow or Trulia stock options, restricted stock units, stock appreciation rights, or convertible notes are exercised, settled, or converted, as applicable, between October 9, 2014 and the effective times of the mergers, Holdco would be required to issue 51,188,746 shares of Holdco Class A common stock and 6,217,447 shares of Holdco Class B common stock upon completion of the mergers.

Completion of the mergers requires, among other things, the separate approvals of both Zillow shareholders and Trulia stockholders. To obtain these required approvals, Zillow will hold a special meeting of Zillow shareholders on [—], 2014, and Trulia will hold a special meeting of Trulia stockholders on [—], 2014. As a result of their beneficial ownership of more than a majority of the outstanding voting power of the shares of Zillow Class A common stock and Zillow Class B common stock, Zillow’s founders, Richard Barton and Lloyd Frink, will have the power to approve each of the Zillow proposals without the affirmative vote of any other Zillow shareholder. Messrs. Barton and Frink have entered into a voting agreement with each other pursuant to which they agreed to, among other things, vote their shares of Zillow common stock in favor of each of the Zillow proposals.

THE ZILLOW AND TRULIA BOARDS OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE PROPOSALS TO APPROVE OR ADOPT THE MERGER AGREEMENT, AS APPLICABLE.

Information about the special meetings, the mergers, and the other business to be considered by Zillow shareholders and Trulia stockholders is contained in the accompanying joint proxy statement/prospectus and the documents incorporated by reference, which we urge you to read carefully. In particular, see “Risk Factors” beginning on page 42 of the accompanying joint proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the special meeting of Zillow shareholders or the special meeting of Trulia stockholders, as applicable, please submit a proxy to vote your shares as soon as possible to make sure your shares are represented at the applicable special meeting. Your failure to vote will have the same effect as voting “AGAINST” the proposal to approve or adopt the merger agreement, as applicable.

Spencer Rascoff Chief Executive Officer Zillow, Inc.	Peter Flint Chief Executive Officer Trulia, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in connection with the mergers or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [—], and is first being mailed or otherwise delivered to Zillow shareholders and Trulia stockholders on or about [—].

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Zillow and Trulia from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed below. To obtain timely delivery, you must request the information no later than five business days before the special meetings.

Zillow, Inc. 1301 Second Avenue, Floor 31 Seattle, Washington 98101 Attention: Investor Relations (866) 504-0030 http://investors.zillow.com	Trulia, Inc. 116 New Montgomery Street, Suite 300 San Francisco, California 94105 Attention: Investor Relations (415) 648-4358 http://ir.trulia.com

In addition, if you have questions about the mergers or the special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, voter instruction forms or documents incorporated by reference in the joint proxy statement/prospectus, you may contact the appropriate contact listed below. You will not be charged for any of the documents you request.

If you are a Zillow shareholder: Georgeson Inc. 480 Washington Boulevard, 26th Floor Jersey City, New Jersey 07310 Call toll-free: (800) 868-1391 Email: Zillow@Georgeson.com	If you are a Trulia stockholder: MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Call toll-free: (800) 322-2885 Call collect: (212) 929-5500 Email: proxy@mackenziepartners.com

If you would like to request documents, you must do so by [—], 2014, in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 223 of the accompanying joint proxy statement/prospectus.

ZILLOW, INC.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF ZILLOW, INC.

[—], 2014

To the Shareholders of Zillow, Inc.:

A special meeting of the shareholders of Zillow, Inc. (“Zillow”) will be held on [—], 2014, at [—] Pacific time at [—] (the “Zillow special meeting”) to consider and vote upon the following matters:

1.	to approve the Agreement and Plan of Merger, dated as of July 28, 2014 (the “merger agreement”), by and among Zillow, Zebra Holdco, Inc. (“Holdco”), and Trulia, Inc. (“Trulia”) — THE MERGERS WILL ONLY OCCUR IF PROPOSAL NO. 2 IS ALSO APPROVED;

2.	to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation;

3.	to approve the adjournment of the Zillow special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

4.	to transact any other business that may properly come before the Zillow special meeting or any adjournment or postponement thereof.

Zillow shareholders are or may be entitled to assert dissenters’ rights with respect to the Zillow merger under Chapter 23B.13 of the Revised Code of Washington (Washington Business Corporation Act). See “The Mergers — Appraisal/Dissenters’ Rights.”

THE ZILLOW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ZILLOW SHAREHOLDERS VOTE “FOR” EACH PROPOSAL.

The above matters are more fully described in this joint proxy statement/prospectus, which also includes, as Annex A, a copy of the merger agreement. The record date for the determination of the shareholders entitled to notice of, and to vote at, the Zillow special meeting, or any adjournment of the Zillow special meeting, was the close of business on [—], 2014. At least ten days prior to the Zillow special meeting, a complete list of shareholders of record as of [—], 2014 will be available for inspection by any shareholder for any purpose germane to the Zillow special meeting, between the hours of 9:00 a.m. and 4:30 p.m. Pacific time, at Zillow’s principal executive offices located at 1301 Second Avenue, Floor 31, Seattle, Washington 98101. If you would like to view the shareholder list, please contact Zillow’s Investor Relations Department at (866) 504-0030. This list will also be available at the Zillow special meeting.

As a shareholder of record, you are cordially invited to attend the Zillow special meeting in person. Regardless of whether you expect to be present at the Zillow special meeting, please either complete, sign, and date the enclosed proxy card and mail it promptly in the enclosed envelope or vote electronically via the Internet or telephone as described in greater detail in the joint proxy statement/prospectus and on the enclosed proxy card. Returning the enclosed proxy card, or voting electronically or telephonically, will not affect your right to vote in person if you attend the Zillow special meeting. You should NOT send certificates representing Zillow common stock with the proxy card.

By Order of the Board of Directors,

Kathleen Philips

Chief Operating Officer and Secretary

[—], 2014

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE ZILLOW SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS OR THE ZILLOW SPECIAL MEETING, PLEASE CONTACT ZILLOW, INC., ATTENTION: INVESTOR RELATIONS, 1301 SECOND AVENUE, FLOOR 31, SEATTLE, WASHINGTON 98101, (866) 504-0030. IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE FOLLOW THE CONTACT INSTRUCTIONS ON YOUR PROXY CARD.

TRULIA, INC.

116 New Montgomery Street, Suite 300

San Francisco, California 94105

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF TRULIA, INC.

[—], 2014

To the Stockholders of Trulia, Inc.:

A special meeting of the stockholders of Trulia, Inc. (“Trulia”) will be held on [—], 2014, at [—] Pacific time at [—] (the “Trulia special meeting”) to consider and vote upon the following matters:

1.	to adopt the Agreement and Plan of Merger, dated as of July 28, 2014 (the “merger agreement”), by and among Zillow, Inc. (“Zillow”), Zebra Holdco, Inc. (“Holdco”), and Trulia, pursuant to which Trulia will become a wholly-owned subsidiary of Holdco — THE MERGERS WILL ONLY OCCUR IF PROPOSAL NO. 2 IS ALSO APPROVED;

2.	to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation;

3.	to approve the adjournment of the Trulia special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

4.	to transact any other business that may properly come before the Trulia special meeting or any adjournment or postponement thereof.

THE TRULIA BOARD OF DIRECTORS RECOMMENDS THAT TRULIA STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

The above matters are more fully described in this joint proxy statement/prospectus, which also includes, as Annex A, a copy of the merger agreement. The record date for the determination of the stockholders entitled to notice of, and to vote at, the Trulia special meeting, or any adjournment of the Trulia special meeting, was the close of business on [—], 2014. At least ten days prior to the Trulia special meeting, a complete list of stockholders of record as of [—], 2014 will be available for inspection at Trulia’s executive offices located at 116 New Montgomery Street, Suite 300, San Francisco, California 94105. If you would like to view the stockholder list, please contact Trulia’s Investor Relations Department at (415) 648-4358. This list will also be available at the Trulia special meeting.

As a stockholder of record, you are cordially invited to attend the Trulia special meeting in person. Regardless of whether you expect to be present at the Trulia special meeting, please either complete, sign, and date the enclosed proxy card and mail it promptly in the enclosed envelope or vote electronically via the Internet or telephone as described in greater detail in the joint proxy statement/prospectus and on the enclosed proxy card. Returning the enclosed proxy card, or voting electronically or telephonically, will not affect your right to vote in person if you attend the Trulia special meeting. You should NOT send certificates representing Trulia common stock with the proxy card.

By Order of the Board of Directors,

Peter Flint

Chief Executive Officer

[—], 2014

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE TRULIA SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS OR THE TRULIA SPECIAL MEETING, PLEASE CONTACT TRULIA, INC., ATTENTION: INVESTOR RELATIONS, 116 NEW MONTGOMERY STREET, SUITE 300, SAN FRANCISCO, CALIFORNIA 94105, (415) 648-4358. IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE FOLLOW THE CONTACT INSTRUCTIONS ON YOUR PROXY CARD.

JOINT PROXY STATEMENT/PROSPECTUS

Page
Background of the Mergers	93
Recommendation of the Zillow Board; Zillow’s Reasons for the Merger	102
Certain Prospective Financial Information Reviewed by the Zillow Board and Zillow’s Financial Advisor	106
Opinion of Financial Advisor to Zillow	109
Recommendation of the Trulia Board; Trulia’s Reasons for the Merger	117
Certain Prospective Financial Information Reviewed by the Trulia Board and Trulia’s Financial Advisor	120
Opinion of Financial Advisor to Trulia	123
Other Trulia Advisor	133
Interests of Officers and Directors in the Mergers	133
Holdco’s Board and Management After the Mergers	140
Exchange of Certificates; No Fractional Shares	142
Regulatory Approvals	144
Material U.S. Federal Income Tax Consequences	145
Accounting Treatment of the Mergers	148
Appraisal/Dissenters’ Rights	148
Listing of Holdco Class A Common Stock	152
Delisting and Deregistration of Zillow Class A Common Stock	152
Delisting and Deregistration of Trulia Common Stock	152
Litigation Relating to the Mergers	152
THE MERGER AGREEMENT	154
Structure of the Mergers	154
Closing	155
Effective Times	155
Merger Consideration to be Received by Zillow Shareholders	155
Merger Consideration to be Received by Trulia Stockholders	155
Treatment of Zillow Stock Options, Restricted Stock Units, and Other Stock Awards	155
Treatment of Trulia Stock Options, Restricted Stock Units, and Other Stock Awards	156
Exchange of Certificates; No Fractional Shares	157
Representations and Warranties	160
Covenants of the Parties	161
Conditions to the Mergers	169
Termination	171
Effect of Termination	172
Termination Fees; Expenses	172
Amendment and Waiver	173
Specific Performance	174
Governing Law	174
VOTING AGREEMENTS	175
Trulia Voting Agreements	175
Zillow Voting Agreement	177
PROPOSAL NO. 2: APPROVAL OF AUTHORIZATION OF NONVOTING CLASS C CAPITAL STOCK IN HOLDCO’S AMENDED AND RESTATED ARTICLES OF INCORPORATION BY ZILLOW SHAREHOLDERS AND TRULIA STOCKHOLDERS	179
Overview	179
Reasons For Recommendation to Approve Authorization of the Holdco Class C Capital Stock	179

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETINGS

The following questions and answers are intended to briefly address some commonly asked questions regarding the mergers and the special meetings. These questions and answers may not address all questions that may be important to you as a shareholder of Zillow or a stockholder of Trulia. To better understand these matters, and for a description of the legal terms governing the mergers, you should carefully read this entire joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 223. All references in this joint proxy statement/prospectus to “Zillow” refer to Zillow, Inc., a Washington corporation; all references to “Trulia” refer to Trulia, Inc., a Delaware corporation; all references to “Holdco” refer to Zebra Holdco, Inc., a Washington corporation; all references to “Zillow Merger Sub” refer to a to-be-formed wholly owned subsidiary of Holdco, which will be used to effect the Zillow merger; all references to “Trulia Merger Sub” refer to a to-be-formed wholly owned subsidiary of Holdco, which will be used to effect the Trulia merger; and all references to the “Merger Subs” refer to Zillow Merger Sub and Trulia Merger Sub, collectively. Unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “us,” or “our” refer to Zillow and Trulia, and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 28, 2014, as it may be amended from time to time, by and among Zillow, Holdco, and Trulia, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

About the Mergers

Q:	What is the proposed transaction on which I am being asked to vote?

A:	Zillow, Holdco, and Trulia have entered into the merger agreement providing for the acquisition of Trulia by Zillow. Prior to the closing, Holdco will form two direct subsidiaries, Zillow Merger Sub and Trulia Merger Sub. Pursuant to the merger agreement, Zillow Merger Sub will merge with and into Zillow (the “Zillow merger”), the separate existence of Zillow Merger Sub will cease, and Zillow will be the surviving corporation (the “Zillow surviving corporation”), and Trulia Merger Sub will merge with and into Trulia (the “Trulia merger”), the separate existence of Trulia Merger Sub will cease, and Trulia will be the surviving corporation (the “Trulia surviving corporation”). We refer to the Zillow merger and the Trulia merger together as the “mergers.” As a result of the mergers, the Zillow surviving corporation and the Trulia surviving corporation will each become a wholly owned subsidiary of Holdco. As a result of the transactions contemplated by the merger agreement, former holders of Zillow Class A common stock and former Trulia stockholders will own Holdco Class A common stock, which will be listed for trading on the NASDAQ Global Stock Market (“NASDAQ”). Former holders of Zillow Class B common stock will own Holdco Class B common stock. The Holdco Class B common stock will not be listed or quoted for trading in any public trading market.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Zillow is holding a special meeting of shareholders (the “Zillow special meeting”) in order to obtain the shareholder approval necessary to approve the merger agreement (the “Zillow shareholder approval”). Zillow shareholders will also be asked to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, and to approve the adjournment of the Zillow special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

Trulia is holding a special meeting of stockholders (the “Trulia special meeting”) in order to obtain the stockholder vote necessary to adopt the merger agreement (the “Trulia stockholder approval”). Trulia stockholders will also be asked to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, and to approve the adjournment of the Trulia special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

We will be unable to complete the mergers unless (1) both the Zillow shareholder approval and the Trulia stockholder approval are obtained at the respective special meetings, and (2) both the Zillow shareholders and the Trulia stockholders approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, in addition to other conditions and required approvals.

We have included in this joint proxy statement/prospectus important information about the merger agreement (a copy of which is attached as Annex A), the mergers and the other transactions contemplated by the merger agreement, and the Zillow and Trulia special meetings. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the applicable special meeting. YOUR VOTE IS VERY IMPORTANT AND WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE.

Q:	What will Zillow shareholders receive in the Zillow merger?

A:	At the effective time of the Zillow merger, each share of Class A common stock of Zillow, par value $0.0001 per share (the “Zillow Class A common stock”), other than the shares of Zillow common stock held by Zillow, Holdco, Trulia, or any direct or indirect wholly owned subsidiary of Zillow or Trulia (the “Zillow excluded shares”) and Zillow dissenting shares, will be converted into the right to receive one share (the “Zillow Class A exchange ratio”) of fully paid and nonassessable Holdco Class A common stock, par value $0.0001 per share (the “Zillow Class A merger consideration”), and each share of Class B common stock of Zillow, par value $0.0001 per share (the “Zillow Class B common stock” and, together with the Zillow Class A common stock, the “Zillow common stock”) will be converted into the right to receive one share (the “Zillow Class B exchange ratio”) of fully paid and nonassessable Holdco Class B common stock, par value $0.0001 per share (the “Zillow Class B merger consideration” and, together with the Zillow Class A merger consideration, the “Zillow merger consideration”). The Zillow excluded shares will be canceled and will not receive the Zillow merger consideration.

Zillow shareholders will not receive any fractional shares of Holdco common stock in the Zillow merger. Instead of receiving any fractional shares, each holder of Zillow common stock will be paid an amount in cash (without interest) equal to such fractional amount multiplied by the last reported sale price of Zillow Class A common stock on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Zillow and Trulia) on the last complete trading day prior to the effective time of the Zillow merger.

Q:	What will Trulia stockholders receive in the Trulia merger?

A:	At the effective time of the Trulia merger, each share of common stock of Trulia, par value $0.00001 per share (the “Trulia common stock”), other than the shares of Trulia common stock held by Trulia, Holdco, Zillow, or any direct or indirect wholly owned subsidiary of Zillow or Trulia (the “Trulia excluded shares”) will be converted into the right to receive 0.444 of a share (the “Trulia exchange ratio”) of fully paid and nonassessable Holdco Class A common stock, par value $0.0001 per share (the “Trulia merger consideration”). The Trulia excluded shares will be canceled and will not receive the Trulia merger consideration.

Trulia stockholders will not receive any fractional shares of Holdco common stock in the Trulia merger. Instead of receiving any fractional shares, each holder of Trulia common stock will be paid an amount in cash (without interest) equal to such fractional amount multiplied by the last reported sale price of Zillow Class A common stock on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Zillow and Trulia) on the last complete trading day prior to the effective time of the Trulia merger.

Q:	What will the executive officers and directors of Zillow and Trulia receive in the mergers that differs from what the Zillow shareholders and the Trulia stockholders will receive?

A:	Zillow’s executive officers and non-employee directors will receive what Zillow shareholders will receive in the Zillow merger and none of Zillow’s directors or executive officers is a party to or participates in any Zillow plan, program, or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to the completion of the mergers.

Trulia’s executive officers and non-employee directors will receive what Trulia stockholders will receive in the Trulia merger; however, certain of Trulia’s executive officers may receive additional benefits in the Trulia merger, pursuant to pre-existing offer letters and/or equity award agreements with Trulia, and all of Trulia’s non-employee directors will receive additional benefits in the Trulia merger, pursuant to Trulia’s pre-existing non-employee director compensation policy. Certain of Trulia’s executive officers will be entitled to partial and/or full “double trigger” equity acceleration upon a termination by Trulia without cause or a resignation for good reason, each within twelve months of the Trulia merger, and one of Trulia’s executive officers will be entitled to partial equity acceleration upon a termination by Trulia without cause prior to August 31, 2015. With respect to the non-employee directors of Trulia, the vesting of all outstanding stock options and restricted stock units held by such non-employee directors will become accelerated and will fully vest in the Trulia merger. Assuming that the performance conditions applicable to the performance-based restricted stock units held by certain executive officers will be satisfied prior to the closing of the Trulia merger, the estimated value of the equity acceleration that Trulia’s executive officers and non-employee directors may receive in connection with the Trulia merger is as follows: Peter Flint ($13,402,875); Prashant Aggarwal ($11,012,356); Scott Darling ($1,766,716); Daniele Farnedi ($2,274,550); Paul Levine ($11,524,373); Ian Morris ($2,013,734) (which would become vested pursuant to the terms of Mr. Morris’ consulting agreement with Trulia, assuming that he is terminated without cause and regardless of whether the performance conditions are satisfied); Robert Moles ($161,280); Theresia Gouw ($161,280); Sami Inkinen ($161,280); Erik Bardman ($322,622); Gregory Waldorf ($322,622); and Steve Hafner ($318,019). Assuming that the performance conditions applicable to the performance-based restricted stock units held by certain executive officers will not be satisfied prior to the closing of the Trulia merger, the estimated value of the equity acceleration that Trulia’s executive officers and non-employee directors may receive in connection with the Trulia merger is as follows: Peter Flint ($6,038,475); Prashant Aggarwal ($4,261,656); Scott Darling ($1,076,303); Daniele Farnedi ($1,584,138); Paul Levine ($4,773,673); Ian Morris ($2,013,734) (which would become vested pursuant to the terms of Mr. Morris’ consulting agreement with Trulia, assuming that he is terminated without cause and regardless of whether the performance conditions are satisfied); Robert Moles ($161,280); Theresia Gouw ($161,280); Sami Inkinen ($161,280); Erik Bardman ($322,622); Gregory Waldorf ($322,622); and Steve Hafner ($318,019).

Effective as of immediately after the Zillow merger, the Holdco board will include all of the individuals who are directors of Zillow immediately prior to the Zillow merger and two individuals who are then directors of Trulia. The merger agreement provides that the two Trulia board designees will be mutually agreed to by Trulia and Zillow before completion of the mergers (the “Trulia board designees”). As of the date of this joint proxy statement/prospectus, Trulia and Zillow have determined that one of the Trulia board designees will be Peter Flint, and no determination has been made as to the identity of the other Trulia board designee. The Trulia board designees are expected to be finally determined by Trulia and Zillow no later than 30 days prior to the completion of the mergers.

Under the merger agreement, upon completion of the mergers, the executive officers of Zillow at the effective time of the Zillow merger will be the executive officers of the Zillow surviving corporation and the executive officers of Trulia at the effective time of the Trulia merger will be the executive officers of the Trulia surviving corporation. It is currently expected that the executive officers of Zillow and Trulia will continue their employment with the Zillow surviving corporation or Trulia surviving corporation, as applicable, following the effective time of the Zillow merger or effective time of the Trulia merger, as applicable, on substantially similar terms and conditions as in existence immediately prior to the effective time of the Zillow merger or the Trulia merger, as applicable. See “The Mergers — Interests of Officers and

Directors in the Mergers” for more information about these interests, and “The Mergers — Interests of Officers and Directors in the Mergers — Quantification of Equity Acceleration” for the quantification of the benefits that Trulia executive officers and directors may or will receive as a result of any equity acceleration that may be triggered in connection with the Trulia merger.

Q:	Should I send in my share certificates now for the exchange?

A:	No. Zillow shareholders and Trulia stockholders should keep any share certificates they hold at this time. After the mergers are completed, Zillow shareholders and Trulia stockholders will each receive from Holdco’s exchange agent a letter of transmittal and instructions on how to obtain the Zillow merger consideration or Trulia merger consideration, as applicable.

Q:	What equity stake will former Zillow shareholders and former Trulia stockholders hold in Holdco?

A:	Based on shares of common stock, stock options, restricted stock units, and stock appreciation rights of Zillow and Trulia, as applicable, and shares of Trulia common stock issuable upon conversion of Trulia’s outstanding convertible notes, in each case outstanding as of June 30, 2014, immediately following the closing of the mergers, Zillow shareholders would hold approximately 67% of Holdco common stock and Trulia stockholders would hold approximately 33% of Holdco common stock, on a fully-diluted basis. The actual relative ownership percentages of Zillow shareholders and Trulia stockholders in Holdco immediately after completion of the mergers will vary based on the number of outstanding shares of common stock and securities exercisable or convertible into common stock of Zillow and Trulia immediately prior to completion of the mergers.

Q:	What equity stake will Zillow’s founders hold in Holdco?

A:	As of October 9, 2014, the holdings of Zillow’s founders, Richard Barton and Lloyd Frink, represented approximately 39% and 25%, respectively, of the voting power of Zillow’s outstanding capital stock (without giving effect to the Zillow voting agreement, as defined below). Upon closing of the mergers, Mr. Barton’s holdings and Mr. Frink’s holdings would represent approximately 33% and 22%, respectively, of the voting power of Holdco’s capital stock based on the outstanding shares of Zillow and Trulia as of October 9, 2014 and assuming no Zillow or Trulia stock options, restricted stock units, stock appreciation rights, or convertible notes are exercised, settled, or converted, as applicable, between October 9, 2014 and the effective times of the mergers. As a result, as of the closing of the mergers, Zillow’s founders will have the ability to elect all of Holdco’s directors and to determine the outcome of most matters submitted for a vote of Holdco shareholders.

Q:	How do I calculate the value of the Zillow Class A merger consideration?

A:	Because Holdco will issue a fixed number of shares of Holdco common stock in exchange for each share of Zillow common stock, the value of the Zillow Class A merger consideration that Zillow Class A shareholders will receive in the Zillow merger for each share of Zillow Class A common stock will depend on the price per share of Zillow Class A common stock at the time the Zillow merger is completed. That price will not be known at the time of the Zillow special meeting and may be greater or less than the current price of Zillow Class A common stock or the price of Zillow Class A common stock at the time of the special meeting.

Based on the closing price of $158.86 per share of Zillow Class A common stock on NASDAQ on July 25, 2014, the last trading day before the public announcement of the merger agreement, the Zillow Class A merger consideration represented $158.86 per share of Zillow Class A common stock on July 25, 2014. Based on the closing price of $[—] per share of Zillow Class A common stock on NASDAQ on [—], 2014, the latest practicable date before the printing of this joint proxy statement/prospectus, the Zillow Class A merger consideration represented $[—] per share of Zillow Class A common stock.

Q:	How do I calculate the value of the Trulia merger consideration?

A:

Because Holdco will issue a fixed portion of a share of Holdco Class A common stock in exchange for each share of Trulia common stock, the value of the Trulia merger consideration that Trulia stockholders will receive in the Trulia merger for each share of Trulia common stock will depend on the price per share of Zillow Class A common stock at the time the Trulia merger is completed. That price will not be known at the time of the Trulia special meeting and may be greater or less than the current price of Zillow Class A common stock or the price of Zillow Class A common stock at the time of the special meeting.

Based on the closing price of $158.86 per share of Zillow Class A common stock on NASDAQ on July 25, 2014, the last trading day before the public announcement of the merger agreement, the Trulia merger consideration represented approximately $70.53 per share of Trulia common stock, a premium of 25% over the closing price of $56.35 per share of Trulia common stock on the New York Stock Exchange (the “NYSE”), on July 25, 2014. Based on the closing price of $[—] per share of Zillow Class A common stock on NASDAQ on [—], 2014, the latest practicable date before the printing of this joint proxy statement/prospectus, the Trulia merger consideration represented approximately $[—] per share of Trulia common stock.

Q:	When do you expect the mergers to be completed?

A:	Zillow and Trulia are working to complete the mergers as quickly as possible, and we anticipate they will be completed in 2015. The mergers are subject to various regulatory approvals and other conditions, however, which are described in more detail in this joint proxy statement/prospectus, and it is possible that factors outside the control of either company could result in the mergers being completed at a later time, or not at all.

Q:	What are the conditions to the completion of the mergers?

A:	In addition to both the approval of the merger agreement and the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation by the shareholders of Zillow and the stockholders of Trulia, the completion of the mergers is subject to the satisfaction of a number of other conditions, including expiration or termination of U.S. antitrust waiting periods and the absence of a material adverse effect with respect to each of Zillow and Trulia. For additional information on the regulatory clearances required to complete the mergers, please see “The Mergers — Regulatory Approvals” beginning on page 144. For further information on the conditions to the completion of the mergers, please see “The Merger Agreement — Conditions to the Mergers” beginning on page 169. For further information on the nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, please see “Proposal No. 2: Approval of Authorization of Nonvoting Class C Capital Stock in Holdco’s Amended and Restated Articles of Incorporation by Zillow Shareholders and Trulia Stockholders” beginning on page 179.

Q:	What effects will the mergers have on Zillow and Trulia?

A:	Upon completion of the mergers, each of Zillow and Trulia will cease to be a publicly traded company and will be wholly owned by Holdco, which means that Holdco will be the only shareholder of Zillow and the only stockholder of Trulia. As a result, you will own shares in Holdco only and will not directly own any shares in Zillow or Trulia. Following completion of the mergers, the registration of Zillow’s Class A common stock and Trulia’s common stock and their reporting obligations with respect to their common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated. In addition, following completion of the mergers, shares of Zillow Class A common stock will no longer be quoted on NASDAQ or any other stock exchange or quotation system, and shares of Trulia common stock will no longer be quoted on the NYSE or any other stock exchange or quotation system. Although you will no longer be a shareholder of Zillow or a stockholder of Trulia, as applicable, you will have an indirect interest in both Zillow and Trulia through your ownership of Holdco common stock. If you become a Holdco shareholder, you can expect that the value of your investment will depend, among other things, on the performance of both Zillow and Trulia and Holdco’s ability to integrate the two companies.

Q:	What effects will the mergers have on Holdco?

A:	Upon completion of the mergers, Holdco will become the holding company of Zillow and Trulia and will become a new public company. As a condition to closing, the shares of Holdco Class A common stock issued in connection with the mergers must be authorized for listing on NASDAQ.

Q:	What is the purpose of authorizing Holdco Class C capital stock?

A:	The authorization of the Holdco Class C capital stock in Holdco’s amended and restated articles of incorporation provides Holdco with the flexibility to issue Holdco Class C capital stock in the future without diluting the relative voting interests of holders of Holdco Class A common stock and Holdco Class B common stock. Although Holdco presently has no specific plans, arrangements, or understanding for the issuance of Holdco Class C capital stock following the mergers, the Holdco Class C capital stock could, for example, be used in the future to raise equity capital, make strategic acquisitions for stock, and contribute to existing and future employee benefit and equity incentive plans used to attract, retain and motivate employees of Holdco, Zillow and Trulia. The Holdco Class C capital stock could also be used in connection with stock dividends or stock splits, convertible debt offerings, and other uses as are permissible under Holdco’s charter documents and governing law.

The Zillow board and the Trulia board believe that providing the Holdco board with the flexibility to issue nonvoting Holdco Class C capital stock in the future for any of the purposes described above and other corporate purposes would facilitate continued growth while enabling Holdco to be managed based on long-term objectives. This is a guiding principle upon which Zillow has been managed since its inception. The Zillow board and the Trulia board believe that authorization of the Holdco Class C capital stock provides the Holdco board with additional flexibility to continue to pursue long-term objectives and is therefore in the best interests of Zillow shareholders and Trulia stockholders, respectively, and Holdco shareholders following the mergers.

As discussed in “Proposal No. 2: Approval of Authorization of Nonvoting Class C Capital Stock in Holdco’s Amended and Restated Articles of Incorporation by Zillow Shareholders and Trulia Stockholders—Interests of Certain Persons”, upon closing of the mergers, Mr. Barton’s holdings and Mr. Frink’s holdings would represent approximately 33% and 22%, respectively, of the voting power of Holdco’s capital stock based on the outstanding shares of Zillow and Trulia as of October 9, 2014 and assuming no Zillow or Trulia stock options, restricted stock units, stock appreciation rights, or convertible notes are exercised, settled, or converted, as applicable, between October 9, 2014 and the effective times of the mergers. As a result, as of the closing of the mergers, Zillow’s founders will have the ability to elect all of Holdco’s directors and to determine the outcome of most matters submitted for a vote of Holdco shareholders. If the Holdco board elects to issue Holdco Class C capital stock in the future, any such issuances would not dilute the voting power of the holders of Holdco’s Class A common stock or Class B common stock, which could have the effect of prolonging the duration of the Zillow founders’ voting control of Holdco.

Q:	What happens if the mergers are not completed?

A:	If the merger agreement is not approved by the Zillow shareholders or adopted by the Trulia stockholders, or if the mergers are not completed for any other reason, neither Zillow shareholders nor Trulia stockholders will receive any merger consideration for their shares of Zillow common stock or Trulia common stock pursuant to the merger agreement or otherwise. Instead, Zillow and Trulia will remain separate public companies, and each company expects that its common stock will continue to be registered under the Exchange Act and traded on NASDAQ and the NYSE, respectively. If the merger agreement is terminated in certain specified circumstances, Zillow or Trulia, as applicable, would be required to pay the other a termination fee of $69.8 million. In addition, the merger agreement provides that, in certain other specified circumstances, Zillow would be required to pay Trulia a termination fee of $150 million. See “The Merger Agreement — Termination Fees; Expenses” for additional information, beginning on page 172.

Q:	Where can I find information about Zillow and Trulia?

A:	You can find information about Zillow and Trulia by reading this joint proxy statement/prospectus and the documents described in the section entitled “Where You Can Find More Information” beginning on page 223.

Q:	What will happen to stock options and other stock awards to acquire Zillow Class A common stock?

A:	Generally, each Zillow stock option and restricted stock unit that is outstanding (whether or not vested or exercisable) as of the effective time of the Zillow merger will be assumed by Holdco and converted into awards of Holdco Class A common stock and will remain subject to the same terms, conditions and restrictions as the original option or award. Any unvested shares of Zillow Class A common stock that are subject to a repurchase option, risk of forfeiture or other condition as of the effective time of the Zillow merger will be exchanged for shares of Holdco Class A common stock that will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. Each Zillow restricted unit that is outstanding as of the effective time of the Zillow merger will be assumed by Holdco and converted into the right to receive Holdco Class A common stock and will remain subject to the same terms, conditions and restrictions as the original restricted unit. More information on the effects of the Zillow merger on the Zillow stock options and other stock awards may be found in the section entitled “The Merger Agreement — Treatment of Zillow Stock Options, Restricted Stock Units, and Other Stock Awards” beginning on page 155.

Q:	What will happen to stock options and other stock awards to acquire Trulia common stock?

A:	Generally, each Trulia stock option, restricted stock unit, and stock appreciation right that is outstanding (whether or not vested or exercisable) as of the effective time of the Trulia merger will be assumed by Holdco and converted into awards of Holdco Class A common stock and will remain subject to the same terms, conditions and restrictions as the original option or award, subject to specified adjustments to reflect the effect of the Trulia exchange ratio. Each outstanding unvested Trulia stock option and restricted stock unit held by a member of the Trulia board of directors who is not an employee of Trulia or any subsidiary of Trulia will become fully vested immediately prior to the effective time of the Trulia merger in accordance with the terms of the applicable award agreements. More information on the effects of the Trulia merger on the Trulia stock options and other stock awards may be found in the section entitled “The Merger Agreement — Treatment of Trulia Stock Options, Restricted Stock Units, and Other Stock Awards” beginning on page 156.

Q:	What vote is required to approve each Zillow proposal?

A:	Proposal to Approve the Merger Agreement by Zillow Shareholders: Approving the merger agreement requires the affirmative vote of the holders of at least a majority of the voting power of the shares of Zillow Class A common stock and Zillow Class B common stock outstanding as of the Zillow record date (as defined below) and entitled to vote thereon, voting together as a single voting group. A Zillow shareholder’s failure to submit a proxy card or to vote in person at the Zillow special meeting, an abstention from voting, or failure of a Zillow shareholder who holds his, her or its shares in “street name” through a broker, bank, or other nominee to give voting instructions to the broker, bank, or nominee will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Proposal to Approve the Authorization of Nonvoting Class C Capital Stock by Zillow Shareholders: Approving the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires that the number of votes cast “FOR” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as single voting group, exceeds the number of votes cast “AGAINST” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as a single voting group. Abstentions, broker non-votes and shares not in attendance at the Zillow special meeting will have no effect on the outcome of the vote to approve the authorization of the nonvoting stock in Holdco’s amended and restated articles of incorporation. If this Proposal No. 2 to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation is not approved by Zillow shareholders, the mergers will not be completed, even if the proposal to approve the merger agreement (Proposal No. 1) is approved.

Proposal to Approve the Adjournment of the Zillow Special Meeting: Approving the adjournment of the Zillow special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires that the number of votes cast “FOR” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as single voting group, exceeds the number of votes cast “AGAINST” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as a single voting group. Abstentions, broker non-votes and shares not in attendance at the Zillow special meeting will have no effect on the outcome of any vote to adjourn the Zillow special meeting.

In connection with entering into the merger agreement, Richard Barton and Lloyd Frink, Zillow’s founders, in their individual capacities, entered into a voting agreement with each other (the “Zillow voting agreement”) pursuant to which they agreed to, among other things, vote their shares of Zillow common stock in favor of the merger agreement and in favor of approval of the mergers and any other transactions contemplated by the merger agreement. As of the Zillow record date, Messrs. Barton and Frink together beneficially owned and were entitled to vote [—] shares of Zillow Class A common stock and 6,217,447 shares of Zillow Class B common stock, or approximately [—]% of the voting power of Zillow common stock outstanding on that date. As a result of their beneficial ownership and voting control of more than a majority of the outstanding voting power of the shares of Zillow Class A common stock and Zillow Class B common stock, Messrs. Barton and Frink will have the power to approve each of the Zillow proposals without the affirmative vote of any other Zillow shareholder.

Q:	What vote is required to approve each Trulia proposal?

A:	Proposal to Adopt the Merger Agreement by Trulia Stockholders: Adopting the merger agreement requires the affirmative vote of the holders of a majority of the shares of Trulia common stock outstanding and entitled to vote on that proposal. A Trulia stockholder’s failure to submit a proxy card or to vote in person at the Trulia special meeting, an abstention from voting, or failure of a Trulia stockholder who holds his, her or its shares in “street name” through a broker, bank or other nominee to give voting instructions to the broker, bank, or other nominee will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Approve the Authorization of Nonvoting Class C Capital Stock by Trulia Stockholders: Approving the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires the affirmative vote of holders of a majority of the shares of Trulia common stock present, in person or by proxy, at the Trulia special meeting and entitled to vote on that proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, while broker non-votes and shares not in attendance at the Trulia special meeting will have no effect on the outcome of the vote to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation. If this Proposal No. 2 to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation is not approved by Trulia stockholders, the mergers will not be completed, even if the proposal to adopt the merger agreement (Proposal No. 1) is approved.

Proposal to Approve the Adjournment of the Trulia Special Meeting: Approving the adjournment of the Trulia special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires the affirmative vote of holders of a majority of the shares of Trulia common stock present, in person or by proxy, at the Trulia special meeting and entitled to vote on that proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve the adjournment proposal, while broker non-votes and shares not in attendance at the Trulia special meeting will have no effect on the outcome of any vote to adjourn the Trulia special meeting.

Q:	What is the recommendation of the Zillow board of directors?

A:	The Zillow board unanimously (1) adopted the merger agreement and approved the transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement, (2) determined that the mergers are fair to, and in the best interests of, Zillow and its shareholders, (3) authorized management to take such actions as are necessary or advisable to effect the transactions contemplated by the merger agreement, including submitting the merger agreement to the Zillow shareholders for approval at the Zillow special meeting, and (4) recommended that Zillow shareholders approve the merger agreement.

The Zillow board unanimously recommends that Zillow shareholders vote:

•	“FOR” the proposal to approve the merger agreement;

•	“FOR” the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

•	“FOR” the proposal to approve the adjournment of the Zillow special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

Q:	What is the recommendation of the Trulia board of directors?

A:	The Trulia board (1) determined that the merger agreement and the Trulia merger are in the best interests of Trulia and its stockholders, (2) approved the merger agreement and the transactions contemplated by the merger agreement, including the Trulia merger, and declared the merger agreement advisable, (3) recommended that the Trulia stockholders adopt the merger agreement, and (4) directed that the merger agreement be submitted for consideration by the Trulia stockholders at the Trulia special meeting.

The Trulia board recommends that Trulia stockholders vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

•	“FOR” the proposal to approve the adjournment of the Trulia special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

Q:	What are the positive and negative factors that the Zillow board considered in connection with the mergers?

A:

The Zillow board considered the following positive factors, among others: (1) the fact that Trulia’s business and operations complement those of Zillow, (2) the fact that Trulia’s earnings, and the synergies potentially available in the mergers (which are expected to be at least $100 million in annualized cost savings by 2016), create the opportunity for the combined company, through Holdco, to have superior future earnings and prospects compared to Zillow’s future earnings and prospects on a stand-alone basis, (3) the expectation that the mergers would be accretive to non-GAAP earnings per share in the first full fiscal year following the closing, and (4) holders of Zillow Class A common stock will receive registered shares of Holdco Class A common stock pursuant to the Zillow merger, the potential that the value of Holdco common stock will increase after the completion of the mergers and that Zillow shareholders would share in any increase in that value. The Zillow board also considered the following factors and potential risks associated with the mergers, among others: (1) the difficulty inherent in integrating the business, assets and workforces of two large public companies and the risk that the cost savings, synergies and other benefits expected to be obtained in the transactions contemplated by the merger agreement might not be fully realized, (2) the possibility of significant costs and delays resulting from seeking regulatory approvals necessary to complete the transactions contemplated by the merger agreement, (3) the possibility that the mergers may not be completed if such approvals are not obtained, and (4) the potential negative impacts on Zillow, its business and its Class A common stock price if such approvals are not obtained. See “The Mergers — Recommendation of the Zillow Board; Zillow’s Reasons for the Merger” beginning on page 102.

Q:	What are the positive and negative factors that the Trulia board considered in connection with the mergers?

A:	The Trulia board considered the following positive factors, among others: (1) the fact that Trulia’s business and operations complement those of Zillow, (2) the expected synergies to be realized by the combined company, and the opportunity of the combined company, through Holdco, to have superior future earnings and prospects compared to Trulia’s future earnings and prospects on a stand-alone basis, (3) the fact that holders of Trulia common stock will receive registered shares of Holdco Class A common stock pursuant to the Trulia merger, (4) the potential that the value of Holdco Class A common stock will increase after the completion of the mergers, and the participation of Trulia stockholders in any increase in that value, (5) the value of the consideration to be received by Trulia stockholders as a result of the Trulia merger and the relationship between the current and historical market values of the Trulia common stock, including the premium to the unaffected price of Trulia common stock and the percentage of the combined company that Trulia stockholders would own following the mergers and (6) the terms and conditions of the merger agreement, including the extent of Zillow’s commitments to obtain the required regulatory approvals for the mergers, the ability of Trulia to negotiate with third parties concerning certain unsolicited competing acquisition proposals if Trulia were to receive such a proposal prior to the adoption of the merger agreement by the Trulia stockholders, and to terminate the merger agreement to accept a superior proposal under certain circumstances, and the termination fees and circumstances under which such fees are payable to Trulia. The Trulia board also considered the following factors and potential risks associated with the mergers, among others: (1) the fact that the exchange ratio is fixed, which means that Trulia stockholders could be adversely affected by a decrease in the trading price of Zillow Class A common stock during the pendency of the transaction, (2) the fact that Trulia stockholders will receive Holdco Class A common stock in the Trulia merger, which is the lower vote common stock in Holdco’s capital structure, (3) the possibility of significant costs and delays resulting from seeking regulatory approvals necessary to complete the transactions contemplated by the merger agreement, the possibility that the transactions may not be completed if such approvals are not obtained, and the potential negative impacts on Trulia, its business, and the price of Trulia common stock if such approvals are not obtained, (4) the fact that the integration of Trulia and Zillow may be complex and time consuming and may require substantial resources and effort, and the risk that if Holdco is not successfully integrated, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected, and (5) the possibility that anticipated strategic and other benefits to Trulia and the combined company through Holdco following completion of the mergers, including the expected synergies, will not be realized or will take longer to realize than expected. See “The Mergers — Recommendation of the Trulia Board; Trulia’s Reasons for the Merger” beginning on page 117.

Q:	Who will be on the Holdco board of directors following completion of the mergers?

A:	Effective as of immediately after the Zillow merger, the Holdco board will have ten members and include all of the individuals who are directors of Zillow immediately prior to the Zillow merger of which there are eight as of the date of this joint proxy statement/prospectus and two individuals who are then directors of Trulia. The merger agreement provides that the two Trulia board designees will be mutually agreed to by Trulia and Zillow before completion of the mergers. As of the date of this joint proxy statement/prospectus, Trulia and Zillow have determined that one of the Trulia board designees will be Peter Flint and no determination has been made as to the identity of the other Trulia board designee. The Trulia board designees are expected to be finally determined by Trulia and Zillow no later than 30 days prior to the completion of the mergers.

Q:	What are the material U.S. federal income tax consequences to Zillow shareholders and Trulia stockholders of the mergers?

A:	Shearman & Sterling LLP, counsel to Zillow (“Shearman & Sterling”), and Goodwin Procter LLP, counsel to Trulia (“Goodwin Procter”), are of the opinion that each of the mergers will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, a U.S. holder of either Zillow common stock or Trulia common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of such U.S. holder’s shares of Zillow common stock or Trulia common stock for shares of Holdco common stock pursuant to the mergers, except with respect to cash received in lieu of fractional shares of Holdco common stock.

Q:	Are Zillow shareholders entitled to appraisal or dissenters’ rights?

A:	Yes. Under Washington corporate law, holders of Zillow common stock are entitled to exercise dissenters’ rights in connection with the Zillow merger. More information on dissenters’ rights may be found in the section entitled “The Mergers — Appraisal/Dissenters’ Rights” beginning on page 148.

Q:	Are Trulia stockholders entitled to appraisal rights?

A:	No. Under Delaware corporate law, holders of Trulia common stock are not entitled to appraisal rights in connection with the Trulia merger.

Q:	If the mergers are completed, when can I expect to receive the Zillow merger consideration for my shares of Zillow common stock?

A:	As soon as reasonably practicable after the effective time of the Zillow merger, Holdco will cause an exchange agent to mail to each holder of record of Zillow common stock immediately prior to the effective time of the Zillow merger a form of letter of transmittal and instructions for use in effecting the exchange of Zillow common stock for the Zillow merger consideration. After receiving the proper documentation from a holder of Zillow common stock, the exchange agent will deliver the Holdco common stock (and cash in lieu of any fractional share of Holdco common stock) to which the holder is entitled under the merger agreement. More information on the exchange of Zillow common stock may be found in the section entitled “The Mergers — Exchange of Certificates; No Fractional Shares” beginning on page 142.

Q:	If the mergers are completed, when can I expect to receive the Trulia merger consideration for my shares of Trulia common stock?

A:	As soon as reasonably practicable after the effective time of the Trulia merger, Holdco will cause an exchange agent to mail to each holder of record of Trulia common stock immediately prior to the effective time of the Trulia merger a form of letter of transmittal and instructions for use in effecting the exchange of Trulia common stock for the Trulia merger consideration. After receiving the proper documentation from a holder of Trulia common stock, the exchange agent will deliver the Holdco common stock (and cash in lieu of any fractional share of Holdco common stock) to which the holder is entitled under the merger agreement. More information on the exchange of Trulia common stock may be found in the section entitled “The Mergers — Exchange of Certificates; No Fractional Shares” beginning on page 142.

Q:	What happens if I sell my shares of Zillow common stock or Trulia common stock before the applicable special meeting?

A:

The record date for the Zillow special meeting (the “Zillow record date”) and the record date for the Trulia special meeting (the “Trulia record date”) are earlier than the date of the special meetings and the date that the mergers are expected to be completed. If you transfer your shares after the applicable record date, but before the applicable special meeting, unless the transferee requests a proxy, you will retain your right to vote at the special meeting, but you will have transferred to the transferee the right to receive the Zillow merger consideration or the Trulia merger consideration, as applicable, in the mergers. In order to receive the Zillow merger consideration or the Trulia merger consideration, as applicable, you must hold your shares through the completion of the mergers.

Q:	What happens if I sell my shares of Zillow common stock or Trulia common stock after the applicable special meeting, but before the completion of the mergers?

A:	If you transfer your shares after the applicable special meeting, but before the completion of the mergers, you will have transferred the right to receive the Zillow merger consideration or the Trulia merger consideration, as applicable, in the mergers. In order to receive the Zillow merger consideration or the Trulia merger consideration, as applicable, you must hold your shares of Zillow common stock or Trulia common stock, as applicable, through the completion of the mergers.

About the Special Meetings

Q:	When and where will the Zillow and Trulia special meetings be held?

A:	Zillow: The Zillow special meeting will be held at [—] on [—], 2014, at [—] Pacific time, unless the Zillow special meeting is adjourned or postponed.

Trulia: The Trulia special meeting will be held at [—] on [—], 2014, at [—] Pacific time, unless the Trulia special meeting is adjourned or postponed.

Q:	What constitutes a quorum?

A:	Zillow Special Meeting: A quorum is the minimum number of shares required to be present at the Zillow special meeting for the meeting to be properly held under Zillow’s amended and restated bylaws and Washington law. The presence, in person or represented by proxy, of holders of a majority of the total votes entitled to be cast at the Zillow special meeting will constitute a quorum at the meeting. In the absence of a quorum, a majority of the votes represented at the Zillow special meeting, present in person or represented by proxy, will have the power to adjourn the Zillow special meeting.

Trulia Special Meeting: A quorum is the minimum number of shares required to be present at the Trulia special meeting for the meeting to be properly held under Trulia’s amended and restated bylaws and Delaware law. The presence, in person or represented by proxy, of holders of a majority of all issued and outstanding shares of common stock entitled to vote at the Trulia special meeting will constitute a quorum at the meeting. In the absence of a quorum, the chairperson of the Trulia special meeting or the holders of Trulia common stock entitled to vote at the Trulia special meeting, present in person or represented by proxy, will have the power to adjourn the Trulia special meeting.

Q:	Who is entitled to vote at the Zillow and Trulia special meetings?

A:	Zillow Special Meeting: Only holders of record of shares of Zillow common stock at the close of business on the Zillow record date of [—], 2014, will be entitled to vote at the Zillow special meeting. As of the Zillow record date, there were [—] shares of Zillow Class A common stock and [—] shares of Zillow Class B common stock outstanding and entitled to vote at the Zillow special meeting.

Trulia Special Meeting: Only holders of record of shares of Trulia common stock at the close of business on the Trulia record date of [—], 2014, will be entitled to vote at the Trulia special meeting. As of the Trulia record date, there were [—] shares of Trulia common stock outstanding and entitled to vote at the Trulia special meeting.

Q:	How many votes do I have?

A:	Zillow: Each outstanding share of Zillow Class A common stock entitles its holder to cast one vote, and each outstanding share of Zillow Class B common stock entitles its holder to cast ten votes.

Trulia: Each outstanding share of Trulia common stock entitles its holder to cast one vote.

Q:	What if I hold shares in both Zillow and Trulia?

A:	If you are both a Zillow shareholder and a Trulia stockholder, you will receive two separate packages of proxy materials. A vote as a Zillow shareholder for the proposal to approve the merger agreement will not constitute a vote as a Trulia stockholder for the proposal to adopt the merger agreement, or vice versa. Therefore, please mark, sign, date, and return all proxy cards that you receive, whether from Zillow or Trulia, or submit proxies as both a Zillow shareholder and a Trulia stockholder over the Internet or by telephone.

Q:	May I attend the Zillow special meeting?

A:	Yes. You are entitled to attend the Zillow special meeting if you were a Zillow shareholder of record, or a beneficial owner of Zillow common stock, as of the close of business on the Zillow record date, or you hold a valid proxy for the Zillow special meeting. You should be prepared to present a form of photo identification, such as a driver’s license, and, if your shares are held in “street name,” a copy of a bank or brokerage statement reflecting your stock ownership as of the Zillow record date. For additional information, see “The Zillow Special Meeting — Attending the Zillow Special Meeting” beginning on page 84.

Q:	May I attend the Trulia special meeting?

A:	Yes. You are entitled to attend the Trulia special meeting if you were a Trulia stockholder of record, or a beneficial owner of Trulia common stock, as of the close of business on the Trulia record date, or you hold a valid proxy for the Trulia special meeting. You should be prepared to present a form of photo identification, such as a driver’s license, and, if you are a stockholder of record, present the admission ticket included with this joint proxy statement/prospectus. If you hold your shares in “street name,” you need to bring a copy of a bank or brokerage statement reflecting your stock ownership as of the Trulia record date. For additional information, see “The Trulia Special Meeting — Attending the Trulia Special Meeting” beginning on page 90.

Q:	My shares are held in “street name” by my broker. Will my broker automatically vote my shares for me?

A:	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name.” If this is the case, this joint proxy statement/prospectus has been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.”

Under the Delaware General Corporation Law (the “DGCL”) and the Washington Business Corporation Act (the “WBCA”), broker non-votes will not be counted for purposes of determining the presence or absence of a quorum at the Zillow special meeting or the Trulia special meeting. Further, under the current rules of NASDAQ and the NYSE, brokers do not have discretionary authority to vote on any of the Zillow proposals or any of the Trulia proposals. To the extent there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposals to approve and adopt the merger agreement, as applicable, but will have no effect on the other proposals.

Q:	What do I need to do now?

A:	Read and consider the information contained in this joint proxy statement/prospectus carefully, and then please vote your shares as soon as possible so that your shares may be represented at the applicable special meeting.

Q:	How do I vote?

A:	If you are a registered holder of record, you can vote in person by completing a ballot at your company’s special meeting, or you can vote by proxy before the special meeting. Even if you plan to attend your company’s special meeting, we encourage you to vote your shares by proxy as soon as possible. After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark, sign, and date the proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be voted at your company’s special meeting.

If your shares of Zillow common stock or Trulia common stock are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares, and you may vote by following the instructions provided by the bank, broker or other nominee holding your shares. Since a beneficial owner is not a shareholder or stockholder of record, you may not vote your shares in person at your company’s special meeting unless you obtain a legal proxy from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the applicable special meeting.

For detailed information, see “The Zillow Special Meeting — How to Vote” beginning on page 83 and “The Trulia Special Meeting — How to Vote” beginning on page 89. YOUR VOTE IS VERY IMPORTANT.

Q:	What happens if I do not indicate how to vote on my proxy card?

A:	If you are a registered holder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Zillow board, in the case of Zillow common stock, or as recommended by the Trulia board, in the case of Trulia common stock.

Q:	Can I change my vote after I have submitted a proxy by telephone or over the Internet or submitted my completed proxy card?

A:	Yes. Shareholders of record may revoke a proxy at any time before it is exercised at the Zillow special meeting or the Trulia special meeting, as applicable. To do this, you must:

•	enter a new vote by telephone or over the Internet by the date and time indicated on the applicable proxy card or voter instruction form;

•	deliver another duly executed proxy card or voter instruction form bearing a later date to the addressee named in the proxy card or voter instruction form prior to the vote at the applicable special meeting;

•	in the case of the Zillow special meeting, provide written notice of the revocation to Zillow’s Corporate Secretary at Zillow, Inc., 1301 Second Avenue, Floor 31, Seattle, Washington 98101;

•	in the case of the Trulia special meeting, provide written notice of the revocation to Trulia’s Corporate Secretary at Trulia, Inc., 116 New Montgomery Street, Suite 300, San Francisco, California 94105; or

•	attend the Zillow special meeting or the Trulia special meeting, as applicable, and vote in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If your shares are held in “street name,” you must contact your broker, bank or nominee to revoke and vote your proxy. If you have questions about how to vote or revoke your proxy, you should contact Zillow’s proxy solicitor, Georgeson Inc., toll-free at (800) 868-1391, or Trulia’s proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500, as applicable.

Q:	What should shareholders or stockholders do if they receive more than one set of voting materials for a special meeting?

A:	You may receive more than one set of voting materials for a special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date, and return each proxy card and voting instruction form that you receive. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	How can I find out the results of the votes?

A:	Each of Zillow and Trulia will publicly announce final voting results as promptly as practicable after the applicable special meeting is completed. Preliminary voting results may be announced at the special meetings.

Q:	Who is paying for this proxy solicitation?

A:	Zillow will bear the entire cost of soliciting proxies from Zillow shareholders and Trulia will bear the entire cost of soliciting proxies from Trulia stockholders, except that Zillow and Trulia will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus and Zillow will pay the expenses relating to the filing fee incurred in filing the Registration Statement on Form S-4 and all amendments thereto with the Securities and Exchange Commission (the “SEC”). In addition to this mailing, each of Zillow’s and Trulia’s directors, officers, and employees (who will not receive any additional compensation for those services) may solicit proxies. Solicitation of proxies will be undertaken through mail, in person, by telephone, and via the Internet and video conference. Each of Zillow and Trulia may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in forwarding proxy and solicitation materials to the beneficial owners of Zillow common stock and Trulia common stock, as applicable, and in obtaining voting instructions from those beneficial owners.

Q:	Whom should I call if I have questions about the proxy materials or voting procedures?

A:	If you have questions about the mergers, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are a Zillow shareholder, you should contact Georgeson Inc., the proxy solicitation agent for Zillow, by mail at 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey 07310, by telephone at (800) 868-1391 (toll-free), or by email at Zillow@Georgeson.com.

If you are a Trulia stockholder, you should contact MacKenzie Partners, Inc., the proxy solicitation agent for Trulia, by mail at 105 Madison Avenue, New York, New York 10016, by telephone at (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or by email at proxy@mackenziepartners.com.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

SUMMARY

The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, shareholders of Zillow and stockholders of Trulia are encouraged to carefully read this entire joint proxy statement/prospectus, its annexes, and the documents referred to or incorporated by reference in this joint proxy statement/prospectus. Items in this summary include cross references directing you to a more complete description of that item. Please see “Where You Can Find More Information” beginning on page 223.

Information About the Companies (page 80)

Zillow, Inc.

Zillow, Inc. was incorporated as a Washington corporation effective December 13, 2004, and launched the initial version of its website, Zillow.com, in February 2006. Zillow operates the leading real estate and home-related information marketplaces on mobile and the Web, with a complementary portfolio of brands and products to help people find vital information about homes and connect with local professionals. Zillow’s principal executive offices are located at 1301 Second Avenue, Floor 31, Seattle, Washington 98101, and its telephone number is (206) 470-7000. Zillow’s website address is www.zillow.com. In addition, Zillow maintains a Facebook page at www.facebook.com/zillow and a twitter feed at www.twitter.com/zillow. Information contained on, or that can be accessed through, Zillow’s website, Facebook page or twitter feed does not constitute part of this joint proxy statement/prospectus and inclusions of its website address, Facebook page address and twitter feed address in this joint proxy statement/prospectus are inactive textual references only.

Trulia, Inc.

Trulia, Inc. was incorporated as a Delaware corporation effective June 1, 2005 as Realwide, Inc. On September 22, 2005, it changed its name to Trulia, Inc. Trulia’s online marketplace and mobile applications help consumers research homes and neighborhoods and provide a broad array of information to help them in the buying and selling processes. Trulia also helps real estate professionals market themselves and their listings. Trulia’s subscription-based real estate marketing and software products provide real estate professionals with access to transaction-ready consumers and help them grow and manage their businesses. Trulia’s principal executive offices are located at 116 New Montgomery Street, Suite 300, San Francisco, CA 94105, and its telephone number is (415) 648-4358. Trulia’s website address is www.trulia.com. Information contained on, or that can be accessed through, Trulia’s website does not constitute part of this joint proxy statement/prospectus, and inclusion of Trulia’s website address in this joint proxy statement/prospectus is an inactive textual reference only.

Zebra Holdco, Inc.

Zebra Holdco, Inc. was incorporated as a Washington corporation effective July 25, 2014, solely for the purpose of effecting the mergers. As described below in “— The Mergers” and more fully in “The Mergers” and “The Merger Agreement,” following the completion of the mergers, Zillow and Trulia will each become a wholly owned subsidiary of Holdco. Holdco intends to apply to list its Class A common stock on NASDAQ under the symbol “Z,” subject to official notice of issuance. Holdco’s principal executive offices are located at 1301 Second Avenue, Floor 31, Seattle, Washington 98101, and its telephone number is (206) 470-7000.

The Mergers and the Merger Agreement (pages 93 and 154)

Zillow, Holdco and Trulia have entered into the merger agreement providing for Zillow’s acquisition of Trulia under a new holding company, Holdco. As a result of the transactions contemplated by the merger agreement, former Zillow shareholders and former Trulia stockholders will own stock in Holdco, the Class A common stock of which is expected to be listed for trading on NASDAQ. Pursuant to the merger agreement, Zillow Merger Sub will be merged with and into Zillow, and Trulia Merger Sub will be merged with and into Trulia. As a result of the mergers, Zillow and Trulia will each become a wholly owned subsidiary of Holdco.

Merger Consideration to Be Received by Zillow Shareholders (page 155)

Upon completion of the Zillow merger, (1) each outstanding share of Zillow Class A common stock, other than the Zillow excluded shares (as defined below) and Zillow dissenting shares, will be converted into the right to receive one share of fully paid and nonassessable Holdco Class A common stock and (2) each outstanding share of Zillow Class B common stock, other than the Zillow excluded shares and Zillow dissenting shares, will be converted into the right to receive one share of fully paid and nonassessable Holdco Class B common stock. Shares of Zillow common stock held by Zillow, Holdco, Trulia or any direct or indirect wholly owned subsidiary of Zillow or Trulia (the “Zillow excluded shares”) will be canceled and will not be converted into any shares of Holdco common stock or other consideration.

Zillow shareholders will not receive any fractional shares of Holdco common stock in the Zillow merger. Instead of receiving any fractional shares, each holder of Zillow common stock will be paid an amount in cash (without interest) equal to such fractional amount multiplied by the last reported sale price of Zillow Class A common stock on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Zillow and Trulia) on the last complete trading day prior to the date of the effective time of the Zillow merger.

Merger Consideration to Be Received by Trulia Stockholders (page 155)

Upon completion of the Trulia merger, each outstanding share of Trulia common stock, other than the Trulia excluded shares (as defined below), will be converted into the right to receive 0.444 of a share of fully paid and nonassessable Holdco Class A common stock. Shares of Trulia common stock that are held by Trulia, Holdco, Zillow, or any direct or indirect wholly owned subsidiary of Trulia or Zillow (the “Trulia excluded shares”) will be canceled and will not be converted into any shares of Holdco common stock or other consideration.

Trulia stockholders will not receive any fractional shares of Holdco common stock in the Trulia merger. Instead of receiving any fractional shares, each holder of Trulia common stock will be paid an amount in cash (without interest) equal to such fractional amount multiplied by the last reported sale price of Zillow Class A common stock on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Zillow and Trulia) on the last complete trading day prior to the date of the effective time of the Trulia merger.

Total Holdco Shares to Be Issued

Based on the number of shares of Zillow and Trulia common stock outstanding as of October 9, 2014, and assuming no Zillow or Trulia stock options, restricted stock units, stock appreciation rights, or convertible notes are exercised, settled, or converted, as applicable, between October 9, 2014 and the effective times of the mergers, the total number of shares of Holdco common stock to be issued immediately following completion of the mergers will be approximately 51,188,746 shares of Holdco Class A common stock and 6,217,447 shares of Holdco Class B common stock.

Upon closing of the mergers, the holdings of Zillow’s founders, Richard Barton and Lloyd Frink, would represent approximately 33% and 22%, respectively, of the voting power of Holdco’s capital stock based on the outstanding shares of Zillow and Trulia as of October 9, 2014 and assuming no Zillow or Trulia stock options, restricted stock units, stock appreciation rights, or convertible notes are exercised, settled, or converted, as applicable, between October 9, 2014 and the effective times of the mergers. As a result, as of the closing of the mergers, Zillow’s founders will have the ability to elect all of Holdco’s directors and to determine the outcome of most matters submitted for a vote of Holdco shareholders.

Comparative Per Share Market Price and Dividend Information (page 40)

Holdco common stock is not traded or quoted on a stock exchange or quotation system and, therefore, its common stock does not have a historical market value. As discussed below in “— Listing of Holdco Class A Common Stock,” Holdco has applied to have its Class A common stock listed on NASDAQ upon completion of the mergers.

Zillow Class A common stock trades on NASDAQ under the symbol “Z,” and Trulia common stock trades on the NYSE under the symbol “TRLA.” The table below shows the closing prices of Zillow Class A common stock and Trulia common stock as reported on July 25, 2014, the last trading day before the merger agreement was publicly announced, and on [—], 2014, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the value of the Trulia merger consideration per share of Trulia common stock, which was calculated by multiplying the closing price of the Zillow Class A common stock as of the specified date by the Trulia exchange ratio of 0.444.

	Zillow Class A Common Stock		Trulia Common Stock		Implied Market Value of Trulia Common Stock
July 25, 2014		$158.86		$56.35		$70.53
[—], 2014	$		$		$

The market prices of Zillow Class A common stock and Trulia common stock will fluctuate prior to the completion of the mergers. You should obtain current market quotations for the shares.

The Holdco Class B common stock issuable to holders of outstanding shares of Zillow Class B common stock will not be listed or quoted for trading in any public trading market.

Neither Zillow nor Trulia has paid a cash dividend on its common stock, and neither company has any current intention of doing so.

Zillow Special Meeting (page 80)

Date, Time, and Place

The Zillow special meeting will be held at [—] on [—], 2014, at [—] Pacific time, unless the Zillow special meeting is adjourned or postponed.

Quorum

A quorum is the minimum number of shares required to be present at the Zillow special meeting for the meeting to be properly held under Zillow’s amended and restated bylaws and Washington law. The presence, in person or represented by proxy, of holders of a majority of the total votes entitled to be cast at the Zillow special meeting will constitute a quorum at the meeting. In the absence of a quorum, a majority of the votes represented at the Zillow special meeting, present in person or represented by proxy, will have the power to adjourn the Zillow special meeting.

Purpose of the Zillow Special Meeting

At the Zillow special meeting, Zillow shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the merger agreement — THE MERGERS WILL ONLY OCCUR IF PROPOSAL NO. 2 IS ALSO APPROVED;

•	a proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

•	a proposal to approve the adjournment of the Zillow special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

Record Date; Shares Entitled to Vote

Only holders of record of shares of Zillow common stock at the close of business on the Zillow record date of [—], 2014, will be entitled to vote at the Zillow special meeting. Each outstanding share of Zillow Class A common stock entitles its holder to cast one vote, and each outstanding share of Zillow Class B common stock entitles its holder to cast ten votes. As of the Zillow record date, there were [—] shares of Zillow Class A common stock and [—] shares of Zillow Class B common stock outstanding and entitled to vote at the Zillow special meeting.

Vote Required

Approving the merger agreement requires the affirmative vote of the holders of at least a majority of the voting power of the shares of Zillow Class A common stock and Zillow Class B common stock outstanding as of the Zillow record date and entitled to vote thereon, voting together as a single voting group. Accordingly, a Zillow shareholder’s failure to submit a proxy card or to vote in person at the Zillow special meeting, an abstention from voting, or the failure of a Zillow shareholder who holds his, her, or its shares in “street name” through a broker, bank, or other nominee to give voting instructions to such broker, bank, or other nominee will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Approving the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires that the number of votes cast “FOR” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as single voting group, exceeds the number of votes cast “AGAINST” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as a single voting group. Accordingly, abstentions, broker non-votes and shares not in attendance at the Zillow special meeting will have no effect on the outcome of the vote to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation. If Proposal No. 2 to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation is not approved by Zillow shareholders, the mergers will not be completed, even if the proposal to adopt the merger agreement (Proposal No. 1) is approved.

Approving the adjournment of the Zillow special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires that the number of votes cast “FOR” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as a single voting group, exceeds the number of votes cast against the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as a single voting group. Accordingly, abstentions, broker non-votes and shares not in attendance at the Zillow special meeting will have no effect on the outcome of any vote to adjourn the Zillow special meeting.

In connection with entering into the merger agreement, Zillow’s founders, Richard Barton and Lloyd Frink, in their individual capacities, entered into the Zillow voting agreement pursuant to which they agreed to, among other things, vote their shares of Zillow common stock in favor of the merger agreement and in favor of approval of the mergers and any other transactions contemplated by the merger agreement. As of the Zillow record date, Messrs. Barton and Frink together beneficially owned and were entitled to vote [—] shares of Zillow Class A common stock and 6,217,447 shares of Zillow Class B common stock, or approximately [—]% of the voting power of Zillow common stock outstanding on that date. As a result of their beneficial ownership and voting control of more than a majority of the outstanding voting power of the shares of Zillow Class A common stock and Zillow Class B common stock, Messrs. Barton and Frink will have the power to approve each of the Zillow proposals without the affirmative vote of any other Zillow shareholder.

Voting by Zillow’s Directors and Executive Officers

As of the Zillow record date, Zillow’s directors and executive officers and certain of their affiliates beneficially owned [—] shares of Zillow Class A common stock and [—] shares of Zillow Class B common stock entitled to vote at the Zillow special meeting. This represents approximately [—]% in voting power of the outstanding shares of Zillow common stock entitled to be cast at the Zillow special meeting. Richard Barton and Lloyd Frink, who are Zillow directors and founders, and also own or control all of Zillow’s outstanding Class B common stock, have entered into a voting agreement with each other that obligates them to vote “FOR” the Zillow proposal to approve the merger agreement and the other proposals to be considered at the Zillow special meeting. Additionally, Zillow currently expects that the other Zillow directors and executive officers will vote their shares of Zillow common stock in favor of the Zillow merger agreement proposal and the other proposals to be considered at the Zillow special meeting, although none of them is obligated to do so. See “— Interests of Officers and Directors in the Mergers” and “— Voting Agreements” below.

Trulia Special Meeting (page 87)

Date, Time, and Place

The Trulia special meeting will be held at [—] on [—], 2014, at [—] Pacific time, unless the Trulia special meeting is adjourned or postponed.

Quorum

A quorum is the minimum number of shares required to be present at the Trulia special meeting for the meeting to be properly held under Trulia’s amended and restated bylaws and Delaware law. The presence, in person or represented by proxy, of holders of a majority of all issued and outstanding shares of Trulia common stock entitled to vote at the Trulia special meeting will constitute a quorum at the meeting. In the absence of a quorum, the chairperson of the Trulia special meeting or the holders of Trulia common stock entitled to vote at the Trulia special meeting, present in person or represented by proxy, will have the power to adjourn the Trulia special meeting.

Purpose of the Trulia Special Meeting

At the Trulia special meeting, Trulia stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement — THE MERGERS WILL ONLY OCCUR IF PROPOSAL NO. 2 IS ALSO APPROVED;

•	a proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

•	a proposal to approve the adjournment of the Trulia special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

Record Date; Shares Entitled to Vote

Only holders of record of shares of Trulia common stock at the close of business on the Trulia record date of [—], 2014, will be entitled to vote at the Trulia special meeting. Each outstanding share of Trulia common stock entitles its holder to cast one vote. As of the Trulia record date, there were [—] shares of Trulia common stock outstanding and entitled to vote at the Trulia special meeting.

Vote Required

Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of Trulia common stock outstanding and entitled to vote on that proposal. Accordingly, a Trulia stockholder’s failure to submit a proxy card or to vote in person at the Trulia special meeting, an abstention from voting, or the failure of a Trulia stockholder who holds his, her, or its shares in “street name” through a broker, bank, or other nominee to give voting instructions to such broker, bank, or other nominee will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approving the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires the affirmative vote of holders of a majority of the shares of Trulia common stock present, in person or by proxy, at the Trulia special meeting and entitled to vote on that proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, while broker non-votes and shares not in attendance at the Trulia special meeting will have no effect on the outcome of any vote to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation. If Proposal No. 2 to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation is not approved by Trulia stockholders, the mergers will not be completed, even if the proposal to adopt the merger agreement (Proposal No. 1) is approved.

Approving the adjournment of the Trulia special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires the affirmative vote of holders of a majority of the shares of Trulia common stock present, in person or by proxy, at the Trulia special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, while broker non-votes and shares not in attendance at the Trulia special meeting will have no effect on the outcome of any vote to adjourn the Trulia special meeting.

Voting by Trulia’s Directors and Executive Officers

As of the Trulia record date, Trulia’s directors and executive officers and certain of their affiliates beneficially owned [—] shares of Trulia common stock entitled to vote at the Trulia special meeting. This represents approximately [—]% in voting power of the outstanding shares of Trulia common stock entitled to be cast at the Trulia special meeting. Trulia directors Peter Flint, Erik Bardman, Theresia Gouw, Daniel Stephen Hafner, Robert Moles, and Gregory Waldorf, who together as of the Trulia record date owned approximately [—]% of the shares of Trulia common stock outstanding, have each entered into voting agreements with Zillow that obligate them to vote “FOR” the Trulia proposal to adopt the merger agreement and the other proposals to be considered at the Trulia special meeting. Additionally, Trulia currently expects that the other Trulia directors and executive officers will vote their shares of Trulia common stock in favor of the Trulia merger agreement proposal and the other proposals to be considered at the Trulia special meeting, although none of them is obligated to do so. See “— Interests of Officers and Directors in the Mergers” and “— Voting Agreements” below.

Recommendation of the Zillow Board (page 102)

The Zillow board unanimously (1) adopted the merger agreement and approved the transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement, (2) determined that the mergers are fair to, and in the best interests of, Zillow and its shareholders, (3) authorized management to take such actions as are necessary or advisable to effect the transactions contemplated by the merger agreement, including submitting the merger agreement to the Zillow shareholders for approval at the Zillow special meeting, and (4) recommended that Zillow shareholders approve the merger agreement.

The Zillow board unanimously recommends that Zillow shareholders vote:

•	“FOR” the proposal to approve the merger agreement;

•	“FOR” the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

•	“FOR” the proposal to approve the adjournment of the Zillow special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

See “The Mergers — Recommendation of the Zillow Board; Zillow’s Reasons for the Merger.”

Recommendation of the Trulia Board (page 117)

The Trulia board (1) determined that the merger agreement and the Trulia merger are in the best interests of Trulia and its stockholders, (2) approved the merger agreement and the transactions contemplated by the merger agreement, including the Trulia merger, and declared the merger agreement advisable, (3) recommended that the Trulia stockholders adopt the merger agreement, and (4) directed that the merger agreement be submitted for consideration by the Trulia stockholders at the Trulia special meeting.

The Trulia board recommends that Trulia stockholders vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

•	“FOR” the proposal to approve the adjournment of the Trulia special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

See “The Mergers — Recommendation of the Trulia Board; Trulia’s Reasons for the Merger.”

Reasons for Zillow and Trulia to Enter into the Merger Agreement (pages 102 and 117)

The Zillow board believes that the mergers present a strategic opportunity to expand value through a combination with the complementary business of Trulia. See “The Mergers — Recommendation of the Zillow Board; Zillow’s Reasons for the Merger”.

The Trulia board believes that the Trulia merger presents a strategic opportunity to expand value for the Trulia stockholders through a combination with the complementary business of Zillow. See “The Mergers — Recommendation of the Trulia Board; Trulia’s Reasons for the Merger.”

Accounting Treatment (page 148)

Zillow prepares its financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the mergers, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Zillow will be the accounting acquirer in the mergers. See “The Mergers — Accounting Treatment of the Mergers.”

Opinion of Financial Advisor to Zillow (page 109)

Goldman, Sachs & Co. delivered its opinion to the Zillow board that, as of July 28, 2014 and based upon and subject to the factors and assumptions set forth therein, and taking into account the Trulia merger, the Zillow Class A exchange ratio and the Zillow Class B exchange ratio (together, the “Zillow exchange ratio”) pursuant to the merger agreement was fair from a financial point of view to the holders of Zillow common stock.

The full text of the written opinion of Goldman Sachs, dated July 28, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Zillow board in connection with its consideration of the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of Zillow common stock should vote with respect to the mergers or any other matter. Pursuant to an engagement letter between Zillow and Goldman Sachs, Zillow has agreed to pay Goldman Sachs a transaction fee of $14.0 million plus an additional amount in Zillow’s sole and absolute discretion of up to $2.0 million. Upon the execution of the merger agreement, $5.0 million of the transaction fee became payable, and the remainder is payable upon and is contingent upon the successful completion of the mergers. For purposes of rendering its opinion, Goldman Sachs did not take into account any differential voting or other rights between the Holdco Class A common stock and Holdco Class B common stock.

Opinion of Financial Advisor to Trulia (page 123)

At a meeting of the Trulia board on July 27, 2014, J.P. Morgan Securities LLC rendered its oral opinion to the Trulia board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Trulia exchange ratio in the proposed mergers was fair, from a financial point of view, to the holders of the Trulia common stock. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated July 27, 2014, to the Trulia board. The full text of the written opinion of J.P. Morgan dated July 27, 2014, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. Trulia stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Trulia board, is directed only to the Trulia exchange ratio in the proposed mergers and does not constitute a recommendation to any stockholder of Trulia as to how such stockholder should vote at the Trulia special meeting. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Pursuant to an engagement letter between J.P. Morgan and Trulia, Trulia has agreed to pay J.P. Morgan a transaction fee of 0.75% of the fair market value of the consideration to be paid to the Trulia stockholders in the mergers, $2.0 million of which was payable upon the delivery by J.P. Morgan of its opinion and the remainder of which is payable upon and is contingent upon the consummation of the mergers.

Also, pursuant to an engagement letter between Qatalyst Partners LP and Trulia, Trulia has agreed to pay Qatalyst a transaction fee of 0.75% of the aggregate value of the Trulia merger, which fee is payable upon and is contingent upon the consummation of the Trulia merger.

Interests of Officers and Directors in the Mergers (page 133)

Certain of Zillow’s and Trulia’s executive officers and directors may have interests in the mergers that are different from the interests of Zillow shareholders and Trulia stockholders, respectively. Zillow’s executive officers and non-employee directors will receive what Zillow shareholders will receive in the Zillow merger and none of Zillow’s directors or executive officers is a party to or participates in any Zillow plan, program, or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to the completion of the mergers.

In connection with the mergers, certain of Trulia’s executive officers will be entitled to partial and/or full “double trigger” equity acceleration upon a termination by Trulia without cause or a resignation for good reason, each within twelve months of the mergers, pursuant to pre-existing offer letters and/or equity award agreements with Trulia, and one of Trulia’s executive officers will be entitled to partial equity acceleration upon a termination by Trulia without cause prior to August 31, 2015, pursuant to a pre-existing agreement with Trulia. With respect to the non-employee directors of Trulia, the vesting of all outstanding stock options and restricted stock units held by such non-employee directors will become accelerated and will fully vest in the mergers, pursuant to Trulia’s pre-existing non-employee director compensation policy. Assuming that the performance conditions applicable to the performance-based restricted stock units held by certain executive officers will be satisfied prior to the closing of the Trulia merger, the estimated value of the equity acceleration that Trulia’s executive officers and non-employee directors may receive in connection with the Trulia merger is as follows: Peter Flint ($13,402,875); Prashant Aggarwal ($11,012,356); Scott Darling ($1,766,716); Daniele Farnedi ($2,274,550); Paul Levine ($11,524,373); Ian Morris ($2,013,734) (which would become vested pursuant to the terms of Mr. Morris’ consulting agreement with Trulia, assuming that he is terminated without cause and regardless of whether the performance conditions are satisfied); Robert Moles ($161,280); Theresia Gouw ($161,280); Sami Inkinen ($161,280); Erik Bardman ($322,622); Gregory Waldorf ($322,622); and Steve Hafner ($318,019). Assuming that the performance conditions applicable to the performance-based restricted stock units held by certain executive officers will not be satisfied prior to the closing of the Trulia merger, the estimated value of the equity acceleration that Trulia’s executive officers and non-employee directors may receive in connection with the Trulia merger is as follows: Peter Flint ($6,038,475); Prashant Aggarwal ($4,261,656); Scott Darling ($1,076,303); Daniele Farnedi ($1,584,138); Paul Levine ($4,773,673); Ian Morris ($2,013,734) (which would become vested pursuant to the terms of Mr. Morris’ consulting agreement with Trulia, assuming that he is terminated without cause and regardless of whether the performance conditions are satisfied); Robert Moles ($161,280); Theresia Gouw ($161,280); Sami Inkinen ($161,280); Erik Bardman ($322,622); Gregory Waldorf ($322,622); and Steve Hafner ($318,019).

Effective as of immediately after the Zillow merger, the Holdco board will include all of the individuals who are directors of Zillow immediately prior to the Zillow merger and two individuals who are then directors of Trulia. The merger agreement provides that the two Trulia board designees will be mutually agreed to by Trulia and Zillow before completion of the mergers (the “Trulia board designees”). As of the date of this joint proxy statement/prospectus, Trulia and Zillow have determined that one of the Trulia board designees will be Peter Flint, and no determination has been made as to the identity of the other Trulia board designee. The Trulia board designees are expected to be finally determined by Trulia and Zillow no later than 30 days prior to the completion of the mergers.

Under the merger agreement, upon completion of the mergers, the executive officers of Zillow at the effective time of the Zillow merger will be the executive officers of the Zillow surviving corporation and the executive officers of Trulia at the effective time of the Trulia merger will be the executive officers of the Trulia surviving corporation. It is currently expected that the executive officers of Zillow and Trulia will continue their employment with the Zillow surviving corporation or Trulia surviving corporation, as applicable, following the effective time of the Zillow merger or effective time of the Trulia merger, as applicable, on substantially similar terms and conditions as in existence immediately prior to the effective time of the Zillow merger or the Trulia merger, as applicable.

The members of the Zillow board and the Trulia board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers and in recommending to Zillow shareholders and Trulia stockholders that the merger agreement be approved or adopted, as applicable. See “The Mergers — Interests of Officers and Directors in the Mergers” for more information about these interests, and “The Mergers — Interests of Officers and Directors in the Mergers — Quantification of Equity Acceleration” for the quantification of the benefits that Trulia executive officers and directors may or will receive as a result of any equity acceleration that may be triggered in connection with the Trulia merger.

Regulatory Approvals (page 144)

Each party has agreed to use reasonable best efforts to file, promptly after the date of the merger agreement, its respective filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and make any other required submissions under the HSR Act with respect to the mergers and the other transactions contemplated by the merger agreement. Subject to the terms and conditions of the merger agreement, Zillow and Trulia have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary under applicable laws to consummate the mergers including defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment that would prevent the consummation of the mergers as promptly as practicable and in any event by January 28, 2016 (the “outside date”). Zillow and Trulia each filed the required HSR notification and report forms on August 4, 2014, commencing the initial 30-calendar-day waiting period. On September 3, 2014, Zillow and Trulia each received a request for additional information and documentary material, which we refer to as a second request, from the Federal Trade Commission (the “FTC”) in connection with the FTC’s review of the mergers under the HSR Act. Issuance of the second request extends the waiting period under the HSR Act until 30 days after both Zillow and Trulia have substantially complied with the second request, unless the waiting period is voluntarily extended by the parties or terminated sooner by the FTC.

Zillow and Trulia each submitted their complete responses to the second requests on October 15, 2014, with Zillow’s certification being effective on October 16, 2014. As previously disclosed in Zillow’s Form 8-K dated September 24, 2014, Zillow also entered into an agreement with the FTC dated September 24, 2014 (the “timing agreement”) that provides that Zillow will not consummate the mergers prior to 60 days after both parties have substantially complied with the second requests. Accordingly, the 60 day time period expires at 11:59 p.m. Eastern time on December 15, 2014. Under the timing agreement, the FTC staff agreed that it would notify Zillow of any deficiencies in its second request response within 14 calendar days.

Under Section 7A(g)(2) of the Clayton Act, if the FTC identifies deficiencies and makes an application to a United States district court, the court may determine that Zillow (or Trulia) has failed to substantially comply with the second request. If the court makes such a determination, then the court may order compliance with the second request and extend the statutory waiting period until there has been compliance with the second request.

The timing agreement does not prevent the parties from consummating the mergers sooner if the FTC grants early termination, closes its investigation or accepts for public comment a proposed consent agreement settling the matter. The timing agreement also does not prevent Zillow from granting the FTC additional time to review the transaction, for example, by withdrawing and re-submitting its certification of compliance with the second request. See “The Mergers — Regulatory Approvals” for more information about each party’s obligations related to governmental and regulatory approvals.

Voting Agreements (page 175)

In connection with entering into the merger agreement, Zillow and certain directors of Trulia (the “Trulia supporting stockholders”), in their individual capacities, entered into voting agreements (the “Trulia voting agreements”) pursuant to which the Trulia supporting stockholders agreed to, among other things, vote their shares of Trulia common stock (1) in favor of the merger agreement and in favor of approval of the mergers and any other transactions contemplated by the merger agreement and (2) against any proposal made in opposition to, in competition with, or inconsistent with, the merger agreement or the mergers or any other transactions contemplated by the merger agreement. In addition, subject to specified exceptions, the Trulia supporting stockholders agreed not to transfer their respective shares of Trulia common stock during the term of the Trulia voting agreements. The Trulia voting agreements may not be terminated by the Trulia supporting stockholders even if the Trulia board has withdrawn or changed its recommendation in favor of the transaction with Zillow and, in such instances, the Trulia supporting stockholders would be required to vote to approve the merger agreement and any transactions contemplated by the merger agreement. The Trulia voting agreements terminate upon the earlier of (a) the termination of the merger agreement for any reason or (b) the completion of the mergers. As of the Trulia record date, the Trulia supporting stockholders as a group owned and were entitled to vote [—] shares of Trulia common stock, or approximately [—]% of the shares of Trulia common stock outstanding on that date.

In connection with entering into the merger agreement, Richard Barton and Lloyd Frink (the “Zillow supporting shareholders”), in their individual capacities, entered into the Zillow voting agreement pursuant to which they agreed to, among other things, vote their shares of Zillow common stock (1) in favor of the merger agreement and in favor of approval of the mergers and any other transactions contemplated by the merger agreement and (2) against any proposal made in opposition to, in competition with, or inconsistent with, the merger agreement or the mergers or any other transactions contemplated by the merger agreement. The Zillow voting agreement may not be terminated by the Zillow supporting shareholders even if the Zillow board has withdrawn or changed its recommendation in favor of the transaction with Trulia and, in such instances, the Zillow supporting shareholders would be required to vote to approve the merger agreement and any other transactions contemplated by the merger agreement. The Zillow voting agreement terminates upon the earliest of (a) the termination of the merger agreement, (b) the completion of the mergers and (c) July 27, 2015. As of the Zillow record date, the Zillow supporting shareholders together owned and were entitled to vote [—] shares of Zillow Class A common stock and [—] shares of Zillow Class B common stock, or approximately [—]% of the voting power of Zillow common stock outstanding on that date. Trulia is not a party to the Zillow voting agreement.

No Solicitation (page 165)

Subject to specified exceptions, each of Zillow and Trulia has agreed not to (1) solicit, initiate, or knowingly encourage, induce or facilitate any “competing transaction proposal” (as defined in the section entitled “The Merger Agreement — Covenants of the Parties — No Solicitation”) or any inquiry or proposal that may reasonably be expected to lead to a competing transaction proposal, (2) participate in any discussions or negotiations with any person regarding, or furnish any information with respect to, or cooperate in any way with any person with respect to, a competing transaction proposal or any inquiry or proposal that may reasonably be expected to lead to a competing transaction proposal, (3) engage in discussions or negotiations with any person relating to any competing transaction proposal or any inquiry or proposal that may reasonably be expected to lead to a competing transaction proposal, or (4) adopt, or propose publicly to adopt, or enter into any letter of intent or similar document or any contract (other than a confidentiality agreement) relating to any competing transaction proposal. Notwithstanding these restrictions, prior to receipt of the Zillow shareholder approval for Zillow or the Trulia stockholder approval for Trulia, a party may furnish nonpublic information regarding it and its subsidiaries to, or enter into discussions and negotiations with, any person in response to a bona fide written competing transaction proposal that the party’s board of directors concludes in good faith, after consulting with its outside legal counsel and financial advisors, is reasonably expected to result in a “superior proposal” (as defined in the section entitled “The Merger Agreement — Covenants of the Parties — No Solicitation”), if, among other things, the competing transaction proposal did not result from any breach of the restrictions described above.

Restrictions on Recommendation Withdrawal (page 166)

The merger agreement generally restricts the ability of the board of directors of each of Zillow and Trulia to withdraw its recommendation that its shareholders or stockholders, as applicable, approve or adopt the merger agreement, as applicable. However, each of the Zillow board and the Trulia board may change its recommendation in response to (1) a “superior proposal” (as defined in the section entitled “The Merger Agreement — Covenants of the Parties — No Solicitation”), or (2) an unknown material event, circumstance, change, effect, development or condition in circumstances not involving or relating to a competing transaction proposal, in each case, if, among other things, such board of directors concludes that a failure to change its recommendation would be inconsistent with its fiduciary duties to its shareholders or stockholders, as applicable, under applicable laws and, if requested by the other party, its representatives have negotiated in good faith with the other party for five days regarding any modifications to the merger agreement so that the transaction contemplated thereby may be effected.

Conditions to Completion of the Mergers (page 169)

Mutual Conditions

The respective obligations of Trulia, Zillow and Holdco to consummate the mergers are subject to the satisfaction or waiver of certain conditions, including:

•	the effectiveness of the registration statement with respect to the Holdco common stock to be issued in the mergers and the absence of any stop order or proceedings initiated by the SEC for that purpose;

•	the merger agreement having been approved by the Zillow shareholders and adopted by the Trulia stockholders;

•	no governmental authority having enacted, issued, promulgated, enforced or entered any law, rule or regulation, judgment, decree, executive order or award that is in effect and has the effect of making the mergers illegal or otherwise preventing the consummation of the mergers;

•	the expiration or early termination of all applicable waiting periods under the HSR Act; and

•	the approval of the listing of the Holdco Class A common stock to be issued in the mergers on NASDAQ, subject to official notice of issuance.

Conditions to the Obligations of Zillow and Holdco

The merger agreement provides that the obligations of Zillow and Holdco to complete the mergers are subject to the satisfaction or waiver of certain conditions, including:

•	the representations and warranties made by Trulia are correct, subject to various materiality or “material adverse effect” qualifications described in the merger agreement;

•	Trulia’s performance of or compliance with, in all material respects, all agreements or covenants set forth in the merger agreement that are required to be performed or complied with by Trulia on or prior to the closing date;

•	an executive officer of Trulia having delivered to Zillow a certificate confirming that specified conditions have been satisfied;

•	no material adverse effect with respect to Trulia having occurred since the date of the merger agreement that is continuing; and

•	there being no pending legal proceeding brought by a governmental authority (1) seeking to restrain or prohibit the completion of any of the transactions contemplated by the merger agreement or the voting agreements, (2) seeking to impose restrictions on Zillow’s or Trulia’s businesses (e.g., divestitures or “hold separate” arrangements), or (3) that, if adversely determined, would reasonably be likely to have a material adverse effect on Trulia or Zillow.

Conditions to the Obligations of Trulia

The merger agreement provides that the obligations of Trulia to complete the mergers are subject to the satisfaction or waiver of certain conditions, including:

•	the representations and warranties made by Zillow are correct, subject to various materiality or “material adverse effect” qualifications described in the merger agreement;

•	Zillow’s and Holdco’s respective performance of or compliance with, in all material respects, all of its agreements and covenants set forth in the merger agreement that are required to be performed or complied with by it on or prior to the closing date;

•	an executive officer of Zillow having delivered to Trulia a certificate confirming that specified conditions have been satisfied; and

•	no material adverse effect with respect to Zillow having occurred since the date of the merger agreement that is continuing.

Closing (page 155)

The completion of the mergers (the “closing”) will occur on a date to be designated jointly by Zillow and Trulia, which will be as promptly as practicable (and, in any event, no later than two business days) after the satisfaction or, to the extent permitted under the merger agreement, waiver, of the last of all conditions to the mergers to be satisfied or waived, other than conditions that by their nature are to be satisfied at the closing and will in fact be satisfied or waived at the closing, unless another time or date is agreed to in writing by Zillow and Trulia.

Termination of the Merger Agreement (page 171)

The merger agreement may be terminated prior to the effective time of the Zillow merger, notwithstanding the adoption of the merger agreement by Trulia stockholders, under specified circumstances. See “The Merger Agreement — Termination” for more information about the circumstances in which either Zillow or Trulia could terminate the merger agreement.

Termination Fees; Expenses (page 172)

All fees and expenses incurred by the parties are to be paid by the party that has incurred the fees and expenses, except that (1) the parties have agreed to each pay one-half of all expenses relating to printing and mailing of this joint proxy statement/prospectus and the filing fee for the notification and report forms filed under the HSR Act, and (2) Zillow has agreed to pay all expenses relating to the filing fee incurred in connection with the Registration Statement on Form S-4.

The merger agreement provides that Zillow or Trulia, as applicable, will pay the other a cash termination fee in specified circumstances. For more information about the circumstances in which one or both of Zillow or Trulia must pay a termination fee and the amount of the potential fees, see “The Merger Agreement — Termination Fees; Expenses.”

Material U.S. Federal Income Tax Consequences (page 145)

Shearman & Sterling and Goodwin Procter are each of the opinion that each of the mergers will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Code. Shearman & Sterling and Goodwin Procter are also each of the opinion that the mergers will constitute exchanges to which section 351 of the Code applies. Assuming that each of the mergers qualifies as a reorganization for U.S. federal income tax purposes, a U.S. holder of shares of either Zillow common stock or

Trulia common stock generally will not recognize any gain or loss upon the exchange of its shares of Zillow common stock or Trulia common stock for shares of Holdco common stock and, to the extent that such U.S. holder receives cash in lieu of fractional shares of Holdco common stock, it will generally recognize capital gain or loss measured by the difference between the amount of cash received for a fractional share of Holdco common stock and its tax basis in the fractional share of Holdco common stock. Zillow shareholders and Trulia stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the mergers. See “The Mergers — Material U.S. Federal Income Tax Consequences.”

Appraisal/Dissenters’ Rights (page 148)

Under Washington corporate law, holders of Zillow common stock are entitled to exercise dissenters’ rights in connection with the Zillow merger. Under Delaware corporate law, holders of Trulia common stock are not entitled to appraisal rights in connection with the Trulia merger. See “The Mergers — Appraisal/Dissenters’ Rights.”

Listing of Holdco Class A Common Stock (page 152)

Holdco Class A common stock received by Zillow shareholders in the Zillow merger and Trulia stockholders in the Trulia merger is expected to be listed on NASDAQ. After completion of the mergers, shares of Zillow Class A common stock will no longer be quoted on NASDAQ and shares of Trulia common stock will no longer be quoted on the NYSE, and the Zillow Class A common stock and the Trulia common stock will no longer be registered under the Exchange Act. The Holdco Class B common stock issuable to holders of outstanding shares of Zillow Class B common stock will not be listed or quoted for trading on any public trading market.

Comparison of Shareholder Rights (page 197)

The rights of Zillow shareholders are governed by the WBCA, Zillow’s amended and restated articles of incorporation, and Zillow’s amended and restated bylaws. The rights of Trulia stockholders are governed by the DGCL, Trulia’s amended and restated certificate of incorporation, and Trulia’s amended and restated bylaws. Because Zillow shareholders and Trulia stockholders will receive shares of Holdco common stock in the mergers, the rights of both Zillow shareholders and Trulia stockholders will be governed by the WBCA, Holdco’s amended and restated articles of incorporation and Holdco’s amended and restated bylaws upon completion of the mergers. Holdco’s amended and restated articles of incorporation and amended and restated bylaws are substantially similar to the organizational documents of Zillow, except that they provide for a new class of nonvoting capital stock designated as Class C capital stock. Copies of Holdco’s amended and restated articles of incorporation and amended and restated bylaws are attached as Annex F and Annex G, respectively, to this joint proxy statement/prospectus. For a description of how the rights of a Holdco shareholder will be different than the rights of either a Zillow shareholder or a Trulia stockholder, see “Comparison of Shareholder Rights.”

Authorization of Nonvoting Class C capital Stock in Holdco’s Amended and Restated Articles of Incorporation (page 179)

Zillow shareholders and Trulia stockholders are being asked to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation. The authorization of the Holdco Class C capital stock in Holdco’s amended and restated articles of incorporation provides Holdco with the flexibility to issue Holdco Class C capital stock in the future without diluting the relative voting interests of holders of Holdco Class A common stock and Holdco Class B common stock. Although Holdco presently has no specific plans, arrangements, or understanding for the issuance of Holdco Class C capital stock following the mergers, the Holdco Class C capital stock could, for example, be used in the future to raise equity capital, make strategic acquisitions for stock, and contribute to existing and future employee benefit and equity incentive plans used to attract, retain and motivate employees of Holdco, Zillow and Trulia. The Holdco Class C capital stock could also be used in connection with stock dividends or stock splits, convertible debt offerings, and other uses as are permissible under Holdco’s charter documents and governing law.

The Zillow board and the Trulia board believe that providing the Holdco board with the flexibility to issue nonvoting Holdco Class C capital stock in the future for any of the purposes described above and other corporate purposes would facilitate continued growth while enabling Holdco to be managed based on long-term objectives. This is a guiding principle upon which Zillow has been managed since its inception. The Zillow board and the Trulia board believe that authorization of the Holdco Class C capital stock provides the Holdco board with additional flexibility to continue to pursue long-term objectives and is therefore in the best interests of Zillow shareholders and Trulia stockholders, respectively, and Holdco shareholders following the mergers.

As discussed in “Proposal No. 2: Approval of Authorization of Nonvoting Class C Capital Stock in Holdco’s Amended and Restated Articles of Incorporation by Zillow Shareholders and Trulia Stockholders— Interests of Certain Persons”, upon closing of the mergers, Mr. Barton’s holdings and Mr. Frink’s holdings would represent approximately 33% and 22%, respectively, of the voting power of Holdco’s capital stock based on the outstanding shares of Zillow and Trulia as of October 9, 2014 and assuming no Zillow or Trulia stock options, restricted stock units, stock appreciation rights, or convertible notes are exercised, settled, or converted, as applicable, between October 9, 2014 and the effective times of the mergers. As a result, as of the closing of the mergers, Zillow’s founders will have the ability to elect all of Holdco’s directors and to determine the outcome of most matters submitted for a vote of Holdco shareholders. If the Holdco board elects to issue Holdco Class C capital stock in the future, any such issuances would not dilute the voting power of the holders of Holdco’s Class A common stock or Class B common stock, which could have the effect of prolonging the duration of the Zillow founders’ voting control of Holdco.

Litigation Relating to the Mergers (page 152)

Between August 7, 2014 and August 20, 2014, four plaintiffs filed purported class action lawsuits against Trulia and its directors, Zillow and Holdco in connection with the Trulia merger. Three of those purported class actions were brought in the Delaware Court of Chancery, captioned Shue et al. v. Trulia, Inc., et al., Case No. 10020 (August 7, 2014), Sciabacucci et al. v. Trulia, Inc., et al., Case No. 10022 (August 8, 2014), and Steinberg et al. v. Trulia, Inc. et al., Case No. 10049 (August 20, 2014). The fourth of those purported class actions was brought in the Superior Court of the State of California for the County of San Francisco, captioned Collier et al. v. Trulia, Inc., et al., Case No. CGC 14-540985 (August 7, 2014). On September 23, 2014, plaintiff in the Sciabacucci action filed an amended complaint, alleging substantially the same claims and seeking substantially the same relief as in the original complaint. On October 7, 2014, plaintiff in the Collier action filed a new complaint in Delaware Court of Chancery, captioned Collier et al. v. Trulia, Inc., et al., Case No. 10209 (October 7, 2014), alleging substantially the same claims and seeking substantially the same relief as the original complaint filed in California. On October 8, 2014, plaintiff in the Collier action filed a request for dismissal of the California case without prejudice.

Each of the lawsuits alleges that Trulia’s directors breached their fiduciary duties to Trulia stockholders, and that the other defendants aided and abetted such breaches, by seeking to sell Trulia through an allegedly unfair process and for an unfair price and on unfair terms. The Collier complaint filed in Delaware and the amended Sciabacucci complaint also allege that Trulia’s directors breached their fiduciary duties to Trulia stockholders, and that the other defendants aided and abetted such breaches, with respect to the contents of the Form S-4 Registration Statement. All lawsuits seek, among other things, equitable relief that would enjoin the consummation of the Trulia merger and attorneys’ fees and costs. The Delaware actions also seek rescission of the merger agreement (to the extent it has already been implemented) or rescissory damages, and orders directing the individual defendants to account for alleged damages suffered by the plaintiff and the purported class as a result of the defendants’ alleged wrongdoing. The defendants believe that the foregoing lawsuits are entirely without merit and intend to defend against the actions vigorously.

On September 24, 2014, plaintiff in the Sciabacucci action filed (1) a motion for expedited proceedings, (2) a motion for a preliminary injunction, (3) a request for production of documents from defendants, and (4) notice of depositions. On October 13, 2014, the Delaware Court of Chancery issued an order consolidating all of the Delaware actions into one matter captioned In re Trulia, Inc. Stockholder Litigation, C.A. No. 10020-CB and appointed Rigrodsky & Long as lead counsel. On October 13 and 14, 2014, the above-referenced motions were refiled under the consolidated case number. The hearing on the preliminary injunction motion is set for December 3, 2014.

ZILLOW SELECTED HISTORICAL FINANCIAL DATA AND OTHER DATA

The following tables present Zillow’s selected historical financial data as of and for the dates and periods indicated. The statement of operations data for the years ended December 31, 2011, 2012 and 2013 and the balance sheet data as of December 31, 2012 and 2013 have been derived from the audited financial statements of Zillow contained in its Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated into this joint proxy statement/prospectus by reference. The statement of operations data for the years ended December 31, 2009 and 2010 and the balance sheet data as of December 31, 2009, 2010 and 2011 have been derived from Zillow’s audited financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. The unaudited condensed consolidated statement of operations data for the nine months ended September 30, 2013 and 2014 and the unaudited condensed consolidated balance sheet data as of September 30, 2014 have been derived from the unaudited condensed consolidated financial statements of Zillow contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which is incorporated into this joint proxy statement/prospectus by reference.

The following information is only a summary and is not necessarily indicative of the results of future operations of Zillow or Holdco. You should read this selected historical financial data together with Zillow’s financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations contained therein.

	Year Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
						(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$17,491	$30,467	$66,053	$116,850	$197,545	$139,197	$233,564
Costs and expenses:
Cost of revenue (exclusive of amortization) (1)(2)	4,042	4,973	10,575	14,043	18,810	13,540	20,636
Sales and marketing (1)	9,654	14,996	25,725	49,105	108,891	83,913	129,907
Technology and development (1)	11,260	10,651	14,143	26,614	48,498	33,849	58,150
General and administrative (1)(3)	5,501	6,684	14,268	20,024	37,919	27,367	44,968
Acquisition-related costs	—	—	345	1,267	376	201	13,384

Total costs and expenses	30,457	37,304	65,056	111,053	214,494	158,870	267,045

Income (loss) from operations	(12,966)	(6,837)	997	5,797	(16,949)	(19,673)	(33,481)
Other income	111	63	105	142	385	240	768

Income (loss) before income taxes	(12,855)	(6,774)	1,102	5,939	(16,564)	(19,433)	(32,713)
Income tax benefit	—	—	—	—	4,111	4,265	—

Net income (loss)	$(12,855)	$(6,774)	$1,102	$5,939	$(12,453)	$(15,168)	$(32,713)

Net income (loss) attributable to common shareholders	$(12,855)	$(6,774)	$—	$5,939	$(12,453)	$(15,168)	$(32,713)
Net income (loss) per share attributable to common shareholders — basic	$(1.02)	$(0.53)	$—	$0.20	$(0.35)	$(0.43)	$(0.82)
Net income (loss) per share attributable to common shareholders — diluted	$(1.02)	$(0.53)	$—	$0.18	$(0.35)	$(0.43)	$(0.82)
Weighted-average shares outstanding — basic	12,613	12,770	19,815	30,194	36,029	35,011	39,810
Weighted-average shares outstanding — diluted	12,613	12,770	22,305	32,709	36,029	35,011	39,810

Other Financial Data:
Adjusted EBITDA (unaudited) (4)	$(4,908)	$140	$12,214	$26,448	$30,117	$14,720	$29,788

	Year Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
						(unaudited)
	(in thousands)
(1) Includes share-based compensation as follows:
Cost of revenue	$183	$210	$189	$380	$737	$524	$1,280
Sales and marketing	408	445	388	2,433	10,969	9,875	4,886
Technology and development	394	389	546	1,886	4,660	3,053	7,829
General and administrative	666	671	822	1,912	7,070	4,929	10,181

Total	$1,651	$1,715	$1,945	$6,611	$23,436	$18,381	$24,176

(2) Amortization of website development costs and intangible assets included in technology and development	$4,797	$4,184	$5,384	$11,179	$19,791	$13,792	$21,113
(3) General and administrative includes a facility exit charge as follows	$—	$—	$1,737	$—	$—	$—	$—

(4)	See “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP

	At December 31,					At September 30,
	2009	2010	2011	2012	2013	2014
						(unaudited)
	(in thousands)
Condensed Balance Sheet Data:
Cash and cash equivalents and investments	$16,091	$13,777	$92,136	$203,483	$437,726	$458,450
Property and equipment, net	4,409	4,929	7,227	16,948	27,408	38,335
Working capital	16,432	11,941	71,713	184,661	282,903	343,574
Total assets	24,608	24,013	116,668	307,549	608,063	649,210
Convertible preferred stock	4	4	—	—	—	—
Total shareholders’ equity	21,126	17,448	101,213	280,317	567,796	585,200

Adjusted EBITDA

To provide investors with additional information regarding Zillow’s financial results, Zillow has included Adjusted EBITDA within this joint proxy statement/prospectus, a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Zillow has provided a reconciliation below of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.

Adjusted EBITDA is included in this joint proxy statement/prospectus because it is a key metric used by Zillow’s management and board of directors to measure operating performance and trends and to prepare and approve Zillow’s annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons of Zillow on a period-to-period basis.

Use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of Zillow’s results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect Zillow’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, Zillow’s working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect the impact of income taxes;

•	Adjusted EBITDA does not reflect acquisition-related costs;

•	Adjusted EBITDA does not reflect certain facility exit charges; and

•	Other companies, including companies in Zillow’s industry, may calculate Adjusted EBITDA differently than Zillow does, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and Zillow’s other GAAP results.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) for each of the periods presented:

	Year Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
						(unaudited)
	(in thousands)
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(12,855)	$(6,774)	$1,102	$5,939	$(12,453)	$(15,168)	$(32,713)
Other income	(111)	(63)	(105)	(142)	(385)	(240)	(768)
Depreciation and amortization expense	6,407	5,262	7,190	12,773	23,254	15,811	25,709
Share-based compensation expense	1,651	1,715	1,945	6,611	23,436	18,381	24,176
Acquisition-related costs	—	—	345	1,267	376	201	13,384
Income tax benefit	—	—	—	—	(4,111)	(4,265)	—
Facility exit charge	—	—	1,737	—	—	—	—

Adjusted EBITDA (unaudited)	$(4,908)	$140	$12,214	$26,448	$30,117	$14,720	$29,788

TRULIA SELECTED HISTORICAL FINANCIAL DATA AND OTHER DATA

The following tables present Trulia’s selected historical financial data as of and for the dates and periods indicated. The consolidated statement of operations data for the years ended December 31, 2011, 2012 and 2013 and the balance sheet data as of December 31, 2012 and 2013 have been derived from the audited financial statements of Trulia contained in its Annual Report on Form 10-K/A for the year ended December 31, 2013, which is incorporated into this joint proxy statement/prospectus by reference. The statement of operations data for the years ended December 31, 2009 and 2010 and the balance sheet data as of December 31, 2009, 2010 and 2011 have been derived from Trulia’s audited financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. The condensed consolidated unaudited statement of operations data for the nine months ended September 30, 2013 and 2014 and the unaudited balance sheet data as of September 30, 2014 have been derived from the unaudited financial statements of Trulia contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which is incorporated into this joint proxy statement/prospectus by reference.

The following information is only a summary and is not necessarily indicative of the results of future operations of Trulia or Holdco. You should read this selected historical financial data together with Trulia’s financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations contained therein.

	Year Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
						(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$10,338	$19,785	$38,518	$68,085	$143,728	$93,998	$185,719
Cost and operating expenses: (1)
Cost of revenue (exclusive of amortization) (2)	2,855	3,657	5,795	9,999	23,122	13,694	32,996
Technology and development	7,056	8,803	14,650	20,199	34,612	21,484	41,931
Sales and marketing	5,532	8,638	17,717	33,747	71,370	45,785	109,516
General and administrative	1,912	2,501	6,123	13,659	32,702	20,568	37,162
Acquisition costs	—	—	—	—	6,065	6,065	10,832
Restructuring costs	—	—	—	—	—	—	4,797

Total costs and operating expenses	17,355	23,599	44,285	77,604	167,871	107,596	237,234

Loss from operations	(7,017)	(3,814)	(5,767)	(9,519)	(24,143)	(13,598)	(51,515)
Interest and other income	55	15	17	50	121	112	400
Interest expense	(21)	(39)	(389)	(1,016)	(1,107)	(655)	(5,529)
Change in fair value of warrant liability	—	—	(16)	(369)	—	—	—
Loss on debt extinguishment	—	—	—	—	(141)	—	—

Loss before provision for income taxes	(6,983)	(3,838)	(6,155)	(10,854)	(25,270)	(14,141)	(56,644)
Income tax (provision) benefit	—	—	—	(67)	7,511	7,529	(363)

Net loss attributable to common shareholders	$(6,983)	$(3,838)	$(6,155)	$(10,921)	$(17,759)	$(6,612)	$(57,007)

Net loss per share attributable to common shareholders, basic and diluted (3)	$(1.21)	$(0.64)	$(0.92)	$(0.87)	$(0.54)	$(0.21)	$(1.54)
Weighted average shares used in computing net loss per share attributable to common shareholders, basic and diluted (3)	5,752	6,017	6,657	12,539	33,130	31,734	37,112

Other Financial Information:
Adjusted EBITDA (4)	$(5,857)	$(2,497)	$(1,787)	$(3,364)	$17,106	$9,423	$14,094

	Year Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
						(unaudited)
	(in thousands)
(1) Stock-based compensation was allocated as follows:
Cost of revenue	$10	$8	$11	$32	$718	$298	$1,749
Technology and development	177	176	482	930	6,365	3,028	6,359
Sales and marketing	105	97	183	398	5,663	2,348	8,963
General and administrative	13	73	808	1,210	10,227	4,994	12,002

Total stock-based compensation related to vesting of stock-based awards	$305	$354	$1,484	$2,570	$22,973	$10,668	$29,073

Other compensation paid in stock:
Restructuring cost	—	—	—	—	—	—	82

Total compensation paid in stock	$305	$354	$1,484	$2,570	$22,973	$10,668	$29,155

(2) Amortization of product development costs were included in technology and development as follows:	$179	$366	$708	$1,108	$2,660	$1,155	$6,263

(3)	See Note 12 to Trulia’s audited financial statements for an explanation of the method used to calculate basic and diluted net loss per share attributable to common shareholders and the weighted average number of shares used in the computation of the per share amounts.
(4)	See “Non-GAAP Financial Measures” for more information and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States, or GAAP.

	At December 31,					At September 30,
	2009	2010	2011	2012	2013	2014
						(unaudited)
	(in thousands)
Condensed Balance Sheet Data:
Cash and cash equivalents and short-term investments	$7,587	$4,395	$11,341	$100,017	$225,597	$212,114
Working capital (deficit)	6,881	(132)	4,165	82,632	213,336	188,999
Property and equipment, net	847	3,465	5,548	7,069	22,289	41,391
Total assets	11,162	15,710	24,195	118,964	655,409	652,665
Deferred revenue	546	1,810	4,827	13,296	10,002	9,932
Total indebtedness	517	1,955	9,592	9,759	230,000	230,000
Preferred stock warrant liability	—	—	297	—	—	—
Total shareholders’ equity	8,262	7,142	3,039	86,534	381,076	363,724

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. Trulia defines Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, taxes, depreciation and amortization, change in the fair value of the warrant liability, and stock-based compensation. Below in this joint proxy statement/prospectus, Trulia has provided a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. Trulia’s Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner as Trulia calculates the measure.

Trulia includes Adjusted EBITDA in this joint proxy statement/prospectus because it is an important measure upon which Trulia’s management assesses Trulia’s operating performance. Trulia uses Adjusted EBITDA as a key performance measure because Trulia believes it facilitates operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of depreciation and amortization expense on fixed assets, changes related to the fair value remeasurements of the preferred stock warrant, and the impact of stock-based compensation expense. Because Adjusted EBITDA facilitates internal comparisons of Trulia’s historical operating performance on a more consistent basis, Trulia also uses Adjusted EBITDA for business planning purposes, to incentivize and compensate its management personnel, and in evaluating acquisition opportunities. In addition, Trulia believes Adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in Trulia’s industry as a measure of financial performance and debt-service capabilities.

Trulia’s use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect Trulia’s cash expenditures for capital equipment or other contractual commitments;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, Trulia’s working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on Trulia’s indebtedness; and

•	Other companies, including companies in Trulia’s industry, may calculate Adjusted EBITDA measures differently than Trulia does, which reduces its usefulness as a comparative measure.

In evaluating Adjusted EBITDA, you should be aware that in the future Trulia will incur expenses similar to the adjustments in this presentation. Trulia’s presentation of Adjusted EBITDA should not be construed as an inference that Trulia’s future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating Trulia’s performance, you should consider Adjusted EBITDA alongside other financial performance measures, including Trulia’s net loss and other GAAP results.

The following table presents a reconciliation of Adjusted EBITDA to Trulia’s net loss, the most comparable GAAP measure, for each of the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
						(unaudited)
	(in thousands)
Net loss attributable to common shareholders	$(6,983)	$(3,838)	$(6,155)	$(10,921)	$(17,759)	$(6,612)	$(57,007)
Non-GAAP adjustments:
Interest and other income	(55)	(15)	(17)	(50)	(121)	(112)	(400)
Interest expense	21	39	389	1,016	1,107	655	5,529
Loss on debt extinguishment	—	—	—	—	141	—	—
Depreciation and amortization	855	963	2,496	3,585	12,211	6,288	20,907
Change in fair value of warrant liability	—	—	16	369	—	—	—
Stock-based compensation	305	354	1,484	2,570	22,973	10,668	29,073
Income tax provision (benefit)	—	—	—	67	(7,511)	(7,529)	363
Acquisition costs	—	—	—	—	6,065	6,065	10,832
Restructuring costs	—	—	—	—	—	—	4,797

Adjusted EBITDA	$(5,857)	$(2,497)	$(1,787)	$(3,364)	$17,106	$9,423	$14,094

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data were prepared using the acquisition method of accounting with Zillow as the accounting acquirer of Trulia. The selected unaudited pro forma condensed combined balance sheet data assume the mergers were completed on September 30, 2014. The selected unaudited pro forma condensed combined statement of operations data assume the mergers were completed on January 1, 2013.

The following selected unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations of future periods or the results that actually would have been realized had the mergers occurred on the dates indicated. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements Zillow, Inc. and Trulia, Inc.” and related notes included in this joint proxy statement/prospectus.

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
	(in thousands, except per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Revenue	$380,237	$419,283
Total costs and expenses	483,890	496,087
Loss from operations	(103,653)	(76,804)
Loss before income taxes	(104,333)	(80,394)
Net loss	(104,745)	(80,757)
Net loss per share — basic and diluted	(2.02)	(1.43)

At September 30, 2014
(in thousands)
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$334,879
Short-term and long-term investments	335,685
Working capital	464,539
Total assets	3,028,287
Long-term liabilities	377,595
Total shareholders’ equity	2,479,732

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION

The following tables summarize selected unaudited per share data for Zillow and Trulia on a historical basis and on a pro forma combined basis giving effect to the mergers using the acquisition method of accounting with Zillow as the accounting acquirer of Trulia for the year ended December 31, 2013 and the nine month period ended September 30, 2014. It has been assumed for purposes of the pro forma combined financial information provided below that the mergers were completed on January 1, 2013 for earnings per share purposes and as of the respective end of the period for book value per share purposes.

The unaudited pro forma per share data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus.

The following information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements Zillow, Inc. and Trulia, Inc.” and related notes included in this joint proxy statement/prospectus.

	Year Ended December 31, 2013
	Historical		Pro Forma Equivalent (1)	Pro Forma Combined (2)
	Zillow	Trulia
Net loss per share — basic and diluted	$(0.35)	$(0.54)	$(0.90)	$(2.02)
Book value per share of common stock (3)	$14.41	$10.42	$19.60	$44.14

	Nine Months Ended September 30, 2014
	Historical		Pro Forma Equivalent (1)	Pro Forma Combined (2)
	Zillow	Trulia
Net loss per share — basic and diluted	$(0.82)	$(1.54)	$(0.63)	$(1.43)
Book value per share of common stock (3)	$14.40	$9.63	$19.18	$43.20

(1)	The pro forma equivalent amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.444.
(2)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014, as applicable, were prepared by combining Zillow’s historical consolidated statements of operations and Trulia’s historical consolidated statements of operations, adjusted to give effect to pro forma events that are (a) directly attributable to the mergers, (b) factually supportable, and (c) expected to have a continuing impact on the consolidated results of Holdco following the mergers. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 was also adjusted to include the pro forma impact of the recent acquisitions of StreetEasy, Inc. by Zillow and Market Leader, Inc. by Trulia, assuming those acquisitions were completed on January 1, 2013.
(3)	Historical book value per share is computed by dividing common shareholders’ equity by the number of shares of Zillow or Trulia common stock outstanding, as applicable. Pro forma combined book value per share is computed by dividing pro forma common shareholders’ equity by the pro forma number of shares of Zillow common stock that would have been outstanding as of December 31, 2013 or September 30, 2014, as applicable.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, as well as the dividend paid per share, of Zillow Class A common stock, which trades on NASDAQ under the symbol “Z,” and Trulia common stock, which trades on the NYSE under the symbol “TRLA.” Zillow Class B common stock is not listed or quoted for trading in any public market.

	Zillow			Trulia
	High	Low	Dividend	High	Low	Dividend
Year Ended December 31, 2012
First Quarter	$36.60	$22.17	—	$—	$—	—
Second Quarter	44.23	30.60	—	—	—	—
Third Quarter (1)	46.86	35.57	—	26.57	20.44	—
Fourth Quarter	42.82	23.00	—	23.88	14.69	—

Year Ended December 31, 2013
First Quarter	$57.82	$28.00	—	$38.22	$16.50	—
Second Quarter	63.76	48.52	—	35.33	27.52	—
Third Quarter	103.00	54.38	—	52.71	30.81	—
Fourth Quarter	91.93	70.28	—	51.54	26.35	—

Year Ended December 31, 2014
First Quarter	$102.20	$76.00	—	$39.83	$28.15	—
Second Quarter	145.59	84.64	—	48.68	29.23	—
Third Quarter	164.90	112.54	—	67.50	38.38	—
Fourth Quarter (through [—], 2014)

(1)	Trulia’s common stock commenced trading on the NYSE on September 20, 2012.

The following table sets forth the closing sale prices per share of Zillow Class A common stock and Trulia common stock as of July 25, 2014, the last trading day prior to the public announcement of the mergers, and as of [—], 2014, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also sets forth the implied value of the Trulia merger consideration for each share of Trulia common stock as of the same two dates. This implied value was calculated by multiplying the closing sale price of Zillow common stock on the relevant date by the Trulia exchange ratio of 0.444.

	Zillow Class A Common Stock		Trulia Common Stock		Implied Market Value of Trulia Common Stock
July 25, 2014		$158.86		$56.35		$70.53
[—], 2014	$		$		$

Although the Trulia exchange ratio of 0.444 is fixed, the value of a share of Zillow Class A common stock will fluctuate until the mergers are consummated. As a result, the implied value of the Trulia merger consideration that Trulia stockholders will receive upon completion of the mergers will depend on the market price of Zillow Class A common stock at the effective times of the mergers.

Dividend Policy

Zillow has never declared or paid a cash dividend on its common stock and intends to retain all available funds and any future earnings to fund the development and growth of its business. Zillow does not anticipate paying any cash dividends on its Class A common stock or Class B common stock in the foreseeable future. Any future determinations to pay dividends on Zillow’s Class A common stock or Class B common stock would depend on the results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law or contracts, and any other factors that the Zillow board may consider relevant.

Trulia has never declared or paid a cash dividend on its common stock and intends to retain all future earnings for the operation and expansion of its business. Trulia does not anticipate declaring or paying any cash dividends on its common stock in the foreseeable future. Any payment of cash dividends on Trulia’s common stock will be at the discretion of the Trulia board and will depend upon Trulia’s operating results, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the Trulia board. In addition, Trulia’s current credit facility prohibits Trulia from paying any cash dividends without the lenders’ consent.

Holdco has not yet determined its dividend policy. Any future determinations to pay dividends on Holdco’s common stock would depend upon Holdco’s results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law or contracts, and other factors that the Holdco board may consider relevant.

RISK FACTORS

In addition to the other information included in, or incorporated by reference in, and found in the annexes attached to, this joint proxy statement/prospectus, including the matters addressed in “Cautionary Note Concerning Forward-Looking Statements,” you should carefully consider the risks described below before deciding how to vote. You should also read and consider the risk factors associated with each of the businesses of Zillow and Trulia because these risk factors may affect the operations and financial results of the combined company, Holdco. These risk factors may be found under Part II, Item 1A in Zillow’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and in Trulia’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each of which is on file with the SEC and both of which are incorporated by reference into this joint proxy statement/prospectus. Furthermore, you should read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference herein. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risk Factors Relating to the Mergers

The Market Value of the Shares of Holdco Common Stock to Be Issued to Zillow Shareholders and Trulia Stockholders Is Uncertain and May Be Lower Than the Market Value of the Shares of Zillow Common Stock and/or Trulia Common Stock to Be Surrendered in the Mergers by the Zillow Shareholders and Trulia Stockholders, Respectively.

Zillow shareholders and Trulia stockholders will receive a fixed number of shares of Holdco common stock in the mergers rather than a number of shares with a particular fixed market value. The market values of Zillow common stock and Trulia common stock at the time of the mergers may vary significantly from their prices on the date the merger agreement was executed, the date of this joint proxy statement/prospectus, or the date(s) on which Zillow shareholders and Trulia stockholders vote on the mergers. Because the respective merger consideration exchange ratios will not be adjusted to reflect any changes in the market prices of Zillow Class A common stock or Trulia common stock, the market value of the Holdco Class A common stock issued in the mergers and the Zillow Class A common stock and Trulia common stock surrendered in the mergers may be higher or lower than the values attributed to these shares on earlier dates. You are urged to obtain up-to-date prices for Zillow common stock and Trulia common stock. See “Comparative Per Share Market Price and Dividend Information” for ranges of historic market prices of Zillow Class A common stock and Trulia common stock.

Changes in the market prices of Zillow Class A common stock and Trulia common stock may result from a variety of factors that are beyond the control of Zillow or Trulia, including changes in their respective businesses, operations, and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. Market assessments of the benefits of the mergers, the likelihood that the mergers will be completed, and general and industry-specific market and economic conditions may also have an effect on the market price of Zillow Class A common stock and Trulia common stock. Changes in market prices of Zillow Class A common stock and Trulia common stock may also be caused by fluctuations and developments affecting domestic and global securities markets. Neither Zillow nor Trulia is permitted to terminate the merger agreement solely because of changes in the market price of either party’s respective common stock.

Obtaining Required Regulatory Approvals May Prevent or Delay Completion of the Mergers, Reduce the Anticipated Benefits of the Mergers, or Require Changes to the Structure or Terms of the Mergers.

Completion of the mergers is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the mergers under the HSR Act. At any time before or after the mergers are consummated, any of the Department of Justice, the Federal Trade Commission, or U.S. state attorneys general could take action under the antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, condition completion of the mergers upon the divestiture of assets of Zillow, Trulia, or their respective subsidiaries, or impose restrictions on Holdco’s post-merger operations. These actions could negatively affect the results of operations and financial condition of Holdco following completion of the mergers. Any such requirements or restrictions may prevent or delay completion of the mergers or reduce the anticipated benefits of the mergers, which could also have a material adverse effect on Holdco’s business and cash flows, financial condition and results of operations. No assurance can be given that the required regulatory approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions, or timing of the approvals. See “The Mergers — Regulatory Approvals” for a discussion of the regulatory approvals required in connection with the consummation of the mergers.

Failure to Successfully Integrate the Businesses of Zillow and Trulia in the Expected Time Frame May Adversely Affect Holdco’s Future Results.

Zillow and Trulia entered into the merger agreement with the expectation that the mergers will result in various benefits, including certain cost savings and operational efficiencies or synergies. To realize these anticipated benefits, the businesses of Zillow and Trulia must be successfully integrated. Historically, Zillow and Trulia have been independent companies, and they will continue to be operated as such until the completion of the mergers. The integration may be complex and time consuming and may require substantial resources and effort. The management of Holdco may face significant challenges in consolidating the operations of Zillow and Trulia, integrating the technologies, procedures, and policies, as well as addressing the different corporate cultures of the two companies and retaining key personnel. If the companies are not successfully integrated, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected.

Zillow and Trulia Will Be Subject to Business Uncertainties and Contractual Restrictions While the Mergers Are Pending.

Uncertainty about the effect of the mergers on employees, customers, partners, and suppliers may have an adverse effect on Zillow and Trulia and, consequently, on Holdco. These uncertainties may impair the ability of Zillow and Trulia to retain and motivate key personnel and could cause customers, partners, suppliers, and others that deal with Zillow and Trulia to defer entering into contracts with, or making other decisions concerning, either of them or to seek to change existing business relationships with them. Certain of Trulia’s customer contracts contain change of control restrictions that may give rise to a right of termination or cancellation in connection with the mergers. The loss or deterioration of relationships with significant customers, partners, or suppliers could have a material adverse effect on Zillow, Trulia, and Holdco. In addition, the merger agreement restricts Zillow and Trulia from making certain acquisitions and taking other specified actions until the mergers occur without the consent of the other party. These restrictions may prevent Zillow and Trulia from pursuing attractive business opportunities that may arise prior to the completion of the mergers or otherwise adversely affect Zillow’s and Trulia’s abilities to execute on their business strategies. See “The Merger Agreement — Covenants of the Parties” for a description of the restrictive covenants applicable to Zillow and Trulia.

The Merger Agreement Limits Zillow’s and Trulia’s Abilities to Pursue Alternatives to the Mergers and Imposes Other Obligations and Costs on Zillow and Trulia.

Each of Zillow and Trulia has agreed that it will not solicit, initiate, knowingly encourage, induce, or facilitate inquiries or proposals or engage in discussions or negotiations regarding takeover proposals, subject to limited exceptions, including that a party may take certain actions in the event it receives an unsolicited takeover proposal that constitutes a superior proposal or is reasonably expected to lead to a superior proposal, and the party’s board of directors determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing, that a failure to take action with respect to such takeover proposal would be inconsistent with its fiduciary duties. Each party has also agreed that its board of directors will not change its recommendation to its shareholders or stockholders, as applicable, or approve any alternative agreement, subject to limited exceptions. The merger agreement also requires each party to call, give notice of, and hold a meeting of its shareholders or stockholders, as applicable, for the purposes of obtaining the applicable shareholder or stockholder approval. This special meeting requirement does not apply to a party in the event that the merger agreement is terminated in accordance with its terms. See “The Merger Agreement — Covenants of the Parties.” In addition, if the merger agreement is terminated under specified circumstances, Zillow or Trulia may be required to pay a termination fee of $69.8 million. The merger agreement provides further that Zillow may be required to pay Trulia a termination fee of $150 million if the merger agreement is terminated under other certain circumstances. See “The Merger Agreement — Termination Fees; Expenses” for a description of the circumstances under which such termination fees are payable. In addition, upon adoption of the merger agreement by Trulia stockholders at the Trulia special meeting the right of Trulia to terminate the merger agreement in response to a superior proposal is eliminated. These provisions might discourage a potential competing acquiror with an interest in acquiring all or a significant part of Zillow or Trulia from proposing an acquisition, even if it were prepared to pay consideration with greater value than that proposed in the merger agreement, or might result in a potential competing acquiror proposing to pay less to acquire Zillow or Trulia than it might otherwise have been willing to pay.

Both Zillow Shareholders and Trulia Stockholders Will Have a Reduced Ownership and Voting Interest After the Mergers and Will Exercise Less Influence Over Management.

After the completion of the mergers, the Zillow shareholders and Trulia stockholders will own a smaller percentage of Holdco than they currently own of Zillow and Trulia, respectively. Upon completion of the mergers, it is anticipated that Zillow shareholders, on the one hand, and Trulia stockholders, on the other hand, will hold approximately 67% and 33%, respectively, of the shares of common stock of Holdco on a fully-diluted basis, based on outstanding shares of common stock, stock options, restricted stock units, and stock appreciation rights of Zillow and Trulia, and shares issuable upon conversion of Trulia’s outstanding convertible notes, as of June 30, 2014. Consequently, Zillow shareholders, as a group, and Trulia stockholders, as a group, will each have reduced ownership and voting power in Holdco compared to their ownership and voting power in Zillow and Trulia, respectively. In particular, Trulia stockholders, as a group, will have less than a majority of the ownership and voting power of Holdco. In addition, as discussed below under the risk factor titled “The Structure of Holdco’s Capital Stock as Contained in Its Charter Documents Has the Effect of Concentrating Voting Control With Zillow’s Founders and Limits Your Ability to Influence Corporate Matters,” all of Holdco’s shares of Class B common stock outstanding following the mergers will be held or controlled by Zillow’s founders and will represent more than a majority of the voting power of Holdco’s outstanding voting shares of capital stock. As a result, for the foreseeable future following the mergers, Zillow’s founders will have significant control over Holdco’s management and affairs, and Trulia stockholders, as a group, will be able to exercise significantly less collective influence over the management and policies of Holdco than they currently exercise over the management and policies of Trulia.

Certain Directors and Executive Officers of Zillow and Trulia May Have Interests in the Mergers That Are Different From or in Conflict With Yours.

Executive officers of Zillow and Trulia participated in the negotiation of the terms of the merger agreement and the Zillow and Trulia boards approved the merger agreement and recommend that you vote in favor of the proposal to approve or adopt the merger agreement, as applicable, and the other proposals included in this joint proxy statement/prospectus. These directors and executive officers may have interests in the mergers that are different from or in conflict with yours. The interests of Zillow directors and officers include the following:

•	Zillow’s directors will serve as directors on the Holdco board;

•	Zillow’s executive officers will be the executive officers of the Zillow surviving corporation; and

•	Zillow’s directors and executive officers will be provided continued indemnification and insurance coverage.

The interests of Trulia directors and executive officers include the following:

•	All unvested Trulia equity awards held by non-employee directors of Trulia will vest immediately prior to the effective time of the Trulia merger;

•	Certain unvested Trulia equity awards held by executive officers of Trulia will vest upon a qualifying termination within twelve months following the Trulia merger;

•	Two of Trulia’s directors will serve as directors on the Holdco board;

•	Trulia’s executive officers will be the executive officers of the Trulia surviving corporation;

•	Trulia’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement; and

•	Trulia has entered into an agreement with one of its executive officers, Ian Morris, which provides that Mr. Morris will provide consulting services to Trulia through August 31, 2015. Pursuant to the agreement, Mr. Morris will be entitled to accelerated vesting of certain equity awards if his service as a consultant is terminated without cause prior to August 31, 2015.

You should be aware of these interests when you consider your board’s recommendation that you vote in favor of the mergers. For a discussion of the interests of directors and executive officers in the mergers, see “The Mergers — Interests of Officers and Directors in the Mergers.”

The Shares of Holdco Common Stock to Be Received by Zillow Shareholders and Trulia Stockholders as a Result of the Mergers Will Have Different Rights From Shares of Zillow Common Stock and Trulia Common Stock.

Following completion of the mergers, Zillow shareholders and Trulia stockholders will no longer be holders of Zillow and Trulia but will instead be shareholders of Holdco. There will be important differences between your current rights as a Zillow shareholder or Trulia stockholder and your rights as a Holdco shareholder. See “Comparison of Shareholder Rights” for a discussion of the different rights associated with Zillow common stock and Trulia common stock.

Failure to Complete the Mergers Could Negatively Impact the Stock Prices, Businesses, and Financial Results of Zillow and Trulia.

If the mergers are not completed, the ongoing businesses of Zillow and Trulia may be adversely affected and Zillow and Trulia will be subject to certain risks and consequences, including the following:

•	if the merger agreement is terminated under specified circumstances, Zillow may be required to pay Trulia a termination fee of $69.8 million or $150 million (depending on the specific circumstances);

•	if the merger agreement is terminated under other specified circumstances, Trulia may be required to pay Zillow a termination fee of $69.8 million;

•	Zillow and Trulia will be required to pay various costs relating to the mergers regardless of whether the mergers are completed, such as significant fees and expenses for legal, accounting, financial advisory, and printing services;

•	matters relating to the mergers may require substantial time and effort from Zillow and Trulia management, which time and effort could have otherwise been devoted to other opportunities that might have been beneficial to Zillow and Trulia, respectively, as independent companies;

•	Zillow and Trulia may experience negative reactions from the financial markets and from their respective employees, customers, partners, and suppliers if the mergers are not completed; and

•	Zillow and Trulia may be subject to litigation related to a failure to complete the mergers or to enforce their respective rights under the merger agreement.

If the mergers are not completed, these and other risks could materially affect the businesses, financial results, and stock prices of Zillow and Trulia.

Zillow, Trulia, and, Following the Mergers, Holdco, Must Continue to Retain, Recruit, and Motivate Executives and Other Key Employees, and Failure to Do So Could Negatively Affect Holdco.

For the mergers to be successful, both Zillow and Trulia must continue to retain, recruit, and motivate executives and other key employees during the period before the mergers are completed. Further, Holdco must be successful at retaining, recruiting, and motivating key employees following the completion of the mergers in order for the benefits of the transaction to be fully realized. Experienced employees in the industries in which Zillow and Trulia operate are in high demand, and competition for their talents can be intense. Employees of both Zillow and Trulia may experience uncertainty about their future roles with the combined company until, or even after, strategies with regard to the combined companies are announced and executed. The potential distractions related to the mergers may adversely affect the ability of Zillow, Trulia, and, following completion of the mergers, Holdco, to keep executives and other key employees focused on business strategies and goals and to address other important personnel matters. A failure by Zillow, Trulia, or, following the completion of the mergers, Holdco, to attract, retain, and motivate executives and other key employees during the period prior to or after the completion of the mergers could have a negative impact on their respective businesses.

Zillow, Trulia, and Holdco Will Incur Significant Transaction and Merger-Related Transition Costs in Connection With the Mergers.

Zillow and Trulia expect that they and Holdco will incur significant, non-recurring costs in connection with completing the mergers and integrating the operations of the two companies. Zillow and Trulia may incur additional costs to maintain employee morale and to retain key employees. Zillow and Trulia will also incur significant fees and expenses relating to legal, accounting, and other services associated with the mergers. Some of these costs are payable regardless of whether the mergers are completed. In addition, under specified circumstances, Zillow or Trulia may be required to pay a termination fee of $69.8 million, and Zillow may be required to pay a termination fee of $150 million (depending on the specific circumstances) if the merger agreement is terminated. Additional unanticipated costs may be incurred in the course of integration, and management cannot ensure that the elimination of duplicative costs or the realization of other efficiencies will offset the transaction and integration costs in the near term or at all. See “The Merger Agreement — Termination Fees; Expenses” for additional information.

The Unaudited Pro Forma Condensed Combined Financial Information Included in This Joint Proxy Statement/Prospectus May Not Be Indicative of What Holdco’s Actual Financial Position or Results of Operations Would Have Been.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Holdco’s actual financial position or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Trulia’s net assets. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Trulia as of the date of the completion of the mergers. In addition, subsequent to the closing date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements Zillow, Inc. and Trulia, Inc.” for more information.

Several Lawsuits Have Been Filed Against Trulia, Members of the Trulia Board, Zillow, and Holdco Challenging the Mergers, and an Adverse Ruling in Such Lawsuits May Prevent the Mergers From Becoming Effective or From Becoming Effective Within the Expected Time Frame.

Trulia, members of the Trulia board, Zillow, and Holdco are named as defendants in lawsuits brought by and on behalf of Trulia stockholders challenging the mergers, seeking, among other things, to enjoin the defendants from completing the mergers on the agreed-upon terms. See “The Mergers — Litigation Relating to the Mergers” for more information about these lawsuits. Other similar lawsuits challenging the mergers may be filed against Trulia, Zillow, their respective boards, or Holdco, and all such lawsuits could result in substantial costs, including costs associated with the indemnification of directors.

One of the conditions to the closing of the mergers is that no order has been enforced, enacted, or issued by any governmental entity that prohibits, restrains, or makes illegal the consummation of the mergers or other transactions contemplated by the merger agreement. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the mergers on the agreed-upon terms, then such injunction may prevent the mergers from becoming effective or from becoming effective within the expected time frame.

Risk Factors Relating to Holdco After Completion of the Mergers

Unless the context requires otherwise, references to “Holdco” in this section are to Zebra Holdco, Inc. as directly or indirectly affected by, acting through, or having the attributes of, one or more of Zillow, Trulia, and their respective direct and indirect subsidiaries, in each case, by virtue of Holdco’s direct or indirect ownership thereof following completion of the mergers.

Zillow and Trulia Will Continue to, and Holdco Will, Face Intense Competition to Attract and Retain Users and Advertisers.

The management of each of Zillow and Trulia expects to maintain both the Zillow and Trulia consumer brands following completion of the mergers. Zillow and Trulia will continue to, and Holdco will, operate in a very competitive segment, and competition could impair their abilities to attract and retain users and advertisers. Holdco’s success will require continued innovation in providing products and services that are useful to consumers and real estate, rental, mortgage, and home improvement professionals, and attractive to advertisers. Further, many current advertisers of Zillow and Trulia are party to short-term contracts, and such advertisers could choose to modify or discontinue their relationships with Zillow or Trulia, respectively, with little or no advance notice, including as a result of the announcement of the mergers or because of perceived conflicts arising from the proposed combination of the two companies. Holdco’s failure to differentiate its products and services or to attract and retain users and advertisers could adversely affect Holdco’s profitability and results of operations.

The Loss of Key Employees or the Inability to Recruit and Retain Qualified Employees Could Adversely Affect Holdco’s Profitability and Results of Operations.

Holdco’s success will depend on its ability to attract, retain, and motivate qualified employees, including key management. Operational matters related to the mergers may create challenges as management works to maintain a vibrant corporate culture. The inability to effectively attract, retain, and motivate employees who possess substantial experience or expertise could materially adversely affect Holdco’s ability to successfully manage its growth and fully realize anticipated synergies among the combined companies, thereby materially adversely affecting Holdco’s results of operations and prospects.

Holdco May Be Unable to Increase Awareness of the Zillow and Trulia Brands in a Cost-Effective Manner, Which Could Harm Its Business.

Awareness, perceived quality, and differentiation of the Zillow and Trulia brands will be important to the success of Holdco in attracting users and advertisers. Both Zillow and Trulia have invested heavily in advertising to increase brand awareness, and the results of these investments may be negatively impacted by the mergers, including as a result of confusion or dilution of the Zillow and Trulia brands with the introduction of Holdco as a holding company. If the returns on these investments are less than anticipated, Holdco’s business, results of operations, and financial condition could be harmed.

Holdco May Not Be Able to Maintain or Establish Relationships With Real Estate Brokerages, Real Estate Listing Aggregators, Multiple Listing Services, Property Management Companies, Home Builders, Data Providers, or Other Third-Party Listing Providers, Which Could Impair Its Ability to Attract and Retain Users.

Holdco’s ability to attract users will depend to some degree on its ability to provide robust for-sale and rental listings and other real estate-related data. Real estate brokerages, real estate listing aggregators, multiple listing services, property management companies, home builders, data providers, or other third-party listing providers may defer entering into or renewing contracts, or seek to change existing business relationships, with Zillow, Trulia, or Holdco, as appropriate, including as a result of perceived conflicts or uncertainty arising from the proposed transaction. The loss of these relationships or the negotiation of terms that are less favorable to Holdco could harm its business, results of operations, and financial condition.

Zillow and Trulia Are Involved in Arrangements With Third Parties That May Restrict Zillow’s and Trulia’s, and, Following the Mergers, Holdco’s, Ability to Promote and Develop Certain Products and Fully Utilize Certain Intellectual Property and Other Assets Across the Combined Companies.

Zillow and Trulia are each party to certain co-promotion, development, licensing, and other agreements with third parties, some of which may contain provisions limiting Zillow’s or Trulia’s ability to promote and/or develop certain products. Following the completion of the mergers, products previously offered by either Zillow or Trulia may become subject to these restrictions by virtue of the combination of the two companies under Holdco. If it is determined that any of Holdco’s products are subject to these restrictions, Holdco may be required to divest, license, or otherwise cease offering these products. In the event any product captured by these restrictions as a result of the mergers contributes significantly to sales, the divesture of rights to offer the product could have an adverse effect on Holdco’s business, cash flows, results of operations, financial position, and prospects. Further, such agreements may restrict Holdco’s ability to fully utilize certain third-party intellectual property and other assets if such rights are limited to Zillow or Trulia, as applicable, which may in turn limit Holdco’s ability to realize certain anticipated synergies.

The Market Price for Shares of Holdco Class A Common Stock May Be Affected by Factors Different From Those Affecting the Market Price for Shares of Zillow Class A Common Stock and Trulia Common Stock.

Upon completion of the mergers, holders of Trulia common stock and Zillow common stock will become holders of Holdco common stock. Although, as a combined company, Holdco will generally be subject to the same risks that each of Zillow and Trulia currently face, those risks may affect the results of operations of Holdco differently than they affect the results of operations of each of Zillow and Trulia as separate companies. Additionally, the results of operations of Holdco may be affected by additional or different factors than those that currently affect the results of operations of Zillow and Trulia, including, but not limited to: complexities associated with managing the larger, more complex, combined business; integrating personnel from the two companies while maintaining focus on providing consistent, high-quality products and services; and potential performance issues resulting from the diversion of management’s attention caused by integrating the companies’ operations. For a discussion of the businesses of Zillow and Trulia and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information.”

The Market Price of Holdco Class A Common Stock May Decline if Holdco Does Not Achieve the Anticipated Benefits of the Mergers.

The market price of Holdco Class A common stock may decline if, among other factors, the integration of Zillow and Trulia is unsuccessful, the operational cost savings estimates are not realized, or the transaction costs related to the mergers are greater than expected. The market price of Holdco Class A common stock also may decline if Holdco does not achieve the perceived benefits of the mergers as rapidly as or to the extent anticipated by financial or industry analysts or if the effect of the mergers on Holdco’s financial results is not consistent with the expectations of financial or industry analysts.

The Future Results of Holdco Will Suffer if Holdco Does Not Effectively Manage Its Expanded Operations Following the Mergers.

Following completion of the mergers, the size of Holdco’s business will increase significantly beyond the current size of either Zillow’s or Trulia’s business. Holdco’s future success depends, in part, upon its ability to manage this growth, which will place substantial demands on management and operational infrastructure. There can be no assurances that Holdco will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements, and other benefits currently anticipated from the mergers.

There Has Been No Prior Public Market for Holdco Class A Common Stock, and an Active Public Market May Not Develop After the Completion of the Mergers.

No public market currently exists for Holdco Class A common stock. Holdco has applied to list its Class A common stock on NASDAQ. None of Zillow, Trulia and Holdco can predict the extent to which an active trading market for Holdco Class A common stock will develop or how liquid that market might become.

The Price of Holdco Class A Common Stock May Be Volatile.

The price of Holdco Class A common stock may be volatile and subject to wide fluctuations. In addition, the trading volume of Holdco Class A common stock may fluctuate and cause significant price variations to occur. Holdco cannot assure you that the price of Holdco Class A common stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to Holdco’s performance.

Holdco Has Not Yet Determined Its Dividend Policy and May Not Pay Dividends.

Holdco has not yet determined its dividend policy. Any determination to pay dividends in the future will be at the discretion of the Holdco board and will depend upon Holdco’s results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law, rule or regulation, business and investment strategy, and other factors that the Holdco board deems relevant. The Holdco board may decide not to pay periodic or other dividends to holders of Holdco common stock. If Holdco does not pay dividends, then the return on an investment in its common stock will depend entirely upon any future appreciation in its stock price. There is no guarantee that Holdco common stock will appreciate in value or maintain its value.

Holdco May Engage in Future Acquisitions That May Dilute Its Shareholders’ Ownership and Cause It to Incur Debt and Assume Contingent Liabilities.

As part of its business strategy, Holdco expects to review potential acquisitions that could complement its product offerings, augment its market coverage, or enhance its technical capabilities. While Holdco has no definitive agreements providing for any acquisitions (other than the mergers contemplated by this joint proxy statement/prospectus), it may acquire businesses, products, or technologies in the future. In the event of future acquisitions, Holdco could issue equity securities that would dilute its then-existing shareholders’ ownership, incur substantial debt or other financial obligations, or assume contingent liabilities. Any of these actions by Holdco could seriously harm its results of operations or the price of its Class A common stock.

The Structure of Holdco’s Capital Stock as Contained in Its Charter Documents Has the Effect of Concentrating Voting Control With Zillow’s Founders and Limits Your Ability to Influence Corporate Matters.

Since Zillow’s inception, its capital structure has included authorized Class A common stock and authorized Class B common stock. Holdco has a similar capital structure. Holdco Class A common stock entitles its holder to one vote per share, and Holdco Class B common stock entitles its holder to ten votes per share. All shares of Zillow Class B common stock have been and are, and all shares of Holdco Class B common stock will be, held or controlled by Zillow’s founders, Richard Barton and Lloyd Frink. As of October 9, 2014, Mr. Barton’s holdings and Mr. Frink’s holdings represented approximately 39% and 25%, respectively, of the voting power of Zillow’s outstanding capital stock (without giving effect to the Zillow voting agreement), and upon closing of the mergers Mr. Barton’s holdings and Mr. Frink’s holdings would represent approximately 33% and 22%, respectively, of the voting power of Holdco’s capital stock based on the outstanding shares of Zillow and Trulia as of October 9, 2014 and assuming no Zillow or Trulia stock options, restricted stock units, stock appreciation rights, or convertible notes are exercised, settled, or converted, as applicable, between October 9, 2014 and the effective times of the mergers.

For the foreseeable future, Mr. Barton and Mr. Frink will therefore have significant control over Holdco’s management and affairs and will be able to control most matters requiring shareholder approval, including the election or removal (with or without cause) of directors and the approval of any significant corporate transaction, such as a merger or other sale of Holdco or its assets. Holdco’s amended and restated articles of incorporation also authorize a class of nonvoting capital stock designated as Class C capital stock. Because the Class C capital stock carries no voting rights (except as required by applicable law or as expressly provided in the Holdco amended and restated articles of incorporation), the issuance of any Class C capital stock in the future could prolong the duration of Mr. Barton’s and Mr. Frink’s relative ownership of Holdco’s voting power. See “Proposal No. 2: Approval of Authorization of Nonvoting Class C Capital Stock in Holdco’s Amended and Restated Articles of Incorporation.” This concentrated control could delay, defer or prevent a change of control, merger, consolidation, takeover, or other business combination involving Holdco that you, as a shareholder, may otherwise support. This concentrated control could also discourage a potential investor from acquiring Holdco Class A common stock (or Holdco Class C capital stock, if any Holdco Class C capital stock is issued and becomes publicly traded) due to the limited voting power of such stock relative to the Holdco Class B common stock and might harm the market price of Holdco Class A common stock (and Holdco Class C capital stock, if it is publicly traded).

Anti-Takeover Provisions in Holdco’s Charter Documents and Under Washington Law Could Make an Acquisition of Holdco More Difficult, Limit Attempts by Shareholders to Replace or Remove Its Management and Affect the Market Price of Holdco Class A Common Stock.

Provisions in Holdco’s amended and restated articles of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change of control or changes in Holdco’s management. Holdco’s amended and restated articles of incorporation and amended and restated bylaws include provisions, some of which will become effective only after the date (the “threshold date”) on which the Holdco Class B common stock controlled by Zillow’s founders represents less than 7% of the aggregate number of shares of Holdco’s outstanding Class A common stock and Class B common stock, that:

•	set forth the structure of Holdco’s capital stock, which concentrates voting control of matters submitted to a vote of Holdco shareholders with the holders of Holdco Class B common stock, which will be held or controlled by Zillow’s founders;

•	authorize the Holdco board to issue, without further action by Holdco shareholders, 30,000,000 shares of undesignated preferred stock, subject, prior to the threshold date, to the approval rights of the holders of Holdco Class B common stock;

•	authorize the Holdco board to issue, without further action by Holdco shareholders, up to 600,000,000 shares of nonvoting Class C capital stock;

•	establish that the Holdco board will be divided into three classes, Class I, Class II, and Class III, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that, after the threshold date, Holdco’s directors may be removed only for cause;

•	provide that, after the threshold date, vacancies on the Holdco board may be filled only by the affirmative vote of a majority of directors then in office or by the sole remaining director;

•	provide that only the Holdco board may change the board’s size;

•	specify that special meetings of Holdco’s shareholders can be called only by its board, the chair of its board, its chief executive officer, its president or, prior to the threshold date, holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at any such special meeting;

•	establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders, including proposed nominations of persons for election to the Holdco board;

•	require the approval of the Holdco board or the holders of at least two-thirds of all the votes entitled to be cast by Holdco shareholders generally in the election of directors, voting together as a single group, to amend or repeal its bylaws; and

•	require the approval of not less than two-thirds of all the votes entitled to be cast on a proposed amendment, voting together as a single group, to amend certain provisions of its articles of incorporation.

Prior to the threshold date, Holdco’s directors can be removed with or without cause by holders of Holdco Class A common stock and Class B common stock, voting together as a single group, and vacancies on the board of directors may be filled by such shareholders, voting together as a single group. Given the structure of Holdco’s common stock, Zillow’s founders, Richard Barton and Lloyd Frink, who will hold or control all shares of Holdco Class B common stock, will have the ability for the foreseeable future to control these shareholder actions. See the risk factor above titled “The Structure of Holdco’s Capital Stock as Contained in Its Charter Documents Has the Effect of Concentrating Voting Control With Zillow’s Founders, and Limits Your Ability to Influence Corporate Matters.”

The provisions described above, after the threshold date, may frustrate or prevent any attempts by Holdco shareholders to replace or remove Holdco’s current management by making it more difficult for shareholders to replace members of its board, which board is responsible for appointing its management. In addition, because Holdco is incorporated in the State of Washington, it is governed by the provisions of Chapter 23B.19 of the WBCA, which prohibits certain business combinations between Holdco and certain significant shareholders unless specified conditions are met. These provisions may also have the effect of delaying or preventing a change of control of Holdco, even if this change of control would benefit its shareholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

ZILLOW, INC. AND TRULIA, INC.

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of each of Zillow and Trulia, as adjusted to include the pro forma impact of the recent acquisitions of StreetEasy, Inc. by Zillow and Market Leader, Inc. by Trulia, respectively, included below in this joint proxy statement/prospectus, and adjusted to give effect to the mergers. The unaudited pro forma condensed combined balance sheet as of September 30, 2014 is presented as if the mergers were completed on September 30, 2014. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 is presented as if the mergers were completed on January 1, 2013. The pro forma consolidated financial statements of Trulia have been adjusted to reflect certain reclassifications in order to conform to Zillow’s financial statement presentation.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Zillow considered the accounting acquirer of Trulia. Under the acquisition method of accounting, the purchase price is allocated to the underlying Trulia tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of September 30, 2014 with any excess purchase price allocated to goodwill.

As of the date of this joint proxy statement/prospectus, Zillow has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Trulia assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Trulia’s accounting policies to Zillow’s accounting policies. A final determination of the fair value of Trulia’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Trulia that exist as of the closing date of the mergers and, therefore, cannot be made prior to the completion of the mergers. In addition, the value of the consideration to be paid by Zillow upon the consummation of the mergers will be determined based on the closing price per share of Zillow’s Class A common stock on the closing date of the mergers. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. Zillow estimated the fair value of Trulia’s assets and liabilities as of the anticipated closing date of the mergers based on discussions with Trulia’s management, preliminary valuation studies, due diligence and information presented in Trulia’s public filings. Until the mergers are completed, both companies are limited in their ability to share certain information. Upon completion of the mergers, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements (the “pro forma adjustments”) are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are: (1) directly attributable to the mergers; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results of Holdco following the mergers. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the mergers occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Holdco following the mergers.

The unaudited pro forma condensed combined financial statements, although helpful in illustrating the financial characteristics of Holdco under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings) or other factors that may result as a consequence of the mergers and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the mergers. Also, the unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the mergers that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the mergers are not included in the unaudited pro forma condensed combined statements of operations. However, the estimated impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as an increase to accumulated deficit and an increase in accrued expenses and other current liabilities. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of any regulatory actions that may impact the results of Holdco following the mergers.

The unaudited pro forma condensed combined financial statements are based on and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the unaudited condensed financial statements of RentJuice Corporation as of March 31, 2012 and for the three months ended March 31, 2012 and 2011, included in Exhibit 99.2 to Zillow’s Current Report on Form 8-K/A filed with the SEC on June 13, 2012, which are incorporated by reference in this joint proxy statement/prospectus;

•	the audited financial statements of RentJuice Corporation as of and for the year ended December 31, 2011, included in Exhibit 99.2 to Zillow’s Current Report on Form 8-K/A filed with the SEC on June 13, 2012, which are incorporated by reference in this joint proxy statement/prospectus;

•	the unaudited condensed financial statements of StreetEasy, Inc., as of June 30, 2013 and for the six months ended June 30, 2013 and 2012, included in Exhibit 99.2 to Zillow’s Current Report on Form 8-K/A filed with the SEC on November 5, 2013, which are incorporated by reference in this joint proxy statement/prospectus;

•	the audited financial statements of StreetEasy, Inc., as of and for the year ended December 31, 2012, included in Exhibit 99.3 to Zillow’s Current Report on Form 8-K/A filed with the SEC on November 5, 2013, which are incorporated by reference in this joint proxy statement/prospectus;

•	the audited financial statements of Zillow as of and for the year ended December 31, 2013, included in Zillow’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 18, 2014 and incorporated by reference in this joint proxy statement/prospectus;

•	the unaudited condensed financial statements of Zillow as of March 31, 2014 and for the three months ended March 31, 2014 and 2013, included in Zillow’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the SEC on May 8, 2014 and incorporated by reference in this joint proxy statement/prospectus, the unaudited condensed consolidated financial statements of Zillow as of June 30, 2014 and for the three and six month periods ended June 30, 2014 and 2013, included in Zillow’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed with the SEC on August 6, 2014 and incorporated by reference in this joint proxy statement/prospectus, and the unaudited condensed consolidated financial statements of Zillow as of September 30, 2014 and for the three and nine month periods ended September 30, 2014 and 2013, included in Zillow’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 filed with the SEC on November 6, 2014 and incorporated by reference in this joint proxy statement/prospectus;

•	the audited consolidated balance sheets of Market Leader, Inc. as of December 31, 2011 and 2012 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2011 and 2012, and the related notes, the related financial statements schedule and “Management’s Annual Report on Internal Control Over Financial Reporting,” included in Exhibit 99.1 to Trulia’s Current Report on Form 8-K/A filed with the SEC on November 1, 2013, which are incorporated by reference in this joint proxy statement/prospectus;

•	the unaudited condensed consolidated balance sheets of Market Leader, Inc. as of June 30, 2013, and the unaudited condensed consolidated statement of operations, shareholders’ equity and cash flows for the six months ended June 30, 2012 and 2013, and the related notes, included in Exhibit 99.2 to Trulia’s Current Report on Form 8-K/A filed on November 1, 2013, which is incorporated by reference in this joint proxy statement/prospectus;

•	the unaudited condensed consolidated statement of operations of Market Leader, Inc. for the period from January 1, 2013 to August 20, 2013, included in Exhibit 99.4 to Trulia’s Current Report on Form 8-K filed with the SEC on December 10, 2013, which is incorporated by reference in this joint proxy statement/prospectus;

•	the audited consolidated financial statements of Trulia as of and for the year ended December 31, 2013, included in Trulia’s Annual Report on Form 10-K/A for the year ended December 31, 2013 filed with the SEC on May 23, 2014 and incorporated by reference in this joint proxy statement/prospectus;

•	the unaudited condensed consolidated financial statements of Trulia as of March 31, 2014 and for the three months ended March 31, 2014 and 2013, included in Trulia’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 2, 2014 and incorporated by reference in this joint proxy statement/prospectus, the unaudited condensed consolidated financial statements of Trulia as of June 30, 2014 and for the three and six month periods ended June 30, 2014 and 2013, included in Trulia’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 8, 2014 and incorporated by reference in this joint proxy statement/prospectus, and the unaudited condensed consolidated financial statements of Trulia as of September 30, 2014 and for the three and nine month periods ended September 30, 2014 and 2013, included in Trulia’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the SEC on November 6, 2014 and incorporated by reference in this joint proxy statement/prospectus; and

•	other information relating to Zillow and Trulia contained in or incorporated by reference into this joint proxy statement/prospectus.

See “Where You Can Find More Information,” “Zillow Selected Historical Financial Data and Other Data” and “Trulia Selected Historical Financial Data and Other Data.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

(in thousands)

	Historical		Pro Forma Adjustments (Note 5)		Pro Forma Combined
	Zillow	Trulia
Assets
Current assets:
Cash and cash equivalents	$122,765	$212,114	$—		$334,879
Short-term investments	243,555	—	—		243,555
Accounts receivable, net	21,794	14,161	—		35,955
Prepaid expenses and other current assets	8,921	8,197	3,992	(a)	21,110

Total current assets	397,035	234,472	3,992		635,499
Restricted cash	—	6,912	—		6,912
Long-term investments	92,130	—	—		92,130
Property and equipment, net	38,335	41,391	(17,311	)(b)	62,415
Goodwill	96,352	255,904	1,259,064	(c)	1,611,320
Intangible assets, net	24,864	106,439	487,561	(d)	618,864
Other assets	494	7,547	(6,894	)(e)	1,147

Total assets	$649,210	$652,665	$1,726,412		$3,028,287

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$13,366	$1,799	$—		$15,165
Accrued expenses and other current liabilities	17,756	22,409	76,658	(f)	116,823
Accrued compensation and benefits	6,784	10,496	—		17,280
Deferred revenue	14,721	9,932	(4,632	)(g)	20,021
Deferred rent, current portion	834	813	—		1,647
Capital lease liability, current portion	—	24	—		24

Total current liabilities	53,461	45,473	72,026		170,960
Deferred rent, net of current portion	10,549	9,850	—		20,399
Capital lease liability, net of current portion	—	80	—		80
Long-term debt	—	230,000	—		230,000
Deferred tax liabilities and other long-term liabilities	—	3,538	123,578	(h)	127,116
Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	4	—	2	(i)	6
Additional paid-in capital	702,030	485,615	1,485,573	(j)	2,673,218
Accumulated deficit	(116,834)	(121,891)	45,233	(k)	(193,492)

Total liabilities and shareholders’ equity	$649,210	$652,665	$1,726,412		$3,028,287

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2014

(in thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 5)		Pro Forma Combined
	Zillow	Trulia
Revenue	$233,564	$185,719	$—		$419,283
Costs and expenses:
Cost of revenue (exclusive of amortization)	20,636	32,996	(3,456	)(l)	50,176
Sales and marketing	129,907	109,516	(18,159	)(m)	221,264
Technology and development	58,150	41,931	36,260	(n)	136,341
General and administrative	44,968	37,162	1,379	(o)	83,509
Acquisition-related costs	13,384	10,832	(24,216	)(p)	—
Restructuring costs	—	4,797	—		4,797

Total costs and expenses	267,045	237,234	(8,192)		496,087

Loss from operations	(33,481)	(51,515)	8,192		(76,804)
Other income	768	400	—		1,168
Interest expense	—	(5,529)	771	(q)	(4,758)

Loss before income taxes	(32,713)	(56,644)	8,963		(80,394)
Income tax expense	—	(363)	—		(363)

Net loss	$(32,713)	$(57,007)	$8,963		$(80,757)

Net loss per share — basic and diluted	$(0.82)	$(1.54)			$(1.43)
Weighted-average shares outstanding — basic and diluted (Note 6)	39,810	37,112			56,288

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(in thousands, except per share data)

	Pro Forma (1)		Pro Forma Adjustments (Note 5)		Pro Forma Combined
	Zillow	Trulia
Revenue	$202,086	$178,151	$—		$380,237
Costs and expenses:
Cost of revenue (exclusive of amortization)	19,299	34,138	(10,503	)(l)	42,934
Sales and marketing	110,244	93,455	(6,027	)(m)	197,672
Technology and development	51,232	47,583	51,660	(n)	150,475
General and administrative	39,566	43,223	10,020	(o)	92,809

Total costs and expenses	220,341	218,399	45,150		483,890

Loss from operations	(18,255)	(40,248)	(45,150)		(103,653)
Other income	398	132	—		530
Interest expense	—	(1,107)	38	(q)	(1,069)
Loss on debt extinguishment	—	(141)	—		(141)

Loss before income taxes	(17,857)	(41,364)	(45,112)		(104,333)
Income tax benefit	4,111	7,496	(12,019	)(r)	(412)

Net loss	$(13,746)	$(33,868)	$(57,131)		$(104,745)

Net loss per share — basic and diluted	$(0.38)	$(0.94)			$(2.02)
Weighted-average shares outstanding — basic and diluted (Note 6)	36,029	35,922			51,978

(1)	Based upon the historical consolidated financial statements of each of Zillow and Trulia and adjusted to include the pro forma impact of the acquisitions of StreetEasy, Inc. by Zillow and Market Leader, Inc. by Trulia, both of which acquisitions occurred during the year ended December 31, 2013.

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

ZILLOW, INC. AND TRULIA, INC.

Note 1. Description of Transaction

On July 28, 2014, Zillow, Holdco, and Trulia entered into the merger agreement providing for the acquisition of Trulia by Zillow. Prior to the closing, Holdco will form two wholly owned subsidiaries, Zillow Merger Sub and Trulia Merger Sub. Pursuant to the merger agreement, Zillow Merger Sub will merge with and into Zillow, the separate existence of Zillow Merger Sub will cease, and Zillow will be the surviving corporation, and Trulia Merger Sub will merge with and into Trulia, the separate existence of the Trulia Merger Sub will cease, and Trulia will be the surviving corporation. As a result of the mergers, the Zillow surviving corporation and the Trulia surviving corporation will each become a wholly owned subsidiary of Holdco.

At the effective time of the Zillow merger, each share of Zillow Class A common stock, other than Zillow excluded shares (as defined below) and Zillow dissenting shares, will be converted into the right to receive one share of fully paid and nonassessable Holdco Class A common stock, and each share of Zillow Class B common stock will be converted into the right to receive one share of fully paid and nonassessable Holdco Class B common stock. Shares of Zillow common stock held by Zillow, Holdco, Trulia, or any direct or indirect wholly owned subsidiary of Zillow or Trulia (“Zillow excluded shares”) will be canceled and will not receive the Zillow merger consideration. Generally, each Zillow stock option and restricted stock unit that is outstanding (whether or not vested or exercisable) as of the effective time of the Zillow merger will be assumed by Holdco and converted into awards of Holdco Class A common stock and will remain subject to the same terms, conditions and restrictions as the original option or award. Any unvested shares of Zillow Class A common stock that are subject to a repurchase option, risk of forfeiture or other condition as of the effective time of the Zillow merger will be exchanged for shares of Holdco Class A common stock that will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. Each Zillow restricted unit that is outstanding as of the effective time of the Zillow merger will be assumed by Holdco and converted into the right to receive Holdco Class A common stock and will remain subject to the same terms, conditions and restrictions as the original restricted unit.

At the effective time of the Trulia merger, each share of Trulia common stock, other than Trulia excluded shares (as defined below), will be converted into the right to receive 0.444 of a share of fully paid and nonassessable Holdco Class A common stock. Shares of Trulia common stock held by Trulia, Holdco, Zillow, or any direct or indirect wholly owned subsidiary of Zillow or Trulia (“Trulia excluded shares”) will be canceled and will not receive the Trulia merger consideration. Generally, each Trulia stock option, restricted stock unit, and stock appreciation right that is outstanding (whether or not vested or exercisable) as of the effective time of the Trulia merger will be assumed by Holdco and converted into awards of Holdco Class A common stock and will remain subject to the same terms, conditions and restrictions as the original option or award, subject to specified adjustments to reflect the effect of the Trulia exchange ratio. Each outstanding unvested Trulia option and restricted stock unit held by a member of the Trulia board of directors who is not an employee of Trulia or any subsidiary of Trulia will become fully vested immediately prior to the effective time of the Trulia merger in accordance with the terms of the applicable award agreements.

The merger agreement provides that the respective obligations of Trulia, Zillow and Holdco to complete the mergers are subject to the satisfaction or waiver of certain conditions of closing, including: (a) approval of the merger agreement by Zillow’s shareholders and adoption of the merger agreement by Trulia’s stockholders; (b) expiration or early termination of all applicable waiting periods under the HSR Act; (c) absence of any applicable restraining order or injunction prohibiting the mergers; (d) effectiveness of the registration statement with respect to the Holdco common stock to be issued in the mergers and the absence of any stop order or proceedings initiated by the SEC for that purpose; (e) absence of a material adverse effect with respect to each of Zillow and Trulia having occurred since the date of the merger agreement; (f) accuracy of the representations and warranties of each party, subject to specified materiality thresholds; (g) performance in all material respects by each party of its obligations under the merger agreement; (h) authorization for listing the Holdco Class A common stock on NASDAQ; and (i) with respect to Zillow, the absence of certain legal proceedings that seek to restrain the mergers or restrict the businesses of Zillow or Trulia. The merger agreement contains termination rights for Trulia and Zillow applicable upon: (a) a final non-appealable order or other action prohibiting the mergers; (b) the eighteen-month anniversary of the date of the merger agreement; (c) the failure of either Zillow’s shareholders or Trulia’s stockholders to approve the merger agreement and actions contemplated by the merger agreement by the required votes; (d) a breach by the other party that cannot be cured within 30 days’ notice of such breach, if such breach would result in the failure of the conditions to closing set forth in the merger agreement; (e) certain “triggering events,” including a change in recommendation relating to the mergers by the other party’s board of directors; and (f) in certain circumstances, Trulia’s entry into a contract with respect to a superior proposal.

A detailed discussion of the merger agreement and the mergers may be found in the sections of this joint proxy statement/prospectus entitled “The Mergers” and “The Merger Agreement.”

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Zillow considered the accounting acquirer of Trulia. Under the acquisition method of accounting, the purchase price is allocated to the underlying Trulia tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of September 30, 2014 with any excess purchase price allocated to goodwill.

The unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of each of Zillow and Trulia, as adjusted to give effect to the mergers. In addition, the historical consolidated statements of operations of each of Zillow and Trulia for the year ended December 31, 2013 have been adjusted to include the pro forma impact of the recent acquisitions of StreetEasy, Inc. by Zillow and Market Leader, Inc. by Trulia, respectively, assuming those acquisitions were completed on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of September 30, 2014 is presented as if the mergers were completed on September 30, 2014. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 is presented as if the mergers were completed on January 1, 2013. The pro forma consolidated financial statements of Trulia have been adjusted to reflect certain reclassifications in order to conform to Zillow’s financial statement presentation. However, the unaudited pro forma condensed combined financial statements may not reflect all adjustments necessary to conform the accounting policies of Trulia to those of Zillow due to limitations on the availability of information as of the date of this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial position of Holdco that would have been reported had the mergers been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of Holdco. The pro forma adjustments represent management’s estimates based on information available as of the date of this joint proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial statements do not reflect the impact of expected cost savings (or associated costs to achieve such savings) or other factors that may result as a consequence of the mergers and, accordingly, do not attempt to predict or suggest future results. Also, the unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the mergers that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the mergers are not included in the unaudited pro forma combined condensed statements of operations. However, the estimated impact of such transaction expenses is reflected in the pro forma balance sheet as an increase to accumulated deficit and an increase in accrued expenses and other current liabilities.

Completion of the mergers is subject to regulatory approvals in the United States and approval by the shareholders of Zillow and the stockholders of Trulia. As of the date of this joint proxy statement/prospectus, the mergers are expected to be completed in 2015.

Note 3. Preliminary Estimated Purchase Price

The total preliminary estimated purchase price of approximately $1.9 billion was determined based on the number of shares of Trulia common stock and equity awards outstanding under Trulia’s stock plans as of October 27, 2014. In all cases in which Zillow’s closing stock price is a determining factor in arriving at the amount of merger consideration, the stock price assumed for the total preliminary purchase price is the closing price of Zillow Class A common stock on NASDAQ on October 27, 2014 ($105.55 per share), the most recent date practicable in the preparation of this joint proxy statement/prospectus. The following is a preliminary estimate of the consideration expected to be transferred to effect the acquisition of Trulia (in thousands):

Common stock	$1,770,503
Substituted stock options attributable to pre-combination service	56,250
Substituted restricted stock units attributable to pre-combination service	69,865
Substituted stock appreciation rights attributable to pre-combination service	1,166

Total preliminary estimated purchase price	$1,897,784

Trulia stockholders will not receive any fractional shares of Holdco common stock in the Trulia merger. Instead of receiving any fractional shares, each holder of Trulia common stock will be paid an amount in cash (without interest) equal to such fractional amount multiplied by the last reported sale price of Zillow Class A common stock on NASDAQ on the last complete trading day prior to the date of the effective time of the Trulia merger. The amount of cash to be paid for fractional shares will be determined at the closing of the mergers.

A portion of the preliminary estimated merger consideration has been attributed to the substitution of Trulia’s stock options, restricted stock units, and stock appreciation rights outstanding as of October 27, 2014, for corresponding stock options, restricted stock units, and stock appreciation rights to purchase or vest in shares of Holdco Class A common stock, all at an exchange ratio of 0.444. No effect has been given to any other new shares of Zillow or Trulia common stock or other equity awards that may be issued or granted subsequent to the date of this joint proxy statement/prospectus and before the closing date of the mergers.

The aggregate purchase price under the acquisition method of accounting will be based on the actual closing price per share of Zillow Class A common stock on the closing date of the mergers, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma condensed combined financial statements herein. If the actual closing price per share of Zillow Class A common stock on the closing date is higher than the assumed amount, it is expected that the actual amount recorded for goodwill will be higher; conversely, if the actual closing price is lower, the actual amount recorded for goodwill will be lower. A hypothetical 10% increase or decrease in the closing price of Zillow Class A common stock on the closing date of the mergers would have an impact of approximately $177 million on the purchase price and subsequent goodwill balance.

Note 4. Preliminary Estimated Purchase Price Allocation

The total preliminary estimated purchase price described above has been allocated to Trulia’s tangible and intangible assets and liabilities for purposes of these unaudited pro forma condensed combined financial statements based on their estimated relative fair values as of the anticipated closing date of the mergers. Goodwill is calculated as the difference between the preliminary estimate of fair value of the consideration expected to be transferred and the preliminary estimates of fair value assigned to the assets acquired and liabilities assumed. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

The total preliminary estimated purchase price was allocated as follows, based on Trulia’s September 30, 2014 balance sheet (in thousands):

Cash and cash equivalents	$212,114
Accounts receivable	14,161
Prepaid expenses and other current assets	12,189
Restricted cash	6,912
Property and equipment	24,080
Other assets	653
Identifiable intangible assets	594,000
Goodwill	1,514,968
Accounts payable, accrued expenses and other current liabilities	(24,208)
Accrued compensation and benefits	(10,496)
Deferred revenue	(5,300)
Other current liabilities	(837)
Long-term debt	(230,000)
Debt premium recorded in additional paid-in capital	(73,406)
Deferred tax liabilities	(126,617)
Other long-term liabilities	(10,429)

Total preliminary estimated purchase price allocation	$1,897,784

Net tangible assets were valued at their respective carrying amounts, as Zillow believes that these amounts approximate their current fair values.

The preliminary estimated fair value of identifiable intangible assets to be acquired consisted of the following (in thousands):

	Preliminary Fair Value	Estimated Useful Life (in years)
Trulia trade names and trademarks	$327,000	Indefinite
Market Leader trade names and trademarks	7,000	5
Customer relationships	135,000	6-8
Developed technology	106,000	5-7
Advertising relationships	13,000	3
MLS home data feeds	6,000	10

Total	$594,000

The preliminary estimated fair value of the intangible assets acquired was determined by Zillow, and Zillow considered or relied in part upon a valuation report of a third-party expert. Zillow used an income approach to measure the fair value of the trade names and trademarks and the developed technology based on the relief-from-royalty method. Zillow used an income approach to measure the fair value of the customer relationships based on the excess earnings method, whereby the fair value is estimated based upon the present value of cash flows that the applicable asset is expected to generate. Zillow used an income approach to measure the fair value of the advertising relationships based on a with and without analysis, whereby the fair value is estimated based on the present value of cash flows the combined business is expected to generate with and without the advertising relationships. Zillow used a cost approach to measure the fair value of the MLS home data feeds based on the estimated cost to replace the data feed library. These fair value measurements were based on Level 3 measurements under the fair value hierarchy.

A portion of the total preliminary estimated purchase price was allocated to Trulia’s Convertible Senior Notes due in 2020 (the “2020 Notes”). If the mergers are completed, Holdco will enter into a supplemental indenture in respect of the 2020 Notes in the aggregate principal amount of $230.0 million, which will provide, among other things, that, at the effective time of the Trulia merger, (i) each outstanding Convertible Senior Note will no longer be convertible into shares of Trulia common stock and will be convertible solely into shares of Holdco Class A common stock, pursuant to, and in accordance with, the terms of the indenture governing the Convertible Senior Notes, and (ii) Holdco will guarantee all of the obligations of Trulia under the Convertible Senior Notes and related indenture. The aggregate principal amount of the 2020 Notes is due on December 15, 2020 if not earlier converted or redeemed. Interest is payable on the 2020 Notes at the rate of 2.75% semi-annually. The 2020 Notes cannot be redeemed prior to December 20, 2018.

In connection with the supplemental indenture in respect of the 2020 Notes, the initial conversion ratio of 27.8303 shares of Trulia common stock per $1,000 principal amount of notes will be adjusted to 12.3567 shares of Holdco Class A common stock per $1,000 principal amount of notes based on the conversion ratio of 0.444 per the merger agreement. The preliminary estimated fair value of the 2020 Notes is approximately $303.4 million. We determined the preliminary estimated fair value of the 2020 Notes through use of option pricing and discounted cash flow models. The fair value is classified as Level 3 due to the use of significant unobservable inputs such as estimated long-term volatility of Holdco’s Class A common stock and credit risk premium.

In accordance with the accounting guidance related to business combinations, the 2020 Notes will be recognized at fair value as of the assumed date of the mergers. Given the preliminary fair value of the 2020 Notes of $303.4 million is at a substantial premium to the principal amount of $230.0 million, the premium amount of $73.4 million has been recorded as additional paid-in capital in the unaudited pro forma condensed combined balance sheet as of September 30, 2014. Accordingly, Holdco has recognized the liability component of the 2020 Notes at the stated par amount in the unaudited pro forma condensed combined balance sheet as of September 30, 2014. The conversion feature is not required to be bifurcated and separately accounted for as it meets the equity scope exception given the conversion feature (i) will be indexed to Holdco’s Class A common stock and (ii) will be classified in shareholder’s equity. Further, the 2020 notes do not permit or require Holdco to settle the debt in cash (in whole or in part) upon conversion.

Assuming the mergers were completed as of September 30, 2014, a portion of the total preliminary estimated purchase price was allocated to deferred tax liabilities primarily related to an indefinite-lived intangible asset generated in connection with the mergers. Due to the recognition of a $327.0 million indefinite-lived Trulia trade name and trademark intangible asset as of the assumed completion date of the mergers, a deferred tax liability of $126.6 million is recognized which cannot be offset by the recognized deferred tax assets.

The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation will be determined after the closing of the mergers and after completion of a thorough analysis to determine the fair value of Trulia’s tangible assets and liabilities and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming Trulia’s accounting policies to those of Zillow, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of Trulia’s tangible and identifiable intangible assets and liabilities as compared to the information shown herein would also change the portion of purchase price allocable to goodwill.

Note 5. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(a) To record the combined group’s net current deferred tax assets as of September 30, 2014.

(b) To eliminate the net book value of Trulia’s capitalized product development costs, as the fair value of capitalized product development costs is reflected in the developed technology intangible asset acquired.

(c) To record the following adjustments to goodwill (in thousands):

To record the preliminary fair value of goodwill related to the mergers	$1,392,343
To record the goodwill impact related to deferred taxes recognized related to the mergers*	122,625
To eliminate Trulia’s historical goodwill	(255,904)

Total adjustments to goodwill	$1,259,064

*	The goodwill impact is primarily due to the deferred tax liability of $126.6 million associated with the recognition of an indefinite life Trulia trade name and trademark intangible assets recorded in connection with the mergers that cannot be offset by recognized deferred tax assets, offset by the impact of the deferred tax asset of $4.0 million described in (a) above.

(d) To record the following adjustments to intangible assets (in thousands):

To record the preliminary fair value of intangible assets related to the mergers	$594,000
To eliminate Trulia’s historical intangible assets	(106,439)

Total adjustments to intangible assets	$487,561

The following table summarizes the preliminary fair value of the intangible assets acquired and the related amortization expense for the nine months ended September 30, 2014 and for the year ended December 31, 2013 (in thousands):

	Preliminary Fair Value	Amortization Expense for the Nine Months Ended September 30, 2014*	Amortization Expense for the Year Ended December 31, 2013*	Estimated Useful Life (in years)
Trulia trade names and trademarks	$327,000	$—	$—	Indefinite
Market Leader trade names and trademarks	7,000	1,050	1,400	5
Customer relationships	135,000	14,580	19,440	6-8
Developed technology	106,000	11,829	15,772	5-7
Advertising relationships	13,000	3,250	4,333	3
MLS home data feeds	6,000	450	600	10

Total	$594,000	$31,159	$41,545

*	Pro forma amortization expense is calculated herein using the straight-line method.

(e) To eliminate Trulia’s historical unamortized debt issuance costs associated with the 2020 Notes which do not affect the estimate of fair value of the recognized debt.

(f) To record the following adjustments to accrued expenses and other current liabilities (in thousands):

To accrue Zillow’s estimated transaction costs	$15,024
To accrue Trulia’s estimated transaction costs	61,634

Total adjustments to accrued expenses and other current liabilities	$76,658

As of and for the nine months ended September 30, 2014, approximately $24.2 million in acquisition-related costs have been reflected in the historical financial statements of Zillow and Trulia. Of the combined total $100.9 million in estimated transaction costs, $66.5 million relates to investment banker fees and advisory fees as specified in the relevant agreements. The remaining $34.4 million in estimated transaction costs primarily relate to professional fees associated with the mergers, including legal, accounting, tax, regulatory filing and printing fees to be paid to third parties based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to Zillow and Trulia.

(g) To record the difference between the preliminary fair value and the historical carrying amount of the deferred revenue of Trulia. The preliminary fair value represents an amount equivalent to the estimated cost directly related to fulfilling the obligation plus a normal profit margin to perform the services.

(h) To record the following adjustments to deferred tax liabilities and other long-term liabilities (in thousands):

To record a deferred tax liability related to the mergers*	$126,617
To eliminate Trulia’s historical net deferred tax liability**	(3,039)

Total adjustments to deferred tax liabilities and other long-term liabilities	$123,578

*	The $126.6 million deferred tax liability relates to the recognition of a $327.0 million indefinite-lived Trulia trade name and trademark intangible asset, which deferred tax liability cannot be offset by deferred tax assets.
**	Trulia’s historical net deferred tax liability arose from amortizing intangible assets for tax purposes from business combinations that occurred prior to Zillow’s proposed acquisition of Trulia.

(i) To record the par value related to the shares of Holdco common stock issued as a portion of the preliminary merger consideration. For purposes of determining this adjustment, a total of 16,774,067 shares of Holdco Class A common stock were assumed issued.

(j)	To record the following adjustments to additional paid-in capital (in thousands):

To record the fair value of the shares of common stock issued as a portion of the preliminary merger consideration less the par value	$1,770,501
To eliminate the historical additional paid-in capital of Trulia	(485,615)
To record the debt premium related to the 2020 Notes	73,406
To record the preliminary fair value of consideration transferred related to substituted stock options attributable to pre-combination service	56,250
To record the preliminary fair value of consideration transferred related to substituted restricted stock units attributable to pre-combination service	69,865
To record the preliminary fair value of consideration transferred related to substituted stock appreciation rights attributable to pre-combination service	1,166

Total adjustments to additional paid-in capital	$1,485,573

(k) To record the following adjustments to accumulated deficit (in thousands):

To eliminate the historical accumulated deficit of Trulia	$121,891
To record Trulia’s estimated transaction costs	(61,634)
To record Zillow’s estimated transaction costs	(15,024)

Total adjustments to accumulated deficit	$45,233

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations:

(l) To record the following adjustments to cost of revenue (in thousands):

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
To reclassify and reallocate certain Trulia costs of revenue*	$(3,306)	$(10,030)
To record share-based compensation expense related to share-based awards assumed by Zillow attributable to post-combination service**	73	(253)
To eliminate amortization expense related to Trulia’s historical acquired intangible assets	(223)	(220)

Total adjustments to cost of revenue	$(3,456)	$(10,503)

*	To reclassify certain Trulia costs of revenue to technology and development expense, including the reclassification of data license costs, computer equipment, and software, to reclassify credit card processing fees and revenue share payments from sales and marketing expense to cost of revenue, and to reallocate certain corporate level costs, to conform with Zillow’s presentation.
**	The pro forma adjustment for share-based awards assumed represents the difference between Trulia’s historical share-based compensation expense and the estimated share-based compensation expense as if the mergers were completed on January 1, 2013. The fair value of Trulia’s share-based awards assumed in connection with the acquisition, including stock options, stock appreciation rights, and restricted stock units, which relate to post-combination service will be recorded by Holdco as share-based compensation expense ratably over the remaining related vesting period of the respective award. The share-based compensation expense related to stock options and stock appreciation rights assumed is estimated at the date of grant using the Black-Scholes-Merton option-pricing model, assuming no dividends, expected volatility of 55%, a risk-free interest rate of 1.01%, and an expected life of three years. For restricted stock and restricted stock units assumed, Zillow uses the market value of Zillow Class A common stock on the date of grant to determine the fair value of the award.

(m) To record the following adjustments to sales and marketing expense (in thousands):

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
To reclassify and reallocate certain Trulia sales and marketing expense*	$(13,702)	$(3,098)
To record share-based compensation expense related to share-based awards assumed by Zillow attributable to post-combination service**	377	2,621
To eliminate amortization expense related to Trulia’s historical intangible assets acquired***	(4,834)	(5,550)

Total adjustments to sales and marketing expense	$(18,159)	$(6,027)

*	To reclassify certain Trulia sales and marketing expense to technology and development expense, including the reclassification of connectivity costs and amortization expense, to reclassify credit card processing fees and revenue share payments to cost of revenue, and to reallocate certain corporate level costs, to conform with Zillow’s presentation.
**	See (l) above for further details related to the pro forma adjustment for share-based awards assumed.
***	For the year ended December 31, 2013, the adjustment includes the elimination of $3.2 million of amortization expense related to the pro forma impact of the acquisition of Market Leader, Inc. by Trulia.

(n) To record the following adjustments to technology and development expense (in thousands):

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
To reclassify and reallocate certain Trulia technology and development expense*	$12,916	$10,406
To record share-based compensation expense related to share-based awards assumed by Zillow attributable to post-combination service**	268	6,391
To record amortization expense related to Trulia’s intangible assets acquired***	31,159	41,545
To eliminate amortization expense related to Trulia’s historical acquired intangible assets****	(3,461)	(3,972)
To eliminate amortization expense for capitalized product development costs*****	(4,622)	(2,710)

Total adjustments to technology and development expense	$36,260	$51,660

*	To reclassify certain Trulia costs from sales and marketing expense to technology and development expense, including the reclassification of connectivity costs and amortization expense, to reclassify certain Trulia costs of revenue to technology and development expense, including the reclassification of data license costs, computer equipment, and software, and to reallocate certain corporate level costs, to conform with Zillow’s presentation.
**	See (l) above for further details related to the pro forma adjustment for share-based awards assumed.
***	See (d) above for further details related to the pro forma adjustment to record amortization expense related to Trulia’s intangible assets acquired.
****	For the year ended December 31, 2013, the adjustment includes the elimination of $2.3 million of amortization expense related to the pro forma impact of the acquisition of Market Leader, Inc. by Trulia.
*****	The fair value of capitalized product development costs is reflected in the developed technology intangible asset acquired.

(o) To record the following adjustments to general and administrative expense (in thousands):

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
To reclassify and reallocate certain Trulia general and administrative expense*	$4,092	$2,721
To record share-based compensation expense related to share-based awards assumed by Zillow attributable to post-combination service**	505	11,002
To eliminate amortization expense related to Trulia’s acquired historical intangible assets***	(3,218)	(3,703)

Total adjustments to general and administrative expense	$1,379	$10,020

*	To reclassify certain Trulia general and administrative expense to technology and development expense, including the reclassification of connectivity costs and amortization expense, and to reallocate certain corporate level costs, to conform with Zillow’s presentation.
**	See (l) above for further details related to the pro forma adjustment for share-based awards assumed.
***	For the year ended December 31, 2013, the adjustment includes the elimination of $2.1 million of amortization expense related to the pro forma impact of the acquisition of Market Leader, Inc. by Trulia.

(p) To eliminate historical acquisition-related costs.

(q) To eliminate Trulia’s historical amortization of debt issuance costs associated with the 2020 Notes.

(r) To record the following adjustments to the income tax benefit for the year ended December 31, 2013 (in thousands):

To eliminate Zillow’s pro forma income tax benefit	$(4,111)
To eliminate Trulia’s pro forma income tax benefit	(7,908)

Total adjustments to the income tax benefit	$(12,019)

The pro forma income tax benefit adjustments relate to income tax benefits generated in connection with the acquisitions of StreetEasy, Inc. by Zillow and Market Leader, Inc. by Trulia, both of which acquisitions occurred during the year ended December 31, 2013. The combined group will have a full valuation allowance on all definite-lived net deferred tax balances due to uncertainty surrounding the realization of deferred tax assets in the future.

In August 2014, pursuant to the merger agreement, Trulia established a retention pool consisting of restricted stock units for 542,941 shares of Trulia common stock, which vest immediately prior to the closing of the mergers, subject to the recipient’s continued full-time employment or service to Trulia. The estimated pro forma acquisition date fair value of the restricted stock units is approximately $24.2 million. A pro forma adjustment related to the share-based compensation expense associated with these award has not been included in the unaudited pro forma condensed combined statements of operations, as the related share-based compensation expense is a nonrecurring charge. However, the estimated pro forma acquisition date fair value of these restricted stock units has been included in the consideration transferred for substituted restricted stock units attributable to pre-combination service.

Note 6. Pro Forma Net Loss per Share

The basic and diluted pro forma net loss per share is based on the weighted average number of shares of Zillow common stock outstanding for the period presented and adjusted for the estimated number of additional shares of Holdco common stock to be issued in relation to the mergers, assuming for the purposes of the unaudited pro forma condensed combined statements of operations that the closing date of the mergers was January 1, 2013.

For the nine months ended September 30, 2014, the calculation of the number of shares used in the computation of pro forma basic and diluted net loss per share is as follows (in thousands):

	Zillow	Trulia	Combined
Historical basic and diluted weighted average shares outstanding	39,810	37,112
Exchange ratio	—	0.444

Adjusted basic and diluted weighted average shares outstanding	39,810	16,478	56,288

For the year ended December 31, 2013, the calculation of the number of shares used in the computation of pro forma basic and diluted net loss per share is as follows (in thousands):

	Zillow	Trulia	Combined
Historical basic and diluted weighted average shares outstanding	36,029	35,922
Exchange ratio	—	0.444

Adjusted basic and diluted weighted average shares outstanding	36,029	15,949	51,978

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

ZILLOW, INC. AND STREETEASY, INC.

Introduction to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2013

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is based on the historical financial statements of Zillow and StreetEasy, Inc., formerly known as NMD Interactive, Inc., d/b/a StreetEasy (“StreetEasy”), after giving effect to Zillow’s acquisition of StreetEasy (the “StreetEasy Acquisition”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations. The effective date of the StreetEasy Acquisition was August 26, 2013.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 represents an update to the unaudited pro forma condensed combined statement of operations for the six month period ended June 30, 2013, as the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is required for purposes of this joint proxy statement/prospectus. The historical unaudited condensed statement of operations of StreetEasy for the six month period ended June 30, 2013 was included as Exhibit 99.2 in Zillow’s Current Report on Form 8-K/A filed with the SEC on November 5, 2013, which is incorporated by reference into this joint proxy statement/prospectus. The historical unaudited condensed statement of operations for StreetEasy for the period from July 1, 2013 to August 26, 2013 are not incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is presented as if the StreetEasy Acquisition was completed on January 1, 2013.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is not intended to represent or be indicative of the results of operations or financial position of Zillow that would have been reported had the StreetEasy Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations of Zillow. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 and notes thereto should be read in conjunction with the historical financial statements of Zillow included in Zillow’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 18, 2014 and incorporated by reference into this joint proxy statement/prospectus, Zillow’s subsequent quarterly reports on Form 10-Q filed with the SEC and incorporated by reference into this joint proxy statement/prospectus, and the historical financial statements of StreetEasy included as Exhibit 99.2 to Zillow’s Current Report on Form 8-K/A filed with the SEC on November 5, 2013, which is incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations has been presented for informational purposes only. The pro forma information is not necessarily indicative of what Zillow’s and StreetEasy’s combined results of operations actually would have been had the StreetEasy Acquisition been completed as of the date indicated. In addition, the unaudited pro forma condensed combined statement of operations does not purport to project the future combined operating results of Zillow and StreetEasy.

Pursuant to the acquisition method of accounting, the purchase price, calculated as described in Note 3 to the unaudited pro forma condensed combined statement of operations, has been allocated to assets acquired and liabilities assumed based on their respective fair values. The pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined statement of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(in thousands, except per share data)

	Historical
	Zillow	StreetEasy	StreetEasy	Pro Forma Adjustments (Note 5)		Pro Forma Combined
	Year Ended December 31, 2013	Six Months Ended June 30, 2013	July 1, 2013 to August 26, 2013
Revenue	$197,545	$3,406	$1,135	$—		$202,086
Costs and expenses:
Cost of revenue (exclusive of amortization)	18,810	367	122	—		19,299
Sales and marketing	108,891	856	285	212	(a)	110,244
Technology and development	48,498	758	253	1,723	(b)	51,232
General and administrative	38,295	1,143	381	(253	)(c)	39,566

Total costs and expenses	214,494	3,124	1,041	1,682		220,341

Income (loss) from operations	(16,949)	282	94	(1,682)		(18,255)
Other income	385	10	3	—		398

Income (loss) before income taxes	(16,564)	292	97	(1,682)		(17,857)
Income tax benefit (expense)	4,111	(114)	(38)	152	(d)	4,111

Net income (loss)	$(12,453)	$178	$59	$(1,530)		$(13,746)

Net loss per share — basic and diluted	$(0.35)					$(0.38)
Weighted-average shares outstanding — basic and diluted (Note 6)	36,029					36,029

See accompanying notes to unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

ZILLOW, INC. AND STREETEASY, INC.

Note 1. Description of Transaction

On August 26, 2013, Zillow, through its wholly owned subsidiary, Strawberry Acquisition, Inc., a Delaware corporation (“Strawberry Merger Sub”), consummated its acquisition of StreetEasy, pursuant to an Agreement and Plan of Merger (the “StreetEasy Merger Agreement”) by and among Zillow, StreetEasy, Strawberry Merger Sub and Shareholder Representative Services LLC, acting as the stockholder representative, dated August 16, 2013. Under the terms and subject to the conditions of the Merger Agreement, Merger Sub merged with and into StreetEasy with StreetEasy remaining as the surviving company and a wholly owned subsidiary of Zillow (the “StreetEasy Acquisition”).

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statement of operations was prepared using the acquisition method of accounting with Zillow considered the accounting acquirer of StreetEasy. Under the acquisition method of accounting, the purchase price is allocated to the underlying StreetEasy tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the closing date of the StreetEasy Acquisition with any excess purchase price allocated to goodwill.

The historical unaudited condensed statement of operations of StreetEasy for the six months ended June 30, 2013 was included in Exhibit 99.2 of Zillow’s Current Report on Form 8-K/A filed with the SEC on November 5, 2013, which is incorporated by reference into this joint proxy statement/prospectus. The historical unaudited condensed statement of operations for StreetEasy for the period from July 1, 2013 to August 26, 2013 are not incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is presented as if the StreetEasy Acquisition was completed on January 1, 2013.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is not intended to represent or be indicative of the results of operations or financial position of Zillow that would have been reported had the StreetEasy Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations of Zillow. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 does not reflect any potential operating efficiencies or cost savings that Zillow may achieve with respect to the combined operations of Zillow and StreetEasy.

Note 3. Estimated Purchase Price

The total consideration payable to StreetEasy equity holders in the StreetEasy acquisition was approximately $50 million in cash, less certain transaction expenses and as adjusted at closing based on StreetEasy’s net working capital, cash and debt. All vested options to purchase shares of StreetEasy’s common stock were cancelled and, in settlement of such cancellation, the holders of such options were entitled to receive cash payments representing a portion of the StreetEasy Acquisition consideration as described in the StreetEasy Merger Agreement. A portion of the StreetEasy Acquisition consideration has been attributed to the substitution of unvested stock options of StreetEasy outstanding as of the closing of the StreetEasy Acquisitions for stock options to purchase shares of Zillow’s Class A common stock at an exchange ratio implied by the StreetEasy Acquisition consideration as described in the StreetEasy Merger Agreement. In connection with the closing, $5.0 million of the StreetEasy Acquisition consideration otherwise payable to StreetEasy stockholders and holders of vested stock options was deposited in a third-party escrow account to secure certain indemnification obligations of those equity holders.

The purchase price was approximately $48.2 million, as summarized in the following table (in thousands):

Cash payable for the outstanding stock of StreetEasy	$42,821
Cash payable for the cancellation of vested options to purchase shares of StreetEasy’s common stock	2,989
Certain transaction expenses and other costs incurred by StreetEasy	1,924
Substituted unvested stock options attributable to pre-combination service	430

Total purchase price	$48,164

Note 4. Estimated Purchase Price Allocation

The total purchase consideration has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the acquisition date. Based upon the fair values determined by Zillow, in which Zillow considered or relied in part upon a valuation report of a third-party expert, the total purchase price was allocated as follows (in thousands):

Accounts receivable	$917
Prepaid expenses and other current assets	191
Property and equipment	1,138
Other identifiable tangible assets	144

Total tangible assets	2,390

Accounts payable	(72)
Accrued expenses and other current liabilities	(175)
Accrued compensation and benefits	(223)
Other identifiable liabilities	(174)
Net deferred tax liability	(4,111)

Total liabilities	(4,755)

Net acquired liabilities	(2,365)

Identifiable intangible assets	11,600
Goodwill	38,929

Total purchase price allocation	$48,164

Identifiable intangible assets acquired consisted of the following (in thousands):

		Estimated Amortization Period (in years)
Developed technology	$4,500	5
Customer relationships	4,900	5
Trademarks	2,200	5

Total intangible assets acquired	$11,600

The estimated fair value of the intangible assets acquired was determined by Zillow, and Zillow considered or relied in part upon a valuation report of a third-party expert. Zillow used a cost approach to measure the fair value of the developed technology based on the estimated cost to recreate the technology. Zillow used an income approach to measure the fair value of the customer relationships based on the excess earnings method, whereby the fair value is estimated based upon the present value of cash flows that the applicable asset is expected to generate. Zillow used an income approach to measure the fair value of the trademarks based on the relief-from-royalty method. These fair value measurements were based on Level 3 measurements under the fair value hierarchy. Net tangible assets were valued at their respective carrying amounts, as Zillow believes that these amounts approximate their current fair values.

Note 5. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013:

(a) To record share-based compensation expense related to unvested stock options substituted. The pro forma adjustment for unvested stock options substituted represents the difference between StreetEasy’s historical share-based compensation expense and the estimated share-based compensation expense as if the StreetEasy Acquisition was completed as of January 1, 2013.

(b) To record the following adjustments to technology and development expense (in thousands):

To record amortization expense related to intangible assets acquired*	$1,547
To record share-based compensation expense related to unvested stock options substituted**	176

Total adjustments to technology and development expense	$1,723

*	Pro forma amortization expense is calculated herein using the straight-line method.
**	See (a) above.

(c) To record the following adjustments to general and administrative expense (in thousands):

To eliminate acquisition-related costs	$(376)
To record share-based compensation expense related to unvested stock options substituted*	123

Total adjustments to general and administrative expense	$(253)

*See	(a) above.

(d) To eliminate StreetEasy’s income tax expense, as Zillow has generated historical pretax losses resulting in no income tax expense for Zillow.

Note 6. Pro Forma Net Loss per Share

The basic and diluted pro forma net loss per share is based on the weighted average number of shares of Zillow Class A common stock outstanding and adjusted, as applicable, for the estimated common stock dilution under the treasury stock method for the StreetEasy stock options substituted.

For the year ended December 31, 2013, the following Zillow Class A common stock equivalents were excluded from the computation of diluted pro forma net loss per share because their effects would have been antidilutive, including 25,385 shares underlying substituted stock option issued in connection with the StreetEasy Acquisition (in thousands):

Zillow Class A common stock issuable upon the exercise of stock options	3,204
Zillow Class A common stock underlying Zillow’s unvested restricted stock awards	171

Total Zillow Class A common stock equivalents	3,375

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

TRULIA, INC. AND MARKET LEADER, INC.

Introduction to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2013

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is based upon the historical consolidated financial data of Trulia and Market Leader, Inc. (“Market Leader”) after giving effect to Trulia’s acquisition of Market Leader (the “Market Leader Acquisition”) using the acquisition method of accounting, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes based on current intentions and expectations relating to the combined business of Trulia and Market Leader.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is presented as if the Market Leader Acquisition was completed on January 1, 2013. The historical consolidated financial data has been adjusted in the unaudited pro forma condensed combined financial data to give effect to events that are (1) directly attributable to the Market Leader Acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the consolidated results of Trulia following the Market Leader Acquisition. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined statement of operations. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the separate audited historical financial statements of Trulia as of and for the year ended December 31, 2013, and the related notes, included in Trulia’s Annual Report on Form 10-K/A for the year ended December 31, 2013, filed with the SEC on May 23, 2014, and incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations has been presented for informational purposes only. The pro forma information is not necessarily indicative of what Trulia’s and Market Leader’s combined results of operations actually would have been had the Market Leader Acquisition been completed as of the date indicated. In addition, the unaudited pro forma condensed combined statement of operations does not purport to project the future combined operating results of the Trulia and Market Leader.

Pursuant to the acquisition method of accounting, the purchase price, calculated as described in Note 3 to the unaudited pro forma condensed combined statement of operations, has been allocated to assets acquired and liabilities assumed based on their respective fair values. The pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations does not reflect any revenue enhancements or operating synergies that Trulia may achieve as a result of the Market Leader Acquisition or the costs to integrate the operations of Trulia and Market Leader or the costs necessary to achieve these revenue enhancements and operating synergies. There were no significant intercompany transactions between Trulia and Market Leader for the period covered by this unaudited pro forma condensed combined statement of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(in thousands, except per share data)

	Historical		Pro Forma Adjustments (Note 5)		Pro Forma Combined
	Trulia Year Ended December 31, 2013	Market Leader January 1, 2013 to August 20, 2013
Revenue	$143,728	$34,423	$—		$178,151
Costs and operating expenses:
Cost of revenue (exclusive of amortization of product development costs)	23,122	—	11,016	(a)(b)	34,138
Technology and development	34,612	7,777	5,194	(a)(b)	47,583
Sales and marketing	71,370	21,915	170	(a)(b)	93,455
General and administrative	32,702	7,490	3,031	(a)(b)	43,223
Acquisition related costs	6,065	7,685	(13,750	)(d)	—
Depreciation of property and equipment	—	2,075	(2,075	)(b)	—
Amortization of acquired intangible assets	—	2,016	(2,016	)(b)	—

Total costs and operating expenses	167,871	48,958	1,570		218,399

Loss from operations	(24,143)	(14,535)	(1,570)		(40,248)
Interest income	121	11	—		132
Interest expense	(1,107)	—	—		(1,107)
Loss on debt extinguishment	(141)	—	—		(141)

Loss before income taxes	(25,270)	(14,524)	(1,570)		(41,364)
Income tax benefit (expense)	7,511	(15)	—		7,496

Loss from continuing operations before nonrecurring charges or credits directly attributable to the transaction	$(17,759)	$(14,539)	$(1,570)		$(33,868)

Net loss per share attributable to common stockholders — basic and diluted	$(0.54)				$(0.94)
Weighted-average shares used in computing net loss per share attributable to common stockholders — basic and diluted	33,130		2,792	(c)	35,922

See accompanying notes to unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

TRULIA, INC. AND MARKET LEADER, INC.

Note 1. Description of Transaction

On May 7, 2013, Trulia entered into an Agreement and Plan of Merger (the “Market Leader Merger Agreement”) with Market Leader, and a wholly owned subsidiary of Trulia. Market Leader is a provider of software-as-a-service based customer relationship management software for the real estate sector. On August 20, 2013 (the “Acquisition Closing”), a wholly owned subsidiary of Trulia merged with and into Market Leader, and Market Leader continued as the surviving entity and a wholly owned subsidiary of Trulia (the “Market Leader Acquisition”).

At the Acquisition Closing, Trulia acquired all the outstanding shares of capital stock of Market Leader for 4,412,489 shares of Trulia common stock and $170.5 million in cash. Under the terms and conditions of the Market Leader Merger Agreement, each outstanding share of Market Leader common stock was converted into the right to receive (a) $6.00 in cash, without interest, and subject to applicable withholding tax, and (b) 0.1553 of a share of Trulia common stock, for a total purchase price of $372.7 million. In connection with the merger, all of the outstanding stock options, stock appreciation rights and restricted stock units of Market Leader were converted into stock options, stock appreciation rights and restricted stock units, respectively, denominated in shares of Trulia common stock.

The terms of each assumed equity award were the same except that the number of shares subject to each equity award and the per share exercise price, if any, were adjusted by an exchange ratio formula set forth in the Market Leader Merger Agreement. Additionally, Trulia elected to assume the remaining share reserve under Market Leader’s existing 2004 Equity Incentive Plan at the time of the Acquisition Closing.

Note 2. Basis of Pro Forma Presentation

The Market Leader Acquisition was accounted for in accordance with the acquisition method of accounting for business combinations with Trulia as the accounting acquirer. The unaudited pro forma condensed combined statement of operations was based on the historical consolidated financial statements of Trulia and Market Leader after giving effect to the cash paid and the stock issued by Trulia to consummate the Market Leader Acquisition, as well as certain reclassifications and pro forma adjustments. In accordance with the acquisition method of accounting for business combinations, the assets acquired and the liabilities assumed were recorded as of the completion of the Market Leader Acquisition, at their respective fair values, and added to those of Trulia. The excess purchase consideration over the fair values of assets acquired and liabilities assumed was recorded as goodwill.

The accounting standards define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, and specifies a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurements date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, Trulia may have recorded assets which are not intended to be used or sold and/or have valued assets at fair value measures that do not reflect Trulia’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method, acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented in the unaudited pro forma combined consolidated statement of operations because they will not have a continuing impact on the combined results. Total acquisition-related costs for Trulia and Market Leader were $6.1 million and $7.7 million, respectively.

The accompanying unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only and does not reflect the costs of any integration activities or benefits that may result from realization of revenue enhancements or operating synergies expected to result from the Market Leader Acquisition.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is presented as if the Market Leader Acquisition was completed on January 1, 2013.

Upon review of Market Leader accounting policies, Trulia is not aware of any differences that would have a material impact on the combined statement of operations. The unaudited pro forma condensed combined statement of operations does not assume any differences in accounting policies. However, certain allocations and reclassifications were made to Market Leader balances to conform to Trulia’s financial statement presentation, as described in the accompanying notes.

Note 3. Consideration Transferred

The following is the consideration transferred to effect the Market Leader Acquisition (in thousands):

Purchase consideration:
Cash	$170,497
Fair value of 4,412,489 shares common stock transferred as consideration	189,296
Fair value of awards assumed by Trulia	12,871

Total purchase price	372,664

Portion of assumed stock options, restricted stock units, and stock appreciation rights that are unearned or otherwise subject to future service requirements and therefore will be expensed in the financial statements prospectively rather than included in the purchase accounting	13,860

Total purchase consideration	$386,524

Note 4. Estimated Purchase Price Allocation

The following is the summary of the assets acquired and the liabilities assumed by Trulia in the Market Leader Acquisition, reconciled to the purchase price transferred (in thousands):

Cash and cash equivalents	$9,662
Short-term investments	2,999
Other identifiable tangible assets	3,732

Total tangible assets	16,393

Accounts payable	(7,058)
Accrued expenses and other current liabilities	(3,104)
Accrued compensation and benefits	(2,253)
Other identifiable liabilities	(8,163)

Total liabilities	(20,578)

Net acquired tangible assets	(4,185)

Identifiable intangible assets (i)	123,100
Goodwill (ii)	253,749

Total purchase price allocation	$372,664

(i)	As of the effective date of the Market Leader Acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of this unaudited pro forma condensed combined statement of operations, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets. The estimated useful lives and fair values of the identifiable intangible assets are as follows:

	Estimated Useful Life (in years)	Fair value (in thousands)
Enterprise relationship	10	$29,000
Premium Users	5	15,200
Existing technology	7	32,300
Trade Names	10	42,900
Home/MLS data feeds	10	3,700

		$123,100

(ii)	Goodwill is calculated as the difference between the fair value of the consideration transferred and the fair values of the assets acquired and liabilities assumed. Goodwill is not amortized.

Note 5. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013:

(a)	To record amortization expense of the intangible assets acquired, eliminate amortization expense of Market Leader’s historical intangible assets, and record stock compensation expense for the assumed unvested stock-based awards that is to be recorded prospectively over the remaining weighted average service period of the awards of approximately 1.18 years (see Note 4), (in thousands):

Record amortization expense of the acquired intangibles:
Cost of revenue	$—
Technology and development	2,902
Sales and marketing	4,075
General and administrative	2,711
Eliminate amortization expense of historical intangibles:
Cost of revenue	—
Technology and development	(605)
Sales and marketing	(847)
General and administrative	(564)
Record amortization of the fair value portion of the assumed stock-based awards that is to be recorded prospectively:
Cost of revenue	1,315
Technology and development	1,413
Sales and marketing	4,141
General and administrative	779

(b)	To reclassify certain Market Leader marketing and technology costs, such as credit card fees, affiliate commissions, website hosting fees, lead generation expenses, media advertising, customer service and training costs, as cost of revenue; and reclassify internally developed software amortization as technology expense, to conform with Trulia’s presentation. Additionally, to reallocate certain corporate level costs, such as facilities rent, IT helpdesk and depreciation and amortization, in accordance with Trulia’s overhead allocation methodology. The following is the impact on each account from these reclassifications (in thousands):

Reclassification adjustments:
Cost of revenue	$10,612
Technology and development	977
Sales and marketing	(9,956)
Depreciation	(1,633)
Re-allocation adjustment:
Cost of Revenue	(911)
Technology and development	507
Sales and marketing	2,757
General and administrative	105
Depreciation	(442)
Amortization	(2,016)

(c)	Relates to the number of additional shares of common stock issued in relation to the Market Leader Acquisition, assuming for the purposes of these condensed combined pro forma statement of operations that the Market Leader Acquisition closing date was January 1, 2013.

(d)	To eliminate Market Leader’s and Trulia’s transaction costs of $6.1 million and $7.7 million, respectively, incurred and recorded in the year ended December 31, 2013.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus may include forward-looking statements, both with respect to Zillow, Trulia, and their respective industries, that reflect Zillow’s and Trulia’s current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would,” and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings and approvals related to the mergers or the closing of the mergers; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in those statements, and therefore, you should not place undue reliance on any of those statements. In particular, you should consider the risks and uncertainties described under “Risk Factors.” The following factors, among others, could also cause actual results to differ from those set forth in the forward-looking statements:

•	The ability of the combined companies to innovate;

•	The ability of the combined companies to realize opportunities of scale;

•	The migration of advertising dollars in the real estate sector to online and mobile;

•	The growth rate of the combined companies;

•	Zillow and Trulia’s ability to deliver greater return on investment to their advertisers;

•	Uncertainty as to whether the mergers will be completed on the terms set forth in the merger agreement;

•	The ability to obtain governmental approvals of the mergers;

•	Failure to receive the approval of Zillow shareholders or Trulia stockholders for the mergers and other proposals included in this joint proxy statement/prospectus;

•	Uncertainty as to whether the businesses will be combined successfully or in a timely and cost-efficient manner;

•	Uncertainty as to the long-term value of Holdco common stock;

•	The risk that expected cost savings or other synergies from the transaction may not be fully realized or may take longer to realize than expected; and

•	The risk that business disruption relating to the mergers may be greater than expected.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors set forth in this joint proxy statement/prospectus and the risk factors included in Zillow’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, the risk factors included in Trulia’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and the risk factors set forth in the other documents of Zillow, Holdco, and Trulia on file with the SEC. Any forward-looking statements made in this material are qualified in their entirety by the cautionary statements contained or referred to in this section, and there is no assurance that the actual results or developments anticipated by Zillow, Trulia, or Holdco will be realized or that, even if substantially realized, they will have the expected consequences to, or effects on, their respective businesses or operations. Except to the extent required by applicable law, none of Zillow, Trulia, and Holdco undertakes any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

INFORMATION ABOUT THE COMPANIES

Zillow, Inc.

Zillow, Inc. was incorporated as a Washington corporation effective December 13, 2004, and launched the initial version of its website, Zillow.com, in February 2006. Zillow operates the leading real estate and home-related information marketplaces on mobile and the Web, with a complementary portfolio of brands and products to help people find vital information about homes and connect with local professionals. Zillow’s principal executive offices are located at 1301 Second Avenue, Floor 31, Seattle, Washington 98101, and its telephone number is (206) 470-7000. Zillow’s website address is www.zillow.com. In addition, Zillow maintains a Facebook page at www.facebook.com/zillow and a twitter feed at www.twitter.com/zillow. Information contained on, or that can be accessed through, Zillow’s website, Facebook page or twitter feed does not constitute part of this joint proxy statement/prospectus and inclusions of its website address, Facebook page address, and twitter feed address in this joint proxy statement/prospectus are inactive textual references only.

Trulia, Inc.

Trulia, Inc. was incorporated as a Delaware corporation effective June 1, 2005 as Realwide, Inc. On September 22, 2005, it changed its name to Trulia, Inc. Trulia’s online marketplace and mobile applications help consumers research homes and neighborhoods and provide a broad array of information to help them in the buying and selling processes. Trulia also helps real estate professionals market themselves and their listings. Trulia’s subscription-based real estate marketing and software products provide real estate professionals with access to transaction-ready consumers and help them grow and manage their businesses. Trulia’s principal executive offices are located at 116 New Montgomery Street, Suite 300, San Francisco, California 94105, and its telephone number is (415) 648-4358. Trulia’s website address is www.trulia.com. Information contained on, or that can be accessed through, Trulia’s website does not constitute part of this joint proxy statement/prospectus and inclusion of Trulia’s website address in this joint proxy statement/prospectus is an inactive textual reference only.

Zebra Holdco, Inc.

Zebra Holdco, Inc. was incorporated as a Washington corporation effective July 25, 2014, solely for the purpose of effecting the mergers. As described in “The Mergers” and “The Merger Agreement,” following the completion of the mergers, Zillow and Trulia will each become a wholly owned subsidiary of Holdco. Holdco intends to apply to list its Class A common stock on NASDAQ under the symbol “Z,” subject to official notice of issuance. Holdco’s principal executive offices are located at 1301 Second Avenue, Floor 31, Seattle, Washington 98101, and its telephone number is (206) 470-7000.

THE ZILLOW SPECIAL MEETING

This section contains information about the special meeting of Zillow shareholders that has been called to consider and approve the merger agreement, to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, and to approve the adjournment of the Zillow special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

This joint proxy statement/prospectus is being furnished to the Zillow shareholders in connection with the solicitation of proxies by the Zillow board for use at the Zillow special meeting. Zillow is first mailing this joint proxy statement/prospectus and accompanying proxy card to its shareholders on or about [—], 2014.

Date, Time and Place

The Zillow special meeting will be held at [—] on [—], 2014, at [—] Pacific time, unless the Zillow special meeting is adjourned or postponed.

Purpose

At the Zillow special meeting, Zillow shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the merger agreement — THE MERGERS WILL ONLY OCCUR IF PROPOSAL NO. 2 IS ALSO APPROVED;

•	a proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

•	a proposal to approve the adjournment of the Zillow special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

Recommendation of the Zillow Board

The Zillow board unanimously (1) adopted the merger agreement and approved the transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement, (2) determined that the mergers are fair to, and in the best interests of, Zillow and its shareholders, (3) authorized management to take such actions as are necessary or advisable to effect the transactions contemplated by the merger agreement, including submitting the merger agreement to the Zillow shareholders for approval at the Zillow special meeting, and (4) recommended that Zillow shareholders approve the merger agreement.

The Zillow board unanimously recommends that Zillow shareholders vote:

•	“FOR” the proposal to approve the merger agreement;

•	“FOR” the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

•	“FOR” the proposal to approve the adjournment of the Zillow special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

See “The Mergers — Recommendation of the Zillow Board; Zillow’s Reasons for the Merger.”

Zillow shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, the mergers and the other transactions contemplated by the merger agreement. In addition, Zillow shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote

Only holders of record of shares of Zillow common stock at the close of business on the Zillow record date of [—], 2014, will be entitled to vote at the Zillow special meeting. Each outstanding share of Zillow Class A common stock entitles its holder to cast one vote, and each outstanding share of Zillow Class B common stock entitles its holder to cast ten votes. As of the Zillow record date, there were [—] shares of Zillow Class A common stock and [—] shares of Zillow Class B common stock outstanding and entitled to vote at the Zillow special meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum is the minimum number of shares required to be present at the Zillow special meeting for the meeting to be properly held under Zillow’s amended and restated bylaws and Washington law. The presence, in person or by proxy, of holders of a majority of the total votes entitled to be cast at the Zillow special meeting will constitute a quorum at the meeting. In the absence of a quorum, a majority of the votes represented at the Zillow special meeting, present in person or by proxy, will have the power to adjourn the Zillow special meeting.

Holders of shares of Zillow common stock present in person at the Zillow special meeting but not voting and shares of Zillow common stock for which Zillow has received proxies indicating that their holders have abstained will be counted as present at the Zillow special meeting for purposes of determining whether a quorum is established.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The approval of the merger agreement, the approval of authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, and the approval of the adjournment of the Zillow special meeting if necessary or desirable to solicit additional proxies to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation are not considered routine matters. Accordingly, brokers will not have discretionary voting authority to vote on these matters at the Zillow special meeting. A broker non-vote occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares on a particular non-routine matter. A broker will not be permitted to vote on the proposal to approve the merger agreement, the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, and the proposal to adjourn the Zillow special meeting to solicit additional proxies without instruction from the beneficial owner of the shares of Zillow common stock held by that broker. Shares of Zillow common stock beneficially owned that have been designated on proxy cards by the broker, bank or nominee as not voted on the proposals (broker non-votes) will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will have no effect on the other proposals.

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the voting power of the shares of Zillow Class A common stock and Zillow Class B common stock outstanding as of the Zillow record date and entitled to vote thereon, voting together as a single voting group. Accordingly, a Zillow shareholder’s failure to submit a proxy card or to vote in person at the Zillow special meeting, an abstention from voting, or the failure of a Zillow shareholder who holds his, her or its shares in “street name” through a broker, bank, or other nominee to give voting instructions to such broker, bank, or other nominee, will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Approval of the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires that the number of votes cast “FOR” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as a single voting group, exceeds the number of votes cast “AGAINST” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as a single voting group. Accordingly, abstentions, broker non-votes and shares not in attendance at the Zillow special meeting will have no effect on the outcome of the vote to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation. If Proposal No. 2 to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation is not approved by Zillow shareholders, the mergers will not be completed, even if the proposal to adopt the merger agreement (Proposal No. 1) is approved.

Approval of the adjournment of the Zillow special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires that the number of votes cast “FOR” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as single voting group, exceeds the number of votes cast “AGAINST” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as a single voting group. Accordingly, abstentions, broker non-votes and shares not in attendance at the Zillow special meeting will have no effect on the outcome of any vote to adjourn the Zillow special meeting.

In connection with entering into the merger agreement, Zillow’s founders, Richard Barton and Lloyd Frink, in their individual capacities, entered into the Zillow voting agreement pursuant to which they agreed to, among other things, vote their shares of Zillow common stock in favor of the merger agreement and in favor of approval of the mergers and any other transactions contemplated by the merger agreement. As of the Zillow record date, the shares of Zillow Class A common stock and Zillow Class B common stock that were subject to the Zillow voting agreement constituted approximately [—]% of the voting power of Zillow common stock outstanding on that date. As a result of their beneficial ownership of more than a majority of the outstanding voting power of the shares of Zillow Class A common stock and Zillow Class B common stock, Messrs. Barton and Frink will have the power to approve each of the Zillow proposals without the affirmative vote of any other Zillow shareholder.

Voting by Zillow’s Directors and Executive Officers

As of the Zillow record date, Zillow’s directors and executive officers and certain of their affiliates beneficially owned [—] shares of Zillow Class A common stock and [—] shares of Zillow Class B common stock entitled to vote at the Zillow special meeting. This represents approximately [—]% in voting power of the outstanding shares of Zillow common stock entitled to be cast at the Zillow special meeting. Richard Barton and Lloyd Frink, Zillow directors and founders who also own or control all of Zillow’s outstanding Class B common stock, have entered into a voting agreement with each other that obligates them to vote “FOR” the Zillow proposal to approve the merger agreement and the other proposals to be considered at the Zillow special meeting. Additionally, Zillow currently expects that the other Zillow directors and executive officers will vote their shares of Zillow common stock in favor of the Zillow merger agreement proposal and the other proposals to be considered at the Zillow special meeting, although none of them is obligated to do so. See “The Mergers — Interests of Officers and Directors in the Mergers” and “Voting Agreements — Zillow Voting Agreement.”

How to Vote

Zillow shareholders may vote using any of the following methods:

By telephone or on the Internet

Zillow shareholders can vote by calling the toll-free telephone number on their proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Zillow shareholders can vote over the Internet by following the instructions on their proxy card. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for Zillow shareholders of record will be available 24 hours a day beginning on or about [—], 2014, and will close at 11:59 p.m. Eastern time on [—], 2014. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, Zillow recommends that you follow the voting instructions in the materials you receive.

By mail

Zillow shareholders may complete, sign and date the proxy card or voting instruction card mailed to them and return it in the prepaid envelope.

In person at the Zillow special meeting

Zillow shareholders as of the Zillow record date may vote in person at the Zillow special meeting. You may also be represented by another person at the Zillow special meeting by executing a proper proxy designating that person. If you are a beneficial owner of Zillow shares held in “street name,” you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Zillow special meeting.

Voting of Proxies

Shares will be voted in accordance with the instructions provided by a Zillow shareholder who has voted by Internet, by telephone or by completing, signing, dating, and mailing a proxy card or voting instruction card. If you are a Zillow shareholder of record and you sign, date, and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, and “FOR” the proposal to adjourn the Zillow special meeting if necessary or appropriate to solicit additional proxies to approve the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, and in the discretion of the proxyholders on any other matter that may properly come before the meeting.

Revoking Your Proxy

Zillow shareholders of record may revoke a proxy at any time before it is exercised at the Zillow special meeting. To do this, you must:

•	enter a new vote by telephone or over the Internet by the date and time indicated on the proxy card or voter instruction form;

•	deliver another duly executed proxy card or voter instruction form bearing a later date to the addressee named in the proxy card or voter instruction form prior to the vote at the Zillow special meeting;

•	provide written notice of the revocation to Zillow’s Corporate Secretary at Zillow, Inc., 1301 Second Avenue, Floor 31, Seattle, Washington 98101; or

•	attend the Zillow special meeting and vote in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If your shares are held in “street name,” you must contact your broker, bank or nominee to revoke and vote your proxy. If you have questions about how to vote or revoke your proxy, you should contact Zillow’s proxy solicitor, Georgeson Inc., toll-free at (800)  868-1391.

Attending the Zillow Special Meeting

Zillow shareholders as of the Zillow record date, or their duly appointed proxies, may attend the Zillow special meeting. If you hold shares of Zillow common stock in your name as a shareholder of record and you wish to attend the Zillow special meeting, you should bring valid picture identification.

If your shares of Zillow common stock are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee and you wish to attend the Zillow special meeting, you need to bring a copy of a bank or brokerage statement to the Zillow special meeting reflecting your stock ownership as of the Zillow record date. You should also bring valid picture identification, such as a driver’s license. Please note that if you plan to attend the Zillow special meeting in person and would like to vote at the Zillow special meeting, you will need to bring a legal proxy from your broker, bank or other holder of record as explained above.

Adjournments and Postponements

Although it is not currently expected, the Zillow special meeting may be adjourned or postponed for the purpose of, among other things, soliciting additional proxies. Zillow may adjourn the Zillow special meeting without notice if the new date, time, and place are announced at the Zillow special meeting before adjournment and, at any subsequent reconvening of the Zillow special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Zillow special meeting, except for any proxies that have been effectively revoked or withdrawn. Any signed proxies received by Zillow prior to the Zillow special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate. Any adjournment or postponement of the Zillow special meeting will allow Zillow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Zillow special meeting as adjourned or postponed.

If, at the Zillow special meeting, the number of total votes entitled to be cast present in person or by proxy and voting in favor of the proposal to approve the merger agreement and/or the proposal to authorize nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation is not sufficient to approve such proposals, Zillow may move to adjourn the special meeting in order to enable the Zillow board to solicit additional proxies for the approval of the merger agreement and/or for approval of the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, as applicable, including solicitation of proxies from Zillow shareholders who already have voted. The adjournment proposal relates only to an adjournment of the Zillow special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement and/or the proposal to authorize nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation in the event that there are insufficient votes to approve either or both of those proposals. Zillow retains full authority to the extent set forth in its amended and restated bylaws and Washington law to adjourn the Zillow special meeting for any other purpose, or to postpone the Zillow special meeting before it is convened, without the consent of any Zillow shareholders.

Solicitation of Proxies

Zillow is soliciting proxies for the Zillow special meeting from Zillow shareholders. Zillow has also retained Georgeson Inc. to solicit proxies for the Zillow special meeting from Zillow shareholders for a fee of approximately $18,250, plus reasonable out-of-pocket expenses. Zillow will bear the entire cost of soliciting proxies from Zillow shareholders, except that Zillow and Trulia will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In addition to this mailing, Zillow’s directors, officers, and employees (who will not receive any additional compensation for such services) may solicit proxies. Solicitation of proxies may be undertaken through the mail, in person, by telephone, over the Internet or by other means.

Zillow may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses for forwarding proxy materials to the beneficial owners of Zillow common stock and in obtaining voting instructions from such beneficial owners.

Shareholder List

A list of Zillow shareholders of record entitled to vote at the Zillow special meeting will be available for inspection at Zillow’s executive offices (which are located at 1301 Second Avenue, Floor 31, Seattle,

Washington 98101) between the hours of 9:00 a.m. and 4:30 p.m. Pacific time at least ten days prior to the date of the Zillow special meeting and continuing through the Zillow special meeting for any purpose germane to the Zillow special meeting. The list also will be available at the Zillow special meeting for inspection by any Zillow shareholder present at the Zillow special meeting.

Other Business

There are no other matters that the Zillow board intends to present at the Zillow special meeting. If you have returned your signed and completed proxy card and other matters are properly presented for voting at the Zillow special meeting, the proxies appointed by the Zillow board (the persons named in your proxy card if you are a shareholder of record) will have the discretion to vote on those matters for you.

Assistance

If you need assistance in voting or completing your proxy card or have questions regarding the Zillow special meeting, please contact Georgeson Inc., the proxy solicitor for Zillow, by mail at 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey 07310, by telephone at (800) 868-1391 (toll-free), or by email at Zillow@Georgeson.com.

THE TRULIA SPECIAL MEETING

This section contains information about the special meeting of Trulia stockholders that has been called to consider and adopt the merger agreement, to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, and to approve the adjournment of the Trulia special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

This joint proxy statement/prospectus is being furnished to the Trulia stockholders in connection with the solicitation of proxies by the Trulia board for use at the Trulia special meeting. Trulia is first mailing this joint proxy statement/prospectus and accompanying proxy card to its stockholders on or about [—], 2014.

Date, Time, and Place

The Trulia special meeting will be held at [—] on [—], 2014, at [—] Pacific time, unless the Trulia special meeting is adjourned or postponed.

Purpose

At the Trulia special meeting, Trulia stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement — THE MERGERS WILL ONLY OCCUR IF PROPOSAL NO. 2 IS ALSO APPROVED;

•	a proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

•	a proposal to approve the adjournment of the Trulia special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

Recommendation of the Trulia Board

The Trulia board has (1) determined that the merger agreement and the Trulia merger are in the best interests of Trulia and its stockholders, (2) approved the merger agreement and the transactions contemplated by the merger agreement, including the Trulia merger, and declared the merger agreement advisable, (3) recommended that the Trulia stockholders adopt the merger agreement, and (4) directed that the merger agreement be submitted for consideration by the Trulia stockholders at the Trulia special meeting.

The Trulia board recommends that Trulia stockholders vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation; and

•	“FOR” the proposal to approve the adjournment of the Trulia special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation.

See “The Mergers — Recommendation of the Trulia Board; Trulia’s Reasons for the Merger.”

Trulia stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, the Trulia merger and the proposed transactions contemplated by the merger agreement. In addition, Trulia stockholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote

Only holders of record of shares of Trulia common stock at the close of business on the Trulia record date of [—], 2014, will be entitled to vote at the Trulia special meeting. Each outstanding share of Trulia common stock entitles its holder to cast one vote. As of the Trulia record date, there were [—] shares of Trulia common stock outstanding and entitled to vote at the Trulia special meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum is the minimum number of shares required to be present at the Trulia special meeting for the meeting to be properly held under Trulia’s amended and restated bylaws and Delaware law. The presence, in person or by proxy, of holders of a majority of all issued and outstanding shares of common stock entitled to vote at the Trulia special meeting will constitute a quorum at the meeting. In the absence of a quorum, the chairperson of the Trulia special meeting or the holders of Trulia common stock entitled to vote at the Trulia special meeting, present in person or by proxy, will have the power to adjourn the Trulia special meeting.

Holders of shares of Trulia common stock present in person at the Trulia special meeting but not voting and shares of Trulia common stock for which Trulia has received proxies indicating that their holders have abstained will be counted as present at the Trulia special meeting for purposes of determining whether a quorum is established.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The adoption of the merger agreement, the approval of authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, and the approval of the adjournment of the meeting if necessary or appropriate to solicit additional proxies to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation are not considered routine matters. Accordingly, brokers will not have discretionary voting authority to vote on these matters at the Trulia special meeting. A broker non-vote occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares on a particular non-routine matter. A broker will not be permitted to vote on the proposal to adopt the merger agreement, the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, or the proposal to approve the adjournment of the meeting if necessary or desirable to solicit additional proxies to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation without instruction from the beneficial owner of the shares of Trulia common stock held by that broker. Shares of Trulia common stock beneficially owned that have been designated on proxy cards by the broker, bank or nominee as not voted on the proposals (broker non-vote) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on the other proposals.

Vote Required

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of Trulia common stock outstanding and entitled to vote on that proposal. Accordingly, a Trulia stockholder’s failure to submit a proxy card or to vote in person at the Trulia special meeting, an abstention from voting, or the failure of a Trulia stockholder who holds his, her, or its shares in “street name” through a broker, bank, or other nominee to give voting instructions to such broker, bank, or other nominee will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires the affirmative vote of holders of a majority of the shares of Trulia common stock present, in person or by proxy, at the Trulia special meeting and entitled to vote on that proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, while broker non-votes and shares not in attendance at the Trulia special meeting will have no effect on the outcome of the vote to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation. If Proposal No. 2 to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation is not approved by Trulia stockholders, the mergers will not be completed, even if the proposal to adopt the merger agreement (Proposal No. 1) is approved.

Approval of the adjournment of the Trulia special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation requires the affirmative vote of holders of a majority of the shares of Trulia common stock present, in person or by proxy, at the Trulia special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” that proposal, while broker non-votes and shares not in attendance at the Trulia special meeting will have no effect on the outcome of any vote to adjourn the Trulia special meeting.

Voting by Trulia’s Directors and Executive Officers

As of the Trulia record date, Trulia’s directors and executive officers and certain of their affiliates beneficially owned [—] shares of Trulia common stock entitled to vote at the Trulia special meeting. This represents approximately [—]% in voting power of the outstanding shares of Trulia common stock entitled to be cast at the Trulia special meeting. Trulia directors Peter Flint, Erik Bardman, Theresia Gouw, Daniel Stephen Hafner, Robert Moles, and Gregory Waldorf, who together as of the Trulia record date owned approximately [—]% of the shares of Trulia common stock outstanding, have each entered into voting agreements that obligate them to vote “FOR” the Trulia proposal to adopt the merger agreement and the other proposals to be considered at the Trulia special meeting. Additionally, Trulia currently expects that the other Trulia directors and executive officers will vote their shares of Trulia common stock in favor of the Trulia merger agreement proposal and the other proposals to be considered at the Trulia special meeting, although none of them is obligated to do so. See “The Mergers — Interests of Officers and Directors in the Mergers” and “Voting Agreements — Trulia Voting Agreements.”

How to Vote

Trulia stockholders may vote using any of the following methods:

By telephone or on the Internet

Trulia stockholders can vote by calling the toll-free telephone number on their proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Trulia stockholders can vote over the Internet by following the instructions on their proxy card. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for Trulia stockholders of record will be available 24 hours a day beginning on or about [—], 2014, and will close at 11:59 p.m. Eastern time on [—], 2014. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, Trulia recommends that you follow the voting instructions in the materials you receive.

By mail

Trulia stockholders may complete, sign, and date the proxy card or voting instruction card mailed to them and return it in the prepaid envelope.

In person at the Trulia special meeting

Trulia stockholders as of the Trulia record date may vote in person at the Trulia special meeting. You may also be represented by another person at the Trulia special meeting by executing a proper proxy designating that person. If you are a beneficial owner of Trulia shares held in “street name,” you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Trulia special meeting.

Voting of Proxies

Shares will be voted in accordance with the instructions provided by a Trulia stockholder who has voted by Internet, by telephone or by completing, signing, dating, and mailing a proxy card or voting instruction card. If you are a Trulia stockholder of record and you sign, date, and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR the proposal to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, and “FOR” the proposal to adjourn the Trulia special meeting if necessary or appropriate to solicit additional proxies to adopt the merger agreement or to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation, and in the discretion of the proxyholders on any other matter that may properly come before the Trulia special meeting.

Revoking Your Proxy

Trulia stockholders may revoke a proxy at any time before it is voted at the Trulia special meeting. To do this, you must:

•	enter a new vote by telephone or over the Internet by the date and time indicated on the proxy card or voter instruction form;

•	deliver another duly executed proxy card or voter instruction form bearing a later date to the addressee named in the proxy card or voter instruction form;

•	provide written notice of the revocation to Trulia’s Corporate Secretary at 116 New Montgomery Street, Suite 300, San Francisco, California 94105; or

•	attend the Trulia special meeting and vote in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If your shares are held in “street name,” you must contact your broker, bank or nominee to revoke and vote your proxy. If you have questions about how to vote or revoke your proxy, you should contact Trulia’s proxy solicitor, MacKenzie Partners, Inc., toll-free at (800)  322-2885.

Attending the Trulia Special Meeting

Trulia stockholders as of the Trulia record date, or their duly appointed proxies, may attend the Trulia special meeting. If you hold shares of Trulia common stock in your name as a stockholder of record and you wish to attend the Trulia special meeting, you must present the admission ticket included with this joint proxy statement/prospectus at the Trulia special meeting. You should also bring valid picture identification.

If your shares of Trulia common stock are held in “street name” in a stock brokerage account or by a broker, bank or other nominee and you wish to attend the Trulia special meeting, you need to bring a copy of a bank or brokerage statement to the Trulia special meeting reflecting your stock ownership as of the Trulia record date. You should also bring valid picture identification, such as a driver’s license. Please note that if you plan to attend the Trulia special meeting in person and would like to vote at the special meeting, you will need to bring a legal proxy from your broker, bank or other holder of record as explained above.

Adjournments and Postponements

Although it is not currently expected, the Trulia special meeting may be adjourned or postponed for the purpose of, among other things, soliciting additional proxies. Trulia may adjourn the special meeting without notice if announced at the Trulia special meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the Trulia special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by Trulia prior to the Trulia special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate. Any adjournment or postponement of the special meeting will allow Trulia stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Trulia special meeting as adjourned or postponed.

If, at the Trulia special meeting, the number of shares of Trulia common stock present in person or represented by proxy and voting in favor of the proposal to adopt the merger agreement and/or to approve the proposal to authorize nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation is not sufficient to approve such proposals, Trulia may move to adjourn the special meeting in order to enable the Trulia board to solicit additional proxies for the adoption of the merger agreement and/or to approve the proposal to authorize nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation. The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement and/or approval of the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation in the event that there are insufficient votes to approve either or both of these proposals. Trulia retains full authority to the extent set forth in its amended and restated bylaws and Delaware law to adjourn the Trulia special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Trulia stockholders.

Householding of Stockholder Materials

Trulia has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, Trulia will deliver a single copy of proxy materials to multiple stockholders who share the same address unless Trulia receives contrary instructions from one or more of the stockholders. This procedure reduces printing costs, mailing costs, and fees. Trulia stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Trulia will deliver promptly a separate copy of the joint proxy statement/prospectus and related proxy materials to any stockholder at a shared address to which Trulia delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Trulia only send a single copy of proxy materials, stockholders may contact Trulia as follows: Trulia, Inc., Attention: Investor Relations, 116 New Montgomery Street, Suite 300, San Francisco, California 94105 or by calling (415) 648-4358. Trulia stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Solicitation of Proxies

Trulia is soliciting proxies for the Trulia special meeting from Trulia stockholders. Trulia has also retained MacKenzie Partners, Inc. to solicit proxies for the Trulia special meeting from Trulia stockholders for a fee of approximately $15,000, plus reasonable out-of-pocket expenses. Trulia will bear the entire cost of soliciting proxies from Trulia stockholders, except that Trulia and Zillow will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In addition to this mailing,

Trulia’s directors, officers, and employees (who will not receive any additional compensation for such services) may solicit proxies. Solicitation of proxies may be undertaken through the mail, in person, by telephone, over the Internet or by other means.

Trulia may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses for forwarding proxy materials to the beneficial owners of Trulia common stock and in obtaining voting instructions from such beneficial owners.

Stockholder List

A list of Trulia stockholders entitled to vote at the Trulia special meeting will be available for inspection at Trulia’s executive offices (which are located at 116 New Montgomery Street, Suite 300, San Francisco, California 94105) at least ten days prior to the date of the Trulia special meeting and continuing through the Trulia special meeting for any purpose germane to the Trulia special meeting. The list also will be available at the Trulia special meeting for inspection by any Trulia stockholder present at the Trulia special meeting.

Other Business

There are no other matters that the Trulia board intends to present at the Trulia special meeting. If you have returned your signed and completed proxy card and other matters are properly presented for voting at the Trulia special meeting, the proxies appointed by the Trulia board (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

Assistance

If you need assistance in voting or completing your proxy card or have questions regarding the Trulia special meeting, please contact MacKenzie Partners, Inc., the proxy solicitor for Trulia, by mail at 105 Madison Avenue, New York, New York 10016, by telephone at (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or by e-mail at proxy@mackenziepartners.com.

THE MERGERS

General

On July 27, 2014, the Zillow board and the Trulia board adopted and approved, respectively, the merger agreement, attached hereto as Annex A, which provides for two separate mergers involving each of Zillow and Trulia. First, the merger agreement provides for Zillow Merger Sub, a to-be-formed, wholly owned subsidiary of Holdco, to merge with and into Zillow, with Zillow surviving the merger as a wholly owned subsidiary of Holdco. Second, immediately following the completion of the Zillow merger, the merger agreement provides for the merger of Trulia Merger Sub, another to-be-formed, wholly owned subsidiary of Holdco, with and into Trulia, with Trulia surviving the merger as a wholly owned subsidiary of Holdco. As a result of the mergers, each of the surviving entities of the Zillow merger and the Trulia merger will become a wholly owned subsidiary of Holdco, which will be a publicly traded corporation. You are encouraged to read the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

At the effective time of the Zillow merger, any shares of Zillow common stock held by Zillow, Holdco, Trulia, or any direct or indirect wholly owned subsidiary of Zillow or Trulia immediately prior to the effective time of the Zillow merger will be canceled and cease to exist and no consideration will be paid or payable for these shares (the “Zillow excluded shares”). Subject to various restrictions, (1) each share of Zillow Class A common stock issued and outstanding immediately prior to the effective time of the Zillow merger, other than Zillow excluded shares and Zillow dissenting shares, will be converted into the right to receive one share of fully paid and nonassessable Holdco Class A common stock and (2) each share of Zillow Class B common stock issued and outstanding immediately prior to the effective time of the Zillow merger, other than Zillow excluded shares and Zillow dissenting shares, will be converted into the right to receive one share of fully paid and nonassessable Holdco Class B common stock.

At the effective time of the Trulia merger, any shares of Trulia common stock that are held by Trulia, Holdco, Zillow, or any direct or indirect wholly owned subsidiary of Trulia or Zillow as of immediately prior to the effective time of the Trulia merger will be canceled and cease to exist and no consideration will be paid or payable for those shares (the “Trulia excluded shares”). Subject to various restrictions, each share of Trulia common stock that is outstanding immediately prior to the effective time of the Trulia merger, other than Trulia excluded shares, will be converted into the right to receive 0.444 of a share of fully paid and nonassessable Holdco Class A common stock.

Background of the Mergers

The management and boards of directors of each of Zillow and Trulia have regularly reviewed their respective companies’ results of operations and prospects, as well as their respective strategic options in light of company-specific and industry conditions, including, among other things, whether the continued execution of their respective strategies as stand-alone companies or the possible combination with a third party offers the best avenue to enhance value.

In late 2011, Zillow approached Trulia to explore a potential strategic business combination. In connection with this approach, Trulia retained Qatalyst Partners LP (“Qatalyst”) as its financial advisor. These discussions were inconclusive and discontinued by the parties in early 2012, due on Trulia’s part to the belief at the time that its stand-alone prospects would provide superior long-term value creation for Trulia stockholders through increasing customers and revenue and through pursuing an initial public offering of its common stock.

In August 2012, while Trulia was nearing the completion of its initial public offering, Zillow again approached Trulia to discuss a potential strategic business combination. In connection with these discussions, Trulia sought and received advice from Qatalyst and J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisors. These discussions were inconclusive and discontinued by the parties in August 2012, due on Trulia’s part to the continued belief that the completion of an initial public offering would provide superior long-term value to Trulia stockholders.

During the spring of 2014, members of the Zillow board and management had various internal discussions and began preliminary discussions with outside advisors, including Shearman & Sterling LLP (“Shearman & Sterling”), regarding various possible strategic opportunities, including a possible acquisition of Trulia.

In late May 2014 through mid-June 2014, Zillow entered into confidentiality agreements, and had various discussions, with certain unaffiliated significant holders of both its and Trulia’s common stock (the “Significant Shareholders”) regarding possible strategic opportunities, including the acquisition of Trulia.

On June 1, 2014, Zillow engaged Goldman, Sachs & Co. (“Goldman Sachs”) in connection with a possible acquisition of Trulia and subsequently, on June 5, executed its formal engagement agreement with Goldman Sachs.

On June 3, 2014, Richard Barton, co-founder and Executive Chairman of Zillow, contacted Peter Flint, co-founder and Chief Executive Officer of Trulia and Chairman of the Trulia board, requesting that they meet for dinner. On June 4, 2014, Mr. Flint indicated that his near-term schedule would not accommodate a dinner.

At a regularly scheduled meeting on June 4, 2014, the Zillow board discussed the possible acquisition of Trulia and expressed its support for Mr. Barton’s and management’s continued engagement with Trulia.

On June 5, 2014, Mr. Barton contacted Mr. Flint and indicated that the Zillow board supported a potential strategic business combination with Trulia and that he intended to send a letter to Trulia outlining that proposal. Mr. Barton also noted during the conversation that Zillow had had recent discussions with the Significant Shareholders during which such Significant Shareholders had also expressed support for a business combination between Zillow and Trulia.

On June 9, 2014, Mr. Barton sent a written, non-binding proposal to Mr. Flint and Gregory Waldorf, the lead independent director of the Trulia board, proposing a transaction in which Zillow would acquire Trulia in a stock-for-stock merger and Trulia stockholders would receive 0.39 of a share of Zillow Class A common stock for each share of Trulia common stock (the “June 9th Proposal”). The proposed exchange ratio represented an implied price of approximately $45.53 per share of Trulia common stock, which implied a premium of 15% to the closing price of Trulia common stock on June 6th, and pro forma ownership of the combined company by Trulia stockholders of approximately 30% (all pro forma ownership numbers included in this Background section reflect the dilution from Trulia’s outstanding convertible notes, as well as both companies’ outstanding equity awards). The June 9th Proposal also referenced the value creation for the Trulia stockholders resulting from Zillow’s preliminary estimate of potential synergies that could be achieved from a business combination between Zillow and Trulia.

On June 10, 2014, the Trulia board held a telephonic meeting at which members of Trulia’s management, representatives of Trulia’s outside legal advisors, Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson Sonsini”) and Goodwin Procter LLP (“Goodwin Procter”), and representatives of J.P. Morgan were present. At the meeting, the Trulia board discussed the June 9th Proposal from Zillow, Trulia’s stand-alone prospects, certain preliminary financial analyses prepared by J.P. Morgan, and the ownership interests of the Significant Shareholders in each of Trulia and Zillow. The Trulia board also discussed the prior proposals from Zillow and the changing dynamics in the marketplace that made a business combination between the two companies potentially more attractive to Trulia stockholders at this time. In doing so, the Trulia board noted the growing challenges faced by Trulia as a stand-alone company since its initial public offering in what has continued to be an evolving industry, which includes increasing competition, the ways in which consumers and real estate professionals interface with online and mobile applications, the development and deployment of new advertising products and services for participants in the residential real estate industry, and the availability of other forms of offline, online and mobile advertising. As a result of these dynamics, Trulia faced increased risks associated with future revenue generation and the substantial marketing and product development costs that would be required to continue to effectively scale the business. Wilson Sonsini and Goodwin Procter also reviewed the Trulia board’s fiduciary duties in connection with its receipt of the June 9th Proposal from Zillow. After discussion, the Trulia board instructed management and the advisors to continue discussions with Zillow, but to inform Zillow that it would need to improve its proposal to warrant further substantive discussions regarding a potential business combination between the companies.

In addition, at the June 10th meeting, the Trulia board determined that its standing strategic transactions committee (referred to as the “Trulia transaction committee”) should manage the strategic review process in order to provide an efficient manner in which to actively supervise and direct the process with Zillow (in the event that further discussions were to occur) and to have the ability to meet as often as needed. The Trulia transaction committee consists of three independent directors, Mr. Waldorf, Erik Bardman, and Theresia Gouw. The Trulia transaction committee had been formed in November 2013 to evaluate, negotiate, and make recommendations to the Trulia board regarding strategic transactions, including business combination transactions, acquisitions, sales of businesses or assets, and financing transactions. The Trulia transaction committee subsequently held a telephonic meeting on June 11, 2014 to further discuss Zillow’s June 9th Proposal and potential responses.

On June 12, 2014, the Trulia transaction committee held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. At the meeting, the Trulia transaction committee further discussed potential responses to Zillow’s June 9th Proposal and the ownership of the Significant Shareholders, and J.P. Morgan reviewed certain preliminary financial analyses with the committee. The Trulia transaction committee determined that, based on preliminary information, Zillow’s June 9th Proposal did not reflect an appropriate valuation for Trulia.

On June 13, 2014, the Trulia transaction committee held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. At the meeting, the Trulia transaction committee again discussed Zillow’s June 9th Proposal and, after discussion, directed J.P. Morgan to respond on behalf of Trulia to Goldman Sachs that Zillow’s proposal did not reflect an appropriate valuation for Trulia, but that Trulia was willing to continue discussions and provide some financial due diligence information if Zillow was willing to revisit its views on valuation and provide Trulia with reciprocal financial due diligence information.

On June 16, 2014, representatives of J.P. Morgan telephoned representatives of Goldman Sachs to deliver Trulia’s response to Zillow’s June 9th Proposal as discussed at the June 13th meeting of the Trulia transaction committee.

On June 17, 2014, the Trulia transaction committee held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. At the meeting, J.P. Morgan reviewed additional preliminary financial analyses related to Zillow’s June 9th Proposal that further supported the Trulia transaction committee’s previous determination that the Trulia stockholders should receive a higher pro forma ownership percentage of the combined company in a business combination between Zillow and Trulia than Zillow had provided in its June 9th Proposal.

Also on June 17, 2014, Mr. Flint and Prashant “Sean” Aggarwal, Trulia’s Chief Financial Officer, attended a dinner with representatives of one of the Significant Shareholders in San Francisco, California, which had been scheduled prior to Trulia’s receipt of Zillow’s June 9th Proposal. At the dinner, representatives of the Significant Shareholder expressed support for a strategic business combination between Trulia and Zillow, but Messrs. Flint and Aggarwal did not comment on the terms or status of Zillow’s June 9th Proposal or the views of the Trulia board with respect to such proposal.

On June 18, 2014, Jay Hoag, a Zillow director, and Mr. Waldorf had a telephone conversation during which they discussed Zillow’s June 9th Proposal, and Mr. Barton and Mr. Flint had a telephone conversation regarding the consideration being proposed by Zillow and possible next steps in their mutual consideration and evaluation of a business combination between the two companies. Thereafter, representatives of Goldman Sachs contacted representatives of J.P. Morgan to suggest that a dinner be scheduled between the Trulia and Zillow representatives.

Also on June 18, 2014, the Trulia transaction committee held a telephonic meeting to further discuss Zillow’s June 9th Proposal, at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present.

On June 19, 2014 and June 20, 2014, Mr. Barton and one of the Significant Shareholders discussed Mr. Barton’s June 18th call with Mr. Flint and the Significant Shareholder’s recent discussions with Trulia’s management.

On June 23, 2014, Messrs. Waldorf, Flint, and Aggarwal and Paul Levine, Trulia’s Chief Operating Officer, attended a dinner with Mr. Barton, Lloyd Frink, co-founder and Vice Chairman of Zillow, and Spencer Rascoff, Chief Executive Officer and a director of Zillow, in San Francisco, California. At the dinner, the participants discussed the strategic and cultural aspects of a potential business combination between Trulia and Zillow. The participants did not discuss price or any other terms of a possible transaction during this dinner.

On June 24, 2014, Mr. Barton updated two of the Significant Shareholders on the discussions between Zillow and Trulia.

On June 26, 2014, Mr. Barton sent Mr. Flint a revised written, non-binding proposal for a transaction in which Zillow would acquire Trulia in a stock-for-stock merger and Trulia stockholders would receive 0.434 of a share of Zillow Class A common stock for each share of Trulia common stock (which would correspond to pro forma ownership of the combined company by Trulia stockholders of approximately 32.5%) (the “June 26th Proposal”). Mr. Barton subsequently telephoned Mr. Flint to discuss the proposal, and also notified the Significant Shareholders that Zillow had made a revised non-binding proposal to Trulia.

Later on June 26, 2014, the Trulia transaction committee held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. At the meeting, the Trulia transaction committee discussed Zillow’s June 26th Proposal, and J.P. Morgan reviewed certain preliminary financial analyses that had been updated to reflect the terms of such proposal. Based on these discussions and review of the preliminary financial analyses, the Trulia transaction committee directed J.P. Morgan to respond to Goldman Sachs on behalf of Trulia that Zillow’s June 26th Proposal continued to undervalue Trulia, but Trulia remained interested in further discussions and exchanging reciprocal financial due diligence information if Zillow was willing to again revisit its views on valuation following such exchange.

On June 30, 2014, representatives of J.P. Morgan telephoned representatives of Goldman Sachs to deliver Trulia’s response to Zillow’s June 26th Proposal as discussed at the June 26th meeting of the Trulia transaction committee.

On June 30, 2014 and July 1, 2014, Mr. Barton corresponded separately with certain of the Significant Shareholders to update them on the discussions with Trulia.

On July 1, 2014, Mr. Barton telephoned Mr. Flint to discuss Trulia’s request to exchange reciprocal financial due diligence information. Later that day, at the direction of Mr. Barton, representatives of Goldman Sachs telephoned representatives of J.P. Morgan and indicated that Zillow was willing to exchange reciprocal financial due diligence information as proposed by Trulia.

On July 2, 2014, the Trulia transaction committee held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. At the meeting, the Trulia transaction committee further discussed Zillow’s June 26th Proposal and the expected exchange of reciprocal financial due diligence information between Trulia and Zillow. The Trulia transaction committee also discussed whether and at what point it might be advisable to explore a potential strategic transaction with a third party other than Zillow. In particular, the Trulia transaction committee discussed: (1) potential disruptions to Trulia’s business of a protracted process; (2) the risk of leaks that might arise from making contact with other parties in the industry; (3) the potential impact on Trulia’s business and employees of such leaks; (4) the potential loss of Zillow as a strategic partner if Zillow learned of Trulia’s exploration of other alternatives or the strategic process were materially delayed; (5) the likelihood that making outbound calls would actually generate interest by a third party in a transaction with Trulia, whether or not on more favorable terms than those proffered by Zillow; and (6) Trulia’s own strong knowledge and understanding of its business prospects and value as a stand-alone enterprise. In addition, the meeting participants discussed the possibility of including a “go-shop” provision in the potential merger agreement with Zillow to allow Trulia to actively explore strategic alternatives on a post-signing basis. Based on the foregoing considerations and the fact that the Trulia board had not decided to accept the Zillow proposal or generally proceed with the sale of the company, the Trulia transaction committee concluded not to approach potential strategic partners or buyers at this time.

Later on July 2, 2014, representatives from J.P. Morgan sent a reciprocal confidentiality agreement, including a one-year standstill provision, and a due diligence request list to Goldman Sachs on behalf of Trulia as a predicate to the exchange of financial due diligence information by the parties.

Also on July 2, 2014, Mr. Flint telephoned Mr. Barton and indicated to Mr. Barton that Trulia remained interested in further discussions regarding a potential business combination transaction given Zillow’s agreement to exchange reciprocal financial due diligence information. During this conversation, Mr. Flint suggested a higher exchange ratio corresponding to pro forma ownership of the combined company by Trulia stockholders of 37%. Mr. Flint and Mr. Barton also discussed operational and cultural aspects of a possible transaction, branding issues, and the need to retain Trulia’s management and other key employees if a transaction were to occur. Mr. Barton asked Mr. Flint to provide information with respect to a retention program that Mr. Flint believed would likely be required to retain Trulia’s management and other key employees following the closing of a transaction in order to facilitate the post-closing value creation at the combined company.

On July 3, 2014, Mr. Barton telephoned Mr. Flint to further discuss a possible transaction with Trulia. During this conversation, Mr. Barton indicated that he believed that the Zillow board could support an exchange ratio of 0.465 (which would correspond to pro forma ownership of the combined company by Trulia stockholders of approximately 34%), but that this was likely Zillow’s upper limit for a potential transaction. Mr. Barton and Mr. Flint also discussed operational and cultural aspects of a possible transaction, branding issues and potential seats on the board of directors of the combined company for Trulia designees.

On July 4, 2014, Mr. Barton and Mr. Flint had a telephone conversation during which they continued their discussions from the prior few days, including ideas for the best way to retain key employees, as well as two potential seats on the board of directors of the combined company for Trulia designees.

On July 5, 2014, Messrs. Barton, Frink and Flint had several telephone conversations to further discuss a possible transaction. Mr. Barton and Mr. Flint discussed various parameters of a potential business combination transaction between Zillow and Trulia, including operational arrangements and seats on the board of directors of the combined company, potentially for Mr. Flint and another Trulia designee, and Mr. Flint suggested that a retention program of 2.0 million restricted stock units would be sufficient to retain Trulia’s management and other key employees following the closing of the proposed transaction. Mr. Barton rejected this suggestion, and further discussions during the course of the day focused on a retention program that would provide for 1.1 million restricted stock units for Trulia’s management and other key employees to remain with the combined company following the closing. In addition, Mr. Barton and Mr. Flint each indicated his belief that, subject to the completion of financial and other due diligence, his board would ultimately support a transaction providing for pro forma ownership of the combined company by Trulia stockholders of 33%. Messrs. Barton and Frink proposed to Mr. Flint that the exchange of financial due diligence information should proceed on the basis of the foregoing discussion.

On July 6, 2014, Mr. Flint telephoned Mr. Barton to accept the proposal to allow the exchange of financial due diligence to proceed on the basis of the transaction parameters discussed on July 5, 2014 and to discuss further the exchange of financial due diligence information.

On July 7, 2014, the Zillow board met telephonically to discuss the proposed transaction with Trulia, including Mr. Barton giving a summary of his July 5th and 6th discussions with Mr. Flint.

Also on July 7, 2014, Zillow provided comments to the proposed reciprocal confidentiality agreement, Mr. Rascoff called Mr. Flint to discuss the confidentiality agreement, and thereafter the legal advisors to Zillow and Trulia negotiated the terms of such confidentiality agreement.

On July 8, 2014, Mr. Barton telephoned Mr. Flint to discuss the status of Trulia’s consideration of Zillow’s proposal, the proposed reciprocal confidentiality agreement between the parties and related exchange of financial due diligence information, and the persons from each party who would lead the due diligence efforts. Mr. Barton and Mr. Flint agreed that Mr. Frink and Mr. Aggarwal would coordinate the due diligence efforts on each side.

On July 9, 2014, Messrs. Flint and Aggarwal organized a conference call with the members of the Trulia transaction committee to provide them with a brief update limited to the status of the negotiations with respect to the reciprocal confidentiality agreement and the proposed exchange of financial due diligence information.

On July 10, 2014, Mr. Barton called Mr. Flint to discuss the status of Trulia’s consideration of Zillow’s proposal. Also on that day, the parties executed the reciprocal confidentiality agreement, which included a nine-month standstill provision, and Mr. Frink and Mr. Aggarwal discussed the exchange of financial due diligence information.

On July 11, 2014, representatives from Trulia and Zillow and their respective financial advisors participated in a conference call during which the parties presented the preliminary financial results of their respective companies for the second quarter of 2014 and their preliminary outlook for 2014 through 2016. During this conference call, Zillow presented internal financial projections that were higher than the estimates that had been previously used by Trulia and J.P. Morgan to analyze the proposed strategic business combination (which estimates had been based on publicly-available analyst estimates and certain growth assumptions provided by Trulia management). Also during this conference call, Trulia presented internal financial projections that reflected preliminary actual results for the second quarter of 2014 and refined assumptions by Trulia management (see “—Financial Projections Reviewed by the Trulia Board and Trulia’s Financial Advisor”).

On July 12, 2014, Shearman & Sterling distributed a draft merger agreement to Wilson Sonsini and Goodwin Procter.

On July 13, 2014, Mr. Barton and Mr. Flint had a telephone conversation during which they discussed operational aspects of a possible transaction, including branding issues, functional alignment, organizational structure and potential seats on the board of directors of the combined company for Trulia designees. Also on that day, Mr. Flint sent Mr. Barton additional details regarding the retention program that they had discussed on July 5, 2014. Mr. Barton and Mr. Flint discussed a possible retention program, including an additional component comprised of $20 million of equity for key non-management employees to remain with Trulia through the closing of a transaction.

On July 14, 2014, the Trulia transaction committee held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. At the meeting, the Trulia transaction committee received an update on the reciprocal exchange of financial due diligence information. In addition, J.P. Morgan presented revised preliminary financial analyses that were updated based on Zillow’s June 26th Proposal and Zillow’s and Trulia’s internal financial projections discussed by the parties on July 11th. Mr. Flint told the meeting participants that Mr. Barton had indicated to him that Zillow would likely not go above 33% pro forma ownership of the combined company by Trulia stockholders. Based on the review of the preliminary financial analyses and the ensuing discussions at the meeting, the Trulia transaction committee determined that the strategic business combination described in Zillow’s June 26th Proposal appeared to be a financially attractive opportunity for the Trulia stockholders. Also, Wilson Sonsini and Goodwin Procter outlined the key terms of Zillow’s draft merger agreement.

On July 15, 2014, the Trulia board held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. At the meeting, the Trulia board further discussed J.P. Morgan’s preliminary financial analyses of Zillow’s June 26th Proposal, the key terms of the draft merger agreement, and Trulia’s strategic alternatives, noting the factors considered at the July 2nd meeting of the Trulia transaction committee.

Later on July 15, 2014, Messrs. Flint and Aggarwal attended a dinner with Messrs. Barton, Frink, and Rascoff, in San Francisco, California in preparation for in-person meetings the following day.

On July 16, 2014, the same individuals as well as Mr. Waldorf and certain other representatives from Zillow and Trulia, along with representatives from Shearman & Sterling, Goldman Sachs, J.P. Morgan, Wilson Sonsini, and Goodwin Procter, held in-person due diligence meetings at Shearman & Sterling’s offices in San Francisco, California. Later that same day, representatives from Zillow and Trulia, along with representatives from Shearman & Sterling, Wilson Sonsini, and Goodwin Procter, held in-person meetings in San Francisco, California to discuss certain regulatory matters.

On July 16, 2014, Mr. Flint sent Mr. Barton additional details regarding terms and allocations under the potential retention program that they had discussed.

On July 17, 2014, Chad Cohen, Zillow’s Chief Financial Officer, and other Zillow representatives and Mr. Aggarwal and other Trulia representatives, met in San Francisco, California to discuss financial due diligence. Each of Trulia and Zillow also provided the other party and its advisors with access to a virtual data room containing requested business and legal due diligence materials.

Also on July 17, 2014, the Trulia board held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. At the meeting, the Trulia board was provided an update on the reciprocal exchange of financial due diligence information. The Trulia board also reviewed preliminary financial analyses prepared by J.P. Morgan, which had been updated to reflect the due diligence meetings held on July 16, 2014, and discussed Trulia’s stand-alone prospects and the potential for a strategic transaction with another party, concluding again not to approach possible strategic partners or buyers for the reasons previously discussed. The Trulia board also discussed the terms of a counteroffer to Zillow’s June 26th Proposal and directed Trulia’s legal and financial advisors to present such counteroffer to Zillow’s legal and financial advisors.

Later on July 17, 2014, the legal and financial advisors of Trulia and Zillow met in person at Shearman & Sterling’s offices in San Francisco, California. At this meeting, the Trulia advisors presented the Zillow advisors with a term sheet setting forth the key terms of a counteroffer to Zillow’s June 26th Proposal as authorized by the Trulia board at the meeting held earlier in the day, including an increase in the exchange ratio from 0.434 to 0.474 of a share of Zillow Class A common stock (which would correspond to pro forma ownership of the combined company by Trulia stockholders of approximately 34.5%). The counteroffer also proposed other terms, such as price protection, a “go-shop” provision and a fiduciary right of termination (with related merger break-up fees payable to Zillow of 1.5% during the “go-shop” period and 3.0% thereafter), a $250 million termination fee payable to Trulia in the event that the required antitrust approvals were not obtained (the “antitrust termination fee”), and undesignated board seats of the combined company.

In response to the Trulia counteroffer, later in the day on July 17, 2014, the Zillow advisors presented Trulia’s advisors with a revised term sheet, including an exchange ratio of 0.444 (which would correspond to pro forma ownership of the combined company by Trulia stockholders of approximately 33%) (the “July 17th Proposal”). The July 17th Proposal also included improvement in a number of non-price terms from Zillow’s June 26th Proposal, such as a $50 million antitrust termination fee (plus up to $25 million in expense reimbursement) and a fiduciary right of termination with a merger break-up fee payable to Zillow of 3.6% of Trulia’s enterprise value. In connection with the presentation of the July 17th Proposal, the Zillow advisors indicated that the proposed exchange ratio was Zillow’s final offer.

On July 19, 2014, the Trulia transaction committee held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. At the meeting, the Trulia transaction committee discussed the status of the negotiations of the parties and potential responses to Zillow’s July 17th Proposal. Also, given Zillow’s refusal to accept a “go-shop” provision, the members of the Trulia transaction committee further discussed the potential for a strategic transaction with another party and concluded again not to approach possible strategic partners or buyers for the reasons previously discussed. The Trulia transaction committee determined to accept the proposed Trulia exchange ratio of 0.444 contingent upon Zillow agreeing to improve certain non-price terms (including the merger break-up fee and antitrust termination fee), and directed J.P. Morgan to assist in negotiating those terms.

Also on July 19, 2014, representatives of J.P. Morgan contacted representatives of Goldman Sachs to provide a counteroffer on certain non-price deal terms in Zillow’s July 17th Proposal as directed by the Trulia transaction committee, including a $250 million antitrust termination fee and a merger break-up fee equal to 2.75% of Trulia’s enterprise value.

On July 21, 2014, representatives from Zillow and Trulia participated telephonically in a legal due diligence session.

Also on July 21, 2014, Mr. Frink and Mr. Aggarwal had a telephone call to discuss progress of the due diligence process, and Messrs. Frink, Flint and Aggarwal had a telephone conversation during which they continued to discuss the terms and allocations under a potential retention program.

On July 22, 2014, representatives of J.P. Morgan called representatives of Goldman Sachs to discuss certain of the outstanding terms of the transaction, and representatives from Zillow and Trulia met in person in San Francisco, California to discuss technology due diligence. In addition, Mr. Frink had a telephone call with Mr. Flint and Mr. Aggarwal to discuss progress of the due diligence process and the terms and allocations under a potential retention program.

On July 22, 2014, the Zillow board met telephonically to discuss the status of the negotiations with Trulia and the remaining open deal terms. Shearman & Sterling discussed certain legal issues and Goldman Sachs reviewed certain preliminary financial analyses. Following the meeting, representatives of Shearman & Sterling and Goldman Sachs were directed to continue negotiations with Trulia’s advisors, and Shearman & Sterling distributed draft forms of voting agreements to be signed by Zillow’s founders and the directors of Trulia, pursuant to which they would agree to vote their shares in favor of the proposed transaction.

Also on July 22, 2014, the Trulia board held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. At the meeting, the Trulia board was provided with an update from its legal and financial advisors on the status of the negotiations between Trulia and Zillow and remaining open deal terms.

From July 23, 2014 through July 27, 2014, representatives from Zillow and Shearman & Sterling had various discussions with representatives of certain of the Significant Shareholders regarding the possibility of such Significant Shareholders executing voting agreements pursuant to which they would agree to vote their shares of Trulia common stock in favor of the proposed transaction. Ultimately, no agreements were reached with those Significant Shareholders.

On July 23, 2014, Messrs. Rascoff and Flint discussed telephonically the status of negotiations.

Also on July 23, 2014, representatives of Wilson Sonsini and Goodwin Procter distributed to representatives of Shearman & Sterling a revised merger agreement, which included a $150 million antitrust termination fee and a merger break-up fee equal to 2.75% of Trulia’s enterprise value, and representatives of Wilson Sonsini, Goodwin Procter, and Shearman & Sterling discussed certain terms of the draft merger agreement and voting agreements.

On July 24, 2014, representatives of Zillow and Trulia met in Seattle, Washington to discuss technology due diligence.

Also on July 24, 2014, Bloomberg published an article indicating that it understood that Zillow and Trulia were in advanced negotiations regarding a potential business combination. Trulia’s stock price closed at $40.58 on the prior trading day, which the Trulia board viewed as the unaffected trading price. The proposed exchange ratio of 0.444 represented an implied price of approximately $64.72 per share of Trulia common stock based on the closing price of Zillow Class A common stock on July 24, 2014, and represented an implied premium of 59% to the unaffected trading price of Trulia common stock.

In addition, on July 24, 2014, Mr. Flint presented via electronic mail to the compensation committee of the Trulia board, and on July 25, 2014, Mr. Flint presented via electronic mail to the Trulia board, a summary of the retention program that had been under discussion between Zillow and Trulia management.

On July 25, 2014, the Trulia board held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. At the meeting, the Trulia board received an update from its legal and financial advisors on the status of the negotiations with Zillow and discussed open deal terms, including the request for payment of a termination fee to Trulia in the event that the Zillow shareholders failed to approve the merger agreement for any reason (the “Zillow shareholder termination fee”). Following this discussion, with Trulia’s legal advisors, the independent directors met in executive session to discuss the proposed retention program for Trulia management and other key employees that Mr. Flint had presented via electronic mail to the compensation committee on July 24, 2014 and to the Trulia board on July 25, 2014, and made determinations with respect to such retention program, including that any retention discussions should be limited to the pre-closing period and to the retention of key non-management employees and that Trulia’s negotiating team should seek to increase the amount devoted to this more limited retention program. Mr. Waldorf communicated these determinations to Mr. Flint following conclusion of the executive session.

Also on July 25, 2014, Trulia executed its formal engagement agreement, effective as of June 5, 2014, with J.P. Morgan.

At a special telephonic meeting of the board of Zillow, on July 25, 2014, Mr. Rascoff briefed the Zillow board on the status of the negotiations with Trulia. Representatives of Shearman & Sterling described legal issues related to the proposed transaction with Trulia and Brad Owens, Zillow’s Assistant General Counsel, briefed the Zillow board on the results of the due diligence process to date. Representatives from Goldman Sachs reviewed certain preliminary financial analyses. Later on July 25, 2014, representatives of Shearman & Sterling distributed to representatives of Wilson Sonsini and Goodwin Procter a revised merger agreement, which included, among other things, a provision permitting Holdco to amend its articles of incorporation prior to closing of the mergers without Trulia’s consent to add a new class of nonvoting Class C capital stock.

On July 26, 2014, the Trulia transaction committee held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini and Goodwin Procter were present. At the meeting, the Trulia transaction committee received an update from its legal advisors on the status of the negotiations with Zillow and open deal terms, including Trulia’s request for a Zillow shareholder termination fee and Zillow’s request to include a new Class C capital stock in the charter of the holding company.

Throughout July 26, 2014 and July 27, 2014, representatives of each party’s in-house legal teams, Shearman & Sterling, Wilson Sonsini, and Goodwin Procter continued to negotiate the remaining open items in the merger agreement and voting agreements. In addition, on July 27, 2014, Shearman & Sterling provided the proposed form of amended and restated articles of incorporation of Holdco to Wilson Sonsini and Goodwin Procter, which form included the terms of a new class of nonvoting Class C capital stock. Shearman & Sterling communicated Zillow’s view that the merger agreement should provide for the mandatory adoption by Holdco of such form of articles of incorporation to provide Holdco with the flexibility to issue Holdco Class C capital stock in the future without diluting the relative voting interests of holders of Holdco Class A common stock and Holdco Class B common stock, including Zillow’s founders, who would have the ability to exercise voting control of Holdco upon closing of the merger.

On July 27, 2014, Mr. Frink contacted Mr. Waldorf and Mr. Flint to discuss the outstanding deal terms, and Mr. Waldorf contacted a representative of Goldman Sachs to discuss the outstanding deal terms. During the conversations between Mr. Frink and Mr. Waldorf, Mr. Frink agreed to recommend to the Zillow board that the retention program for key non-management employees of Trulia during the pre-closing period be comprised of $33 million of equity. Thereafter, on July 27, 2014, representatives from each of Zillow’s and Trulia’s legal and financial advisors participated in multiple telephone conferences to discuss and resolve the remaining open deal terms. Based on these discussions, Zillow agreed to include in the merger agreement a Zillow shareholder termination fee of $150 million. In addition, it was agreed that the merger agreement would include, among other things, a provision requiring Holdco to adopt the form of articles of incorporation that Zillow had proposed (which form included a new class of nonvoting Class C capital stock).

Later on July 27, 2014, the Trulia board held a telephonic meeting at which members of Trulia’s management and representatives of Wilson Sonsini, Goodwin Procter, and J.P. Morgan were present. During the meeting, J.P. Morgan reviewed its financial analysis of the proposed transaction and delivered to the Trulia board its oral opinion, which was confirmed by delivery of a written opinion dated July 27, 2014, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Trulia exchange ratio of 0.444 in the proposed transaction was fair, from a financial point of view, to the holders of Trulia common stock. Wilson Sonsini and Goodwin Procter reviewed the Trulia board’s fiduciary duties and the key provisions of the merger agreement. The Trulia board asked questions and discussed the merger agreement provisions and related matters. After discussion in which the Trulia board considered the factors discussed further in “—Recommendation of the Trulia Board; Trulia’s Reasons for the Trulia Merger,” the members of the Trulia board present at the meeting unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Trulia board also deemed it advisable, and in the best interests of Trulia and its stockholders, to consummate the Trulia merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, and to recommend that Trulia stockholders adopt the merger agreement.

At a special telephonic meeting of the Zillow board held on July 27, 2014, the Zillow board met to discuss approval of the proposed transaction. The Zillow board was provided with an update of the results of the due diligence process prior to the meeting, and representatives of Shearman & Sterling provided the Zillow board with an update of the legal process of the proposed transaction with Trulia. Representatives of Goldman Sachs reviewed its financial analysis of the proposed transaction and delivered to the Zillow board an oral opinion, which was subsequently confirmed by delivery of a written opinion to the Zillow board dated July 28, 2014, to the effect that, as of such date and based on and subject to various assumptions and limitations discussed in its opinion, taking into account the Trulia merger, the Zillow Class A exchange ratio and the Zillow Class B exchange ratio pursuant to the merger agreement were fair from a financial point of view to the holders of shares of Zillow Class A common stock and Zillow Class B common stock. After discussion in which the Zillow board considered the factors discussed further in “—Recommendation of the Zillow Board; Zillow’s Reasons for the Merger,” the Zillow board, acting unanimously, determined that the proposed business transaction with Trulia, including the Zillow merger, was advisable and fair to, and in the best interest of, Zillow and its shareholders, approved the merger agreement, the Zillow merger, the voting agreements between Zillow and certain stockholders of Trulia, and other transactions contemplated by the merger agreement and resolved to recommend that Zillow shareholders vote in favor of the mergers and to approve the merger agreement.

On July 28, 2014, Zillow and Trulia executed the merger agreement, and all signatories to the voting agreements executed such agreements. Zillow and Trulia issued a joint press release announcing the execution of the merger agreement before the open of trading on July  28, 2014.

Recommendation of the Zillow Board; Zillow’s Reasons for the Merger

Following a review and discussion of all relevant information regarding the mergers, at a meeting held on July 27, 2014, the Zillow board unanimously (1) adopted the merger agreement and approved the transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement, (2) determined that the mergers are fair to, and in the best interests of, Zillow and its shareholders, (3) authorized management to take such actions as are necessary or advisable to effect the transactions contemplated by the merger agreement, including submitting the merger agreement to the Zillow shareholders for approval at the Zillow special meeting, and (4) recommended that Zillow shareholders approve the merger agreement.

ACCORDINGLY, THE ZILLOW BOARD UNANIMOUSLY RECOMMENDS THAT ZILLOW SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, “FOR” THE PROPOSAL TO APPROVE THE AUTHORIZATION OF NONVOTING CLASS C CAPITAL STOCK IN HOLDCO’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE ZILLOW SPECIAL MEETING IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT OR TO APPROVE THE AUTHORIZATION OF NONVOTING CLASS C CAPITAL STOCK IN HOLDCO’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

The Zillow board believes that the mergers present a strategic opportunity to expand value through a combination with the complementary business of Trulia. In reaching its decision to adopt the merger agreement and recommend the approval of the merger agreement to its shareholders, the Zillow board consulted with management, as well as its legal and financial advisors, and considered a number of factors, including, among others, the following:

•	the Zillow board’s and Zillow senior management’s knowledge of Zillow’s business, operations, financial condition, earnings and stock performance, and its and their understanding of Trulia’s business, operations, financial condition and prospects, including the information obtained through due diligence;

•	the fact that Trulia’s business and operations complement those of Zillow, and that Trulia’s earnings, and the synergies potentially available in the mergers (which are expected to be at least $100 million in annualized cost savings by 2016), create the opportunity for the combined company, through Holdco, to have superior future earnings and prospects compared to Zillow’s future earnings and prospects on a stand-alone basis;

•	the fact that holders of Zillow Class A common stock will receive registered shares of Holdco Class A common stock pursuant to the Zillow merger, the potential that the value of Holdco common stock will increase after the completion of the mergers and that Zillow shareholders would share in any increase in that value;

•	the fact that the current financial market conditions and historical market prices, volatility and trading information with respect to Zillow Class A common stock and Trulia common stock demonstrated the value of the Zillow merger consideration to the Zillow shareholders;

•	the value of the consideration to be received by Zillow shareholders and Trulia stockholders as a result of the transaction and the relationship between the current and historical market values of Zillow Class A common stock and Trulia common stock;

•	the expectation that the mergers would be accretive to non-GAAP earnings per share in the first full fiscal year following the closing;

•	the expectation that the mergers represent a unique strategic opportunity to create a leading portfolio of real estate media brands, the joint operation of which will allow Zillow to offer shared services and marketing platforms for advertisers that will enhance customer productivity and deliver advertisers a greater return on their investment;

•	the expectation that, by combining resources, the companies will be able to accelerate mobile and Web innovation to provide more valuable tools and services to consumers and professionals and will be able to share real estate market data, housing trend analysis, and forecasts to make more data available to consumers and real estate professionals to empower people to make more informed decisions;

•	the expectation that, by combining companies, home sellers and their agents, brokerages, and participating MLSs will benefit from seamless free distribution of listings across even more platforms to reach an even larger audience of consumers;

•	the fact that the combined company, through Holdco, would have an experienced board of directors comprised of eight representatives from Zillow and two representatives from Trulia, which would contribute to continuity of management oversight and an understanding of best practices at both companies that would facilitate successful integration of the two companies;

•	the terms and conditions of the merger agreement, including the following related factors:

•	the fact that the exchange ratios for both Zillow common stock and Trulia common stock are fixed and not subject to adjustment to reflect the strategic purpose of the business combination and that a fixed exchange ratio fairly captures the respective ownership interests of the Zillow shareholders and Trulia stockholders in Holdco based on valuations of Zillow and Trulia at the time of the Zillow board’s adoption of the merger agreement;

•	the reciprocal requirement that the merger agreement be submitted to a vote of the stockholders of Trulia and the shareholders of Zillow unless terminated in accordance with its terms;

•	the fact that the merger agreement is not subject to termination solely as a result of any change in the trading price of either Zillow’s or Trulia’s common stock between signing of the merger agreement and completion of the mergers;

•	the nature of the conditions to the parties’ respective obligations to complete the mergers and the limited risk of non-satisfaction of such conditions;

•	the no-solicitation provisions governing Trulia’s ability to engage in negotiations with, provide any confidential information to, and otherwise have discussions with, any person relating to an alternative acquisition proposal, and the right of Zillow to match any superior acquisition proposal;

•	the limited ability of Trulia to terminate the merger agreement and the fees payable to Zillow with respect to specified events of termination, namely the payment of a $69.8 million termination fee to Zillow in specified circumstances where the merger agreement is terminated (although the Zillow board understood that this limitation and similar fees would also apply to Zillow); and

•	other terms of the merger agreement, including the representations, warranties and covenants, and the conditions to each party’s obligations to complete the mergers;

•	the ability and likelihood of Zillow and Trulia to complete the mergers, including their ability to obtain necessary regulatory approvals and the obligations to attempt to obtain those approvals;

•	the fact that the mergers are not subject to any financing condition;

•	the expectation that each of the mergers will be treated as a tax-free reorganization for U.S. federal income tax purposes; and

•	the opinion of Goldman Sachs, rendered to the Zillow board to the effect that, as of July 28, 2014 and based upon and subject to the factors and assumptions set forth therein, the Zillow Class A exchange ratio and the Zillow Class B exchange ratio together were fair, from a financial point of view, to the holders of Zillow Class A common stock and Zillow Class B common stock (see “— Opinion of Financial Advisor to Zillow”).

The Zillow board also weighed the factors described above against certain factors and potential risks associated with entering into the merger agreement, including, among others, the following:

•	the difficulty inherent in integrating the businesses, assets and workforces of two large companies and the risk that the cost savings, synergies and other benefits expected to be obtained in the transactions contemplated by the merger agreement might not be fully realized, if at all;

•	the possibility of customer, supplier, management and employee disruption associated with the mergers and integrating the operations of the companies;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the mergers;

•	the possible loss of key management, technical or other personnel of either Zillow or Trulia as a result of the management and other changes that will be implemented in integrating the businesses of the respective companies;

•	the possibility of significant costs and delays resulting from seeking regulatory approvals necessary to complete the transactions contemplated by the merger agreement, the possibility that the mergers may not be completed if such approvals are not obtained, and the potential negative impacts on Zillow, its business and its Class A common stock price if such approvals are not obtained;

•	the fact that if the mergers are not completed, Zillow will have expended significant human and financial resources on a failed transaction, and may also be required to pay a termination fee of up to $150 million in various circumstances, as described under “The Merger Agreement — Termination Fees; Expenses”;

•	the ability of the Trulia board, under specified circumstances, to withdraw or modify its recommendation to Trulia stockholders concerning the transactions contemplated by the merger agreement (see “The Merger Agreement — Covenants of the Parties — Board Recommendations” and “The Merger Agreement — Termination”);

•	the amount of time it could take to complete the mergers, including the fact that completion of the mergers depends on factors outside Zillow’s control;

•	the risk that either the Zillow shareholders or the Trulia stockholders may fail to approve or adopt the merger agreement, as applicable;

•	the risks associated with litigation challenging the mergers; and

•	the various other applicable risks associated with the combined companies and the mergers, including the risks described in “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the Zillow board with respect to the proposal to approve the merger agreement, you should be aware that some of Zillow’s directors and executive officers may have interests in the merger that are different from yours. The Zillow board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the transactions contemplated by the merger agreement, and in recommending that the merger agreement be approved by Zillow shareholders. See “— Interests of Officers and Directors in the Mergers.”

The foregoing discussion of the information and factors considered by the Zillow board in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the Zillow board. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, and the complexity of these matters, the Zillow board did not find it practicable to, and did not attempt to, quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The Zillow board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on Zillow’s financial performance or the future financial performance of the combined company, through Holdco. See “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.”

Certain Prospective Financial Information Reviewed by the Zillow Board and Zillow’s Financial Advisor

Although Zillow has publicly issued limited short-term projections concerning various aspects of its expected financial performance, Zillow does not make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. In connection with the evaluation of the mergers, however, Zillow management prepared unaudited prospective financial information for Zillow on a stand-alone basis, without giving effect to the mergers, and estimated synergies arising in connection with the mergers. Zillow is electing to provide the summary unaudited prospective financial information and the estimated synergies in this section of the joint proxy statement/prospectus to provide Zillow shareholders and Trulia stockholders access to certain non-public unaudited prospective financial information and estimated synergies that were made available to the Zillow board, and a portion of which were made available to the Trulia board as described under “— Certain Prospective Financial Information Reviewed by the Trulia Board and Trulia’s Financial Advisor”, for purposes of considering and evaluating the mergers. The unaudited prospective financial information and estimated synergies were also provided to the financial advisor of Zillow. See also “ — Opinion of Financial Advisor to Zillow”. The unaudited prospective financial information and estimated synergies were not prepared with a view toward public disclosure and the inclusion of summary unaudited prospective financial information and estimated synergies below should not be regarded as an indication that any of Zillow, Trulia or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Zillow, Trulia, Holdco, or their respective affiliates or representatives assumes any responsibility to shareholders or stockholders for the accuracy of this information.

Zillow management made various assumptions when preparing the unaudited Zillow prospective financial information. These assumptions included estimates of increased investments in audience growth in future years and resultant growth in the number of impressions made available for sale to advertisers and for other monetization opportunities, as well as projected organic audience growth, which projections were based in part both on historical performance and anticipated general economic conditions. These assumptions supported a medium term revenue CAGR (or compound annual growth rate) of 44% from 2013 to 2018, and a lower long-term CAGR of 26% from 2018 to 2023. Zillow management also made assumptions with respect to operating expenses, including headcount necessary to support operations and achieve productivity levels, and marketing investments supporting audience growth. These expense assumptions underlie the EBITDA margin expansion of 16% points from 2014 to 2018 (16% to 32%), and 15% points from 2018 to 2023 (32% to 47%). The forecasts did not attempt to take into account a variety of detailed assumptions or other matters that have changed since the preparation of the forecasts, such as Zillow’s actual 2014 financial results and changes to general economic conditions.

To estimate synergies in respect of the combined company following the completion of the mergers, Zillow management made various assumptions, including the following: a reduction in redundant advertising expense, a reduction of duplicative operating resources and future headcount avoidance, and a reduction in revenue sharing costs paid to third party providers of mortgages and rentals data.

The unaudited prospective financial information and estimated synergies summarized below were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections. Zillow’s independent registered public accounting firm, which is listed as an expert in the section entitled “Experts,” and any other independent accountants, did not compile, examine or perform any procedures with respect to the projections or estimated synergies summarized below, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, the unaudited prospective financial information and estimated synergies. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to historical financial statements. They do not extend to any prospective financial information or the estimated synergies and should not be seen to do so.

Although presented with numerical specificity, the unaudited prospective financial information and estimated synergies were prepared in accordance with variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of Zillow, and which may prove not to have been, or to no longer be, accurate. The unaudited prospective financial information and estimated synergies are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the unaudited prospective financial information and estimated synergies include risks and uncertainties relating to Zillow’s and Trulia’s businesses (including their ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in Zillow’s and Trulia’s reports filed with the SEC, and other factors described or referenced in the section entitled “Cautionary Note Concerning Forward-Looking Statements.” The unaudited prospective financial information and estimated synergies also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for Zillow’s and Trulia’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information and estimated synergies were prepared. In addition, the unaudited prospective financial information and estimated synergies do not take into account any circumstances, transactions or events occurring after the date the unaudited prospective financial information and estimated synergies were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the unaudited prospective financial information and estimated synergies. We do not assure you that the financial results in the unaudited prospective financial information or the synergies set forth in the estimated synergies will be realized or that future financial results (including synergies) of Holdco, Zillow, or Trulia will not materially vary from those in the unaudited prospective financial information or the estimated synergies.

The inclusion of a summary of the unaudited prospective financial information and estimated synergies in this joint proxy statement/prospectus should not be regarded as an indication that any of Zillow, Trulia, or their respective affiliates, officers, directors, or other representatives consider the unaudited prospective financial information or the estimated synergies to be necessarily predictive of actual future events, and the unaudited prospective financial information and estimated synergies should not be relied upon as such. None of Zillow, Trulia, or their respective affiliates, officers, directors, or other representatives gives any shareholder of Zillow, stockholder of Trulia, or other person any assurance that actual results will not differ materially from the unaudited prospective financial information or the estimated synergies, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the unaudited prospective financial information or the estimated synergies to reflect circumstances after the date the unaudited prospective financial information and estimated synergies were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the unaudited prospective financial information and estimated synergies are shown to be in error.

No one has made or makes any representation to any shareholder, stockholder, or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy, or completeness of, the unaudited prospective financial information or the estimated synergies set forth below. You are cautioned not to rely on the unaudited prospective financial information or the estimated synergies. The inclusion of this information should not be regarded as an indication that the Zillow board, the Trulia board, any of their advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results.

The unaudited prospective financial information and estimated synergies included below cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information and estimated synergies should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Zillow’s and Trulia’s respective public filings with the SEC.

The following table presents summary selected unaudited Zillow prospective financial information for the calendar years ending 2014 through 2023 prepared by Zillow management in connection with its evaluation of the mergers.

	Zillow Management Forecasts for Zillow (Stand-Alone, Pre-Merger Basis) (in millions, unaudited)
	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Revenue	$328	$516	$738	$971	$1,243	$1,583	$2,008	$2,534	$3,183	$3,979
Adjusted EBITDA (1)	53	121	208	296	401	559	770	1,049	1,415	1,890
Adjusted Unlevered Free Cash Flow (2)	(9)	32	71	105	158	237	326	458	634	861

(1)	“EBITDA” means earnings before interest, taxes, depreciation and amortization. “Adjusted EBITDA” excludes the impact of share-based compensation.
(2)	Adjusted unlevered free cash flow reflects the impact of share-based compensation.

The following table presents summary estimated synergies that Zillow’s management also prepared in respect of the combined company following the completion of the mergers for the calendar years ending 2014 through 2023 in connection with its evaluation of the mergers.

	Zillow Management Estimated Synergies (in millions, unaudited)
	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Total Operating Synergies (1)	$—	$(33)	$145	$212	$259	$320	$395	$481	$580	$693

(1)	“Total Operating Synergies” means the expected EBIT effect of revenue synergies plus the EBIT effect of cost savings/cost avoidance less one-time costs to achieve and retain such synergies. “EBIT” means earnings before interest and taxes.

In connection with Zillow’s consideration of the mergers, Trulia’s management provided Zillow with summary selected unaudited prospective financial information for the calendar years 2014 through 2016. After review of this summary selected unaudited Trulia prospective financial information for the calendar years 2014 through 2016 received from Trulia, Zillow’s management prepared an alternative version of this unaudited Trulia prospective financial information, based on Zillow’s due diligence investigation of Trulia and assumptions deemed appropriate by Zillow’s management relating to Trulia’s business and operations for the years 2014 through 2016, as well as extrapolations of this alternative Trulia prospective financial information, based on assumptions deemed appropriate by Zillow’s management relating to Trulia’s business and operations for the years 2017 through 2023. We refer to this alternative unaudited prospective financial information as the “Adjusted Trulia Forecasts.” For the first five years (2014-18), the Adjusted Trulia Forecasts do not materially differ from Trulia’s unaudited prospective financial information for itself. For the second five years (2019 – 2023), the Adjusted Trulia Forecasts assumed that as Trulia increased marketing expenditures, it would build out more of its emerging marketplaces, thus bringing revenue growth rates and EBITDA margin profiles in line with Zillow’s (resulting in the Adjusted Trulia Forecasts revenue and EBITDA figures for those years being materially greater than the corresponding figures in the Trulia July Projections (as defined below)).

The Adjusted Trulia Forecasts were utilized to assist the Zillow board in its evaluation of the quantitative and strategic rationale for the mergers. Zillow also provided the Adjusted Trulia Forecasts to its financial advisor for use in connection with the delivery of its financial analyses described in the section titled “Opinion of Financial Advisor to Zillow”. The following table presents the Adjusted Trulia Forecasts:

	(in millions, unaudited)
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Revenue	$266	$365	$485	$638	$841	$1,097	$1,416	$1,808	$2,284	$2,855
Adjusted EBITDA	29	72	121	188	298	415	570	772	1,030	1,356
Adjusted Unlevered Free Cash Flow	(32)	(21)	16	81	134	175	247	341	464	618

Opinion of Financial Advisor to Zillow

Goldman Sachs rendered its opinion to the Zillow board that, as of July 28, 2014 and based upon and subject to the factors and assumptions set forth therein, and taking into account the Trulia merger, the Zillow exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Zillow common stock.

The full text of the written opinion of Goldman Sachs, dated July 28, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the Zillow board in connection with its consideration of the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of Zillow common stock should vote with respect to the mergers, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders or stockholders, as applicable, and Annual Reports on Form 10-K of Zillow for the three fiscal years ended December 31, 2011, December 31, 2012, and December 31, 2013, and Annual Reports on Form 10-K and Form 10-K/A, as applicable, of Trulia for the two fiscal years ended December 31, 2012 and December 31, 2013;

•	Zillow’s Registration Statement on Form S-1, including the prospectus contained therein dated July 2011 related to the public offering of the Zillow Class A common stock;

•	Trulia’s Registration Statement on Form S-1, including the prospectus contained therein dated September 2012 related to the public offering of the Trulia common stock;

•	certain interim reports to shareholders or stockholders, as applicable, and Quarterly Reports on Form 10-Q of Zillow and Trulia;

•	certain other communications from Zillow and Trulia to their respective shareholders or stockholders, as applicable;

•	certain publicly available research analyst reports for each of Zillow and Trulia;

•	certain internal financial analyses and forecasts for Trulia prepared by its management; and

•	certain internal financial analyses and forecasts for Zillow and certain financial analyses and forecasts for Trulia, in each case, as prepared by the management of Zillow and approved for Goldman Sachs’ use by Zillow (the “Forecasts”) and certain operating synergies projected by the managements of Zillow and Trulia to result from the mergers, as approved for Goldman Sachs’ use by Zillow (the “Synergies”) (see “ — Certain Prospective Financial Information Reviewed by the Zillow Board and Zillow’s Financial Advisor”).

Goldman Sachs also (1) held discussions with members of the senior managements of Zillow and Trulia regarding their assessment of the strategic rationale for, and the potential benefits of, the mergers and the past and current business operations, financial condition, and future prospects of Zillow and Trulia; (2) reviewed the reported price and trading activity for the Zillow Class A common stock and the Trulia common stock; (3) compared certain financial and stock market information for Zillow and Trulia with similar information for certain other companies, the securities of which are publicly traded; (4) reviewed the financial terms of certain recent business combinations in the Internet industry and in other industries; and (5) performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Zillow’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with Zillow’s consent, that the Forecasts and the Synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Zillow. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Zillow, Trulia, Holdco, or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on Zillow, Trulia, or Holdco or on the expected benefits of the mergers in any way meaningful to its analysis. Goldman Sachs also assumed that the mergers will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. For purposes of rendering its opinion, Goldman Sachs did not take into account any differential voting or other rights between the Holdco Class A common stock and the Holdco Class B common stock.

Goldman Sachs’ opinion does not address the underlying business decision of Zillow to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Zillow; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness of the Zillow exchange ratio from a financial point of view to the holders of Zillow common stock, as of the date of the opinion and taking into account the Trulia merger pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the mergers or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the mergers, including any allocation of the aggregate consideration in the Zillow merger among the holders of Zillow Class A common stock and Zillow Class B common stock, the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Zillow; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Zillow or Trulia, or any class of such persons in connection with the mergers, whether relative to the Zillow exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which shares of Holdco common stock will trade at any time or as to the impact of the mergers on the solvency or viability of Zillow, Trulia or Holdco or the ability of Zillow, Trulia or Holdco to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Zillow board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as they existed on or before July 23, 2014, the last trading day before media reports of a possible acquisition of Trulia by Zillow were first published, and is not necessarily indicative of current market conditions.

Historical Exchange Ratio Analysis

Goldman Sachs reviewed the historical trading prices for Zillow Class A common stock and Trulia common stock since Trulia’s initial public offering on September 20, 2012. Goldman Sachs calculated historical average exchange ratios over various periods by first dividing the closing price per share of Trulia common stock on each trading day during the period by the closing price per share of Zillow Class A common stock on the same trading day, and subsequently taking the average of these daily historical exchange ratios over such periods, which is referred to as the average exchange ratio for such period. Goldman Sachs then calculated the premiums implied by the Trulia exchange ratio to the historical average exchange ratio over various periods. Additionally, Goldman Sachs reviewed the 32.9% Trulia stockholders’ ownership in the combined company implied by the Trulia exchange ratio to the ownership implied by the historical average exchange ratios over such periods. This analysis was undertaken to assist the Zillow board in understanding how the Trulia exchange ratio compared to the at market exchange ratio as of July 23, 2014, the at market exchange ratio as of July 25, 2014 and historical average exchange ratios and also how Trulia’s stockholders’ ownership in the combined company implied by the Trulia exchange ratio compared to the ownership implied by the at market exchange ratio as of July 23, 2014, the at market exchange ratio as of July 25, 2014, and historical average exchange ratios. The following table presents the results of this analysis:

Historical Date or Period	Exchange Ratio	Premium/(Discount) of Trulia Exchange Ratio to Historical Average Exchange Ratio	Implied Trulia Stockholder Ownership
Trulia exchange ratio per the merger agreement	0.444x		32.9%
July 25, 2014	0.355x	25.2%	28.1%
July 23, 2014	0.321x	38.4%	26.1%
30 calendar days ended July 23, 2014	0.325x	36.7%	26.4%
90 calendar days ended July 23, 2014	0.326x	36.3%	26.4%
Since January 1, 2014	0.359x	23.6%	28.4%
Since September 20, 2012	0.497x	(10.7)%	35.6%

Illustrative Financial Contribution Analysis

Goldman Sachs compared the implied equity contribution that Zillow’s shareholders would contribute based on specific historical and estimated future financial metrics, namely revenue and Adjusted EBITDA for Zillow and Trulia before taking into account the Synergies that may be realized following the completion of the mergers, for actual 2013 and estimated years 2014 through 2016, using the Forecasts. This analysis was undertaken to assist the Zillow board in understanding how Zillow shareholders’ ownership of 67.1% in the combined company implied by the Zillow exchange ratio, taking into account the Trulia Merger, compared with the implied equity contribution for Zillow based on certain future financial metrics for Zillow and Trulia.

To calculate the implied equity contribution for each of Zillow and Trulia, Goldman Sachs first obtained for each of Zillow and Trulia, an implied standalone enterprise value by calculating a weighted average valuation multiple for each of revenue and Adjusted EBITDA in each applicable year and then applying the weighted average valuation multiple to each company’s respective financial metrics in such year. Goldman Sachs then adjusted each implied standalone enterprise value by each company’s respective net cash position to arrive at each company’s implied standalone equity market capitalization, which was then used to calculate the implied equity contribution based on each particular financial metric in a given year. This analysis resulted in the following illustrative ranges of the implied equity contribution of Zillow and Trulia, respectively, to the combined entity, in each case for each particular financial metric and for the calendar years 2013 through 2016:

	Implied Equity Contribution		Implied Exchange Ratio
	Zillow	Trulia
Revenue
2013A	59%	41%	0.628x
2014E	56%	44%	0.693x
2015E	59%	41%	0.613x
2016E	61%	39%	0.573x

Adjusted EBITDA
2013A	64%	36%	0.510x
2014E	65%	35%	0.492x
2015E	63%	37%	0.524x
2016E	64%	36%	0.512x

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on the Synergies and on Zillow to calculate the total equity value of the Synergies and the percent per share value impact to Zillow common stock of the mergers, determined by taking the illustrative value indication for the number of shares of Holdco common stock equal to the Zillow exchange ratio, taking into account the Synergies, and subtracting the illustrative per share value indication of Zillow common stock on a standalone basis. This analysis was undertaken to assist the Zillow board in understanding how the implied present values per share of Zillow common stock, on a standalone basis, compared to implied present values per share of Holdco common stock to be held by shareholders of Zillow following consummation of the mergers. This analysis was performed using the Forecasts and the Synergies, and assumed a June 30, 2014 base date.

Synergies

Goldman Sachs calculated indications of net present value of free cash flows for the Synergies for calendar years 2014 through 2023 using illustrative discount rates ranging from 13.1% to 15.1% reflecting estimates of the weighted average cost of capital for Holdco, 10% annual unlevered free cash flow growth for calendar years 2024 through 2028, and illustrative terminal values based on perpetuity growth rates ranging from 4.0% to 5.0% beginning in year 2029. This analysis resulted in illustrative value indications of the Synergies of $2.2 billion to $3.1 billion.

Per Share Value Impact

Goldman Sachs also performed an illustrative discounted cash flow analysis for Holdco to calculate indications of the implied value to be received by holders of Zillow common stock taking into account the Synergies less the implied value per share of Zillow common stock on a standalone basis (based on an illustrative discounted cash flow analysis for Zillow) to indicate the percent impact per share value of Zillow common stock of the mergers. Goldman Sachs calculated indications of net present value of free cash flow for Holdco for calendar years 2014 through 2023 using illustrative discount rates ranging from 13.1% to 15.1%, reflecting estimates of the weighted average cost of capital for Holdco. Goldman Sachs calculated indications of net present value of free cash flow for Zillow for calendar years 2014 through 2023 using illustrative discount rates ranging from 12.0% to 14.0%, reflecting estimates of the weighted average cost of capital for Zillow. Goldman Sachs calculated implied prices per share of Holdco common stock and for Zillow common stock assuming 10% annual unlevered free cash flow growth for calendar years 2024 through 2028 and illustrative terminal values based on perpetuity growth rates ranging from 4.0% to 5.0% beginning in year 2029. These terminal values were then discounted to calculate implied indications of present value using illustrative discount rates ranging from 13.1% to 15.1% in the case of Holdco, and 12.0% to 14.0% in the case of Zillow. This analysis resulted in a range of implied impact per share of Zillow common stock of 19.5% to 23.5%.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied percent value impact per share of Zillow common stock in the mergers, defined as the implied present value of the future price for the number of shares of Holdco at the Zillow exchange ratio on a pro forma basis less the present value of the future price per share of Zillow common stock, on a standalone basis. This analysis was designed to provide to the Zillow board an indication of the relative difference in present value of a theoretical future value for Zillow and Holdco as a function of the estimated future earnings and assumed price to future earnings per share multiple for both Zillow and Holdco, respectively. For this analysis, Goldman Sachs used the Forecasts and the Synergies for each of the fiscal years 2016 and 2017. Goldman Sachs applied a levered market capitalization, which is the market value of common equity plus the book value of debt less cash, to forward EBITDA multiple range of 20.0x to 30.0x to estimated EBITDA of Zillow and to estimated EBITDA for Holdco including the Synergies, for the fiscal years 2016 and 2017. These illustrative EBITDA multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current EBITDA multiples for Zillow and the selected companies (as defined below). Goldman Sachs then adjusted the implied enterprise value of each of Zillow and Holdco by each respective future net cash position and future weighted average shares outstanding to arrive at the implied future value per share of each of Zillow and Holdco. Goldman Sachs then discounted such 2016 and 2017 values back to June 30, 2014 using an illustrative discount rate of 13.0% for Zillow, reflecting an estimate of Zillow’s cost of equity, and an illustrative discount rate of 14.1% for Holdco, reflecting an estimate of Holdco’s cost of equity. Based on this analysis, Goldman Sachs calculated an implied percent per share value impact in the range of 5.6% to 123.7% for 2016, and 2.8% to 119.3% for 2017.

Selected Companies Analysis

Using publicly available information, Goldman Sachs reviewed and compared certain financial information for Zillow and Trulia to corresponding financial information, ratios and public market multiples of all publicly traded companies with greater than $500 million in market capitalization in the consumer internet and online real-estate verticals, that, in Goldman Sachs’ experience and professional judgment, have operations that, for purposes of analysis, may be considered similar to certain operations of Zillow and Trulia (collectively referred to as the selected companies):

International Online Real Estate Networks

•	REA Group Ltd.

•	Rightmove plc

Mid Cap Peers

•	Bankrate, Inc.

•	CoStar Group, Inc.

•	Move, Inc.

•	Groupon, Inc.

•	GrubHub Inc.

•	HomeAway Inc.

•	RetailMeNot, Inc.

•	WebMD Health Corp.

Large Cap Peers

•	Amazon.com, Inc.

•	eBay Inc.

•	Expedia, Inc.

•	Facebook Inc.

•	Google Inc.

•	LinkedIn Corp.

•	Priceline Group Inc.

•	TripAdvisor, Inc.

•	Twitter, Inc.

•	Yelp Inc.

This analysis was undertaken in order to assist the Zillow board in understanding how the various companies within the Internet industry and other industries were then currently trading with respect to certain commonly used financial metrics and in understanding if the shares of Zillow and Trulia were trading at a relative premium or discount to such companies. Although none of the selected companies is directly comparable to Zillow or Trulia, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Zillow and Trulia.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from publicly available historical data and Institutional Brokers’ Estimate System (“IBES”) estimates. The multiples and ratios were calculated using the applicable closing price on July 23, 2014, the last trading day before media reports of a possible acquisition of Trulia by Zillow were first published. The multiples and ratios of Zillow and Trulia were calculated using the Forecasts and IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information and IBES estimates. With respect to the selected companies and Zillow and Trulia, Goldman Sachs calculated:

•	levered market capitalization, which is the market value of common equity plus the book value of debt less cash, as a multiple of 2014 revenue;

•	levered market capitalization as a multiple of 2015 revenue;

•	levered market capitalization as a multiple of 2016 revenue;

•	levered market capitalization as a multiple of 2014 EBITDA;

•	levered market capitalization as a multiple of 2015 EBITDA;

•	levered market capitalization as a multiple of 2016 EBITDA;

The results of these analyses are summarized as follows:

Levered Market Capitalization as a multiple of:	Int’l Online Real Estate Networks		Mid Cap Peers		Large Cap Peers		Zillow		Trulia
	Range	Median	Range	Median	Range	Median	Mgmt	IBES	Mgmt	IBES
2014 Sales	12.5x-13.1x	12.8x	1.1x-12.0x	4.3x	1.8x-19.8x	8.5x	15.7x	16.5x	6.6x	7.0x
2015 Sales	10.6x-11.7x	11.1x	1.0x-9.6x	3.6x	1.6x-12.4x	6.7x	9.9x	12.2x	4.8x	5.3x
2016 Sales	9.2x-10.4x	9.8x	0.8x-7.8x	3.2x	1.3x-8.9x	5.3x	6.9x	9.6x	3.6x	4.1x
2014 EBITDA	23.2x-17.6x	20.4x	11.6x-43.5x	17.8x	9.9x-119.8x	27.8x	96.8x	102.8x	59.8x	81.9x
2015 EBITDA	18.7x-15.5x	17.1x	8.7x-33.4x	14.2x	8.6x-54.7x	21.0x	42.4x	59.0x	24.4x	33.6x
2016 EBITDA	16.2x-14.0x	15.1x	7.0x-24.2x	11.6x	7.5x-31.2x	15.1x	24.7x	38.8x	14.6x	20.8x

Goldman Sachs also considered calendar year 2014 to calendar year 2016 annual compounded growth for revenue and EBITDA, and calendar year 2015 gross margin and EBITDA margin based on IBES estimates for the selected companies and IBES estimates and the Forecasts for Zillow and Trulia.

The following table presents the results of this analysis:

Levered Market Capitalization as a multiple of:	Int’l Online Real Estate Networks		Mid Cap Peers		Large Cap Peers		Zillow		Trulia
	Range	Median	Range	Median	Range	Median	Mgmt	IBES	Mgmt	IBES
2014-’16 Revenue Growth	12.4-16.3%	14.3%	10.0-24.3%	15.5%	11.9-54.8%	22.5%	50.1%	31.5%	35.1%	29.6%
2014-’16 EBITDA Growth	12.2-19.5%	15.9%	19.3-34.1%	26.8%	14.3-96.1%	29.0%	98.1%	62.8%	102.4%	98.4%
2015 Gross Margin	N/A-74.6%	56.7-75.3%	51.2-93.6%	73.5%	29.8-97.7%	79.6%	90.2%	92.1%	85.0%	90.2%
2015 EBITDA Margin	74.6%	66.0%	11.0-39.3%	28.7%	6.3-62.3%	29.1%	23.4%	20.8%	19.7%	23.4%

Illustrative Pro Forma Accretion / Dilution Analysis

Goldman Sachs performed illustrative pro forma analyses of the potential financial impact of the mergers using earnings estimates for Zillow and Trulia set forth in the Forecasts and the Synergies. For the estimated years 2016 and 2017, Goldman Sachs compared the projected earnings per share of Zillow common stock, on a standalone basis, to the projected earnings per share of Holdco common stock in each case taking into account a range of potential Synergies (including a range of $25 million less than and greater than potential synergies estimates in each year per the Synergies) realized. Based on such analyses, the proposed transaction would be accretive to Zillow’s shareholders on an earnings per share basis in all of the above scenarios in the years 2016 and 2017 in the range of 77% to 133%.

This analysis was undertaken to assist the Zillow board in understanding whether the proposed mergers would be dilutive or accretive to Zillow shareholders on an earnings per share basis. In each of the above scenarios, the market price for Zillow Class A common stock was as of July 25, 2014.

Based on such analyses, the proposed transaction would be accretive to Zillow’s shareholders on an earnings per share basis in all of the above scenarios in the years 2016 and 2017.

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to all change of control transactions of greater than $300 million in enterprise value in the consumer internet and online real-estate verticals that, in the experience and professional judgment of Goldman Sachs, involve companies that are engaged in businesses analogous to Zillow and Trulia’s businesses. Although none of the selected transactions is directly comparable to the mergers, the target companies in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of Zillow and Trulia.

Date Announced	Acquirer	Target
June 2014	Priceline Group Inc.	OpenTable Inc.
May 2013	Trulia, Inc.	Market Leader, Inc.
January 2013	Avis Budget Group, Inc.	Zipcar, Inc.
November 2012	Priceline Group Inc.	KAYAK Software Corp.
June 2011	Digital Generation, Inc.	MediaMind Technologies Inc.
April 2011	CoStar Group, Inc.	LoopNet, Inc.
May 2011	eBay Inc.	GSI Commerce, Inc.
May 2008	CBS Corporation	CNET Networks, Inc.

This analysis was undertaken in order to assist the Zillow board in understanding how the multiples for the various selected transactions compared with the same multiple implied by the proposed transaction.

For each of the selected transactions, Goldman Sachs calculated and compared levered aggregate consideration as a multiple of next twelve months (“NTM”) revenues and levered aggregate consideration as a multiple of next twelve months EBITDA. The following table presents the results of this analysis:

Enterprise Valuation as a Multiple of:	Selected Transactions
	Range	Median
NTM Revenues	1.3x-10.2x	4.1x
NTM EBITDA	12.4x-38.2x	18.9x

Implied Premia Analysis for Transactions

Goldman Sachs calculated, based on publicly available information, the distribution of premia (expressed as a percentage of the per share merger consideration over the closing price on the trading day prior to announcement or undisturbed price) for transactions announced from 2004 through 2014 (as of June 2014). The analysis included change of control transactions in which the target’s primary industry is technology and the levered aggregate consideration exceeded $100 million. The following table presents the results of this analysis:

Premium	Number of Deals	Cumulative Percentage
<0%	36	6%
0-10%	52	14%
10-20%	90	28%
20-30%	117	46%
30-40%	115	64%
40-50%	83	77%
50-60%	47	85%
60-70%	27	89%
>70%	71	100%

Goldman Sachs also reviewed the premium of 25.2% to the closing price of $56.35 per share of Trulia common stock as of July 25, 2014 and the premium of 38.4% to the stock price of $40.58 per share of Trulia common stock as of July 23, 2014, the last trading day before media reports of a possible acquisition of Trulia by Zillow were first published.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Zillow or Trulia or the contemplated transaction. The nature and scope of Goldman Sachs’ investigation as well as the scope, form and substance of Goldman Sachs’ opinion was as Goldman Sachs considered appropriate.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Zillow board as to the fairness of the Zillow exchange ratio from a financial point of view to the holders of Zillow Class A common stock and Zillow Class B common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Zillow, Trulia, Holdco, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Zillow exchange ratio and the Trulia exchange ratio were determined through arm’s-length negotiations between Zillow and Trulia and were approved by the Zillow board. Goldman Sachs provided advice to Zillow during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Zillow or its board or that any specific exchange ratio constituted the only appropriate exchange ratio for the mergers.

As described above, Goldman Sachs’ opinion to the Zillow board was one of many factors taken into consideration by the Zillow board in making its determination to adopt the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Zillow, Trulia, Holdco and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Zillow in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Zillow and/or its affiliates from time to time, for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner on the public offering of 4,000,000 shares of Zillow Class A common stock in September 2012, and as joint bookrunner with respect to a public offering of 5,023,486 shares of Zillow Class A common stock in August 2013. During the two year period ended July 28, 2014, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided to Zillow and/or its affiliates of approximately $9,000,000. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Zillow, Trulia, Holdco and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

The Zillow board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement dated June 5, 2014, Zillow engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Zillow has agreed to pay Goldman Sachs a transaction fee of $14.0 million plus an additional amount in Zillow’s sole and absolute discretion of up to $2.0 million. Upon the execution of the merger agreement, $5.0 million of the transaction fee became payable, and the remainder is payable upon and is contingent upon the successful completion of the mergers. In addition, Zillow has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Recommendation of the Trulia Board; Trulia’s Reasons for the Merger

Following a review and discussion of all relevant information regarding the Trulia merger, at a meeting held on July 27, 2014, the Trulia board (1) determined that the merger agreement and the Trulia merger are in the best interests of Trulia and its stockholders, (2) approved the merger agreement and the transactions contemplated by the merger agreement, including the Trulia merger, and declared the merger agreement advisable, (3) recommended that the Trulia stockholders adopt the merger agreement, and (4) directed that the merger agreement be submitted for consideration by the Trulia stockholders at the Trulia special meeting.

ACCORDINGLY, THE TRULIA BOARD RECOMMENDS THAT TRULIA STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, “FOR” THE PROPOSAL TO APPROVE THE AUTHORIZATION OF NONVOTING CLASS C CAPITAL STOCK IN HOLDCO’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE TRULIA SPECIAL MEETING IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT OR TO APPROVE THE AUTHORIZATION OF NONVOTING CLASS C CAPITAL STOCK IN HOLDCO’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

The Trulia board believes that the Trulia merger presents a strategic opportunity to expand value for the Trulia stockholders through a combination with the complementary business of Zillow. In reaching its decision to approve the merger agreement and recommend the adoption of the merger agreement to its stockholders, the Trulia board consulted with Trulia management, as well as its legal and financial advisors, and considered a number of factors, including, among others, the following:

•	the Trulia board’s and management’s knowledge of Trulia’s business, operations, financial condition, and prospects, and its and their understanding of Zillow’s business, operations, financial condition, and prospects, including the information obtained through due diligence;

•	the fact that Trulia’s business and operations complement those of Zillow, the expected synergies to be realized by the combined company, and the opportunity of the combined company, through Holdco, to have superior future earnings and prospects compared to Trulia’s future earnings and prospects on a stand-alone basis;

•	the fact that the current financial market conditions and historical market prices, volatility and trading information with respect to Trulia’s common stock and Zillow’s Class A common stock demonstrated the value of the Trulia merger consideration to the Trulia stockholders;

•	the fact that holders of Trulia common stock will receive registered shares of Holdco Class A common stock pursuant to the Trulia merger, the potential that the value of Holdco Class A common stock will increase after the completion of the mergers, and the participation of Trulia stockholders in any increase in that value;

•	the value of the consideration to be received by Trulia stockholders as a result of the Trulia merger and the relationship between the current and historical market values of the Trulia common stock, including the premium to the unaffected price of Trulia common stock and the percentage of the combined company that Trulia stockholders would own following the mergers;

•	the financial presentation and oral opinion of J.P. Morgan delivered to the Trulia board on July 27, 2014, which oral opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion, the exchange ratio of 0.444 in the proposed transaction was fair, from a financial point of view, to the holders of Trulia common stock, as more fully described under “—Opinion of Trulia’s Financial Advisor”;

•	the efforts made to negotiate a merger agreement favorable to Trulia and its stockholders and the terms and conditions of the merger agreement, including the termination fees and circumstances under which such fees are payable to Trulia;

•	the extent of Zillow’s commitments to obtain the required regulatory approvals for the mergers under the terms of the merger agreement;

•	the ability of Trulia under the terms of the merger agreement to negotiate with third parties concerning certain unsolicited competing acquisition proposals if Trulia were to receive such a proposal prior to the adoption of the merger agreement by the Trulia stockholders, and to terminate the merger agreement to accept a superior proposal under certain circumstances;

•	the fact that two representatives from the Trulia board will be directors of Holdco; and

•	the expectation that the Trulia merger will be treated as a tax-free reorganization for U.S. federal income tax purposes.

The Trulia board also weighed the factors described above against certain factors and potential risks associated with entering into the merger agreement, including, among others, the following:

•	the fact that the exchange ratio is fixed, which means that Trulia stockholders could be adversely affected by a decrease in the trading price of Zillow Class A common stock during the pendency of the transaction;

•	the fact that Trulia stockholders will receive Holdco Class A common stock in the Trulia merger, which is the lower vote common stock in Holdco’s capital structure;

•	the possibility of significant costs and delays resulting from seeking regulatory approvals necessary to complete the transactions contemplated by the merger agreement, the possibility that the transactions may not be completed if such approvals are not obtained, and the potential negative impacts on Trulia, its business, and the price of Trulia common stock if such approvals are not obtained;

•	the fact that the integration of Trulia and Zillow may be complex and time consuming and may require substantial resources and effort, and the risk that if Holdco is not successfully integrated, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected;

•	the possibility that anticipated strategic and other benefits to Trulia and the combined company through Holdco following completion of the mergers, including the expected synergies, will not be realized or will take longer to realize than expected;

•	the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the mergers, and the potential effect of the mergers on Trulia’s business and relations with customers, partners, and suppliers;

•	the restrictions on the conduct of Trulia’s business prior to completion of the mergers, requiring Trulia to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent Trulia from undertaking business opportunities that may arise pending completion of the mergers and could negatively impact Trulia’s relationships with its employees, customers, partners, and suppliers;

•	the fact that the merger agreement includes certain restrictions on the ability of Trulia to solicit proposals for alternative transactions or engage in discussions regarding such proposals, including the requirement for Trulia to pay a $69.8 million termination fee to Zillow in certain circumstances;

•	the transaction costs to be incurred by Trulia in connection with the mergers; and

•	the various other applicable risks associated with Trulia, Zillow, Holdco, and the mergers, including the risks described in “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the Trulia board with respect to the proposal to adopt the merger agreement, you should be aware that some of Trulia’s directors and executive officers may have interests in the mergers that are different from yours. The Trulia board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the transactions contemplated by the merger agreement, and in recommending that the merger agreement be adopted by the Trulia stockholders. See “— Interests of Officers and Directors in the Mergers.”

The foregoing discussion of the information and factors considered by the Trulia board in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the Trulia board. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, and the complexity of these matters, the Trulia board did not find it practicable to, and did not attempt to, quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The Trulia board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on Trulia’s business, financial condition, or results of operations or the future financial performance of the combined company, through Holdco. See “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.”

Certain Prospective Financial Information Reviewed by the Trulia Board and Trulia’s Financial Advisor

Although Trulia has publicly issued limited guidance concerning various aspects of its expected financial performance, Trulia does not make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. In connection with the evaluation of the mergers, however, Trulia management prepared unaudited prospective financial information for each of Trulia and Zillow on a stand-alone basis, without giving effect to the mergers, and estimated synergies arising in connection with the mergers. Trulia is electing to provide the summary unaudited prospective financial information and the estimated synergies in this section of the joint proxy statement/prospectus to provide Trulia stockholders and Zillow shareholders access to certain non-public unaudited prospective financial information and estimated synergies that were made available to the Trulia board, and a portion of which were made available to the Zillow board as described under “— Certain Prospective Financial Information Reviewed by the Zillow Board and Zillow’s Financial Advisor”, for purposes of considering and evaluating the mergers. The unaudited prospective financial information and estimated synergies were also provided to the financial advisor of Trulia. (See also “— Opinion of Financial Advisor to Trulia”). The unaudited prospective financial information and estimated synergies were not prepared with a view toward public disclosure and the inclusion of summary unaudited prospective financial information and estimated synergies below should not be regarded as an indication that any of Trulia, Zillow or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Trulia, Zillow, Holdco, or their respective affiliates or representatives assumes any responsibility to stockholders or shareholders for the accuracy of this information.

Trulia management made various assumptions when preparing the unaudited Trulia prospective financial information. These assumptions included estimates of revenue growth for both marketplace revenue (consisting primarily of products and services sold by Trulia to real estate professionals and mortgage lenders) and media revenue (consisting primarily of display advertising), which projections were based in part on historical performance, Trulia’s strategic plans, and anticipated general business and economic conditions. These assumptions supported the compound annual growth rates for revenue referenced below in connection with the tables captioned “Trulia Management Forecasts for Trulia”. Trulia management also made assumptions with respect to operating expenses, including headcount expected to support future operations and sales and marketing expenses expected to fund the projected revenue growth. These expense assumptions supported the adjusted EBITDA margin growth rates referenced below in connection with the tables captioned “Trulia Management Forecasts for Trulia”. Similarly, to estimate synergies in respect of the combined company following completion of the mergers, Trulia management made various assumptions, including the following: a reduction in redundant advertising and marketing expenses; a reduction in duplicative operating resources and future headcount avoidance; and a reduction in revenue sharing costs paid to third party providers of mortgages and rentals data.

The unaudited prospective financial information and estimated synergies summarized below were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections. Trulia’s independent registered public accounting firm, which is listed as an expert in the section entitled “Experts,” and any other independent accountants, did not compile, examine or perform any procedures with respect to the projections or estimated synergies summarized below, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, these unaudited prospective financial information and estimated synergies. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to historical financial statements. They do not extend to any prospective financial information or the estimated synergies and should not be seen to do so.

Although presented with numerical specificity, the unaudited prospective financial information and estimated synergies were prepared in the context of numerous variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of Trulia, and which may prove not to have been, or to no longer be, accurate. The unaudited prospective financial information and estimated synergies included below cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information and estimated synergies are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the unaudited prospective financial information and estimated synergies include risks and uncertainties relating to Trulia’s and Zillow’s businesses (including their ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in Trulia’s and Zillow’s reports filed with the SEC, and other factors described or referenced in the section entitled “Cautionary Note Concerning Forward-Looking Statements.” The unaudited prospective financial information and estimated synergies also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for Trulia’s and Zillow’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information and estimated synergies were prepared. In addition, the unaudited prospective financial information and estimated synergies do not take into account any circumstances, transactions or events occurring after the date the unaudited prospective financial information and estimated synergies were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the unaudited prospective financial information and estimated synergies. We do not assure you that the financial results in the unaudited prospective financial information or the synergies set forth in the estimated synergies will be realized or that future financial results (including synergies) of Trulia, Holdco or Zillow will not materially vary from those in the unaudited prospective financial information or the estimated synergies.

The inclusion of a summary of the unaudited prospective financial information and estimated synergies in this joint proxy statement/prospectus should not be regarded as an indication that any of Trulia, Zillow, or their respective affiliates, officers, directors, or other representatives consider the unaudited prospective financial information or the estimated synergies to be necessarily predictive of actual future events, and the unaudited prospective financial information and estimated synergies should not be relied upon as such. None of Trulia, Zillow, or their respective affiliates, officers, directors, or other representatives gives any stockholder of Trulia, shareholder of Zillow, or other person any assurance that actual results will not differ materially from the unaudited prospective financial information or the estimated synergies, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the unaudited prospective financial information or the estimated synergies to reflect circumstances existing after the date the unaudited prospective financial information and estimated synergies were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the unaudited prospective financial information and estimated synergies are shown to be in error.

No one has made or makes any representation to any stockholder, shareholder, or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy, or completeness of, the unaudited prospective financial information or the estimated synergies set forth below. You are cautioned not to rely on the unaudited prospective financial information or the estimated synergies. The inclusion of this information should not be regarded as an indication that the Trulia board, the Zillow board, any of their advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results.

The following table presents summary selected unaudited prospective financial information for Trulia for the calendar years ending 2014 through 2028 prepared by Trulia management in early June 2014 in connection with Trulia’s evaluation of the Trulia merger (the “Trulia June Projections”). Trulia management made various assumptions when preparing the Trulia June Projections. These assumptions supported a medium-term revenue compound annual growth rate (CAGR) from 2013 to 2018 of 36%, and a lower long-term revenue CAGR of 18%

from 2018 to 2024. These assumptions also supported adjusted EBITDA margin expansion of 20% from 2014 to 2018 (12% to 32%), and 18% from 2018 to 2024 (32% to 50%).

	Trulia Management Forecasts for Trulia – June 2014 (Stand-Alone, Pre-Merger Basis)(1) (in millions, unaudited)
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$270	$370	$502	$656	$833	$1,041	$1,281	$1,537	$1,798	$2,032	$2,235	$2,419	$2,577	$2,699	$2,780
Adjusted EBITDA (2)	32	81	136	197	267	364	487	630	791	955	1,117	1,210	1,288	1,349	1,390
Unlevered Free Cash Flow (3)	(18)	27	47	83	118	168	244	321	407	494	581	629	669	700	719

(1)	The projections for Trulia were prepared by the management of Trulia for fiscal years 2014 through 2024. The management of Trulia provided J.P. Morgan with assumptions relating to the business and operations of Trulia for fiscal years after 2024 deemed appropriate by Trulia’s management, including revenue growth trending linearly to 3% by 2028 and adjusted EBITDA margins remaining flat. The management of Trulia then directed J.P. Morgan to use these assumptions in extrapolating such projections for fiscal years extending beyond those for which the management of Trulia had provided projections. The management of Trulia then reviewed and approved such extrapolation of the projections.
(2)	Adjusted EBITDA means net loss or income adjusted to exclude interest income, interest expense, loss on extinguishment of debt, income taxes, depreciation and amortization, compensation paid in stock, and certain other infrequently occurring items that Trulia does not believe are indicative of ongoing results (such as acquisition or restructuring related costs).
(3)	Unlevered Free Cash Flow means EBITDA, less capital expenditures, compensation paid in stock (net of tax), change in net working capital, and taxes.

The following table presents summary selected unaudited prospective financial information for Trulia for the calendar years ending 2014 through 2028 prepared by Trulia management in mid-July 2014 in connection with Trulia’s evaluation of the Trulia merger (the “Trulia July Projections”). The Trulia July Projections updated the Trulia June Projections to reflect the preliminary actual results of the second quarter of 2014 and refined assumptions by Trulia management. These assumptions supported a medium-term revenue compound annual growth rate (CAGR) from 2013 to 2018 of 35%, and a lower long-term revenue CAGR of 18% from 2018 to 2024. These assumptions also supported adjusted EBITDA margin expansion of 21% from 2014 to 2018 (11% to 32%), and 18% from 2018 to 2024 (32% to 50%).

	Trulia Management Forecasts for Trulia – July 2014 (Stand-Alone, Pre-Merger Basis) (1) (in millions, unaudited)
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$266	$365	$485	$634	$805	$1,006	$1,237	$1,485	$1,737	$1,963	$2,160	$2,338	$2,490	$2,608	$2,686
Adjusted EBITDA (2)	29	72	121	190	258	352	470	609	764	923	1,080	1,169	1,245	1,304	1,343
Unlevered Free Cash Flow (3)	(38)	(6)	26	66	102	154	235	312	391	469	548	592	630	659	677

(1)	The projections for Trulia were prepared by the management of Trulia for fiscal years 2014 through 2024. The management of Trulia provided J.P. Morgan with assumptions relating to the business and operations of Trulia for fiscal years after 2024 deemed appropriate by Trulia’s management, including revenue growth trending linearly to 3% by 2028 and adjusted EBITDA margins remaining flat. The management of Trulia then directed J.P. Morgan to use these assumptions in extrapolating such projections for fiscal years extending beyond those for which the management of Trulia had provided projections. The management of Trulia then reviewed and approved such extrapolation of the projections.
(2)	Adjusted EBITDA means net loss or income adjusted to exclude interest income, interest expense, loss on extinguishment of debt, income taxes, depreciation and amortization, compensation paid in stock, and certain other infrequently occurring items that Trulia does not believe are indicative of ongoing results (such as acquisition or restructuring related costs).
(3)	Unlevered Free Cash Flow means EBITDA, less capital expenditures, compensation paid in stock (net of tax), change in net working capital, and taxes.

The following table presents summary estimated synergies that Trulia’s management also prepared in respect of the combined company following the completion of the mergers for the calendar years ending 2014 through 2024 in connection with Trulia’s evaluation of the mergers.

	Trulia Management Estimated Synergies (in millions, unaudited)
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E
Total Operating Synergies (1)	$—	$23	$175	$225	$285	$349	$416	$480	$535	$574	$594

(1)	“Total Operating Synergies” means the expected EBIT effect of revenue synergies plus the EBIT effect of cost savings/cost avoidance less one-time costs to achieve and retain such synergies. “EBIT” means earnings before interest and taxes. An assumed tax rate of 40% was applied to Total Operating Synergies to determine estimated after-tax synergies. Projected synergies (including costs to achieve synergies) were prepared by Trulia’s management through fiscal year 2016 after discussion with Zillow’s management. The management of Trulia provided J.P. Morgan with assumptions relating to projected synergies for fiscal years 2017 through 2024 deemed appropriate by Trulia’s management. The management of Trulia then directed J.P. Morgan to use these assumptions in extrapolating such estimated synergies for fiscal years extending beyond those for which the management of Trulia had provided projections. The management of Trulia then reviewed and approved such extrapolation of the synergies.

In connection with Trulia’s consideration of the mergers, Zillow’s management provided Trulia with projections of revenue and adjusted EBITDA for the years 2014 through 2016. Following its review and approval of these Zillow projections, Trulia’s management provided these projections to J.P. Morgan without adjustment. The management of Trulia then also provided J.P. Morgan with assumptions relating to the business and operations of Zillow deemed appropriate by Trulia’s management for fiscal years after 2016. For 2016 to 2024, these assumptions included revenue growth trending linearly to 10% and adjusted EBITDA margin trending linearly to 53%. After 2024, it was assumed that revenue growth would trend linearly to 3% by 2028 and adjusted EBITDA margins would remain flat. The management of Trulia directed J.P. Morgan to use these assumptions in extrapolating such projections for fiscal years extending beyond those for which the management of Trulia had provided projections. The management of Trulia then reviewed and approved such extrapolation of the projections. We refer to these projections as the “Adjusted Zillow Projections.”

The Adjusted Zillow Projections were utilized to assist the Trulia board in its evaluation of the quantitative and strategic rationale for the mergers. Trulia also provided the Adjusted Zillow Projections to its financial advisor for use in connection with the delivery of its financial analyses described in the section titled “— Opinion of Financial Advisor to Trulia”. The following table presents the Adjusted Zillow Projections:

	Trulia Management Forecasts for Zillow (Stand-Alone, Pre-Merger Basis) (in millions)
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$328	$516	$738	$1,026	$1,383	$1,808	$2,288	$2,801	$3,313	$3,782	$4,160	$4,503	$4,796	$5,024	$5,174
Adjusted EBITDA	53	121	208	321	476	678	929	1,224	1,550	1,887	2,205	2,387	2,542	2,663	2,742
Unlevered Free Cash Flow	5	54	76	128	219	330	460	615	788	969	1,141	1,232	1,308	1,366	1,402

Opinion of Financial Advisor to Trulia

Pursuant to an engagement letter, Trulia retained J.P. Morgan, effective as of June 5, 2014, as its financial advisor in connection with the proposed mergers.

At the meeting of the Trulia board on July 27, 2014, J.P. Morgan rendered its oral opinion to the Trulia board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Trulia exchange ratio in the proposed mergers was fair, from a financial point of view, to the holders of the Trulia common stock. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated July 27, 2014, to the Trulia board. No limitations were imposed by the Trulia board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan dated July 27, 2014, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The Trulia stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Trulia board, is directed only to the Trulia exchange ratio in the proposed mergers and does not constitute a recommendation to any stockholder of Trulia as to how such stockholder should vote at the Trulia special meeting. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated July 27, 2014 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Trulia and Zillow and the industries in which they operate;

•	compared the proposed financial terms of the mergers with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of Trulia and Zillow with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Trulia common stock and Zillow Class A common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Trulia and Zillow relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the mergers (see “— Certain Prospective Financial Information Reviewed by the Trulia Board and Trulia’s Financial Advisor”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Trulia and Zillow with respect to certain aspects of the mergers, and the past and current business operations of Trulia and Zillow, the financial condition and future prospects and operations of Trulia and Zillow, the effects of the mergers on the financial condition and future prospects of Trulia and Zillow, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Trulia and Zillow or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Trulia or Zillow under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, including synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Trulia and Zillow to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the mergers will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement and this joint proxy statement/prospectus, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on Trulia or Zillow or on the contemplated benefits of the mergers.

The projections furnished to J.P. Morgan for Trulia and Zillow were prepared by the management of Trulia as described under “— Certain Prospective Financial Information Reviewed by the Trulia Board and Trulia’s Financial Advisor.” Neither Trulia nor Zillow publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Trulia exchange ratio in the proposed mergers, and J.P. Morgan has expressed no opinion as to the fairness of the mergers to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Trulia or the underlying decision by Trulia to engage in the mergers. J.P. Morgan expressed no opinion as to the price at which the Trulia common stock or Zillow Class A common stock will trade at any future time, whether before or after the closing of the mergers.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Trulia or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. The financial analyses summarized below include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of this summary of J.P. Morgan’s financial analyses. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

For each of the analyses performed by J.P. Morgan, J.P. Morgan utilized the treasury stock method to calculate fully diluted shares outstanding, treating Trulia’s convertible debt as if it had been converted to Trulia common stock pursuant to the indenture governing the convertible debt.

Select Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of Trulia and Zillow with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be analogous to that of Trulia and Zillow. The companies selected by J.P. Morgan were:

Real Estate

•	REA Group Ltd.

•	SouFun Holdings Ltd.

•	CoStar Group, Inc.

•	Rightmove plc

•	Leju Holdings Ltd.

•	Move, Inc.

Software as a Service (“SaaS”)

•	salesforce.com, Inc.

•	NetSuite Inc.

•	Concur Technologies, Inc.

•	OpenTable, Inc.

•	RealPage, Inc.

•	Tangoe, Inc.

Other

•	TripAdvisor, Inc.

•	Expedia, Inc.

•	Yelp Inc.

•	HomeAway, Inc.

Although none of the selected companies used in this analysis as a comparison was identical to Trulia or Zillow, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Trulia and Zillow based on business sector participation, financial metrics and form of operations. Using publicly available information, J.P. Morgan calculated for each of the companies (1) the firm value as of July 25, 2014 as a multiple of estimated revenue for calendar year 2015, which is referred to below as “FV / 2015 Revenue” and (2) the firm value as of July 25, 2014 as a multiple of estimated Adjusted EBITDA for calendar year 2015, which is referred to below as “FV / 2015 EBITDA”, based on such company’s public filings with the SEC, publicly available equity research and FactSet data. The analysis indicated the following:

	FV / 2015 Revenue	FV / 2015 EBITDA
Trulia Street*	5.3x	33.8x
Zillow Street*	12.2x	58.8x
Real estate median	6.5x	15.3x
SaaS median	6.0x	22.6x
Other median	7.6x	22.3x

*Based on the closing market price of Trulia common stock and Zillow Class A common stock on July 23, 2014 (which J.P. Morgan considered to be the last full “unaffected” trading day, as it was the last full trading day before the publication of press reports regarding a potential transaction between Trulia and Zillow).

Based on the results of this analysis and other factors that J.P. Morgan deemed appropriate, J.P. Morgan applied the following ranges of multiples for purposes of calculating the equity value per share of Trulia common stock and Zillow Class A common stock: 5.5x to 12.0x estimated 2015 revenue and 35.0x to 60.0x estimated 2015 Adjusted EBITDA. J.P. Morgan did not rely solely on the quantitative results of the selected multiples analysis in developing reference ranges or otherwise applying its analysis. Based on various judgments concerning relative comparability of each of the selected companies to Trulia, as well its experience with the industry in which Zillow and Trulia participate, J.P. Morgan selected a range of revenue and Adjusted EBITDA multiples that it believed reflected an appropriate range of multiples applicable to Trulia. J.P. Morgan then calculated the implied equity value per share of Trulia and Zillow by applying the selected valuation ranges to the revenue and Adjusted EBITDA projections for fiscal year 2015 furnished to J.P. Morgan by the management of Trulia. This analysis indicated the following:

Implied Equity Value Per Share
	Trulia	Zillow
5.5x to 12.0x Estimated 2015 Revenue	$45.50 - $93.00	$77.00 - $149.50
35.0x to 60.0x Estimated 2015 Adjusted EBITDA	$55.75 -$91.75	$107.00 - $172.25

J.P. Morgan compared the results of the implied equity values per share for Trulia and Zillow. For each comparison, J.P. Morgan compared (1) the ratio of the lowest implied equity value per share for Trulia shown above to the highest implied equity value per share for Zillow shown above and (2) the ratio of the highest implied equity value per share for Trulia shown above to the lowest implied equity value per share for Zillow shown above, in order to derive a range of implied exchange ratios associated with each set of estimates. The implied exchange ratios were:

Implied Exchange Ratio
5.5x to 12.0x Estimated 2015 Revenue	0.304x - 1.208x
35.0x to 60.0x Estimated 2015 Adjusted EBITDA	0.324x - 0.857x

Relative Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity values per share for both Trulia common stock and Zillow Class A common stock. J.P. Morgan calculated the unlevered free cash flows that Trulia and Zillow, respectively, are expected to generate during fiscal years 2014 through 2028 based upon the financial projections referred to above. J.P. Morgan also calculated a range of terminal values of Trulia and Zillow, respectively, at the end of the projection period by applying a perpetual growth rate ranging from 2.5% to 3.5% to the unlevered free cash flow of Trulia and Zillow, respectively, during the final year of the projection period. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 11.0% to 15.0% and added together in order to derive the implied firm value for Trulia and Zillow. The range of discount rates were chosen based upon an analysis of the weighted average cost of capital of Trulia and Zillow, respectively, conducted by J.P. Morgan and were applied using the mid-year convention for discounting. In calculating the estimated equity values per share for Trulia and Zillow on a standalone basis (i.e., without synergies), J.P. Morgan adjusted the firm value for Trulia’s and Zillow’s net cash as of June 30, 2014 and divided by the fully diluted common shares outstanding, calculated using the treasury stock method described above.

The analysis indicated a range of implied equity values per share:

	Trulia	Zillow
High	$83.25	$191.75
Low	$45.75	$108.00

J.P. Morgan compared the results for Trulia to Zillow. For each comparison, J.P. Morgan compared (1) the lowest implied equity value per share for Trulia to the highest implied equity value per share for Zillow and (2) the highest implied equity value per share for Trulia to the lowest implied equity value per share for Zillow, in order to derive a range of the implied exchange ratios for each set of estimates. The implied exchange ratios were:

Implied Exchange Ratio
Trulia to Zillow	0.239x - 0.771x

Contribution Analysis

J.P. Morgan analyzed the contribution of each of Trulia and Zillow to the pro forma combined company with respect to (1) projected revenue and Adjusted EBITDA for fiscal years 2014, 2015 and 2016 based upon both the projections provided by the management of Trulia described above and consensus estimates of Wall Street analysts, (2) historical revenue and Adjusted EBITDA for the first two quarters of calendar year 2014, and (3) key operating metrics – average monthly visitors, subscribers, leads per month and new subscribers – using publicly available information and projected metrics furnished by the management of Trulia. J.P. Morgan assumed that each company’s contribution to revenue, Adjusted EBITDA or the applicable key operating metric reflected its contribution to the combined company’s pro forma firm value. Equity value contributions and relative ownership interests were then derived by adjusting the firm value contributions to take into account the net cash as of June 30, 2014 at each company. For each of the analyses performed by J.P. Morgan, J.P. Morgan utilized the treasury stock method described above to calculate fully diluted shares outstanding. The relative ownership interests of each company’s holders derived from each analysis were then used to generate the implied exchange ratios below.

J.P. Morgan noted that any contribution analysis based upon Wall Street analyst projections was presented merely for informational purposes.

	Equity Contribution %		Implied Exchange Ratio
	Trulia	Zillow
Projected Financials – Trulia Management Projections
2014 Revenue	44%	56%	0.693x
2015 Revenue	41%	59%	0.613x
2016 Revenue	39%	61%	0.573x
2014 Adjusted EBITDA	35%	65%	0.492x
2015 Adjusted EBITDA	37%	63%	0.524x
2016 Adjusted EBITDA	36%	64%	0.512x

Projected Financials – Wall Street Projections
2014 Revenue	44%	56%	0.696x
2015 Revenue	43%	57%	0.677x
2016 Revenue	43%	57%	0.668x
2014 Adjusted EBITDA	30%	70%	0.385x
2015 Adjusted EBITDA	37%	63%	0.526x
2016 Adjusted EBITDA	38%	62%	0.548x

Historical Financials
2014 Q1 Revenue	44%	56%	0.702x
2014 Q1 Adjusted EBITDA	25%	75%	0.301x
2014 Q2 Revenue	44%	56%	0.696x
2014 Q2 Adjusted EBITDA	42%	58%	0.640x

Key Operating Metrics
2014 Q1 Average Monthly Unique Visitors	38%	62%	0.552x
2014 Q1 Paying Subscribers	54%	46%	1.031x
2014 Q1 Leads Per Month	57%	43%	1.168x
2014 Q1 New Subscribers	58%	42%	1.218x

The analysis indicated that the contribution of Trulia to the combined company with respect to (1) projected revenue and Adjusted EBITDA for fiscal years 2014, 2015 and 2016, ranged from 35% to 44% representing a range of implied exchange ratios from 0.492x to 0.693x, (2) historical Adjusted EBITDA and revenue ranged from 25% to 44% representing a range of implied exchange ratios from 0.301x to 0.702x, and (3) key operating metrics ranged from 38% to 58% representing a range of implied exchange ratios from 0.552x to 1.218x.

Selected Transaction Analysis

Using publicly available information, J.P. Morgan reviewed the following precedent transactions involving companies that engaged in businesses that J.P. Morgan judged to be analogous to Trulia’s businesses. These transactions were selected, among other reasons, because the businesses involved in these transactions share similar business characteristics to Trulia based on business sector participation, operational characteristics and financial metrics. It should be emphasized that none of the companies involved in the selected transactions (other than Trulia) is identical to Trulia and none of the selected transactions is identical to the mergers. The transactions considered and the date each transaction was announced are as follows:

Month and Year Announced	Target	Acquiror

June 2014	OpenTable, Inc.	The Priceline Group Inc.

June 2014	Internet Brands, Inc.	KKR & Co. L.P.

March 2014	TravelClick, Inc.	Thoma Bravo, LLC

December 2013	Dealer Dot Com, Inc.	Dealertrack Technologies, Inc.

November 2013	GXS Group, Inc.	Open Text Corporation

June 2013	ExactTarget, Inc.	salesforce.com, inc.

May 2013	Market Leader, Inc.	Trulia, Inc.

January 2013	Epocrates, Inc.	athenahealth, Inc.

January 2013	Zipcar, Inc.	Avis Budget Group, Inc.

December 2012	trivago GmbH (62%)	Expedia, Inc.

December 2012	Eloqua, Inc.	Oracle Corporation

November 2012	Retalix Ltd.	NCR Corporation

November 2012	KAYAK Software Corporation	priceline.com Incorporated

October 2012	Ancestry.com, Inc.	Permira Advisers LLP, Spectrum Equity Investors

August 2012	Deltek, Inc.	Thoma Bravo, LLC

April 2012	Gemcom Software International, Inc.	Dassault Systemes SA

March 2012	Misys plc	Vista Equity Partners LLC

January 2012	Convio, Inc.	Blackbaud, Inc.

August 2011	SunGard Higher Education Inc.	Hellman & Friedman LLC, Datatel, Inc.

July 2011	Blackboard Inc.	Providence Equity Partners LLC

May 2011	Tekla Oyj	Trimble Navigation Ltd.

April 2011	LoopNet, Inc.	CoStar Group, Inc.

April 2011	Argus Software, Inc.	Altus Group Ltd.

April 2011	Activant Solutions, Inc.	Apax Partners LLP

March 2011	GSI Commerce, Inc.	eBay Inc.

February 2011	HauteLook, Inc.	Nordstrom, Inc.

Month and Year Announced	Target	Acquiror

February 2011	Fanatics, Inc.	GSI Commerce, Inc.

October 2010	Kelley Blue Book Co., Inc.	AutoTrader.com, Inc.

September 2010	Internet Brands, Inc.	Hellman & Friedman LLC

July 2010	Intergraph Corporation	Hexagon AB

June 2010	Vertafore, Inc.	TPG Capital

May 2010	AutoTrader.com, Inc. (25%)	Providence Equity Partners LLC

Using publicly available estimates, J.P. Morgan reviewed the implied firm value for each of the transactions as a multiple of the target company’s two-year forward EBITDA immediately preceding the announcement of the transaction. The analysis indicated a range of EBITDA multiples of 8.0x to 69.1x. Based on the result of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied an EBITDA multiple range of 10.0x to 23.0x to Trulia’s fiscal 2015 Adjusted EBITDA and arrived at an estimated range of equity values per share for Trulia common stock of $17.25-$38.50. J.P. Morgan did not rely solely on the quantitative results of the selected transaction analysis in developing reference ranges or otherwise applying its analysis. Based on various judgments concerning relative comparability of each of the companies in the selected transactions to Trulia and each of the selected transactions to the mergers, as well its experience with mergers and acquisitions and the industry in which Zillow and Trulia participate, J.P. Morgan selected a range of EBITDA multiples that it believed reflected an appropriate range of multiples applicable to Trulia.

Value Creation Analysis – Intrinsic Value Approach

J.P. Morgan prepared a value creation analysis that compared the implied equity value derived from J.P. Morgan’s discounted cash flow analysis of Trulia on a standalone basis to Trulia stockholders’ pro forma ownership of the implied equity value of the combined company. The pro forma combined company equity value was equal to: (1) the Trulia standalone discounted cash flow value of $2.9 billion, plus (2) the Zillow standalone discounted cash flow value of $6.2 billion, plus (3) the present value of Trulia’s management expected after-tax synergies, less Trulia’s management estimates of the one-time costs to achieve such synergies and transaction expenses of $2.2 billion. For purposes of the discounted cash flow values used in this analysis, J.P. Morgan used a perpetual growth rate of 3.0% for the unlevered free cash flow of Trulia and Zillow, and a discount rate of 13.0%. J.P. Morgan then determined the implied pro forma equity value of the combined company attributable to Trulia stockholders based on the economic equity ownership percentage of the combined company of approximately 33% to be owned by the Trulia stockholders implied by the Trulia exchange ratio provided for in the merger agreement. J.P. Morgan then compared the result to the implied equity value of Trulia on a standalone basis derived from the discounted cash flow analysis described above. The value creation analysis indicated implied pro forma economic equity value of $11.3 billion and implied pro forma accretion in economic equity value to the holders of Trulia common stock of 28%.

Other Information

Implied Premiums and Multiples

Based on the Trulia exchange ratio of 0.444x and the closing market price of Zillow Class A common stock of $126.47 on July 23, 2014, J.P. Morgan calculated that the implied value of the merger consideration to be paid to Trulia stockholders was $56.15 per share. This implied value represents an approximately 38% premium to $40.58, the closing market price of Trulia common stock on July 23, 2014. The implied firm value (which is the value of common equity, plus face value of debt, minus cash and cash equivalents) as a multiple of estimated revenue for calendar year 2015 was 7.0x, and the implied firm value as a multiple of estimated Adjusted EBITDA for calendar year 2015 was 35.3x.

Based on the Trulia exchange ratio of 0.444x and the closing market price of Zillow Class A common stock of $158.86 on July 25, 2014, J.P. Morgan calculated that the implied value of the merger consideration payable to the Trulia stockholders was $70.53 per share. This implied value represents an approximately 74% premium to $40.58, the closing market price of Trulia common stock on July 23, 2014. The implied firm value as a multiple of estimated revenue for calendar year 2015 was 8.9x and the implied firm value as a multiple of estimated Adjusted EBITDA for calendar year 2015 was 45.2x.

Historical Exchange Ratio Analysis

J.P. Morgan reviewed the per share daily closing market price of Trulia common stock and Zillow Class A common stock and calculated the implied historical exchange ratios by dividing the daily closing prices per share of Trulia common stock by those of Zillow Class A common stock for the dates and over the periods described in the table below. The analysis resulted in the following implied exchange ratios for the periods indicated:

Basis of Exchange Ratio	Exchange Ratio
As of July 25, 2014	0.355x
As of July 23, 2014 (the last “unaffected” trading day)	0.321x
Average of trailing 6-month unaffected ratios	0.350x
Trailing 6-month unaffected high ratio	0.442x
Trailing 6-month unaffected low ratio	0.304x
Average of trailing 1-year unaffected ratios	0.415x
Trailing 1-year unaffected high ratio	0.572x
Trailing 1-year unaffected low ratio	0.304x
Average of unaffected ratios since Trulia’s IPO	0.498x
High unaffected ratio since Trulia’s IPO	0.787x
Low unaffected ratio since Trulia’s IPO	0.304x

J.P. Morgan noted that a historical exchange ratio analysis is not a valuation methodology and that such analysis was presented merely for informational purposes.

Historical Trading Range

J.P. Morgan reviewed the 52-week trading range, ending on July 23, 2014, of Trulia common stock, which was $27.64 to $51.68 per share, and the 52-week trading range, ending July 23, 2014, of Zillow Class A common stock, which was $71.14 to $142.93 per share.

J.P. Morgan noted that any historical stock trading analysis is not a valuation methodology and that such analysis was presented merely for informational purposes.

Equity Research Analyst Price Targets

J.P. Morgan reviewed and discussed the most recent publicly available research analyst price targets for Trulia common stock and Zillow Class A common stock that were prepared and published by selected equity research analysts. J.P. Morgan noted that the range of price targets for Trulia was $37.00 to $56.00 per share, and that the range of price targets for Zillow was $78.00 to $164.00 per share.

J.P. Morgan noted that any analysis of equity research analyst price targets is not a valuation methodology and that such analysis was presented merely for informational purposes.

Value Creation Analysis – Market-Based Approach

J.P. Morgan prepared an illustrative value creation analysis that compared the public market equity value of Trulia on a standalone basis to Trulia stockholders’ pro forma ownership of the implied equity value of the combined company. The pro forma combined company equity value was equal to: (1) the public market equity value of Trulia as of July 23, 2014, plus (2) the public market equity value of Zillow as of July 23, 2014, plus (3) the value of synergies calculated by applying a multiple to cost synergies that were expected by Trulia to be publicly announced by Zillow, less Trulia’s management estimates of the one-time costs to achieve such synergies and transaction expenses. J.P. Morgan then determined the implied pro forma equity value of the combined company attributable to Trulia stockholders based on the economic equity ownership percentage of the combined company to be owned by the Trulia stockholders implied by the Trulia exchange ratio provided for in the merger agreement. J.P. Morgan then compared the result to the implied equity value of Trulia on a standalone basis derived from the public market equity value analysis described above. The value creation analysis indicated implied pro forma accretion in economic equity value to the holders of Trulia common stock of 57%.

J.P. Morgan noted that any value creation analysis based upon public market equity values was presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Trulia and Zillow, and none of the selected transactions reviewed was identical to the mergers. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Trulia and Zillow. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the mergers. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Trulia and Zillow and the transactions compared to the mergers.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Trulia with respect to the mergers on the basis of such experience and its familiarity with Trulia.

For services rendered in connection with the mergers, Trulia has agreed to pay J.P. Morgan a transaction fee of 0.75% of the fair market value of the consideration to be paid to the Trulia stockholders in the mergers, $2.0 million of which was payable upon the delivery by J.P. Morgan of its opinion and the remainder of which is payable upon and is contingent upon the consummation of the mergers. In addition, Trulia has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of delivery of its opinion, J.P. Morgan and its affiliates maintained commercial or investment banking and other business relationships with each of Trulia and Zillow, for which J.P. Morgan and its affiliates have received aggregate fees of approximately $11.8 million from Trulia and $47,000 from Zillow. Such services have included (1) acting as lead left bookrunner on Trulia’s initial public offering of common stock in September 2012, (2) acting as a joint bookrunner on Trulia’s convertible bond offering in December 2013, (3) acting as a joint bookrunner on Trulia’s follow-on public equity offering in March 2013, and (4) acting as Trulia’s financial advisor in connection with its acquisition of Market Leader in August 2013. In addition, J.P. Morgan or its affiliates are the beneficial owners of approximately 2.52% of Trulia’s outstanding capital stock. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Trulia or Zillow for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Other Trulia Advisor

Under the terms of its engagement letter, Qatalyst Partners LP also served as financial advisor to Trulia. Per the description above under “Background of the Mergers”, Qatalyst advised Trulia regarding discussions with Zillow in 2011 and 2012 but did not participate in negotiations with Zillow regarding a potential business combination in 2014 (see “— Background of the Mergers”). As a result of this engagement, Trulia has agreed to pay Qatalyst a transaction fee of 0.75% of the aggregate value of the Trulia merger, which fee is payable upon and is contingent upon the consummation of the Trulia merger. In addition, Trulia has agreed to reimburse Qatalyst for its reasonable expenses incurred in connection with its services. Trulia also will indemnify Qatalyst and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst or any of its affiliates against certain liabilities, including liabilities arising under the federal securities laws, and expenses related to, or arising out of Qatalyst’s engagement.

Interests of Officers and Directors in the Mergers

Interests of Zillow Executive Officers and Directors in the Mergers

In considering the recommendation of the Zillow board with respect to its adoption of the merger agreement, Zillow shareholders should be aware that Zillow’s directors and executive officers have interests in the mergers that are different from, or in addition to, those of the Zillow shareholders generally. The Zillow board was aware of these interests and considered them, among other matters, in adopting the merger agreement and making its recommendation that the Zillow shareholders vote “FOR” the proposals set forth in this joint proxy statement/prospectus. See “— Recommendation of the Zillow Board; Zillow’s Reasons for the Merger.” The material interests are summarized below.

Continuing Services as Directors on Holdco Board

The Holdco board after the mergers will include each of the directors from the current Zillow board, in addition to two directors from the current Trulia board. The Zillow board presently consists of eight directors. It is currently expected that the compensation to be paid to non-employee directors of Holdco will be substantially similar in nature to the compensation paid to non-employee Zillow directors immediately prior to the effective time of the Zillow merger. For a discussion of the Holdco board, see “— Holdco’s Board and Management After the Mergers.”

Continuing Employment with the Zillow Surviving Corporation

Under the merger agreement, upon completion of the mergers, the executive officers of Zillow at the effective time of the Zillow merger will be the executive officers of the Zillow surviving corporation. It is currently expected that the executive officers of Zillow will continue their employment with the Zillow surviving corporation following the effective time of the Zillow merger on substantially similar terms and conditions as in existence immediately prior to the effective time of the Zillow merger.

None of Zillow’s directors or executive officers is a party to or participates in any Zillow plan, program, or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to the completion of the mergers.

Directors and Officers Insurance

Holdco or the Zillow surviving corporation will continue to provide indemnification and insurance coverage to the directors and executive officers of Zillow.

Interests of Trulia Executive Officers and Directors in the Mergers

In considering the recommendation of the Trulia board with respect to its approval of the merger agreement, Trulia stockholders should be aware that certain of Trulia’s executive officers and non-employee directors have interests in the mergers that are different from, or in addition to, those of the Trulia stockholders generally. These interests may create potential conflicts of interest. The Trulia board was aware of and considered these interests, among other matters, in reaching its decision to approve, and declare advisable, the merger agreement, the merger and other transactions contemplated by the merger agreement and making its recommendation that the Trulia stockholders vote “FOR” the proposals set forth in this joint proxy statement/prospectus. See “— Recommendation of the Trulia Board; Trulia’s Reasons for the Merger.” The material interests are summarized below.

Treatment of Trulia Equity Awards

Treatment of Trulia Stock Options. Consistent with the terms of the pre-existing Trulia stock plans (as defined below), the merger agreement provides that, at the effective time of the Trulia merger, each outstanding Trulia stock option, whether or not exercisable and whether or not vested, will be assumed by Holdco and be exercisable upon the same terms and conditions as under the applicable Trulia stock plan and the applicable option agreement issued thereunder, except that (1) each assumed stock option will be exercisable for shares of Holdco Class A common stock (rounded down to the nearest whole share) equal to the number of shares of Trulia common stock subject to such stock option multiplied by the Trulia exchange ratio and (2) the option price per share will be an amount equal to the option price per share of the Trulia stock option divided by the Trulia exchange ratio (rounded up to the nearest full cent). Notwithstanding the foregoing, consistent with the terms of the pre-existing Trulia stock plans and Trulia’s pre-existing non-employee director compensation policy, the merger agreement provides that each outstanding Trulia stock option held by a non-employee director of Trulia will become fully vested and exercisable immediately prior to the effective time of the Trulia merger.

Treatment of Trulia Restricted Stock Units. Consistent with the terms of the pre-existing Trulia stock plans, the merger agreement provides that at the effective time of the Trulia merger, each outstanding Trulia restricted stock unit, whether or not vested, will be assumed by Holdco and be converted into the right to receive shares of Holdco Class A common stock (rounded down to the nearest whole share) equal to the number of shares of Trulia common stock subject to such restricted stock unit multiplied by the Trulia exchange ratio. All assumed restricted stock units will vest upon the same terms and conditions as under the applicable Trulia equity incentive plan and the applicable restricted stock unit agreement issued thereunder. Notwithstanding the foregoing, consistent with the terms of the pre-existing Trulia stock plans and Trulia’s pre-existing non-employee director compensation policy, the merger agreement provides that each outstanding Trulia restricted stock unit held by a non-employee director of Trulia will become fully vested immediately prior to the effective time of the Trulia merger.

Treatment of Stock Appreciation Rights. Consistent with the terms of the pre-existing Trulia stock plans, the merger agreement provides that at the effective time of the Trulia merger, each outstanding Trulia stock appreciation right, whether or not exercisable and whether or not vested, will be assumed by Holdco and be exercisable upon the same terms and conditions as under the applicable Trulia stock plan and the applicable stock appreciation right agreement issued thereunder, except that (1) each assumed stock appreciation right will be exercisable for shares of Holdco Class A common stock (rounded down to the nearest whole share) equal to the number of shares of Trulia common stock subject to such stock appreciation right multiplied by the Trulia exchange ratio and (2) the exercise price per share will be an amount equal to the exercise price per share of the Trulia stock appreciation right divided by the Trulia exchange ratio (rounded up to the nearest full cent).

Change in Control Equity Acceleration for Executive Officers

Unless otherwise noted below, certain executive officers are entitled to partial and/or full “double trigger” equity acceleration upon a termination by Trulia without “cause” or a resignation for “good reason,” each within twelve months of the mergers, pursuant to pre-existing offer letters and/or equity award agreements entered into with Trulia. The amount of such potential equity acceleration for each executive officer is listed below:

Peter Flint

•	March 2013 stock option provides for 100% double-trigger acceleration

•	May 2013 performance-based restricted stock units provide for 50% double-trigger acceleration

Prashant “Sean” Aggarwal

•	November 2011 stock option and May 2013 performance-based restricted stock units each provide for 50% double-trigger acceleration

•	March 2013 stock option and March 2013 time-based restricted stock units each provide for 100% double-trigger acceleration

Scott Darling

•	November 2011 stock option and May 2013 performance-based restricted stock units and time-based restricted stock units each provide for 50% double-trigger acceleration

•	March 2013 stock option and March 2013 time-based restricted stock units each provide for 100% double-trigger acceleration

Daniele Farnedi

•	February 2011 stock option, July 2012 stock option and May 2013 performance-based restricted stock units and time-based restricted stock units each provide for 50% double-trigger acceleration

•	March 2013 stock option and time-based restricted stock units, and February 2014 option and time-based restricted stock units each provide for 100% double-trigger acceleration

Paul Levine

•	May 2011 stock option, May 2013 performance-based restricted stock units, and June 2014 stock option and time-based restricted stock units each provide for 50% double-trigger acceleration

•	March 2013 stock option and March 2013 time-based restricted stock units each provide for 100% double-trigger acceleration

Ian Morris

•	Ian Morris will be entitled to certain accelerated vesting of equity awards as described below.

The above acceleration with respect to the May 2013 performance-based restricted stock units (the “Performance RSUs”) refers to the acceleration of the time-based vesting condition related to such Performance RSUs. Performance RSUs are subject to both a time-based vesting condition and a performance condition. The performance condition must generally be satisfied in order for the time-based vesting to commence on the entire award. However, with respect to the Performance RSUs for Messrs. Flint, Aggarwal and Levine, a portion of the Performance RSUs are eligible to vest, based on time-based vesting conditions, in the event the performance condition is not met. In addition, the double trigger acceleration rights described above apply to such portion of Performance RSUs, even if the performance condition is not met. For purposes of the section entitled “The Mergers — Interests of Officers and Directors in the Mergers — Quantification of Equity Acceleration,” the disclosure assumes both that the performance condition related to the Performance RSUs will be satisfied prior to the closing of the Trulia merger and that the performance condition related to the Performance RSUs will not be satisfied prior to the closing of the Trulia merger.

In the event that any acceleration pursuant to the March 2013 restricted stock unit agreements or stock option agreements with each of Messrs. Flint, Aggarwal, Darling, Farnedi, and Levine would constitute a “parachute payment” and would be subject to the excise tax imposed by Section 4999 of the Code, such amounts would either (1) be reduced to the largest payment possible without the imposition of an excise tax under Section 4999 of the Code or (2) be paid in full to the applicable executive officer, whichever results in the executive officer receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

Ian Morris Transition Agreement

On June 3, 2014, Trulia entered into an agreement with Ian Morris pursuant to which Mr. Morris will provide consulting services to Trulia through August 31, 2015 (the “Consulting Term”). During the Consulting Term, all of Mr. Morris’ equity awards granted prior to August 29, 2013 and the time-based restricted stock units granted on August 29, 2013 (collectively, the “Continuing Awards”) will continue to vest. If Mr. Morris’ consulting services are terminated without cause prior to the end of the Consulting Term, Mr. Morris will vest in the Continuing Awards as if he had completed service through August 31, 2015, which would result in accelerated vesting of time-based restricted stock units. The foregoing benefits are subject to a release by Mr. Morris for all claims (other than for his existing rights to indemnification as a Trulia officer) and certain other covenants.

Change in Control Equity Acceleration for Non-Employee Directors

As discussed in the section entitled “The Merger Agreement — Treatment of Trulia Stock Options, Restricted Stock Units, and Other Stock Awards,” consistent with the terms of the pre-existing Trulia stock plans, the merger agreement and Trulia’s pre-existing non-employee director compensation policy, each outstanding stock option and restricted stock unit award held by a non-employee director of Trulia will become fully vested and, as applicable, exercisable immediately prior to the effective time of the Trulia merger.

Quantification of Equity Acceleration

Stock Options. Assuming the Trulia merger will close as of December 31, 2014, as of December 31, 2014, Trulia’s executive officers will hold the following numbers of unvested stock options to purchase Trulia common stock, which would become partially or fully vested in connection with the mergers and a subsequent termination of employment pursuant to the acceleration provisions described above: Mr. Flint, 121,875 unvested stock options, with a weighted-average exercise price of $26.93; Mr. Aggarwal, 45,986 unvested stock options, with a weighted-average exercise price of $14.05; Mr. Darling, 14,138 unvested stock options, with a weighted-average exercise price of $11.69; Mr. Farnedi, 17,338 unvested stock options, with a weighted-average exercise price of $25.16; and Mr. Levine, 64,565 unvested stock options, with a weighted-average exercise price of $31.23.

Restricted Stock Units (Assuming Performance Condition for Performance RSUs Met). Assuming the Trulia merger will close as of December 31, 2014, and assuming that the performance condition related to the Performance RSUs will be met prior to the closing of the Trulia merger, as of December 31, 2014, Trulia’s non-employee directors and executive officers will hold the following numbers of restricted stock units, which would become partially or fully vested in connection with the mergers and a subsequent termination of employment pursuant to the acceleration provisions described above: Mr. Flint, 150,000 restricted stock units; Mr. Aggarwal, 143,984 restricted stock units; Mr. Darling, 17,343 restricted stock units; Mr. Farnedi, 26,833 restricted stock units; Mr. Levine, 156,076 restricted stock units; Mr. Morris, 32,813 restricted stock units (which would become vested pursuant to the terms of his agreement described above, assuming that he is terminated without cause); Mr. Moles, 2,628 restricted stock units; Ms. Gouw, 2,628 restricted stock units; Mr. Inkinen, 2,628 restricted stock units; Mr. Waldorf, 5,257 restricted stock units; Mr. Bardman, 5,257 restricted stock units; and Mr. Hafner, 5,182 restricted stock units.

Restricted Stock Units (Assuming Performance Condition for Performance RSUs Not Met). Assuming the Trulia merger will close as of December 31, 2014, and assuming that the performance condition related to the Performance RSUs will not be met prior to the closing of the Trulia merger, as of December 31, 2014, Trulia’s non-employee directors and executive officers will hold the following numbers of restricted stock units, which would become partially or fully vested in connection with the mergers and a subsequent termination of employment pursuant to the acceleration provisions described above: Mr. Flint, 30,000 restricted stock units; Mr. Aggarwal, 33,984 restricted stock units; Mr. Darling, 6,093 restricted stock units; Mr. Farnedi, 15,583 restricted stock units; Mr. Levine, 46,076 restricted stock units; Mr. Morris, 32,813 restricted stock units (which would become vested pursuant to the terms of his agreement described above, assuming that he is terminated without cause); Mr. Moles, 2,628 restricted stock units; Ms. Gouw, 2,628 restricted stock units; Mr. Inkinen, 2,628 restricted stock units; Mr. Waldorf, 5,257 restricted stock units; Mr. Bardman, 5,257 restricted stock units; and Mr. Hafner, 5,182 restricted stock units.

The following table quantifies the potential estimated value of the equity acceleration that Trulia’s executive officers and non-employee directors may receive in connection with the mergers.

	Accelerated Stock Options		Accelerated Restricted Stock Units(1)
	Aggregate Number of Stock Options Subject to Acceleration	Aggregate Value of Accelerated Stock Options ($)(2)	Aggregate Number of Restricted Stock Units Subject to Acceleration	Aggregate Value of Accelerated Restricted Stock Units ($)(3)		Total ($)
Executive Officers
Peter Flint	121,875	4,197,375	150,000	9,205,500		13,402,875
Prashant Aggarwal	45,986	2,176,058	143,984	8,836,298		11,012,356
Scott Darling	14,138	702,376	17,343	1,064,340		1,766,716
Daniele Farnedi	17,338	627,809	26,833	1,646,741		2,274,550
Paul Levine	64,565	1,945,989	156,076	9,578,384		11,524,373
Ian Morris	—	—	32,813	2,013,734	(4)	2,013,734

Directors
Robert Moles	—	—	2,628	161,280		161,280
Theresia Gouw	—	—	2,628	161,280		161,280
Sami Inkinen	—	—	2,628	161,280		161,280
Erik Bardman	—	—	5,257	322,622		322,622
Gregory Waldorf	—	—	5,257	322,622		322,622
Steve Hafner	—	—	5,182	318,019		318,019

(1)	Amounts assume the performance condition applicable to the Performance RSUs will be satisfied prior to the closing of the Trulia merger. The estimated amounts assuming the performance condition is not satisfied is as follows for the executive officers who hold Performance RSUs:

	Accelerated Restricted Stock Units
	Aggregate Number of Restricted Stock Units Subject to Acceleration	Aggregate Value of Accelerated Restricted Stock Units ($)(3)
Executive Officers
Peter Flint	30,000	1,841,100
Prashant Aggarwal	33,984	2,085,598
Scott Darling	6,093	373,927
Daniele Farnedi	15,583	956,329
Paul Levine	46,076	2,827,684

(2)	To estimate the potential incremental value of the accelerated Trulia stock options, the aggregate number of shares of Trulia common stock issuable upon exercise of the stock options subject to acceleration is multiplied by $61.37 per share (the average closing price of Trulia common stock over the first five business days following the public announcement of the merger agreement) less the weighted-average exercise price.
(3)	To estimate the potential value of the accelerated Trulia restricted stock units, the aggregate number of restricted stock units subject to acceleration is multiplied by $61.37 (the average closing price of Trulia common stock over the first five business days following the public announcement of the merger agreement).
(4)	With respect to Mr. Morris, amount reflects the value of the unvested equity he would be entitled to if his consulting services are terminated without cause prior to the next vesting date of his Continuing Awards.

Directors and Officers Insurance

Under the merger agreement, the Trulia surviving corporation has agreed, for a period of six years following the effective time of the Trulia merger, to use its reasonable best efforts to maintain in effect the existing directors’ and officers’ liability insurance policies of Trulia (or a comparable replacement policy) covering claims arising from facts or events that occurred at or prior to the effective time of the Trulia merger. In lieu of the foregoing, Trulia, Holdco or Zillow may, in their discretion, purchase a “tail” directors’ and officers’ liability insurance policy covering the six-year period following the effective time of the Trulia merger from a comparable carrier and on terms and conditions no less favorable than Trulia’s existing directors’ and officers’ liability insurance coverage. Neither Holdco nor the surviving corporations, however, will be required to pay in any one year an amount in excess of 250% of the current annual premium paid by Trulia for its directors’ and officers’ liability insurance policies. For a discussion of these interests, see “The Merger Agreement — Covenants of the Parties — Indemnification of Directors and Officers.”

Continuing Employment with the Trulia Surviving Corporation

Under the merger agreement, upon completion of the mergers, the executive officers of Trulia at the effective time will be the executive officers of the Trulia surviving corporation. It is currently expected that the officers of Trulia will continue their employment with the Trulia surviving corporation following the effective time of the Trulia merger on substantially similar terms and conditions as those terms and conditions in existence immediately prior to the effective time of the Trulia merger.

Continuing Services as Directors on Holdco Board

The Holdco board after the mergers will include two directors from the current Trulia board. It is currently expected that the compensation to be paid to non-employee directors of Holdco will be substantially similar in nature to the compensation paid to non-employee Zillow directors immediately prior to the effective time of the Trulia merger. For a discussion of the Holdco board, see “— Holdco’s Board and Management After the Mergers.”

Trulia Golden Parachute Compensation

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Trulia’s named executive officers, assuming that (1) a change of control of Trulia occurred on December 31, 2014, (2) the price per share of Trulia common stock is $61.37 (the average closing market price of Trulia’s common stock on NYSE over the first five business days following the July 28, 2014 public announcement of the merger agreement), and (3), except as noted below, each such named executive officer’s employment was terminated (without cause or for good reason) on that date. The amounts below are based on multiple assumptions that may not actually occur. Additionally, certain amounts will vary depending on the date the Trulia merger is completed. As a result, the actual amounts, if any, received by an executive officer may differ in material respects from the amounts shown below.

Name	Equity ($)(1)	Total ($)(2)
Peter Flint (Chief Executive Officer)	13,402,875	13,402,875
Prashant Aggarwal (Chief Financial Officer)	11,012,356	11,012,356
Daniele Farnedi (Chief Technology Officer)	2,274,550	2,274,550
Paul Levine (Chief Operating Officer)	11,524,373	11,524,373
Ian Morris (President, Market Leader, Inc.)	2,013,734	2,013,734

(1)	Amount equals the value of the double-trigger accelerated vesting of the unvested equity held by the executive officer upon the termination of the executive officer’s employment under certain circumstances following the completion of the Trulia merger, as described in the narrative disclosures below other than with respect to Mr. Morris. With respect to Mr. Morris, amount reflects the value of the accelerated vesting of unvested equity he would be entitled to if his consulting services are terminated without cause prior to the next vesting date of his unvested Continuing Awards. Stock value is based upon a price per share of $61.37, which is the average closing price of Trulia common stock on the NYSE over the first five business days following the public announcement of the merger agreement.
(2)	Amount assumes that the performance condition applicable to the Performance RSUs will be satisfied prior to the closing of the Trulia merger. If the performance condition is not satisfied, then the value of the double-trigger accelerated vesting of the unvested equity is as follows for the executive officers who hold Performance RSUs:

Executive Officers	Equity ($)(1)	Total ($)
Peter Flint	6,038,475	6,038,475
Prashant Aggarwal	4,261,656	4,261,656
Daniele Farnedi	1,584,138	1,584,138
Paul Levine	4,773,673	4,773,673

Narrative to Golden Parachute Compensation Table

Change in Control Equity Acceleration for Executive Officers

Certain executive officers are entitled to partial and/or full equity acceleration for certain equity awards upon a termination by Trulia without “cause” or a resignation for “good reason,” each within twelve months of the Trulia merger, pursuant to pre-existing offer letters and/or equity award agreements entered into with Trulia. The amount of such equity acceleration for each executive officer is described in the section above entitled “The Mergers — Interests of Officers and Directors in the Mergers.”

Transition Agreement for Ian Morris

On June 3, 2014, Trulia entered into an agreement with Ian Morris providing for accelerated vesting of certain equity awards as if he had completed service through August 31, 2015 if he is terminated without cause prior to August 31, 2015.

Holdco’s Board and Management After the Mergers

Board of Directors

Effective as of immediately after the Zillow merger, the Holdco board will include all of the individuals who are directors of Zillow immediately prior to the Zillow merger and two individuals who are then directors of Trulia. The merger agreement provides that the two Trulia board designees will be mutually agreed to by Trulia and Zillow before completion of the mergers (the “Trulia board designees”). As of the date of this joint proxy statement/prospectus, Trulia and Zillow have determined that one of the Trulia board designees will be Peter Flint (age 40), and no determination has been made as to the identity of the other Trulia board designee. The Trulia board designees are expected to be finally determined by Trulia and Zillow no later than 30 days prior to the completion of the mergers.

The Zillow board presently consists of eight members. Following the completion of the mergers, the current Zillow directors will constitute eight of the ten members of the Holdco board. The Holdco board will be divided into three classes, with one Trulia board designee to be included in the class of directors whose term expires in 2016 and one Trulia board designee to be included in the class of directors whose term expires in 2017, as follows:

•	Class I directors: Erik Blachford, Spencer M. Rascoff, and Gordon Stephenson, whose terms will expire at the Holdco annual meeting of shareholders to be held in 2015;

•	Class II directors: Richard N. Barton and Lloyd D. Frink, whose terms will expire at the Holdco annual meeting of shareholders to be held in 2016; and

•	Class III directors: J. William Gurley, Jay C. Hoag, and Gregory B. Maffei, whose terms will expire at the Holdco annual meeting of shareholders to be held in 2017.

Biographical information for the current directors of Zillow is contained in Zillow’s proxy statement for its 2014 annual meeting of shareholders and is incorporated by reference in this joint proxy statement/prospectus. Biographical information for Peter Flint is contained in Trulia’s proxy statement for its 2014 annual meeting of stockholders and is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Committees of the Holdco Board of Directors

Upon completion of the mergers, it is expected that the Holdco board will have the following standing committees: audit, compensation, and nominating and governance. Each committee will comply with the independence and other requirements established by the SEC, NASDAQ, and applicable laws and regulations.

As of the date of this joint proxy statement/prospectus, the directors of Zillow serve on the committees specified in the table below. It is expected that, following consummation of the mergers, the directors of Holdco will serve on the same committees of Holdco that they served on as directors of Zillow immediately prior to the completion of the mergers. The current members of Zillow’s Audit, Compensation and Nominating and Governance Committees are as follows:

Name	Audit	Compensation	Nominating and Governance
Richard N. Barton
Erik Blachford	X	X
Lloyd D. Frink
J. William Gurley	X		X
Jay C. Hoag		X
Gregory B. Maffei	X
Spencer M. Rascoff
Gordon Stephenson		X	X

Management

Holdco

As of the date of this joint proxy statement/prospectus, the president and chief executive officer of Holdco is Spencer M. Rascoff, who serves as chief executive officer of Zillow. No determination has been made with respect to the other members of management of Holdco following the completion of the mergers.

Zillow

Pursuant to the merger agreement, the executive officers of Zillow at the effective time of the Zillow merger will continue to serve as executive officers of the Zillow surviving corporation after the Zillow merger. The executive officers of Zillow are identified in Zillow’s proxy statement for its 2014 annual meeting of shareholders, which information is incorporated by reference in this joint proxy statement/prospectus.

Trulia

Pursuant to the merger agreement, the executive officers of Trulia at the effective time of the Trulia merger will continue to serve as executive officers of the Trulia surviving corporation after the Trulia merger. The executive officers of Trulia are identified in Trulia’s proxy statement for its 2014 annual meeting of stockholders, which information is incorporated by reference in this joint proxy statement/prospectus.

See “Where You Can Find More Information.”

Compensation of Directors and Other Management

Holdco has not yet paid any compensation to its directors and executive officers and has not yet determined the compensation to be paid to its directors and executive officers. It is currently expected that the compensation to be paid to non-employee directors and executive officers of Holdco will be substantially similar in nature to the compensation paid to Zillow’s non-employee directors and executive officers immediately prior to the mergers.

Information concerning the compensation paid to, and the employment agreements (if any) with, the chief executive officer, the chief financial officer, and the other three most highly compensated executive officers of Zillow is contained in Zillow’s proxy statement for its 2014 annual meeting of shareholders and is incorporated by reference in this joint proxy statement/prospectus. Information concerning the compensation paid to, and the employment agreements with, the chief executive officer, the chief financial officer, and the other three most highly compensated executive officers of Trulia is contained in Trulia’s proxy statement for its 2014 annual meeting of stockholders and is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Exchange of Certificates; No Fractional Shares

Exchange of Zillow Common Stock

As promptly as reasonably practicable after the effective time of the Zillow merger, Holdco’s exchange agent will mail to each holder of record of Zillow common stock a form of letter of transmittal and instructions for use in effecting the exchange of Zillow common stock for the Zillow merger consideration. Upon (1) in the case of shares of Zillow common stock represented by a certificate, the surrender to Holdco’s exchange agent of such certificate for cancellation, or (2) in the case of shares of Zillow common stock held in book-entry form, the receipt by Holdco’s exchange agent of an “agent’s message,” in each case together with a duly completed and validly executed letter of transmittal and any other documents that may be reasonably required by Holdco’s exchange agent, the holder of such shares will be entitled to receive in exchange therefor (a) the Zillow merger consideration and (b) cash in lieu of any fractional shares or in respect of any dividends or other distributions that the holder has the right to receive.

Until surrendered, each share of Zillow common stock, and any certificate with respect thereto, will be deemed, from and after the effective time of the Zillow merger, to represent only the right to receive shares of Holdco Class A common stock or Class B common stock, as applicable (and cash in lieu of any fractional share of such Holdco common stock and any dividends or other distributions). If any Zillow stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Zillow stock certificate to be lost, stolen or destroyed, and if required by Holdco, the posting by such person of a bond, in such reasonable and customary amount as Holdco may direct, as indemnity against any claim that may be made against it with respect to such Zillow stock certificate, Holdco’s exchange agent will issue, in exchange for such lost, stolen or destroyed certificate, the Zillow merger consideration, cash in lieu of any fractional shares and any dividends and distributions on the certificate deliverable in respect of such Zillow stock certificate.

No dividends or other distributions declared or made with respect to Holdco common stock with a record date after the effective time of the Zillow merger will be paid or otherwise delivered to the holder of any unsurrendered Zillow stock certificate (or shares of Zillow common stock held in book-entry form). Subject to escheat, tax or another applicable law, following the surrender of such Zillow stock certificate (or shares of Zillow common stock held in book-entry form), there will be paid to the holder of the Zillow stock certificate representing whole shares of Holdco common stock issued in exchange therefor, without interest, (1) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Holdco common stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the effective time of the Zillow merger theretofore paid with respect to such whole shares of Holdco common stock, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Zillow merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Holdco common stock.

No certificates or scrip representing fractional shares of Holdco common stock will be issued upon the conversion of the Zillow common stock. Notwithstanding any provision of the merger agreement, each holder of shares of Zillow common stock converted pursuant to the mergers who would otherwise have been entitled to receive a fraction of a share of Holdco common stock (after taking into account all shares of Zillow common stock exchanged by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Zillow Class A common stock on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Zillow and Trulia) on the last complete trading day prior to the date of the effective time of the Zillow merger.

Each of Holdco and Holdco’s exchange agent (without duplication) will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Zillow common stock pursuant to the merger agreement any amounts required to be deducted or withheld with respect to the making of such payment under applicable tax law. Amounts so withhold and paid over to the appropriate taxing authority will be treated for all purposes of the merger agreement as having been paid to the holder of such Zillow common stock in respect of which such deduction or withholding was made.

Exchange of Trulia Common Stock

As promptly as reasonably practicable after the effective time of the Trulia merger, Holdco’s exchange agent will mail to each holder of record of Trulia common stock a form of letter of transmittal and instructions for use in effecting the exchange of Trulia common stock for the Trulia merger consideration. Upon (1) in the case of shares of Trulia common stock represented by a certificate, the surrender of such certificate to Holdco’s exchange agent for cancellation, or (2) in the case of shares of Trulia common stock held in book-entry form, the receipt by Holdco’s exchange agent of an “agent’s message,” in each case together with a duly completed and validly executed letter of transmittal and any other documents that may be reasonably required by Holdco’s exchange agent, the holder of such shares will be entitled to receive in exchange therefor (a) the Trulia merger consideration and (b) cash in lieu of any fractional shares or in respect of any dividends or other distributions that the holder has the right to receive.

Until surrendered, each share of Trulia common stock, and any certificate with respect thereto, will be deemed, from and after the effective time of the Trulia merger, to represent only the right to receive shares of Holdco Class A common stock (and cash in lieu of any fractional share of Holdco Class A common stock and any dividends or other distributions). If any Trulia stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Trulia stock certificate to be lost, stolen or destroyed, and if required by Holdco, the posting by such person of a bond, in such reasonable and customary amount as Holdco may direct, as indemnity against any claim that may be made against it with respect to such Trulia stock certificate, Holdco’s exchange agent will issue, in exchange for such lost, stolen or destroyed certificate, the Trulia merger consideration, cash in lieu of any fractional shares and any dividends and distributions on the certificate deliverable in respect of such Trulia stock certificate.

No dividends or other distributions declared or made with respect to Holdco Class A common stock with a record date after the effective time of the Trulia merger will be paid or otherwise delivered to the holder of any unsurrendered Trulia stock certificate (or shares of Trulia common stock held in book-entry form). Subject to escheat, tax or another applicable law, following the surrender of such Trulia stock certificate (or shares of Trulia common stock held in book-entry form), there will be paid to the holder of the Trulia stock certificate representing whole shares of Holdco Class A common stock issued in exchange therefor, without interest, (1) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Holdco Class A common stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the effective time of the Trulia merger theretofore paid with respect to such whole shares of Holdco Class A common stock, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Trulia merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Holdco Class A common stock.

No certificates or scrip representing fractional shares of Holdco Class A common stock will be issued upon the conversion of the Trulia common stock. Notwithstanding any provision of the merger agreement, each holder of shares of Trulia common stock converted pursuant to the Trulia merger who would otherwise have been entitled to receive a fraction of a share of Holdco Class A common stock (after taking into account all shares of Trulia common stock exchanged by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Zillow Class A common stock on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Zillow and Trulia) on the last complete trading day prior to the date of the effective time of the Trulia merger.

Each of Holdco and Holdco’s exchange agent (without duplication) will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Trulia common stock, Trulia stock options or Trulia restricted stock units pursuant to the merger agreement any amounts required to be deducted or withheld with respect to the making of such payment under applicable tax law. Amounts so withhold and paid over to the appropriate taxing authority will be treated for all purposes of the merger agreement as having been paid to the holder of such Trulia common stock, Trulia stock option, or Trulia restricted stock unit in respect of which such deduction or withholding was made.

Regulatory Approvals

Each party has agreed to use reasonable best efforts to file, promptly after the date of the merger agreement, its respective HSR Act filings, and make any other required submissions under the HSR Act with respect to the mergers and the other transactions contemplated by the merger agreement. Subject to the terms and conditions of the merger agreement, each of Zillow and Trulia has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary under applicable laws to consummate the mergers, including:

•	using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Trulia or Zillow or their subsidiaries as are necessary for the consummation of the mergers; and

•	defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment that would prevent the consummation of the mergers as promptly as practicable and in any event by January 28, 2016 (the “outside date”).

Additionally, each of Zillow and Trulia has agreed to keep the other party apprised of the content and status of any communications regarding the transaction with and from any government authority, including promptly notifying the other party of any communications from any governmental authority relating to an investigation under the HSR Act or any other applicable competition law and to permit the other to review in advance any proposed communications with any governmental authority relating to such matters. Neither party shall agree to participate in any substantive discussions with any governmental authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to participate in the discussion. Subject to compliance with applicable confidentiality agreements and legal requirements, each of Zillow and Trulia has agreed to provide the other with copies any all documents provided by that party to any governmental authority.

The merger agreement provides further that neither Zillow nor Trulia will enter into any agreement or transaction that would reasonably be expected to make it materially more difficult to, or to materially increase the time required to, (1) obtain the expiration or termination of the HSR waiting period or any other competition law applicable to the transaction; (2) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby; or (3) obtain all authorizations, consents, orders and approvals of governmental authorities necessary for the consummation of the transactions contemplated in the merger agreement.

U.S. Antitrust Filing

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the mergers, may not be completed unless specified waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Zillow and Trulia submitted their pre-merger notification forms with the FTC and DOJ on Monday, August 4, 2014. On September 3, 2014, Zillow and Trulia each received a request for additional information and documentary material, which we refer to as a second request, from the FTC in connection with the FTC’s review of the mergers under the HSR Act. Issuance of the second request extends the waiting period under the HSR Act until 30 days after both Zillow and Trulia have substantially complied with the second request, unless the waiting period is voluntarily extended by the parties or terminated sooner by the FTC.

Zillow and Trulia each submitted their complete responses to the second requests on October 15, 2014, with Zillow’s certification being effective on October 16, 2014. As previously disclosed in Zillow’s Form 8-K dated September 24, 2014, Zillow also entered into the timing agreement that provides that Zillow will not consummate the mergers prior to 60 days after both parties have substantially complied with the second requests.

Accordingly, the 60 day time period expires at 11:59 p.m. Eastern time on December 15, 2014. Under the timing agreement, the FTC staff agreed that it would notify Zillow of any deficiencies in its second request response within 14 calendar days.

Under Section 7A(g)(2) of the Clayton Act, if the FTC identifies deficiencies and makes an application to a United States district court, the court may determine that Zillow (or Trulia) has failed to substantially comply with the second request. If the court makes such a determination, then the court may order compliance with the second request and extend the statutory waiting period until there has been compliance with the second request.

The timing agreement does not prevent the parties from consummating the mergers sooner if the FTC grants early termination, closes its investigation or accepts for public comment a proposed consent agreement settling the matter. The timing agreement also does not prevent Zillow from granting the FTC additional time to review the transaction, for example, by withdrawing and re-submitting its certification of compliance with the second request.

At any time before the effective time of the mergers, the FTC, the DOJ, or others could take action under antitrust laws with respect to the mergers, including seeking to enjoin the completion of the mergers, to rescind the mergers or to conditionally approve the mergers upon the divestiture of assets of Zillow or Trulia, or to impose restrictions on the operations of Holdco following the completion of the mergers. There can be no assurance that the mergers will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the mergers or seeking conditions to the completion of the mergers.

Material U.S. Federal Income Tax Consequences

This section constitutes the opinion of Shearman & Sterling and Goodwin Procter and describes the material U.S. federal income tax consequences of the mergers to the U.S. holders (as defined below) of Zillow common stock and Trulia common stock that exchange their shares of Zillow common stock or Trulia common stock, as applicable, for Holdco common stock pursuant to the mergers. The following discussion is based on the Code, existing and proposed regulations promulgated thereunder and published rulings and decisions, all as currently in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of either Zillow common stock or Trulia common stock who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (a) the primary supervision of a court within the United States and (b) the authority of one or more United States persons to control all substantial decisions of such trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income, regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Zillow common stock or Trulia common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Zillow common stock or Trulia common stock, you should consult your tax advisor.

This discussion addresses only those U.S. holders that hold their Zillow common stock or U.S. holders that hold their Trulia common stock as a capital asset within the meaning of section 1221 of the Code (generally, property held for investment), and does not address all the U.S. federal income tax consequences that may be relevant to particular U.S. holders in light of their individual circumstances or to U.S. holders that are subject to special rules, such as:

•	financial institutions;

•	real estate investment trusts;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	regulated investment companies or mutual funds;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold Zillow common stock or Trulia common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;

•	persons that purchased or sell their shares of Zillow common stock or Trulia common stock as part of a wash sale;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons that are not U.S. holders; and

•	U.S. holders of Zillow common stock and U.S. holders of Trulia common stock, as applicable, who acquired their shares of Zillow common stock or Trulia common stock, as applicable, through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any alternative minimum tax, or any state, local or foreign tax consequences of the mergers.

ALL U.S. HOLDERS OF ZILLOW COMMON STOCK OR TRULIA COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Mergers

Shearman & Sterling and Goodwin Procter are each of the opinion that each of the mergers will constitute a “reorganization” within the meaning of section 368(a) of the Code. Each of Holdco, Zillow, and Zillow Merger Sub will be a party to the reorganization within the meaning of section 368(b) of the Code with respect to the Zillow merger, and, each of Holdco, Trulia, and Trulia Merger Sub will be a party to the reorganization within the meaning of section 368(b) the Code with respect to the Trulia merger. Shearman & Sterling and Goodwin Procter are also each of the opinion that the mergers will constitute exchanges to which section 351 of the Code applies. Zillow and Trulia have not requested and do not intend to request any ruling from the Internal Revenue Service (the “IRS”) as to the U.S. federal income tax consequences of the mergers.

Based on those opinions and subject to the discussion below relating to the receipt of cash in lieu of fractional shares, upon the exchange of Zillow common stock or Trulia common stock for Holdco common stock, the material U.S. federal income tax consequences of the mergers to U.S. holders of Zillow common stock or Trulia common stock generally are as follows:

•	a U.S. holder of shares of Zillow common stock or Trulia common stock will not recognize any gain or loss upon the exchange of such U.S. holder’s shares of Zillow common stock or Trulia common stock for shares of Holdco common stock in the mergers;

•	a U.S. holder of Zillow common stock or Trulia common stock will have a tax basis in the Holdco common stock received in the mergers equal to the tax basis of the Zillow common stock or Trulia common stock surrendered by the U.S. holder in exchange for that Holdco common stock; and

•	a U.S. holder of Zillow common stock or Trulia common stock will have a holding period for shares of Holdco common stock received in the mergers that includes its holding period for its shares of Zillow common stock or Trulia common stock surrendered by the U.S. holder in the mergers. If a U.S. holder of Zillow common stock or Trulia common stock acquired different blocks of Zillow common stock or Trulia common stock at different times or at different prices, such U.S. holder’s tax basis and holding period in its shares of Holdco common stock will be determined with reference to each block of Zillow common stock or Trulia common stock.

Cash Received in Lieu of Fractional Shares

A U.S. holder of Zillow common stock or Trulia common stock that receives cash instead of a fractional share of Holdco common stock will generally be treated as having received the fractional share pursuant to the mergers and then as having sold that fractional share of Holdco common stock to Holdco for cash. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of Holdco common stock. An individual U.S. holder will generally be subject to U.S. federal income tax at a reduced rate with respect to such capital gain, assuming that the U.S. holder has held all of its Zillow common stock or Trulia common stock for more than one year. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder of Zillow common stock or Trulia common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain Reporting Requirements

Each U.S. holder of Zillow common stock or Trulia common stock who receives shares of Holdco common stock in the mergers is required to retain records pertaining to the mergers pursuant to section 1.368-3(d) of the Treasury Regulations. Each U.S. holder of Zillow common stock or Trulia common stock who receives shares of Holdco common stock in the mergers and who owns immediately before the mergers 5% or more, by vote or value, of all classes of either Trulia or Zillow common stock will be required to file a statement with their U.S. federal income tax return for the year of the mergers. As provided in section 1.368-3(b) of the Treasury Regulations, such statement must set forth (1) the U.S. holder’s basis in, and the fair market value of, the shares of Zillow common stock surrendered in the mergers, the date of the Zillow merger and the name and employer identification number of Holdco, Zillow, and Zillow Merger Sub, if such U.S. holder owns immediately before the completion of the mergers 5% or more, by vote or value, of all classes of Zillow common stock or (2) the U.S. holder’s basis in, and the fair market value of, the shares of the Trulia common stock surrendered in the

Trulia merger, the date of the mergers and the name and employer identification number of Holdco, Trulia, and Trulia Merger Sub, if such U.S. holder owns immediately before the completion of the mergers 5% or more, by vote or value, of Trulia common stock.

Consequences to the Parties to the Mergers

None of Holdco, Zillow, Trulia, Zillow Merger Sub, or Trulia Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the mergers.

U.S. holders of Zillow common stock and Trulia common stock are urged to consult their tax advisors as to tax consequences resulting from the mergers in their particular circumstances, including the applicability and effect of state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Mergers

Zillow prepares its financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the mergers, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill.

Zillow will be the accounting acquirer in the mergers. Consequently, Zillow will allocate the purchase price to the fair value of Trulia’s tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values as of the closing date of the mergers, with any excess of the purchase price over those fair values being recorded as goodwill. The purchase price will be based on the fair value of the consideration given, which will primarily be equal to the market value of Zillow’s Class A common stock (based on the closing price per share of Zillow’s Class A common stock on the closing date of the mergers) issued in connection with the mergers. Identified intangible assets with finite useful lives will be amortized over their estimated lives. Intangible assets with indefinite useful lives and goodwill will not be amortized, but will be tested for impairment annually, and all long-lived assets, including goodwill, will be tested for impairment when certain indicators are present.

The accounting results of Trulia will be included in the operating results of Zillow beginning from the closing date of the mergers. The recorded assets and liabilities of Zillow will be carried forward at their recorded amounts and the historical operating results will be unchanged for the prior periods being reported on. Upon consummation of the mergers, the historical financial statements will reflect only the operations and financial condition of Zillow.

Appraisal/Dissenters’ Rights

Zillow Shareholders

Under Chapter 23B.13 of the WBCA, holders of Zillow’s common stock are entitled to dissent from, and obtain payment of the fair value of their shares in cash together with accrued interest in the event of, the consummation of the Zillow merger, instead of receiving the merger consideration they would otherwise be entitled to pursuant to the merger agreement. The following summarizes the material rights of holders of Zillow common stock under Chapter 23B.13. You should read the applicable sections of Chapter 23B.13, a copy of which is attached to this joint proxy statement/prospectus as Annex H, and which governs dissenters’ rights. The summary below is qualified in its entirety by reference to Chapter 23B.13.

Pursuant to Chapter 23B.13, when a proposed merger is to be submitted to a vote at a meeting of shareholders, as in the case of the Zillow special meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights and must be accompanied by a copy of Chapter 23B.13. The notice of the Zillow special meeting included with this joint proxy statement/prospectus constitutes notice to the holders of Zillow common stock of their dissenters’ rights, and a copy of Chapter 23B.13 is attached to this joint proxy statement/prospectus as Annex H.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the Zillow merger, you should carefully review the text of Chapter 23B.13. If you do not fully and precisely satisfy the procedural requirements of Chapter 23B.13, you will lose your dissenters’ rights. If any holder of shares of Zillow common stock who asserts dissenters’ rights under the WBCA withdraws or loses (through failure to perfect or otherwise) the right to obtain payment for such holder’s shares under Chapter 23B.13, then such shareholder’s shares will be converted, or will be treated as if they had been converted, into the right to receive the Zillow merger consideration, without interest and subject to any applicable withholding of taxes. Zillow will not provide you with any notice regarding your dissenters’ rights other than as described in this joint proxy statement/prospectus and the notice of the Zillow special meeting included with this joint proxy statement/prospectus.

Requirements for Exercising Dissenters’ Rights

If you wish to assert your statutory dissenters’ rights, you must:

•	deliver to Zillow, before the vote is taken at the Zillow special meeting regarding the merger agreement, written notice of your intent to demand payment for your shares of Zillow common stock if the Zillow merger is effected, which notice must be separate from your proxy. Your vote against the merger agreement alone will not constitute written notice of your intent to assert your dissenters’ rights;

•	not vote your shares in favor of the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Chapter 23B.13, which are described below under the heading “Dissenters’ Rights Procedures.”

If you fail to comply with these requirements, then if the merger agreement is approved by Zillow’s shareholders and the Zillow merger is completed, your shares of Zillow common stock will be converted into the right to receive the Zillow merger consideration, without interest and subject to any applicable withholding of taxes, but you will have no dissenters’ rights with respect to your shares of Zillow common stock.

Written notice of your intent to assert dissenters’ rights must be delivered to Zillow at:

Zillow, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Attn: Corporate Secretary

(206) 470-7000

This written notice must be delivered before the vote on the merger agreement is taken at the Zillow special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Zillow common stock you own, and that you intend to demand payment of the “fair value” of your shares of Zillow common stock if the merger agreement is approved.

Vote

You must not vote in favor of, or consent in writing to, the approval of the merger agreement. A vote in favor of the approval of the merger agreement, by proxy, via the Internet, by telephone or in person, will constitute a waiver of your dissenters’ rights in respect of the shares so voted and will nullify any previously filed written notices of your intent to assert dissenters’ rights. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the approval of the merger agreement. Therefore, a shareholder who votes by proxy and who wishes to exercise dissenters’ rights must vote against the merger agreement or abstain from voting on the merger agreement.

Termination of Dissenters’ Rights

Your right to obtain payment of the fair value of your shares of Zillow common stock under Chapter 23B.13 will terminate if:

•	the Zillow merger is abandoned or rescinded;

•	a court having jurisdiction permanently enjoins or sets aside the Zillow merger; or

•	your demand for payment is withdrawn with Zillow’s written consent.

Dissenters’ Rights Procedures

If the merger agreement is approved by Zillow shareholders, within ten days after the effective date of the Zillow merger, Zillow will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice under Chapter 23B.13 to the address above and have not voted in favor of approval of the merger agreement. The notice will:

•	state where the demand for payment and certificates representing certificated shares of Zillow common stock must be sent and when certificates for certificated shares must be deposited;

•	contain information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the payment demand is received;

•	include a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the Zillow merger (which was July 28, 2014) and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of Zillow common stock before that date;

•	indicate the date by which Zillow must receive a payment demand, which date will not be fewer than 30 or more than 60 days after the date the written notice is delivered to shareholders; and

•	include a copy of Chapter 23B.13.

If you wish to assert dissenters’ rights, no later than the date set forth in the notice described above you must demand payment, certify whether you acquired beneficial ownership of your shares before July 28, 2014, and deposit your Zillow share certificates in accordance with the terms of the notice. Failure to do so by the date set forth in the notice will cause you to lose the right to obtain payment of the fair value for your shares under Chapter 23B.13.

If the Zillow merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, then Zillow will be required to return all deposited certificates and release any transfer restrictions imposed on uncertificated shares. If, after returning the deposited certificates and releasing transfer restrictions, the parties to the merger agreement wish to consummate the mergers, Zillow must send a new dissenters’ rights notice and repeat the payment demand procedure.

Within 30 days after the later of the effective date of the Zillow merger or the date the payment demand is received, Zillow shall pay each dissenting shareholder who complied with the payment demand and related requirements of Section 23B.13.230 of the WBCA (other than dissenting shareholders who acquired their shares of Zillow common stock after July 28, 2014, if Zillow elects to withhold payment as described below) the amount that Zillow estimates to be the fair value of the shareholder’s shares, plus accrued interest. The payment will be accompanied by:

•	financial data relating to Zillow, including a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how Zillow estimated the fair value of the shares;

•	an explanation of how Zillow calculated the interest;

•	a statement of the dissenter’s right to demand supplemental payment if such shareholder believes that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

•	a copy of Chapter 23B.13.

For dissenting shareholders who were not the beneficial owners of their shares of Zillow common stock before July 28, 2014, Zillow may elect to withhold payment under Chapter 23B.13. To the extent that Zillow so elects, after consummating the Zillow merger, Zillow shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. Zillow will send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment of the dissenter’s own estimate of the dissenter’s shares and the amount of interest due if such dissenter believes that the amount offered is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below.

If you believe that the amount paid or offered by Zillow is less than the fair value of your shares or believe that the interest due is incorrectly calculated, or if Zillow fails to make payment for your shares within 60 days after the date set for demanding payment or the Zillow merger is not consummated and Zillow does not return the deposited share certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, you may, within 30 days of the payment or offer for payment, deliver notice to Zillow in writing informing it of your own estimate of the fair value of your shares and the amount of interest due, and demand payment of this estimate, less any amount Zillow has already paid under Chapter 23B.13. If any dissenting shareholder’s demand for payment of such dissenting shareholder’s own estimate of the fair value of the shares is not settled within 60 days after receipt by Zillow of such shareholder’s demand for payment, Chapter 23B.13 requires that Zillow commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If Zillow does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded.

The jurisdiction of the court in which the proceeding is commenced will be plenary and exclusive. The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the powers described in the order appointing them, or in any amendment to it. The fair value of the shares as determined by the court may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for Zillow common stock under the terms of the merger agreement if the Zillow merger is consummated. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Chapter 23B.13. Each dissenter made a party to the proceeding is entitled to a judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by Zillow, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which Zillow elected to withhold payment pursuant to Chapter 23B.13.

The court will also determine the costs and expenses of the court proceeding and assess them against Zillow, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Chapter 23B.13. If the court finds that Zillow did not substantially comply with the relevant provisions of Sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Zillow any fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Zillow, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to Zillow a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partially dissenting record shareholder are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders. Beneficial owners of Zillow common stock who desire to assert dissenters’ rights as to shares held on the beneficial owners’ behalf (a) must submit to Zillow the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either in a record or, if Zillow has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and (b) must so assert dissenters’ rights with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

For purposes of Chapter 23B.13, “fair value” with respect to dissenters’ shares means the value of the shares of Zillow common stock immediately before the effective date of the Zillow merger, excluding any appreciation or depreciation in anticipation of the Zillow merger, unless that exclusion would be inequitable. “Accrued interest” means interest from the effective date of the Zillow merger until the date of payment, at the average rate currently paid by Zillow on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

Trulia Stockholders

Under Delaware corporate law, holders of Trulia common stock are not entitled to appraisal rights in connection with the Trulia merger.

Listing of Holdco Class A Common Stock

Holdco has agreed to use its reasonable best efforts to cause the shares of Holdco Class A common stock to be issued in connection with the mergers, and to use all reasonable efforts to cause shares of Holdco Class A common stock to be reserved upon exercise of options to purchase shares of Holdco Class A common stock, to be listed on NASDAQ, subject to official notice of issuance, before the respective effective times of the mergers, and the approval for listing of such shares is a condition to the completion of the mergers. Additionally, the effectiveness of the registration statement for the Holdco Class A common stock is a condition to the completion of the mergers. It is expected that following the mergers, Holdco Class A common stock will trade on NASDAQ under the symbol “Z.”

Delisting and Deregistration of Zillow Class A Common Stock

If the Zillow merger is completed, Zillow Class A common stock will be delisted from NASDAQ and will no longer be registered under the Exchange Act.

Delisting and Deregistration of Trulia Common Stock

If the Trulia merger is completed, Trulia common stock will be delisted from the NYSE and will no longer be registered under the Exchange Act.

Litigation Relating to the Mergers

Between August 7, 2014 and August 20, 2014, four plaintiffs filed purported class action lawsuits against Trulia and its directors, Zillow and Holdco in connection with the Trulia merger. Three of those purported class actions were brought in the Delaware Court of Chancery, captioned Shue et al. v. Trulia, Inc., et al., Case

No. 10020 (August 7, 2014), Sciabacucci et al. v. Trulia, Inc., et al., Case No. 10022 (August 8, 2014), and Steinberg et al. v. Trulia, Inc. et al., Case No. 10049 (August 20, 2014). The fourth of those purported class actions was brought in the Superior Court of the State of California for the County of San Francisco, captioned Collier et al. v. Trulia, Inc., et al., Case No. CGC 14-540985 (August 7, 2014). On September 23, 2014, plaintiff in the Sciabacucci action filed an amended complaint, alleging substantially the same claims and seeking substantially the same relief as in the original complaint. On October 7, 2014, plaintiff in the Collier action filed a new complaint in Delaware Court of Chancery, captioned Collier et al. v. Trulia, Inc., et al., Case No. 10209 (October 7, 2014), alleging substantially the same claims and seeking substantially the same relief as the original complaint filed in California. On October 8, 2014, plaintiff in the Collier action filed a request for dismissal of the California case without prejudice.

Each of the lawsuits alleges that Trulia’s directors breached their fiduciary duties to Trulia stockholders, and that the other defendants aided and abetted such breaches, by seeking to sell Trulia through an allegedly unfair process and for an unfair price and on unfair terms. The Collier complaint filed in Delaware and the amended Sciabacucci complaint also allege that Trulia’s directors breached their fiduciary duties to Trulia stockholders, and that the other defendants aided and abetted such breaches, with respect to the contents of the Form S-4 Registration Statement. All lawsuits seek, among other things, equitable relief that would enjoin the consummation of the Trulia merger and attorneys’ fees and costs. The Delaware actions also seek rescission of the merger agreement (to the extent it has already been implemented) or rescissory damages, and orders directing the individual defendants to account for alleged damages suffered by the plaintiff and the purported class as a result of the defendants’ alleged wrongdoing. The defendants believe that the foregoing lawsuits are entirely without merit and intend to defend against the actions vigorously.

On September 24, 2014, plaintiff in the Sciabacucci action filed (1) a motion for expedited proceedings, (2) a motion for a preliminary injunction, (3) a request for production of documents from defendants, and (4) notice of depositions. On October 13, 2014, the Delaware Court of Chancery issued an order consolidating all of the Delaware actions into one matter captioned In re Trulia, Inc. Stockholder Litigation, C.A. No. 10020-CB and appointed Rigrodsky & Long as lead counsel. On October 13 and 14, 2014, the above-referenced motions were refiled under the consolidated case number. The hearing on the preliminary injunction motion is set for December 3, 2014.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the mergers.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures.

The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. They are not intended to provide any other factual information about Zillow, Trulia, Holdco, or any of their respective subsidiaries or affiliates. That information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings made by Zillow, Trulia, or Holdco with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information.” The representations, warranties, and covenants contained in the merger agreement are made by Zillow and Trulia solely for the purposes of the merger agreement and were qualified and subject to various limitations and exceptions agreed to by Zillow and Trulia in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to Zillow shareholders and Trulia stockholders and reports and documents filed with the SEC, and in some cases may be qualified by disclosures made by one party to the other that are not necessarily reflected in the merger agreement or this summary. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this joint proxy statement/prospectus, but are not expressly described in this summary.

For the foregoing reasons, the representations, warranties, and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Zillow, Trulia, Holdco, or any of their respective subsidiaries or affiliates. Instead, these provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Zillow and Trulia will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Structure of the Mergers

The merger agreement provides for, upon the terms and subject to the conditions thereof, two separate mergers involving each of Zillow and Trulia, respectively. First, Zillow Merger Sub, a to-be-formed Washington corporation and wholly owned subsidiary of Holdco, will merge with and into Zillow in accordance with the WBCA, whereupon the separate existence of Zillow Merger Sub will cease and Zillow will be the surviving corporation (the “Zillow surviving corporation”). Second, Trulia Merger Sub, a to-be-formed Delaware corporation and wholly owned subsidiary of Holdco, will merge with and into Trulia in accordance with the DGCL, whereupon the separate existence of Trulia Merger Sub will cease and Trulia will be the surviving corporation (the “Trulia surviving corporation”). Following the completion of the mergers, the surviving corporations will each become a wholly owned subsidiary of Holdco, the Class A common stock of which is expected to be listed for trading on NASDAQ.

Closing

The completion of the mergers (the “closing”) will occur on a date to be designated jointly by Zillow and Trulia, which will be as promptly as practicable (and, in any event, no later than two business days) after the satisfaction or, to the extent permitted under the merger agreement, waiver, of the last of all conditions to the mergers to be satisfied or waived, other than conditions that by their nature are to be satisfied at the closing and will in fact be satisfied or waived at the closing, unless another time or date is agreed to in writing by Zillow and Trulia. For a description of the conditions to the closing of the mergers, see “— Conditions to the Mergers” below.

Effective Times

Subject to the provisions of the merger agreement, concurrently with or as soon as practicable following the closing, Zillow will duly execute and file articles of merger with the Washington Secretary of State and make all other filings or recordings required by the WBCA in connection with the Zillow merger, and Trulia will duly execute and file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Trulia merger. The Zillow merger will become effective on the date and at the time set forth in the Zillow articles of merger, which will be no later than 1:00 p.m. Eastern time on the date of the closing, or at any other time indicated therein and mutually agreed to by Zillow and Trulia. The Trulia merger will become effective on the date and at the time set forth in the Trulia certificate of merger, which will be one minute later than the effective time of the Zillow merger, or at any other later time indicated therein and mutually agreed to by Zillow and Trulia.

Merger Consideration to Be Received by Zillow Shareholders

The merger agreement provides that (1) each share of Zillow Class A common stock that is outstanding immediately prior to the effective time of the Zillow merger, other than the Zillow excluded shares and Zillow dissenting shares, will be converted into the right to receive one share of fully paid and nonassessable Holdco Class A common stock (the “Zillow Class A exchange ratio”) and (2) each share of Zillow Class B common stock that is outstanding immediately prior to the effective time of the Zillow merger, other than the Zillow excluded shares and Zillow dissenting shares, will be converted into the right to receive one share of fully paid and nonassessable Holdco Class B common stock (the “Zillow Class B exchange ratio”).

Merger Consideration to Be Received by Trulia Stockholders

The merger agreement provides that each share of Trulia common stock that is outstanding immediately before the effective time of the Trulia merger, other than the Trulia excluded shares, will be converted into the right to receive 0.444 of a share of fully paid and nonassessable Holdco Class A common stock (the “Trulia exchange ratio”).

Treatment of Zillow Stock Options, Restricted Stock Units, and Other Stock Awards

Outstanding Zillow Stock Options

The merger agreement provides that each Zillow stock option (“Zillow stock option”) outstanding at the effective time of the Zillow merger, whether or not then exercisable or vested, that was issued under Zillow’s Amended and Restated 2005 Equity Incentive Plan and Zillow’s Amended and Restated 2011 Equity Incentive Plan, as amended (collectively, the “Zillow stock plans”), will remain outstanding following the effective time of the Zillow merger. At the effective time of the Zillow merger, each Zillow stock option will be assumed by Holdco and converted into an option to acquire shares of Holdco Class A common stock (each, a “substitute

Zillow option”). Each substitute Zillow option will be exercisable upon the same terms and conditions as under the applicable Zillow stock plan and the applicable option agreement issued thereunder.

Each substitute Zillow option will otherwise be subject to the same terms and conditions as the Zillow stock option it replaces.

Outstanding Zillow Restricted Stock Units

The merger agreement provides that each restricted stock unit of Zillow (“Zillow RSU”) outstanding at the effective time of the Zillow merger, whether or not vested, that was issued under the Zillow stock plans will remain outstanding following the effective time of the Zillow merger. At the effective time of the Zillow merger, each Zillow RSU will be assumed by Holdco and converted into the right to receive the same number of shares of Holdco Class A common stock (“assumed Zillow RSU”). Each assumed Zillow RSU will be subject to, and vested on, the same terms and conditions applicable to such Zillow RSU immediately prior to the effective time of the Zillow merger.

Outstanding Zillow Restricted Stock

The merger agreement provides that shares of Zillow Class A common stock outstanding immediately prior to the effective time of the Zillow merger that are then unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Zillow stock plans or any applicable restricted stock purchase agreement or other agreement with Zillow will be exchanged for shares of Holdco Class A common stock that will also be unvested and subject to the same repurchase option, risk of forfeiture, or other condition.

Outstanding Zillow Restricted Units

The merger agreement provides that each restricted unit of Zillow (“Zillow restricted unit”) outstanding at the effective time of the Zillow merger, whether or not vested, that was issued under the Zillow stock plans will remain outstanding following the effective time of the Zillow merger. At the effective time of the Zillow merger, each Zillow restricted unit will be assumed by Holdco and converted into the right to receive shares of Holdco Class A common stock (“assumed Zillow restricted unit”) upon settlement. Each assumed Zillow restricted unit will be subject to, and vested on, the same terms and conditions applicable to such assumed Zillow restricted unit immediately prior to the effective time of the Zillow merger.

Treatment of Trulia Stock Options, Restricted Stock Units, and Other Stock Awards

Outstanding Trulia Stock Options

The merger agreement provides that each Trulia stock option (“Trulia stock option”) outstanding at the effective time of the Trulia merger, whether or not then exercisable or vested, that was issued under Trulia’s 2005 Stock Incentive Plan or Trulia’s 2012 Equity Incentive Plan or the Market Leader Amended and Restated 2004 Equity Incentive Plan (collectively, the “Trulia stock plans”), will remain outstanding following the effective time of the Trulia merger. At the effective time of the Trulia merger, each Trulia stock option will be assumed by Holdco and converted into an option to acquire shares of Holdco Class A common stock (each, a “substitute Trulia option”). Each substitute Trulia option will be exercisable upon the same terms and conditions as under the applicable Trulia stock plan and the applicable option agreement issued thereunder, except that:

•	each substitute Trulia option will be exercisable for, and represent the right to acquire, that whole number of shares of Holdco Class A common stock (rounded down to the nearest whole share) equal to the number of shares of Trulia common stock subject to the Trulia stock option immediately prior to the effective time of the Trulia merger multiplied by the Trulia exchange ratio;

•

the option price per share of Holdco Class A common stock will be an amount equal to the option price per share of Trulia common stock subject to the Trulia stock option in effect immediately prior to the effective time of the Trulia merger divided by the Trulia exchange ratio (the option price per share, as so determined, being rounded upward to the nearest full cent); and

•	consistent with the terms of the pre-existing Trulia stock plans and Trulia’s pre-existing non-employee director compensation policy, all outstanding unvested Trulia stock options held by non-employee directors will become fully vested and exercisable immediately prior to the effective time of the Trulia merger.

Each substitute Trulia option will otherwise be subject to the same terms and conditions as the Trulia stock option it replaces.

Outstanding Trulia Restricted Stock Units

The merger agreement provides that each restricted stock unit of Trulia (“Trulia RSU”) outstanding at the effective time of the Trulia merger, whether or not then vested, that was issued under the pre-existing Trulia stock plans will remain outstanding following the effective time of the Trulia merger. At the effective time of the Trulia merger, each Trulia RSU will be assumed by Holdco and converted into the right to receive a number of shares of Holdco Class A common stock (“assumed Trulia RSU”). Each assumed Trulia RSU will be subject to, and vested on, the same terms and conditions applicable to such Trulia RSU immediately prior to the effective time of the Trulia merger, except that each assumed Trulia RSU will constitute an assumed Trulia RSU to acquire the number of shares of Holdco Class A common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (1) the number of shares of Trulia common stock subject to such Trulia RSU immediately prior to the effective time of the Trulia merger by (2) the Trulia exchange ratio. Each outstanding unvested Trulia RSU held by a non-employee director will become fully vested immediately prior to the effective time of the Trulia merger, consistent with the terms of the pre-existing Trulia stock plans and Trulia’s pre-existing non-employee director compensation policy.

Outstanding Trulia Stock Appreciation Rights

The merger agreement provides that each stock appreciation right of Trulia (“Trulia SAR”) outstanding at the effective time of the Trulia merger, whether or not then exercisable or vested, that was issued under the pre-existing Trulia stock plans will remain outstanding following the effective time of the Trulia merger and will be assumed by Holdco as of the effective time of the Trulia merger. Each Trulia SAR to be assumed by Holdco (“substitute Trulia SAR”) will be exercisable upon the same terms and conditions as under the applicable Trulia stock plan and the applicable stock appreciation rights agreement issued thereunder, except that:

•	the number of shares of Holdco Class A common stock subject to each substitute Trulia SAR will be equal to that whole number of shares of Holdco Class A common stock (rounded down to the nearest whole share) equal to the number of shares of Trulia common stock subject to the Trulia SAR immediately prior to the effective time of the Trulia merger multiplied by the Trulia exchange ratio; and

•	the exercise price per share of Holdco Class A common stock will be an amount equal to the exercise price per share of Trulia common stock subject to the Trulia SAR in effect immediately prior to the effective time of the Trulia merger divided by the Trulia exchange ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent).

Each substitute Trulia SAR will otherwise be subject to the same terms and conditions as the Trulia SAR it replaces.

Exchange of Certificates; No Fractional Shares

Exchange of Zillow Common Stock

As promptly as reasonably practicable after the effective time of the Zillow merger, Holdco’s exchange agent will mail to each holder of record of Zillow common stock a form of letter of transmittal and instructions for use in effecting the exchange of Zillow common stock for the Zillow merger consideration. Upon (1) in the case of shares of Zillow common stock represented by a certificate, the surrender to Holdco’s exchange agent of such certificate for cancellation, or (2) in the case of shares of Zillow common stock held in book-entry form, the receipt by Holdco’s exchange agent of an “agent’s message,” in each case together with a duly completed and validly executed letter of transmittal and any other documents that may be reasonably required by Holdco’s exchange agent, the holder of such shares will be entitled to receive in exchange therefor (a) the Zillow merger consideration and (b) cash in lieu of any fractional shares or in respect of any dividends or other distributions which the holder has the right to receive.

Until surrendered, each share of Zillow common stock, and any certificate with respect thereto, will be deemed, from and after the effective time of the Zillow merger, to represent only the right to receive shares of Holdco Class A common stock or Class B common stock, as applicable (and cash in lieu of any fractional share of such Holdco common stock and any dividends or other distributions). If any Zillow stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Zillow stock certificate to be lost, stolen or destroyed, and if required by Holdco, the posting by such person of a bond, in such reasonable and customary amount as Holdco may direct, as indemnity against any claim that may be made against it with respect to such Zillow stock certificate, Holdco’s exchange agent will issue, in exchange for such lost, stolen or destroyed certificate, the applicable merger consideration, cash in lieu of any fractional shares and any dividends and distributions on the certificate deliverable in respect of such Zillow stock certificate.

No dividends or other distributions declared or made with respect to Holdco common stock with a record date after the effective time of the Zillow merger will be paid or otherwise delivered to the holder of any unsurrendered Zillow stock certificate (or shares of Zillow common stock held in book-entry form). Subject to escheat, tax or another applicable law, following the surrender of such Zillow stock certificate (or shares of Zillow common stock held in book-entry form), there will be paid to the holder of the Zillow stock certificate representing whole shares of Holdco common stock issued in exchange therefor, without interest, (1) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Holdco common stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the effective time theretofore paid with respect to such whole shares of Holdco common stock and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Zillow merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Holdco common stock.

No certificates or scrip representing fractional shares of Holdco common stock will be issued upon the conversion of the Zillow common stock. Notwithstanding any provision of the merger agreement, each holder of shares of Zillow common stock converted pursuant to the mergers who would otherwise have been entitled to receive a fraction of a share of Holdco common stock (after taking into account all shares of Zillow common stock exchanged by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Zillow Class A common stock on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Zillow and Trulia) on the last complete trading day prior to the date of the effective time of the Zillow merger.

Each of Holdco and Holdco’s exchange agent (without duplication) will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Zillow common stock pursuant to the merger agreement any amounts required to be deducted or withheld with respect to the making of such payment under applicable tax law. Amounts so withhold and paid over to the appropriate taxing authority will be treated for all purposes of the merger agreement as having been paid to the holder of such Zillow common stock in respect of which such deduction or withholding was made.

Exchange of Trulia Common Stock

As promptly as reasonably practicable after the effective time of the Trulia merger, Holdco’s exchange agent will mail to each holder of record of Trulia common stock a form of letter of transmittal and instructions for use in effecting the exchange of Trulia common stock for the Trulia merger consideration. Upon (1) in the case of shares of Trulia common stock represented by a certificate, the surrender to Holdco’s exchange agent of such certificate for cancellation by, or (2) in the case of shares of Trulia common stock held in book-entry form, the receipt by Holdco’s exchange agent of an “agent’s message,” in each case together with a duly completed and validly executed letter of transmittal and any other documents that may be reasonably required by Holdco’s exchange agent, the holder of such shares will be entitled to receive in exchange therefor (a) the Trulia merger consideration and (b) cash in lieu of any fractional shares or in respect of any dividends or other distributions which the holder has the right to receive.

Until surrendered, each share of Trulia common stock, and any certificate with respect thereto, will be deemed, from and after the effective time of the Trulia merger, to represent only the right to receive shares of Holdco Class A common stock (and cash in lieu of any fractional share of Holdco Class A common stock and any dividends or other distributions). If any Trulia stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Trulia stock certificate to be lost, stolen or destroyed, and if required by Holdco, the posting by such person of a bond, in such reasonable and customary amount as Holdco may direct, as indemnity against any claim that may be made against it with respect to such Trulia stock certificate, Holdco’s exchange agent will issue, in exchange for such lost, stolen or destroyed certificate, the applicable merger consideration, cash in lieu of any fractional shares and any dividends and distributions on the certificate deliverable in respect of such Trulia stock certificate.

No dividends or other distributions declared or made with respect to Holdco Class A common stock with a record date after the effective time of the Trulia merger will be paid or otherwise delivered to the holder of any unsurrendered Trulia stock certificate (or shares of Trulia common stock held in book-entry form). Subject to escheat, tax or another applicable law, following the surrender of such Trulia stock certificate (or shares of Trulia common stock held in book-entry form), there will be paid to the holder of the Trulia stock certificate representing whole shares of Holdco Class A common stock issued in exchange therefor, without interest, (1) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Holdco Class A common stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the effective time of the Trulia merger theretofore paid with respect to such whole shares of Holdco Class A common stock and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Trulia merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Holdco Class A common stock.

No certificates or scrip representing fractional shares of Holdco Class A common stock will be issued upon the conversion of the Trulia common stock. Notwithstanding any provision of the merger agreement, each holder of shares of Trulia common stock converted pursuant to the Trulia merger who would otherwise have been entitled to receive a fraction of a share of Holdco Class A common stock (after taking into account all shares of Trulia common stock exchanged by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Zillow Class A common stock on NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Zillow and Trulia) on the last complete trading day prior to the date of the effective time of the Trulia merger.

Each of Holdco and Holdco’s exchange agent (without duplication) will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Trulia common stock, Trulia stock options or Trulia RSUs pursuant to the merger agreement any amounts required to be deducted or withheld with respect to the making of such payment under applicable tax law. Amounts so withhold and paid over to the appropriate taxing authority will be treated for all purposes of the merger agreement as having been paid to the holder of such Trulia common stock, Trulia stock option or Trulia RSU in respect of which such deduction or withholding was made.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Zillow and Trulia that are subject in some cases to exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect,” as defined below). The representations and warranties of each party in the merger agreement relate to, among other things:

•	the due organization, valid existence, good standing and qualification to do business, the corporate power and authority of the party and its subsidiaries;

•	the capitalization of the party, including the number of shares of common stock, stock options and other stock-based awards outstanding and the ownership of the capital stock of each of its subsidiaries;

•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement as to the party;

•	the consents and approvals required from governmental entities and other persons or entities in connection with the transactions contemplated by the merger agreement;

•	the possession of and compliance with required governmental authorizations necessary for the conduct of the party’s business;

•	the proper filing or furnishing of required documents with the SEC since September 19, 2012 for Trulia and July 19, 2011 for Zillow; the compliance of the consolidated financial statements contained in those documents with the rules and regulations of the SEC applicable thereto and with GAAP; the party’s compliance with the Sarbanes-Oxley Act of 2002; the party’s disclosure controls and procedures relating to financial reporting; the absence of various undisclosed liabilities;

•	the absence of specified changes relating to the party’s business and operations before the date of the merger agreement, including among other things, changes in its assets, expenditures and indebtedness;

•	the absence of various legal proceedings, investigations and governmental orders;

•	Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other employee benefits matters; specified compensation, severance and termination pay related to the execution of the merger agreement and the completion of the transactions contemplated by the merger agreement;

•	property and leases;

•	intellectual property;

•	taxes;

•	compliance with environmental laws;

•	material contracts;

•	insurance policies with respect to the party’s business and assets;

•	the unanimous approval and recommendation by the party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement;

•	the applicable shareholder or stockholder vote required in connection with the transactions contemplated by the merger agreement;

•	the receipt of the opinions from the party’s financial advisors; and

•	no other representations and warranties and non-reliance.

Some of the representations and warranties made by the parties are qualified by a “material adverse effect.” For purposes of the merger agreement, “material adverse effect,” when used in reference to any person, means any event, circumstances, change, effect, development or condition that, individually or considered together with all other circumstances, changes, effects, developments and conditions, (1) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of such person and its subsidiaries, taken as a whole, or (2) materially or adversely affects or materially delays, or would be reasonably expected to materially and adversely affect or materially delay, the ability of such person to consummate the transactions contemplated by the merger agreement; provided that none of the following, either alone or in combination, will be considered in determining whether there has been a material adverse effect or a breach of a representation, warranty, covenant or agreement that is qualified by the term “material adverse effect”:

•	events, circumstances, changes, effects, developments or conditions that generally affect the industries in which such person or its subsidiaries, taken as a whole, operate (including legal and regulatory changes);

•	general economic, market, business, regulatory or political conditions (or changes therein) or events, circumstances, changes, effects or developments affecting the securities, credit, financial or other capital markets generally;

•	the announcement or execution of the merger agreement or the pendency of the transactions contemplated thereby or the identity of other parties thereto (including, in each case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, partners, licensors, licensees or otherwise);

•	any change in the market price or trading volume of such person’s securities or in its credit ratings (provided that, to the extent not the subject of any of the other listed exceptions, the underlying cause of such failure may be taken into account to determine whether a “material adverse effect” has occurred);

•	any change in applicable law, regulation or GAAP (or authoritative interpretation thereof);

•	the failure by such person to meet any estimates, expectations, projections or budgets (provided that, to the extent not the subject of any of the other exceptions listed here, the underlying cause of such failure may be taken into account to determine whether a material adverse effect has occurred);

•	any acts of terrorism or war (whether or not declared) occurring after the date of the merger agreement, including any worsening hereof;

•	natural disasters; and

•	any action taken or committed to be taken at the written request of the other party to the merger agreement or in accordance with the express terms of the merger agreement, except in the cases of the first, second, fifth, seventh and eighth bullets above to the extent and only to the extent that such circumstance, change, effect, development or condition has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, compared with other persons operating in the industries in which such person and its subsidiaries operate.

The representations and warranties of each of Zillow and Trulia will not survive the mergers.

Covenants of the Parties

Operation of the Business of Trulia and Its Subsidiaries

Trulia has agreed that, before the completion of the Trulia merger, unless Zillow gives its written consent or as otherwise required by applicable law or expressly contemplated or permitted by the merger agreement, it will and will cause each of its subsidiaries to:

•	conduct its business and operations in the ordinary course and in a manner consistent with past practice; and

•	use commercially reasonable efforts to keep available the services of its current officers at the “vice president” level or higher and key employees and to preserve its current relationships with customers, suppliers and other persons with which it has significant business relations.

Trulia has also agreed that, before the completion of the Trulia merger, unless Zillow gives its written consent, or as otherwise required by applicable law or expressly contemplated or permitted by the merger agreement, and except as previously agreed by Trulia and Zillow, it will not and will not permit any of its subsidiaries to:

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•	declare, set aside, make or pay any dividend or other distribution in respect of any shares of its capital stock, other than dividends between or among Trulia and any of its subsidiaries;

•	repurchase, redeem or otherwise acquire any shares of its capital stock, other than tax withholdings and exercise net settlements upon the exercise or vesting of Trulia equity awards;

•	reclassify, combine, split or subdivide any of its capital stock;

•	make any material change in financial accounting methods, principles or practices, except as required by a change in GAAP;

•	enter into or amend or waive any rights or obligations under any contract or transaction with any director or officer at the “vice president” level or higher;

•	issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any capital stock, or any options, warrants, convertible securities or other rights to acquire any capital stock or other security (or whose value is directly related to shares of Trulia common stock), or any other ownership interest (except for (1) permitted issuances of equity to employees, (2) issuances of equity to new hires in the ordinary course of business consistent with past practice or as provided for in the merger agreement, (3) shares of Trulia common stock issuable pursuant to employee stock options, stock appreciation rights or restricted stock units, in each case outstanding as of the date of the merger agreement or granted after such date in compliance with the merger agreement, or (4) shares of Trulia common stock issuable upon conversion of Trulia’s 2.75% convertible senior notes due in 2020);

•	implement or effect any general reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of employees of Trulia, other than routine employee terminations in the ordinary course of business;

•	sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of, any material assets of Trulia or any of its subsidiaries, except for pledges and encumbrances in the ordinary course of business in connection with real and personal property leases and, in the case of encumbrances, the granting of limited, non-exclusive licenses of intellectual property rights in the ordinary course of business;

•	acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material assets thereof;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets;

•	authorize, or make any commitment with respect to, capital expenditures;

•	(1) hire, or enter into any employment agreement with, any employee at the “vice president” level or higher or any other employee having annual base compensation in excess of $275,000, except for the hiring of a replacement for any such officer or employee, or (2) otherwise increase the aggregate headcount at Trulia and its subsidiaries;

•

except as may be required pursuant to any contract or Trulia employee benefit plan in effect on the date of the merger agreement or permitted under the merger agreement, (1) increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees, independent contractors or consultants, except in the ordinary course of business and consistent with past practice, (2) grant any severance or termination pay to, or enter into any severance agreement with, any officer or any other employee other than terminated employees in the ordinary course of business and consistent with past practice, (3) exercise discretion with respect to or otherwise voluntarily accelerate the vesting, payment or settlement of any employee stock options, stock appreciation rights, restricted stock units or other form of incentive compensation, or (4) establish, adopt, enter into or amend any employee benefit plan or other agreement, plan or arrangement that would be a Trulia employee benefit plan if established, adopted, entered into or amended prior to the date hereof, other than any Trulia employee benefit plan that does not require approval of the Trulia stockholders that is established, adopted, entered into or amended in the ordinary course of business;

•	amend any material tax return, make any material tax election or take any material position on any material tax return filed on or after the date of the merger agreement or adopt any method therefor that is inconsistent in any material respect with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods;

•	(1) enter into any material contract or (2) amend, modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of any material rights thereunder, other than, in each case, in the ordinary course of business;

•	(1) commence any action in respect of any intellectual property rights or any other action where the amount in dispute is in excess of $500,000 in the aggregate or (2) settle or compromise any action in respect of any intellectual property rights or where Trulia is obligated to pay more than $500,000 or has any material post-settlement obligations; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Operation of the Business of Zillow and Its Subsidiaries

Zillow has agreed that, before the completion of the Zillow merger, unless Trulia gives its written consent or as otherwise required by applicable law or expressly contemplated or permitted by the merger agreement, it will and will cause each of its subsidiaries to:

•	conduct its business and operations in the ordinary course and in a manner consistent with past practice; and

•	use commercially reasonable efforts to preserve its current relationships with customers, suppliers and other persons with which it has significant business relations.

Zillow has also agreed that, before the completion of the Zillow merger, unless Trulia gives its written consent, or as otherwise required by applicable law or expressly contemplated or permitted by the merger agreement, and except as previously agreed by Zillow and Trulia, it will not and will not permit any of its subsidiaries to:

•	amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

•	declare, set aside, make or pay any dividend or other distribution in respect of any shares of its capital stock, other than dividends between or among Zillow and any of its subsidiaries;

•	repurchase, redeem or otherwise acquire any shares of its capital stock, other than repurchases made in connection with the termination of employees pursuant to Zillow equity plans in place and disclosed to Trulia prior to the date of the merger agreement;

•	reclassify, combine, split or subdivide any shares of its capital stock;

•	make any material change in financial accounting methods, principles or practices, except as required by a change in GAAP;

•	enter into or amend or waive any rights or obligations under any contract or transaction with any affiliate, director, officer or shareholder of Zillow;

•	issue, sell, dispose of, or grant, or authorize the issuance, sale, disposition, or grant of, any shares of any class of capital stock, or any options, warrants, convertible securities, or other rights to acquire any shares of such capital stock, or any other ownership interest, of Zillow (except for (1) permitted equity issuances to employees, (2) permitted equity issuances to new hires in the ordinary course of business consistent with past practice, (3) shares of Zillow common stock issuable pursuant to employee stock options, stock incentive rights or restricted stock units outstanding on the date of the merger agreement, (4) shares of Zillow common stock issuable or issued in an underwritten offering, (5) shares of Zillow common stock issuable upon conversion of any convertible debt securities permitted to be issued pursuant to the merger agreement, or (6) shares of Zillow common stock in connection with any acquisition of any corporation, partnership, other business organization (or any division thereof) the issuance of which does not require the approval of holders of Zillow common stock;

•	(1) incur any indebtedness for borrowed money in excess of $250 million in the aggregate, (2) issue any debt securities, other than convertible debt securities in principal amount not to exceed $400 million in the aggregate issued in an underwritten offering, (3) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than Zillow or any of its subsidiaries in connection with the incurrence of any indebtedness for borrowed money or issuance of any debt securities otherwise permitted by the merger agreement), or (4) make any loans or advances or grant any security interest in any of its assets (other than in connection with the incurrence of any indebtedness for borrowed money otherwise permitted by the merger agreement);

•	establish, adopt, enter into or amend any employee benefit plan other than (1) plans assumed in connection with an acquisition, (2) plan amendments to permit the issuance of Holdco common stock and (3) the adoption of a plan described in the merger agreement;

•	sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of, any material assets of Zillow or any of its subsidiaries, except for pledges and encumbrances in the ordinary course of business in connection with real and personal property leases and, in the case of encumbrances, the granting of limited, non-exclusive licenses of intellectual property rights in the ordinary course of business;

•	engage in any transaction that would require the approval of the Zillow shareholders; or

•	announce an intention, enter into formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Shareholder Meetings

The merger agreement requires each of Trulia and Zillow, as promptly as practicable following effectiveness of this joint proxy statement/prospectus, to duly call, give notice of, convene, and hold a meeting of their respective stockholders or shareholders for the purpose of seeking stockholder adoption or shareholder approval, as applicable, of the merger agreement. If the party’s board of directors has not made a change in recommendation (as defined below), the party will recommend that its stockholders adopt or its shareholders approve, as applicable, the merger agreement and include that recommendation in this joint proxy statement/prospectus.

Zillow has agreed to adjourn its shareholder meeting to the extent necessary to ensure that (1) a quorum is present and (2) the shares of Class B common stock of Zillow represented by the proxies delivered pursuant to the Zillow voting agreement (the “Zillow proxies”), are voted at such meeting in the manner set forth in such Zillow proxies. In addition, Zillow has agreed (a) to cause its officers appointed as attorneys and proxies in the Zillow proxies to vote the shares of Zillow Class B common stock at the Zillow special meeting to approve the merger agreement and the transactions contemplated thereby and (b) to take all other actions necessary or advisable to effectuate the intent of the Zillow proxies. See “Voting Agreements.”

No Solicitation

Each of Trulia and Zillow has agreed not to, directly or indirectly, and not to authorize or knowingly permit its representatives to, directly or indirectly:

•	solicit, initiate, or knowingly encourage, induce, or facilitate any “competing transaction proposal” (as defined below) or any inquiry or proposal that may reasonably be expected to lead to a competing transaction proposal;

•	participate in any discussions or negotiations with any person regarding, or furnish any information with respect to, or cooperate in any way with any person with respect to, a competing transaction proposal or any inquiry or proposal that may reasonably be expected to lead to a competing transaction proposal;

•	engage in discussions or negotiations with any person relating to any competing transaction proposal or any inquiry or proposal that may reasonably be expected to lead to a competing transaction proposal; or

•	adopt, or propose publicly to adopt, or enter into any letter of intent or similar document or any contract (other than a confidentiality agreement on the terms described below) relating to any competing transaction proposal.

Prior to receipt of shareholder approval for Zillow or stockholder approval for Trulia, however, a party may furnish nonpublic information regarding itself and its subsidiaries to, or enter into discussions and negotiations with, any person in response to a bona fide written competing transaction proposal that the party’s board of directors concludes in good faith, after consulting with its outside legal counsel and financial advisors, is reasonably expected to result in a “superior proposal” (as defined below) if:

•	the competing transaction proposal did not result from any breach of the restrictions described above and the party keeps the other party informed with respect to the competing transaction proposal;

•	prior to furnishing any nonpublic information to that person, the party receives from that person an executed confidentiality agreement containing provisions not less restrictive of such person than the provisions of the confidentiality agreement, dated as of July 10, 2014, between Zillow and Trulia (other than with respect to “standstill” provisions); and

•	the party furnishes the nonpublic information to the other party (to the extent the nonpublic information has not been previously furnished by the other party) prior to, or substantially concurrent with, the time it is provided to such person.

For the purposes of the merger agreement, a “competing transaction proposal” means a bona fide offer or proposal (other than an offer or proposal made or submitted by the other party) with respect to:

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Trulia or Zillow, as the case may be;

•	any sale, lease, exchange, transfer or other disposition of 15% or more of the consolidated assets of Trulia or Zillow, as the case may be;

•	any issuance, sale or other disposition of 15% or more of the total outstanding voting power of Trulia or Zillow, as the case may be;

•	any transaction, including a tender offer or exchange offer, that, if consummated, would result in any person acquiring beneficial ownership, or the right to acquire beneficial ownership, or the formation of any group which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of Trulia or Zillow, as the case may be; or

•	any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the mergers.

For the purposes of the merger agreement, a “superior proposal” means a bona fide written offer by a third party to purchase more than 50% of the voting power of the party, or all or substantially all of the assets of the party and its subsidiaries, on a consolidated basis, that is determined by the party’s board, in its good faith judgment (after consulting with outside legal counsel and its financial advisors, and after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer), to be more favorable to the party and its shareholders or stockholders than the transactions contemplated by the merger agreement.

Each of Trulia and Zillow has agreed to promptly (and in no event later than 24 hours after receipt of any competing transaction proposal or any inquiry or proposal that may reasonably be expected to lead to a competing transaction proposal) advise the other party in writing of any competing transaction proposal or any inquiry or proposal that may reasonably be expected to lead to a competing transaction proposal (including the material terms and conditions of, and the identity of the person making, the competing transaction proposal). Each party receiving a competing transaction proposal must (1) keep the other party reasonably informed of the status and details of such competing transaction proposal (including any material change to the terms thereof), and (2) provide to the other party all drafts of agreements relating to any competing transaction proposal and any written proposals containing any material terms of, or a counterproposal to, a competing transaction proposal.

Each of Zillow and Trulia agreed to immediately cease and cause to be terminated all discussions or negotiations existing as of the date of the merger agreement that relate to any competing transaction proposal or any inquiry or proposal that may reasonably be expected to lead to a competing transaction proposal.

Board Recommendations

Each of Trulia and Zillow agreed that, subject to the provisions of the following paragraphs, (1) this joint proxy statement/prospectus would include a statement to the effect that the party’s board of directors recommends that its stockholders or shareholders vote to adopt or approve, as applicable, the merger agreement at its special meeting (the recommendation of the party’s board of directors that the party’s stockholders or shareholders vote to adopt or approve, as applicable, the merger agreement is referred to as such party’s “board recommendation”); and (2) the party’s board recommendation will not be withheld, withdrawn, amended or modified in a manner adverse to the other party (each of the foregoing actions described in clause (2) is referred to as a “change in recommendation”).

At any time before the adoption or approval of the merger agreement by a party’s stockholders or shareholders, however, the party’s board of directors may effect, or cause the party to effect, a change in recommendation related to a superior proposal if:

•	the party’s board of directors has received a bona fide, written competing transaction proposal that did not result from a breach of its non-solicitation obligations and that constitutes a superior proposal;

•	the party’s board of directors determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by the other party), that, in light of such superior proposal, the failure of the party’s board of directors to make a change in recommendation would be inconsistent with its fiduciary duties under applicable law;

•	prior to effecting such change in recommendation, the party’s board of directors has given the other party at least five days’ notice thereof and the opportunity to meet with the party’s board of directors, its financial advisor and its outside legal counsel during such five day period, all with the purpose and intent of enabling the parties to discuss in good faith a modification of the terms and conditions of the merger agreement so that the transactions contemplated thereby may be effected; and

•	the other party has not made, within five days after receipt of the party’s written notice of its intention to effect a change in recommendation, a binding irrevocable counter-offer or proposal that the party’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, is at least as favorable to its stockholders or shareholders, as applicable, as such superior proposal.

At any time before the adoption or approval of the merger agreement by a party’s stockholders or shareholders, however, the party’s board of directors may effect a change in recommendation related to an “intervening event” (as defined below) if:

•	the intervening event does not involve the receipt of an offer, proposal or inquiry from any third party relating to a transaction of the nature described in the definition of “competing transaction proposal” (without reference to the percentage thresholds);

•	the party’s board of directors determines in good faith, after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by the other party, that, in light of such intervening event, the failure of the party’s board of directors to make a change in recommendation would be inconsistent with its fiduciary duties under applicable law;

•	prior to effecting such change in recommendation, the party’s board of directors has given the other party at least five business days’ prior written notice that the party’s board of directors intends to effect such change in recommendation and the opportunity to meet with the party’s board of directors and its outside legal counsel for the purpose of enabling the parties to discuss in good faith possible modifications of the terms and conditions of the merger agreement so that the transactions contemplated thereby may be effected; and

•	after the expiration of such five business day period, if the party’s board of directors has determined in good faith, after consultation with its outside legal counsel and after giving good faith consideration to any counter-offer or proposal from the other party, that the failure to effect such change in recommendation would reasonably be expected to result in a breach of its fiduciary duties to the party’s shareholders or stockholders under applicable law.

The term “intervening event” means, with respect to any party, any material event, circumstance, change, effect, development or condition occurring or arising after the date of the merger agreement that was not known by such party’s board of directors as of or prior to the date of the merger agreement.

Regulatory Approvals and Related Matters

Each of Zillow and Trulia has agreed to (1) use its reasonable best efforts to file, promptly after the date of the merger agreement (and in any event within 15 business days of the date of the merger agreement), its respective filings under the HSR Act with respect to the mergers, and (2) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the mergers, including using its reasonable best efforts to (a) obtain all necessary permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and under any contracts to which it or any of its subsidiaries is a party; and (b) defend through litigation on the merits any claim asserted by any party in a court to avoid entry of or to have vacated or terminated any decree, order, or judgment that would prevent the consummation of the mergers as promptly as practicable and in any event by the outside date.

Each of Zillow and Trulia has also agreed to keep the other party apprised of any communications with any governmental authority with respect to the transactions contemplated by the merger agreement. Prior to participating in any meeting or discussion with any governmental authority, each party will consult with the other party and, to the extent permitted, give the other party the opportunity to attend and participate in such meeting or discussion. Each party has also agreed to provide the other party with copies of all correspondence, filings and communications between such party and any governmental authority with respect to the merger agreement.

Employee Benefits

The merger agreement provides that, for a period of 12 months following the completion of the mergers, Holdco will, with respect to employees of Trulia and its subsidiaries, (1) provide an annual base salary or wage rate that is no less favorable than the annual base salary or wage rate provided to such employees immediately prior to the completion of the mergers, and (2) maintain compensation and benefit plans, which, in the aggregate, are substantially comparable to the compensation and benefits provided to such employees immediately prior to the completion of the mergers.

The merger agreement also provides that, after the completion of the mergers, Holdco will honor all existing contracts, agreements, arrangements, policies, plans and commitments of Trulia and its subsidiaries that are applicable to any current or former employees of Trulia or its subsidiaries, to the extent provided in the merger agreement. Holdco will also use commercially reasonable efforts to ensure that employees of Trulia and its subsidiaries receive credit for service accrued or deemed accrued prior to the effective time of the Trulia merger for purposes of eligibility to participate in and vesting under any employee benefit plan established by Holdco or the Trulia surviving corporation in which the employees of Trulia or its subsidiaries participate after the effective time of the Trulia merger. Holdco will also waive any limitations on benefits relating to any pre-existing conditions to the same extent waived under any comparable plan of Zillow or its subsidiaries.

Prior to the effective time of the Trulia merger, without the prior approval of the Trulia board, Zillow has agreed to not (1) engage in discussions or negotiations with any Trulia executive officer regarding the terms or conditions of his or her employment follow the closing, or (2) enter into any agreement, arrangement or understanding with any Trulia executive officer with respect to such matters.

Indemnification of Directors and Officers

The merger agreement provides that, for a period of six years after the effective time of the Trulia merger, all rights to indemnification existing as of the date of the merger agreement in favor of current or former directors, officers, employees, fiduciaries or agents of Trulia or any of its subsidiaries for their acts or omissions occurring prior to the effective time of the Trulia merger, as provided in Trulia’s or its subsidiaries’ organizational documents, as applicable, will be honored by the Trulia surviving corporation and its subsidiaries to the fullest extent available under applicable law.

The merger agreement also provides that the organizational documents of the Trulia surviving corporation and its subsidiaries will contain provisions no less favorable in the aggregate with respect to indemnification than are set forth in the equivalent organizational documents of Trulia and its subsidiaries, which provisions will not be modified for a period of six years after the effective time of the Trulia merger in a manner that would adversely affect the rights thereunder for the directors, officers, employees, fiduciaries or agents of Trulia and its subsidiaries at or prior to the effective time of the Trulia merger.

The merger agreement also provides that, for a period of six years following the effective time of the Trulia merger, the Trulia surviving corporation will use its reasonable best efforts to maintain in effect the existing directors’ and officers’ liability insurance policies of Trulia (or a comparable replacement policy) covering claims arising from facts or events that occurred at or prior to the effective time of the Trulia merger. In lieu of the foregoing, Trulia, Holdco or Zillow may, in its discretion, purchase a “tail” directors’ and officers’ liability insurance policy covering the six-year period following the effective time from a comparable carrier and on terms and conditions no less favorable than Trulia’s existing directors’ and officers’ liability insurance coverage. Neither Holdco nor the surviving corporations, however, will be required to pay in any one year an amount in excess of 250% of the current annual premium paid by Trulia for its directors’ and officers’ liability insurance policies.

The merger agreement provides that if the Trulia surviving corporation (or any of its successors or assigns) (1) consolidates or merges with any other person and is not the continuing or surviving corporation or entity in that consolidation or merger, or (2) transfers all or substantially all of its properties and assets to any person, then in each case, proper provision will be made so that the successors or assigns of the Trulia surviving corporation, or Holdco, will assume the obligations set forth above.

Litigation

Each of Trulia and Zillow has agreed to give the other the reasonable opportunity to participate in the defense or settlement of any stockholder or shareholder claim or legal proceeding (including any class action or derivative litigation) against the party or its officers or directors relating to the transactions contemplated by the merger agreement, and no settlement will be agreed to, and no agreement or arrangement with any stockholder will be entered into by Trulia without the written consent of Zillow, which consent with respect to any settlement will not be unreasonably withheld, conditioned or delayed. Each of Trulia and Zillow has also agreed to cooperate and use its reasonable best efforts to cause its representatives to cooperate in the defense against the claim or legal proceeding.

Section 16 Matters

The merger agreement provides that prior to the effective time of the Zillow merger, each party will take all steps that may be required to cause any dispositions of the party’s common stock (including derivative securities with respect to the party’s common stock) or acquisitions of Holdco common stock (including derivative securities with respect to Holdco common stock) resulting from the mergers by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the party or who will become subject to those reporting requirements with respect to Holdco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Access to Information

The merger agreement provides that, subject to applicable law, each party will, and will cause each of its subsidiaries to, (1) provide the other party and representatives of the other party access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities, and (2) promptly furnish such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives reasonably request. Notwithstanding the foregoing, no party will be required to afford such access if it would (a) unreasonably disrupt its operations, (b) cause a violation of any agreement to which it or any of its subsidiaries is a party, or (c) be reasonably likely to risk a loss of legal privilege.

Convertible Senior Notes

The merger agreement provides that Trulia and, following the effective time of the Trulia merger, Holdco, will not cause an “event of default” under the terms of, and as such term is defined in, the Indenture, dated as of December 17, 2013, between Trulia and Wells Fargo Bank, National Association, governing Trulia’s 2.75% convertible senior notes due in 2020, and Holdco will otherwise comply with, and cause the Trulia surviving corporation to comply with, all of their respective obligations and duties under the terms of such Indenture.

Takeover Laws

The merger agreement provides if any takeover law becomes applicable to the merger agreement, the voting agreements, or any transactions contemplated by such agreements, then each party’s board of directors will grant such approvals and take such actions as are necessary to consummate the transaction contemplated by the merger agreement and otherwise render such takeover law inapplicable to the foregoing.

Conditions to the Mergers

Mutual Conditions

The respective obligations of Trulia, Zillow, and Holdco to consummate the mergers are subject to the satisfaction or waiver of certain conditions, including:

•	the effectiveness of the registration statement with respect to the Holdco common stock to be issued in the mergers and the absence of any stop order or proceedings initiated by the SEC for that purpose;

•	the merger agreement having been approved by the Zillow shareholders and adopted by the Trulia stockholders;

•	no governmental authority having enacted, issued, promulgated, enforced, or entered any law, rule or regulation, judgment, decree, executive order or award that is in effect and has the effect of making the mergers illegal or otherwise preventing the consummation of the mergers;

•	the expiration or early termination of all applicable waiting periods under the HSR Act; and

•	the approval of the listing of the Holdco Class A common stock to be issued in the mergers on NASDAQ, subject to official notice of issuance.

Conditions to the Obligations of Zillow and Holdco

The merger agreement provides that the obligations of Zillow and Holdco to complete the mergers are subject to the satisfaction or waiver of each of the following conditions:

•	the accuracy in all material respects of the representations and warranties made by Trulia in the merger agreement relating to corporate organization, authorization, execution and delivery and enforceability (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties);

•	the accuracy of the representations and warranties made by Trulia in the merger agreement relating to Trulia’s capitalization (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties), except where failure to be so true and correct is to a de minimis extent;

•	the accuracy of the other representations and warranties made by Trulia in the merger agreement (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties), except for inaccuracies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Trulia;

•	Trulia’s performance of or compliance with, in all material respects, all of its agreements or covenants set forth in the merger agreement that are required to be performed or complied with by Trulia on or prior to the closing date;

•	an executive officer of Trulia having delivered to Zillow a certificate confirming that the conditions with respect to Trulia’s representations, warranties, and covenants have been satisfied;

•	no material adverse effect with respect to Trulia having occurred since the date of the merger agreement that is continuing;

•	there being no pending legal proceeding brought by a governmental authority (1) seeking to restrain or prohibit the completion of any of the transactions contemplated by the merger agreement or the voting agreements, (2) seeking to impose restrictions on Zillow’s or Trulia’s businesses (e.g., divestitures or “hold separate” arrangements), or (3) that, if adversely determined, would reasonably be likely to have a material adverse effect on Trulia or Zillow; and

•	Trulia having completed certain actions provided for in the merger agreement.

Conditions to the Obligations of Trulia

The merger agreement provides that the obligations of Trulia to complete the mergers are subject to the satisfaction or waiver of each of the following conditions:

•	the accuracy in all material respects of the representations and warranties made by Zillow in the merger agreement relating to corporate organization, authorization, execution and delivery and enforceability (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties);

•	the accuracy of the representations and warranties made by Zillow in the merger agreement relating to Zillow’s capitalization (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties), except where failure to be so true and correct is to a de minimis extent;

•	the accuracy of the other representations and warranties made by Zillow in the merger agreement (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties), except for inaccuracies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Zillow;

•	each of Zillow’s and Holdco’s respective performance of or compliance with, in all material respects, all of its agreements and covenants set forth in the merger agreement that are required to be performed or complied with by it on or prior to the effective time of the Trulia merger;

•	an executive officer of Zillow having delivered to Trulia a certificate confirming that the conditions with respect to Zillow’s representations, warranties, and covenants have been satisfied; and

•	no material adverse effect with respect to Zillow having occurred since the date of the merger agreement that is continuing.

Termination

The merger agreement may be terminated prior to the effective time of the Zillow merger, notwithstanding the adoption of the merger agreement by Trulia stockholders:

•	by the mutual written consent of Trulia and Zillow;

•	by either Trulia or Zillow if:

•	the mergers have not have been completed by the outside date; provided, however, that a party will not be permitted to terminate the merger agreement pursuant to this provision if the failure to complete the mergers by the outside date is attributable to a failure on the part of the party to perform any covenant or obligation in the merger agreement;

•	any governmental authority in the U.S. has enacted, issued, promulgated, enforced or entered a final and nonappealable injunction, order, decree or ruling having the effect of prohibiting the mergers; or

•	the merger agreement was not adopted by the Trulia stockholders at the Trulia special meeting (and was not adopted at any adjournment or postponement thereof) by the required Trulia stockholder vote.

•	by Trulia if:

•	(1) the Zillow board makes a change in recommendation, (2) Zillow fails to include the Zillow board recommendation in respect of the mergers in this joint proxy statement/prospectus, (3) the Zillow board has recommended to its shareholders, or entered into any letter of intent or agreement accepting, a competing transaction proposal, (4) the Zillow board has failed to recommend against a tender offer or exchange offer for 15% or more of the outstanding shares of Zillow capital stock, or (5) Zillow breached the non-solicitation provisions of the merger agreement;

•	the merger agreement was not approved by the Zillow shareholders at the Zillow special meeting (and was not approved at any adjournment or postponement thereof) by the required Zillow shareholder vote;

•	Zillow or Holdco breaches or fails to perform any covenant or obligation, or if any of its representations or warranties fails to be true and correct, in such a way that would cause the failure of the closing conditions relating thereto, and is not reasonably capable of being cured by the outside date or is not cured, as the case may be, within 30 days following notice thereof; or

•	at any time prior to the adoption of the merger agreement by the required Trulia stockholder vote, the Trulia board authorizes Trulia, after compliance with its obligations under the merger agreement, to enter into a definitive agreement in respect of a superior proposal with a third party; provided that (1) Trulia did not breach the non-solicitation provisions of the merger agreement, (2) Trulia pays Zillow the termination fee as described in “— Termination Fees; Expenses” below, and (3) Trulia enters into such definitive agreement in respect of such superior proposal.

•	by Zillow if:

•	(1) the Trulia board makes a change in recommendation, (2) Trulia fails to include the Trulia board recommendation in respect of the mergers in this joint proxy statement/prospectus, (3) the Trulia board has recommended to its stockholders, or entered into any letter of intent or agreement accepting, a competing transaction proposal, (4) the Trulia board has failed to recommend against a tender offer or exchange offer for 15% or more of the outstanding shares of Trulia capital stock, or (5) Trulia breached the non-solicitation provisions of the merger agreement; or

•	Trulia breaches or fails to perform any covenant or obligation, or if any of its representations or warranties fails to be true and correct, in such a way that would cause the failure of the closing conditions relating thereto, and is not reasonably capable of being cured by the outside date or is not cured, as the case may be, within 30 days following notice thereof.

Effect of Termination

The merger agreement provides that if the merger agreement is terminated as described in “— Termination” above, the merger agreement will be void, without any liability on the part of any party. Notwithstanding the termination of the merger agreement, however, a party will remain liable for any willful or intentional breach of its representations, warranties, covenants, or agreements set forth in the merger agreement prior to such termination.

Termination Fees; Expenses

All fees and expenses incurred by the parties are to be paid by the party that has incurred the fees and expenses, except that (1) the parties have agreed to each pay one-half of all expenses relating to printing and mailing this joint proxy statement/prospectus and the filing fee for the notification and report forms filed under the HSR Act, and (2) Zillow has agreed to pay all expenses relating to the filing fee incurred in connection with this joint proxy statement/prospectus.

The merger agreement provides that Trulia will pay Zillow a cash termination fee of $69.8 million in the following circumstances:

•	if the merger agreement is terminated by Zillow because (1) the Trulia board makes a change in recommendation, (2) Trulia fails to include the Trulia board recommendation in respect of the mergers in this joint proxy statement/prospectus, (3) the Trulia board has recommended to its stockholders, or entered into any letter of intent or agreement accepting, a competing transaction proposal, (4) the Trulia board has failed to recommend against a tender offer or exchange offer for 15% or more of the outstanding shares of Trulia’s capital stock, or (5) Trulia breached the non-solicitation provisions of the merger agreement;

•	if (1) the merger agreement is terminated by Zillow or Trulia due to the failure of the Trulia stockholders to adopt the merger agreement at the Trulia special meeting, (2) prior to such special meeting, a competing transaction proposal with respect to Trulia was publicly announced and not withdrawn, and (3) within 12 months of such termination, Trulia enters into a definitive agreement providing for (and subsequently consummates), or consummates, a transaction in which a third party acquires 50% or more of Trulia’s assets or voting power; or

•	if (1) the merger agreement is terminated by Zillow or Trulia because the mergers have not closed prior to the outside date, (2) prior to such termination, a competing transaction proposal with respect to Trulia was publicly announced and not withdrawn, and (3) within 12 months of such termination, Trulia enters into a definitive agreement providing for (and subsequently consummates), or consummates, a transaction in which a third party acquires 50% or more of Trulia’s assets or voting power.

The merger agreement provides that Zillow will pay Trulia a cash termination fee of $69.8 million if the merger agreement is terminated by Trulia because (1) the Zillow board makes a change in recommendation, (2) Zillow fails to include the Zillow board recommendation in respect of the mergers in this joint proxy statement/prospectus, (3) the Zillow board has recommended to its shareholders, or entered into any letter of intent or agreement accepting, a competing transaction proposal, (4) the Zillow board has failed to recommend against a tender offer or exchange offer for 15% or more of the outstanding shares of Zillow’s capital stock, or (5) Zillow breached the non-solicitation provisions of the merger agreement.

The merger agreement provides that Zillow will pay Trulia a cash termination fee of $150 million in the following circumstances:

•	if the merger agreement it terminated by Trulia due to the failure of the Zillow shareholders to approve the merger agreement at the Zillow special meeting (or any permitted adjournment or postponement of such meeting); or

•	if the merger agreement is terminated by:

•	Zillow or Trulia, in connection with a final and nonappealable injunction, order, decree or ruling related to approval of the mergers under the HSR Act, or any other competition laws;

•	Zillow or Trulia, because the mergers have not closed prior to the outside date and, at such time, certain conditions related to approval of the mergers under the HSR Act, or other competition laws, are not satisfied; or

•	Trulia due to a material breach by Zillow of its obligations to use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the mergers.

Amendment and Waiver

Amendment

The merger agreement may be amended with the approval of the respective boards of directors of Holdco, Zillow and Trulia at any time prior to the effective time of the Trulia merger; provided, however, that after receipt of the Zillow shareholder approval and the Trulia stockholder adoption of the merger agreement, no amendment may be made that would (1) reduce the amount or change the type of consideration into which each share of Zillow common stock or Trulia common stock will be converted into upon consummation of the mergers, or (2) require the approval of the Zillow shareholders or the adoption by the Trulia stockholders under applicable law. The merger agreement may not be amended except by an instrument in writing signed by each of the parties to the merger agreement.

Waiver

At any time prior to the effective time of the Trulia merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracy in the representations and warranties of any other party in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any agreement of any other party or condition to its own obligations contained in the merger agreement.

Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the parties to be bound by such extension or waiver.

Specific Performance

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. If, prior to the outside date, any party brings any action to enforce specifically the performance of the other terms and provisions of the merger agreement by any other party, the outside date will automatically be extended until such proceeding is finally resolved.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

VOTING AGREEMENTS

Trulia Voting Agreements

On July 28, 2014, certain directors of Trulia (the “Trulia supporting stockholders”) entered into voting agreements with Zillow (the “Trulia voting agreements”). The following summary describes certain material provisions of the form of Trulia voting agreement and is qualified in its entirety by reference to the form of Trulia voting agreement, the form of which is attached to this joint proxy statement/prospectus as Annex B and which is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Trulia voting agreements that may be important to you. You are encouraged to read the form of Trulia voting agreement carefully and in its entirety.

Agreement to Vote and Irrevocable Proxy

Under the Trulia voting agreements, each Trulia supporting stockholder agreed to vote in favor of the merger agreement and in favor of approval of the mergers and any other transactions contemplated by the merger agreement at every meeting of Trulia stockholders and on every action by written consent of Trulia stockholders.

Each Trulia supporting stockholder also agreed, while the Trulia voting agreements remain in effect and subject to certain exceptions, to vote or execute consents, as applicable, with respect to their shares of capital stock of Trulia:

•	against any proposal made in opposition to, in competition with, or inconsistent with, the merger agreement or the mergers or any other transactions contemplated by the merger agreement;

•	against any of the following actions (other than those actions that relate to the mergers and any other transactions contemplated by the merger agreement): (1) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving Trulia or any of its subsidiaries; (2) any sale, lease or transfer of all or substantially all of the assets of Trulia or any of its subsidiaries; (3) any reorganization, recapitalization, dissolution, liquidation or winding up of Trulia or any of its subsidiaries; (4) any material change in the capitalization of Trulia or any of its subsidiaries or in the corporate structure of Trulia or any of its subsidiaries; (5) any competing transaction proposal; or (6) any other action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the mergers or any other transactions contemplated by the merger agreement;

•	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Trulia contained in the merger agreement or of the Trulia supporting stockholders contained in the Trulia voting agreements; and

•	in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the merger agreement, including the mergers.

Furthermore, each Trulia supporting stockholder agreed to not enter into any agreement or understanding to vote or give instructions inconsistent with the Trulia voting agreements.

In connection with the foregoing voting covenants and to secure their duties under the Trulia voting agreements, each Trulia supporting stockholder irrevocably (to the fullest extent permitted by law) appointed Zillow, acting through any of its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, or other duly authorized designee, as such director’s sole and exclusive attorneys and proxies to vote or execute all voting and related rights, with respect to all shares of capital stock of Trulia owned by such Trulia supporting stockholder with respect to the matters covered by the Trulia voting agreements.

The Trulia voting agreements also provide that each Trulia supporting stockholder is prohibited from:

•	soliciting or initiating, or knowingly encouraging, inducing or facilitating, any competing transaction proposal, or any inquiry or proposal that may reasonably be expected to lead to a competing transaction proposal; and

•	participating in any discussions or negotiations with anyone regarding, or furnishing to anyone any information with respect to, or cooperating in any way with anyone (whether or not a person making a competing transaction proposal) with respect to, any competing transaction proposal or any inquiry or proposal that may reasonably be expected to lead to a competing transaction proposal.

The Trulia voting agreements do not limit or restrict such Trulia supporting stockholders in their respective capacities as officers or directors of Trulia, including such Trulia supporting stockholder’s ability to vote in his or her sole discretion on any matter in his or her capacity as a director of Trulia.

Transfer Restrictions

While the Trulia voting agreements remain in effect, each Trulia supporting stockholder agreed not to (1) transfer any shares of Trulia that are subject to the Trulia voting agreement (or cause or permit the transfer of such shares); or (2) enter into a voting agreement relating to such shares. The restriction under the above clause (1) does not prevent:

•	transfers in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligation arising from the exercise of any Trulia equity award;

•	transfers to affiliates, immediate family members, a trust established for the benefit of the Trulia supporting stockholder and/or for the benefit of one or more members of the Trulia supporting stockholder’s immediate family or charitable organizations or upon the death of the director or executive officer, provided the transferee agrees to be bound by the Trulia voting agreement and delivers a proxy to Zillow;

•	transfers in accordance with the terms of a trading plan established by the Trulia supporting stockholder pursuant to Rule 10b5-1 under the Exchange Act prior to the date of the merger agreement in order to satisfy income tax obligations in connection with the vesting of restricted stock units held by the Trulia supporting stockholder; or

•	transfers with Zillow’s prior written consent and in Zillow’s sole discretion.

Non-Competition

In addition to the other provisions summarized in this section, the Voting Agreement between Peter Flint and Zillow, dated July 28, 2014, provides that Mr. Flint may not, for a period of 18 months commencing on the closing date of the mergers, and subject to certain exceptions, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or otherwise be connected with or related to, in any manner, directly or indirectly (including through one or more of his affiliates), any competitor of Trulia, unless agreed in writing by Zillow or Holdco.

No compensation was provided to Mr. Flint by Zillow or Holdco in connection with the inclusion of this provision in the Voting Agreement between Mr. Flint and Zillow.

Termination

The Trulia voting agreements will terminate upon the earlier to occur of:

•	the valid termination of the merger agreement in accordance with its terms; and

•	the completion of the mergers.

The Trulia voting agreements may not be terminated by the Trulia supporting stockholders even if the Trulia board has withdrawn or changed its recommendation in favor of the transaction with Zillow and, in such instances, the Trulia supporting stockholders would be required to vote to adopt the merger agreement and any transactions contemplated by the merger agreement. The Trulia voting agreements would, however, terminate in the event that the Trulia board determined to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal.

Zillow Voting Agreement

On July 28, 2014, Richard Barton and Lloyd Frink, the Executive Chairman and the President and Vice Chairman of Zillow, respectively (the “Zillow supporting shareholders”), entered into a voting agreement (the “Zillow voting agreement”) with each other. The following summary describes certain material provisions of the Zillow voting agreement and is qualified in its entirety by reference to the Zillow voting agreement, which is attached to this joint proxy statement/prospectus as Annex C and which is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Zillow voting agreement that may be important to you. You are encouraged to read the Zillow voting agreement carefully and in its entirety.

Agreement to Vote and Irrevocable Proxy

Under the Zillow voting agreement, each Zillow supporting shareholder agreed with the other Zillow supporting shareholder to vote in favor of the merger agreement and in favor of approval of the mergers and any other transactions contemplated by the merger agreement at every meeting of Zillow shareholders and on every action by written consent of Zillow shareholders. Trulia is not a party to the Zillow voting agreement.

Each Zillow supporting shareholder also agreed, while the Zillow voting agreement remains in effect and subject to certain exceptions, to vote or execute consents, as applicable, with respect to their shares of capital stock of Zillow:

•	against any proposal made in opposition to, in competition with, or inconsistent with, the merger agreement or the mergers or any other transactions contemplated by the merger agreement;

•	against any of the following actions (other than those actions that relate to the mergers and any other transactions contemplated by the merger agreement): (1) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving Zillow or any of its subsidiaries; (2) any sale, lease or transfer of all or substantially all of the assets of Zillow or any of its subsidiaries; (3) any reorganization, recapitalization, dissolution, liquidation or winding up of Zillow or any of its subsidiaries; (4) any material change in the capitalization of Zillow or any of its subsidiaries or in the corporate structure of Zillow or any of its subsidiaries; (5) any competing transaction proposal; or (6) any other action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the mergers or any other transactions contemplated by the merger agreement;

•	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Zillow contained in the merger agreement or of the Zillow supporting shareholder contained in the Zillow voting agreement; and

•	in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the merger agreement, including the mergers.

Furthermore, each Zillow supporting shareholder agreed to not enter into any agreement or understanding to vote or give instructions inconsistent with the Zillow voting agreement.

In connection with the foregoing voting covenants and to secure their duties under the Zillow voting agreement, and at the request of the Zillow board, each Zillow supporting shareholder irrevocably (to the fullest extent permitted by law) appointed Zillow’s Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer as such Zillow supporting shareholder’s exclusive attorneys and proxies to vote or exercise all voting and related rights with respect to all shares of capital stock of Zillow owned by such Zillow supporting shareholder with respect to the matters covered by the Zillow voting agreement.

The Zillow voting agreement does not limit or restrict such Zillow supporting shareholders in their respective capacities as officers or directors of Zillow, including each such Zillow supporting shareholder’s ability to vote in his sole discretion on any matter in his capacity as a director of Zillow.

Termination

The Zillow voting agreement will terminate upon the earliest to occur of:

•	the valid termination of the merger agreement in accordance with its terms;

•	the completion of the mergers; and

•	one day prior to the one-year anniversary of the Zillow voting agreement.

The Zillow voting agreement may not be terminated by the Zillow supporting shareholders even if the Zillow board has withdrawn or changed its recommendation in favor of the transaction with Trulia and, in such instances, the Zillow supporting shareholders would be required to vote to approve the merger agreement and any transactions contemplated by the merger agreement.

PROPOSAL NO. 2: APPROVAL OF AUTHORIZATION OF NONVOTING CLASS C CAPITAL STOCK IN HOLDCO’S AMENDED AND RESTATED ARTICLES OF INCORPORATION BY ZILLOW SHAREHOLDERS AND TRULIA STOCKHOLDERS

Overview

Upon completion of the mergers, Holdco will be governed by the WBCA and Holdco’s amended and restated articles of incorporation and amended and restated bylaws, as set forth in Annexes F and G, respectively, of this joint proxy statement/prospectus. Holdco’s amended and restated articles of incorporation differ from Zillow’s current amended and restated articles of incorporation in one respect that requires the separate approval of Zillow shareholders and Trulia stockholders.

Zillow’s amended and restated articles of incorporation provide for two classes of common stock: Zillow Class A common stock with one vote per share and Zillow Class B common stock with ten votes per share. Holdco’s amended and restated articles of incorporation authorize, in addition to Holdco Class A common stock and Holdco Class B common stock with the same rights and powers as the equivalent classes of Zillow common stock, 600,000,000 shares of a class of capital stock designated as Holdco Class C capital stock that generally has no voting rights. See “Description of Holdco’s Capital Stock” for a summary of the material terms of Holdco’s capital stock, including the Holdco Class C capital stock, and “Comparison of Shareholder Rights” for a description of the material differences among the rights of Zillow shareholders, Trulia stockholders, and Holdco shareholders. The Holdco Class C capital stock will not affect the voting and other rights of the existing holders of Zillow Class A common stock and Zillow Class B common stock, who will receive shares of Holdco Class A common stock and Holdco Class B common stock, respectively, in connection with the Zillow merger. The Holdco Class C capital stock likewise will not affect the voting and other rights of the existing Trulia stockholders, who will receive Holdco Class A common stock in connection with the Trulia merger.

Because Zillow’s amended and restated articles of incorporation do not authorize a class of capital stock that is equivalent to the Holdco Class C capital stock, authorization of the Holdco Class C capital stock in Holdco’s amended and restated articles of incorporation requires the separate approval of Zillow shareholders and Trulia stockholders. Pursuant to the merger agreement, approval of this Proposal No. 2 to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation is a condition to completion of the mergers (“Proposal No. 2”).

Each of the Zillow board and the Trulia board recommends that all Zillow shareholders and Trulia stockholders, respectively, vote “FOR” Proposal No. 2 to approve the authorization of nonvoting Class C capital stock in Holdco’s amended and restated articles of incorporation. You should carefully read the description of Proposal No. 2 and its related effects, which are set forth in this section of this joint proxy statement/prospectus. The summary of Proposal No. 2 contained herein should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of Holdco’s amended and restated articles of incorporation, which are attached as Annex F to this joint proxy statement/prospectus.

Reasons for Recommendation to Approve Authorization of the Holdco Class C Capital Stock

The authorization of the Holdco Class C capital stock in Holdco’s amended and restated articles of incorporation provides Holdco with the flexibility to issue Holdco Class C capital stock in the future without diluting the relative voting interests of holders of Holdco Class A common stock and Holdco Class B common stock. The Holdco Class C capital stock could, for example, be used in the future to raise equity capital, make strategic acquisitions for stock, and contribute to existing and future employee benefit and equity incentive plans used to attract, retain and motivate employees of Holdco, Zillow and Trulia. The Holdco Class C capital stock could also be used in connection with stock dividends or stock splits, convertible debt offerings, and other uses as are permissible under Holdco’s charter documents and governing law. Under Holdco’s amended and restated articles of incorporation, the Holdco board may authorize the issuance of shares of Holdco Class C capital stock in such amounts, to such persons or entities, upon such terms and conditions, and for such consideration as the Holdco board may determine and without any vote or other action by its shareholders, although applicable law and regulations require shareholder approval (but not approval by the Holdco Class C capital stock) of certain mergers and acquisitions and employee equity benefit plans.

Although the Zillow board, which will represent eight of the ten directors of the Holdco board upon consummation of the mergers, presently has no specific plans, arrangements, or understanding for the issuance of Holdco Class C capital stock following the mergers, it believes that providing the Holdco board with the flexibility to issue nonvoting Holdco Class C capital stock in the future for any of the purposes described above and other corporate purposes would facilitate continued growth while enabling Holdco to be managed based on long-term objectives. This is a guiding principle upon which Zillow has been managed since its inception. The Zillow board and the Trulia board believe that authorization of the Holdco Class C capital stock provides the Holdco board with additional flexibility to continue to pursue long-term objectives and is therefore in the best interests of Zillow shareholders and Trulia stockholders, respectively, and Holdco shareholders following the mergers.

Other Considerations

Dilutive Effect

As noted above, the Holdco Class C capital stock will provide Holdco with an alternative form of equity to use for financings, acquisitions, or equity incentives that does not dilute the voting rights of holders of Holdco Class A common stock and Class B common stock. The Holdco Class C capital stock shares equally with the Holdco Class A common stock and Holdco Class B common stock with respect to all economic benefits. Issuances of the Holdco Class C capital stock will therefore have a dilutive effect on the economic interest of then outstanding shares of Holdco Class A common stock and Holdco Class B common stock similar to the dilutive effect of subsequent issuances of Zillow Class A common stock on currently outstanding shares of Zillow Class A common stock and Zillow Class B common stock and the dilutive effect of subsequent issuances of Trulia common stock on currently outstanding shares of Trulia common stock.

Effects of Disproportionate Voting Rights

The disproportionate voting rights of the Holdco Class A common stock, Holdco Class B common stock, and Holdco Class C capital stock could have an adverse effect on the market prices of the Holdco Class A common stock and Holdco Class C capital stock (if a market develops for such stock in the future). Such disproportionate voting rights may make Holdco a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest. Accordingly, such disproportionate voting rights may deprive holders of Holdco Class A common stock and Holdco Class C capital stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from shareholders at such a premium price.

Because all of the Holdco Class B common stock will be held or controlled by Zillow’s founders, Richard Barton and Lloyd Frink, they will have significant control over Holdco’s management and affairs and will be able to control most matters requiring shareholder approval, including the election or removal (with or without cause) of directors and approval of any significant corporate transaction, such as a merger or other sale of Holdco or its assets. This concentration of voting control in the Zillow founders will limit the ability of all Holdco shareholders other than the Zillow founders to influence corporate matters.

The Holdco Class C capital stock may be used to raise equity capital, to make acquisitions for stock, in connection with employee benefit and equity incentive plans, to distribute to shareholders in the form of stock dividends or stock splits, and for other corporate purposes. In the past, Zillow has issued shares of Zillow Class A common stock for such purposes, and over time the issuance of additional shares of Holdco Class A common stock would result in voting dilution to all Holdco shareholders. This dilution would eventually result in the

Zillow founders owning less than a majority of Holdco’s outstanding voting power, although their ownership interest in Holdco would still be substantial. Once the Zillow founders own less than a majority of Holdco’s outstanding voting power, they would no longer have the unilateral ability to elect all of Holdco’s directors and to determine the outcome of most matters submitted for a vote of Holdco shareholders. Because the shares of Class C capital stock have no voting rights (except in the limited circumstances expressly provided in Holdco’s amended and restated articles of incorporation and as required by law), the issuance of such shares will not result in further voting dilution. As a result, any issuance of shares of Class C capital stock in the future could prolong the duration of the Zillow founders’ relative ownership of Holdco’s voting power and their ability to elect all of Holdco’s directors and to determine the outcome of most matters submitted for a vote of Holdco shareholders.

Certain Effects of Authorized but Unissued Stock

No subsequent approval of the Holdco shareholders is generally required to issue up to the authorized number of shares of Holdco Class A common stock, Holdco Class C capital stock, or Holdco preferred stock. These additional authorized but unissued shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, facilitation of corporate acquisitions, or payment of dividends on the capital stock. Except for the issuance of Holdco Class B common stock in connection with dividends or distributions in accordance with Holdco’s amended and restated articles of incorporation, Holdco will not issue additional shares of Holdco Class B common stock unless the issuance is approved by holders of a majority of the outstanding shares of Holdco Class A common stock and holders of a majority of the outstanding shares of Holdco Class B common stock, each voting as a separate voting group.

Like the presently unissued Zillow Class A common stock and Zillow preferred stock, the existence of unissued shares of Holdco Class C capital stock may enable the Holdco board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of Holdco by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of Holdco’s management.

Uncertain Valuation

If the Holdco board elects to issue Holdco Class C capital stock in the future, it is likely that the Holdco board would seek to establish a liquid market for such shares by, for example, declaring a stock dividend, payable in Holdco Class C capital stock, on the Holdco Class A common stock and Holdco Class B common stock, and listing the Holdco Class C capital stock on a national securities exchange. If a market for the Holdco Class C capital stock ever develops, the fact that such stock is nonvoting might have an adverse effect on the market price of the Holdco Class C capital stock. If Holdco Class C capital stock is issued in the future, the market price of shares of Holdco Class A common stock and shares of Holdco Class C capital stock will depend on many factors, including, among others, the future performance of Holdco, the future dividend policy of Holdco and market conditions generally. Accordingly, the Zillow board and Holdco board cannot predict the price at which the Holdco Class A common stock or Holdco Class C capital stock will eventually trade in the event of issuance of shares of Holdco Class C capital stock.

As described above, the Holdco board may elect to use shares of Holdco Class C capital stock from time to time in the future as consideration in connection with the acquisition of other companies. It is possible that companies that Holdco is interested in acquiring will not agree to accept shares of Holdco Class C capital stock because such shares of stock carry no voting rights. In that instance, if Holdco still wanted to pay for the acquisition with stock consideration, it would have to issue shares of Holdco Class A common stock, which would result in both economic and voting dilution to all shareholders. Companies that Holdco is interested in acquiring may also refuse to accept shares of Holdco Class C capital stock if such stock trades at a significant discount to the shares of Holdco Class A common stock or if the trading market for the shares of Holdco Class C capital stock is not well-developed or suffers from limited liquidity.

In addition, if the Holdco board elects in the future to use Holdco Class C capital stock for employee benefit and equity incentive plans, employees may not wish to receive shares of Holdco Class C capital stock in connection with equity incentives. This is particularly true if the shares of Holdco Class C capital stock trade at a significant discount to the shares of Holdco Class A common stock or if the trading market for the shares of Holdco Class C capital stock is not well-developed or suffers from limited liquidity. If employees are not adequately incentivized by receiving shares of Holdco Class C capital stock, then Holdco might have to issue shares of Holdco Class A common stock in order to provide sufficient equity incentives, which would result in both economic and voting dilution to all shareholders.

If the Holdco Class C capital stock trades at a discount to the Holdco Class A common stock, companies that Holdco is interested in acquiring may demand more shares of Holdco Class C capital stock in exchange for accepting such stock as consideration. The same is true for employees in connection with equity incentives. If this occurs, then issuances of Holdco Class C capital stock may ultimately be more economically dilutive to Holdco shareholders than issuances of Holdco Class  A common stock.

Required Vote

Proposal No. 2 will be approved by the Zillow shareholders if the number of votes cast “FOR” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as a single voting group, exceeds the number of votes cast “AGAINST” the proposal by holders of shares of Zillow Class A common stock and Zillow Class B common stock present, in person or by proxy, at the Zillow special meeting and entitled to vote thereon, voting together as a single voting group.

Proposal No. 2 will be approved by the Trulia stockholders if the holders of a majority of the shares of Trulia common stock present, in person or by proxy, at the Trulia special meeting and entitled to vote on Proposal No. 2 affirmatively vote “FOR” the proposal.

THE ZILLOW BOARD OF DIRECTORS RECOMMENDS THAT THE ZILLOW SHAREHOLDERS VOTE “FOR” THIS PROPOSAL NO. 2 TO APPROVE THE AUTHORIZATION OF NONVOTING CLASS C CAPITAL STOCK IN HOLDCO’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

THE TRULIA BOARD OF DIRECTORS RECOMMENDS THAT THE TRULIA STOCKHOLDERS VOTE “FOR” THIS PROPOSAL NO. 2 TO APPROVE THE AUTHORIZATION OF NONVOTING CLASS C CAPITAL STOCK IN HOLDCO’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

Interests of Certain Persons

As of October 9, 2014, the holdings of Richard Barton and Lloyd Frink, Zillow’s founders, represented approximately 39% and 25%, respectively, of the voting power of Zillow’s outstanding capital stock (without giving effect to the Zillow voting agreement). Upon closing of the mergers, Mr. Barton’s holdings and Mr. Frink’s holdings would represent approximately 33% and 22%, respectively, of the voting power of Holdco’s capital stock based on the outstanding shares of Zillow and Trulia as of October 9, 2014 and assuming no Zillow or Trulia stock options, restricted stock units, stock appreciation rights, or convertible notes are exercised, settled, or converted, as applicable, between October 9, 2014 and the effective times of the mergers. As a result, as of the closing of the mergers, Zillow’s founders will have the ability to elect all of Holdco’s directors and to determine the outcome of most matters submitted for a vote of Holdco shareholders. As discussed in “— Other Considerations — Effects of Disproportionate Voting Rights” above, if the Holdco board elects to issue Holdco Class C capital stock in the future, any such issuances would not dilute the voting power of the holders of Holdco’s Class A common stock or Class B common stock, which could have the effect of prolonging the duration of the Zillow founders’ voting control of Holdco.

Mr. Barton and Mr. Frink are members of the Zillow board. As directors, they voted in favor of submitting Proposal No. 2 to Zillow shareholders and recommending that the Zillow shareholders vote “FOR” the proposal to approve the authorization of Class C capital stock in Holdco’s amended and restated articles of incorporation. Proposal No. 2 was also approved by all of the other members of the Zillow board. In addition, Mr. Barton and Mr. Frink have both informed the Zillow board that they intend to vote in favor of Proposal No. 2 in their capacities as Zillow shareholders. As a result of their beneficial ownership of more than a majority of the outstanding voting power of the shares of Zillow Class A common stock and Zillow Class B common stock, Mr. Barton and Mr. Frink will have the power to approve Proposal No. 2 with respect to the Zillow shareholders without the affirmative vote of any other Zillow shareholder.

CERTAIN BENEFICIAL OWNERS OF ZILLOW COMMON STOCK

The following table sets forth information with respect to the beneficial ownership of Zillow common stock as of October 9, 2014 (unless otherwise indicated) by (1) each person known by Zillow to own beneficially more than five percent of the outstanding shares of Zillow common stock, (2) each member of the Zillow board, (3) the named executive officers identified in Zillow’s definitive proxy statement filed with the SEC on April 17, 2014, and (4) all current Zillow directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Zillow common stock subject to options held by that person that are currently exercisable or that are or may become exercisable within 60 days of October 9, 2014, restricted stock units that will vest within 60 days of October 9, 2014, and shares of Zillow Class B common stock that are exchangeable on a one-to-one basis into shares of Zillow Class A common stock are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Applicable percentage ownership is based on 34,414,918 shares of Zillow Class A common stock outstanding as of October 9, 2014 and 6,217,447 shares of Zillow Class B common stock outstanding as of October 9, 2014. Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of all listed shareholders is c/o Zillow, Inc., 1301 Second Avenue, Floor 31, Seattle, Washington 98101. As of October 9, 2014, none of Zillow’s directors or executive officers has pledged Zillow common stock.

	Beneficial Ownership				% Total Voting Power (1)
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares (2)%		Shares	%
Caledonia (Private) Investments Pty Limited (3)	6,260,390	18.19	—	—	6.48
Cavalane Holdings Pty Limited and related entities (4)	3,006,313	8.74	—	—	3.11
Tiger Global Management, L.L.C. (5)	2,543,956	7.39	—	—	2.63
Morgan Stanley (6)	2,199,154	6.39	—	—	2.28
Spencer M. Rascoff (7)	269,158	*	—	—	*
Richard N. Barton (8)	6,475,848	15.94	6,217,447	100	64.41
Lloyd D. Frink (8)	6,913,978	17.02	6,217,447	100	64.41
David A. Beitel (9)	23,688	*	—	—	*
Chad M. Cohen (10)	9,811	*	—	—	*
Kathleen Philips (11)	30,182	*	—	—	*
Greg M. Schwartz (12)	108,543	*	—	—	*
Erik Blachford (13)	224,507	*	—	—	*
J. William Gurley (14)	96,978	*	—	—	*
Jay C. Hoag (15)	29,049	*	—	—	*
Gregory B. Maffei (16)	318,918	*	—	—	*
Gordon Stephenson (17)	53,639	*	—	—	*
Directors and executive officers as a group (14 persons) (18)	8,348,486	20.26	6,217,447	100	65.28

*	Indicates less than one percent.
(1)	Percentage total voting power represents voting power with respect to all outstanding shares of Zillow Class A common stock and Zillow Class B common stock, considered together as a single voting group. Each holder of Zillow Class A common stock is entitled to one vote per share of Zillow Class A common stock and each holder of Zillow Class B common stock is entitled to ten votes per share of Zillow Class B common stock. Holders of Zillow Class A common stock and Zillow Class B common stock will vote together as a single voting group on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or Zillow’s amended and restated articles of incorporation. The Zillow Class B common stock is convertible at any time by the holder into shares of Zillow Class A common stock on a share-for-share basis.

(2)	As noted above, shares of Zillow common stock subject to options exercisable within 60 days of October 9, 2014 and shares of restricted stock or restricted stock units that have vested or that will vest within 60 days of October 9, 2014, are included.
(3)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2014 by Caledonia (Private) Investments Pty Limited. The address of Caledonia (Private) Investments Pty Limited is Level 7, Gold Fields House, 1 Alfred Street, Sydney, NSW, 2000, Australia.
(4)	Includes 3,006,313 shares of Zillow Class A common stock held directly by Cavalane Holdings Pty Limited (“Cavalane”). Cavalane is an indirect subsidiary of Consolidated Press International Holdings Limited (“CPIH”). As such, CPIH may be deemed to have shared voting and dispositive power over the shares held directly by Cavalane. The address of CPIH is 10 Petrona House, Fowler Street off East Bay Street, City of Nassau, Island of New Providence, Commonwealth of Bahamas. The address of Cavalane is Level 3, 54-58 Park Street, Sydney, NSW, 2000, Australia.
(5)	Based upon a Schedule 13G filed with the SEC on April 28, 2014 by Tiger Global Management LLC. The address of Tiger Global Management LLC is 9 West 57th Street, 35th Floor, New York, New York 10019.
(6)	Based upon a Schedule 13G filed with the SEC on May 07, 2014 by Morgan Stanley. The address of Morgan Stanley is 1585 Broadway, New York, New York 10036.
(7)	Includes 269,158 shares of Zillow Class A common stock issuable upon exercise of stock options that are exercisable within 60 days of October 9, 2014.
(8)	Pursuant to the voting agreement entered into between Mr. Barton and Mr. Fink and described in “Voting Agreements” below, Messrs. Barton and Frink may each be deemed to have beneficial ownership of the shares beneficially owned by the other, except the shares held by the Barton Trust and the Frink Trust (each as defined below). As a result, Messrs. Barton’s and Frink’s beneficial ownerships each include 7,826 shares of Zillow Class A common stock held by Mr. Barton, 575 shares of Zillow Class A common stock held by Mr. Frink, 30,000 shares of Zillow Class A common stock held by The Barton Foundation, 3,423,845 shares of Zillow Class B common stock held by Mr. Barton, 339,880 shares of Zillow Class B common stock held by Barton Ventures II LLC (the “Barton LLC”) and 2,453,722 shares of Zillow Class B common stock held by Mr. Frink. Mr. Barton has sole dispositive and voting power over the shares of Zillow Class B common stock held by the Barton LLC and shared dispositive and voting power over the shares of Zillow Class A common stock held by The Barton Foundation. Mr. Barton’s beneficial ownership also includes 220,000 shares of Zillow Class A common stock held by the Barton Descendants’ Trust dated December 30, 2004 (the “Barton Trust”). Mr. Barton has investment power over the shares of Zillow Class A common stock held by the Barton Trust, but cannot receive proceeds from the sale of the shares. Mr. Barton does not have voting power over the shares of Zillow Class A common stock held by the Barton Trust and therefore those shares have been excluded from the calculation of percentage of total voting power. Mr. Frink’s beneficial ownership also includes 658,130 shares of Zillow Class A common stock held by the Frink Descendants’ Trust dated December 30, 2004 (the “Frink Trust”). Mr. Frink has investment power over the shares of Zillow Class A common stock held by the Frink Trust but cannot receive proceeds from the sale of the shares. Mr. Frink does not have voting power over the shares of Zillow Class A common stock held by the Frink Trust and therefore those shares have been excluded from the calculation of percentage of total voting power. Mr. Barton expressly disclaims beneficial ownership of any shares of the Zillow Class A common stock or the Zillow Class B common stock owned by Mr. Frink. Mr. Frink expressly disclaims beneficial ownership of any shares of the Zillow Class A common stock or the Zillow Class B common stock owned by Mr. Barton.
(9)	Includes 12,239 shares of Zillow Class A common stock issuable upon exercise of stock options that are exercisable within 60 days of October 9, 2014.
(10)	Includes 9,811 shares of Zillow Class A common stock issuable upon exercise of stock options that are exercisable within 60 days of October 9, 2014.
(11)	Includes 29,607 shares of Zillow Class A common stock issuable upon exercise of stock options that are exercisable within 60 days of October 9, 2014.
(12)	Includes 108,543 shares of Zillow Class A common stock issuable upon exercise of stock options that are exercisable within 60 days of October 9, 2014.

(13)	Includes 19,741 shares of Zillow Class A common stock issuable upon exercise of stock options that are exercisable within 60 days of October 9, 2014 and 201,624 shares of Zillow Class A common stock held by the Blachford — Mohit Family Trust.
(14)	Includes 19,741 shares of Zillow Class A common stock issuable upon exercise of stock options that are exercisable within 60 days of October 9, 2014 and 154 shares of Zillow Class A common stock held by Mr. Gurley’s family trust.
(15)	Includes 29,049 shares of Zillow Class A common stock held by the Mr. Hoag’s family trust of which Mr. Hoag is a trustee. Mr. Hoag disclaims beneficial ownership of the shares held by his family trust except to the extent of his pecuniary interest therein.
(16)	Includes 27,137 shares of Zillow Class A common stock issuable upon exercise of stock options that are exercisable within 60 days of October 9, 2014.
(17)	Includes 27,137 shares of Zillow Class A common stock issuable upon exercise of stock options that are exercisable within 60 days of October 9, 2014 and 25,502 shares of Zillow Class A common stock held by the Stephenson Family LLC.
(18)	Shares of Zillow Class A common stock beneficially owned include 573,149 shares of Zillow Class A common stock issuable upon exercise of options that are exercisable within 60 days of October 9, 2014.

CERTAIN BENEFICIAL OWNERS OF TRULIA COMMON STOCK

The following table sets forth information with respect to the beneficial ownership of Trulia common stock as of October 9, 2014 by (1) the named executive officers identified in Trulia’s definitive proxy statement filed with the SEC on April 22, 2014, (2) each member of the Trulia board, (3) all current Trulia directors and executive officers as a group, and (4) each person known by Trulia to own beneficially more than five percent of any class of Trulia’s voting securities. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Trulia common stock subject to options held by that person that are currently exercisable or that are or may become exercisable within 60 days of October 9, 2014 and shares of Trulia common stock issuable upon the settlement of restricted stock units (“RSUs”) that vest within 60 days of October 9, 2014 are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Applicable percentage ownership is based on 37,778,891 shares of Trulia common stock outstanding as of October 9, 2014. Except as indicated in the footnotes to this table and under applicable community property laws, each stockholder named in the table has sole voting and dispositive power with respect to the shares set for opposite the stockholder’s name. Unless otherwise indicated, the address of all listed stockholders is c/o Trulia, Inc., 116 New Montgomery Street, Suite 300, San Francisco, California 94105.

	Trulia Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number	Percentage
Executive Officers and Directors:
Peter Flint (2)	2,134,671	5.6%
Prashant Aggarwal (3)	174,096	*
Paul Levine (4)	160,799	*
Daniele Farnedi (5)	186,801	*
Ian Morris (6)	18,355	*
Erik Bardman (7)	25,217	*
Sami Inkinen (8)	628,624	1.7%
Robert Moles (9)	66,596	*
Theresia Gouw (10)	87,000	*
Gregory Waldorf (11)	13,078	*
Daniel Stephen Hafner (12)	1,823	*
All executive officers and directors as a group (11 persons) (13)	3,506,205	9.0%
5% Stockholders:
Caledonia (Private) Investments Pty Limited (14)	9,458,922	25.0%
Wellington Management Company, LLP (15)	3,072,392	8.1%
Citadel Advisors LLC (16)	2,726,595	7.2%
JPMorgan Chase & Co. (17)	2,620,299	6.9%
Morgan Stanley (18)	1,940,683	5.1%

*	Indicates less than one percent.
(1)	Based upon a Schedule 13D filed on August 6, 2014, Zillow may be deemed to have beneficial ownership of 2,326,658 shares of Trulia common stock as a result of the execution of the voting agreements described in the section entitled “Voting Agreements.” According to the Schedule 13D, Zillow disclaims any beneficial ownership of these shares.
(2)	Includes 1,347,428 shares held of record by Mr. Flint, 356,314 shares held of record by The Flint Children Irrevocable Trust, and 430,929 shares subject to outstanding options which are exercisable as of December 8, 2014, all of which will be vested as of December 8, 2014. Mr. Flint’s minor children are the beneficiaries of The Flint Children Irrevocable Trust.
(3)	Includes 9,747 shares held of record by Mr. Aggarwal, 162,240 shares subject to outstanding options, all of which are exercisable as of December 8, 2014, 101,796 of which will be vested as of December 8, 2014, and 2,109 shares of Trulia common stock issuable upon the settlement of RSUs releasable within 60 days of October 9, 2014.

(4)	Includes 24,685 shares held of record by Mr. Levine, 131,942 shares subject to outstanding options which are exercisable as of December 8, 2014, all of which will be vested as of December 8, 2014, and 4,172 shares of Trulia common stock issuable upon the settlement of RSUs releasable within 60 days of October 9, 2014.
(5)	Includes 2,829 shares held of record by Mr. Farnedi, 178,915 shares subject to outstanding options which are exercisable as of December 8, 2014, all of which will be vested as of December 8, 2014, and 5,057 shares of Trulia common stock issuable upon the settlement of RSUs releasable within 60 days of October 9, 2014.
(6)	Includes 7,418 shares held of record by Mr. Morris and 10,937 shares of Trulia common stock issuable upon the settlement of RSUs releasable within 60 days of October 9, 2014.
(7)	Includes 6,842 shares held of record by Mr. Bardman and 18,375 shares subject to outstanding options which are exercisable as of December 8, 2014, all of which will be vested as of December 8, 2014.
(8)	Includes 618,124 shares held of record by Mr. Inkinen and 10,500 shares subject to outstanding options which are exercisable as of December 8, 2014, all of which will be vested as of December 8, 2014.
(9)	Includes 3,421 shares held of record by Mr. Moles and 63,175 shares subject to outstanding options which are exercisable as of December 8, 2014, all of which will be vested as of December 8, 2014.
(10)	Includes 9,716 shares of Trulia common stock owned by Ms. Gouw, 32,057 shares held of record by the SGLG 2013 T GRAT Trust UA 08/01/2013 (the “2013 GRAT Trust”) for which Ms. Gouw serves as trustee, 15,609 held of record by the Theresia Gouw TR UA 12/11/2012 SGLG 2012 Living Trust (the “Living Trust”) for which Ms. Gouw serves as trustee, 17,829 shares held of record by the Theresia Gouw Ranzetta Accel IX GRAT Trust (the “Accel GRAT Trust,” and together with the 2013 GRAT Trust and Living Trust, the “Gouw Trusts”), 10,500 shares subject to outstanding options which are exercisable as of December 8, 2014, all of which will be vested as of December 8, 2014, and 1,289 shares of Trulia common stock issuable upon the settlement of RSUs releasable within 60 days of October 9, 2014. Ms. Gouw has sole voting and investment power over the Gouw Trusts’ shares.
(11)	Includes 3,679 shares held of record by Mr. Waldorf, 4,037 shares held of record by GLW 2004 Revocable Trust dated 11/15/2004 for which Mr. Waldorf serves as trustee and 5,362 shares of Trulia common stock issuable upon the settlement of RSUs releasable within 60 days of October 9, 2014.
(12)	Includes 1,459 shares held of record by Mr. Hafner and 364 shares of Trulia common stock issuable upon the settlement of RSUs releasable within 60 days of October 9, 2014.
(13)	Includes 2,461,276 shares held of record by Trulia’s current directors and executive officers, 1,022,357 shares subject to outstanding options which are exercisable as of December 8, 2014, 961,913, of which will be vested as of December 8, 2014, and 22,572 shares of Trulia common stock issuable upon the settlement of RSUs releasable within 60 days of October 9, 2014.
(14)	Based upon a Schedule 13G/A filed on June 9, 2014, Caledonia (Private) Investments Pty Limited owns 9,458,922 shares of Trulia common stock. The principal address of Caledonia (Private) Investments Pty Limited is Level 7, Gold Fields House, 1 Alfred Street, Sydney NSW 2000, Australia.
(15)	Based upon a Schedule 13G/A filed on February 14, 2014 Wellington Management Company, LLP owns 3,072,392 shares of Trulia common stock. The principal address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.
(16)	Based upon a Schedule 13G/A jointly filed on February 14, 2014 by Citadel Advisors LLC, Citadel Advisors Holdings II LP (“CAH2”), Citadel GP LLC (“CGP”), and Mr. Kenneth Griffin (collectively with Citadel Advisors LLC, CAH2 and CGP, the “Citadel Advisors”) with respect to shares of Trulia common stock (and options to purchase and/or other securities convertible into Trulia common stock) of Trulia owned by Citadel Equity Fund Ltd., a Cayman Islands limited company, Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company, Surveyor Capital Ltd., a Cayman Islands limited company, and Citadel Securities LLC, a Delaware limited liability company, Citadel Advisors LLC and CAH2 own 2,726,595 shares of Trulia common stock and CGP and Mr. Griffin own 2,776,878 shares of Trulia common stock. The principal address of the Citadel Advisors is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(17)	Based upon a Schedule 13G filed on February 4, 2014, JPMorgan Chase & Co. owns 2,620,299 shares of Trulia common stock. The principal address of JPMorgan Chase & Co. is 270 Park Ave., New York, New York 10017.
(18)	Based upon a Schedule 13G filed on March 27, 2014, Morgan Stanley owns 1,944,793 shares of Trulia common stock. The principal address of Morgan Stanley is 1585 Broadway, New York, New York 10036.

DESCRIPTION OF HOLDCO’S CAPITAL STOCK

General

The following is a summary of the material terms of Holdco’s capital stock. This summary is not complete. You should also refer to (1) Holdco’s amended and restated articles of incorporation, which are included as Annex F to this joint proxy statement/prospectus and are incorporated herein by reference, (2) Holdco’s amended and restated bylaws, which are included as Annex G to this joint proxy statement/prospectus and are incorporated herein by reference, and (3) the applicable provisions of the WBCA. The following summary should be read in conjunction with the section entitled “Comparison of Shareholder Rights.”

Upon the closing of the mergers, Holdco’s authorized capital stock will be 1,890,000,000 shares, each with a par value of $0.0001 per share, consisting of the following four classes of stock:

•	1,245,000,000 shares designated as Class A common stock;

•	15,000,000 shares designated as Class B common stock;

•	600,000,000 shares designated as Class C capital stock; and

•	30,000,000 shares designated as preferred stock.

Holdco Class A Common Stock and Holdco Class B Common Stock

Voting Rights

Holdco Class A common stock has one vote per share, and Holdco Class B common stock has ten votes per share. On any matter that is submitted to a vote of shareholders, the holders of Holdco Class A common stock are entitled to one vote per share of Holdco Class A common stock and the holders of Holdco Class B common stock are entitled to ten votes per share of Holdco Class B common stock. Holders of Holdco Class A common stock and Holdco Class B common stock will vote together as a single group on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or Holdco’s amended and restated articles of incorporation.

Under Washington law and Holdco’s amended and restated articles of incorporation, holders of Holdco Class A common stock and holders of Holdco Class B common stock may each be entitled to vote as a separate voting group, or as a separate voting group with other classes that are affected in the same or a substantially similar way, on a proposed amendment to Holdco’s amended and restated articles of incorporation that would:

•	effect an exchange or reclassification of all or part of the issued and outstanding shares of the class into shares of another class that would adversely affect the holders of the exchanged or reclassified class;

•	change the rights, preferences, or limitations of all or part of the issued and outstanding shares of the class that would adversely affect the holders of shares of the class;

•	change all or part of the issued and outstanding shares of the class into a different number of shares of the same class, which would adversely affect the holders of the class;

•	limit or deny an existing preemptive right of all or part of the shares of the class;

•	cancel or otherwise adversely affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class; or

•	effect a redemption or cancellation of all or part of the shares of the class in exchange for cash or any other form of consideration other than shares of capital stock.

Holders of Holdco Class A common stock and Holdco Class B common stock are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the voting power of Holdco Class A common stock and Holdco Class B common stock, voting together as a single voting group, will be entitled to elect all of the directors standing for election, if they so choose.

Because the Holdco Class B common stock has ten votes per share, for the foreseeable future following the mergers, Zillow’s founders, Richard Barton and Lloyd Frink, who will hold or control all of the Holdco Class B common stock following the mergers, will continue to be able to control all matters submitted to shareholders for approval, including the election and removal of directors (with or without cause).

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Holdco Class A common stock and Class B common stock are entitled to share equally in any dividends that Holdco’s board may declare from time to time unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Holdco Class A common stock and the holders of a majority of the outstanding shares of Holdco Class B common stock, each voting as a separate voting group. If a dividend is paid in the form of Holdco Class A common stock or Holdco Class B common stock, then holders of Holdco Class A common stock will receive Holdco Class A common stock and holders of Holdco Class B common stock will receive Holdco Class B common stock.

Liquidation Rights

Upon Holdco’s liquidation, dissolution, or winding up, the holders of Holdco Class A common stock and Class B common stock are entitled to share ratably in proportion to the number of shares of Holdco Class A common stock then held by each (assuming the conversion of all shares of Holdco Class B common stock into shares of Holdco Class A common stock) in Holdco’s assets available for distribution to the shareholders after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Redemption

Neither Holdco Class A common stock nor Holdco Class B common stock is redeemable.

Preemptive Rights

Holdco’s amended and restated articles of incorporation provide that no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock, except to the extent provided by written agreement.

Conversion

Following the mergers, all of the Holdco Class B common stock will be held or controlled by Richard Barton or Lloyd Frink, each of whom are referred to as a “founder.” Each share of Holdco Class B common stock is convertible at any time at the option of the holder into one share of Holdco Class A common stock. In addition, each share of Holdco Class B common stock will convert automatically into one share of Holdco Class A common stock upon any transfer, whether or not for value, except for (1) certain transfers described in Holdco’s amended and restated articles of incorporation, so long as the founder who transfers the Holdco Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred or (2) transfers between the founders or entities through which a founder holds exclusive voting and dispositive power with respect to the Holdco Class B common stock.

In the event of the death or mental disability of a founder, each share of such founder’s Holdco Class B common stock will convert into one share of Holdco Class A common stock, except as set forth below. If a founder (who is referred to as the “transferring founder”), or an entity that holds Holdco Class B common stock with respect to which such founder holds exclusive voting and dispositive power, transfers voting control of shares of Holdco Class B common stock to the other founder contingent or effective upon the transferring founder’s death or mental disability, then the transferring founder’s death or mental disability will not immediately trigger a conversion to Holdco Class A common stock, provided that the shares of Holdco Class B common stock as to which voting control was transferred shall convert to Holdco Class A common stock no later than nine months after the death or mental disability of the transferring founder. Further, if one founder dies or becomes mentally disabled simultaneously with the other founder dying or becoming mentally disabled, the founders’ death or mental disability will not immediately trigger a conversion to Holdco Class A common stock if voting control of the founders’ shares of Holdco Class B common stock is transferred to a trustee designated by the founders and approved by the Holdco board, provided that the shares of Holdco Class B common stock as to which voting control was transferred shall convert to Holdco Class A common stock no later than nine months after the death or mental disability of the founders.

Once converted into Holdco Class A common stock, the Holdco Class B common stock may not be reissued.

Except for the issuance of Holdco Class B common stock in connection with dividends or distributions in accordance with Holdco’s amended and restated articles of incorporation, Holdco will not issue additional shares of Holdco Class B common stock unless the issuance is approved by holders of a majority of the outstanding shares of Holdco Class A common stock and holders of a majority of the outstanding shares of Holdco Class B common stock, each voting as a separate voting group.

Equal Status

Except as otherwise expressly provided in Holdco’s amended and restated articles of incorporation, shares of Holdco Class A common stock and shares of Holdco Class B common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction (as defined in Holdco’s amended and restated articles of incorporation), shares of Holdco Class A common stock and Holdco Class B common stock will be treated equally, identically, and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of Holdco, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Holdco Class A common stock and the holders of a majority of the outstanding shares of Holdco Class B common stock, each voting separately as a separate voting group.

Class C Capital Stock

Voting Rights

Except with respect to the separate voting group rights under the circumstances described in Section 2.5 of Holdco’s amended and restated articles of incorporation, or except as required by applicable law, shares of Holdco Class C capital stock have no voting power.

Dividends

Subject to the preferences that may apply to any series of preferred stock outstanding at any time, the holders of Holdco Class C capital stock are entitled to share equally in any dividends that Holdco’s board may declare from time to time, unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Holdco Class C capital stock, the holders of a majority of the outstanding shares of Holdco Class A common stock and the holders of a majority of the outstanding shares of Holdco Class B common stock, each voting separately as a separate voting group. If a dividend is paid in the form of common stock, then holders of Holdco Class C capital stock will receive Holdco Class C capital stock. Except for a dividend declared in accordance with the previous sentence, Holdco’s amended and restated articles of incorporation provide that Holdco will not declare a dividend with respect to the Holdco Class C capital stock, unless it is approved by the affirmative vote of the holders of a majority of the outstanding shares of Holdco Class A common stock and the holders of a majority of the outstanding shares of Holdco Class B common stock, each voting separately as a separate voting group.

Conversion Upon Dissolution

Immediately prior to the earlier of (1) the dissolution of Holdco under Washington law or (2) any record date established to determine the holders of capital stock of Holdco entitled to receive the net assets of Holdco in a dissolution under Washington law, each outstanding share of Holdco Class C capital stock will automatically, without any further action, convert into and become one fully paid and nonassessable share of Holdco Class A common stock. Holdco will reserve and keep available out of its authorized but unissued shares of Class A common stock the number of shares sufficient to effect the conversion of all outstanding shares of Holdco Class C capital stock into shares of Holdco Class A common stock.

Redemption

Holdco Class C capital stock is not redeemable.

Preemptive Rights

Holdco’s amended and restated articles of incorporation provide that no preemptive rights will exist with respect to shares of stock or securities convertible into shares of stock, except to the extent provided by written agreement.

Equal Status

Except as expressly provided in Holdco’s amended and restated articles of incorporation or required by applicable law, shares of Holdco Class C capital stock have the same rights and privileges and rank equally, share ratably, and are identical to the shares of Holdco Class A common stock and Holdco Class B common stock in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction (as defined in Holdco’s amended and restated articles of incorporation), shares of Holdco Class C capital stock will be treated equally, identically, and ratably, on a per share basis, with shares of Holdco Class A common stock with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of Holdco, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Holdco Class C capital stock, the holders of a majority of the outstanding shares of Holdco Class A common stock, and the holders of a majority of the outstanding shares of Holdco Class B common stock, each voting separately as a separate voting group.

Preferred Stock

Holdco’s board will have the authority to issue up to 30,000,000 shares of preferred stock from time to time in one or more series, including preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of other shares of capital stock, without further action by shareholders, other than approval by or written agreement of holders of a majority of outstanding Holdco Class B common stock, which is held by Zillow’s two founders, Richard Barton and Lloyd Frink (which is referred to as the “approval right”), or in lieu of such approval or written agreement, approval by Holdco’s board including a founder in his capacity as a member of Holdco’s board. The approval right will terminate when the Holdco Class B common stock represents less than 7% of the aggregate number of shares of the outstanding Holdco Class A common stock and Class B common stock. Subject to this approval right, Holdco’s board will also have the authority to fix the voting rights, limitations, and relative rights of any series of preferred stock, including dividend rights, liquidation rights, redemption rights, conversion rights, and voting rights. The issuance of preferred stock may decrease the market price of the Holdco Class A common stock. Holdco has no plans at this time to issue any preferred stock.

Anti-Takeover Effects of Certain Provisions of Holdco’s Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, and Washington Law

Provisions of Holdco’s amended and restated articles of incorporation, Holdco’s amended and restated bylaws, and Washington law could have the effect of delaying or preventing a third party from acquiring Holdco, even if the acquisition would benefit Holdco shareholders. These provisions, which are summarized below, may delay, defer or prevent a tender offer or takeover attempt of Holdco that a shareholder might consider in the shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by Holdco shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of Holdco’s board and in the policies formulated by Holdco’s board and to reduce Holdco’s vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of Holdco’s outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Holdco’s business. Some of these provisions will become effective only after the date (the “threshold date”) on which the Holdco Class B common stock held by Zillow’s founders, Richard Barton and Lloyd Frink, represents less than 7% of the aggregate number of shares of the outstanding Holdco Class A common stock and Holdco Class B common stock.

Three Class Structure

As discussed above, Holdco Class B common stock has ten votes per share, while Holdco Class A common stock has one vote per share and Holdco Class C capital stock is nonvoting (except in limited circumstances provided under Washington law or in Holdco’s amended and restated articles of incorporation). All of the Holdco Class B common stock will be controlled by Zillow’s founders, Richard Barton and Lloyd Frink, and is expected to represent more than a majority of the voting power of Holdco’s outstanding capital stock immediately after the closing of the mergers. As a result, for the foreseeable future following the mergers, Zillow’s founders will continue to be able to control all matters submitted to Holdco shareholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of Holdco or of Holdco’s assets. In addition, until the threshold date, Zillow’s founders will be able to call meetings of shareholders and fill vacancies on the Holdco board, and directors may be removed with or without cause. The concentrated control described above could also delay, defer or prevent a change of control, merger, consolidation, takeover or other business combination involving Holdco that other shareholders may support, and could discourage a potential acquiror from initiating such a transaction.

Authorized but Unissued Shares of Holdco Class A Common Stock, Class C Capital Stock, and Preferred Stock

Holdco’s authorized but unissued shares of Class A common stock, Class C capital stock, and preferred stock are available for Holdco’s board to issue without shareholder approval (except to the extent described above under “Preferred Stock”). To the extent described above in “— Preferred Stock,” the Holdco board has the authority under Holdco’s amended and restated articles of incorporation to issue preferred stock with rights superior to the rights of Holdco Class A common stock and Class C capital stock. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of Holdco Class A common stock and Holdco Class C capital stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. Holdco may use the additional authorized shares of Holdco Class A common stock, Holdco Class C capital stock, or Holdco preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of Holdco’s authorized but unissued shares of Class A common stock, Class C capital stock, and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or other transaction.

Classified Board of Directors; Election and Removal of Directors

Holdco’s amended and restated articles of incorporation provide for the division of the Holdco board into three classes, as nearly equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected annually by Holdco shareholders. Prior to the threshold date, Holdco’s directors can be removed with or without cause by holders of Holdco Class A common stock and Class B common stock, voting together as a single group. After the threshold date, Holdco’s directors can be removed only for cause. Because this system of electing, appointing, and removing directors generally makes it more difficult for shareholders to replace a majority of the Holdco board, it may discourage a third party from initiating a tender offer or otherwise attempting to gain control of Holdco, and may maintain the incumbency of the Holdco board.

Limits on Ability of Shareholders to Act by Written Consent or Call Special Meetings of Shareholders

Washington law limits the ability of shareholders of public companies from acting by written consent by requiring unanimous written consent for a shareholder action to be effective. This limit on the ability of Holdco’s shareholders to act by less than unanimous written consent may lengthen the amount of time required to take shareholder action. In addition, Holdco’s amended and restated articles of incorporation provide that special meetings of Holdco’s shareholders may be called only by the chairman of Holdco’s board, the board of directors, chief executive officer, president or, prior to the threshold date, holders of at least 25% of the combined voting power of outstanding Holdco Class A common stock and Class B common stock. After the threshold date, only the chairman of the board of directors, the board of directors, chief executive officer or president may call a special meeting of shareholders.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Holdco’s amended and restated bylaws provide that shareholders seeking to bring business before a meeting of shareholders, or to nominate candidates for election as directors at a meeting of shareholders, must provide Holdco with timely written notice of their proposal. Holdco’s amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Amendment to Holdco’s Amended and Restated Bylaws and Amended and Restated Articles of Incorporation

Holdco’s amended and restated articles of incorporation and amended and restated bylaws provide that shareholders can amend or repeal the bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of Holdco Class A common stock and Holdco Class B common stock, voting together as a single group.

Unless approved by a majority of “continuing directors,” as that term is defined in Holdco’s amended and restated articles of incorporation, specified provisions of the articles of incorporation may not be amended or repealed without the affirmative vote of the holders of at least two-thirds of the outstanding voting power of capital stock entitled to vote on the action, including the following provisions:

•	those requiring the affirmative vote of at least two-thirds of the voting power of outstanding Holdco Class A common stock and Holdco Class B common stock, voting together as a single group, in order for shareholders to amend or repeal Holdco’s bylaws;

•	those dividing Holdco’s board into three classes;

•	those providing that, after the threshold date, directors are removable only for cause;

•	those permitting, after the threshold date, only a majority of the members of the Holdco board or the sole remaining director to fill vacancies on the board;

•	those providing that only the Holdco board may change the size of the Holdco board;

•	those requiring the affirmative vote of the holders of at least two-thirds of the voting power of outstanding Holdco Class A common stock and Holdco Class B common stock, voting together as a single group, to amend specified provisions of the amended and restated articles of incorporation; and

•	those providing that special meetings of shareholders may be called only by the chairman of the board, chief executive officer, president or, prior to the threshold date, holders of at least 25% of the combined voting power of outstanding Holdco Class A common stock and Holdco Class B common stock.

Washington Law

Chapter 23B.19 of the WBCA, with limited exceptions, prohibits a “target corporation” from engaging in specified “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless (1) the transaction is exempted by RCW 23B.19.030, (2) the significant business transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board prior to the acquiring person’s share acquisition, or (3) the significant business transaction was both approved by the majority of the members of the target corporation’s board and authorized at a shareholder meeting by at least two-thirds of the outstanding voting shares (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. “Significant business transactions” include, among other transactions:

•	mergers, share exchanges or consolidations with, dispositions of assets to, or issuances of stock to or redemptions of stock from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation employed in Washington over a five-year period as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder; and

•	liquidating or dissolving the target corporation.

After the five-year period, “significant business transactions” are permitted, as long as they comply with the “fair price” provisions of the statute or are approved by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. A corporation may not “opt out” of this statute.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for Holdco Class A common stock and Holdco Class B common stock will be Computershare.

Listing

Holdco will apply to have its Class A common stock approved for listing on NASDAQ under the symbol “Z.”

COMPARISON OF SHAREHOLDER RIGHTS

This section of the joint proxy statement/prospectus describes the material differences among the rights of Zillow shareholders prior to the mergers, Trulia stockholders prior to the mergers, and Holdco shareholders after completion of the mergers.

The rights of Zillow shareholders are governed by the WBCA, the amended and restated articles of incorporation of Zillow, and the amended and restated bylaws of Zillow. The rights of Trulia stockholders are governed by the DGCL, the amended and restated certificate of incorporation of Trulia, and the amended and restated bylaws of Trulia. Upon completion of the mergers, the rights of Zillow shareholders and Trulia stockholders who become shareholders of Holdco as a result of the mergers will be governed by the WBCA and the amended and restated articles of incorporation and amended and restated bylaws of Holdco.

Holdco has adopted amended and restated articles of incorporation and amended and restated bylaws that are substantially similar to Zillow’s amended and restated articles of incorporation and amended and restated bylaws, except that they provide for a new class of nonvoting capital stock designated as Class C capital stock.

This section does not include a complete description of all of the differences among the rights of Zillow shareholders, Trulia stockholders, and Holdco shareholders before and/or after the mergers, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences do not exist.

You are urged to read carefully the relevant provisions of the WBCA and the DGCL, as well as the amended and restated articles of incorporation and amended and restated bylaws of Zillow and the amended and restated certificate of incorporation and amended and restated bylaws of Trulia, copies of which have been filed with the SEC. See “Where You Can Find More Information.” The summary of the amended and restated articles of incorporation and amended and restated bylaws of Holdco is qualified in its entirety by reference to the amended and restated articles of incorporation and amended and restated bylaws of Holdco, copies of which are attached as Annex F and G, respectively, to this joint proxy statement/prospectus.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers
Authorized Capital Stock

Zillow’s amended and restated articles of incorporation authorize the issuance of 645,000,000 shares, consisting of three classes: 600,000,000 shares of Class A common stock, par value $0.0001 per share; 15,000,000 shares of Class B common stock, par value $0.0001 per share; and 30,000,000 shares of preferred stock, par value $0.0001 per share. The Zillow board is authorized to fix the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions of the preferred stock, or any series of preferred stock, including the number of shares in each such series. As of the date of this joint proxy statement/prospectus, no shares of Zillow preferred stock are outstanding.

Notwithstanding the foregoing, prior to the date on which the Class B common stock held by Zillow’s founders, Richard Barton and Lloyd Frink, represents less than 7% of the aggregate number of shares of the outstanding Class A common stock and Class B common stock (the “threshold date”), Zillow shall not, without the approval of the holders of at least a majority of the outstanding shares of Class B common stock, considered as a separate voting group, or the written

		Trulia’s amended and restated certificate of incorporation authorizes the issuance of 1,000,000,000 shares of common stock, par value $0.00001 per share; and 20,000,000 shares of preferred stock, par value $0.00001 per share. The Trulia board is authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the DGCL, the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation of any such series. As of the date of this joint proxy statement/prospectus, no shares of Trulia preferred stock are outstanding.	Same as for Zillow before completion of the mergers, except Holdco’s proposed amended and restated articles of incorporation authorize the issuance of 1,890,000,000 shares of capital stock, consisting of three classes of common stock and one class of preferred stock: 1,245,000,000 shares of Class A common stock, par value $0.0001 per share; 15,000,000 shares of Class B common stock, par value $0.0001 per share; 600,000,000 shares of Class C capital stock, par value $0.0001 per share; and 30,000,000 shares of preferred stock, par value $0.0001 per share. The Holdco board is authorized to fix the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions of the preferred stock, or any series of preferred stock, including the number of shares in each such series.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers
agreement of the holders of at least a majority of the outstanding shares of Class B common stock: (1) initially issue any series of preferred stock, or any other security convertible into or exercisable for any such series of preferred stock, including by merger or otherwise, or (2) amend the designation, preferences, voting powers, and limitations, or rights, of any series of preferred stock, or any other security convertible into or exercisable for any such series of preferred stock, unless, in the case of either (1) or (2) above, such action is approved by the board, including at least one of the Founders (as defined in Section 2.3(g) of the articles of incorporation) acting in his capacity as a director of Zillow.

Voting Rights

The amended and restated articles of incorporation provide that:

(1) except as otherwise provided in the articles, or except as required by applicable law, the holders of Class A common stock and the holders of Class B common stock shall vote together as a single voting group on all matters submitted to a vote of Zillow’s shareholders;

(2) except as otherwise expressly provided in the articles, each holder of Class A common stock shall

		The amended and restated certificate of incorporation provides that the holders of shares of common stock shall be entitled to one vote for each share on each matter properly submitted to the stockholders on which the holders of shares of common stock are entitled to vote.	Same as for Zillow before completion of the mergers with respect to the Class A common stock and Class B common stock. With respect to the Class C capital stock, except as otherwise provided in the articles, or except as required by applicable law, the Class C capital stock has no voting power.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

be entitled to one (1) vote for each share of Class A common stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of Zillow; and

(3) except as otherwise expressly provided in the articles, each holder of Class B common stock shall be entitled to ten (10) votes for each share of Class B common stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of Zillow.

Number and Election of Directors

The number of Zillow directors is eight. The amended and restated articles of incorporation provide that, except as otherwise provided in the articles, the total number of authorized directors constituting the board shall be fixed from time to time solely by the Zillow board pursuant to a resolution adopted by a majority of the Zillow board.

The bylaws provide that each shareholder entitled to vote at an election of directors may vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote. Unless otherwise provided in the articles, the candidates elected shall be those receiving the largest

The number of Trulia directors is seven. The amended and restated bylaws provide that the Trulia board shall consist of one or more members. Trulia’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be determined from time to time solely by resolution of the Trulia board.

The amended and restated bylaws provide that directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors.

Pursuant to the merger agreement, the size of the Holdco board will be ten members, consisting of eight persons who are members of the Zillow board immediately prior to the effective time of the Zillow merger and two members of the Trulia board, including Peter Flint and another director who is mutually agreed to by Trulia and Zillow. One of the Trulia board designees shall be included in the class of directors of the Holdco board whose term expires in 2016, and one of the Trulia board designees shall be included in the class of directors of the Holdco board whose term expires in 2017.

Otherwise, same as for Zillow before completion of the mergers.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

number of votes cast, up to the number of directors to be elected.

Classified Board	The amended and restated articles of incorporation provide that the directors, other than any who may be elected by the holders of any series of preferred stock under specified circumstances, shall be divided into three classes as nearly equal in size as is practicable, that are designated Class I, Class II, and Class III.	The amended and restated certificate of incorporation provides that, subject to the rights of holders of any series of preferred stock with respect to the election of directors, the directors shall be divided into three classes as nearly equal in size as is practicable, that are designated Class I, Class II, and Class III.	Same as for Zillow before completion of the mergers.

Cumulative Voting	The amended and restated articles of incorporation provide that the right to cumulate votes in the election of directors shall not exist with respect to shares of stock of Zillow.	The right to cumulate votes in the election of directors does not exist with respect to shares of common stock of Trulia.	Same as for Zillow before completion of the mergers.

Vacancies on the Board of Directors

The amended and restated articles of incorporation provide that any vacancies on the board resulting from death, resignation, removal, or other causes and any newly created directorships resulting from any increase in the number of directors may be filled as follows:

(1) prior to the threshold date, by the shareholders, by the board or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of the remaining directors or the sole remaining director; and

(2) after the threshold date, only by the board or, if the directors in office constitute less than a quorum, by the affirmative vote of a

		The amended and restated certificate of incorporation provides that any vacancies occurring on the board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board, although less than a quorum, or by a sole remaining director, at any meeting of the board. A person so elected by the board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the board and until his or her successor shall be duly elected and qualified.	Same as for Zillow before completion of the mergers.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

majority of the remaining directors or the sole remaining director. The term of a director elected to fill a vacancy expires at the next election of directors by the shareholders.

Removal of Directors

The amended and restated articles of incorporation provide that prior to the threshold date, at a meeting of shareholders called expressly for that purpose, one or more directors, including the entire board, may be removed with or without cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

After the threshold date, at a meeting of shareholders called expressly for that purpose, one or more directors, including the entire board, may be removed only for cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

		The amended and restated certificate of incorporation and bylaws provide that a director may be removed from office by the stockholders only for cause.	Same as for Zillow before completion of the mergers.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers
Shareholder Action by Written Consent	The amended and restated articles of incorporation provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting or a vote if the action is taken by written consent of all shareholders entitled to vote on the action.	The amended and restated certificate of incorporation and bylaws provide that, subject to the rights of the holders of the shares of any series of preferred stock or any other class or series of stock that have been expressly granted the right to take action by written consent, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent in lieu of a meeting.	Same as for Zillow before completion of the mergers.

Amendments to Articles or Certificate of Incorporation

The WBCA provides with respect to a public company that an amendment to the articles of incorporation requires (1) the recommendation of the proposed amendment by the board to the shareholders unless the board determines that it should make no recommendation due to a conflict of interest or other special circumstances and (2) the approval of the holders of a majority of the votes entitled to be cast on the proposed amendment unless a greater percentage is required by the articles of incorporation.

The amended and restated articles of incorporation provide that the amendment or repeal of Article 6 (“Directors”), Article 7

The DGCL provides that unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote as a class.

The amended and restated certificate of incorporation provides that Trulia may amend, alter, change or repeal any provision of the certificate of incorporation (including any rights, preferences or other designations of preferred stock), in any manner

Same as for Zillow before completion of the mergers, except the Holdco amended and restated articles of incorporation additionally require, for the amendment or repeal of Section 2.5 (“Class C Capital Stock”) of Article 2 (“Shares”) or Section 9.4 (“Amendments to Section 2.5”) of Article 9 (“Authority to Amend Articles of Incorporation”), the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, the holders of a majority of the outstanding shares of Class B common stock, and a majority of the outstanding shares of Class C capital stock, each voting separately as a separate voting group.

Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

(“Limitation of Director Liability and Indemnification”), Sections 9.1 (“Supermajority Voting”) and 9.2 (“Majority Voting”) of Article 9 (“Authority to Amend Articles of Incorporation”), Article 12 (“Special Meeting of Shareholders”) or Article 14 (“Bylaws”) requires the affirmative vote of the holders of two-thirds of all the votes entitled to be cast on the proposed amendment.

However, an amendment or repeal of provisions in an article or section listed in the paragraph above that is approved by a majority of the “Continuing Directors” (which include any member of the board who was a member of the board on the fifth trading day after the effectiveness of the articles or who is elected to the board after the fifth trading day upon the recommendation of a majority of the Continuing Directors), voting separately and as a subclass of directors, shall require the affirmative vote of the holders of not less than a majority of all the votes entitled to be cast on such amendment or repeal by the shareholders of Zillow, voting together as a single voting group.

Further, the amendment or repeal of Sections 2.3 (“Common Stock”) and 2.4 (“No Further Issuance”) of

prescribed by the certificate of incorporation and the DGCL.

In addition to any other vote that may be required by law or the terms of any series of preferred stock, the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all then outstanding shares of capital stock of Trulia entitled to vote is required to amend, alter or repeal, or adopt any provision inconsistent with the provisions relating to (1) the authority of the board of directors, (2) the ability of the board of directors to amend the bylaws, (3) stockholder matters, and (4) amendments to the certificate of incorporation.

Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

Article 2 (“Shares”), Section 9.3 (“Other Special Voting Requirements”) of Article 9 (“Authority to Amend Articles of Incorporation”), and Article 13 (“No Reliance on Controlled Company Exemption”) requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Under the WBCA and Zillow’s amended and restated articles of incorporation, holders of each class or series of shares of Zillow (including any shares that are otherwise described as nonvoting) may each be entitled to vote as a separate voting group, or as a separate voting group with other classes that are affected in the same or a substantially similar way, on a proposed amendment to Zillow’s amended and restated articles of incorporation that would:

•      effect an exchange or reclassification of all or part of the issued and outstanding shares of the class into shares of another class that would adversely affect the holders of the exchanged or reclassified class;

•      change the rights, preferences, or limitations of all or part of the issued and

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

outstanding shares of the class that would adversely affect the holders of shares of the class;

•      change all or part of the issued and outstanding shares of the class into a different number of shares of the same class, that would adversely affect the holders of the class;

•      limit or deny an existing preemptive right of all or part of the shares of the class;

•      cancel or otherwise adversely affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class; or

•      effect a redemption or cancellation of all or part of the shares of the class in exchange for cash or any other form of consideration other than shares of capital stock.

Amendments to Bylaws	The amended and restated bylaws provide that the bylaws may be altered, amended or appealed by the board, except that the board may not amend or repeal any bylaw that the shareholders have expressly provided, in amending or repealing the bylaw, may not be amended or repealed by the board. The shareholders may also alter, amend and repeal the bylaws or adopt new bylaws	The amended and restated bylaws may be adopted, amended or repealed by a majority of votes cast at a meeting by stockholders entitled to vote. However, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding voting securities, voting together as a single class, shall be required for the stockholders to alter, amend or repeal, or adopt any	Same as for Zillow before completion of the mergers.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers
by the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast by the shareholders of Zillow generally in the election of directors, voting together as a single voting group.

bylaw inconsistent with the provisions relating to (1) meetings of stockholders, (2) the powers, number, board resignation and vacancies and removal of the directors, (3) indemnification and (4) amendments to the bylaws.

The Trulia board also has the power to adopt, amend or repeal the bylaws. However, a bylaw amendment adopted by stockholders which specifies the votes that are necessary for the election of directors may not be further amended or repealed by the board.

Ability to Call Special Meeting of Shareholders	The amended and restated articles of incorporation provide that the Chairperson of the board, the Chief Executive Officer of Zillow, the President of Zillow or the board may call special meetings. Prior to the threshold date, a special meeting may also be called upon request by holders of not less than twenty-five percent of all the votes entitled to be cast on any issue proposed to be considered at such special meeting, provided the request is in proper form as prescribed by the bylaws and as otherwise required by applicable laws. After the threshold date, special meetings may not be called by the shareholders or any other person or persons, other than as set forth in the first sentence above.	The amended and restated certificate of incorporation and bylaws provide that, except as otherwise expressly provided by statute or by the terms of any series of preferred stock permitting the holders of such series of preferred stock to call a special meeting of the holders of such series, special meetings of stockholders may be called only by the board, the chairperson of the board, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is specifically denied.	Same as for Zillow before completion of the mergers.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers
Notice of Shareholder Meetings

The amended and restated bylaws provide that notice stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be provided in the form of a record by or at the direction of the Zillow board, the Chairperson of the board, the President or the Secretary to each shareholder entitled to notice of or to vote at the meeting.

Notice shall be provided not less than 10 or more than 60 days before the meeting for normal business, and not less than 20 or more than 60 days before the meeting for the purpose of considering an amendment to the articles, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of Zillow’s assets other than in the regular course of business or the dissolution of the corporation.

The amended and restated bylaws provide that written notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Same as for Zillow before completion of the mergers.

Notice Required for Shareholder Nominations and other Proposals	The amended and restated bylaws provide that nominations of persons for election to the board or the proposal of other business to be transacted by the shareholders at an annual meeting may be made only (1) pursuant to Zillow’s notice of meeting (or any supplement thereto), (2) by or at the direction of the board or any authorized committee thereof, or (3) by	The amended and restated bylaws provide that director nominations and the proposal of business may be properly brought before an annual meeting of stockholders (1) pursuant to the proxy materials with respect to such meeting, (2) by or at the direction of the Trulia board, or (3) by any stockholder of record (both at the time of the giving of the notice required and on	Same as for Zillow before completion of the mergers.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

	any shareholder of the corporation who is a shareholder of record both at the time the notice required by the amended and restated bylaws is delivered to the Secretary and at the time of the annual meeting, who is entitled to vote at the meeting and who complies with the procedures set forth in the amended and restated bylaws. Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act, and the rules and regulations thereunder, and included in the corporation’s notice of meeting, the foregoing clause (3) is the exclusive means for a shareholder to propose business to be brought before an annual meeting.	the record date for the determination of stockholders entitled to vote at the annual meeting) who has complied with the advance notice procedures in the amended and restated bylaws, which include giving timely notice in proper written form to the Secretary of Trulia at its principal executive offices. Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act and the related rules and regulations, and included in the notice of meeting given by or at the direction of the board, clause (3) above is the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

Limitations on Personal Liability of Directors and Officers	The amended and restated articles of incorporation provide that, to the full extent that the WBCA permits the limitation or elimination of the liability of directors, a director of Zillow shall not be liable to the corporation or its shareholders for monetary damages for conduct as a director.	The amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, directors shall not be personally liable to Trulia or its stockholders for monetary damages for breach of fiduciary duty as a director.	Same as for Zillow before completion of the mergers.

Indemnification of Directors and Officers	The amended and restated bylaws provide that each person who was, is or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or	The amended and restated bylaws provide that Trulia shall indemnify, to the fullest extent permitted by applicable law, any director or officer who was or is a party or is threatened to be made a party to any	Same as for Zillow before completion of the mergers.

Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

completed action, suit, claim or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “proceeding”), by reason of the fact that he or she is or was a director or officer of Zillow or, that being or having been a director or officer of Zillow, he or she is or was serving at the request of Zillow as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “indemnitee”), whether the basis of a proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the corporation against all losses, claims, damages (compensatory, exemplary, punitive or otherwise), liabilities, and expenses (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties, amounts to be paid in settlement, and any other expenses) actually and reasonably incurred or suffered by the indemnitee in connection with the proceeding, and the indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the corporation or a director, officer, partner, trustee, employee or agent of another corporation, partnership, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a Trulia director, officer, employee or agent or is or was serving at the request of Trulia as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding. However, Trulia will indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Trulia board.

Trulia will not indemnify any person in connection with any proceeding:

•      for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

•      for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if

Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Except as provided in the amended and restated bylaws with respect to proceedings seeking to enforce rights to indemnification, Zillow shall indemnify the indemnitee in connection with a proceeding (or part of a proceeding) initiated by the indemnitee only if a proceeding (or part of a proceeding) was authorized or ratified by the board. The right to indemnification conferred is a contract right.

However, no indemnification is provided to any indemnitee for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for conduct of the indemnitee finally adjudged to be in violation of RCW 23B.08.310, for any transaction with respect to which it was finally adjudged that the indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if Zillow is otherwise prohibited by applicable law from paying indemnification. Notwithstanding the foregoing, if RCW 23B.08.560 is amended, the restrictions on such person is liable (including pursuant to any settlement arrangements);

•      for any reimbursement of Trulia by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of Trulia, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the corporation pursuant to Section 304 of the Sarbanes-Oxley Act, or the payment to Trulia of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is liable (including pursuant to any settlement arrangements);

•      initiated by such person against Trulia or its directors, officers, employees, agents or other indemnitees, unless (a) the board authorized the proceeding (or the relevant part of the proceeding) prior to its initiation, (b) Trulia provides the indemnification, in its sole discretion, pursuant to the powers vested in the

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

indemnification shall be as set forth in the amended statutory provision.

Zillow may also, by action of the board, grant rights to indemnification and advancement of expenses to employees and agents or any class or group of employees and agents of the corporation (1) with the same scope and effect as the provisions of the bylaws with respect to indemnification and the advancement of expenses of directors and officers of the corporation, (2) pursuant to rights granted or provided by the WBCA, or (3) as are otherwise consistent with law.

corporation under applicable law, (c) otherwise required to be made under the certificate of incorporation or (d) otherwise required by applicable law; or • if prohibited by applicable law.

State Anti-Takeover Statutes	Chapter 19 of the WBCA, with limited exceptions, prohibits a “target corporation” from engaging in specified “significant business transactions” for a period of five years after the share acquisition by an “acquiring person,” unless (1) the transaction is exempted by RCW 23B.19.030, (2) the significant business transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition, or (3) the significant business transaction was both approved by the majority of the members of the target corporation’s board and

Section 203 of the DGCL prohibits an “interested stockholder” (a stockholder that beneficially owns 15% or more of the outstanding voting stock) from engaging in a business combination for three years following the time that person becomes an interested stockholder, unless:

•      the board gave its prior approval of the transaction in which the person became an interested stockholder;

•      upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of the company’s voting stock outstanding at the

Same as for Zillow before completion of the mergers.

Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

authorized at a shareholder meeting by at least two-thirds of the outstanding voting shares (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. Significant business transactions include, among other transactions:

•      mergers, share exchanges or consolidations with, dispositions of assets to, or issuances of stock to or redemptions of stock from, the acquiring person;

•      termination of 5% or more of the employees of the target corporation employed in Washington over a five-year period as a result of the acquiring person’s acquisition of 10% or more of the shares;

•      allowing the acquiring person to receive any disproportionate benefit as a shareholder; and

•      liquidating or dissolving the target corporation.

After the five-year period, “significant business

time of the commencement of such transaction;

•      or on or after the date on which the person became an interested stockholder, the business combination is approved by the board as well as by the holders of two-thirds of the outstanding voting stock not owned by the interested stockholder.

The amended and restated certificate of incorporation does not contain any provision opting out of the restrictions prescribed by Section 203 of the DGCL.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

transactions” are permitted, as long as they comply with the “fair price” provisions of the statute or are approved by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. A corporation may not “opt out” of this statute.

Transactions Involving Directors

The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (1) it is approved by a majority of qualified directors, but no fewer than two, after any required disclosure; (2) it is approved by the affirmative vote of the majority of all qualified shares after notice and disclosure to the shareholders; or (3) at the time of commitment, the transaction is established to have been fair to the corporation.

For purposes of this provision, a “qualified director” is one who does not have either: (1) a conflicting interest respecting the transaction; or (2) a familial, financial, professional, or employment relationship with a second director who does have a conflicting interest respecting the transaction, which relationship would, in the circumstances, reasonably be expected to exert an influence on the

		Section 144 of the DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (1) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (2) the material facts as to the director’s or officer’s interest and as to the	Same as for Zillow before completion of the mergers.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

first director’s judgment when voting on the transaction.

“Qualified shares” are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director, or an affiliate of the director, who has a conflicting interest respecting the transaction.

transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders, or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Appraisal Rights	The WBCA provides that shareholders are entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, specified corporate actions. One such action is a plan of merger, which has become effective, to which the corporation is a party if shareholder approval was required for the merger and the shareholder was entitled to vote on the merger. Accordingly, Zillow shareholders entitled to vote on this merger have the right to dissent from, and obtain payment of the “fair value” of the shareholder’s shares in the merger. See “The Mergers — Appraisal/Dissenters’ Rights.”

Under Section 262 of the DGCL a stockholder of a Delaware corporation generally has appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 holders.

Even if a corporation’s stock meets these requirements, the DGCL still provides appraisal rights if stockholders of the corporation are required to accept for their stock in certain mergers or consolidations anything other than:

•      shares of stock of the corporation surviving or resulting from such merger or consolidation, or

Same as for Zillow before completion of the mergers.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

depository receipts in respect thereof;

•      shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•      cash in lieu of fractional shares or fractional depository receipts described in the foregoing; or

•      any combination of the foregoing.

In accordance with Section 262 of the DGCL, no appraisal rights are available to holders of shares of Trulia common stock in connection with the Trulia merger.

Vote on Business Combinations	With respect to any proposal or matter presented to shareholders for approval of a plan of merger or share exchange, the sale of assets other than in the regular course of business or dissolution, Zillow’s shareholders may approve the proposal or matter by a majority of the voting group comprising all the votes entitled to be cast on such proposal or matter. In	The DGCL generally provides that, unless otherwise specified in a corporation’s certificate of incorporation or unless the provisions of the DGCL relating to business combinations are applicable, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or consolidation of the corporation with another corporation or a dissolution	Same as for Zillow before completion of the mergers.

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

addition, the holders of each outstanding class or series of shares of Zillow shall not be entitled to vote as a separate voting group on a plan of merger or share exchange.

of the corporation requires the affirmative vote of a majority of the outstanding stock entitled to vote on the matter.

Trulia’s amended and restated certificate of incorporation does not include any contrary provisions.

Proxy	The amended and restated bylaws provide that a shareholder or the shareholder’s agent or attorney-in-fact may appoint a proxy to vote or otherwise act for the shareholder by an executed writing or by a recorded telephone call, voice mail or other electronic transmission.	The amended and restated bylaws provide that a stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.	Same as for Zillow before completion of the mergers.

Preemptive Rights	The amended and restated articles of incorporation provide that no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of Zillow, except to the extent provided by written agreement with Zillow.	None.	Same as for Zillow before completion of the mergers.

Subdivisions or Combinations	The amended and restated articles of incorporation provide that if Zillow in any manner subdivides or combines the outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other such class will be subdivided or combined	None.	Same as for Zillow before completion of the mergers. In addition, the outstanding shares of the Class C capital stock will be subdivided or combined in the same proportion and manner as the Class A common stock and Class B common stock, unless different treatment of

	Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

	in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.		the Class C capital stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C capital stock, the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group. Except for any subdivision or combination of Class C capital stock in accordance with the foregoing, Holdco shall not subdivide or combine the outstanding shares of Class C capital stock unless such subdivision or combination is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Dividends	The amended and restated articles of incorporation provide that, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to share equally in any dividends that the Zillow board may declare from time to time unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding	The amended and restated bylaws provide that the board, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of Trulia’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the certificate of incorporation. The board may set apart out of any of the funds available for	Same as for Zillow before completion of the mergers. In addition, subject to the preferences that may apply to any series of preferred stock outstanding at any time, the holders of Class C capital stock are entitled to share equally in any dividends that Holdco’s board may declare from time to time with respect to the shares of Class A common stock and Class B common stock, unless different treatment is approved by the affirmative

Zillow Shareholders Before Completion of the Mergers	Trulia Stockholders Before Completion of the Mergers	Holdco Shareholders After Completion of the Mergers

shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting as a separate voting group. If a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock will receive Class A common stock and holders of Class B common stock will receive Class B common stock.	dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.	vote of the holders of a majority of the outstanding shares of Class C capital stock, the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group. If a dividend is paid in the form of common stock, then holders of Class C capital stock shall receive Class C capital stock. Except for a dividend declared in accordance with the previous sentence, Holdco will not declare a dividend with respect to the Class C capital stock, unless it is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

EXPERTS

The financial statements of Zillow included in Zillow’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Zillow’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedules of Trulia, incorporated by reference in this joint proxy statement/prospectus from Trulia’s Annual Report on Form 10-K/A for the year ended December 31, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report therein, and incorporated by reference in this joint proxy statement/prospectus. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The 2012 financial statements of StreetEasy, Inc. included in Zillow’s Form 8-K/A filed with the SEC on November 5, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The 2011 financial statements of RentJuice Corporation included in Zillow’s Form 8-K/A filed with the SEC on June 13, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Market Leader, Inc. as of December 31, 2012 and 2011, and for each of the years in the two-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Perkins Coie LLP, counsel to Holdco and Zillow, will pass upon the validity of the Holdco common stock offered by this joint proxy statement/prospectus.

Zillow will receive an opinion from Shearman & Sterling to the effect that each of the mergers will constitute a reorganization within the meaning of section 368(a) of the Code and exchanges within the meaning of section 351 of the Code, and Trulia will receive an opinion from Goodwin Procter to the effect that each of the mergers will constitute a reorganization within the meaning of section 368(a) of the Code and exchanges within the meaning of section 351 of the Code.

FUTURE SHAREHOLDER PROPOSALS

Zillow

Zillow held its 2014 annual meeting of shareholders on June 4, 2014. Zillow will hold an annual meeting in 2015 only if the mergers have not already been completed. If the annual meeting is held, to be considered for inclusion in Zillow’s proxy statement and form of proxy for its 2015 annual meeting, shareholder proposals must be received at Zillow’s principal executive offices no later than the close of business on December 18, 2014. As prescribed by current Rule 14a-8(b) under the Exchange Act, a shareholder must have continuously held at least $2,000 in market value, or 1%, of Zillow’s outstanding shares for at least one year by the date of submitting the proposal, and the shareholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in Zillow’s 2015 proxy statement, but is instead sought to be presented directly at Zillow’s 2015 annual meeting of shareholders, shareholders are advised to review Zillow’s amended and restated bylaws as they contain requirements with respect to advance notice of shareholder proposals not intended for inclusion in its proxy statement and director nominations. To be timely, a shareholder’s notice must be delivered to and received by Zillow’s corporate secretary at its principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of Zillow’s 2014 annual meeting of shareholders. Accordingly, any such shareholder proposal must be received between February 4, 2015 and the close of business on March 6, 2015. Copies of the pertinent bylaw provisions are available on request to the following address: Corporate Secretary, Zillow, Inc., 1301 Second Avenue, Floor 31, Seattle, Washington 98101. For such proposals or nominations that are timely filed, Zillow retains discretion to vote proxies it receives, provided that (a) it includes in its proxy statement advice to shareholders on the nature of the proposal and how it intends to exercise its voting discretion and (b) the proponent does not issue a separate and appropriate proxy statement.

Trulia

Trulia held its 2014 annual meeting of stockholders on June 3, 2014. Trulia will hold an annual meeting in 2015 only if the mergers have not already been completed. If the annual meeting is held, to be considered for inclusion in Trulia’s proxy statement and form of proxy for its 2015 annual meeting, stockholder proposals must be received at Trulia’s principal executive offices no later than the close of business on December 23, 2014. As prescribed by current Rule 14a-8(b) under the Exchange Act, a stockholder must have continuously held at least $2,000 in market value, or 1%, of Trulia’s outstanding shares for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting. Proposals should be addressed to:

Trulia, Inc.

Attention: Corporate Secretary

116 New Montgomery Street, Suite 300

San Francisco, California 94105

Fax: (415) 462-5178

Trulia’s amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in Trulia’s proxy statement. Trulia’s amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in Trulia’s proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of the Trulia board, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to Trulia’s Corporate Secretary, which notice must contain the information specified in Trulia’s amended and restated bylaws. To be timely for Trulia’s 2015 annual meeting of stockholders, Trulia’s Corporate Secretary must receive the written notice at its principal executive offices:

•	not earlier than February 6, 2015; and

•	not later than the close of business on March 8, 2015.

In the event that Trulia holds its 2015 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2014 annual meeting, then notice of a stockholder proposal that is not intended to be included in Trulia’s proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified Trulia of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Trulia is not required to present the proposal for a vote at such meeting.

WHERE YOU CAN FIND MORE INFORMATION

Zillow and Trulia each file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information filed by Zillow or Trulia at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy, and information statements and other information regarding issuers that file electronically with the SEC, including Zillow and Trulia, at www.sec.gov. You may also access the SEC filings and obtain other information about Zillow and Trulia through the websites maintained by Zillow and Trulia, which are investors.zillow.com and ir.trulia.com, respectively. The information contained in those websites is not incorporated by reference in this joint proxy statement/prospectus.

The SEC allows Zillow and Trulia to “incorporate by reference” information in this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Zillow (Commission file number 001-35237) and Trulia (Commission file number 001-35650) have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

Zillow’s Filings with the SEC	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2013, as filed February 18, 2014
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2014, as filed May 8, 2014; Quarter ended June 30, 2014, as filed August 6, 2014; Quarter ended September 30, 2014, as filed November 6, 2014
Definitive Proxy Statement on Schedule 14A	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders on June 4, 2014, as filed on April 17, 2014
Current Reports on Form 8-K	Filed June 9, 2014, June 18, 2014, July 28, 2014, July 29, 2014, September 3, 2014, September 12, 2014 and September 25, 2014

Trulia’s Filings with the SEC	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2013, as filed March 3, 2014
Amendment No. 1 to Annual Report on Form 10-K/A	Year ended December 31, 2013, as filed May 23, 2014
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2014, as filed May 2, 2014; Quarter ended June 30, 2014, as filed August 8, 2014; Quarter ended September 30, 2014, as filed November 6, 2014
Definitive Proxy Statement on Schedule 14A	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on June 3, 2014, as filed on April 22, 2014
Current Reports on Form 8-K and 8-K/A	Filed February 12, 2014, March 13, 2014 (two filings), June 4, 2014 (two filings), June 9, 2014, July 28, 2014, September 3, 2014, and September 25, 2014

The following financial statements contained in Zillow’s filings with the SEC, or Trulia’s filings with the SEC, as applicable, are also incorporated by reference in this joint proxy statement/prospectus:

•	Unaudited condensed financial statements of RentJuice Corporation as of March 31, 2012 and for the three months ended March 31, 2012 and 2011, included in Exhibit 99.2 to Zillow’s Current Report on Form 8-K/A filed on June 13, 2012;

•	Audited financial statements of RentJuice Corporation as of and for the year ended December 31, 2011, included in Exhibit 99.2 to Zillow’s Current Report on Form 8-K/A filed on June 13, 2012;

•	Unaudited condensed financial statements of StreetEasy, Inc., as of June 30, 2013 and for the six months ended June 30, 2013 and 2012, included in Exhibit 99.2 to Zillow’s Current Report on Form 8-K/A filed on November 5, 2013;

•	Audited financial statements of StreetEasy, Inc., as of and for the year ended December 31, 2012, included in Exhibit 99.3 to Zillow’s Current Report on Form 8-K/A filed on November 5, 2013;

•	Audited consolidated balance sheets of Market Leader, Inc. as of December 31, 2011 and 2012 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2011 and 2012, and the related notes, the related financial statements schedule and “Management’s Annual Report on Internal Control Over Financial Reporting”, included in Exhibit 99.1 to Trulia’s Current Report on Form 8-K/A filed on November 1, 2013;

•	Unaudited condensed consolidated balance sheets of Market Leader, Inc. as of June 30, 2013, and the unaudited condensed consolidated statement of operations, shareholders’ equity and cash flows for the six months ended June 30, 2012 and 2013, and the related notes, included in Exhibit 99.2 to Trulia’s Current Report on Form 8-K/A filed on November 1, 2013.

•	Unaudited condensed statement of operations of Market Leader, Inc. for the period from January 1, 2013 to August 20, 2013, included in Exhibit 99.4 to Trulia’s Current Report on Form 8-K filed on December 10, 2013.

All documents filed by Zillow and Trulia pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this joint proxy statement/prospectus to the date of the special meetings shall also be deemed to be incorporated in this joint proxy statement/prospectus by reference.

You may also obtain copies of any document incorporated in this joint proxy statement/prospectus, without charge, by requesting them in writing, by telephone or by e-mail from the appropriate company at the following addresses:

Zillow, Inc. 1301 Second Avenue, Floor 31 Seattle, Washington 98101 Attention: Investor Relations (866) 504-0030 http://investors.zillow.com	Trulia, Inc. 116 New Montgomery Street, Suite 300 San Fancisco, California 94105 Attention: Investor Relations (415) 648-4358 http://ir.trulia.com

None of Zillow, Holdco, or Trulia has authorized anyone to give any information or make any representation about the mergers or the special meetings that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

among

ZILLOW, INC.,

ZEBRA HOLDCO, INC.

and

TRULIA, INC.

Dated as of July 28, 2014

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2014 (this “Agreement”), among Zillow, Inc., a Washington corporation (“Zillow”), Zebra Holdco, Inc., a Washington corporation (“HoldCo”), and Trulia, Inc., a Delaware corporation (“Trulia”).

WHEREAS, HoldCo will organize a Washington corporation as a wholly owned subsidiary of HoldCo (“Zillow Merger Sub”) and a Delaware corporation as a wholly owned subsidiary of HoldCo (“Trulia Merger Sub”) for the purpose of effecting the transactions contemplated by this Agreement;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Washington Business Corporation Act (the “WBCA”), Zillow and Trulia will enter into business combination transactions pursuant to which Zillow Merger Sub will be merged with and into Zillow, the separate corporate existence of Zillow Merger Sub will thereupon cease and Zillow will continue as the surviving corporation and a wholly owned Subsidiary of HoldCo (the “Zillow Merger”), and Trulia Merger Sub will be merged with and into Trulia, the separate corporate existence of Trulia Merger Sub will thereupon cease and Trulia will continue as the surviving corporation and a wholly owned subsidiary of HoldCo (the “Trulia Merger” and, together with the Zillow Merger, the “Mergers”);

WHEREAS, the Board of Directors of Trulia (the “Trulia Board”) has (i) determined that the Trulia Merger is in the best interests of, Trulia and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Trulia Merger, and declared this Agreement advisable and (iii) resolved to recommend the adoption of this Agreement by the stockholders of Trulia;

WHEREAS, the Board of Directors of Zillow (the “Zillow Board”) has (i) determined that the Zillow Merger is advisable and in the best interests of, Zillow and its shareholders, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Zillow Merger, and (iii) resolved to recommend the approval of this Agreement by the shareholders of Zillow;

WHEREAS, Zillow and certain stockholders of Trulia have entered into voting agreements, dated as of the date hereof (the “Trulia Voting Agreements”), providing that, among other things, such stockholders will vote their shares of common stock, par value $0.00001 per share, of Trulia (“Trulia Common Stock”) in favor of this Agreement, the Trulia Merger and the other transactions contemplated by this Agreement;

WHEREAS, certain shareholders of Zillow have entered into voting agreements, dated as of the date hereof (the “Zillow Voting Agreements” and, together with Trulia Voting Agreements, the “Voting Agreements”), providing that, among other things, such shareholders will vote their shares of Class B common stock, par value $0.0001 per share, of Zillow (“Zillow Class B Common Stock”) in favor of this Agreement, the Zillow Merger and the other transactions contemplated by this Agreement; and

WHEREAS, for United States federal income tax purposes, the Mergers are intended to qualify as reorganizations under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Zillow, HoldCo and Trulia hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Mergers.

(a) The Zillow Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Initial Effective Time (as defined in Section 1.02), Zillow Merger Sub shall be merged with and into Zillow in accordance with the WBCA, whereupon the separate existence of Zillow Merger Sub shall cease and Zillow shall be the surviving corporation of the Zillow Merger (the “Zillow Surviving Corporation”).

(b) The Trulia Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.02), Trulia Merger Sub shall be merged with and into Trulia in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Trulia Merger Sub shall cease and Trulia shall be the surviving corporation of the Trulia Merger (the “Trulia Surviving Corporation” and, together with the Zillow Surviving Corporation, the “Surviving Corporations”).

SECTION 1.02. Effective Time; Closing. As promptly as practicable, but no later than two business days, after the satisfaction or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions), the parties hereto shall cause the Mergers to be consummated. A closing (the “Closing”) to effect the consummation of the Mergers shall be held at the offices of Shearman & Sterling LLP, Four Embarcadero Center, Suite 3800, San Francisco, California 94111, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Subject to the provisions of this Agreement, concurrently with or as soon as practicable following the Closing, (a) Zillow shall duly execute and file articles of merger (the “Zillow Merger Filing”) with the Washington Secretary of State and make all other filings or recordings required by the WBCA in connection with the Zillow Merger; and (b) Trulia shall duly execute and file a certificate of merger (the “Trulia Merger Filing”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Trulia Merger. The Zillow Merger shall become effective on the date and at such time as set forth in the Zillow Merger Filing (the “Initial Effective Time”), which shall be no later than 1:00 p.m., Eastern Time on the Closing Date, or at any other time indicated therein and mutually agreed to by Zillow and Trulia. The Trulia Merger shall become effective on the date and at such time (the “Effective Time”) as set forth in the Trulia Merger Filing, which shall be one minute later than the Initial Effective Time, or at any other later time indicated therein and mutually agreed to by Trulia and Zillow.

SECTION 1.03. Effect of the Mergers.

(a) Zillow Merger. At the Initial Effective Time, the effect of the Zillow Merger shall be as provided in the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Initial Effective Time, all the property, rights, privileges, powers and franchises of Zillow and Zillow Merger Sub shall vest in the Zillow Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Zillow and Zillow Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Zillow Surviving Corporation.

(b) Trulia Merger. At the Effective Time, the effect of the Trulia Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Trulia and Trulia Merger Sub shall vest in the Trulia Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Trulia and Trulia Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Trulia Surviving Corporation.

SECTION 1.04. Articles of Incorporation/Certificate of Incorporation; By-laws.

(a) Zillow Surviving Corporation.

(i) As of the Initial Effective Time, by virtue of the Zillow Merger and without any action on the part of Zillow, Zillow Merger Sub or any other person, the articles of incorporation of the Zillow Merger Sub shall be the articles of incorporation of the Zillow Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(ii) As of the Initial Effective Time, by virtue of the Zillow Merger and without any action on the part of Zillow, Zillow Merger Sub or any other person, the bylaws of the Zillow Merger Sub shall be the bylaws of the Zillow Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(b) Trulia Surviving Corporation.

(i) As of the Effective Time, by virtue of the Trulia Merger and without any action on the part of Trulia, Trulia Merger Sub or any other person, the certificate of incorporation of the Trulia Merger Sub shall be the certificate of incorporation of the Trulia Surviving Corporation, except the references to Trulia Merger Sub’s name shall be replaced by references to “Trulia”, until thereafter changed or amended as provided therein or by applicable Law.

(ii) As of the Effective Time, by virtue of the Trulia Merger and without any action on the part of Trulia, Trulia Merger Sub or any other person, the bylaws of the Trulia Merger Sub shall be the bylaws of the Trulia Surviving Corporation, except the references to Trulia Merger Sub’s name shall be replaced by references to “Trulia”, until thereafter changed or amended as provided therein or by applicable Law.

(c) HoldCo. Prior to filing the Registration Statement as described in Section 6.01, HoldCo (i) shall amend (or amend and restate) its articles of incorporation substantially in the form set forth in Exhibit A (with such other changes as may be mutually agreed upon by Zillow and Trulia) and its by-laws to read substantially the same as the by-laws of Zillow in effect as of the date hereof, except for any references to HoldCo’s name, adding any applicable references to the new class of non-voting Class C capital stock and other changes mutually agreed upon by Zillow and Trulia, and (ii) may determine to reincorporate from a Washington corporation to a Delaware corporation by providing Trulia with written notice to that effect. If HoldCo provides Trulia with such notice, then prior to filing such Registration Statement, HoldCo shall (A) reincorporate from a Washington corporation to a Delaware corporation, and (B) amend (or amend and restate) its certificate of incorporation and by-laws to make any changes as may be required to conform to the legal requirements of the DGCL and to make any other changes mutually agreed upon by Zillow and Trulia.

SECTION 1.05. Directors and Officers.

(a) Zillow Surviving Corporation. From and after the Initial Effective Time, until successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, (i) the directors of Zillow Merger Sub at the Effective Time shall be the directors of the Zillow Surviving Corporation and (ii) the officers of Zillow at the Effective Time shall be the officers of the Zillow Surviving Corporation.

(b) Trulia Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, (i) the directors of Trulia Merger Sub at the Effective Time shall be the directors of the Trulia Surviving Corporation and (ii) the officers of Trulia at the Effective Time shall be the officers of the Trulia Surviving Corporation. To the extent requested by Zillow prior to the Effective Time, Trulia shall use its reasonable best efforts to cause the applicable officers and directors of each Trulia Subsidiary (or those Trulia Subsidiaries so specified by Zillow) to tender their resignations as officers or directors of the applicable Trulia Subsidiaries, effective as of the Effective Time, to deliver to Zillow written evidence of such resignations (to be effective as of the Effective Time) prior to the Effective Time.

(c) HoldCo. Prior to the Closing, the Board of Directors of HoldCo (the “HoldCo Board”) shall take all actions necessary to (i) fix the size of the HoldCo Board at ten members effective as of the Initial Effective Time, and (ii) elect as directors of the HoldCo Board, effective as of the Initial Effective Time, the eight persons who are members of the Zillow Board immediately prior to the Initial Effective Time and two members of the Trulia Board who are mutually agreed to by Trulia and Zillow (the “Trulia Board Designees”), to hold office until their successors are duly elected and qualified or until their earlier death, resignation or removal. One of the Trulia Board Designees shall be included in the class of directors of the HoldCo Board whose term expires in 2016, and one of the Trulia Board Designees shall be included in the class of directors of the HoldCo Board whose term expires in 2017. Trulia and Zillow shall mutually designate the Trulia Board Designees to be appointed to the HoldCo Board by written agreement not later than 30 calendar days prior to the Closing.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01. Effect on Capital Stock.

(a) Capital Stock of Trulia. At the Effective Time, by virtue of the Trulia Merger and without any action on the part of HoldCo, Trulia or the holders of any Trulia Common Stock or HoldCo Common Stock:

(i) Conversion of Trulia Common Stock. Subject to Section 2.02, each share of Trulia Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a)(ii)) shall be converted into the right to receive 0.444 of a share (the “Trulia Exchange Ratio”) of fully paid and nonassessable HoldCo Class A Common Stock (the “Trulia Merger Consideration”). All such shares of Trulia Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Trulia Common Stock (each, a “Trulia Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Trulia Merger Consideration and any cash in lieu of fractional shares of HoldCo Class A Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest.

(ii) Cancellation of Treasury Stock and Zillow-Owned Stock. Each share of Trulia Common Stock that is owned by Trulia as treasury stock and each share of Trulia Common Stock that is owned by HoldCo, Zillow or any direct or indirect wholly owned subsidiary of Zillow or Trulia immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Trulia Merger Sub Common Stock. Each share of common stock, par value $0.0001 per share, of Trulia Merger Sub (the “Trulia Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Trulia Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Trulia Surviving Corporation. From and after the Effective Time, all certificates representing shares of Trulia Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Trulia Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iv) Appraisal Rights/Dissenting Shares. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Trulia Common Stock in connection with the Trulia Merger.

(b) Capital Stock of Zillow. At the Initial Effective Time, by virtue of the Zillow Merger and without any action on the part of HoldCo, Zillow or the holders of any Zillow Common Stock or HoldCo Common Stock:

(i) Conversion of Zillow Common Stock. Subject to Section 2.02, (i) each share of Zillow Class A Common Stock issued and outstanding immediately prior to the Initial Effective Time (other than shares to be canceled in accordance with Section 2.01(b)(ii) and the Dissenting Zillow Shares) shall be converted into the right to receive one share (the “Zillow Class A Exchange Ratio”) of fully paid and nonassessable HoldCo Class A Common Stock (the “Zillow Class A Merger Consideration”) and (ii) each share of Class B Zillow Common Stock issued and outstanding immediately prior to the Initial Effective Time (other than shares to be canceled in accordance with Section 2.01(b)(ii) and the Dissenting Zillow Shares) shall be converted into the right to receive one share (the “Zillow Class B Exchange Ratio”, together with the Trulia Exchange Ratio and the Zillow Class A Exchange Ratio, the “Exchange Ratios”) of fully paid and nonassessable HoldCo Class B Common Stock (the “Zillow Class B Merger Consideration” and, together with the Trulia Merger Consideration and the Zillow Class A Merger Consideration, the “Merger Consideration”). All such shares of Zillow Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Initial Effective Time represented any such shares of Zillow Common Stock (each, a “Zillow Certificate” and, together with the Trulia Certificates, the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Zillow Class A Merger Consideration or the Zillow Class B Merger Consideration, as applicable, and any cash in lieu of fractional shares of HoldCo Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Zillow Certificate in accordance with Section 2.02, without interest.

(ii) Cancellation of Treasury Stock and Trulia-Owned Stock. Each share of Zillow Common Stock that is owned by Zillow as treasury stock and each share of Zillow Common Stock that is owned by HoldCo, Trulia or any direct or indirect wholly owned subsidiary of Zillow or Trulia immediately prior to the Initial Effective Time shall no longer be outstanding and shall automatically be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Trulia Merger Sub Common Stock. Each share of common stock, par value $0.0001 per share, of Zillow Merger Sub (the “Zillow Merger Sub Common Stock”) issued and outstanding immediately prior to the Initial Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Zillow Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Zillow Surviving Corporation. From and after the Initial Effective Time, all certificates representing shares of Zillow Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Zillow Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iv) Appraisal Rights/Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Zillow Common Stock issued and outstanding immediately prior to the Initial Effective Time and held by a shareholder who shall have neither voted in favor of the Zillow Merger nor consented thereto in writing and who shall have properly and validly demanded its rights to be paid the fair value of such shares in accordance with Chapter 23B.13 of the WBCA (“Dissenting Zillow Shares”) shall not be converted into, or represent the right to receive, Merger Consideration pursuant to Section 2.01(b)(i). By virtue of the Zillow Merger, all Dissenting Zillow Shares shall be cancelled and shall cease to exist and the holders of such Dissenting Zillow Shares shall thereafter be entitled only to such rights with respect to such Dissenting Zillow Shares as are provided under Chapter 23B.13 of the WBCA; provided, however, that notwithstanding the foregoing, all Dissenting Zillow Shares held by a shareholder who shall have failed to perfect or who shall have effectively withdrawn or lost such shareholder’s right to dissent under such Chapter 23B.13 of the WBCA shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive (A) the Merger Consideration into which such shares of Zillow Common Stock have been converted pursuant to Section 2.01(b)(i) and (B) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d), without any interest thereon, upon surrender of such Certificate(s) (or shares of Zillow Common Stock held in book-entry form) in accordance with this Article II.

(c) Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Zillow Common Stock or Trulia Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Zillow Common Stock or Trulia Common Stock, as the case may be, will be appropriately adjusted to provide to the holders of Zillow Common Stock and Trulia Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Zillow or Trulia to take any action with respect to its securities that is prohibited by the terms of this Agreement. As and to the extent provided in Section 2.02(i), the right of any holder of a Certificate to receive Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable tax Law.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Prior to the Initial Effective Time, HoldCo shall appoint Computershare, Inc. to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Initial Effective Time, HoldCo shall cause to be deposited with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of HoldCo Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f). All such HoldCo Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time, HoldCo shall cause the Exchange Agent to mail to each holder of record of Trulia Common Stock or Zillow Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Zillow or HoldCo may specify subject to Trulia’s reasonable approval prior to the Initial Effective Time), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Trulia Common Stock or Zillow Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Trulia Common Stock or Zillow Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (A) the Merger Consideration into which such shares of Trulia Common Stock or Zillow Common Stock have been converted pursuant to Section 2.01 and (B) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Trulia Common Stock or Zillow Common Stock which is not registered in the transfer records of Trulia or Zillow, as applicable, a certificate representing the proper number of shares of HoldCo Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Trulia Common Stock or Zillow Common Stock (or, if such Trulia Common Stock or Zillow Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Trulia Common Stock and Zillow Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Trulia Common Stock or Zillow Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to

Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Trulia Common Stock or Zillow Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to HoldCo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Trulia Common Stock or Zillow Common Stock held in book-entry form) with respect to the shares of HoldCo Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or shares of Trulia Common Stock or Zillow Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Trulia Common Stock or Zillow Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of HoldCo Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HoldCo Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HoldCo Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of HoldCo Common Stock.

(e) No Further Ownership Rights in Trulia Common Stock or Zillow Common Stock. The shares of HoldCo Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Trulia Common Stock or Zillow Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Trulia Common Stock or Zillow Common Stock. From and after (i) the Initial Effective Time with respect to shares of Zillow Common Stock and (ii) the Effective Time with respect to shares of Trulia Common Stock, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporations of shares of Zillow Common Stock or Trulia Common Stock, as applicable, that were outstanding immediately prior to the Initial Effective Time or the Effective Time, as applicable. If, after (x) the Initial Effective Time with respect to shares of Zillow Common Stock and (y) the Effective Time with respect to shares of Trulia Common Stock, any Certificates formerly representing shares of Zillow Common Stock or Trulia Common Stock (or shares of Zillow Common Stock or Trulia Common Stock held in book-entry form) are presented to HoldCo, a Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No certificates or scrip representing fractional shares of HoldCo Common Stock shall be issued upon the conversion of Trulia Common Stock or Zillow Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of Trulia Common Stock or Zillow Common Stock converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of HoldCo Common Stock (after taking into account all shares of Trulia Common Stock or Zillow Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Zillow Class A Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Zillow and Trulia) on the last complete trading day prior to the date of the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Trulia Common Stock or Zillow Common Stock for 180 days after the Effective Time shall be delivered to HoldCo and any holder of Trulia Common Stock or Zillow Common Stock who has not theretofore complied with this Article II shall thereafter look only to HoldCo for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h) No Liability. None of Trulia, Zillow, HoldCo or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of HoldCo, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of HoldCo and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Zillow Common Stock, Trulia Common Stock, Trulia Stock Options or Trulia RSUs pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of such Zillow Common Stock, Trulia Common Stock, Trulia Stock Option or Trulia RSU in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HoldCo, the posting by such person of a bond, in such reasonable and customary amount as HoldCo may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

SECTION 2.03. Trulia Stock Options. (a) All options of Trulia (the “Trulia Stock Options”) outstanding at the Effective Time, whether or not exercisable and whether or not vested, that were issued under Trulia’s 2005 Stock Incentive Plan or Trulia’s 2012 Equity Incentive Plan or the Market Leader Amended and Restated 2004 Equity Incentive Plan (collectively, the “Trulia Stock Plans”), shall remain outstanding following the Effective Time. At the Effective Time, Trulia Stock Options shall be assumed by HoldCo in such manner that HoldCo (i) is a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Trulia Stock Options, would be such a corporation were Section 424 of the Code applicable to such Trulia Stock Options. From and after the Effective Time, all references to Trulia in Trulia Stock Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to HoldCo, which shall have assumed Trulia Stock Plans as of the Effective Time by virtue of this Agreement. Each Trulia Stock Option to be assumed by HoldCo (each, a “Substitute Trulia Option”) shall be exercisable upon the same terms and conditions as under the applicable Trulia Stock Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Trulia Option shall be exercisable for, and represent the right to acquire, that whole number of shares of HoldCo Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Trulia Common Stock subject to such Trulia Stock Option multiplied by the Trulia Exchange Ratio; and (B) the option price per share of HoldCo Class A Common Stock shall be an amount equal to the option price per share of Trulia Common Stock subject to such Trulia Stock Option in effect immediately prior to the Effective Time divided by the Trulia Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Trulia Option shall otherwise be subject to the same terms and conditions as such Trulia Stock Option. All outstanding unvested Trulia Stock Options held by a member of Trulia Board who is not an employee of Trulia or any Trulia Subsidiary (an “Outside Director Trulia Stock Option”) shall become fully vested and exercisable immediately prior to the Effective Time.

(b) As soon as practicable after the Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of a Substitute Trulia Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Trulia Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.03 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Substitute Trulia Options and ensure, to the extent required by, and subject to the provisions of, Trulia Stock Plans, that Substitute Trulia Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon exercise of Substitute Trulia Options pursuant to the terms set forth in this Section 2.03. As soon as practicable after the Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Substitute Trulia Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Trulia Options remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Substitute Trulia Options to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.04. Trulia Restricted Stock Units. All restricted stock units of Trulia (“Trulia RSUs”) outstanding at the Effective Time, whether or not vested, that were issued under Trulia Stock Plans, shall remain outstanding following the Effective Time. At the Effective Time, each Trulia RSU shall be assumed by HoldCo and converted into the right to receive the number of shares of HoldCo Class A Common Stock (each, an “Assumed Trulia RSU”). Each Assumed Trulia RSU will be subject to, and vested on, the same terms and conditions applicable to such Assumed Trulia RSU (including under the terms of the applicable Trulia Stock Plan, the applicable restricted stock unit agreement and any other applicable Trulia Plan) as of immediately prior to the Effective Time, except that each Assumed Trulia RSU will constitute an Assumed Trulia RSU to acquire the number of shares of HoldCo Class A Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Trulia Common Stock subject to such Assumed Trulia RSU immediately prior to the Effective Time by (ii) the Trulia Exchange Ratio. Each outstanding unvested Trulia RSU held by a member of Trulia Board who is not an employee of Trulia or any Trulia Subsidiary (an “Outside Director Trulia RSU”) shall become fully vested immediately prior to the Effective Time. As soon as practicable after the Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of an Assumed Trulia RSU an appropriate notice setting forth such holder’s rights pursuant thereto and such Assumed Trulia RSU shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.04 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Assumed Trulia RSUs. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon the vesting of Assumed Trulia RSUs pursuant to the terms set forth in this Section 2.04. As soon as practicable after the Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Assumed Trulia RSUs will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Assumed Trulia RSUs remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Assumed Trulia RSUs to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.05. Trulia Stock Appreciation Rights. All stock appreciation rights (the “Trulia SARs”) outstanding at the Effective Time, whether or not exercisable and whether or not vested, that were issued under the Trulia Stock Plans, shall remain outstanding following the Effective Time and shall be assumed by HoldCo as of the Effective Time. Each Trulia SAR to be assumed by HoldCo (each, a “Substitute Trulia SAR”) shall be exercisable upon the same terms and conditions as under the applicable Trulia Stock Plan and the applicable stock appreciation rights agreement issued thereunder, except that (A) the number of shares of HoldCo Class A Common Stock subject to each Substitute Trulia SAR shall be equal to that whole number of shares of HoldCo Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Trulia Common Stock subject to such Trulia SAR multiplied by the Trulia Exchange Ratio; and (B) the exercise price per share of HoldCo Class A Common Stock shall be an amount equal to the exercise price per share of Trulia Common Stock subject to such Trulia SAR in effect immediately prior to the Effective Time divided by the Trulia Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Trulia SAR shall otherwise be subject to the same terms and conditions as such Trulia SAR. The assumption of Substitute Trulia SARs pursuant to this Section shall be effected in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.05 will be construed consistent with this intent. As soon as practicable after the Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of a Substitute Trulia SAR an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Trulia SAR shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.05 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Substitute Trulia SARs. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon exercise of Substitute Trulia SARs pursuant to the terms set forth in this Section 2.05. As soon as practicable after the Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Substitute Trulia SARs will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Trulia SARs remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Substitute Trulia SARs to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.06. Zillow Stock Options. (a) All options of Zillow (the “Zillow Stock Options”) outstanding at the Initial Effective Time, whether or not exercisable and whether or not vested, that were issued under Zillow’s Amended and Restated 2005 Equity Incentive Plan and Zillow’s Amended and Restated 2011 Equity Incentive Plan, as amended (the “Zillow Stock Plans”), shall remain outstanding following the Initial Effective Time. At the Initial Effective Time, the Zillow Stock Options shall be assumed by HoldCo in such manner that HoldCo (i) is a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Zillow Stock Options, would be such a corporation were Section 424 of the Code applicable to such Zillow Stock Options. From and after the Initial Effective Time, all references to Zillow in the Zillow Stock Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to HoldCo, which shall have assumed the Zillow Stock Plans as of the Initial Effective Time by virtue of this Agreement. Each Zillow Stock Option to be assumed by HoldCo (each, a “Substitute Zillow Option”) shall be exercisable upon the same terms and conditions as under the applicable Zillow Stock Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Zillow Option shall be exercisable for, and represent the right to acquire, that whole number of shares of HoldCo Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Zillow Common Stock subject to such Zillow Stock Option multiplied by the Zillow Class A Exchange Ratio; and (B) the option price per share of HoldCo Class A Common Stock shall be an amount equal to the option price per share of Zillow Common Stock subject to such Zillow Stock Option in effect immediately prior to the Initial Effective Time divided by the Zillow Class A Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Zillow Option shall otherwise be subject to the same terms and conditions as such Zillow Stock Option.

(b) As soon as practicable after the Initial Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of a Substitute Zillow Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Zillow Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.06 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Substitute Zillow Options and ensure, to the extent required by, and subject to the provisions of, the Zillow Stock Plans, that Substitute Zillow Options that qualified as incentive stock options under Section 422 of the Code prior to the Initial Effective Time continue to qualify as incentive stock options after the Initial Effective Time. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon exercise of Substitute Zillow Options pursuant to the terms set forth in this Section 2.06. As soon as practicable after the Initial Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Substitute Zillow Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Zillow Options remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Substitute Zillow Options to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.07. Zillow Restricted Stock Units. All restricted stock units of Zillow (“Zillow RSUs”) outstanding at the Initial Effective Time, whether or not vested, that were issued under the Zillow Stock Plans, shall remain outstanding following the Initial Effective Time. At the Initial Effective Time, each Zillow RSU shall be assumed by HoldCo and converted into the right to receive the number of shares of HoldCo Class A Common Stock (each, an “Assumed Zillow RSU”). Each Assumed Zillow RSU will be subject to, and vested on, the same terms and conditions applicable to such Assumed Zillow RSU (including under the terms of the applicable Zillow Stock Plan, the applicable restricted stock unit agreement and any other applicable Zillow Plan) as of immediately prior to the Initial Effective Time, except that each Assumed Zillow RSU will constitute an Assumed Zillow RSU to acquire the number of shares of HoldCo Class A Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Zillow Common Stock subject to such Assumed Zillow RSU immediately prior to the Initial Effective Time by (ii) the Zillow Class A Exchange Ratio. As soon as practicable after the Initial Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of an Assumed Zillow RSU an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Zillow Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.07 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Assumed Zillow RSUs. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon the vesting of Assumed Zillow RSUs pursuant to the terms set forth in this Section 2.07. As soon as practicable after the Initial Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Assumed Zillow RSUs will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Assumed Zillow RSUs remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Assumed Zillow RSUs to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.08. Zillow Restricted Stock. If any shares of Zillow Common Stock outstanding immediately prior to the Initial Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Zillow Stock Plans or any applicable restricted stock purchase agreement or other agreement with Zillow, then the shares of HoldCo Class A Common Stock issued in exchange for such shares of Zillow Common Stock (the “Exchanged Zillow Restricted Stock”) will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Exchanged Zillow Restricted Stock may accordingly be marked with appropriate legends. Zillow shall take all actions that may be necessary to ensure that, from and after the Initial Effective Time, HoldCo is entitled to exercise any such repurchase options or other rights set forth in any such restricted stock purchase or other agreement. As soon as practicable after the Initial Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of a share of Exchanged Zillow Restricted Stock an appropriate notice setting forth such holder’s rights pursuant thereto and such Exchanged Zillow Restricted Stock shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.08 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Exchanged Zillow Restricted Stock. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon the vesting of Exchanged Zillow Restricted Stock pursuant to the terms set forth in this Section 2.08. As soon as practicable after the Initial

Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Exchanged Zillow Restricted Stock will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Exchanged Zillow Restricted Stock remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Exchanged Zillow Restricted Stock to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.09. Zillow Restricted Units. The restricted units of Zillow listed in Section 2.09 of the Zillow Disclosure Schedule (“Zillow Restricted Units”) outstanding at the Initial Effective Time, whether or not vested, that were issued under the Zillow Stock Plans, shall remain outstanding following the Initial Effective Time. At the Initial Effective Time, each Zillow Restricted Unit shall be assumed by HoldCo and converted into the right to receive shares of HoldCo Class A Common Stock (each, an “Assumed Zillow Restricted Unit”) upon settlement. Each Assumed Zillow Restricted Unit will be subject to, and vested on, the same terms and conditions applicable to such Assumed Zillow Restricted Unit (including under the terms of the applicable Zillow Stock Plan, the applicable restricted unit agreement and any other applicable Zillow Plan) as of immediately prior to the Initial Effective Time. As soon as practicable after the Initial Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of a share of Assumed Zillow Restricted Unit an appropriate notice setting forth such holder’s rights pursuant thereto and such Assumed Zillow Restricted Unit shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.09 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Assumed Zillow Restricted Unit. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon the vesting of such Assumed Zillow Restricted Units pursuant to the terms set forth in this Section 2.09. As soon as practicable after the Initial Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Assumed Zillow Restricted Units will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Assumed Zillow Restricted Units remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Exchanged Zillow Restricted Stock to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRULIA

Except as set forth in the Disclosure Schedule that has been prepared by Trulia and delivered to Zillow in connection with the execution and delivery of this Agreement (the “Trulia Disclosure Schedule”) or as disclosed in any Trulia SEC Report filed and publicly available after December 31, 2012 and at least five business days prior to the date of this Agreement (excluding any disclosures in any Trulia SEC Report in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein), Trulia hereby represents and warrants to Zillow that:

SECTION 3.01. Corporate Organization. (a) Each of Trulia and each subsidiary of Trulia (each a “Trulia Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not constitute a Trulia Material Adverse Effect. Each of Trulia and each Trulia Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not constitute a Trulia Material Adverse Effect.

(b) A true and complete list of all Trulia Subsidiaries, together with the jurisdiction of incorporation of each Trulia Subsidiary and, to the extent not wholly-owned (directly or indirectly) by Trulia, the percentage of the outstanding capital stock of each Trulia Subsidiary owned by Trulia and each other Trulia Subsidiary, is set forth in Section 3.01(b) of Trulia Disclosure Schedule. Trulia does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02. Certificate of Incorporation and By-laws. Trulia has heretofore made available to Zillow a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of Trulia and each Trulia Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither Trulia nor any Trulia Subsidiary is in violation of any material provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03. Capitalization. (a) The authorized capital stock of Trulia consists of (i) 1,000,000,000 shares of Trulia Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.00001 per share (“Trulia Preferred Stock”). As of the close of business on July 24, 2014, (i) 37,308,089 shares of Trulia Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 1,085,904 shares of Trulia Common Stock are held in the treasury of Trulia, (iii) no shares of Trulia Common Stock are held by subsidiaries of Trulia, (iv) 2,768,780 shares of Trulia Common Stock are reserved for future issuance pursuant to outstanding Trulia Stock Options or stock incentive rights granted pursuant to Trulia Stock Plans, (v) 3,706,926 shares of Trulia Common Stock are subject to outstanding Trulia RSUs, (vi) 111,620 shares of Trulia Common Stock are reserved for future issuance pursuant to outstanding Trulia SARs, and (vii) 6,400,969 shares of Trulia Common Stock are reserved for future issuance in connection with the Convertible Senior Notes. As of the date of this Agreement, no shares of Trulia Preferred Stock are issued and outstanding.

(b) Except as set forth in this Section 3.03 or Trulia Voting Agreements, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Trulia or any Trulia Subsidiary or obligating Trulia or any Trulia Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Trulia or any Trulia Subsidiary. Section 3.03(b) of Trulia Disclosure Schedule sets forth the following information with respect to each Trulia Stock Option, Trulia RSU and Trulia SAR outstanding as of the date of this Agreement: (i) the name and address of the optionee or grantee; (ii) the particular Trulia Stock Plan pursuant to which such Trulia Stock Option, Trulia RSU or Trulia SAR was granted; (iii) the number of shares of Trulia Common Stock subject to such Trulia Stock Option, such Trulia RSU or such Trulia SAR; (iv) the exercise price of such Trulia Stock Option or Trulia SAR; (v) the date on which such Trulia Stock Option, Trulia RSU or Trulia SAR was granted; (vi) the applicable vesting schedule; (vii) the date on which such Trulia Stock Option or Trulia SAR expires; and (viii) whether the exercisability of such Trulia Stock Option, Trulia RSU or Trulia SAR will be accelerated in any way (either alone or in conjunction with any subsequent event(s)) by the transactions contemplated by this Agreement, and indicates the extent of acceleration. Trulia has made available to Zillow accurate and complete copies of all stock plans pursuant to which Trulia has granted such Trulia Stock Options, Trulia RSUs or Trulia SARs that are currently outstanding and the form of all stock option, restricted stock unit and stock appreciation rights agreements evidencing such Trulia Stock Options, Trulia RSUs and Trulia SARs. All shares of Trulia Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Trulia or any Trulia Subsidiary to repurchase, redeem or otherwise acquire any shares of Trulia Common Stock or any capital stock of any Trulia Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Trulia Subsidiary or any other person. Except with respect to Outside Director Trulia Stock Options and Outside Director Trulia RSUs, there are no commitments or agreements of any character to which Trulia is bound obligating Trulia to accelerate the vesting of any Trulia Stock Option, Trulia RSU or Trulia SAR as a result of the Mergers. All outstanding shares of Trulia Common Stock, all outstanding Trulia Stock Options, all outstanding Trulia RSUs, all outstanding

Trulia SARs and all outstanding shares of capital stock of each subsidiary of Trulia have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(c) Each outstanding share of capital stock of each Trulia Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by Trulia or another Trulia Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Trulia’s or any Trulia Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) Trulia has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Trulia Merger and the other transactions contemplated hereby (subject, in the case of the Trulia Merger, to receipt of Trulia Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). The execution and delivery of this Agreement by Trulia and the consummation by Trulia of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Trulia are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Trulia Merger, Trulia Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Trulia and, assuming the due authorization, execution and delivery by Zillow and HoldCo, constitutes a legal, valid and binding obligation of Trulia, enforceable against Trulia in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) The Trulia Board has adopted such resolutions as are necessary, as of the date hereof, to render any Takeover Law inapplicable to this Agreement, the Trulia Voting Agreements and the transactions contemplated hereby and thereby.

SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Trulia do not, and the performance of this Agreement by Trulia will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of Trulia or any Trulia Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to Trulia or any Trulia Subsidiary or by which any property or asset of Trulia or any Trulia Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Trulia or any Trulia Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Trulia or any Trulia Subsidiary is a party or by which Trulia or any Trulia Subsidiary or any of their assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not constitute a Trulia Material Adverse Effect.

(b) The execution and delivery of this Agreement by Trulia do not, and the performance of this Agreement by Trulia will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not constitute a Trulia Material Adverse Effect.

SECTION 3.06. Permits; Compliance. Each of Trulia and Trulia Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Trulia or Trulia Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Trulia Permits”), except where the failure to have, or the suspension or cancellation of, any of Trulia Permits would not constitute a Trulia Material Adverse Effect. No suspension or cancellation of any of Trulia Permits is pending or, to the Knowledge of Trulia, threatened, except where the failure to have, or the suspension or cancellation of, any of Trulia Permits would not constitute a Trulia Material Adverse Effect. Neither Trulia nor any Trulia Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Trulia or any Trulia Subsidiary or by which any property or asset of Trulia or any Trulia Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Trulia Permit, franchise or other instrument or obligation to which Trulia or any Trulia Subsidiary is a party or by which Trulia or any Trulia Subsidiary or any property or asset of Trulia or any Trulia Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not constitute a Trulia Material Adverse Effect.

SECTION 3.07. SEC Filings; Financial Statements. (a) Trulia has timely furnished or filed all forms, reports and documents required to be furnished or filed by it with the Securities and Exchange Commission (the “SEC”) since September 19, 2012 (collectively, the “Trulia SEC Reports”). Each Trulia SEC Report (i) was, at the time filed, prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time filed, or, if amended or superseded by an amendment or filing prior to the date of this Agreement, as of the date of such amendment or filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Trulia Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Trulia SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Trulia and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except (i) as and to the extent set forth on the consolidated balance sheet of Trulia and the consolidated Trulia Subsidiaries as at March 31, 2014, including the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2014, (iii) for liabilities to pay or perform under any Material Trulia Contract set forth on Section 3.16(a) of Trulia Disclosure Schedule or entered into after the date hereof in compliance with Section 5.01 in accordance with its terms and without any breach of any provision thereof, and (iv) for liabilities and obligations incurred as permitted by this Agreement or in connection with the transactions contemplated by this Agreement, neither Trulia nor any Trulia Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would constitute a Trulia Material Adverse Effect.

(d) Each of the principal executive officer of Trulia and the principal financial officer of Trulia (or each former principal executive officer of Trulia and each former principal financial officer of Trulia, as applicable)

has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to Trulia SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. None of Trulia or any of Trulia Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Trulia maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Trulia’s properties or assets that could have a material effect on Trulia’s financial statements.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Trulia are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Trulia in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Trulia, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Zillow to make the certifications required under the Exchange Act with respect to such reports.

(g) Since December 31, 2012, none of Trulia, Trulia’s independent accountants, Trulia Board or the audit committee of Trulia Board has received any oral or written notification of any (i) “significant deficiency” in the internal control over financial reporting of Trulia, (ii) “material weakness” in the internal control over financial reporting of Trulia or (iii) fraud, whether or not material, that involves management or other employees of Trulia who have a significant role in the internal control over financial reporting of Trulia. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

SECTION 3.08. Absence of Certain Changes or Events. Since March 31, 2014 through the date of this Agreement, except as expressly contemplated by this Agreement, (a) Trulia and Trulia Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been a Trulia Material Adverse Effect, and (c) none of Trulia or any Trulia Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01.

SECTION 3.09. Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the Knowledge of Trulia, threatened against Trulia or any Trulia Subsidiary, or any property or asset of Trulia or any Trulia Subsidiary, before any Governmental Authority that would constitute a Trulia Material Adverse Effect. Neither Trulia nor any Trulia Subsidiary nor any material property or asset of Trulia or any Trulia Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Trulia, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that would constitute a Trulia Material Adverse Effect.

SECTION 3.10. Employee Benefit Plans. (a) Section 3.10(a) of Trulia Disclosure Schedule lists all Trulia Plans. With respect to each Trulia Plan, Trulia has made available to Zillow a true and complete copy, if applicable, of (i) each Trulia Plan, (ii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, if any, (iii) the most recent summary plan description for each Trulia Plan for which a summary plan description is required by applicable law, (iv) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Trulia Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a Trulia Plan.

(b) Neither Trulia nor any Trulia Subsidiary is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(c) Neither Trulia nor any Trulia Subsidiary currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Mergers could, either alone or in combination with another event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, officer or independent contractor of Trulia or any Trulia Subsidiary or result in severance pay or any material increase in severance pay (other than severance pay required by any Law) to any current or former employee, director, officer or independent contractor of Trulia or any Trulia Subsidiary, (ii) accelerate the time of payment, vesting or funding, or materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director, officer or independent contractor of Trulia or any Trulia Subsidiary or (iii) obligate Trulia or any Trulia Subsidiary to pay any amount or provide any benefit, in either case, pursuant to a Contract or Trulia Plan in effect as of the date immediately preceding the date of this Agreement, that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code that would constitute a Material Adverse Effect. Neither Trulia nor any Trulia Subsidiary has any indemnity obligation on or after the date of this Agreement for any Taxes imposed under Section 4999 or 409A of the Code. To the Knowledge of Trulia, no amounts previously deducted under Section 162(m) of the Code are subject to disallowance. No Trulia Plan is subject to the Laws of any jurisdiction other than the United States or a political subdivision thereof.

(e) Each Trulia Plan is operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. Trulia and Trulia Subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of any default or violation by any party to, any Trulia Plan. No Action is pending or, to the Knowledge of Trulia, threatened with respect to any Trulia Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Trulia, no fact or event exists that could reasonably be expected to give rise to any such Action.

(f) Each Trulia Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to Trulia Plan for which determination letters are currently available that Trulia Plan is so qualified and each trust established in connection with any Trulia Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Knowledge of Trulia, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Trulia Plan or the exempt status of any such trust.

(g) Each Trulia Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code and the guidance issued thereunder. The exercise price of each outstanding Trulia Stock Option was equal to or greater than the fair market value of a share of Trulia Common Stock on the applicable grant date.

(h) All current directors, officers, management employees, and technical and professional employees of Trulia and Trulia Subsidiaries are under an enforceable written obligation to Trulia and Trulia Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Trulia and Trulia Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter

SECTION 3.11. Labor and Employment Matters. Except as would not constitute a Trulia Material Adverse Effect, there are no controversies pending or, to the Knowledge of Trulia, threatened between Trulia or any Trulia Subsidiary and any of their respective employees. Neither Trulia nor any Trulia Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Trulia or any Trulia Subsidiary, nor, to the Knowledge of Trulia, are there any activities or proceedings of any labor union to organize any such employees. Except as would not constitute a Trulia Material Adverse Effect, (a) Trulia and Trulia Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Trulia or any Trulia Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (b) each individual who renders (or any other individual who previously rendered) services to Trulia or any Trulia Subsidiary who is or was classified by Trulia or any Trulia Subsidiary as having the status of independent contractor or other non-employee status for any purpose (including for purposes of benefit eligibility, taxation and tax reporting) is currently or was previously properly characterized; and (c) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of Trulia, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Trulia or any Trulia Subsidiary has employed or employs any person.

SECTION 3.12. Property and Leases. (a) Trulia and Trulia Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not constitute a Trulia Material Adverse Effect. The properties and assets of Trulia and Trulia Subsidiaries are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Trulia and Trulia Subsidiaries as presently conducted, except in respects that would not constitute a Trulia Material Adverse Effect.

(b) Neither Trulia nor any Trulia Subsidiary owns or has ever owned any real property, nor is either party to any Contract to purchase or sell any real property.

SECTION 3.13. Intellectual Property. (a) Section 3.13(a) of Trulia Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by, to be assigned to, filed in the name of, or to be filed in the name of Trulia or any of its subsidiaries, in each case that constitutes Trulia Intellectual Property (collectively the “Trulia Registered Intellectual Property”), in each case listing: (i) the name of the applicant/registrant, inventor/author and current owner; (ii) the jurisdiction in which such item of Trulia Registered Intellectual Property has been registered or filed; (iii) the applicable registration or serial number; (iv) the filing date, and issuance/registration/grant date; and (v) a brief description of the prosecution status thereof. Trulia Registered Intellectual Property is subsisting and, to Trulia’s Knowledge, valid and enforceable (except with respect to applications), and has not expired or been cancelled, or abandoned.

(b) Section 3.13(b) of Trulia Disclosure Schedule lists all Contracts pursuant to which Trulia or any Trulia Subsidiary acquired or purported to acquire ownership of a third party’s Intellectual Property Rights that are material to the business of Trulia, by means of the purchase (by means of a purchase of stock, merger or otherwise) of the entity owning such Intellectual Property Rights.

(c) No proprietary Source Code for any Trulia Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of Trulia or a Trulia Subsidiary. Neither Trulia nor any Trulia Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary Source Code for any Trulia Product to any escrow agent or other third person, other than any employee, consultant or contractor of Trulia or a Trulia Subsidiary under confidentiality obligations that prohibit the disclosure of such proprietary Source Code to any third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the proprietary Source Code for any Trulia Product to any escrow agent or other third person, other than any then-current employee, consultant or contractor of Trulia or a Trulia Subsidiary under confidentiality obligations that prohibit the disclosure of such proprietary Source Code to any third party.

(d) Trulia or a Trulia Subsidiary exclusively owns all right, title and interest to and in Trulia Intellectual Property free and clear of any Encumbrance other than limited, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business. Each current or former employee of Trulia and Trulia Subsidiaries who was or is involved in the creation or development of any Trulia Products, as well as any other material Trulia Intellectual Property, has signed and delivered a written Contract that validly assigns to Trulia or a Trulia Subsidiary any Intellectual Property Rights developed by such person on behalf of Trulia or a Trulia Subsidiary, as applicable. Each consultant and contractor of Trulia and Trulia Subsidiaries who was or is involved in the creation or development of any Trulia Products, as well as any other material Trulia Intellectual Property, has signed and delivered a written Contract that validly assigns or otherwise provides Trulia or a Trulia Subsidiary with all rights without restrictions in any Intellectual Property Rights developed by such person on behalf of Trulia or a Trulia Subsidiary. Trulia has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information pertaining to the business of Trulia and Trulia Subsidiaries.

(e) As of the date hereof, there is no pending or, to Trulia’s Knowledge, Action threatened in writing, before any Governmental Authority in any jurisdiction alleging that (i) any activities, products, services or conduct of Trulia or any Trulia Subsidiary infringes, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third party or (ii) challenging the ownership, validity, enforceability or registerability of any Trulia Intellectual Property, other than ordinary course office actions and similar communications received from any Governmental Authority. Trulia is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from Actions which (i) restrict Trulia’s or any Trulia Subsidiary’s rights to use, license or transfer any Trulia Intellectual Property or (ii) compel or require Trulia or any Trulia Subsidiary to license, disclose or transfer any Trulia Intellectual Property to any third party. Within the three years prior to the date prior to the date hereof, neither Trulia nor any Trulia Subsidiary has received any written notice or communication from any third party alleging that the operation of the business of Trulia or any Trulia Subsidiary infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Law of any jurisdiction (excluding any alleged infringement or misappropriation, or unfair competition or trade practices that is not or is not reasonably likely to be material to Trulia and Trulia Subsidiaries, taken as a whole).

(f) To the Knowledge of Trulia, the operation of the business of Trulia and Trulia Subsidiaries (including the design, development, use, provision, support, import, branding, advertising, promotion, marketing, reproduction, manufacture, license and sale of any Trulia Products, as such is currently conducted and as has been conducted during the past one year prior to the date hereof by or on behalf of Trulia) does not infringe upon, misappropriate, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices under applicable Law of any jurisdiction in a manner that would constitute a Trulia Material Adverse Effect.

(g) Except as set forth in Section 3.13(g) of Trulia Disclosure Schedule, no Trulia Product contains, is derived from, is or has been distributed or made available with or is being or was developed using Open Source

Code that is licensed under any terms that, in connection with the manner in which Trulia uses such Open Source Code: (i) imposes a requirement or condition that any proprietary portion of any Trulia Product or part thereof: (A) be disclosed or distributed in Source Code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise imposes any other material limitation, restriction or condition on the right or ability of Trulia and its subsidiaries to use, distribute or make available any Trulia Products (other than requirements of attribution, copyright notices or warranty disclaimers), or (iii) is used or distributed in violation of any applicable license with respect to such Open Source Code.

(h) Section 3.13(h)(1) of Trulia Disclosure Schedule accurately identifies each Contract (other than: (i) Contracts between Trulia or any Trulia Subsidiary and its employees, consultants or contractors substantially on Trulia’s standard forms, which forms have been made available to Zillow; (ii) Contracts for commercially available records, data, content (excluding real estate listings and property data), services, and off-the-shelf software; (iii) Contracts for Open Source Code; (iv) Contracts for advertising or lead generation entered into in the ordinary course of business; and (v) non-disclosure agreements entered into in the ordinary course of business) pursuant to which any Intellectual Property Right or Technology that is material to the operation of the business of Trulia and Trulia Subsidiaries, taken as a whole, is or has been licensed (including covenants not to sue or similar covenants), sold, assigned or otherwise conveyed or provided to Trulia or any Trulia Subsidiary, and that provides for any future one-time or annual payment obligations by Trulia or any Trulia Subsidiary of at least $250,000 (such Contracts, “Trulia In-Licenses”).

(i) Section 3.13(i) of Trulia Disclosure Schedule lists all Contracts (other than (i) non-exclusive licenses and agreements related to Trulia Products granted in the ordinary course of business; (ii) Contracts for advertising, marketing or lead generation entered into in the ordinary course of business; (iii) non-disclosure agreements entered into in the ordinary course of business; (iv) Contracts for Open Source Code; and (v) non-exclusive license grants of Trademarks owned by Trulia or any Trulia Subsidiary, that are made in the ordinary course of business ) pursuant to which Trulia or any Trulia Subsidiary has granted a third party any rights or licenses (including covenants not to sue or similar covenants) to any Trulia Intellectual Property that is material to the operation of the business of Trulia and Trulia Subsidiaries, taken as a whole, and that provides for any future one-time or annual payment to Trulia or any Trulia Subsidiary of at least $250,000 (“Trulia Out-Licenses”; together with Trulia In-Licenses, the “Trulia IP Licenses”).

(j) Neither this Agreement nor the Trulia Merger will, pursuant to any Contract to which Trulia is bound , result in: (i) HoldCo or any of its subsidiaries (including the Zillow Surviving Corporation) granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them prior to the Closing, (ii) HoldCo or any of its subsidiaries (including the Zillow Surviving Corporation) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, other than agreements prohibiting Trulia or its affiliates from soliciting personnel, entered into in the ordinary course of business or (iii) HoldCo or any of its subsidiaries (including the Zillow Surviving Corporation) being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the Trulia Merger.

(k) Copies of the current, publicly available privacy policies of Trulia relating to (i) the privacy of users of Trulia Products and Trulia services and all Internet websites owned, maintained or operated by Trulia or any Trulia Subsidiary, and (ii) the collection, acquisition, use, storage, transfer, distribution or dissemination of any personally identifiable information collected by Trulia or any Trulia Subsidiary or by third parties having authorized access to the records of Trulia or any Trulia Subsidiary, in each case, have been made available to Zillow (“Trulia Privacy Policies”). The security, collection, acquisition, use, storage, transfer, distribution or dissemination by Trulia or any Trulia Subsidiary of any personally identifiable information, as well as all communications from Trulia and Trulia Subsidiaries to users, partners or customers (whether sent directly or, to Trulia’s Knowledge, through third-party providers) has complied in all material respects with all applicable Law, Trulia or any Trulia Subsidiary’s existing material contractual commitments with third parties and Trulia Privacy

Policies, except where the failure to so comply would not constitute a Trulia Material Adverse Effect. As of the date hereof, no claims have been asserted in writing or, to the Knowledge of Trulia, are threatened in writing against Trulia or any Trulia Subsidiary by any third party alleging a violation of any third party’s privacy rights that would constitute a Trulia Material Adverse Effect, or a breach of any personally identifiable information that would constitute a Trulia Material Adverse Effect. To the Knowledge of Trulia, no person has gained unauthorized access to any personally identifiable information, or other confidential information of a third party, to the extent collected by, held by, or provided to, Trulia or any Trulia Subsidiary.

(l) Trulia Products are free from any defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Trulia Material Adverse Effect. To the Knowledge of Trulia, none of Trulia Products contain any “back door,” “drop dead device,” “time bomb” that would constitute a Trulia Material Adverse Effect, “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other similar malicious code.

SECTION 3.14. Taxes. Except as would not constitute a Trulia Material Adverse Effect, Trulia and Trulia Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Returns required to be filed by them, and all Taxes which are due and payable by Trulia and Trulia Subsidiaries (whether or not shown on any Return as owing) have been duly and timely paid. All such Returns are true, accurate and complete in all material respects. There are no audits, examinations, requests for information or other proceedings pending or, to the Knowledge of Trulia, threatened in writing, in respect of Taxes of Trulia or Trulia Subsidiaries. All material Tax deficiencies asserted or assessed against Trulia or Trulia Subsidiaries have been paid or finally settled with no remaining amounts owed. Neither Trulia nor any Trulia Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated balance sheet of Trulia and the consolidated Trulia Subsidiaries as of March 31, 2014 are adequate to satisfy all liabilities for Taxes relating to Trulia and Trulia Subsidiaries for all periods through the Effective Time. There are no Tax liens upon any property or assets of Trulia or any of Trulia Subsidiaries except liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP. Neither Trulia nor any of Trulia Subsidiaries is required, or has agreed, to make any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a voluntary change in accounting method initiated by Trulia or any of Trulia Subsidiaries, and no Tax Authority has initiated or proposed in writing any such adjustment or change in accounting method, in either case which adjustment or change could reasonably be expected to have a Trulia Material Adverse Effect. Neither Trulia nor any Trulia Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code (or any similar provision of state, local or foreign Law) within the past five years. None of Trulia, any Trulia Subsidiary, nor any of their affiliates has taken or agreed to take any action that would prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code. Trulia has no Knowledge of any fact, agreement, plan or other circumstance that would prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

SECTION 3.15. Environmental Matters. Except as would not constitute a Trulia Material Adverse Effect, (a) none of Trulia or any Trulia Subsidiary has violated or is in violation of any Environmental Law and (b) Trulia and Trulia Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and Trulia and Trulia Subsidiaries are in compliance with such permits, licenses and authorizations.

SECTION 3.16. Material Contracts. (a) Section 3.16(a) of Trulia Disclosure Schedule lists each of the following types of Contracts to which Trulia or any Trulia Subsidiary is a party as of the date of this Agreement (such Contracts, the “Material Trulia Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Trulia or any Trulia Subsidiary that has been, or was required to be, filed with the SEC with Trulia’s Annual Report on Form 10-K for the year ended December 31, 2013 or any Trulia SEC Reports filed after the date of filing of such Form 10-K until the date hereof;

(ii) (ii) any Contract (A) relating to the disposition or acquisition by Trulia or any Trulia Subsidiary of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date of this Agreement, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect or (B) pursuant to which Trulia or any Trulia Subsidiary will acquire any material ownership interest in any other person or other business enterprise other than Trulia’s Subsidiaries;

(iii) any Contract which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Trulia or any Trulia Subsidiary;

(iv) any Contract containing any covenant (A) materially limiting the right of Trulia or any Trulia Subsidiary to engage in any line of business or to compete with any person in any line of business or (B) granting any most favored customer or similar provision in favor of any customer or other counterparty to Trulia or any Trulia Subsidiary applicable to the sale of Trulia Products;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $500,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(vi) any Contract providing for any guaranty by Trulia or any Trulia Subsidiary of third party obligations (under which Trulia or any Trulia Subsidiary has continuing obligations as of the date hereof) of $500,000 or more, other than any guaranty by Trulia of any Trulia Subsidiary’s obligations;

(vii) any Contract which relates to a joint venture, partnership, limited liability company agreement, revenue sharing or other similar Contract with third parties, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, other than revenue sharing or other similar agreements involving annual payments of less than $500,000 entered into in the ordinary course of business consistent with past practice;

(viii) any Contract with a customer of Trulia or any Trulia Subsidiary which is reasonably likely to involve annual consideration of $500,000 or more;

(ix) any Trulia IP License;

(x) all material Contracts with any Governmental Authority;

(xi) (A) any employment, independent contractor or consulting Contract (in each case, under which Trulia or any Trulia Subsidiary has continuing obligations as of the date hereof) with (1) any current or former executive officer of Trulia or any Trulia Subsidiary or member of Trulia Board, or (2) any former employee, individual consultant or individual independent contractor providing for an annual base compensation in excess of $275,000; and (B) any Contract with any executive officer, director, individual consultant or employee providing for severance, retention or change of control payments or benefits, other than ordinary course severance arrangements with non-executive employees involving payments by Trulia of less than $275,000;

(xii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Mergers) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby (including the Mergers);

(xiii) any material lease, sublease or other Contract under which Trulia or any Trulia Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property;

(xiv) any Contract which grants any person the right to use the name “Trulia”, “Market Leader”, any other trademarks owned by Trulia or any Trulia Subsidiary or any derivation thereof, excluding Contracts containing nonexclusive grants of such trademarks made in the ordinary course of business consistent with past practice;

(xv) any other Contract that provides for annual payment obligations by Trulia or any of its subsidiaries of $500,000 or more in any individual case that is not terminable by Trulia or a Trulia Subsidiary upon notice of ninety (90) days or less without material liability to Trulia or Trulia Subsidiary and is not disclosed pursuant to clauses (i) through (xiv) above; and

(xvi) any Contract, or group of Contracts with a person (or group of affiliated persons), the termination or breach of which would have or would be reasonably expected to have a material adverse effect on any material service offerings of Trulia or otherwise constitute a Trulia Material Adverse Effect on Trulia and is not disclosed pursuant to clauses (i) through (xv) above.

(b) Except as would not constitute a Trulia Material Adverse Effect:

(i) each Material Trulia Contract is a legal, valid and binding agreement of Trulia or the applicable Trulia Subsidiary and, to the Knowledge of Trulia, the other party thereto;

(ii) none of Trulia or any Trulia Subsidiary has received any claim of default under any Material Trulia Contract and none of Trulia or any Trulia Subsidiary is in breach or violation of, or default under, any Material Trulia Contract;

(iii) to Trulia’s Knowledge, no other party is in breach or violation of, or default under, any Material Trulia Contract; and

(iv) neither the execution of this Agreement nor the consummation of any transactions contemplated hereby shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of Trulia’s material rights under any Material Trulia Contract.

(c) Trulia has made available to Zillow true and complete copies of each Material Trulia Contract, including any amendments thereto.

SECTION 3.17. Insurance. Except as would not constitute a Trulia Material Adverse Effect, each of Trulia and Trulia Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not constitute a Trulia Material Adverse Effect, (a) each insurance policy of Trulia or any Trulia Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purported to be in effect, and (b) neither Trulia nor any of Trulia Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. As of the date of this Agreement, there is no claim by Trulia or any of Trulia Subsidiaries pending under any such policies that (x) to the Knowledge of Trulia, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (y) if not paid would constitute a Trulia Material Adverse Effect.

SECTION 3.18. Board Approval; Vote Required. (a) The Trulia Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Trulia Merger are in the best interests of Trulia and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Trulia Merger, and declared this Agreement advisable, and (iii) recommended that the stockholders of Trulia adopt this Agreement (the “Trulia Board Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b) The only vote of the holders of any class or series of capital stock of Trulia necessary to approve this Agreement, the Trulia Merger and the other transactions contemplated hereby is that vote of the holders of Trulia Common Stock in favor of the approval and adoption of this Agreement as is required under the DGCL (the “Trulia Stockholder Approval”).

SECTION 3.19. Ownership of Zillow Capital Stock. As of the date of this Agreement, neither Trulia nor any of its subsidiaries is the beneficial owner of any shares of capital stock of Zillow.

SECTION 3.20. Opinion of Financial Advisor. Trulia has received the written opinion of J.P. Morgan Securities LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Trulia Exchange Ratio is fair, from a financial point of view, to the holders of Trulia Common Stock, a copy of which opinion will be delivered to Zillow promptly after the date of this Agreement.

SECTION 3.21. Brokers. Except as set forth in Section 3.21 of the Trulia Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Trulia. Trulia has heretofore made available to Zillow a complete and correct copy of all agreements between Trulia and any such broker, finder or investment banker pursuant to which such firm would be entitled to any payment relating to this Agreement and the transactions contemplated hereby.

SECTION 3.22. No Other Representations or Warranties; Non-Reliance. Except as expressly set forth in this Article III, neither Trulia nor any Trulia Subsidiary has made any representation or warranty, express or implied, to Zillow in connection with this Agreement, the Trulia Merger or any of the other transactions contemplated hereby. Trulia has not relied on and is not relying on any representations and warranties regarding Zillow and the Zillow Subsidiaries, other than representations and warranties expressly set forth in Article IV hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ZILLOW

Except as set forth in the Disclosure Schedule that has been prepared by Zillow and delivered to Trulia in connection with the execution and delivery of this Agreement (the “Zillow Disclosure Schedule”) or as disclosed in any Zillow SEC Report filed and publicly available after December 31, 2012 and at least five business days prior to the date of this Agreement (excluding any disclosures in any Zillow SEC Report in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein), Zillow hereby represents and warrants to Trulia that:

SECTION 4.01. Corporate Organization. (a) Each of Zillow and each subsidiary of Zillow (each a “Zillow Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not constitute a Zillow Material Adverse Effect. Each of Zillow and each Zillow Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not constitute a Zillow Material Adverse Effect.

(b) A true and complete list of all the Zillow Subsidiaries, together with the jurisdiction of incorporation of each Zillow Subsidiary and, to the extent not wholly-owned (directly or indirectly) by Zillow, the percentage of the outstanding capital stock of each Zillow Subsidiary owned by Zillow and each other Zillow Subsidiary, is set forth in Section 4.01(b) of the Zillow Disclosure Schedule. Zillow does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 4.02. Articles of Incorporation and By-Laws. Zillow has heretofore made available to Trulia a complete and correct copy of the Articles of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of Zillow and each Zillow Subsidiary. Such Certificates of Incorporation, By-Laws or equivalent organizational documents are in full force and effect. Neither Zillow nor any Zillow Subsidiary is in violation of any material provision of its Articles of Incorporation, By-Laws or equivalent organizational documents.

SECTION 4.03. Capitalization. (a) The authorized capital stock of Zillow consists of (i) 600,000,000 shares of Class A common stock, par value $ 0.0001 per share (“Zillow Class A Common Stock”), (ii) 15,000,000 shares of Zillow Class B Common Stock, and (iii) 30,000,000 shares of preferred stock, par value $0.0001 per share (“Zillow Preferred Stock”). As of the close of business on July 21, 2014, (i) 34,073,496 shares of Zillow Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) 6,217,447 shares of Zillow Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (iii) 0 shares of Zillow Class A Common Stock are held in the treasury of Zillow, (iv) 0 shares of Zillow Class A Common Stock are held by subsidiaries of Zillow, (v) 5,798,877 shares of Zillow Class A Common Stock are reserved for future issuance pursuant to outstanding Zillow Stock Options, (vi) 158,506 shares of Zillow Class A Common Stock are subject to outstanding Zillow RSUs, and (vi) 0 shares of Zillow Class A Common Stock are reserved for future issuance under Assumed Zillow Restricted Units. As of the date of this Agreement, no shares of Zillow Preferred Stock are issued and outstanding

(b) Except as set forth in this Section 4.03 or the Zillow Voting Agreements, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Zillow or any Zillow Subsidiary or obligating Zillow or any Zillow Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Zillow or any Zillow Subsidiary. All shares of Zillow Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Zillow or any Zillow Subsidiary to repurchase, redeem or otherwise acquire any shares of Zillow Class A Common Stock, Zillow Class B Common Stock or any capital stock of a Zillow Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Zillow Subsidiary or any other person. There are no commitments or agreements of any character to which Zillow is bound obligating Zillow to accelerate the vesting of any Zillow Stock Option or Zillow RSUs as a result of the Mergers. All outstanding shares of Zillow Class A Common Stock, Zillow Class B Common Stock, all outstanding Zillow Stock Options, all outstanding Zillow RSUs, and all outstanding shares of capital stock of each subsidiary of Zillow have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(c) Each outstanding share of capital stock of each Zillow Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by Zillow or another Zillow Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Zillow’s or any Zillow Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. As of the date hereof, the authorized capital stock of HoldCo consists of 100 shares of common stock, par value 0.001 per share. Except as described in this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of HoldCo or obligating HoldCo to issue or sell any shares of capital stock of, or other equity interests in, HoldCo.

(d) The shares of HoldCo Class A Common Stock to be issued pursuant to the Mergers in accordance with Section 2.01(i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, HoldCo’s Articles of Incorporation or By-Laws or any agreement to which Zillow or HoldCo is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) Each of Zillow and HoldCo has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the other transactions contemplated hereby (subject, in the case of the Zillow Merger, to receipt of the Zillow Shareholder Approval and the filing and recordation of appropriate merger documents as required by the WBCA). The execution and delivery of this Agreement by Zillow and HoldCo and the consummation by Zillow and HoldCo of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Zillow or HoldCo are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Zillow Merger, the Zillow Shareholder Approval and the filing and recordation of appropriate merger documents as required by the WBCA). This Agreement has been duly and validly executed and delivered by Zillow and HoldCo and, assuming due authorization, execution and delivery by Trulia, constitutes a legal, valid and binding obligation of each of Zillow and HoldCo, enforceable against each of Zillow and HoldCo in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) The Zillow Board has adopted such resolutions as are necessary, as of the date hereof, to render any Takeover Law inapplicable to this Agreement, the Zillow Voting Agreements and the transactions contemplated hereby and thereby.

SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Zillow and HoldCo do not, and the performance of this Agreement by Zillow and HoldCo will not, (i) conflict with or violate the Articles of Incorporation or By-laws or other organizational documents of Zillow or any Zillow Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Zillow or any Zillow Subsidiary or by which any property or asset of Zillow or any Zillow Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Zillow or any Zillow Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Zillow or any Zillow Subsidiary is a party or by which Zillow or any Zillow Subsidiary or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not constitute a Zillow Material Adverse Effect.

(b) The execution and delivery of this Agreement by Zillow and HoldCo do not, and the performance of this Agreement by Zillow and HoldCo will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and WBCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not constitute a Zillow Material Adverse Effect.

SECTION 4.06. Permits; Compliance. Each of Zillow and the Zillow Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Zillow or the Zillow Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Zillow Permits”), except where the failure to have, or the suspension or cancellation of, any of the Zillow Permits would not constitute a Zillow Material Adverse Effect. No suspension or cancellation of any of the Zillow Permits is pending or, to the Knowledge of Zillow, threatened, except where the failure to have, or the suspension or cancellation of, any of the Zillow Permits would not constitute a Zillow Material Adverse Effect. Neither Zillow nor any Zillow Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Zillow or any Zillow Subsidiary or by which any property or asset of Zillow or any Zillow Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Zillow Permit, franchise or other instrument or obligation to which Zillow or any Zillow Subsidiary is a party or by which Zillow or any Zillow Subsidiary or any property or asset of Zillow or any Zillow Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not constitute a Zillow Material Adverse Effect.

SECTION 4.07. SEC Filings; Financial Statements. (a) Zillow has timely furnished or filed all forms, reports and documents required to be furnished or filed by it with the SEC since July 19, 2011 (collectively, the “Zillow SEC Reports”). Each Zillow SEC Report (i) was, at the time filed, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, or SOX, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time filed, or, if amended or superseded by an amendment or filing prior to the date of this Agreement, as of the date of such amendment or filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Zillow Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Zillow SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Zillow and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except (i) as and to the extent set forth on the consolidated balance sheet of Zillow and the consolidated Zillow Subsidiaries as at March 31, 2014, including the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2014, (iii) for liabilities to pay or perform under any Material Zillow Contract set forth on Section 4.16(a) of Zillow Disclosure Schedule or entered into after the date hereof in compliance with Section 5.02 in accordance with its terms and without any breach of any provision thereof, and (iv) for liabilities and obligations incurred as permitted by this Agreement or in connection with the transactions contemplated hereby, neither Zillow nor any Zillow Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would constitute a Zillow Material Adverse Effect.

(d) Each of the principal executive officer of Zillow and the principal financial officer of Zillow (or each former principal executive officer of Zillow and each former principal financial officer of Zillow, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Zillow SEC Reports, and the statements contained in such certifications are true and accurate. None of Zillow or any of the Zillow Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Zillow maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Zillow’s properties or assets that could have a material effect on Zillow’s financial statements.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Zillow are reasonably designed to ensure that all information (both financial and non-

financial) required to be disclosed by Zillow in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Zillow, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Zillow to make the certifications required under the Exchange Act with respect to such reports.

(g) Since December 31, 2012, none of Zillow, Zillow’s independent accountants, the Zillow Board or the audit committee of the Zillow Board has received any oral or written notification of any (i) significant deficiency in the internal control over financial reporting of Zillow, (ii) material weakness in the internal control over financial reporting of Zillow or (iii) fraud, whether or not material, that involves management or other employees of Zillow who have a significant role in the internal control over financial reporting of Zillow.

SECTION 4.08. Absence of Certain Changes or Events. Since March 31, 2014 through the date of this Agreement, except as expressly contemplated by this Agreement, (a) Zillow and the Zillow Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been a Zillow Material Adverse Effect, and (c) none of Zillow or any Zillow Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.02.

SECTION 4.09. Absence of Litigation. There is no Action pending or, to the Knowledge of Zillow, threatened against Zillow or any Zillow Subsidiary, or any property or asset of Zillow or any Zillow Subsidiary, before any Governmental Authority that would constitute a Zillow Material Adverse Effect. Neither Zillow nor any Zillow Subsidiary nor any material property or asset of Zillow or any Zillow Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Zillow, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that would constitute a Zillow Material Adverse Effect.

SECTION 4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Zillow Disclosure Schedule lists all Zillow Plans. With respect to each Zillow Plan, Zillow has made available to Trulia a true and complete copy, if applicable, of (i) each Zillow Plan, (ii) the most recently filed IRS Form 5500, if any, (iii) the most recent summary plan description for each Zillow Plan for which a summary plan description is required by applicable law, (iv) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Zillow Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a Zillow Plan.

(b) Neither the Zillow nor any Zillow Subsidiary is a party to, or has made any contribution to or otherwise incurred any liability under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(c) Neither the Zillow nor any Zillow Subsidiary currently maintains, sponsors, participates in or contributes to, or has ever maintained, sponsored, participated in or contributed to any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV or ERISA or Section 412 of the Code.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Mergers could, either alone or in combination with another event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, officer or independent contractor of Zillow or any Zillow Subsidiary or result in severance pay or any material increase in severance pay (other than severance pay required by any Law) to any current or former employee, director, officer or independent contractor of Zillow or any Zillow Subsidiary, (ii) accelerate the time of payment, vesting or funding, or materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director, officer or independent contractor of Zillow or any Zillow Subsidiary, or (iii) obligate Zillow or any Zillow Subsidiary to pay any amount or provide any benefit that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither Zillow nor any Zillow Subsidiary has any indemnity obligation on or after the date of this Agreement for any Taxes imposed under Section 4999 or 409A of the Code. To the Knowledge of Zillow, no amounts previously deducted under Section 162(m) of the Code are subject to disallowance. No Zillow Plan is subject to the Laws of any jurisdiction other than the United States or a political subdivision thereof.

(e) Each Zillow Plan is operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. Zillow and the Zillow Subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of any default or violation by any party to, any Zillow Plan. No Action is pending or, to the Knowledge of Zillow, threatened with respect to any Zillow Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Zillow, no fact or event exists that could reasonably be expected to give rise to any such Action.

(f) Each Zillow Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Zillow Plan for which determination letters are currently available that the Zillow Plan is so qualified and each trust established in connection with any Zillow Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Knowledge of Zillow, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Zillow Plan or the exempt status of any such trust.

(g) Each Zillow Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code and the guidance issued thereunder. The exercise price of each outstanding Zillow Stock Option was equal to or greater than the fair market value of a share of Zillow Class A Common Stock on the applicable grant date.

(h) All current directors, officers, management employees, and technical and professional employees of Zillow and the Zillow Subsidiaries are under enforceable written obligation to Zillow and the Zillow Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Zillow and the Zillow Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 4.11. Labor and Employment Matters. Except as would not constitute a Zillow Material Adverse Effect, there are no controversies pending or, to the Knowledge of Zillow, threatened between Zillow or any Zillow Subsidiary and any of their respective employees. Neither Zillow nor any Zillow Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Zillow or any Zillow Subsidiary, nor, to the Knowledge of Zillow, are there any activities or proceedings of any labor union to organize any such employees. Except as would not constitute a Zillow Material Adverse Effect, (a) Zillow and the Zillow Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Zillow or any Zillow Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (b) each individual who renders (or any other individual who previously rendered) services to Zillow or any Zillow Subsidiary who is or was classified by Zillow or any Zillow Subsidiary as having the status of independent contractor or other non-employee status for any purpose (including for purposes of benefit eligibility, taxation and tax reporting) is currently or was previously properly characterized; and (c) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of Zillow, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Zillow or any Zillow Subsidiary has employed or employs any person.

SECTION 4.12. Property and Leases. (a) Zillow and the Zillow Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not constitute a Zillow Material Adverse Effect. The properties and assets of Zillow and the Zillow Subsidiaries are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Zillow and the Zillow Subsidiaries as presently conducted, except in respects that would not constitute a Zillow Material Adverse Effect.

(b) Neither Zillow nor any Zillow Subsidiary owns or has ever owned any real property, nor is either party to any Contract to purchase or sell any real property.

SECTION 4.13. Intellectual Property. (a) Section 4.13(a) of the Zillow Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by, to be assigned to, filed in the name of, or to be filed in the name of Zillow or any of its subsidiaries, in each case that constitutes Zillow Intellectual Property (collectively the “Zillow Registered Intellectual Property”), in each case listing: (i) the name of the applicant/registrant, inventor/author and current owner; (ii) the jurisdiction in which such item of Zillow Registered Intellectual Property has been registered or filed; (iii) the applicable registration or serial number; (iv) the filing date, and issuance/registration/grant date; and (v) a brief description of the prosecution status thereof. The Zillow Registered Intellectual Property is subsisting and, to Zillow’s Knowledge, valid and enforceable (except with respect to applications), and has not expired or been cancelled, or abandoned.

(b) Section 4.13(b) of the Zillow Disclosure Schedule lists all Contracts pursuant to which Zillow or any Zillow Subsidiary acquired or purported to acquire ownership of a third party’s Intellectual Property Rights that are material to the business of Zillow, by means of the purchase (by means of a purchase of stock, merger or otherwise) of the entity owning such Intellectual Property Rights.

(c) No proprietary Source Code for any Zillow Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of Zillow or a Zillow Subsidiary. Neither Zillow nor any Zillow Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary Source Code for any Zillow Product to any escrow agent or other third person, other than any employee, consultant or contractor of Zillow or a Zillow Subsidiary under confidentiality obligations that prohibit the disclosure of such proprietary Source Code to any third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the proprietary Source Code for any Zillow Product to any escrow agent or other third person, other than any then-current employee, consultant or contractor of Zillow or a Zillow Subsidiary under confidentiality obligations that prohibit the disclosure of such proprietary Source Code to any third party.

(d) Zillow or a Zillow Subsidiary exclusively owns all right, title and interest to and in the Zillow Intellectual Property free and clear of any Encumbrance other than limited, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business. Each current or former employee of Zillow and Zillow Subsidiaries who was or is involved in the creation or development of any Zillow Products, as well as any other material Zillow Intellectual Property, has signed and delivered a written Contract that validly assigns to Zillow or a Zillow Subsidiary any Intellectual Property Rights developed by such person on behalf of Zillow or a Zillow Subsidiary, as applicable. Each consultant and contractor of Zillow and Zillow Subsidiaries who was or is involved in the creation or development of any Zillow Products, as well as any other material Zillow Intellectual Property, has signed and delivered a written Contract that validly assigns or otherwise provides Zillow or a Zillow Subsidiary with all rights without restrictions in any Intellectual Property Rights developed by such person on behalf of Zillow or a Zillow Subsidiary. Zillow has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information pertaining to the business of Zillow and the Zillow Subsidiaries.

(e) As of the date hereof, there is no pending or, to Zillow’s Knowledge, Action threatened in writing before any Governmental Authority in any jurisdiction alleging that (i) any activities, products, services or conduct of Zillow or any Zillow Subsidiary infringes, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third party or (ii) challenging the ownership, validity, enforceability or registerability of any Zillow Intellectual Property, other than ordinary course office actions and similar communication received from any Governmental Authority. Zillow is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from Actions which (i) restrict Zillow’s or any Zillow Subsidiary’s rights to use, license or transfer any Zillow Intellectual Property or (ii) compel or require Zillow or any Zillow Subsidiary to license, disclose or transfer any Zillow Intellectual Property to any third party. Within the three years prior to the date prior to the date hereof, neither Zillow nor any Zillow Subsidiary has received any written notice or communication from any third party alleging that the operation of the business of Zillow or any Zillow Subsidiary infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Law of any jurisdiction (excluding any alleged infringement or misappropriation, or unfair competition or trade practices that is not or is not reasonably likely to be material to Zillow and the Zillow Subsidiaries, taken as a whole).

(f) To the Knowledge of Zillow, the operation of the business of Zillow and the Zillow Subsidiaries (including the design, development, use, provision, support, import, branding, advertising, promotion, marketing, reproduction, manufacture, license and sale of any Zillow Products, as such is currently conducted and as has been conducted during the past one year prior to the date hereof by or on behalf of Zillow) does not infringe upon, misappropriate, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices under applicable Law of any jurisdiction in a manner that would constitute a Zillow Material Adverse Effect.

(g) Except as set forth in Section 4.13(g) of Zillow Disclosure Schedule, to the Knowledge of Zillow, no Zillow Product contains, is derived from, is or has been distributed or made available with or is being or was developed using Open Source Code that is licensed under any terms that, in connection with the manner in which Zillow uses such Open Source Code: (i) imposes a requirement or condition that any proprietary portion of any Zillow Product or part thereof: (A) be disclosed or distributed in Source Code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise imposes any other material limitation, restriction or condition on the right or ability of Zillow and its subsidiaries to use, distribute or make available any Zillow Products (other than requirements of attribution, copyright notices or warranty disclaimers), or (iii) is used or distributed in violation of any applicable license with respect to such Open Source Code.

(h) Section 4.13(h)(1) of Zillow Disclosure Schedule accurately identifies each Contract (other than: (i) Contracts between Zillow or any Zillow Subsidiary and its employees, consultants or contractors substantially on Zillow’s standard forms, which forms have been made available to Trulia; (ii) Contracts for commercially available records, data, content (excluding real estate listings and property data), services, and off-the-shelf software; (iii) Contracts for Open Source Code; (iv) Contracts for advertising, marketing or lead generation entered into in the ordinary course of business; and (v) non-disclosure agreements entered into in the ordinary course of business) pursuant to which any Intellectual Property Right or Technology that is material to the operation of the business of Zillow and Zillow Subsidiaries, taken as a whole, is or has been licensed (including covenants not to sue or similar covenants), sold, assigned or otherwise conveyed or provided to Zillow or any Zillow Subsidiary, and that provides for any future one-time or annual payment obligations by Zillow or any Zillow Subsidiary of at least $250,000 (such Contracts, “Zillow In-Licenses”).

(i) Section 4.13(i) of Zillow Disclosure Schedule lists all Contracts (other than (i) non-exclusive licenses and agreements related to Zillow Products granted in the ordinary course of business; (ii) Contracts for advertising, marketing or lead generation entered into in the ordinary course of business; (iii) non-disclosure agreements entered into in the ordinary course of business; (iv) Contracts for Open Source Code; and (v) non-exclusive license grants of Trademarks owned by Zillow or any Zillow Subsidiary, that are made in the ordinary course of business) pursuant to which Zillow or any Zillow Subsidiary has granted a third party any rights or licenses (including covenants not to sue or similar covenants) to any Zillow Intellectual Property that is material to the operation of the business of Zillow and Zillow Subsidiaries, taken as a whole, and that provides for any future one-time or annual payment to Zillow or any Zillow Subsidiary of at least $250,000 (“Zillow Out-Licenses”; together with Zillow In-Licenses, the “Zillow IP Licenses”).

(j) Neither this Agreement nor the Zillow Merger will, pursuant to any Contract to which Zillow is bound , result in: (i) HoldCo or any of its subsidiaries (including the Trulia Surviving Corporation) granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them prior to the Closing, (ii) HoldCo or any of its subsidiaries (including the Trulia Surviving Corporation) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, other than agreements prohibiting Zillow from soliciting personnel, entered into in the ordinary course of business or (iii) HoldCo or any of its subsidiaries (including the Trulia Surviving Corporation) being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby (including the Mergers).

(k) Copies of the current, publicly available privacy policies of Zillow relating to (i) the privacy of users of Zillow Products and Zillow services and all Internet websites owned, maintained or operated by Zillow or any Zillow Subsidiary, and (ii) the collection, acquisition, use, storage, transfer, distribution or dissemination of any personally identifiable information collected by Zillow or any Zillow Subsidiary or by third parties having authorized access to the records of Zillow or any Zillow Subsidiary, in each case, have been made available to Trulia (“Zillow Privacy Policies”). The security, collection, acquisition, use, storage, transfer, distribution or dissemination by Zillow or any Zillow Subsidiary of any personally identifiable information, as well as all communications from Zillow and the Zillow Subsidiaries to users, partners or customers (whether sent directly or, to Zillow’s knowledge, through third-party providers) has complied in all material respects with all applicable Law, Zillow or any Zillow Subsidiary’s existing material contractual commitments with third parties and Zillow Privacy Policies, except where the failure to so comply would not constitute a Zillow Material Adverse Effect. As of the date hereof, no claims have been asserted in writing or, to the Knowledge of Zillow, are threatened in writing against Zillow or any Zillow Subsidiary by any third party alleging a violation of any third party’s privacy rights that would constitute a Zillow Material Adverse Effect, or a breach of any personally identifiable information that would constitute a Zillow Material Adverse Effect. To the Knowledge of Zillow, no person has gained unauthorized access to any personally identifiable information, or other confidential information of a third party, to the extent collected by, held by, or provided to, Zillow or any Zillow Subsidiary.

(l) Zillow Products are free from any defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Zillow Material Adverse Effect. To the Knowledge of Zillow, none of the Zillow Products contain any “back door,” “drop dead device,” “time bomb” that would constitute a Zillow Material Adverse Effect, “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other similar malicious code.

SECTION 4.14. Taxes. Except as would not constitute a Zillow Material Adverse Effect, Zillow and the Zillow Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Returns required to be filed by them, and all Taxes which are due and payable by Zillow and the Zillow Subsidiaries (whether or not shown on any Return as owing) have been duly and timely paid. All such Returns are true, accurate and complete in all material respects. There are no audits, examinations, requests for information or other proceedings pending or, to the Knowledge of Zillow, threatened in writing, in respect of

Taxes of Zillow or the Zillow Subsidiaries. All material Tax deficiencies asserted or assessed against Zillow or the Zillow Subsidiaries have been paid or finally settled with no remaining amounts owed. Neither Zillow nor any Zillow Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated balance sheet of Zillow and the consolidated Zillow Subsidiaries as of March 31, 2014 are adequate to satisfy all liabilities for Taxes relating to Zillow and the Zillow Subsidiaries for all periods through the Effective Time. There are no Tax liens upon any property or assets of Zillow or any of the Zillow Subsidiaries except liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP. Neither Zillow nor any of the Zillow Subsidiaries is required, or has agreed, to make any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a voluntary change in accounting method initiated by Zillow or any of the Zillow Subsidiaries, and no Tax Authority has initiated or proposed in writing any such adjustment or change in accounting method, in either case which adjustment or change could reasonably be expected to have a Zillow Material Adverse Effect. Neither Zillow nor any Zillow Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code (or any similar provision of state, local or foreign Law) within the past five years. None of Zillow, any Zillow Subsidiary, nor any of their affiliates has taken or agreed to take any action that would prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code. Zillow has no Knowledge any fact, agreement, plan or other circumstance that would prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

SECTION 4.15. Environmental Matters. Except as would not constitute a Zillow Material Adverse Effect, (a) none of Zillow or any Zillow Subsidiary has violated or is in violation of any Environmental Law and (b) Zillow and the Zillow Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and Zillow and the Zillow Subsidiaries are in compliance with such permits, licenses and other authorizations.

SECTION 4.16. Material Contracts. (a) Section 4.16(a) of the Zillow Disclosure Schedule lists each of the following types of Contracts to which Zillow or any Zillow Subsidiary is a party as of the date of this Agreement (such Contracts, the “Material Zillow Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Zillow or any Zillow Subsidiary that has been, or was required to be, filed with the SEC with Zillow’s Annual Report on Form 10-K for the year ended December 31, 2013 or any Zillow SEC Reports filed after the date of filing of such Form 10-K until the date hereof;

(ii) any Contract (A) relating to the disposition or acquisition by Zillow or any Zillow Subsidiary of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date of this Agreement, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect or (B) pursuant to which Zillow or any Zillow Subsidiary will acquire any material ownership interest in any other person or other business enterprise other than Zillow Subsidiaries;

(iii) any Contract which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Zillow or any Zillow Subsidiary;

(iv) any Contract containing any covenant (A) materially limiting the right of Zillow or any Zillow Subsidiary to engage in any line of business or to compete with any person in any line of business, or (B) granting any most favored customer or similar provision in favor of any customer or other counterparty to Zillow or any Zillow Subsidiary applicable to the sale of the Zillow Products;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $1,000,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(vi) any Contract providing for any guaranty by Zillow or any Zillow Subsidiary of third party obligations (under which Zillow or any Zillow Subsidiary has continuing obligations as of the date hereof) of $1,000,000 or more, other than any guaranty by Zillow of any Zillow Subsidiary’s obligations;

(vii) any Contract which relates to a joint venture, partnership, limited liability company agreement, revenue sharing or other similar Contract with third parties, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, other than revenue sharing or other similar agreements involving annual payments of less than $1,000,000 entered into in the ordinary course of business consistent with past practice;

(viii) any Contract with a customer of Zillow or any Zillow Subsidiary which is reasonably likely to involve consideration of $1,000,000 or more;

(ix) any Zillow IP License;

(x) all material Contracts with any Governmental Authority;

(xi) (A) any employment, independent contractor or consulting Contract (in each case, under which the Zillow or any Zillow Subsidiary has continuing obligations as of the date hereof) with (1) any current or former executive officer of the Zillow or any Zillow Subsidiary or member of the Zillow Board, or (2) any former employee, individual consultant or individual independent contractor providing for an annual base compensation in excess of $275,000; and (B) any Contract with any executive officer, director, individual consultant or employee providing for severance, retention or change of control payments or benefits, other than ordinary course severance arrangements with non-executive employees involving payments by the Zillow of less than $400,000;

(xii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Mergers) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby (including the Mergers);

(xiii) any material lease, sublease or other Contract under which Zillow or any Zillow Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property;

(xiv) any Contract which grants any person the right to use the name “Zillow”, any other trademarks owned by Zillow or any derivation thereof, excluding Contracts containing nonexclusive grants of such trademarks made in the ordinary course of business consistent with past practice;

(xv) any other Contract that provides for annual payment obligations by Zillow or any of its subsidiaries of $1,000,000 or more in any individual case that is not terminable by Zillow or a Zillow Subsidiary upon notice of ninety (90) days or less without material liability to Zillow or the Zillow Subsidiary and is not disclosed pursuant to clauses (i) through (xiv) above; and

(xvi) any Contract, or group of Contracts with a person (or group of affiliated persons), the termination or breach of which would have or would be reasonably expected to have a material adverse effect on any material product or service offerings of Zillow or otherwise constitute a Zillow Material Adverse Effect on Zillow and is not disclosed pursuant to clauses (i) through (xv) above.

(b) Except as would not constitute a Zillow Material Adverse Effect:

(i) each Material Zillow Contract is a legal, valid and binding agreement of Zillow or the applicable Zillow Subsidiary and, to the Knowledge of Zillow, the other party thereto;

(ii) none of Zillow or any Zillow Subsidiary has received any claim of default under any Material Zillow Contract and none of Zillow or any Zillow Subsidiary is in breach or violation of, or default under, any Material Zillow Contract;

(iii) to Zillow’s Knowledge, no other party is in breach or violation of, or default under, any Material Zillow Contract; and

(iv) neither the execution of this Agreement nor the consummation of any transactions contemplated hereby shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of Zillow’s material rights under any Material Zillow Contract.

(c) Zillow has made available to Trulia true and complete copies of each Material Zillow Contract, including any amendments thereto.

SECTION 4.17. Insurance. Except as would not constitute a Zillow Material Adverse Effect, each of Zillow and the Zillow Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not constitute a Zillow Material Adverse Effect, (a) each insurance policy of Zillow or any Zillow Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purported to be in effect, and (b) neither Zillow nor any Zillow Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. As of the date of this Agreement, there is no claim by Zillow or any Zillow Subsidiaries pending under any such policies that (x) to the Knowledge of Zillow, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (y) if not paid would constitute a Zillow Material Adverse Effect.

SECTION 4.18. Board Approval; Vote Required. (a) The Zillow Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that the Zillow Merger is fair to and in the best interests of Zillow and its shareholders, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Zillow Merger, and (iii) resolved to recommend the approval of this Agreement by the shareholders of Zillow (the “Zillow Board Recommendation”).

(b) The only vote of the holders of any class or series of capital stock of Zillow necessary to approve this Agreement, the Zillow Merger and the other transactions contemplated hereby is that vote of the holders of Zillow Common Stock as is required by the WBCA and the Articles of Incorporation of Zillow (the “Zillow Shareholder Approval”).

SECTION 4.19. Operations of HoldCo. HoldCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.20. Ownership of Trulia Capital Stock. As of the date of this Agreement, neither Zillow nor any of its subsidiaries is the beneficial owner of any shares of capital stock of Trulia.

SECTION 4.21. Opinion of Financial Advisor. Zillow has received the written opinion of Goldman, Sachs & Co, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Zillow Class A Exchange Ratio and the Zillow Class B Exchange Ratio together is fair, from a financial point of view, to the holders of Zillow Class A Common Stock and Zillow Class B Common Stock, a copy of which opinion will be delivered to the Zillow Board promptly after the date of this Agreement.

SECTION 4.22. Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Zillow or HoldCo. Zillow has heretofore made available to Trulia a complete and correct copy of all agreements between Zillow and Goldman, Sachs & Co pursuant to which such firm would be entitled to any payment relating to this Agreement and the transactions contemplated hereby.

SECTION 4.23. No Other Representations or Warranties; Non-Reliance. Except as expressly set forth in this Article IV, neither Zillow nor any Zillow Subsidiary has made any representation or warranty, express or implied, to Trulia in connection with this Agreement, the Zillow Merger or any of the other transactions contemplated hereby. Zillow has not relied on and is not relying on any representations and warranties regarding Trulia and the Trulia Subsidiaries, other than representations and warranties expressly set forth in Article III hereof.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01. Conduct of Business by Trulia Pending the Mergers. Trulia agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Trulia Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by Law, unless Zillow shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the businesses of Trulia and the Trulia Subsidiaries shall be conducted only in, and Trulia and the Trulia Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and (y) Trulia shall use its commercially reasonable efforts to (i) keep available the services of the current officers at the “vice president” level or higher and key employees of Trulia and the Trulia Subsidiaries and (ii) preserve the current relationships of Trulia and the Trulia Subsidiaries with customers, suppliers and other persons with which Trulia or any Trulia Subsidiary has significant business relations.

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement, as required by Law or as set forth in Section 5.01 of the Trulia Disclosure Schedule, neither Trulia nor any Trulia Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Zillow (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Trulia Subsidiary to Trulia or any other Trulia Subsidiary;

(c) repurchase, redeem or otherwise acquire, directly or indirectly, shares of capital stock of Trulia, except for Tax withholdings and exercise price net settlements upon exercise or vesting, as the case may be, of Trulia Stock Options, Trulia RSUs or Trulia SARs;

(d) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock;

(e) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(f) enter into or amend or waive any rights or obligations under any Contract or transaction with any director or officer at the “vice president” level or higher, except in accordance with Section 5.01(g) of the Trulia Disclosure Schedule;

(g) issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any shares of any class of capital stock of Trulia or any Trulia Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Trulia or any Trulia Subsidiary (except for (i) issuances of equity to employees in accordance with Section 5.01(g)(i) of the Trulia Disclosure Schedule, (ii) issuances of equity to new hires in the ordinary course of business consistent with past practice or in accordance with Section 5.01(g) of the Trulia Disclosure Schedule, (iii) shares of Trulia Common Stock issuable pursuant to employee stock options, stock appreciation rights or restricted stock units outstanding on the date hereof or granted after the date hereof in compliance with clause (i) or (ii) of this Section 5.01(g), or (iv) shares of Trulia Common Stock issuable upon conversion of Trulia’s 2.75% Convertible Senior Notes due 2020);

(h) implement or effect any general reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of employees of Trulia, other than routine employee terminations in the ordinary course of business;

(i) sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of, any material assets of Trulia or any Trulia Subsidiary, except for pledges and encumbrances in the ordinary course of business in connection with real and personal property leases and in the case of encumbrances, the granting of limited, non-exclusive licenses of Intellectual Property Rights in the ordinary course of business;

(j) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material assets thereof;

(k) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets;

(l) authorize, or make any commitment with respect to, any capital expenditure in excess, in the aggregate, of the amount set forth in Section 5.01(l) of the Trulia Disclosure Schedule;

(m) (i) hire, or enter into any employment agreement with, any employee at the “vice president” level or higher or any other employee having annual base compensation in excess of $275,000, except for the hiring of a replacement for any such officer or employee who departs Trulia prior to the Closing; provided that the base compensation of such replacement officer or employee is not in excess of 110% of the base compensation of the departing officer or employee, or (ii) otherwise increase the aggregate headcount at Trulia and the Trulia Subsidiaries to more than the amount set forth in Section 5.01(m)(ii) of the Trulia Disclosure Schedule;

(n) except as may be (x) required pursuant to any Contract or Trulia Plan set forth on the Trulia Disclosure Schedule and in effect on the date hereof or (y) permitted under Section 5.01(g), (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees, independent contractors or consultants, except in the ordinary course of business and consistent with past practice, (ii) grant any severance or termination pay to, or enter into any severance agreement with, any officer of Trulia or of any Trulia Subsidiary or any other employee other than terminated employees in the ordinary course of business and consistent with past practice, (iii) exercise discretion with respect to or otherwise voluntarily accelerate the vesting, payment or settlement of any employee stock options, stock appreciation rights, restricted stock units or other form of incentive compensation, or (iv) establish, adopt, enter into or amend any employee benefit plan or other agreement, plan or arrangement that would be a Trulia Plan if established, adopted, entered into or amended prior to the date hereof, other than any Trulia Plan that does not require approval of the Trulia stockholders that is established, adopted, entered into or amended in the ordinary course of business or as set forth in Section 5.01(n) of the Trulia Disclosure Schedule;

(o) amend any material Return, make any material Tax election or take any material position on any material Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent in any material respect with elections made, positions taken or methods used in preparing or filing similar Returns in prior periods;

(p) (i) enter into any Contract that, if entered into prior to the date hereof, would constitute a Material Trulia Contract or (ii) amend, modify or consent to the termination of any Material Trulia Contract, or amend, waive, modify or consent to the termination of Trulia’s or any Trulia Subsidiary’s material rights thereunder, other than, in each case, in the ordinary course of business;

(q) (i) commence (A) any Action in respect of any Intellectual Property Rights or (B) any other Action where the amount in dispute is in excess of $500,000 in the aggregate or (ii) settle or compromise any Action (A) in respect of any Intellectual Property Rights or (B) where Trulia or any Trulia subsidiary is obligated to pay more than $500,000 or has any material post-settlement obligations; or

(r) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02. Conduct of Business by Zillow Pending the Mergers. Zillow agrees that, between the date of this Agreement and the Initial Effective Time, except as set forth in Section 5.02 of the Zillow Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by Law, unless Trulia shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the businesses of Zillow and the Zillow Subsidiaries shall be conducted only in, and Zillow and the Zillow Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and (y) Zillow shall use its commercially reasonable efforts to preserve the current relationships of Zillow and the Zillow Subsidiaries with customers, suppliers and other persons with which Zillow or any subsidiary has significant business relations.

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement, as required by Law or as set forth in Section 5.02 of the Zillow Disclosure Schedule, neither Zillow nor any Zillow Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Trulia (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Zillow Subsidiary to Zillow or any other Zillow Subsidiary;

(c) repurchase, redeem or otherwise acquire, directly or indirectly, shares of capital stock of Zillow, other than repurchases made in connection with the termination of employment of employees of Zillow pursuant to Zillow Plans in place and disclosed to Trulia prior to the date of this Agreement;

(d) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock;

(e) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(f) enter into or amend or waive any rights or obligations under any Contract or transaction with any affiliate, director, officer or stockholder of Zillow;

(g) issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any shares of any class of capital stock of Zillow or any Zillow Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Zillow or any Zillow Subsidiary (except for (i) equity issuances to employees in accordance with Section 5.02(g)(i) of the Zillow Disclosure Schedule, (ii) equity issuances to new hires in the ordinary course of business consistent with past practice, (iii) shares of Zillow Common Stock issuable pursuant to employee stock options, stock incentive rights or restricted stock units outstanding on the date hereof, (iv) shares of Zillow Common Stock issuable or issued in an underwritten offering, (v) shares of Zillow Common Stock issuable upon conversion of any convertible debt securities permitted to be issued pursuant to Section 5.02(h)(ii), or (vi) shares of Zillow Common Stock in connection with any acquisition (including by merger, consolidation, or acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or any division thereof) the issuance of which does not require the approval of holders of Zillow Common Stock;

(h) (i) incur any indebtedness for borrowed money in excess of $250 million in the aggregate, (ii) issue any debt securities, other than convertible debt securities in principal amount not to exceed $400 million in the aggregate issued in an underwritten offering, (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than Zillow or any Zillow Subsidiary in connection with the incurrence of any indebtedness for borrowed money or issuance of any debt securities otherwise permitted hereby), or (iv) make any loans or advances, or grant any security interest in any of its assets (other than in connection with the incurrence of any indebtedness for borrowed money otherwise permitted hereby);

(i) establish, adopt, enter into or amend any employee benefit plan other than (i) plans assumed in connection with an acquisition, (ii) plan amendments to permit the issuance of HoldCo Common Stock and (iii) the adoption of a plan described in Section 5.02(i)(ii) of the Zillow Disclosure Schedule;

(j) sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of, any material assets of Zillow or any Zillow Subsidiary, except for pledges and encumbrances in the ordinary course of business in connection with real and personal property leases and in the case of encumbrances, the granting of limited, non-exclusive licenses of Intellectual Property Rights in the ordinary course of business;

(k) engage in any transaction that would require the approval of the Zillow shareholders; or

(l) announce an intention, enter into formal or informal agreement or otherwise make a commitment to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Registration Statement; Joint Proxy Statement. (a) As promptly as practicable (and in any event within 45 days) after the execution of this Agreement, (i) Zillow and Trulia shall prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of Trulia relating to the meeting of Trulia’s stockholders (the “Trulia Stockholders’ Meeting”) to be held to consider adoption of this Agreement and to be sent to the shareholders of Zillow relating to the meeting of Zillow’s shareholders (the “Zillow Shareholders’ Meeting” and, together with Trulia Stockholders’ Meeting, the “Special Meetings”) to be held to consider approval of this Agreement (such proxy statement, as amended or supplemented, being referred to herein as the “Joint Proxy Statement”) and (ii) HoldCo shall prepare and cause to be filed with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”), in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of HoldCo Class A Common Stock to be issued pursuant to the Mergers. The parties shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, HoldCo shall take all or any action required under any applicable federal or state securities laws (other than qualifying to do business in any jurisdiction in which it is not now so qualified) in connection with the issuance of shares of HoldCo Class A Common Stock pursuant to the Mergers. Each party shall furnish to the other party all information concerning it and its business as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. Each party shall advise the other party, promptly after they receive notice thereof, of any comments on the Joint Proxy Statement or the Registration Statement and responses thereto from, or requests for additional information by, the SEC and each shall use its reasonable best efforts to respond as promptly as reasonably practicable to any such comments, responses or requests. Notwithstanding the foregoing, prior to filing the Joint Proxy Statement or the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments or requests of the SEC with respect thereto, each party (x) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (y) shall include in such document or response all comments reasonably proposed by the other and (z) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Trulia, in connection with a Trulia Board Recommendation Change, or Zillow, in connection with a Zillow Board Recommendation Change, may amend or supplement the Joint Proxy Statement pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this clause

(z) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations. A “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement if and solely to the extent that it contains (1) a Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, (2) a statement of the reasons for such Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, and (3) additional information reasonably related to the foregoing. Each party shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each party shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. As promptly as practicable after the Registration Statement shall have become effective, each of Trulia and Zillow shall mail the Joint Proxy Statement to its stockholders or shareholders, as applicable.

(b) Zillow covenants to Trulia that the information supplied by Zillow or HoldCo for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Trulia and the shareholders of Zillow, (iii) the time of each of the Special Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Zillow or HoldCo, or their respective officers or directors, should be discovered by Zillow which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, Zillow shall promptly inform Trulia. Zillow covenants to Trulia that all documents that Zillow or HoldCo is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(c) Trulia covenants to Zillow that the information supplied by Trulia for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Trulia and the shareholders of Zillow, (iii) the time of each of the Special Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Trulia or any Trulia Subsidiary, or their respective officers or directors, should be discovered by Trulia which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, Trulia shall promptly inform Zillow. Trulia covenants to Zillow that all documents that Trulia is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 6.02. Special Meetings. (a) Trulia shall duly call, give notice of, convene and hold Trulia Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement. Zillow shall duly call, give notice of, convene and hold the Zillow Shareholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement. Each of Trulia and Zillow shall use its reasonable best efforts to hold the Special Meetings on the same day as soon as practicable (and in any event within 45 days) after the date on which the Registration Statement becomes effective. Notwithstanding the foregoing, (i) each of Trulia and Zillow may adjourn or postpone its Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its stockholders or shareholders, as applicable, in advance of a vote on the adoption or approval, as applicable, of this Agreement, (ii) Trulia may adjourn or postpone its Special Meeting if, as of the time for which such Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Special Meeting, and

(iii) Zillow shall adjourn or postpone its Special Meeting to the extent necessary to ensure that (x) a quorum is present and (y) the shares of Class B Common Stock represented by the Zillow Proxies (as defined in Section 6.02(b) below) are voted at such Special Meeting in the manner set forth in the Zillow Proxies. Each of Trulia and Zillow shall use its reasonable best efforts to solicit from its respective stockholders and shareholders proxies in favor of the adoption of this Agreement or in favor of the approval of this Agreement, as the case may be.

(b) Notwithstanding anything to the contrary set forth herein, Zillow shall (i) cause the officers of Zillow appointed as attorneys and proxies in each Irrevocable Proxy delivered by the parties to the Zillow Voting Agreements (the “Zillow Proxies”) to vote the shares of Zillow Class B Common Stock at the Zillow Shareholders’ Meeting to approve this Agreement and the transactions contemplated hereby, including the Zillow Merger, and to otherwise vote the shares of such Zillow Class B Common Stock in accordance with the Zillow Proxies at the Zillow Shareholders’ Meeting, and (ii) take all other actions necessary or advisable to effectuate the intent of the Zillow Proxies, including designating additional officers or directors of Zillow to act as substitute attorneys and proxies under the Zillow Proxies in the event that any of the officers listed therein are unwilling or unable to vote the shares of Zillow Class B Common Stock in accordance with the Zillow Proxies at the Zillow Shareholders’ Meeting.

(c) Subject to Section 8.01(j), each party hereto agrees that its obligations pursuant to this Section 6.02 shall not be affected by the public proposal, public disclosure or communication of any Competing Transaction Proposal, by the making of any Trulia Board Recommendation Change or Zillow Board Recommendation Change or the occurrence of an Intervening Event.

SECTION 6.03. Board Recommendations. (a) Subject to the terms of Section 6.03(b) and Section 6.03(c), (i)(A) the Trulia Board shall cause the Trulia Board Recommendation to be included in the Joint Proxy Statement and (B) neither the Trulia Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Zillow, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Zillow, the Trulia Board Recommendation (a “Trulia Board Recommendation Change”) and (ii) the Zillow Board shall cause the Zillow Board Recommendation to be included in the Joint Proxy Statement and (B) neither the Zillow Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Trulia, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Trulia, the Zillow Board Recommendation (a “Zillow Board Recommendation Change”).

(b) Notwithstanding Section 6.03(a), but subject to the provisions of this Section 6.03(b), (x) the Trulia Board may, at any time prior to receipt of the Trulia Stockholder Approval, effect a Trulia Board Recommendation Change, and (y) the Zillow Board may, at any time prior to receipt of the Zillow Shareholder Approval, effect a Zillow Board Recommendation Change (the party whose Board is making such Recommendation Change, the “Subject Party”), if:

(i) the Board of the Subject Party has received a bona fide, written Competing Transaction Proposal that (A) did not result from a breach of Section 6.05 and (B) constitutes a Superior Proposal;

(ii) the Board of the Subject Party determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by the non-Subject Party pursuant to clause (iv) below), that, in light of such Superior Proposal, the failure of the Board of the Subject Party to make a Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, would be inconsistent with its fiduciary duties under applicable Law;

(iii) prior to effecting such Trulia Board Recommendation Change or Zillow Board Recommendation Change, as the case may be, the applicable Board shall have given the non-Subject Party at least five calendar days’ notice thereof (which notice shall include the most current version of such definitive agreement and, to the extent not included therein, the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal) and the opportunity to meet with the

Subject Party, its financial advisor and its outside legal counsel during such five day period, all with the purpose and intent of enabling Zillow and Trulia to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby (including the Mergers) may be effected; and

(iv) the non-Subject Party shall not have made, within five calendar days after receipt of the written notice required pursuant to clause (iii) above, a binding irrevocable counter-offer or proposal capable of being accepted by the Subject Party that the Subject Party Board determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to its stockholders or shareholders, as applicable, as such Superior Proposal (it being understood that any change to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice pursuant to clause (iii) above and a new three calendar day period pursuant to this clause (iv)) (it being further understood that there may be multiple extensions of such three calendar day period).

(c) Notwithstanding Section 6.03(a), but subject to the provisions of this Section 6.03(c), in response to an Intervening Event (x) the Trulia Board may, at any time prior to receipt of the Trulia Stockholder Approval, effect a Trulia Board Recommendation Change, and (y) the Zillow Board may, at any time prior to receipt of the Zillow Shareholder Approval, effect a Zillow Board Recommendation Change, if:

(i) the Intervening Event does not involve the receipt of an offer, proposal or inquiry from any third party relating to a transaction of the nature described in the definition of “Competing Transaction Proposal” (which, for purposes of this clause (i), shall be read without reference to the percentage thresholds set forth in the definition thereof);

(ii) the applicable Board determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by the other party pursuant to clause (iv) below) that, in light of such Intervening Event, the failure of such Board to make a Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, would be inconsistent with its fiduciary duties under applicable Law;

(iii) prior to effecting such Trulia Board Recommendation Change or Zillow Board Recommendation Change, as the case may be, the applicable Board shall have given the other party at least five business days’ prior written notice thereof, which notice shall specify in reasonable detail the facts underlying such Board’s determination that an Intervening Event has occurred and the rationale and basis for such Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, and the opportunity to meet with such Board and its outside legal counsel during such five day period, all with the purpose and intent of enabling Zillow and Trulia to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby (including the Mergers) may be effected; and

(iv) following the expiration of the five business day period after receipt of the written notice required pursuant to clause (iii) above, the applicable Board determines in good faith, after consultation with outside legal counsel, and after giving good faith consideration to any counter-offer or proposal from the other party that, in light of such Intervening Event, the failure of such Board to make a Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, would be inconsistent with its fiduciary duties under applicable Law.

(d) Each of (i) the Trulia Board, with respect to any Trulia Board Recommendation Change, and (ii) the Zillow Board, with respect to any Zillow Board Recommendation Change, shall ensure that any such recommendation change: (A) does not change or otherwise affect the approval of this Agreement or any other approval related thereto by Trulia Board or the Zillow Board, as applicable; and (B) does not have the effect of causing any Takeover Law to be applicable to this Agreement, the Voting Agreements, the Mergers or any of the other transactions contemplated hereby or thereby. The parties shall keep confidential any proposals made by the other party to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required to be disclosed in any SEC Report or as otherwise required under applicable Law.

(e) Nothing in this Agreement shall prohibit the Trulia Board or the Zillow Board from taking and disclosing to its stockholders or shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that any statement(s) made by such Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; and provided further, that any such statements (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be a Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, unless the Trulia Board or the Zillow Board, as applicable, expressly publicly reaffirms the Trulia Board Recommendation or the Zillow Board Recommendation Change, as applicable, in connection with such statement.

SECTION 6.04. Access to Information; Confidentiality. (a) Subject to applicable Law, from the date of this Agreement until the Effective Time, Trulia and Zillow shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, financial advisor, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that (x) no party shall be required to afford such access if it would unreasonably disrupt its operations, (y) a party may withhold any document or information the disclosure of which would cause a violation of any agreement to which it or any of its subsidiaries is a party (provided that such party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) and (z) a party may withhold any document or information the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that such party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege)). If any material is withheld pursuant to the immediately preceding sentence or in accordance with applicable Law, the withholding party shall, to the extent possible without violating an agreement or applicable Law or risking a loss of legal privilege, inform the other party as to the general nature of what is being withheld.

(b) All information obtained by the parties pursuant to this Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated July 10, 2014 (the “Confidentiality Agreement”), between Zillow and Trulia.

(c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.05. No Solicitation of Transactions. (a) Except as otherwise provided in this Section 6.05, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, each party hereto shall not, and shall not authorize or knowingly permit its Representatives to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate, any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal, or (ii) participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or cooperate in any way with any person (whether or not a person making a Competing Transaction Proposal) with respect to, any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal. Each party hereto shall, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal, request the prompt return or destruction of all confidential information previously furnished any such person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. Neither the Trulia Board (or any committee thereof) nor the Zillow Board (or any committee thereof) shall adopt, or propose publicly to adopt, or allow Trulia or any Trulia Subsidiary or

Zillow or any Zillow Subsidiary, as the case may be, to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in this Section 6.05(a)) relating to any Competing Transaction Proposal. Notwithstanding the foregoing, at any time prior to obtaining Trulia Stockholder Approval, in the case of the Trulia Board, and Zillow Shareholder Approval, in the case of the Zillow Board, the Board of Directors of Zillow or Trulia, as the case may be, may, in response to receipt of a bona fide written Competing Transaction Proposal that such Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized standing) constitutes or is reasonably expected to result in a Superior Proposal, and which Competing Transaction Proposal did not result from a breach of this Section 6.05(a), subject to compliance with Section 6.05(c), (x) furnish (or cause to be furnished) information with respect to Trulia and its subsidiaries or Zillow and its subsidiaries, as applicable, to the person making such Competing Transaction Proposal (and its Representatives) (provided that all such information has previously been provided to the other party or is provided to the other party prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (other than with respect to “standstill” provisions), and (y) participate in discussions regarding the terms of such Competing Transaction Proposal and the negotiation of such terms with, and only with, the person or persons making such Competing Transaction Proposal (and such person’s or persons’ Representatives and financing sources). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.05(a) by a party’s Subsidiary or any of such Party’s or its Subsidiaries’ Representatives shall constitute a breach of this Section 6.05(a) by such party.

(b) As used in this Agreement:

A “Competing Transaction Proposal” means any bona fide proposal or offer (whether or not in writing) from a third party (other than Zillow or HoldCo or any of their respective subsidiaries) with respect to any of the following (other than the Mergers and the other transactions contemplated hereby): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Trulia or any Trulia Subsidiary or Zillow or any Zillow Subsidiary, as the case may be; (ii) any sale, lease, exchange, transfer or other disposition of 15% or more of the consolidated assets of Trulia and the Trulia Subsidiaries or of Zillow and the Zillow Subsidiaries, as the case may be; (iii) any issuance, sale or other disposition of 15% or more of the total outstanding voting power of Trulia or any Trulia Subsidiary or of Zillow or any Zillow Subsidiary, as the case may be; (iv) any transaction, including a tender offer or exchange offer, that, if consummated, would result in any person (or the stockholders of any person) acquiring, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of Trulia or any Trulia Subsidiary or of Zillow or any Zillow Subsidiary, as the case may be; or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Mergers.

A “Superior Proposal” means any bona fide written offer from a third party (other than Zillow or HoldCo or any of their respective subsidiaries) that, if consummated, would result in such person (or, in the case of a direct merger, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of Trulia or Zillow, as the case may be, or all or substantially all the assets of Trulia and its subsidiaries, taken as a whole, or Zillow and its subsidiaries, taken as a whole, as the case may be, and which offer, in the good faith judgment of the applicable Board (after consultation with outside legal counsel and a financial advisor of nationally recognized standing), is more favorable to its stockholders or shareholders, as applicable, than the Mergers and the other transactions contemplated hereby (taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any changes to the terms of this Agreement proposed by the other party in response to such Superior Proposal or otherwise)).

(c) In addition to the obligations set forth in Section 6.05(a), each party shall promptly, and in any event within 24 hours of obtaining knowledge of the receipt thereof, advise the other party in writing of any

Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal, the material terms and conditions of any such Competing Transaction Proposal (including any changes thereto) and the identity of the person making any such Competing Transaction Proposal. The receiving party shall (i) keep the other party informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms thereof) of any Competing Transaction Proposal and (ii) provide to the other party as soon as practicable after receipt or delivery thereof all drafts of agreements relating to any Competing Transaction Proposal and any written proposals containing any material terms of a Competing Transaction Proposal or a counterproposal to a Competing Transaction Proposal, in each case exchanged between any of the receiving party or any of its subsidiaries or any of the receiving party or its subsidiaries’ Representatives, on the one hand, and the person making any such Competing Transaction Proposal or any of its affiliates or any of their Representatives, on the other hand.

SECTION 6.06. Employee Benefits Matters. (a) HoldCo hereby agrees that, for a period of 12 months immediately following the Effective Time, it shall, or shall cause the Trulia Surviving Corporation to, (i) provide for each employee of Trulia and Trulia Subsidiary an annual base salary or annual wage rate that is no less favorable than the annual base salary or annual base wage rate provided to such employee immediately prior to the Effective Time, and (ii) maintain the employee benefit and compensation plans for the benefit of the employees of Trulia and Trulia Subsidiaries which, in the aggregate, will provide compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to the employees under the employee benefit and compensation plans of Trulia and Trulia Subsidiaries as in effect immediately prior to the Effective Time.

(b) From and after the Effective Time, HoldCo shall, or shall cause the Trulia Surviving Corporation to, honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of Trulia and Trulia Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of Trulia or any Trulia Subsidiary to the extent set forth on Section 6.06(b) of the Trulia Disclosure Schedule. HoldCo shall use commercially reasonable efforts to ensure that employees of Trulia or any Trulia Subsidiary receive credit for purposes of eligibility to participate in and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by HoldCo or the Trulia Surviving Corporation in which the employees of Trulia or Trulia Subsidiaries participate after the Effective Time for service accrued or deemed accrued prior to the Effective Time with Trulia or any Trulia Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, HoldCo shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Zillow or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of Trulia and its subsidiaries in the calendar year in which the Effective Time occurs.

(c) No provision of this Section 6.06 shall be construed as a limitation on the right of HoldCo, the Surviving Corporations, Zillow or any Zillow Subsidiary, or to cause HoldCo, the Surviving Corporations, Zillow or any Zillow Subsidiary to, amend or terminate any employee benefit plan that HoldCo, the Surviving Corporations, Zillow or any Zillow Subsidiary would otherwise have under the terms of the plan, nor shall any provision of this Section 6.06 be construed to require the continuation of the employment of any particular employee. The provisions of this Section 6.06 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Section 6.06, and nothing herein shall be construed as an amendment to any employee benefit plan of HoldCo, the Surviving Corporations, Zillow or any Zillow Subsidiary or other compensation or benefit plan or arrangement for any purpose.

(d) Prior to the Effective Time, but in no event later than five (5) business days prior to the Effective Time, Trulia shall have provided to Zillow calculations prepared by a nationally recognized accounting firm regarding any “excess parachute payments” as defined in Section 280G(b)(1) of the Code that Trulia, any Trulia

Subsidiary, Zillow, any Zillow Subsidiary or HoldCo will be obligated to pay as a result of the consummation of the Mergers (either alone or in combination with another event).

(e) Prior to the Effective Time, without the prior approval of the Trulia Board, HoldCo, Zillow and the Zillow Subsidiaries shall not (i) engage in discussions or negotiations with any Trulia executive officer regarding the terms or conditions of his or her employment following the Closing, including any compensation, retention arrangements (including equity incentive grants), severance or other similar benefits, or (ii) enter into any agreement, arrangement or understanding (whether written or oral, formal or informal) with any Trulia executive officer with respect to such matters.

SECTION 6.07. Directors’ and Officers’ Indemnification and Insurance. (a) All rights to indemnification existing as of the date of this Agreement in favor of the current or former directors, officers, employees, fiduciaries or agents of Trulia or any Trulia Subsidiary for their acts and omissions occurring prior to the Effective Time, as provided in the Certificates of Incorporation, By-laws and equivalent organizational documents of Trulia and the Trulia Subsidiaries (as in effect as of the date of this Agreement), shall survive the Trulia Merger and shall be honored by the Trulia Surviving Corporation and its subsidiaries to the fullest extent available under applicable Law for a period of six years from the Effective Time, and any claim made requesting indemnification pursuant to such rights within such six-year period shall continue to be subject to this Section 6.07(a) and the indemnification rights provided hereunder until the disposition of such claim. In furtherance of the foregoing, the Certificates of Incorporation, By-laws and equivalent organizational documents of the Trulia Surviving Corporation and the Trulia Subsidiaries shall contain provisions no less favorable in the aggregate with respect to indemnification than are set forth in the Certificates of Incorporation, By-laws and equivalent organizational documents of Trulia and the Trulia Subsidiaries (as in effect as of the date of this Agreement), which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Trulia or any Trulia Subsidiary, unless such modification shall be required by Law. The Trulia Surviving Corporation shall (and HoldCo shall cause the Trulia Surviving Corporation to) fulfill and honor in all respects the obligations of Trulia and the Trulia Subsidiaries pursuant to the indemnification agreements between Trulia or any Trulia Subsidiary and any current or former directors, officers, employees, fiduciaries or agents of Trulia or any Trulia Subsidiary (as in effect as of the date of this Agreement).

(b) The Trulia Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by Trulia (provided that the Trulia Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable in the aggregate) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Trulia Surviving Corporation be required to expend pursuant to this Section 6.07(b) more than an amount per year equal to 250% of current annual premiums paid by Trulia for such insurance. In lieu of the foregoing, prior to the Effective Time, Trulia may in its discretion purchase, and Zillow or HoldCo may in its discretion purchase if Trulia declines to do so, a “tail” directors’ and officers’ liability insurance policy covering the six-year period from and after the Effective Time from a carrier with comparable or better credit ratings to Trulia’s current directors’ and officers’ insurance policy carrier(s) and on terms and conditions not less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Trulia with respect to matters occurring up to the Effective Time; provided, however, that without Zillow’s consent (not to be unreasonably withheld, delayed or conditioned), the cost of such “tail” policy shall not exceed an amount equal to 250% of current annual premiums paid by Trulia for such insurance. If a “tail” policy is obtained prior to the Effective Time, the Trulia Surviving Corporation shall (and HoldCo shall cause the Trulia Surviving Corporation to) maintain such policy in full force and effect for its full term and continue to honor the obligations thereunder.

(c) In the event the Trulia Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Trulia Surviving Corporation or, at HoldCo’s option, HoldCo shall assume the obligations set forth in this Section 6.07.

(d) The provisions of this Section 6.07 shall (i) survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 6.08. Insurance Policies. Trulia shall take all commercially reasonable actions to ensure that all of its current and legacy insurance policies are available for the benefit of the Trulia Surviving Corporation, including with respect any instances where an occurrence and/or claim takes place before the Effective Time and is not made known until after the Effective Time.

SECTION 6.09. Section 16 Matters. Prior to the Initial Effective Time, Trulia, Zillow and HoldCo each shall take all such steps as may be required to cause (a) any dispositions of Trulia Common Stock or Zillow Common Stock (including derivative securities with respect to Trulia Common Stock or Zillow Common Stock) resulting from the Mergers and the other transactions contemplated hereby by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Trulia or Zillow immediately prior to the Initial Effective Time or Effective Time, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of HoldCo Common Stock (including derivative securities with respect to HoldCo Common Stock) resulting from the Mergers and the other transactions contemplated hereby by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to HoldCo to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.10. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly (and in any event within 15 business days of the date hereof) its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Mergers and the other transactions contemplated hereby and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Mergers, including using its reasonable best efforts to (A) obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Trulia or Zillow or their subsidiaries as are necessary for the consummation of the Mergers and to fulfill the conditions thereto, and (B) defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the consummation of the Mergers as promptly as practicable and in any event by the Outside Date.

(b) Each party shall keep the other party apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated hereby, including promptly notifying the other party of any communication it or any of its affiliates receives from any Governmental Authority relating to any review or investigation of the transactions contemplated hereby under the HSR Act or any other applicable Competition Laws and shall permit the other party to review in advance (and to consider any comments made by the other party in relation to) any proposed communication by such party to any Governmental Authority relating to such matters. Neither party shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting, telephone call or discussion. The parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreement, the parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, however, that materials may be redacted (i) as necessary to comply with contractual arrangements, and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Neither party shall enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other Competition Law applicable to the transaction contemplated hereby, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

SECTION 6.11. Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Mergers to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Mergers from qualifying, as reorganizations within the meaning of Section 368(a) of the Code. Following the Effective Time, none of HoldCo, the Surviving Corporations or any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Mergers to fail to qualify as reorganizations within the meaning of Section 368(a) of the Code.

SECTION 6.12. Obligations of HoldCo, Zillow Merger Sub and Trulia Merger Sub. (a) HoldCo shall take all action necessary to cause Zillow Merger Sub and Trulia Merger Sub to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

(b) HoldCo shall cause Zillow Merger Sub and Trulia Merger Sub to be duly and validly incorporated in the States of Washington and Delaware, respectively, as soon as practicable after the date of this Agreement. Promptly following the incorporation and organization of each of Zillow Merger Sub and Trulia Merger Sub, such entity shall duly and validly (i) authorize the execution of a joinder to this Agreement in such form as reasonably agreed upon by the parties hereto for purposes of effecting the transactions contemplated hereby, and (ii) execute and deliver such joinder to each of Zillow, HoldCo and Trulia. Each of Zillow Merger Sub and Trulia Merger Sub shall be formed solely for the purpose of engaging in the transactions contemplated by this Agreement, shall engage in no other business activities and shall conduct its operations only as contemplated by this Agreement.

SECTION 6.13. Listing of HoldCo Common Stock. HoldCo shall promptly prepare and submit to NASDAQ a listing application covering the shares of HoldCo Class A Common Stock to be issued in the Mergers, and shall use its reasonable best efforts to obtain, prior to the Initial Effective Time, approval for the listing of such HoldCo Class A Common Stock, subject to official notice of issuance, and Trulia shall cooperate with respect to such listing.

SECTION 6.14. Public Announcements. Except with respect to any Trulia Board Recommendation Change or Zillow Board Recommendation Change made in accordance with the terms of this Agreement, Zillow and Trulia will use reasonable best efforts to develop a joint communications plan and to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers or any of the other transactions contemplated hereby, and not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Trulia and Zillow agree that the initial press release to be issued with respect to this Agreement, the Mergers or any of the other transactions contemplated hereby shall be in the form heretofore agreed to by each of Zillow and Trulia. Notwithstanding the foregoing sentences of this Section 6.14, Zillow and Trulia may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

SECTION 6.15. Convertible Senior Notes.

(a) Trulia and, following the Effective Time, HoldCo, shall not cause an “Event of Default” under the terms of, and as such term is defined in, the Indenture, dated as of December 17, 2013 (the “Indenture”), between Trulia and Wells Fargo Bank, National Association (the “Trustee”), governing Trulia’s 2.75% Convertible Senior Notes due 2020 (the “Convertible Senior Notes”) and HoldCo shall otherwise comply with, or cause the Trulia Surviving Corporation to comply with, all of its respective obligations and duties under the terms of the Indenture.

(b) HoldCo shall enter into a supplemental indenture in respect of the Convertible Senior Notes containing the provisions required by the Indenture, including a provision that, at the Effective Time, (i) each outstanding Convertible Senior Note will no longer be convertible into shares of Trulia Common Stock and will be convertible solely into shares of HoldCo Class A Common Stock, pursuant to, and in accordance with, the terms of the Indenture, and (ii) HoldCo shall guarantee all of the obligations of Trulia under the Convertible Senior Notes and the Indenture.

SECTION 6.16. Litigation Related to the Mergers. Without limiting in any way the respective obligations of Trulia and Zillow under this Agreement, each of Trulia and Zillow shall give the other the reasonable opportunity to participate in the defense or settlement of any shareholder or stockholder claim or Action (including any class action or derivative litigation) against such party or its officers or directors relating to the Mergers and the other transactions contemplated hereby, and Trulia shall not settle or enter into any agreement or arrangement with any stockholder in respect of any such claim or Action without the prior written consent of Zillow (such consent not to be unreasonably withheld, conditioned or delayed). Each of Trulia and Zillow shall cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such claim or Action.

SECTION 6.17. Takeover Laws. If any Takeover Law becomes or is deemed to be applicable to this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby, then each of Trulia and Zillow and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Law inapplicable to the foregoing.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of Trulia, Zillow and HoldCo to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) Shareholder and Stockholder Approvals. The Zillow Shareholder Approval and Trulia Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

(d) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

(e) Listing. The shares of HoldCo Class A Common Stock to be issued in the Mergers shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

SECTION 7.02. Conditions to the Obligations of Zillow and HoldCo. The obligations of Zillow and HoldCo to consummate the Mergers are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Trulia set forth in this Agreement (other than the representations and warranties set forth in Section 3.01, 3.03(a) and Section 3.04) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any failure to be so true and correct as would not constitute a Trulia Material Adverse Effect, (ii) each of the representations and warranties set forth in Section 3.01 and Section 3.04 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and (iii) the representations and warranties set forth in Section 3.03(a) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except where failure to be so true and correct is to a de minimis extent; except in the case of each of the foregoing clauses (i)-(iii) to the extent a representation or warranty is only as of a particular date (the accuracy of which shall be determined as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties of Trulia set forth in this Agreement for purposes of this Section 7.02(a), all “Trulia Material Adverse Effect” and “materiality” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(b) Agreements and Covenants. Trulia shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Trulia shall have delivered to Zillow a certificate, dated the Closing Date, signed by an executive officer of Trulia, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Material Adverse Effect. No Trulia Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(e) Legal Proceedings. There shall not be pending any Action by any Governmental Authority (i) seeking to restrain or prohibit the consummation of the Mergers or the performance of any of the other transactions contemplated by this Agreement or the Voting Agreements (including the voting provisions thereunder), (ii) seeking to impose on Zillow, Trulia or any of their respective subsidiaries (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Zillow, Trulia or any of their respective subsidiaries, (B) the imposition of any limitation or regulation on the ability of Zillow to freely conduct its business or own such assets or (C) the holding separate of the shares of Trulia Common Stock or any limitation or regulation on the ability of Zillow to exercise full rights of ownership of the shares of Trulia Common Stock or to effectively control the business or operations of Trulia and Trulia Subsidiaries, or (iii) if adversely determined, would reasonably be likely to have a Material Adverse Effect on Trulia or Zillow.

(f) Other. Trulia shall have completed the action set forth on Schedule 7.02(f) of the Trulia Disclosure Schedule.

SECTION 7.03. Conditions to the Obligations of Trulia. The obligations of Trulia to consummate the Mergers are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Zillow set forth in this Agreement (other than the representations and warranties set forth in Section 4.01, 4.03(a) and Section 4.04) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any failure to be so true and correct as would not constitute a Zillow Material Adverse Effect, and (ii) each of the representations and warranties set forth in Section 4.01, 4.03 and Section 4.04 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date; and (iii) the representations and warranties set forth in Section 4.03(a) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except where failure to be so true and correct is to a de minimis extent; except in the case of each of the foregoing clauses (i)-(iii) to the extent a representation or warranty is only as of a particular date (the accuracy of which shall be determined as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties of Zillow set forth in this Agreement for purposes of this Section 7.03(a), all “Zillow Material Adverse Effect” and “materiality” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(b) Agreements and Covenants. Zillow and HoldCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Zillow shall have delivered to Trulia a certificate, dated the Closing Date, signed by an executive officer of Zillow, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d) Material Adverse Effect. No Zillow Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated hereby may be abandoned at any time prior to the Initial Effective Time, notwithstanding receipt of Trulia Stockholder Approval, as follows:

(a) by mutual written consent of Zillow and Trulia duly authorized by the Zillow Board and Trulia Board; or

(b) by either Zillow or Trulia if the Initial Effective Time shall not have occurred on or before January 28, 2016 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Initial Effective Time to occur on or before the Outside Date; or

(c) by either Zillow or Trulia if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise prohibiting consummation of the Mergers; or

(d) by Zillow, in the event that (i) a Trulia Board Recommendation Change shall have occurred (it being understood and agreed that any written notice of Trulia’s intention to make a Trulia Board Recommendation Change prior to effecting such Trulia Board Recommendation Change in accordance with Section 6.03(b) or (c) shall not result in Zillow having any termination rights pursuant to this Section 8.01(d)), (ii) Trulia shall have failed to cause the Trulia Board Recommendation to be included in the Joint Proxy Statement, (iii) the Trulia Board shall have recommended to its stockholders a Competing Transaction Proposal or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction Proposal, (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Trulia shall have been commenced, and Trulia Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act), or (v) Trulia shall have breached (or be deemed, pursuant to the terms hereof, to have breached) the provisions of Section 6.05 (other than an inadvertent and immaterial breach that does not result in a Competing Transaction Proposal in respect of Trulia); or

(e) by Trulia, in the event that (i) a Zillow Board Recommendation Change shall have occurred (it being understood and agreed that any written notice of Zillow’s intention to make a Zillow Board Recommendation Change prior to effecting such Zillow Board Recommendation Change in accordance with Section 6.03(c) shall not result in Trulia having any termination rights pursuant to this Section 8.01(e)), or (ii) Zillow shall have failed to cause the Zillow Board Recommendation to be included in the Joint Proxy Statement, (iii) the Zillow Board shall have recommended to its shareholders a Competing Transaction Proposal or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction Proposal, (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Zillow shall have been commenced, and the Zillow Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act), or (v) Zillow shall have breached (or be deemed, pursuant to the terms hereof, to have breached) the provisions of Section 6.05 (other than an inadvertent and immaterial breach that does not result in a Competing Transaction Proposal in respect of Zillow); or

(f) by either Zillow or Trulia if the Trulia Stockholder Approval is not obtained at Trulia Stockholders’ Meeting (unless such Trulia Stockholders’ Meeting has been adjourned, in which case at the final adjournment thereof); or

(g) by Trulia if the Zillow Shareholder Approval is not obtained at the Zillow Shareholders’ Meeting (unless such Zillow Shareholders’ Meeting has been adjourned in order to distribute a supplement or amendment to the Joint Proxy Statement, in which case at the final adjournment thereof); or

(h) by Zillow, if Trulia shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Trulia contained herein shall have failed to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by the Outside Date or is not cured by Trulia, as the case may be, within 30 days after receiving written notice from Zillow; or

(i) by Trulia, if Zillow or HoldCo shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Zillow or HoldCo contained herein shall have failed to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the Outside Date or is not cured by Zillow or HoldCo, as the case may be, within 30 days after receiving written notice from Trulia; or

(j) by Trulia, if at any time prior to receipt of the Trulia Stockholder Approval, the Trulia Board authorizes Trulia, after compliance with the terms of Section 6.03(b), to enter into a definitive agreement in respect of a Superior Proposal with a third party; provided that such Superior Proposal did not result from a breach by Trulia (or a deemed breach by Trulia pursuant to the terms hereof) of the provisions of Section 6.05; and provided further that concurrently with, and as a condition precedent to, such termination, Trulia pays the Termination Fee to Zillow in accordance with Section 8.03(b) and enters into such definitive agreement in respect of a Superior Proposal.

SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.03 and (b) nothing herein shall relieve any party from liability for any willful or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided that any breach of Section 6.02(a)(iii) or Section 6.02(b) by Zillow shall be deemed to be a willful and intentional breach of its covenants and agreements set forth therein and Trulia shall be entitled to seek all available remedies (both in equity and in law) with respect thereto (it being understood and agreed that the Shareholder Fee shall not be deemed liquidated damages for any such breach, and Trulia may pursue all remedies (both in equity and in law) notwithstanding that the Shareholder Fee has been paid or may be payable by Zillow with respect to such breach).

SECTION 8.03. Fees and Expenses. (a) Except as set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Mergers or any other transaction is consummated, except that (i) Trulia and Zillow shall each pay one-half of all Expenses relating to (A) printing and mailing the Joint Proxy Statement and (B) the filing fee for the Notification and Report Forms filed under the HSR Act and (ii) Zillow shall pay all Expenses relating to the filing fee incurred in connection with the Registration Statement. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

(b) Trulia agrees that:

(i) if Zillow terminates this Agreement pursuant to Section 8.01(d); or

(ii) if (A) Zillow or Trulia terminates this Agreement pursuant to Section 8.01(f), (B) prior to Trulia Stockholders’ Meeting a Competing Transaction Proposal shall have become known to the public or been publicly announced with respect to Trulia and not publicly withdrawn, and (C) within 12 months after the date of such termination, Trulia enters into a definitive agreement providing for a Third Party Acquisition that is subsequently consummated (either during such 12-month period or thereafter) or consummates a Third Party Acquisition; or

(iii) if (A) Zillow or Trulia terminates this Agreement pursuant to Section 8.01(b), (B) prior to the time of such termination a Competing Transaction Proposal shall have become known to the public or been publicly announced with respect to Trulia and not publicly withdrawn, and (C) within 12 months after the date of such termination, Trulia enters into a definitive agreement providing for a Third Party Acquisition that is subsequently consummated (either during such 12-month period or thereafter) or consummates a Third Party Acquisition (the payment of the Termination Fee by Trulia under this Section 8.03(b)(iii) shall not obviate the need for Zillow to pay the Regulatory Fee under Section 8.03(c)(iii) if the conditions for payment thereof have been satisfied); or

(iv) if Trulia terminates the Agreement pursuant to Section 8.01(j);

then Trulia shall pay to Zillow promptly (but in any event no later than one business day after the first of such events shall have occurred or, in the case of Section 8.03(b)(iv), concurrently with, and as a condition precedent to, the termination of this Agreement pursuant to Section 8.01(j)) a fee of $69.8 million (the “Termination Fee”), which amount shall be payable in immediately available funds.

(c) Zillow agrees that:

(i) if Trulia terminates this Agreement pursuant to Section 8.01(e), then Zillow shall pay to Trulia promptly (but in any event no later than one business day after such termination) the Termination Fee, which amount shall be payable in immediately available funds;

(ii) if Trulia terminates this Agreement pursuant to Section 8.01(g), then Zillow shall pay to Trulia promptly (but in any event no later than one business day after such termination) a fee of $150 million (the “Shareholder Fee”), which amount shall be payable in immediately available funds; or

(iii) in the event that this Agreement is terminated by, (A) either Zillow or Trulia pursuant to Section 8.01(c) in connection with any injunction, order, decree or ruling related to the HSR Act, any other applicable Competition Laws or related consents or approvals, (B) either Zillow or Trulia pursuant to Section 8.01(b) and at the time of such termination, any of the conditions set forth in Section 7.01(c), Section 7.01(d) or Section 7.02(e) shall not have been satisfied, or (C) Trulia pursuant to Section 8.01(i) due to a material breach by Zillow of its obligations under Section 6.10, then Zillow shall pay to Trulia promptly (but in any event no later than one business day after such termination) a fee of $150 million (the “Regulatory Fee”), which amount shall be payable in immediately available funds (the payment of the Regulatory Fee by Zillow under this Section 8.03(c)(iii) shall not obviate the need for Trulia to pay the Termination Fee under Section 8.03(b)(iii) if the conditions for payment thereof have been satisfied).

(d) Each of Zillow and Trulia acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that Zillow or Trulia, as the case may be, shall fail to pay the Termination Fee, the Shareholder Fee, the Regulatory Fee or any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Termination Fee, the Shareholder Fee, the Regulatory Fee and Expenses, commencing on the date that the Termination Fee, the Shareholder Fee, the Regulatory Fee or such Expenses became due, at a rate equal to the Prime Rate (as published in the “Money Rates” section of The Wall Street Journal) plus 1.00%. Each of Zillow and Trulia agrees that the payments provided for in this Section 8.03 shall be the sole and exclusive remedies of the parties upon a termination of this Agreement and such remedies shall be limited to the sums stipulated in this Section 8.03 regardless of the circumstances giving rise to such termination; provided, however, that nothing in this Section 8.03(d) shall relieve any party from liability for any willful or intentional breach of this Agreement.

(e) “Third Party Acquisition” means any transaction described in the definition of a “Competing Transaction Proposal” except that all references to “15%” therein shall be deemed to be references to “50%”.

SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after receipt of the Trulia Stockholder Approval and the Zillow Shareholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Trulia Common Stock or Zillow Common Stock shall be converted upon consummation of the Mergers or that would otherwise require the approval of the Trulia stockholders or the Zillow shareholders under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.04(b), 6.07 and 6.11 and this Article IX shall survive the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (receipt confirmed), by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Zillow or HoldCo:

Zillow, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Attention: Chief Operating Officer

Facsimile:

Email:

with copies to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Peter D. Lyons

Facsimile: (212) 848-7179

Email: plyons@shearman.com

and

Shearman & Sterling LLP

Four Embarcadero Center, Suite 3800

San Francisco, CA 94111

Attention: Steve L. Camahort

Facsimile: (415) 616-1199

Email: steve.camahort@shearman.com

if to Trulia:

Trulia, Inc.

116 New Montgomery St. #116

San Francisco, CA 94105

Attention: Chief Executive Officer

Attention: General Counsel

Facsimile:

Email:

with copies to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attn: Michael S. Ringler

Facsimile: (415) 947-2011

Email: mringler@wsgr.com

and

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attn: Rezwan D. Pavri

Facsimile: (650) 853-1038

Email: rpavri@goodwinprocter.com

and

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attn: Lisa R. Haddad

Facsimile: (617) 523-1231

Email: lhaddad@goodwinprocter.com

SECTION 9.03. Certain Definitions. (a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, San Francisco, CA or Seattle, WA.

“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Contract” shall mean any contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or binding arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrance” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of, or exposure to, Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Hazardous Substances” means: (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HoldCo Class A Common Stock” means Class A common stock, par value $0.0001 per share, of HoldCo.

“HoldCo Class B Common Stock” means Class B common stock, par value $0.0001 per share, of HoldCo.

“HoldCo Common Stock” means HoldCo Class A Common Stock and HoldCo Class B Common Stock.

“Intellectual Property Rights” means common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, and “moral” rights, (iii) the protection of trade and industrial secrets and confidential information, including business information (“Trade Secrets”), (iv) trademarks, trade names and service marks (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of technology, (vi) rights in domain names, URL and other internet-related properties, (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (viii) analogous rights to those set forth above, including the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.

“Intervening Event” means, with respect to any person, any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known by such person’s Board of Directors as of or prior to the date of this Agreement.

“Knowledge” means, with respect to Trulia or Zillow, the actual knowledge of any executive officer of Trulia or Zillow, as applicable.

“Material Adverse Effect” means, with respect to any person, any event, circumstance, change, effect, development or condition that, individually or considered together with all other circumstances, changes, effects, developments and conditions, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of such person and its subsidiaries, taken as a whole, or (ii) materially and adversely affects or materially delays, or would be reasonably expected to materially and adversely affect or materially delay, the ability of such person to consummate the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (A) events, circumstances, changes, effects, developments or conditions that generally affect the industries in which such person and its subsidiaries, taken as a whole, operate (including legal and regulatory changes), (B) general economic, market, business, regulatory or political conditions (or changes therein) or events, circumstances, changes, effects or developments affecting the securities, credit, financial or other capital markets generally, (C) the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby or the identity of the other parties hereto (including, in each case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, partners, licensors, licensees or employees), (D) any change in the market price or trading volume of such person’s securities or in its credit ratings (provided that, to the extent not the subject of any of the other exceptions herein, the underlying cause of such failure may be taken into account to determine whether a Material Adverse Effect has occurred), (E) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), (F) the failure by such person to meet any estimates, expectations, projections or budgets (provided that, to the extent not the subject of any of the other exceptions herein, the underlying cause of such failure may be taken into account to determine whether a Material Adverse Effect has occurred), (G) any acts of terrorism or war (whether or not declared) occurring after the date hereof, including any worsening thereof, (H) natural disasters, and (I) any action taken or omitted to be taken at the written request of the other party hereto or in accordance with the express terms of this Agreement, except in the cases of clauses (A), (B), (E) (G) and (H) to the extent and only to the extent that such circumstance, change, effect, development or condition has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, compared with other persons operating in the industries in which such person and its subsidiaries operate.

“Open Source Code” shall mean software or software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in Source Code form under terms of an Open Source License.

“Open Source License” shall mean any license for “free software” or “open source software” including the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License or other license that is defined as “Open Source License” by the organization known as the Open Source Initiative (www.opensource.org).

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority.

“Return(s)” means all U.S. federal, state, local, foreign, and other returns, forms, declarations, elections, claims for refund, statements and reports relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Source Code” shall mean software and code, which may be printed out or displayed in human readable form or from which object or other executable code can be derived by compilation or otherwise.

“subsidiary” or “subsidiaries” of any person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one of more other subsidiaries of such person, (ii) a partnership of which such person, or one or more other subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other subsidiaries of such person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Trulia Intellectual Property” means any and all Technology and Intellectual Property Rights that are owned or purported to be owned by Trulia or any Trulia Subsidiary.

“Trulia Material Adverse Effect” means a Material Adverse Effect with respect to Trulia.

“Trulia Plans” means (i) all employee benefit plans (as defined in Section 3(3) of ERISA), and all bonus, equity or equity-based, annual or long-term incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, change in control, tax-gross up, retention or other contracts or agreements to which Trulia or any Trulia Subsidiary is a party, with respect to which Trulia or any Trulia Subsidiary currently has any obligation or which are maintained, contributed to or sponsored by Trulia or any Trulia Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor or consultant of Trulia or any Trulia Subsidiary, (ii) each employee benefit plan for which Trulia or any Trulia Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Trulia or any Trulia Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between Trulia or any Trulia Subsidiary and any employee of Trulia or any Trulia Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of Trulia or any Trulia Subsidiary.

“Trulia Product” means any product or service or other Technology that is currently being or at any time has been supported, marketed, distributed, licensed, sold or made available (including as a software product or application, as part of a service bureau, cloud, or time-sharing, application service, software-as-a-service or similar arrangement or otherwise) by or on behalf of Trulia or any Trulia Subsidiary.

“Trulia Subsidiary” means a subsidiary of Trulia.

“Takeover Law” means any “control share acquisition,” “fair price,” “moratorium” or other antitakeover Law (including Section 23B.19 of the WBCA and Section 203 of the DGCL).

“Tax Authority” means any U.S. federal, state, local, or foreign Tax service, agency, office, commission, department, bureau or similar organization, including any court, tribunal, or similar judicial agency, with regulatory authority to assess, assert or otherwise impose Taxes, Tax adjustments or collect unpaid Taxes of any person.

“Taxes” shall mean any and all U.S. federal, state, local, foreign or other taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Technology” shall mean any or all of the following tangible items and any and all instantiations of the following in any form and embodied in any media: (i) works of authorship including computer programs, source code, executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) tools, methods and processes, and (vii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools.

“Zillow Common Stock” means Zillow Class A Common Stock and Zillow Class B Common Stock.

“Zillow Intellectual Property” means any and all Technology and Intellectual Property Rights that are owned or purported to be owned by Zillow or any Zillow Subsidiary.

“Zillow Material Adverse Effect” means a Material Adverse Effect with respect to Zillow.

“Zillow Plans” means (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity or equity-based, annual or long-term incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, tax gross-up, retention or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which Zillow or any Zillow Subsidiary is a party, with respect to which Zillow or any Zillow Subsidiary currently has any obligation or which are maintained, contributed to or sponsored by Zillow or any Zillow Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor or consultant of Zillow or any Zillow Subsidiary, (ii) each employee benefit plan for which Zillow or any Zillow Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Zillow or any Zillow Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between Zillow or any Zillow Subsidiary and any employee of Zillow or any Zillow Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of Zillow or any Zillow Subsidiary.

“Zillow Product” means any product or service or other Technology that is currently being or at any time has been supported, marketed, distributed, licensed, sold or made available (including as a software product or application, as part of a service bureau, cloud, or time-sharing, application service, software-as-a-service or similar arrangement or otherwise) by or on behalf of Zillow or any Zillow Subsidiary.

“Zillow Subsidiary” means a subsidiary of Zillow.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§3.09
Agreement	Preamble
Assumed Trulia RSU	§2.04
Assumed Zillow RSU	§2.07
Assumed Zillow Restricted Unit	§2.09
Blue Sky Laws	§ 3.05(b)
Certificates	§ 2.01(b)
Closing	§1.02
Closing Date	§1.02
Code	Recitals
Competing Transaction Proposal	§ 6.05(b)
Confidentiality Agreement	§ 6.04(b)
Convertible Senior Notes	§ 6.15(a)
DGCL	Recitals
Dissenting Zillow Shares	§ 2.01(b)
Effective Time	§1.02
ERISA	§ 3.10(b)
Exchange Act	§ 3.07(a)
Exchange Agent	§ 2.02(a)
Exchange Fund	§ 2.02(a)
Exchange Ratios	§ 2.01(b)
Exchanged Zillow Restricted Stock	§2.08
Expenses	§ 8.03(a)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
HoldCo	Preamble
HoldCo Board	§ 1.05(c)
HSR Act	§ 3.05(b)
Indenture	§ 6.15(a)
Initial Effective Time	§1.02
IRS	§ 3.10(a)
Joint Proxy Statement	§ 6.01(a)
Law	§ 3.05(a)
Letter of Transmittal	§ 2.02(b)
Material Trulia Contracts	§ 3.16(a)
Material Zillow Contracts	§ 4.16(a)
Mergers	Recitals
Merger Consideration	§ 2.01(b)
Outside Date	§ 8.01(b)
Outside Director Trulia RSU	§2.04
Outside Director Trulia Stock Option	§ 2.03(a)
Qualifying Amendment	§ 6.01(a)
Registration Statement	§ 6.01(a)
Regulatory Fee	§ 8.03(c)
Representatives	§ 6.04(a)
SEC	§ 3.07(a)
Securities Act	§ 3.07(a)
Shareholder Fee	§ 8.03(c)

Defined Term	Location of Definition
SOX	§ 3.07(a)
Special Meetings	§ 6.01(a)
Subject Party	§ 6.03(b)
Substitute Trulia Option	§ 2.03(a)
Substitute Zillow Option	§ 2.06(a)
Superior Proposal	§ 6.05(c)
Surviving Corporations	§ 1.01(b)
Termination Fee	§ 8.03(b)
Third Party Acquisition	§ 8.03(e)
Trulia	Preamble
Trulia Affiliate	§6.08
Trulia Board	Recitals
Trulia Board Designees	§ 1.05(c)
Trulia Board Recommendation	§ 3.18(a)
Trulia Board Recommendation Change	§ 6.03(a)
Trulia Certificate	§ 2.01(a)
Trulia Common Stock	Recitals
Trulia Disclosure Schedule	Article III
Trulia Exchange Ratio	§ 2.01(a)
Trulia In-Licenses	§ 3.13(h)
Trulia IP Licenses	§ 3.13(i)
Trulia Merger	Recitals
Trulia Merger Consideration	§ 2.01(a)
Trulia Merger Filing	§1.02
Trulia Merger Sub	Recitals
Trulia Merger Sub Common Stock	§ 2.01(a)
Trulia Out-Licenses	§ 3.13(i)
Trulia Permits	§3.06
Trulia Preferred Stock	§ 3.03(a)
Trulia Privacy Policies	§ 3.13(k)
Trulia Registered Intellectual Property	§ 3.13(a)
Trulia RSU	§2.04
Trulia SEC Reports	§ 3.07(a)
Trulia Stock Options	§ 2.03(a)
Trulia Stock Plans	§ 2.03(a)
Trulia Stockholder Approval	§ 3.18(b)
Trulia Stockholders’ Meeting	§ 6.01(a)
Trulia Subsidiary	§ 3.01(a)
Trulia Surviving Corporation	§ 1.01(b)
Trulia Voting Agreements	Recitals
Trustee	§ 6.15(a)
Voting Agreements	Recitals
WBCA	Recitals
Zillow	Preamble
Zillow Board	Recitals
Zillow Board Recommendation	§ 4.18(a)
Zillow Board Recommendation Change	§ 6.03(a)
Zillow Certificate	§ 2.01(b)
Zillow Class A Common Stock	§ 4.03(a)
Zillow Class A Exchange Ratio	§ 2.01(b)
Zillow Class A Merger Consideration	§ 2.01(b)

Defined Term	Location of Definition
Zillow Class B Common Stock	Recitals
Zillow Class B Exchange Ratio	§ 2.01(b)
Zillow Class B Merger Consideration	§ 2.01(b)
Zillow Disclosure Schedule	Article IV
Zillow In-Licenses	§ 4.13(h)
Zillow IP Licenses	§ 4.13(i)
Zillow Merger	Recitals
Zillow Merger Filing	§1.02
Zillow Merger Sub	Recitals
Zillow Merger Sub Common Stock	§ 2.01(b)
Zillow Out-Licenses	§ 4.13(i)
Zillow Permits	§4.06
Zillow Privacy Policies	§ 4.13(k)
Zillow Preferred Stock	§ 4.03(a)
Zillow Proxies Zillow Registered Intellectual Property	§ 6.02(b) § 4.13(a)
Zillow Restricted Units	§2.09
Zillow RSUs	§2.07
Zillow SEC Reports	§ 4.07(a)
Zillow Shareholder Approval	§ 4.18(b)
Zillow Stock Options	§ 2.06(a)
Zillow Stock Plans	§ 2.06(a)
Zillow Shareholders’ Meeting	§ 6.01(a)
Zillow Subsidiary	§ 4.01(a)
Zillow Surviving Corporation	§ 1.01(a)
Zillow Voting Agreements	Recitals

SECTION 9.04. Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “as of the date hereof”, when used in this Agreement, means as of the date of this Agreement. Documents, materials and information are deemed to have been “made available” to Zillow or Trulia, as applicable, if such documents, materials or information were available for review by such person and its representatives through the electronic data rooms entitled “Project Tiger” or “Tiger,” as applicable, each of which are hosted by R.R. Donnelley & Sons (http://www.rrdonnelley.com/venue) in connection with the transactions contemplated hereby or disclosed in a Trulia SEC Report or Zillow SEC Report, as applicable, filed and publicly available. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a business day, the period shall end on the immediately following business day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.06. Entire Agreement; Parties in Interest. This Agreement, taken together with Trulia Disclosure Schedule, the Zillow Disclosure Schedule, the Voting Agreements and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the transactions contemplated hereby and (b) shall be binding upon and inure solely to the benefit of each party hereto and nothing herein, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies, other than Sections 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Zillow and HoldCo may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned subsidiary of Zillow so long as Zillow continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.08. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Without limiting the generality of the foregoing, the parties agree that Trulia shall be entitled to seek all available remedies (both in equity and in law) with respect to any breach of Section 6.02 by Zillow notwithstanding that the Shareholder Fee has been paid or may be payable by Zillow with respect to such breach (it being understood and agreed that the Shareholder Fee shall not be deemed liquidated damages with respect to any such breach). In the event that a party initiates a proceeding seeking equitable relief pursuant to this Section 9.08, the Outside Date shall automatically be extended until such proceeding is finally resolved.

SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware

Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

SECTION 9.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11. Disclosure Schedule and SEC Report References.

(a) The parties hereto agree that any reference in a particular Section of either Trulia Disclosure Schedule or the Zillow Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (x) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (y) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either Trulia Disclosure Schedule or the Zillow Disclosure Schedule as an exception to a representation or warranty (i) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, developments or condition or that such item would constitute a Material Adverse Effect and (ii) shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including any intellectual property rights) or any law, regulation, order, judgment or decree of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.

(b) The parties hereto agree that any information contained in any part of any Trulia SEC Report or Zillow SEC Report shall only be deemed to be an exception to (or a disclosure for purposes of) the relevant party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

SECTION 9.12. Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Zillow, HoldCo and Trulia have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZILLOW, INC.

By	/s/ Spencer Rascoff
Name:	Spencer Rascoff
Title:	Chief Executive Officer

ZEBRA HOLDCO, INC.

By	/s/ Spencer Rascoff
Name:	Spencer Rascoff
Title:	President

TRULIA, INC.

By	/s/ Peter Flint
Name:	Peter Flint
Title:	Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

[ZEBRA HOLDCO, INC.]

ARTICLE 1. NAME

The name of this corporation is [Zebra Holdco, Inc.]

ARTICLE 2. SHARES

2.1 Authorized Capital Stock

The total number of shares which this corporation is authorized to issue is 1,845,000,000, consisting of four classes of shares of capital stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” (collectively the Class A Common Stock and the Class B Common Stock are referred to herein as the “Common Stock”), “Class C Capital Stock,” and “Preferred Stock.” The total number of shares of Class A Common Stock that this corporation shall have authority to issue is 1,245,000,000, each with a par value of $0.0001. The total number of shares of Class B Common Stock that this corporation shall have authority to issue is 15,000,000, each with a par value of $0.0001. The total number of shares of Class C Capital Stock that this corporation shall have authority to issue is 600,000,000, each with a par value of $0.0001. The total number of shares of Preferred Stock that this corporation shall have authority to issue is 30,000,000 shares, each with a par value of $0.0001.

2.2 Preferred Stock

This corporation’s board of directors (the “Board of Directors”) shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series, and to provide for the issuance of such shares (in an aggregate amount not exceeding the aggregate number of shares of Preferred Stock authorized by this corporation’s articles of incorporation (as amended or restated from time to time) (the or these “Articles”)), as determined from time to time by the Board of Directors and stated, before the issuance of any shares thereof, in the resolution or resolutions providing for the issuance thereof. The Board of Directors shall have the authority to fix and determine and to amend the number of shares of any series of Preferred Stock that is wholly unissued or to be established and to fix and determine and to amend the designation, preferences, voting powers and limitations, and the relative, participating, optional or other rights, of any series of shares of Preferred Stock that is wholly unissued or to be established, including, without limiting the generality of the foregoing, the voting rights relating to shares of such series of Preferred Stock, the rate of dividend to which holders of shares of such series of Preferred Stock may be entitled, the rights of holders of shares of such series of Preferred Stock in the event of liquidation, dissolution or winding up of the affairs of this corporation, the rights of holders of shares of such series of Preferred Stock to convert or exchange shares of such series of Preferred Stock for shares of any other capital stock or for any other securities, property or assets of this corporation, and whether or not the shares of such series of Preferred Stock shall be redeemable and, if so, the term and conditions of such redemption.

Before this corporation shall initially issue shares of a series of Preferred Stock created under RCW 23B.06.020 (or any successor provision thereto) of the Washington Business Corporation Act, articles of amendment setting forth the terms of such series in a form meeting the requirements of RCW 23B.06.020 shall be filed with the Secretary of State of the State of Washington in the manner prescribed by the Washington Business Corporation Act, and shall be effective without shareholder approval. Unless otherwise specifically provided in the resolution establishing any series of Preferred Stock, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

Notwithstanding the foregoing provisions of this Section 2.2, prior to the Threshold Date, this corporation shall not, without the approval of the holders of at least a majority of the outstanding shares of Class B Common Stock, considered as a separate voting group, or the written agreement of the holders of at least a majority of the outstanding shares of Class B Common Stock: (i) initially issue any series of Preferred Stock, or any other security convertible into or exercisable for any such series of Preferred Stock, including by merger or otherwise, or (ii) amend the designation, preferences, voting powers and limitations, or rights, of any series of Preferred Stock, or any other security convertible into or exercisable for any such series of Preferred Stock, unless, in the case of either clause (i) or (ii) above, such action is approved by the Board of Directors including at least one of the Founders (as defined in Section 2.3(g) of these Articles) acting in his capacity as a director of this corporation.

2.3 Common Stock

The preferences, limitations, voting powers and relative rights of the Class A Common Stock and the Class B Common Stock (subject to the preferences and rights of the Preferred Stock as determined by the Board of Directors pursuant to Section 2.2 of these Articles) are as follows:

(a) Voting Rights.

(i) Except as otherwise provided in these Articles, or except as required by applicable law (subject to Article 11 of these Articles), the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single voting group on all matters submitted to a vote of this corporation’s shareholders.

(ii) Except as otherwise expressly provided in these Articles or required pursuant to RCW 23B.07.210(2), each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of this corporation (including, without limitation, any matter voted on at a shareholders’ meeting), and

(iii) Except as otherwise expressly provided in these Articles or required pursuant to RCW 23B.07.210(2), each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of the corporation (including, without limitation, any matter voted on at a shareholders’ meeting).

(b) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution as may be declared by the Board of Directors from time to time with respect to the Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group; provided, however, that in the event any such Distribution declared by the Board of Directors with respect to the Common Stock is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire such class of stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be). Subject to the preferences applicable to any series of Preferred Stock, the shares of Class A Common Stock and the shares of Class B Common Stock are entitled to the net assets of this corporation upon dissolution in accordance with Chapter 23B.14 of the RCW.

(c) Subdivision or Combination. If this corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(d) Equal Status. Except as otherwise expressly provided in these Articles or required by applicable law, shares of Class A Common Stock and shares of Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(e) Conversion of Class B Common Stock.

(i) Voluntary Conversion. Each share of the Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon either (A) written notice to the Secretary and compliance with the procedures for voluntary conversion as set forth in Section 2.3(e)(v) of Article 2, or (B) if the holders of a majority of the outstanding shares of Class B Common Stock and the corporation have entered into a written agreement to amend the procedures, or adopt other procedures, governing the voluntary conversion of the Class B Common Stock, upon compliance with such procedures as amended or adopted in such written agreement.

(ii) Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share, other than a Transfer:

(A) from a Founder, or any Permitted Entity of such Founder, to the other Founder, or any Permitted Entity of such other Founder.

(B) by a Founder to any of the entities, accounts, plans or trusts listed in clauses (1) through (6) below (each, a “Permitted Entity” and, collectively, “Permitted Entities”), and from any such Permitted Entity back to such Founder and/or any other Permitted Entity established by or for such Founder:

(1) a trust for the benefit of such Founder or persons other than such Founder so long as such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Founder, and provided, further, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(2) a trust under the terms of which such Founder has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(3) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each of such Founder’s shares of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(4) a corporation in which such Founder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event such Founder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(5) a partnership in which such Founder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event such Founder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(6) a limited liability company in which such Founder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event such Founder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(iii) Conversion Upon Death or Mental Disability. Each share of Class B Common Stock held of record by a Founder, or by any of such Founder’s Permitted Entities, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death or Mental Disability of such Founder; provided, however, that:

(A) If a Founder or such Founder’s Permitted Entity (in either case, the “Transferring Founder”) transfers exclusive Voting Control (but not ownership) of shares of Class B Common Stock to the other Founder (the “Transferee Founder”) which transfer of Voting Control is contingent or effective upon the death or Mental Disability of the Transferring Founder, then each share of Class B Common Stock that is the subject of such transfer shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (a) nine months after the earlier of the date upon which the Transferring Founder died or the date upon which Mental Disability in respect of such Transferring Founder occurred, as the case be, or (b) the date upon which the Transferee Founder ceases to hold exclusive Voting Control over such shares of Class B Common Stock; provided, further, that if the Transferee Founder shall die or suffer Mental Disability within nine months following the death or Mental Disability, as the case may be, of the Transferring Founder, then a trustee designated by the Transferee Founder and approved by the Board of Directors may exercise Voting Control over: (x) such shares of Class B Common Stock of the Transferring Founder or the Transferring Founder’s Permitted Entity and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of (1) nine months after the earlier of the date upon which the Transferring Founder died or the date upon which Mental Disability in respect of such Transferring Founder occurred, as the case be, or (2) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and (y) the Transferee Founder’s shares of Class B Common Stock (or shares of Class B Common Stock held of record by any Permitted Entity of the Transferee Founder) and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (1) nine months after the earlier of the date upon which the Transferee Founder died or the date upon which Mental Disability in respect of such Transferee Founder occurred, as the case be, or (2) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and

(B) If one Founder dies or Mental Disability in respect of such Founder occurs simultaneously with when the other Founder dies or Mental Disability in respect of such other Founder occurs (such simultaneous occurrence, a “Simultaneous Event”), a trustee designated by the Founders and approved by the Board of Directors may exercise Voting Control over the Founders’ shares of Class B Common Stock (or shares of Class B Common Stock held of record by any of the Permitted Entities of either of the Founders) and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of (a) nine months after the date of the Simultaneous Event or (b) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock.

(iv) Procedures. This corporation may, from time to time, establish such policies and procedures relating to the administration of the dual class structure, including, without limitation, the issuance of stock certificates or procedures with respect to book entry systems, as it deems necessary or advisable. This corporation may request that holders of shares of Class B Common Stock furnish affidavits, certificates or other proof to this corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of this corporation (the “Secretary”) with respect to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(v) Mechanics of Conversion. Before any holder of Class B Common Stock shall be entitled to convert voluntarily some or all shares of such holder’s Class B Common Stock into shares of Class A Common Stock pursuant to Section 2.3(e)(i) of this Article 2, such holder shall give signed written notice (the “Conversion Notice”) to the Secretary at the office of this corporation that such holder elects to convert the same, shall state therein the number of shares to be converted into shares of Class A Common Stock, and shall surrender the certificate or certificates evidencing the shares of Class B Common Stock of which all or a portion are to be converted, at the office of this corporation (and accompanied by all transfer taxes (or proof of payment thereof), if any); provided, however, that if the certificate or certificates evidencing the shares to be converted have been lost, stolen, or destroyed, the holder may, in lieu of delivering such certificate or certificates, notify the Secretary that such certificate or certificates have been lost, stolen, or destroyed and execute and deliver an agreement satisfactory to this corporation (the “lost certificate agreement”) to indemnify this corporation from any loss incurred by it in connection with such certificate or certificates. If requested by such holder, this corporation shall, as soon as practicable thereafter, provide for the issuance and delivery to such holder, at the address for delivery indicated in the Conversion Notice, of a certificate or certificates for the number of shares of Class A Common Stock into which such holder has elected to convert the applicable shares of Class B Common Stock and to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately before the close of business on the later of (A) the date of receipt by the Secretary of the Conversion

Notice and (B) the date of either (i) the surrender to the Secretary of the certificate or certificates evidencing the shares of Class B Common Stock to be converted or (ii) the delivery of the lost certificate agreement, as the case may be (the later of the dates under clause (A) or clause (B), the “Voluntary Conversion Date”), and the holder entitled to receive the shares of Class A Common Stock upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such Voluntary Conversion Date. Notwithstanding anything to the contrary in this Section 2.3, upon the written agreement of the holders of a majority of the outstanding shares of Class B Common Stock and the corporation, this corporation may amend the procedures, or adopt other procedures, governing the voluntary conversion of the Class B Common Stock. Notwithstanding anything to the contrary in this Section 2.3, automatic conversion of the shares of Class B Common Stock pursuant to Section 2.3(e)(ii) or Section 2.3(e)(iii) of this Article 2 shall be effective without any further action on the part of the holder of such shares and shall be effective whether or not the certificates for such shares are surrendered to this corporation. Upon any conversion of shares of Class B Common Stock to Class A Common Stock, all rights of the holder (as of immediately prior to such conversion) of such shares of Class B Common Stock shall cease and the person, persons, entity or entities entitled to receive the shares of Class A Common Stock upon such conversion shall be treated for all purposes as having become the record holder or record holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2.3(e) shall be retired and may not be reissued.

(f) Reservation of Stock. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(g) Definitions.

As used in these Articles, including this Article 2, the following terms shall have the following meanings:

“Change of Control Transaction” means the occurrence of any of the following events:

(a) the sale, lease, exchange or other disposition (other than liens, encumbrances and the grant of security interests in the ordinary course of business and non-exclusive licenses in the ordinary course of business) by this corporation of all or substantially all of this corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of this corporation); provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among this corporation and any direct or indirect subsidiary or subsidiaries of this corporation shall not be deemed a “Change of Control Transaction”; or

(b) the merger or consolidation of this corporation with or into any other corporation or entity, or the acquisition of this corporation by means of a share exchange, other than a merger, consolidation or share exchange that would result in the voting securities of this corporation outstanding immediately prior thereto continuing to represent, or being converted into, cancelled in consideration of obtaining the right to receive, or exchanged for, voting securities that represent, immediately following such merger, consolidation or share exchange, more than fifty percent (50%) of the total voting power of the capital stock of (i) this corporation or the surviving entity or (ii) if this corporation or the surviving entity is a subsidiary of another entity immediately following such merger, consolidation or share exchange, the parent entity of this corporation or the surviving entity.

“Conversion Notice” has the meaning ascribed to such term in Section 2.3(e)(v) of Article 2.

“Distribution” means (i) any dividend or distribution of cash, property or shares of this corporation’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary.

“Fifth Trading Day” has the meaning ascribed to such term in Section 9.2 of Article 9.

“Founder” means either Richard Barton or Lloyd Frink, each as a natural living person, and “Founders” means both of them.

“Mental Disability” means, with respect to a Founder, permanent and total disability such that such Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute as to whether a Founder has suffered a Mental Disability, no Mental Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Mental Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

“Permitted Entity” and “Permitted Entities” have the meanings ascribed to such terms in Section 2.3(e)(ii)(B) of Article 2.

“RCW” means the Revised Code of Washington and “RCW 23B” means Title 23B of the Revised Code of Washington (also known as the Washington Business Corporation Act).

“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of this corporation’s authorized but unissued capital stock.

“Secretary” has the meaning ascribed to such term in Section 2.3(e)(iv) of Article 2, except that such meaning does not apply to the use of the term “Secretary” in Section 2.2 of Article 2.

“Securities Exchange” means, at any time, the registered national securities exchange on which this corporation’s equity securities are then principally listed or traded, which shall be either the New York Stock Exchange or The Nasdaq Global Market (or similar national quotation system of The Nasdaq Stock Market) (“Nasdaq”) or any successor exchange of either the New York Stock Exchange or Nasdaq.

“Threshold Date” means 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the first date on which the outstanding shares of Class B Common Stock represent less than seven percent (7%) of the aggregate number of shares of the outstanding Class A Common Stock and Class B Common Stock.

“Trading Day” means any day on which the Securities Exchange is open for trading.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee, regardless of whether or not there is a corresponding change in beneficial ownership (provided however that any such transfer to a broker or other nominee that is determined by the Secretary to have been unintended by the transferor shall not be considered a “Transfer” if no shareholder vote has occurred since such unintended transfer to the broker or nominee and such transfer to the broker or nominee is rescinded, revoked or reversed within 15 days after the transferor first becomes aware of such unintentional transfer) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:

(a) the grant of a proxy to officers or directors of this corporation at the request of the Board of Directors of this corporation in connection with actions to be taken at an annual or special meeting of shareholders;

(b) the entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are Founders or one or more Permitted Entities of Founders, that (1) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary, (2) either has a term not exceeding one (1) year or is terminable by the Founders or one or more Permitted Entities of Founders at any time, and (3) does not involve any payment of cash, securities, property or other consideration to a Founder or any Permitted Entity of a Founder other than the mutual promise to vote shares in a designated manner;

(c) the transfer of exclusive Voting Control with respect to shares of Class B Common Stock of one or more of the Founders or one or more Permitted Entities of a Founder permitted in Section 2.3(e)(iii) of Article 2;

(d) the entering by any of a Founder or one or more Permitted Entities of a Founder into a voting trust, agreement or arrangement (with or without granting a proxy) with any of the other Founder, one or more Permitted Entities of a Founder or a trustee that is entered into to provide for transfer of Voting Control contingent upon the death or Mental Disability of a Founder in accordance with Section 2.3(e)(iii) of Article 2; provided that (i) the parties to such voting trust, agreement or arrangement shall agree that the provisions of Section 2.3(e)(iii) of Article 2 apply in respect of such voting trust, agreement or arrangement, and (ii) if a voting trust, (A) the transfer of shares of Class B Common Stock by a Transferring Founder or such Transferring Founder’s Permitted Entities to the Transferee Founder in his capacity as trustee of such voting trust shall be deemed not to be a transfer of ownership for purposes of the second parenthetical of Section 2.3(e)(iii)(A) of Article 2, and (B) the transfer of shares of Class B Common Stock to the trustee of such voting trust in such trustee’s capacity as trustee of the voting trust shall be deemed not to be a Transfer;

(e) the pledge of shares of Class B Common Stock by a Founder or a Permitted Entity of a Founder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Founder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; or

(f) the fact that the spouse of any Founder possesses or obtains a community property interest in such Founder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

“Transferee Founder” has the meaning ascribed to such term in Section 2.3(e)(iii)(A) of Article 2.

“Transferring Founder” has the meaning ascribed to such term in Section 2.3(e)(iii)(A) of Article 2.

“Voluntary Conversion Date” has the meaning ascribed to such term in Section 2.3(e)(v) of Article 2.

“Voting Control” with respect to a share of Class B Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

2.4 No Further Issuance

Except for the issuance or payment of Class B Common Stock pursuant to and in accordance with Section 2.3(b) of Article 2, this corporation shall not issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

2.5 Class C Capital Stock

The preferences, limitations, voting powers and rights of the Class C Capital Stock (subject to the preferences and rights of the Preferred Stock as determined by the Board of Directors pursuant to Section 2.2 of these Articles) are as follows:

(a) Voting. Except with respect to the separate voting group rights under the circumstances described in Section 2.5(b) and (d) and the last sentence of Section 2.5(e), or except as required by applicable law, shares of Class C Capital Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the shareholders of the corporation.

(b) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Class C Capital Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution (which may include, without limitation, a Distribution of Class C Capital Stock with respect to shares of the Common Stock) as may be declared by the Board of Directors from time to time with respect to shares of the Common Stock, unless different treatment of the Class C Capital Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C Capital Stock, the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group; provided, however, that in the event any such Distribution declared by the Board of Directors with respect to shares of the Common Stock is paid in the form of Common Stock (or Rights to acquire any such stock, as the case may be), then holders of Class C Capital Stock shall receive Class C Capital Stock (or Rights to acquire such stock, as the case may be). Except for any Distribution declared with respect to the Class C Capital Stock in accordance with the foregoing sentence, the corporation shall not declare any Distribution with respect to the Class C Capital Stock, unless any such Distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(c) Conversion upon Dissolution. Immediately prior to the earlier of (i) the dissolution of the corporation pursuant to RCW 23B.14 or (ii) any record date established to determine the holders of capital stock of the corporation entitled to receive the net assets of the corporation in a dissolution of the corporation pursuant to RCW 23B.14, each outstanding share of the Class C Capital Stock shall automatically, without any further action, convert into and become one (1) fully paid and nonassessable share of Class A Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class C Capital Stock pursuant to this Section 2.5(c), such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class C Capital Stock into shares of Class A Common Stock.

(d) Subdivision or Combination. If this corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the Class C Capital Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the Class C Capital Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C Capital Stock, the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group. Except for any subdivision or combination of Class C Capital Stock in accordance with the foregoing sentence, the corporation shall not subdivide or combine the outstanding shares of Class C Capital Stock unless such subdivision or combination is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(e) Equal Status. Except as otherwise expressly provided in these Articles or required by applicable law, shares of Class C Capital Stock shall have the same rights and privileges and rank equally, share ratably and be identical to the Common Stock in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction, shares of Class C Capital Stock shall be treated equally, identically and ratably, on a per share basis, with shares of Class A Common Stock with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C Capital Stock and the holders of a majority of the outstanding shares of Class A Common Stock and holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

ARTICLE 3. REGISTERED OFFICE AND AGENT

The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

National Registered Agents Inc.

505 Union Avenue Southeast, Suite 120

Olympia, WA 98501

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation, except to the extent provided by written agreement with this corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 6. DIRECTORS

6.1 Board Size

Except as otherwise provided in these Articles, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time solely by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

6.2 Classified Board Structure

From and after the Fifth Trading Day, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the shareholders following the Fifth Trading Day, the term of office of the initial Class II directors shall expire at the second annual meeting of the shareholders following the Fifth Trading Day, and the term of office of the initial Class III directors shall expire at the third annual meeting of the shareholders following the Fifth Trading Day. At each annual meeting of shareholders, commencing with the first regularly-scheduled annual meeting of shareholders following the Fifth Trading Day, each of the persons elected as a director of the Class of directors whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election. Notwithstanding the foregoing provisions of this Article 6, despite the expiration of a director’s term, a director shall continue to serve until his or her successor is duly elected and qualified or until there is a decrease in the size of the Board of Directors. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.3 Removal

(a) Prior to Threshold Date. Prior to the Threshold Date, at a meeting of shareholders called expressly for that purpose, one or more directors, including the entire Board of Directors, may be removed with or without cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

(b) After Threshold Date. After the Threshold Date, at a meeting of shareholders called expressly for that purpose, one or more directors, including the entire Board of Directors, may be removed only for cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

6.4 Vacancies

Any vacancies on the Board of Directors resulting from death, resignation, removal or other causes and any newly created directorships resulting from any increase in the number of directors may be filled as follows:

(a) prior to the Threshold Date, by the shareholders, by the Board of Directors or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of the remaining directors or the sole remaining director; and

(b) after the Threshold Date, only by the Board of Directors or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of the remaining directors or the sole remaining director.

The term of a director elected to fill a vacancy expires at the next election of directors by the shareholders.

ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

(a) To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a director.

(b) This corporation shall, to the maximum extent permitted by applicable law, indemnify any individual made a party to a proceeding because that individual is or was a director of this corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by these Articles.

(c) Any amendments to or repeal of this Article 7 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring before such amendment or repeal.

ARTICLE 8. SHAREHOLDER ACTIONS

Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting or a vote if the action is taken by written consent of all shareholders entitled to vote on the action.

ARTICLE 9. AUTHORITY TO AMEND ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles in any manner now or hereafter permitted by the Washington Business Corporation Act or by these Articles and the rights of the shareholders of this corporation are granted subject to this reservation.

9.1 Supermajority Voting

Except as provided in Section 9.2, the amendment or repeal of provisions in any of the following Articles or sections listed in this Section 9.1 shall require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast thereon by the shareholders of this corporation, voting together as a single voting group:

Article 6 (“Directors”)

Article 7 (“Limitation of Director Liability and Indemnification”)

Sections 9.1 and 9.2 of Article 9 (“Authority to Amend Articles of Incorporation”)

Article 12 (“Special Meeting of Shareholders”)

Article 14 (“Bylaws”)

9.2 Majority Voting

Notwithstanding the provisions of Section 9.1, an amendment or repeal of provisions in an Article or section identified in Section 9.1 that is approved by a majority of the Continuing Directors (as defined below), voting separately and as a subclass of directors, shall require the affirmative vote of the holders of not less than a majority of all the votes entitled to be cast thereon by the shareholders of this corporation, voting together as a single voting group.

As used in this Article 9, “Continuing Director” means any member of the Board of Directors who was a member of the Board of Directors on the fifth Trading Day after the effectiveness of these Amended and Restated Articles of Incorporation (the “Fifth Trading Day”) or who is elected to the Board of Directors after the Fifth Trading Day upon the recommendation of a majority of the Continuing Directors.

9.3 Other Special Voting Requirements

The provisions in the following sections or Articles listed in this Section 9.3 may be amended or repealed only upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group:

Sections 2.3 and 2.4 of Article 2 (“Shares”)

Section 9.3 of Article 9 (“Authority to Amend Articles of Incorporation”)

Article 13 (“No Reliance on Controlled Company Exemption”)

9.4 Amendments to Section 2.5

Section 2.5 and this Section 9.4 of these Articles may be amended or repealed only upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, the holders of a majority of the outstanding shares of Class B Common Stock, and a majority of the outstanding shares of Class C Common Stock, each voting separately as a separate voting group.

ARTICLE 10. SHAREHOLDER VOTE REQUIRED ON CERTAIN MATTERS

With respect to any proposal or matter presented to shareholders for approval under RCW 23B.11.030, RCW 23B.12.020 or RCW 23.B.14.020, in accordance with RCW 23B.07.270, this corporation’s shareholders may approve the proposal or matter by a majority of the voting group comprising all the votes entitled to be cast on such proposal or matter. This Article 10 is intended to reduce the voting requirements otherwise prescribed by the Washington Business Corporation Act with respect to the foregoing matters.

ARTICLE 11. LIMITATION OF SEPARATE CLASS VOTING TO EXTENT PERMITTED BY LAW

Except (a) to the extent otherwise expressly provided in these Articles with respect to voting or approval rights of a particular class or series of capital stock, (b) as may be fixed or determined with respect to any series of Preferred Stock, or (c) to the extent otherwise provided pursuant to RCW 23B.10.030(3) or RCW 23.B.11.030(3), the holders of each outstanding class or series of shares of this corporation shall not be entitled to vote as a separate voting group (1) on any amendment to these Articles with respect to which such class or series would otherwise be entitled under RCW 23B.10.040(1)(a), (e), or (f) to vote as a separate voting group, or (2) on any plan of merger or share exchange with respect to which such class or series would otherwise be entitled under RCW 23B.11.035 to vote as a separate voting group.

ARTICLE 12. SPECIAL MEETING OF SHAREHOLDERS

The Chairperson of the Board of Directors, the Chief Executive Officer of this corporation, the President of this corporation or the Board of Directors may call special meetings of the shareholders. Further, prior to the Threshold Date, a special meeting of the shareholders may be called upon request by holders of not less than twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting, provided the request is in proper form as prescribed by the Bylaws of this corporation and as otherwise required by applicable laws. After the Threshold Date, special meetings of the shareholders may not be called by the shareholders or any other person or persons, other than as set forth in the first sentence of this Article 12.

ARTICLE 13. NO RELIANCE ON CONTROLLED COMPANY EXEMPTION

At any time during which shares of capital stock of this corporation are listed for trading on the Securities Exchange, this corporation shall not rely upon the exemptions from the corporate governance rules and requirements of the Securities Exchange available to any company that constitutes a “controlled company” within the meaning of the corporate governance rules and requirements of the Securities Exchange.

ARTICLE 14. BYLAWS

The Bylaws of this corporation may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors, except that the Board of Directors may not amend or repeal any Bylaw that the shareholders have expressly provided, in amending or repealing the Bylaw, may not be amended or repealed by the Board of Directors. The shareholders may also alter, amend and repeal the Bylaws of this corporation or adopt new Bylaws; provided, however, that the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast by the shareholders of this corporation generally in the election of directors, voting together as a single voting group, shall be required for the shareholders of this corporation to alter, amend or repeal any provision of the Bylaws of this corporation or adopt new Bylaws.

ARTICLE 15. SAVINGS CLAUSE

If any provision of these Articles is declared by a court of competent jurisdiction to be invalid, unenforceable or contrary to applicable law, the remainder of these Articles shall be enforceable in accordance with its terms.

Dated:                     , 2014

Kathleen Philips, Corporate Secretary

LIST OF OMITTED SCHEDULES

Zillow Disclosure Schedule*

Trulia Disclosure Schedule*

*	Omitted pursuant to Item 601(b)(2) of Regulation S-K. Holdco agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon Request.

Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 28, 2014, between Zillow, a Washington corporation (“Zillow”), and the undersigned stockholder (the “Stockholder”) of Trulia, a Delaware corporation (“Trulia”).

WITNESSETH:

WHEREAS, Zillow, Zebra Holdco, Inc., a Washington corporation (“HoldCo”), and Trulia have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”);

WHEREAS, HoldCo will organize a Washington corporation as a wholly owned subsidiary of HoldCo (“Zillow Merger Sub”), and a Delaware corporation as a wholly owned subsidiary of HoldCo (“Trulia Merger Sub”), for the purpose of effecting the transactions contemplated by the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, Zillow Merger Sub will be merged with and into Zillow, the separate corporate existence of Zillow Merger Sub will thereupon cease and Zillow will continue as the surviving corporation and a wholly owned Subsidiary of HoldCo (the “Zillow Merger”), and Trulia Merger Sub will be merged with and into Trulia, the separate corporate existence of Trulia Merger Sub will thereupon cease and Trulia will continue as the surviving corporation and a wholly owned subsidiary of HoldCo (the “Trulia Merger” and, together with the Zillow Merger, the “Mergers”);

WHEREAS, pursuant to the Mergers, all outstanding shares of capital stock of Zillow and Trulia will be converted into the right to receive the consideration set forth in the Merger Agreement.

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of that number of shares of the outstanding capital stock of Trulia, and the holder of stock awards to purchase or receive such number of shares of capital stock of Trulia, in each case, as set forth on the signature page of this Agreement.

WHEREAS, as a condition and inducement to the willingness of Zillow to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.            Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)            “Competing Transaction Proposal” shall mean a Competing Transaction Proposal (as defined in the Merger Agreement) in respect of Trulia.

(b)            “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, or (ii) such date and time as the Mergers shall become consummated in accordance with the terms and provisions of the Merger Agreement.

(c)            “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(d)            “Shares” shall mean (i) all shares of capital stock of Trulia (including shares of Trulia Common Stock) owned by the Stockholder as of the date hereof, and (ii) all additional shares of capital stock of

Trulia (including shares of Trulia Common Stock) which the Stockholder acquires ownership of during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any Trulia Stock Options, stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(e)            “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) sells, pledges, encumbers, hypothecates, assigns, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Share or any interest in such Share, (ii) deposits any Shares into a voting trust or enters into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

2.            Transfer Restrictions. The Stockholder shall not Transfer (or cause or permit the Transfer of) any of the Shares, or enter into any agreement relating thereto, except (i) by using already-owned Shares (or effecting a “net exercise” of a Trulia Stock Option or a “net settlement” of a Trulia RSU) either to pay the exercise price upon the exercise of a Trulia Stock Option or to satisfy the Stockholder’s tax withholding obligation upon the exercise of a Trulia Stock Option or settlement of a Trulia RSU, in each case as permitted pursuant to the terms of any Trulia Stock Plan, (ii) transferring Shares to Affiliates, immediate family members, a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family or charitable organizations or upon the death of the Stockholder, provided that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement and delivers a Proxy (as defined below) in the form attached hereto as Exhibit A, (iii) transferring Shares in accordance with the terms of a trading plan established by the Stockholder pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) prior to the date hereof in order to satisfy income tax obligations in connection with the vesting of restricted stock units held by the Stockholder (and any filing under Section 16(a) of the Exchange Act made with respect to such transfer shall include a notation that the transfer was made pursuant to a 10b5-1 Plan established by the Stockholder prior to the date hereof to satisfy income tax obligations of the Stockholder in connection with the vesting of restricted stock units held by the Stockholder), or (iv) with Zillow’s prior written consent and in Zillow’s sole discretion (such exceptions set forth in sections (i) through (iv), referred to as “Permitted Transfers”). Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of Shares in breach or violation of this Agreement shall be void and of no force or effect.

3.            Agreement to Vote Shares.

(a)          At every meeting of the stockholders of Trulia, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Trulia, the Stockholder (in the Stockholder’s capacity as such) agrees to, unconditionally and irrevocably, to the extent not voted by the Person(s) appointed under the Proxy, or to cause the holder of record on any applicable record date to, vote all Shares that are then-owned by such Stockholder and entitled to vote or act by written consent:

(i)            in favor of the adoption of the Merger Agreement, and in favor of any other matters presented or proposed as to approval of the Mergers or any part or aspect thereof or any other transactions contemplated by the Merger Agreement;

(ii)           against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Mergers or any other transactions contemplated by the Merger Agreement;

(iii)          against any of the following actions (other than those actions that relate to the Mergers and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving Trulia or any Trulia Subsidiaries,

(B) any sale, lease or transfer of all or substantially all of the assets of Trulia or any Trulia Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Trulia or any Trulia Subsidiaries, (D) any material change in the capitalization of Trulia or any Trulia Subsidiaries, or the corporate structure of Trulia or any Trulia Subsidiaries, (E) any Competing Transaction Proposal or (F) any other action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any other transactions contemplated by the Merger Agreement;

(iv)           against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Trulia contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and

(v)            in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers.

(b)          The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4.            No Solicitation.

(a)          From the date hereof until the Expiration Date, the Stockholder shall not, and shall not authorize or knowingly permit its Representatives to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate, any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal, or (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Competing Transaction Proposal) with respect to, any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal. The Stockholder shall, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal and request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives.

(b)          In addition to the obligations set forth in Section 4(a), the Stockholder shall promptly, and in any event within 24 hours of obtaining knowledge of the receipt thereof, advise Zillow in writing of any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal, the material terms and conditions of any such Competing Transaction Proposal (including any changes thereto) and the identity of the Person making any such Competing Transaction Proposal. The Stockholder shall (i) keep Zillow informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms thereof) of any Competing Transaction Proposal and (ii) provide to Zillow as soon as practicable after receipt or delivery thereof all drafts of agreements relating to any Competing Transaction Proposal and any written proposals containing any material terms of a Competing Transaction Proposal or a counterproposal to a Competing Transaction Proposal, in each case exchanged between any of the Stockholder or any Representative thereof, on the one hand, and the Person making any such Competing Transaction Proposal or any of its affiliates or any of their Representatives, on the other hand.

5.            Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Stockholder who is a director or officer of Trulia from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director of Trulia, in the Stockholder’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of Trulia). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Trulia.

6.            Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder shall deliver to Zillow a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

7.            Update of Beneficial Ownership Information. Promptly following the written request of Zillow, the Stockholder shall send to Zillow a notice in the form of Exhibit B hereto, setting forth the number of Shares beneficially owned by such Stockholder as of the record date of the Trulia Stockholders’ Meeting.

8.            Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Zillow as follows:

(a)          Power; Organization; Binding Agreement. The Stockholder has full power and authority (or capacity, in the case of Stockholders that are natural persons) to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. In the case of Stockholders that are not natural persons, such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Zillow, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Stockholder or (iii) violate the constituent or organizational document of such Stockholder, in the case of Stockholders that are not natural persons, except, in each case, as would not prevent or materially delay such Stockholder from performing such Stockholder’s obligations under this Agreement.

(c)          Ownership of Shares. The Stockholder (i) is the sole beneficial owner of the shares of capital stock of Trulia set forth on the signature page of this Agreement, all of which are free and clear of any Encumbrance (except any Encumbrance arising under securities laws or arising hereunder), and (ii) is the sole holder of the Trulia Stock Options that are exercisable for the number of shares of Trulia Common Stock set forth on the signature page of this Agreement, all of which Trulia Stock Options and shares of Trulia Common Stock issuable upon the exercise of such Trulia Stock Options are free and clear of any Encumbrance (except any Encumbrance arising under securities laws, arising under the plans pursuant to which such Trulia Stock Options were granted or arising hereunder), and (iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any voting securities of Trulia other than the Shares set forth on the signature page of this Agreement.

(d)          Voting Power. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares held by Stockholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and arising under the terms of this Agreement.

(e)          No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in his or her capacity as such.

(f)          Reliance by Zillow. The Stockholder understands and acknowledges that Zillow is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(g)          No Legal Actions. Stockholder agrees that Stockholder will not in Stockholder’s capacity as a Stockholder of Trulia bring, commence, institute, maintain, prosecute or voluntarily aid any Action, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other Trulia voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Trulia Board, breaches any fiduciary duty of the Trulia Board or any member thereof.

9.            Certain Restrictions. The Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect.

10.          Disclosure. The Stockholder shall permit Trulia and Zillow to disclose in all documents and schedules filed with the SEC that Zillow determines to be necessary in connection with the Mergers and any transactions related to the Mergers, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement; provided that the Stockholder shall have a reasonable opportunity to review and approve such disclosure prior to any such filing, such approval not to be unreasonably withheld, conditioned or delayed.

11.          No Ownership Interest. Except as provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in Zillow any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Stockholder.

12.          Further Assurances. Subject to the terms and conditions of this Agreement, upon the reasonable request of Zillow, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

13.          Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes Trulia or its counsel to notify Trulia’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Shares).

14.          Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to such termination.

15.          Miscellaneous.

(a)          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect.

In the event any Governmental Authority of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b)          Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(c)          Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d)          Specific Performance; Injunctive Relief. The parties hereto acknowledge that Zillow shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Zillow upon any such violation, Zillow shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Zillow at law or in equity.

(e)          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or email to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice), or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Zillow:

with a copy to:

If to the Stockholder:

with a copy to:

(f)            No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by the other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g)          No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any person other than the parties hereto any rights or remedies hereunder.

(h)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i)          Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and to the fullest extent permitted by law, waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and venue.

(j)          Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k)          Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l)           Interpretation.

(i)            Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii)           The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(m)          Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(n)           Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(o)          No Obligation to Exercise Options or Warrants. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Stockholder to exercise any Trulia Stock Options, warrant or other right to acquire any shares of Trulia Common Stock.

(p)          No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Trulia Board of Directors has approved, for purposes of any applicable anti-takeover laws and regulations, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

ZILLOW, INC.

By
Name:
Title:

STOCKHOLDER

By
Name:
Title:

Shares beneficially owned as of the date hereof:

shares of Trulia Common Stock shares of Trulia Common Stock issuable upon exercise of outstanding Trulia Stock Options shares of Trulia Common Stock issuable upon vesting of Trulia RSUs

[Signature Page to Voting Agreement]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Trulia, a Delaware corporation (“Trulia”), hereby irrevocably (to the fullest extent permitted by law) appoints Zillow, a Washington corporation (“Zillow”), acting through any of its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or other duly authorized designee, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the Shares (as defined in the Voting Agreement (as defined below)) now or as hereafter may be beneficially owned by the undersigned in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (v) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares concerning the subject matter of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares concerning the subject matter of this Irrevocable Proxy until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith between Zillow and the undersigned Stockholder (the “Voting Agreement”), and is granted as a condition and inducement to the willingness of Zillow to enter into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Zillow, Zebra Holdco, Inc., a Washington corporation (“HoldCo”), and Trulia. Pursuant to the Merger Agreement, a newly-organized Washington corporation (and a wholly owned subsidiary of HoldCo) will be merged with and into Zillow(the “Zillow Merger”), and a newly-organized Delaware corporation (and a wholly owned subsidiary of HoldCo) will be merged with and into Trulia (the “Trulia Merger” and, together with the Zillow Merger, the “Mergers”).

As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, or (ii) such date and time as the Mergers shall become consummated in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of Trulia and in every written consent in lieu of such meeting:

(i)            in favor of the adoption of the Merger Agreement, and in favor of any other matters presented or proposed as to approval of the Mergers or any part or aspect thereof or any other transactions contemplated by the Merger Agreement;

(ii)          against approval of any proposal made in opposition to, in competition with, or be inconsistent with, the Merger Agreement or the Mergers or any other transactions contemplated by the Merger Agreement;

(iii)        against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving Trulia or any Trulia Subsidiaries, (B) any sale, lease or transfer of all or substantially all of assets of Trulia or any Trulia Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Trulia or any Trulia Subsidiaries, (D) any material change in the capitalization of Trulia or any Trulia Subsidiaries, or the corporate structure of Trulia or any Trulia

Subsidiaries, (E) any Competing Transaction Proposal (as defined in the Voting Agreement), or (F) any other action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any other transactions contemplated by the Merger Agreement;

(iv)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Trulia contained in the Merger Agreement, or of Stockholder contained in the Voting Agreement; and

(v)            in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Stockholder may vote the Shares in its sole discretion on all other matters. For the avoidance of doubt, clauses (i) through (v) in the fourth paragraph of this Irrevocable Proxy shall not apply to votes, if any, on the election or removal of directors as recommended by Trulia’s Board of Directors (provided such recommendation is not in violation of the terms of the Merger Agreement). The undersigned Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this Irrevocable Proxy and hereby revokes any proxy previously granted by the undersigned Stockholder with respect to the Shares concerning the subject matter of this Irrevocable Proxy.

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: [—], 2014	STOCKHOLDER

By:
Name:
Title:

[Signature Page to Proxy]

EXHIBIT B

NOTICE OF BENEFICIAL OWNERSHIP

[DATE]1

The undersigned stockholder (the “Stockholder”) of Trulia, a Delaware corporation (“Trulia”), hereby notifies Zillow, a Washington corporation (“Zillow”), that, as of the date hereof, such Stockholder beneficially owns the number of Shares set forth below. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Voting Agreement, dated [•], 2014, between Zillow and the undersigned Stockholder.

[STOCKHOLDER]

By:
Name:
Title:

Shares beneficially owned as of the date hereof:

shares of Trulia Common Stock

shares of Trulia Common Stock issuable upon exercise of outstanding Trulia Stock Options shares of Trulia Common Stock issuable upon vesting of Trulia RSUs

1 Record Date of Trulia Stockholder Vote.

Annex C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 28, 2014, between the undersigned shareholders (each, a “Shareholder”) of Zillow, a Washington corporation (“Zillow”).

WITNESSETH:

WHEREAS, Zillow, Zebra Holdco, Inc., a Washington corporation (“HoldCo”), and Trulia, a Delaware corporation (“Trulia”), have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”);

WHEREAS, HoldCo will organize a Washington corporation as a wholly owned subsidiary of HoldCo (“Zillow Merger Sub”), and a Delaware corporation as a wholly owned subsidiary of HoldCo (“Trulia Merger Sub”), for the purpose of effecting the transactions contemplated by the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, Zillow Merger Sub will be merged with and into Zillow, the separate corporate existence of Zillow Merger Sub will thereupon cease and Zillow will continue as the surviving corporation and a wholly owned Subsidiary of HoldCo (the “Zillow Merger”), and Trulia Merger Sub will be merged with and into Trulia, the separate corporate existence of Trulia Merger Sub will thereupon cease and Trulia will continue as the surviving corporation and a wholly owned subsidiary of HoldCo (the “Trulia Merger” and, together with the Zillow Merger, the “Mergers”);

WHEREAS, pursuant to the Mergers, all outstanding shares of capital stock of Zillow and Trulia will be converted into the right to receive the consideration set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of that number of shares of the outstanding capital stock of Zillow, and the holder of stock awards to purchase or receive such number of shares of capital stock of Zillow, in each case, as set forth opposite such Shareholder’s name on Schedule 1 attached hereto; and

WHEREAS, the Board of Directors of Zillow, in connection with its obligations under the Merger Agreement to (i) duly call, give notice of, convene and hold the Zillow Shareholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger Agreement and (ii) recommend the approval of the Merger Agreement by the shareholders of Zillow, has requested that each Shareholder grant a proxy to officers of Zillow for the purposes described herein and in the accompanying proxy.

NOW, THEREFORE, intending to be legally bound, and in order to ensure that each Shareholder’s Shares (as defined herein) are voted in the manner designated in this Agreement, the parties hereto agree as follows:

1.            Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)          “Competing Transaction Proposal” shall mean a Competing Transaction Proposal (as defined in the Merger Agreement) in respect of Zillow.

(b)          “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, (ii) such date and time as the

Mergers shall become consummated in accordance with the terms and provisions of the Merger Agreement or (iii) one day prior to the one year anniversary of the date of this Agreement.

(c)          “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(d)          “Shares” shall mean, with respect to a Shareholder, (i) all shares of capital stock of Zillow (including shares of Zillow Class A Common Stock and Zillow Class B Common Stock) owned by such Shareholder as of the date hereof, and (ii) all additional shares of capital stock of Zillow (including shares of Zillow Class A Common Stock and Zillow Class B Common Stock) which such Shareholder acquires ownership of during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any Zillow Stock Options, stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

2.            Agreement to Vote Shares.

(a)          At every annual or special meeting of the shareholders of Zillow, and at every adjournment or postponement thereof, each Shareholder (in such Shareholder’s capacity as such) agrees to, unconditionally and irrevocably, to the extent not voted by the Person(s) appointed under the Proxy, or to cause the holder of record on any applicable record date to, vote all Shares that are then-owned by such Shareholder and entitled to vote:

(i)           in favor of the approval of the Merger Agreement, and in favor of any other matters presented or proposed as to approval of the Mergers or any part or aspect thereof or any other transactions contemplated by the Merger Agreement;

(ii)          against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Mergers or any other transactions contemplated by the Merger Agreement;

(iii)         against any of the following actions (other than those actions that relate to the Mergers and any other transactions contemplated by the Merger Agreement):

(A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving Zillow or any Zillow Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of Zillow or any Zillow Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Zillow or any Zillow Subsidiaries, (D) any material change in the capitalization of Zillow or any Zillow Subsidiaries, or the corporate structure of Zillow or any Zillow Subsidiaries, (E) any Competing Transaction Proposal or (F) any other action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any other transactions contemplated by the Merger Agreement;

(iv)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Zillow contained in the Merger Agreement, or of the Shareholder contained in this Agreement; and

(v)            in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers.

(b)          No Shareholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 2.

3.            Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Shareholder who is a director or officer of Zillow from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director of Zillow, in such Shareholder’s sole discretion on any matter (it being understood that this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of Zillow). In this regard, no Shareholder shall be deemed to make any agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of Zillow.

4.            Irrevocable Proxy. Concurrently with the execution of this Agreement, each Shareholder shall deliver to the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Zillow a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

5.            No Ownership Interest. Except as provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in any Person any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to any Shares shall remain vested in and belong to the Shareholder that is the owner of such Shares.

6.            Certification; Legends; Transfer Agent Instructions. As promptly as practicable following the execution of this Agreement, and in furtherance and as part of each Shareholder’s promise to vote its Shares in the manner set forth in this Agreement, (i) each Shareholder shall use all reasonable efforts to cause its Shares to be issued in certificated form and such certificates to be legended in a manner so as to conspicuously note that such Shares are subject to an irrevocable proxy and (ii) each Shareholder hereby authorizes Zillow or its counsel to notify Zillow’s transfer agent that such Shares are subject to an irrevocable proxy.

7.            Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date.

8.            Miscellaneous.

(a)          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Authority of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision; provided, however, that in no event shall a Shareholder be required to take any action, including, without limitation, entering into any amendment to this Agreement, which could, in the good faith judgment of either of the Shareholders, result in a “Transfer” (as defined in Zillow’s Amended and Restated Articles of Incorporation as in effect on the date hereof) or conversion of any Zillow Class B Common Stock.

(b)          Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(c)          No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any person other than the parties hereto any rights or remedies hereunder.

(d)          Performance. Upon delivery of each of the Proxies contemplated hereby and the certification and legending of the Shares contemplated by Section 6, this Agreement shall be deemed fully performed and, thereafter, may not be amended, modified or revised.

(e)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(f)          Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(g)          Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(h)          No Obligation to Exercise Options or Warrants. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate a Shareholder to exercise any Zillow Stock Options, warrant or other right to acquire any shares of Zillow Common Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

/s/ Richard N. Barton
Richard N. Barton

/s/ Lloyd D. Frink
Lloyd D. Frink

[Signature Page to Voting Agreement]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned shareholder (the “Shareholder”) of Zillow, a Washington corporation (“Zillow”), hereby irrevocably (to the fullest extent permitted by law) appoints Spencer Rascoff, Chief Executive Officer of Zillow, Chad Cohen, Chief Financial Officer of Zillow, and Kathleen Philips, Chief Operating Officer of Zillow, and each of them, for so long as he or she is an officer of Zillow, as the exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution of a duly authorized officer of Zillow as designated by such attorney and proxy or by Zillow, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the Shares (as defined in the Voting Agreement (as defined below)) now or as hereafter may be beneficially owned by the undersigned in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (v) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares concerning the subject matter of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares concerning the subject matter of this Irrevocable Proxy until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith between Richard N. Barton and Lloyd D. Frink (the “Voting Agreement”), and is granted at the request of the Board of Directors of Zillow in connection with one or more actions to be taken at an annual or special meeting of shareholders of Zillow pursuant to the Merger Agreement (as defined below). On the date hereof, that certain Agreement and Plan of Merger (the “Merger Agreement”) is being entered into among Zillow, Zebra Holdco, Inc., a Washington corporation (“HoldCo”), and Trulia, a Delaware corporation (“Trulia”). The obligations of the Board of Directors of Zillow under the Merger Agreement include the obligations to (i) duly call, give notice of, convene and hold the Zillow Shareholders’ Meeting (as defined in the Merger Agreement) as promptly as practicable for the purpose of voting upon the approval of the Merger Agreement and (ii) recommend the approval of the Merger Agreement by the shareholders of Zillow. Pursuant to the Merger Agreement, a newly-organized Washington corporation (and a wholly owned subsidiary of HoldCo) will be merged with and into Zillow (the “Zillow Merger”), and a newly-organized Delaware corporation (and a wholly owned subsidiary of HoldCo) will be merged with and into Trulia (the “Trulia Merger” and, together with the Zillow Merger, the “Mergers”).

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, (ii) such date and time as the Mergers shall become consummated in accordance with the terms and provisions of the Merger Agreement or (iii) one day prior to the one year anniversary of the date of the Voting Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the undersigned’s Shares, and to exercise all voting rights of the undersigned with respect to such Shares at every annual, special, adjourned or postponed meeting of shareholders of Zillow:

(i)             in favor of the approval of the Merger Agreement, and in favor of any other matters presented or proposed as to approval of the Mergers or any part or aspect thereof or any other transactions contemplated by the Merger Agreement;

(ii)             against approval of any proposal made in opposition to, in competition with, or be inconsistent with, the Merger Agreement or the Mergers or any other transactions contemplated by the Merger Agreement;

(iii)             against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving Zillow or any Zillow Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of Zillow or any Zillow Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Zillow or any Zillow Subsidiaries, (D) any material change in the capitalization of Zillow or any Zillow Subsidiaries, or the corporate structure of Zillow or any Zillow Subsidiaries, (E) any Competing Transaction Proposal (as defined in the Voting Agreement), or (F) any other action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any other transactions contemplated by the Merger Agreement;

(iv)             against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Zillow contained in the Merger Agreement, or of Shareholder contained in the Voting Agreement; and

(v)             in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Shareholder may vote such Shareholder’s Shares in its sole discretion on all other matters. The undersigned Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this Irrevocable Proxy (provided, however, that the undersigned Shareholder shall not be required to take any action that, in the good faith judgment of the undersigned Shareholder, could result in a “Transfer” (as defined in the Amended and Restated Articles of Incorporation of Zillow as in effect on the date hereof) or conversion of Zillow Class B Common Stock) and hereby revokes any proxy previously granted by the undersigned Shareholder with respect to such Shares concerning the subject matter of this Irrevocable Proxy.

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: July [—], 2014	SHAREHOLDER

Name:

[Signature Page to Proxy]

Annex D

PERSONAL AND CONFIDENTIAL

July 28, 2014

Board of Directors

Zillow, Inc.

1301 Second Avenue

Seattle, Washington 98101

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Shares”), and Class B Common Stock, par value $0.0001 per share (“Class B Common Shares” and, together with the Class A Common Shares, the “Company Shares”), of Zillow, Inc. (the “Company”) of the Company Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of July 28, 2014 (the “Agreement”), by and among the Company, Zebra Holdco, Inc. (“HoldCo”) and Trulia, Inc. (“Trulia”), taking into account the Trulia Merger (as defined in the Agreement). The Agreement provides that at the Initial Effective Time (as defined in the Agreement), Zillow Merger Sub, a wholly owned subsidiary of HoldCo, shall be merged (the “Company Merger”) into the Company and (a) each outstanding Class A Common Share (other than Class A Common Shares that are owned by the Company, HoldCo, Trulia or any direct or indirect wholly owned subsidiary of the Company or Trulia, and other than Dissenting Zillow Shares (as defined in the Agreement)) shall be converted into the right to receive one fully paid and nonassessable share of Class A common stock, par value $0.0001 per share, of HoldCo (the “Class A Exchange Ratio”) and (b) each outstanding Class B Common Share (other than Class B Common Shares that are owned by the Company, HoldCo, Trulia or any direct or indirect wholly owned subsidiary of the Company or Trulia, and other than Dissenting Zillow Shares (as defined in the Agreement)) shall be converted into the right to receive one fully paid and nonassessable share of Class B common stock, par value $0.0001 per share, of HoldCo (the “Class B Exchange Ratio” and, together with the Class A Exchange Ratio, the “Company Exchange Ratio”).

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Trulia and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time, for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner on the public offering of 4,000,000 Class A Common Shares in September 2012, and as joint bookrunner with respect to a public offering of 5,023,486 Class A Common Shares in August 2013. We may also in the future provide financial advisory and/or underwriting services to the Company, Trulia, HoldCo and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31,

Board of Directors

Zillow, Inc.

July 28, 2014

Page Two

2013, and, of Trulia for the two fiscal years ended December 31, 2013; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated July 2011 related to the public offering of Company Common Stock; Trulia’s Registration Statement on Form S-1, including the prospectus contained therein dated September 2012 related to the public offering of Trulia Common Stock; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Trulia; certain other communications from the Company and Trulia to their respective stockholders; certain publicly available research analyst reports for each of the Company and Trulia; certain internal financial analyses and forecasts for Trulia prepared by its management; certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Trulia, in each case, as prepared by the management of the Company and approved for our use by the Company (collectively, the “Forecasts”); and certain operating synergies projected by the managements of the Company and Trulia to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Trulia regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Trulia; reviewed the reported price and trading activity for the Class A Common Shares and the shares of Trulia Common Stock; compared certain financial and stock market information for the Company and Trulia with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the internet industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Trulia or HoldCo or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, Trulia or HoldCo or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. In rendering our opinion, we have not taken into account any differential voting or other rights between the shares of Class A common stock of HoldCo and the shares of Class B common stock of HoldCo (collectively, “HoldCo Common Stock”).

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders of Company Shares, as of the date hereof and taking into account the Trulia Merger, of the Company Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the aggregate consideration in the Company Merger among the holders of the various types of Company Shares, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or

Board of Directors

Zillow, Inc.

July 28, 2014

Page Three

payable to any of the officers, directors or employees of the Company or Trulia, or any class of such persons in connection with the Transaction, whether relative to the Company Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of HoldCo Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, Trulia or HoldCo or the ability of the Company, Trulia or HoldCo to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and taking into account the Trulia Merger, the Company Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Company Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

Annex E

July 27, 2014

The Board of Directors

Trulia, Inc.

116 New Montgomery Street, Suite 300

San Francisco, CA 94105

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.00001 per share (the “Company Common Stock”), of Trulia, Inc. (the “Company”) of the Trulia Exchange Ratio (as defined below) in the proposed Transaction (as defined below). Pursuant to the transactions (collectively, the “Transaction”) contemplated by the Agreement and Plan of Merger (the “Agreement”), among the Company, Zillow, Inc. (the “Acquiror”) and Zebra Holdco, Inc. (“HoldCo”), among other things,

(1)	Holdco will organize (a) a Washington corporation as a wholly owned subsidiary of HoldCo (“Zillow Merger Sub”) and (b) a Delaware corporation as a wholly owned subsidiary of HoldCo (“Trulia Merger Sub”),

(2)	Zillow Merger Sub will be merged with and into the Acquiror, with the Acquiror surviving as a wholly owned subsidiary of HoldCo,

(3)	Trulia Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of HoldCo,

(4)	each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by HoldCo, the Acquiror or any direct or indirect wholly-owned subsidiary of the Aquiror or the Company, will be converted into the right to receive 0.444 of a share (the “Trulia Exchange Ratio”) of HoldCo’s Class A common stock, par value $0.0001 per share (the “HoldCo Class A Common Stock”),

(5)	each outstanding share of the Acquiror’s Class A common stock, par value $0.0001 per share (“Zillow Class A Common Stock”), other than shares of Zillow Common Stock (as defined below) held in treasury or owned by HoldCo, the Company or any direct or indirect wholly-owned subsidiary of the Acquiror or the Company, and Dissenting Zillow Shares (as defined in the Agreement), will be converted into the right to receive one share of HoldCo Class A Common Stock, and

(6)	each share of the Acquiror’s Class B common stock, par value $0.0001 per share (“Zillow Class B Common Stock” and together with the Zillow Class A Common Stock, the “Zillow Common Stock”), other than shares of Zillow Common Stock held in treasury or owned by HoldCo, the Company or any direct or indirect wholly-owned subsidiary of the Acquiror or the Company or the Acquiror, and Dissenting Zillow Shares, will be converted into the right to receive one share of HoldCo’s Class B common stock, par value $0.0001 per share.

In connection with preparing our opinion, we have (i) reviewed a draft dated July 27, 2014 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Zillow Common Stock, and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the

Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Trulia Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Trulia Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the HoldCo Class A Common Stock or the Zillow Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as lead left bookrunner on the Company’s initial public offering of common stock in September 2012, acting as a joint bookrunner on the Company’s convertible bond offering in December 2013, acting as a joint bookrunner on the Company’s follow-on public equity offering in March 2013, and acting as the Company’s financial advisor in connection with its acquisition of Market Leader in August of 2013. In addition, we or our affiliates are the beneficial owners of approximately 2.52% of the Company’s outstanding capital stock. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror (or, after the consummation of the Transaction, HoldCo) for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Trulia Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. MORGAN SECURITIES LLC

U147031

Annex F

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

ZEBRA HOLDCO, INC.

ARTICLE 1. NAME

The name of this corporation is Zebra Holdco, Inc.

ARTICLE 2. SHARES

2.1	Authorized Capital Stock

The total number of shares which this corporation is authorized to issue is 1,890,000,000, consisting of four classes of shares of capital stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” (collectively the Class A Common Stock and the Class B Common Stock are referred to herein as the “Common Stock”), “Class C Capital Stock,” and “Preferred Stock.” The total number of shares of Class A Common Stock that this corporation shall have authority to issue is 1,245,000,000, each with a par value of $0.0001. The total number of shares of Class B Common Stock that this corporation shall have authority to issue is 15,000,000, each with a par value of $0.0001. The total number of shares of Class C Capital Stock that this corporation shall have authority to issue is 600,000,000, each with a par value of $0.0001. The total number of shares of Preferred Stock that this corporation shall have authority to issue is 30,000,000 shares, each with a par value of $0.0001.

2.2	Preferred Stock

This corporation’s board of directors (the “Board of Directors”) shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series, and to provide for the issuance of such shares (in an aggregate amount not exceeding the aggregate number of shares of Preferred Stock authorized by this corporation’s articles of incorporation (as amended or restated from time to time) (the or these “Articles”)), as determined from time to time by the Board of Directors and stated, before the issuance of any shares thereof, in the resolution or resolutions providing for the issuance thereof. The Board of Directors shall have the authority to fix and determine and to amend the number of shares of any series of Preferred Stock that is wholly unissued or to be established and to fix and determine and to amend the designation, preferences, voting powers and limitations, and the relative, participating, optional or other rights, of any series of shares of Preferred Stock that is wholly unissued or to be established, including, without limiting the generality of the foregoing, the voting rights relating to shares of such series of Preferred Stock, the rate of dividend to which holders of shares of such series of Preferred Stock may be entitled, the rights of holders of shares of such series of Preferred Stock in the event of liquidation, dissolution or winding up of the affairs of this corporation, the rights of holders of shares of such series of Preferred Stock to convert or exchange shares of such series of Preferred Stock for shares of any other capital stock or for any other securities, property or assets of this corporation, and whether or not the shares of such series of Preferred Stock shall be redeemable and, if so, the term and conditions of such redemption.

Before this corporation shall initially issue shares of a series of Preferred Stock created under RCW 23B.06.020 (or any successor provision thereto) of the Washington Business Corporation Act, articles of amendment setting forth the terms of such series in a form meeting the requirements of RCW 23B.06.020 shall be filed with the Secretary of State of the State of Washington in the manner prescribed by the Washington Business Corporation Act, and shall be effective without shareholder approval. Unless otherwise specifically provided in the resolution establishing any series of Preferred Stock, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

Notwithstanding the foregoing provisions of this Section 2.2, prior to the Threshold Date, this corporation shall not, without the approval of the holders of at least a majority of the outstanding shares of Class B Common Stock, considered as a separate voting group, or the written agreement of the holders of at least a majority of the outstanding shares of Class B Common Stock: (i) initially issue any series of Preferred Stock, or any other security convertible into or exercisable for any such series of Preferred Stock, including by merger or otherwise, or (ii) amend the designation, preferences, voting powers and limitations, or rights, of any series of Preferred Stock, or any other security convertible into or exercisable for any such series of Preferred Stock, unless, in the case of either clause (i) or (ii) above, such action is approved by the Board of Directors including at least one of the Founders (as defined in Section 2.3(g) of these Articles) acting in his capacity as a director of this corporation.

2.3	Common Stock

The preferences, limitations, voting powers and relative rights of the Class A Common Stock and the Class B Common Stock (subject to the preferences and rights of the Preferred Stock as determined by the Board of Directors pursuant to Section 2.2 of these Articles) are as follows:

(a) Voting Rights.

(i) Except as otherwise provided in these Articles, or except as required by applicable law (subject to Article 11 of these Articles), the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single voting group on all matters submitted to a vote of this corporation’s shareholders.

(ii) Except as otherwise expressly provided in these Articles or required pursuant to RCW 23B.07.210(2), each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of this corporation (including, without limitation, any matter voted on at a shareholders’ meeting), and

(iii) Except as otherwise expressly provided in these Articles or required pursuant to RCW 23B.07.210(2), each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of the corporation (including, without limitation, any matter voted on at a shareholders’ meeting).

(b) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution as may be declared by the Board of Directors from time to time with respect to the Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group; provided, however, that in the event any such Distribution declared by the Board of Directors with respect to the Common Stock is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire such class of stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be). Subject to the preferences applicable to any series of Preferred Stock, the shares of Class A Common Stock and the shares of Class B Common Stock are entitled to the net assets of this corporation upon dissolution in accordance with Chapter 23B.14 of the RCW.

(c) Subdivision or Combination. If this corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(d) Equal Status. Except as otherwise expressly provided in these Articles or required by applicable law, shares of Class A Common Stock and shares of Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(e) Conversion of Class B Common Stock.

(i) Voluntary Conversion. Each share of the Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon either (A) written notice to the Secretary and compliance with the procedures for voluntary conversion as set forth in Section 2.3(e)(v) of Article 2, or (B) if the holders of a majority of the outstanding shares of Class B Common Stock and the corporation have entered into a written agreement to amend the procedures, or adopt other procedures, governing the voluntary conversion of the Class B Common Stock, upon compliance with such procedures as amended or adopted in such written agreement.

(ii) Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share, other than a Transfer:

(A) from a Founder, or any Permitted Entity of such Founder, to the other Founder, or any Permitted Entity of such other Founder.

(B) by a Founder to any of the entities, accounts, plans or trusts listed in clauses (1) through (6) below (each, a “Permitted Entity” and, collectively, “Permitted Entities”), and from any such Permitted Entity back to such Founder and/or any other Permitted Entity established by or for such Founder:

(1) a trust for the benefit of such Founder or persons other than such Founder so long as such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Founder, and provided, further, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(2) a trust under the terms of which such Founder has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(3) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each of such Founder’s shares of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(4) a corporation in which such Founder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event such Founder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(5) a partnership in which such Founder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event such Founder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(6) a limited liability company in which such Founder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event such Founder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(iii) Conversion Upon Death or Mental Disability. Each share of Class B Common Stock held of record by a Founder, or by any of such Founder’s Permitted Entities, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death or Mental Disability of such Founder; provided, however, that:

(A) If a Founder or such Founder’s Permitted Entity (in either case, the “Transferring Founder”) transfers exclusive Voting Control (but not ownership) of shares of Class B Common Stock to the other Founder (the “Transferee Founder”) which transfer of Voting Control is contingent or effective upon the death or Mental Disability of the Transferring Founder, then each share of Class B Common Stock that is the subject of such transfer shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (a) nine months after the earlier of the date upon which the Transferring Founder died or the date upon which Mental Disability in respect of such Transferring Founder occurred, as the case be, or (b) the date upon which the Transferee Founder ceases to hold exclusive Voting Control over such shares of Class B Common Stock; provided, further, that if the Transferee Founder shall die or suffer Mental Disability within nine months following the death or Mental Disability, as the case may be, of the Transferring Founder, then a trustee designated by the Transferee Founder and approved by the Board of Directors may exercise Voting Control over: (x) such shares of Class B Common Stock of the Transferring Founder or the Transferring Founder’s Permitted Entity and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of (1) nine months after the earlier of the date upon which the Transferring Founder died or the date upon which Mental Disability in respect of such Transferring Founder occurred, as the case be, or (2) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and (y) the Transferee Founder’s shares of Class B Common Stock (or shares of Class B Common Stock held of record by any Permitted Entity of the Transferee Founder) and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (1) nine months after the earlier of the date upon which the Transferee Founder died or the date upon which Mental Disability in respect of such Transferee Founder occurred, as the case be, or (2) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and

(B) If one Founder dies or Mental Disability in respect of such Founder occurs simultaneously with when the other Founder dies or Mental Disability in respect of such other Founder occurs (such simultaneous occurrence, a “Simultaneous Event”), a trustee designated by the Founders and approved by the Board of Directors may exercise Voting Control over the Founders’ shares of Class B Common Stock (or shares of Class B Common Stock held of record by any of the Permitted Entities of either of the Founders) and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of (a) nine months after the date of the Simultaneous Event or (b) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock.

(iv) Procedures. This corporation may, from time to time, establish such policies and procedures relating to the administration of the dual class structure, including, without limitation, the issuance of stock certificates or procedures with respect to book entry systems, as it deems necessary or advisable. This corporation may request that holders of shares of Class B Common Stock furnish affidavits, certificates or other proof to this corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of this corporation (the “Secretary”) with respect to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(v) Mechanics of Conversion. Before any holder of Class B Common Stock shall be entitled to convert voluntarily some or all shares of such holder’s Class B Common Stock into shares of Class A Common Stock pursuant to Section 2.3(e)(i) of this Article 2, such holder shall give signed written notice (the “Conversion Notice”) to the Secretary at the office of this corporation that such holder elects to convert the same, shall state therein the number of shares to be converted into shares of Class A Common Stock, and shall surrender the certificate or certificates evidencing the shares of Class B Common Stock of which all or a portion are to be converted, at the office of this corporation (and accompanied by all transfer taxes (or proof of payment thereof), if any); provided, however, that if the certificate or certificates evidencing the shares to be converted have been lost, stolen, or destroyed, the holder may, in lieu of delivering such certificate or certificates, notify the Secretary that such certificate or certificates have been lost, stolen, or destroyed and execute and deliver an agreement satisfactory to this corporation (the “lost certificate agreement”) to indemnify this corporation from any loss incurred by it in connection with such certificate or certificates. If requested by such holder, this corporation shall, as soon as practicable thereafter, provide for the issuance and delivery to such holder, at the address for delivery indicated in the Conversion Notice, of a certificate or certificates for the number of shares of Class A Common Stock into which such holder has elected to convert the applicable shares of Class B Common Stock and to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately before the close of business on the later of (A) the date of receipt by the Secretary of the Conversion Notice and (B) the date of either (i) the surrender to the Secretary of the certificate or certificates evidencing the shares of Class B Common Stock to be converted or (ii) the delivery of the lost certificate agreement, as the case may be (the later of the dates under clause (A) or clause (B), the “Voluntary Conversion Date”), and the holder entitled to receive the shares of Class A Common Stock upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such Voluntary Conversion Date. Notwithstanding anything to the contrary in this Section 2.3, upon the written agreement of the holders of a majority of the outstanding shares of Class B Common Stock and the corporation, this corporation may amend the procedures, or adopt other procedures, governing the voluntary conversion of the Class B Common Stock. Notwithstanding anything to the contrary in this Section 2.3, automatic conversion of the shares of Class B Common Stock pursuant to Section 2.3(e)(ii) or Section 2.3(e)(iii) of this Article 2 shall be effective without any further action on the part of the holder of such shares and shall be effective whether or not the certificates for such shares are surrendered to this corporation. Upon any conversion of shares of Class B Common Stock to Class A Common Stock, all rights of the holder (as of immediately prior to such conversion) of such shares of Class B Common Stock shall cease and the person, persons, entity or entities entitled to receive the shares of Class A Common Stock upon such conversion shall be treated for all purposes as having become the record holder or record holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2.3(e) shall be retired and may not be reissued.

(f) Reservation of Stock. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(g) Definitions.

As used in these Articles, including this Article 2, the following terms shall have the following meanings:

“Change of Control Transaction” means the occurrence of any of the following events:

(a) the sale, lease, exchange or other disposition (other than liens, encumbrances and the grant of security interests in the ordinary course of business and non-exclusive licenses in the ordinary course of business) by this corporation of all or substantially all of this corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of this corporation); provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among this corporation and any direct or indirect subsidiary or subsidiaries of this corporation shall not be deemed a “Change of Control Transaction”; or

(b) the merger or consolidation of this corporation with or into any other corporation or entity, or the acquisition of this corporation by means of a share exchange, other than a merger, consolidation or share exchange that would result in the voting securities of this corporation outstanding immediately prior thereto continuing to represent, or being converted into, cancelled in consideration of obtaining the right to receive, or exchanged for, voting securities that represent, immediately following such merger, consolidation or share exchange, more than fifty percent (50%) of the total voting power of the capital stock of (i) this corporation or the surviving entity or (ii) if this corporation or the surviving entity is a subsidiary of another entity immediately following such merger, consolidation or share exchange, the parent entity of this corporation or the surviving entity.

“Conversion Notice” has the meaning ascribed to such term in Section 2.3(e)(v) of Article 2.

“Distribution” means (i) any dividend or distribution of cash, property or shares of this corporation’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary.

“Fifth Trading Day” has the meaning ascribed to such term in Section 9.2 of Article 9.

“Founder” means either Richard Barton or Lloyd Frink, each as a natural living person, and “Founders” means both of them.

“Mental Disability” means, with respect to a Founder, permanent and total disability such that such Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute as to whether a Founder has suffered a Mental Disability, no Mental Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Mental Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

“Permitted Entity” and “Permitted Entities” have the meanings ascribed to such terms in Section 2.3(e)(ii)(B) of Article 2.

“RCW” means the Revised Code of Washington and “RCW 23B” means Title 23B of the Revised Code of Washington (also known as the Washington Business Corporation Act).

“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of this corporation’s authorized but unissued capital stock.

“Secretary” has the meaning ascribed to such term in Section 2.3(e)(iv) of Article 2, except that such meaning does not apply to the use of the term “Secretary” in Section 2.2 of Article 2.

“Securities Exchange” means, at any time, the registered national securities exchange on which this corporation’s equity securities are then principally listed or traded, which shall be either the New York Stock Exchange or The Nasdaq Global Market (or similar national quotation system of The Nasdaq Stock Market) (“Nasdaq”) or any successor exchange of either the New York Stock Exchange or Nasdaq.

“Threshold Date” means 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the first date after the Initial Effective Time (as defined in Section 9.2 of Article 9) on which the outstanding shares of Class B Common Stock represent less than seven percent (7%) of the aggregate number of shares of the outstanding Class A Common Stock and Class B Common Stock.

“Trading Day” means any day on which the Securities Exchange is open for trading.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee, regardless of whether or not there is a corresponding change in beneficial ownership (provided however that any such transfer to a broker or other nominee that is determined by the Secretary to have been unintended by the transferor shall not be considered a “Transfer” if no shareholder vote has occurred since such unintended transfer to the broker or nominee and such transfer to the broker or nominee is rescinded, revoked or reversed within 15 days after the transferor first becomes aware of such unintentional transfer) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:

(a) the grant of a proxy to officers or directors of this corporation at the request of the Board of Directors of this corporation in connection with actions to be taken at an annual or special meeting of shareholders;

(b) the entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are Founders or one or more Permitted Entities of Founders, that (1) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary, (2) either has a term not exceeding one (1) year or is terminable by the Founders or one or more Permitted Entities of Founders at any time, and (3) does not involve any payment of cash, securities, property or other consideration to a Founder or any Permitted Entity of a Founder other than the mutual promise to vote shares in a designated manner;

(c) the transfer of exclusive Voting Control with respect to shares of Class B Common Stock of one or more of the Founders or one or more Permitted Entities of a Founder permitted in Section 2.3(e)(iii) of Article 2;

(d) the entering by any of a Founder or one or more Permitted Entities of a Founder into a voting trust, agreement or arrangement (with or without granting a proxy) with any of the other Founder, one or more Permitted Entities of a Founder or a trustee that is entered into to provide for transfer of Voting Control contingent upon the death or Mental Disability of a Founder in accordance with Section 2.3(e)(iii) of Article 2; provided that (i) the parties to such voting trust, agreement or arrangement shall agree that the provisions of Section 2.3(e)(iii) of Article 2 apply in respect of such voting trust, agreement or arrangement, and (ii) if a voting trust, (A) the transfer of shares of Class B Common Stock by a Transferring Founder or such Transferring Founder’s Permitted Entities to the Transferee Founder in his capacity as trustee of such voting trust shall be deemed not to be a transfer of ownership for purposes of the second parenthetical of Section 2.3(e)(iii)(A) of Article 2, and (B) the transfer of shares of Class B Common Stock to the trustee of such voting trust in such trustee’s capacity as trustee of the voting trust shall be deemed not to be a Transfer;

(e) the pledge of shares of Class B Common Stock by a Founder or a Permitted Entity of a Founder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Founder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; or

(f) the fact that the spouse of any Founder possesses or obtains a community property interest in such Founder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

“Transferee Founder” has the meaning ascribed to such term in Section 2.3(e)(iii)(A) of Article 2.

“Transferring Founder” has the meaning ascribed to such term in Section 2.3(e)(iii)(A) of Article 2.

“Voluntary Conversion Date” has the meaning ascribed to such term in Section 2.3(e)(v) of Article 2.

“Voting Control” with respect to a share of Class B Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

2.4	No Further Issuance

Except for the issuance or payment of Class B Common Stock pursuant to and in accordance with Section 2.3(b) of Article 2, this corporation shall not issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

2.5	Class C Capital Stock

The preferences, limitations, voting powers and rights of the Class C Capital Stock (subject to the preferences and rights of the Preferred Stock as determined by the Board of Directors pursuant to Section 2.2 of these Articles) are as follows:

(a) Voting. Except with respect to the separate voting group rights under the circumstances described in Section 2.5(b) and (d) and the last sentence of Section 2.5(e), or except as required by applicable law, shares of Class C Capital Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the shareholders of the corporation.

(b) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Class C Capital Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution (which may include, without limitation, a Distribution of Class C Capital Stock with respect to shares of the Common Stock) as may be declared by the Board of Directors from time to time with respect to shares of the Common Stock, unless different treatment of the Class C Capital Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C Capital Stock, the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group; provided, however, that in the event any such Distribution declared by the Board of Directors with respect to shares of the Common Stock is paid in the form of Common Stock (or Rights to acquire any such stock, as the case may be), then holders of Class C Capital Stock shall receive Class C Capital Stock (or Rights to acquire such stock, as the case may be). Except for any Distribution declared with respect to the Class C Capital Stock in accordance with the foregoing sentence, the corporation shall not declare any Distribution with respect to the Class C Capital Stock, unless any such Distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(c) Conversion upon Dissolution. Immediately prior to the earlier of (i) the dissolution of the corporation pursuant to RCW 23B.14 or (ii) any record date established to determine the holders of capital stock of the corporation entitled to receive the net assets of the corporation in a dissolution of the corporation pursuant to RCW 23B.14, each outstanding share of the Class C Capital Stock shall automatically, without any further action, convert into and become one (1) fully paid and nonassessable share of Class A Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class C Capital Stock pursuant to this Section 2.5(c), such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class C Capital Stock into shares of Class A Common Stock.

(d) Subdivision or Combination. If this corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the Class C Capital Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the Class C Capital Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C Capital Stock, the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group. Except for any subdivision or combination of Class C Capital Stock in accordance with the foregoing sentence, the corporation shall not subdivide or combine the outstanding shares of Class C Capital Stock unless such subdivision or combination is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(e) Equal Status. Except as otherwise expressly provided in these Articles or required by applicable law, shares of Class C Capital Stock shall have the same rights and privileges and rank equally, share ratably and be identical to the Common Stock in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction, shares of Class C Capital Stock shall be treated equally, identically and ratably, on a per share basis, with shares of Class A Common Stock with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C Capital Stock and the holders of a majority of the outstanding shares of Class A Common Stock and holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

ARTICLE 3. REGISTERED OFFICE AND AGENT

The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

National Registered Agents Inc.

505 Union Avenue Southeast, Suite 120

Olympia, WA 98501

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation, except to the extent provided by written agreement with this corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 6. DIRECTORS

6.1	Board Size

Except as otherwise provided in these Articles, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time solely by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

6.2	Classified Board Structure

From and after the Fifth Trading Day, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the shareholders following the Fifth Trading Day, the term of office of the initial Class II directors shall expire at the second annual meeting of the shareholders following the Fifth Trading Day, and the term of office of the initial Class III directors shall expire at the third annual meeting of the shareholders following the Fifth Trading Day. At each annual meeting of shareholders, commencing with the first regularly-scheduled annual meeting of shareholders following the Fifth Trading Day, each of the persons elected as a director of the Class of directors whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election. Notwithstanding the foregoing provisions of this Article 6, despite the expiration of a director’s term, a director shall continue to serve until his or her successor is duly elected and qualified or until there is a decrease in the size of the Board of Directors. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.3	Removal

(a) Prior to Threshold Date. Prior to the Threshold Date, at a meeting of shareholders called expressly for that purpose, one or more directors, including the entire Board of Directors, may be removed with or without cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

(b) After Threshold Date. After the Threshold Date, at a meeting of shareholders called expressly for that purpose, one or more directors, including the entire Board of Directors, may be removed only for cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

6.4	Vacancies

Any vacancies on the Board of Directors resulting from death, resignation, removal or other causes and any newly created directorships resulting from any increase in the number of directors may be filled as follows:

(a) prior to the Threshold Date, by the shareholders, by the Board of Directors or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of the remaining directors or the sole remaining director; and

(b) after the Threshold Date, only by the Board of Directors or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of the remaining directors or the sole remaining director.

The term of a director elected to fill a vacancy expires at the next election of directors by the shareholders.

ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

(a) To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a director.

(b) This corporation shall, to the maximum extent permitted by applicable law, indemnify any individual made a party to a proceeding because that individual is or was a director of this corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by these Articles.

(c) Any amendments to or repeal of this Article 7 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring before such amendment or repeal.

ARTICLE 8. SHAREHOLDER ACTIONS

Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting or a vote if the action is taken by written consent of all shareholders entitled to vote on the action.

ARTICLE 9. AUTHORITY TO AMEND ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles in any manner now or hereafter permitted by the Washington Business Corporation Act or by these Articles and the rights of the shareholders of this corporation are granted subject to this reservation.

9.1	Supermajority Voting

Except as provided in Section 9.2, the amendment or repeal of provisions in any of the following Articles or sections listed in this Section 9.1 shall require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast thereon by the shareholders of this corporation, voting together as a single voting group:

Article 6 (“Directors”)

Article 7 (“Limitation of Director Liability and Indemnification”)

Sections 9.1 and 9.2 of Article 9 (“Authority to Amend Articles of Incorporation”)

Article 12 (“Special Meeting of Shareholders”)

Article 14 (“Bylaws”)

9.2	Majority Voting

Notwithstanding the provisions of Section 9.1, an amendment or repeal of provisions in an Article or section identified in Section 9.1 that is approved by a majority of the Continuing Directors (as defined below), voting separately and as a subclass of directors, shall require the affirmative vote of the holders of not less than a majority of all the votes entitled to be cast thereon by the shareholders of this corporation, voting together as a single voting group.

As used in this Article 9, “Continuing Director” means any member of the Board of Directors who was a member of the Board of Directors on the fifth Trading Day after the Initial Effective Time (as defined in Section 1.02 of the Agreement and Plan of Merger among Zillow, Inc., Zebra Holdco, Inc. and Trulia, Inc. dated as of July 28, 2014) (the “Fifth Trading Day”) or who is elected to the Board of Directors after the Fifth Trading Day upon the recommendation of a majority of the Continuing Directors.

9.3	Other Special Voting Requirements

The provisions in the following sections or Articles listed in this Section 9.3 may be amended or repealed only upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group:

Sections 2.3 and 2.4 of Article 2 (“Shares”)

Section 9.3 of Article 9 (“Authority to Amend Articles of Incorporation”)

Article 13 (“No Reliance on Controlled Company Exemption”)

9.4	Amendments to Section 2.5

Section 2.5 and this Section 9.4 of these Articles may be amended or repealed only upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, the holders of a majority of the outstanding shares of Class B Common Stock, and a majority of the outstanding shares of Class C Common Stock, each voting separately as a separate voting group.

ARTICLE 10. SHAREHOLDER VOTE REQUIRED ON CERTAIN MATTERS

With respect to any proposal or matter presented to shareholders for approval under RCW 23B.11.030, RCW 23B.12.020 or RCW 23.B.14.020, in accordance with RCW 23B.07.270, this corporation’s shareholders may approve the proposal or matter by a majority of the voting group comprising all the votes entitled to be cast on such proposal or matter. This Article 10 is intended to reduce the voting requirements otherwise prescribed by the Washington Business Corporation Act with respect to the foregoing matters.

ARTICLE 11. LIMITATION OF SEPARATE CLASS VOTING TO EXTENT PERMITTED BY LAW

Except (a) to the extent otherwise expressly provided in these Articles with respect to voting or approval rights of a particular class or series of capital stock, (b) as may be fixed or determined with respect to any series of Preferred Stock, or (c) to the extent otherwise provided pursuant to RCW 23B.10.030(3) or RCW 23.B.11.030(3), the holders of each outstanding class or series of shares of this corporation shall not be entitled to vote as a separate voting group (1) on any amendment to these Articles with respect to which such class or series would otherwise be entitled under RCW 23B.10.040(1)(a), (e), or (f) to vote as a separate voting group, or (2) on any plan of merger or share exchange with respect to which such class or series would otherwise be entitled under RCW 23B.11.035 to vote as a separate voting group.

ARTICLE 12. SPECIAL MEETING OF SHAREHOLDERS

The Chairperson of the Board of Directors, the Chief Executive Officer of this corporation, the President of this corporation or the Board of Directors may call special meetings of the shareholders. Further, prior to the Threshold Date, a special meeting of the shareholders may be called upon request by holders of not less than twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting, provided the request is in proper form as prescribed by the Bylaws of this corporation and as otherwise required by applicable laws. After the Threshold Date, special meetings of the shareholders may not be called by the shareholders or any other person or persons, other than as set forth in the first sentence of this Article 12.

ARTICLE 13. NO RELIANCE ON CONTROLLED COMPANY EXEMPTION

At any time during which shares of capital stock of this corporation are listed for trading on the Securities Exchange, this corporation shall not rely upon the exemptions from the corporate governance rules and requirements of the Securities Exchange available to any company that constitutes a “controlled company” within the meaning of the corporate governance rules and requirements of the Securities Exchange.

ARTICLE 14. BYLAWS

The Bylaws of this corporation may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors, except that the Board of Directors may not amend or repeal any Bylaw that the shareholders have expressly provided, in amending or repealing the Bylaw, may not be amended or repealed by the Board of Directors. The shareholders may also alter, amend and repeal the Bylaws of this corporation or adopt new Bylaws; provided, however, that the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast by the shareholders of this corporation generally in the election of directors, voting together as a single voting group, shall be required for the shareholders of this corporation to alter, amend or repeal any provision of the Bylaws of this corporation or adopt new Bylaws.

ARTICLE 15. SAVINGS CLAUSE

If any provision of these Articles is declared by a court of competent jurisdiction to be invalid, unenforceable or contrary to applicable law, the remainder of these Articles shall be enforceable in accordance with its terms.

Dated: August 26, 2014

/s/ Kathleen Philips
Kathleen Philips, Corporate Secretary

Annex G

AMENDED AND RESTATED BYLAWS

OF

ZEBRA HOLDCO, INC.

Originally adopted August 26, 2014

Amendments are listed on page i

AMENDMENTS

Section	Effect of Amendment	Date of Amendment

G-i

CONTENTS

SECTION 1. DEFINITIONS			1

SECTION 2. SHAREHOLDERS			1

2.1	Annual Meetings		1

2.2	Special Meetings		1

2.3	Meetings by Communications Equipment		2

2.4	Date, Time and Place of Meetings		2

2.5	Notice to Shareholders		2

	2.5.1	Type of Notice	3

	2.5.2	Effectiveness of Notice	3

	2.5.3	Notice of Meetings	4

		2.5.3.1 Number of Days’ Notice	4

		2.5.3.2 Adjourned Meetings	4

	2.5.4	Waiver of Notice	4

		2.5.4.1 Waiver by Delivery of a Record	4

		2.5.4.2 Waiver by Attendance	4

		2.5.4.3 Waiver of Objection	4

2.6	Notice of Nominations and Shareholder Business		5

	2.6.1	Annual Meetings	5

	2.6.2	Special Meetings	6

	2.6.3	General	7

	2.6.4	Notice or Request to Corporation	7

2.7	Fixing of Record Date for Determining Shareholders Entitled to Notice of or to Vote at a Meeting or to Receive Payment of a Dividend		7

	2.7.1	Record Date for Meeting of Shareholders	7

	2.7.2	Record Date to Receive Payment of Dividend or Distribution	8

2.8	Voting Record		8

2.9	Quorum		8

2.10	Manner of Acting		8

	2.10.1	Matters Other Than the Election of Directors	8

	2.10.2	Election of Directors	8

2.11	Proxies		9

	2.11.1	Written Authorization	9

	2.11.2	Recorded Telephone Call, Voice Mail or Other Electronic Transmission	9

	2.11.3	Effectiveness of Appointment of Proxy	9

G-ii

	2.11.4	Revocability of Proxy	9

	2.11.5	Death or Incapacity of Shareholder Appointing a Proxy	9

	2.11.6	Acceptance of Proxy’s Vote or Action	10

	2.11.7	Meaning of Sign or Signature	10

2.12	Voting of Shares		10

2.13	Voting for Directors		10

2.14	Action by Shareholders Without a Meeting		10

	2.14.1	Unanimous Written Consent	10

	2.14.2	General Provisions	10

2.15	Inspectors of Election		11

	2.15.1	Appointment	11

	2.15.2	Duties	11

SECTION 3. BOARD OF DIRECTORS			11

3.1	General Powers		11

3.2	Number and Tenure		12

3.3	Regular Meetings		12

3.4	Special Meetings		12

3.5	Meetings by Communications Equipment		12

3.6	Notice of Special Meetings		12

	3.6.1	Number of Days’ Notice	12

	3.6.2	Type of Notice	12

	3.6.3	Effectiveness of Written Notice	13

	3.6.4	Effectiveness of Oral Notice	13

3.7	Waiver of Notice		14

	3.7.1	Waiver by Delivery of a Record	14

	3.7.2	Waiver by Attendance	14

3.8	Quorum		14

	3.8.1	Board	14

	3.8.2	Committees	14

3.9	Manner of Acting		14

3.10	Presumption of Assent		14

3.11	Action by Board or Committees Without a Meeting		15

3.12	Resignation of Directors and Committee Members		15

3.13	Removal of Directors and Committee Members		15

	3.13.1	Removal of Directors	15

G-iii

	3.13.2	Removal of Committee Members	15

3.14	Vacancies		15

3.15	Executive and Other Committees		16

	3.15.1	Creation of Committees	16

	3.15.2	Authority of Committees	16

	3.15.3	Minutes of Meetings	16

3.16	Compensation of Directors and Committee Members		16

SECTION 4. OFFICERS			16

4.1	Appointment and Term		16

4.2	Resignation of Officers		17

4.3	Removal of Officers		17

4.4	Contract Rights of Officers		17

4.5	Chairperson of the Board		17

4.6	Chief Executive Officer		17

4.7	President		17

4.8	Vice President		18

4.9	Secretary		18

4.10	Treasurer		18

4.11	Salaries		18

SECTION 5. CERTIFICATES FOR SHARES AND THEIR TRANSFER			18

5.1	Issuance of Shares		18

5.2	Certificates for Shares		18

5.3	Issuance of Shares Without Certificates		19

5.4	Stock Records		19

5.5	Restriction on Transfer		19

5.6	Transfer of Shares		19

5.7	Lost, Destroyed or Damaged Certificates		19

SECTION 6. INDEMNIFICATION			20

6.1	Right to Indemnification		20

6.2	Restrictions on Indemnification		20

6.3	Advancement of Expenses		20

6.4	Right of Indemnitee to Bring Suit		20

6.5	Procedures Exclusive		21

6.6	Nonexclusivity of Rights		21

G-iv

6.7	Insurance, Contracts and Funding		21

6.8	Indemnification of Employees and Agents of the Corporation		21

6.9	Persons Serving Other Entities		21

SECTION 7. GENERAL MATTERS			22

7.1	Accounting Year		22

7.2	Amendment or Repeal of Bylaws		22

7.3	Books and Records		22

7.4	Contracts, Loans, Checks and Deposits		23

	7.4.1	Contracts	23

	7.4.2	Loans to the Corporation	23

	7.4.3	Checks, Drafts, etc.	23

	7.4.4	Deposits	23

7.5	Corporate Seal		23

G-v

Amended and Restated Bylaws

of

Zebra Holdco, Inc.

SECTION 1. DEFINITIONS

As used in these Bylaws, the following terms shall have the following meanings:

“Articles of Incorporation” means the corporation’s Articles of Incorporation and all amendments as filed with the Washington Secretary of State.

“Board” means the Board of Directors of the corporation.

“Electronic transmission” means an electronic communication not directly involving the physical transfer of a record in a tangible medium that may be retained, retrieved and reviewed by the sender and the recipient and that may be directly reproduced in a tangible medium by the sender and recipient.

“Execute,” “executes” or “executed” means signed with respect to a written record or electronically transmitted along with sufficient information to determine the sender’s identity with respect to an electronic transmission.

“RCW” means the Revised Code of Washington and “RCW 23B” means Title 23B of the Revised Code of Washington (also known as the Washington Business Corporation Act).

“Record” means information inscribed on a tangible medium or contained in an electronic transmission.

“Tangible medium” means a writing, copy of a writing or facsimile, or a physical reproduction, each on paper or on other tangible material.

“Threshold Date” has the meaning given such term in the Articles of Incorporation.

“Washington Business Corporation Act” means the Washington Business Corporation Act, as it exists now or may be amended.

“Writing” or “written” means embodied in a tangible medium, and excludes an electronic transmission.

SECTION 2. SHAREHOLDERS

2.1	Annual Meetings

The annual meeting of shareholders shall be held at such place and time and on such date as determined by the Board for the purpose of electing directors and transacting such other business as may properly come before the meeting.

2.2	Special Meetings

2.2.1	General

A special meeting of shareholders may be called at any time by the Board, or by any of the following persons: the Chairperson of the Board, the Chief Executive Officer or the President.

2.2.2	Shareholder Requested Special Meetings

(a) Prior to the Threshold Date, a special meeting of shareholders shall be called by the Board upon request to the Secretary, in accordance with Section 2.6.4, of one or more record holders of shares of the corporation representing in the aggregate not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at such special meeting. A request to the Secretary shall be executed by each shareholder, or a duly authorized agent of such shareholder, requesting the special meeting and shall set forth: (i) a brief description of each matter of business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting, (ii) the name and address, as they appear on the corporation’s books, of each shareholder requesting the special meeting, (iii) the class and number of shares of the corporation that are owned by each shareholder requesting the special meeting, including shares beneficially owned and shares held of record, (iv) any material interest of each shareholder in the business desired to be brought before the special meeting, and (v) any other information that is required to be set forth in a shareholder’s notice required pursuant to Section 2.6.1.

(b) A special meeting requested by shareholders shall be held at such date, time and place within or without the State of Washington as may be fixed by the Board and the record date for shareholders entitled to notice of and to vote at the special meeting shall be determined in accordance with Section 2.7.1; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting that complies with Section 2.2.2(a) is delivered to and received by the Secretary. Notwithstanding the foregoing, a special meeting requested by shareholders shall not be held if (i) the special meeting request relates to an item of business that is not a proper subject for shareholder action under applicable law or (ii) the Board has called or calls for an annual meeting of shareholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the request. A shareholder may revoke a request for a special meeting at any time by notice delivered to and received by the Secretary, and if, following such revocation, there are unrevoked requests from shareholders holding shares of the corporation representing in the aggregate less than the requisite number of votes entitling the shareholders to request a special meeting, the Board, in its discretion, may cancel the special meeting.

(c) Business transacted at a special meeting requested by shareholders shall be limited to the purposes stated in the request for the special meeting; provided, however, that nothing herein shall prohibit the Board from submitting additional matters to shareholders at any such special meeting.

(d) After the Threshold Date, a special meeting of shareholders may not be called by the shareholders or any other person or persons, other than as set forth in Section 2.2.1.

2.3	Meetings by Communications Equipment

Shareholders may participate in any meeting of the shareholders by any means of communication by which all persons participating in the meeting can hear each other during the meeting, and participation in this manner shall constitute presence in person at a meeting.

2.4	Date, Time and Place of Meetings

Except as otherwise provided in these Bylaws, all meetings of shareholders, including those held pursuant to request by shareholders as provided herein, shall be held on a date and at a time and place, within or without the State of Washington, designated by or at the direction of the Board.

2.5	Notice to Shareholders

Any notice to shareholders required or permitted under these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act shall be provided in accordance with this Section 2.5.

2.5.1	Type of Notice

(a) Notice Provided in a Tangible Medium. Notice may be provided in a tangible medium and may be transmitted by mail, private carrier, personal delivery, telegraph, teletype, telephone or wire or wireless equipment that transmits a facsimile of the notice.

(b) Notice Provided in an Electronic Transmission. Notice may be provided in an electronic transmission and be electronically transmitted.

(1) Consent to Receive Notice by Electronic Transmission. Notice to shareholders in an electronic transmission is effective only with respect to shareholders that have consented, in the form of a record, to receive electronically transmitted notices and designated in the consent the address, location or system to which these notices may be electronically transmitted. Notice provided in an electronic transmission includes material required or permitted to accompany the notice by the Washington Business Corporation Act or other applicable statute or regulation.

(2) Revocation of Consent to Receive Notice by Electronic Transmission. A shareholder that has consented to receipt of electronically transmitted notices may revoke the consent by delivering a revocation to the corporation in the form of a record. The consent of a shareholder to receive notice by electronic transmission is revoked if the corporation is unable to electronically transmit two consecutive notices given by the corporation in accordance with the consent, and this inability becomes known to the Secretary, the transfer agent or any other person responsible for giving the notice. The inadvertent failure by the corporation to treat this inability as a revocation does not invalidate any meeting or other action.

(3) Posting Notice on an Electronic Network. Notice to shareholders that have consented to receipt of electronically transmitted notices may be provided by posting the notice on an electronic network and delivering to the shareholder a separate record of the posting, together with comprehensible instructions regarding how to obtain access to the posting on the electronic network.

2.5.2	Effectiveness of Notice

(a) Notice by Mail. Notice given by mail is effective when deposited in the United States mail, first-class postage prepaid, properly addressed to the shareholder at the shareholder’s address as it appears in the corporation’s current record of shareholders.

(b) Notice by Telegraph, Teletype or Facsimile Equipment. Notice given by telegraph, teletype or facsimile equipment that transmits a facsimile of the notice is effective when dispatched to the shareholder’s address, telephone number or other number appearing on the records of the corporation.

(c) Notice by Air Courier. Notice given by air courier is effective when dispatched, if prepaid and properly addressed to the shareholder at the shareholder’s address as it appears in the corporation’s current record of shareholders.

(d) Notice by Ground Courier or Other Personal Delivery. Notice given by ground courier or other personal delivery is effective when received by a shareholder.

(e) Notice by Electronic Transmission. Notice provided in an electronic transmission, if in comprehensible form, is effective when it (i) is electronically transmitted to an address, location or system designated by the recipient for that purpose or (ii) has been posted on an electronic network and a separate record of the posting has been delivered to the recipient together with comprehensible instructions regarding how to obtain access to the posting on the electronic network.

(f) Notice by Publication. Notice given by publication is effective five days after first publication.

2.5.3	Notice of Meetings

Notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be provided in the form of a record by or at the direction of the Board, the Chairperson of the Board, the President or the Secretary to each shareholder entitled to notice of or to vote at the meeting, as provided below.

2.5.3.1	Number of Days’ Notice

(a) Normal Business. Except as provided in Section 2.5.3.1(b), notice of the meeting shall be provided not less than 10 or more than 60 days before the meeting.

(b) Amendment to Articles of Incorporation; Merger or Share Exchange; Sale of Assets or Dissolution. Notice of a meeting held for the purpose of considering an amendment to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets other than in the regular course of business or the dissolution of the corporation shall be provided not less than 20 or more than 60 days before the meeting.

2.5.3.2	Adjourned Meetings

If an annual or special meeting of shareholders is adjourned to a different date, time or place, no notice of the new date, time or place is required if this information is announced at the meeting before adjournment. If a new record date for the adjourned meeting is or must be fixed, notice of the adjourned meeting must be provided to shareholders entitled to notice of or to vote as of the new record date.

2.5.4	Waiver of Notice

2.5.4.1	Waiver by Delivery of a Record

A shareholder may waive any notice required by these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act before or after the date and time of the meeting that is the subject of the notice. The waiver must be (a) delivered by the shareholder entitled to notice to the corporation for inclusion in the minutes or filing with the corporate records, and (b) set forth either in an executed and dated written record or, if the corporation has designated an address, location or system to which the waiver may be electronically transmitted and the waiver is electronically transmitted to the designated address, location or system, in an executed and dated electronically transmitted record.

2.5.4.2	Waiver by Attendance

Notice of the time, place and purpose of any meeting will be waived by any shareholder by attendance in person or by proxy, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

2.5.4.3	Waiver of Objection

A shareholder waives objection to consideration of a particular matter at a meeting that is not within the purpose or purposes described in the notice of the meeting unless the shareholder objects to considering the matter when it is presented.

2.6	Notice of Nominations and Shareholder Business

2.6.1	Annual Meetings

(a) Nominations of persons for election to the Board or the proposal of other business to be transacted by the shareholders at an annual meeting of shareholders may be made only (i) pursuant to the corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board or any authorized committee thereof or (iii) by any shareholder of the corporation who is a shareholder of record both at the time the notice required by Section 2.6.1(b) is delivered to the Secretary and at the time of the annual meeting, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.6.1. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the corporation’s notice of meeting, the foregoing clause (iii) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of shareholders.

(b) For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder pursuant to Section 2.6.1(a)(iii), the shareholder must have delivered timely notice thereof, in accordance with Section 2.6.4, to the Secretary and any such proposed business (other than the nominations of persons for election to the Board) must constitute a proper matter for shareholder action. Without qualification, to be timely, a shareholder’s notice must be delivered to and received by the Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely such notice must be delivered to and received by the Secretary no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which a Public Announcement of the date of the meeting was first made. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(c) A shareholder’s notice to the Secretary shall set forth

(i) as to each person (a “nominee”) whom the shareholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the corporation that are held of record or are beneficially owned by the nominee and any derivatives positions held or beneficially held by the nominee, (D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, any such nominee with respect to the corporation’s securities, (E) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, and (F) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be);

(ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business

(including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such shareholder and the Shareholder Associated Person (as defined below), if any, on whose behalf the proposal is made; and

(iii) as to the shareholder giving the notice and the Shareholder Associated Person, if any, on whose behalf the proposal or nomination is made: (A) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business and any Shareholder Associated Person, (B) the class and number of shares of the corporation that are held of record or are beneficially owned by the shareholder or any Shareholder Associated Person and any derivative positions held or beneficially held by the shareholder or any Shareholder Associated Person, (C) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivatives, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or any such Shareholder Associated Person with respect to the corporation’s securities, (D) any material interest of the shareholder or a Shareholder Associated Person in such business, and (E) a statement whether either such shareholder or any Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the votes entitled to be cast on the proposal or nomination required under applicable law to carry the proposal or to elect the director.

In addition, to be in proper form under this Section 2.6.1, a shareholder’s notice to the Secretary must be supplemented not later than 10 days following the record date for notice of the meeting to disclose the information contained in Sections 2.6.1(c)(i)(C), (D) and (E) and 2.6.1(c)(iii)(B) and (C) as of the record date for notice of the meeting.

(iv) For purposes of this Section 2.6, the term “Shareholder Associated Person” of any shareholder shall mean (A) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (B) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made, and (C) any person controlling, controlled by or under common control with such Shareholder Associated Person.

2.6.2	Special Meetings

Only such business shall be conducted at a special meeting of shareholders as shall have been specified in the corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of shareholders (a) by or at the direction of the Board or any authorized committee thereof (or, prior to the Threshold Date, upon the request of shareholders pursuant to Section 2.2.2) or (b) provided that the Board (or, prior to the Threshold Date, shareholders pursuant to Section 2.2.2) has determined that directors shall be elected at such special meeting, by any shareholder of the corporation who is a shareholder of record both at the time the notice required by Section 2.6.1 is delivered to and received by the Secretary and at the time of the special meeting, who is entitled to vote at the special meeting and in such election of directors, and who complies with the notice procedures set forth in Section 2.6.1 as to such nomination. In the event the corporation calls a special meeting for the purpose of electing one or more directors to the Board, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as are specified in the corporation’s notice of meeting, if the shareholder’s notice required by Section 2.6.1 is delivered to and received by the Secretary no earlier than the close of business on the 120th day prior to such special meeting and no later than the close of business on the later of the 90th day prior to such special meeting and the 10th day following the day on which a Public Announcement of the date of the special meeting was first made and of the nominees proposed by the Board to be elected at such special meeting. In no event shall the Public Announcement of an adjournment or postponement of a special meeting as to which notice has been sent to shareholders commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

2.6.3	General

(a) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.6 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.6. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the chairperson of the meeting shall have the power and duty (i) to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.6 (including whether the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group that solicited) or did not so solicit, as the case may be, proxies in support of such shareholder’s nominee or proposal in compliance with such shareholder’s statement as required by Section 2.6.1(c)(iii)(E)) and (ii) if any proposed nomination or business was not made or proposed in compliance with this Section 2.6, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.6, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 2.6, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a written record executed by such shareholder or an electronically transmitted record executed by such shareholder to act for such shareholder as proxy at the annual or special meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual or special meeting.

(b) Without limiting the foregoing provisions of this Section 2.6, a shareholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.6; provided, however, that any references in these Bylaws to the Exchange Act or such rules and regulations are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.6, and compliance with Sections 2.6.1 and 2.6.2 shall be the exclusive means for a shareholder to make nominations or submit other business. Nothing in these Bylaws shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act or (ii) of the corporation to omit a proposal from the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, or (iii) of the holders of any series of Preferred Stock, if any, to the extent provided for under law, the Articles of Incorporation or these Bylaws.

2.6.4	Notice or Request to Corporation

Any notice or request required to be delivered by a shareholder to the corporation pursuant to Section 2.2 or this Section 2.6 must be either (a) set forth in an executed written record given, either by personal delivery or by registered or certified mail, postage prepaid, to the Secretary at the corporation’s principal executive offices or (b) set forth in an executed electronically transmitted record, if the corporation has designated an address, location or system to which such notice or request may be electronically transmitted and the notice or request is electronically transmitted to that designated address, location or system.

2.7	Fixing of Record Date for Determining Shareholders Entitled to Notice of or to Vote at a Meeting or to Receive Payment of a Dividend

2.7.1	Record Date for Meeting of Shareholders

For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment of a meeting, the Board may fix a future date as the record date for the determination. The record date shall be not less than 10 or more than 70 days prior to the date of the meeting. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting, the record date shall be the day immediately preceding the date on which notice of the meeting is first given to shareholders. The determination of the record date shall apply to any adjournment of the meeting unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

2.7.2	Record Date to Receive Payment of Dividend or Distribution

For the purpose of determining shareholders entitled to receive payment of any dividend or distribution (including a dividend or distribution in connection with a stock split), the Board may fix a future date as the record date for the dividend or distribution. The record date shall be not more than 70 days prior to the date on which the dividend or distribution is payable. If no record date is set for the determination of shareholders entitled to receive payment of any stock dividend or distribution (other than one involving a purchase, redemption or other acquisition of the corporation’s shares), the record date shall be the date the Board authorizes the stock dividend or distribution.

2.8	Voting Record

At least 10 days before each meeting of shareholders, an alphabetical list of the shareholders entitled to notice of the meeting shall be made, arranged by voting group and by each class or series of shares, with the address of and number of shares held by each shareholder. This record shall be kept at the principal office of the corporation or at a place identified in the meeting notice in the city where the meeting will be held for 10 days prior to the meeting, and shall be kept open at the meeting, for the inspection of any shareholder or any shareholder’s agent or attorney-in-fact.

2.9	Quorum

A majority of the votes entitled to be cast on a matter by the holders of shares that, pursuant to the Articles of Incorporation or the Washington Business Corporation Act, are entitled to vote on the matter, represented in person or by proxy, shall constitute a quorum of those shares at a meeting of shareholders, including a majority of the votes entitled to be cast by the holders of any class or series of shares entitled to vote as a separate voting group. If less than a quorum of votes is represented at a meeting, a majority of the votes so represented may adjourn the meeting from time to time without further notice if the new date, time and place are announced at the meeting before adjournment. Any business may be transacted at a reconvened meeting that might have been transacted at the meeting as originally called, if a quorum is present or represented at the meeting. Once a share is represented for any purpose at a meeting other than solely to object to holding the meeting or transacting business, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment (unless a new record date is or must be set for the adjourned meeting) notwithstanding the withdrawal of holders of shares representing enough votes entitled to be cast to leave less than a quorum.

2.10	Manner of Acting

2.10.1	Matters Other Than the Election of Directors

If a quorum is present, action on a matter other than the election of directors shall be approved if the votes cast in favor of the action by shares entitled to vote on the matter exceed the votes cast against the action by shares entitled to vote thereon, unless the Articles of Incorporation or the Washington Business Corporation Act requires a greater number of affirmative votes or approval by separate voting groups.

2.10.2	Election of Directors

Directors shall be elected in the manner set forth in Section 2.13.

2.11	Proxies

A shareholder or the shareholder’s agent or attorney-in-fact may appoint a proxy to vote or otherwise act for the shareholder by an executed writing or by a recorded telephone call, voice mail or other electronic transmission.

2.11.1	Written Authorization

Execution of a writing authorizing another person or persons to act for the shareholder as proxy may be accomplished by the shareholder or the shareholder’s authorized officer, director, employee or agent signing the writing or causing his or her signature to be affixed to the writing by any reasonable means, including, but not limited to, by facsimile signature.

2.11.2	Recorded Telephone Call, Voice Mail or Other Electronic Transmission

Authorizing another person or persons to act for the shareholder as proxy may be accomplished by transmitting or authorizing the transmission of a recorded telephone call, voice mail or other electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive the transmission, provided that the transmission must either set forth or be submitted with information, including any security or validation controls used, from which it can reasonably be determined that the transmission was authorized by the shareholder. If it is determined that the transmission is valid, the inspectors of election or, if there are no inspectors, any officer or agent of the corporation making that determination on behalf of the corporation shall specify the information upon which he or she relied. The corporation shall require the holders of proxies received by transmission to provide to the corporation copies of the transmission, and the corporation shall retain copies of the transmission for a reasonable period of time after the election, provided that they are retained for at least 60 days.

2.11.3	Effectiveness of Appointment of Proxy

An appointment of a proxy is effective when a signed appointment form or telegram, cablegram, recorded telephone call, voice mail or other transmission of the appointment is received by the inspectors of election or the officer or agent of the corporation authorized to tabulate votes. An appointment is valid for 11 months unless a longer period is expressly provided in the appointment. A proxy with respect to a specified meeting shall entitle its holder to vote at any reconvened meeting following adjournment of the meeting but shall not be valid after the final adjournment.

2.11.4	Revocability of Proxy

An appointment of a proxy is revocable by the shareholder unless the appointment indicates that it is irrevocable and the appointment is coupled with an interest. Appointments coupled with an interest include the appointment of a pledgee, a person who purchased or agreed to purchase the shares, a creditor of the corporation who extended it credit under terms requiring the appointment, an employee of the corporation whose employment contract requires the appointment or a party to a voting agreement created under RCW 23B.07.310. An appointment made irrevocable is revoked when the interest with which it is coupled is extinguished. A transferee for value of shares subject to an irrevocable appointment may revoke the appointment if the transferee did not know of its existence when the transferee acquired the shares and the existence of the irrevocable appointment was not noted conspicuously on the certificate representing the shares or on the information statement for shares without certificates.

2.11.5	Death or Incapacity of Shareholder Appointing a Proxy

The death or incapacity of the shareholder appointing a proxy does not affect the right of the corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the officer or agent of the corporation authorized to tabulate votes before the proxy exercises the proxy’s authority under the appointment.

2.11.6	Acceptance of Proxy’s Vote or Action

Subject to RCW 23B.07.240 and to any express limitation on the proxy’s authority stated in the appointment form or recorded telephone call, voice mail or other electronic transmission, the corporation is entitled to accept the proxy’s vote or other action as that of the shareholder making the appointment.

2.11.7	Meaning of Sign or Signature

For the purposes of this Section 2.11, “signing” or “signature” includes any manual, facsimile, conformed or electronic signature.

2.12	Voting of Shares

Unless otherwise provided in the Articles of Incorporation, each outstanding share entitled to vote with respect to a matter submitted to a meeting of shareholders shall be entitled to one vote upon the matter.

2.13	Voting for Directors

Each shareholder entitled to vote at an election of directors may vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote. Unless otherwise provided in the Articles of Incorporation, the candidates elected shall be those receiving the largest number of votes cast, up to the number of directors to be elected. Directors may be elected by consent in lieu of an annual or special meeting in accordance with Section 2.14.

2.14	Action by Shareholders Without a Meeting

Any action that may or is required to be taken at a meeting of shareholders may be taken without a meeting or a vote, pursuant to the provisions of this Section 2.14.

2.14.1	Unanimous Written Consent

Action may be taken by unanimous consent if (a) one or more consents, each in the form of a record, describing the action taken are executed by all the shareholders entitled to vote with respect to the matter and (b) the executed consents are delivered to the corporation for filing with the corporate records.

2.14.2	General Provisions

(a) Form of Consent. The consent shall be set forth either in an executed written record or, if the corporation has designated an address, location or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location or system, in an executed electronically transmitted record.

(b) Record Date. If not otherwise fixed by the Board, the record date for determining shareholders entitled to take action without a meeting is the date the first shareholder consent is executed.

(c) Withdrawal of Consent. A shareholder may withdraw a consent only by delivering a notice of withdrawal in the form of a record to the corporation prior to the time that consents sufficient to authorize taking the action have been delivered to the corporation.

(d) Date of Signature. Every consent shall bear the date of execution of each shareholder that executes the consent.

(e) Time Allowed to Complete Execution of Consents. A consent is not effective to take the action referred to in the consent unless, within 60 days of the date of the earliest dated consent that is delivered to the corporation, consents executed by a sufficient number of shareholders to take action are delivered to the corporation.

(f) Effective Date of Consent Action. Unless the consent specifies a later effective date, actions taken by consent of the shareholders are effective when consents sufficient to authorize taking the action are in possession of the corporation.

(g) Inclusion in Corporate Records. The consent shall be inserted in the minute book as if it were the minutes of a meeting of the shareholders.

2.15	Inspectors of Election

2.15.1	Appointment

In advance of any meeting of shareholders, the Board shall appoint one or more persons to act as inspectors of election at such meeting and to make a written report thereof. The Board may designate one or more persons to serve as alternate inspectors to serve in place of any inspector who is unable or fails to act. If no inspector or alternate is able to act at a meeting of shareholders, the chairperson of such meeting shall appoint one or more persons to act as inspectors of election at such meeting.

2.15.2	Duties

The inspectors of election shall

(a) ascertain the number of shares of the corporation outstanding and the voting power of each such share;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period of time a record of the disposition of any challenges to any determination made by them; and

(e) certify their determination of the number of shares represented at the meeting and their count of the votes and ballots.

The validity of any proxy or ballot shall be determined by the inspectors of election in accordance with the applicable provisions of these Bylaws and the Washington Business Corporation Act as then in effect. In determining the validity of any proxy transmitted by telephone call, voice mail or other electronic transmission, the inspectors shall record in writing the information upon which they relied in making such determination. Each inspector of elections shall, before entering upon the discharge of his or her duties, take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors of election may appoint or retain other persons or entities to assist them in the performance of their duties.

SECTION 3. BOARD OF DIRECTORS

3.1	General Powers

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board, except as may be otherwise provided in these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act.

3.2	Number and Tenure

The Board shall be composed of not less than two directors, the specific number to be set from time to time solely by resolution of the Board in accordance with the provisions of the Articles of Incorporation. No decrease in the number of authorized directors shall have the effect of shortening the term of any incumbent director. Unless a director dies, resigns or is removed, such director shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until there is a decrease in the authorized number of directors. In accordance with the provisions of the Articles of Incorporation, the directors of the corporation shall be divided into three classes. Directors need not be shareholders of the corporation or residents of the State of Washington.

3.3	Regular Meetings

By resolution, the Board, or any committee designated by the Board, may specify the time and place, within or without the State of Washington, for holding regular meetings without notice other than the resolution.

3.4	Special Meetings

Special meetings of the Board or any committee designated by the Board may be called by or at the request of the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or, in the case of special Board meetings, any director and, in the case of any special meeting of any committee designated by the Board, by the committee’s chairperson. The person or persons authorized to call special meetings may fix any place, within or without the State of Washington, for holding any special Board or committee meeting called by such person or persons.

3.5	Meetings by Communications Equipment

Members of the Board or any committee designated by the Board may participate in a meeting of the Board or committee by, or conduct the meeting through the use of, any means of communication by which all directors participating in the meeting can hear one another during the meeting, and participation in this manner shall constitute presence in person at a meeting.

3.6	Notice of Special Meetings

Notice of a special Board or committee meeting stating the place, day and hour of the meeting shall be provided to each director on the Board or committee, as applicable, in the form of a record or orally, as provided below. Neither the business to be transacted at nor the purpose of any special meeting need be specified in the notice of the meeting.

3.6.1	Number of Days’ Notice

Notice of the meeting shall be given at least two days before the meeting.

3.6.2	Type of Notice

(a) Oral Notice. Oral notice may be communicated in person, by telephone, wire or wireless equipment that does not transmit a facsimile of the notice, or by any electronic means that does not create a record.

(b) Notice Provided in a Tangible Medium. Notice may be provided in a tangible medium and may be transmitted by mail, private carrier, personal delivery, telegraph, teletype, telephone or wire or wireless equipment that transmits a facsimile of the notice.

(c) Notice Provided in an Electronic Transmission. Notice may be provided in an electronic transmission and be electronically transmitted.

(1) Consent to Receive Notice by Electronic Transmission. Notice to directors in an electronic transmission is effective only with respect to directors who have consented, in the form of a record, to receive electronically transmitted notices and designated in the consent the address, location or system to which these notices may be electronically transmitted. Notice provided in an electronic transmission includes material required or permitted to accompany the notice by the Washington Business Corporation Act or other applicable statute or regulation.

(2) Revocation of Consent to Receive Notice by Electronic Transmission. A director who has consented to receipt of electronically transmitted notices may revoke the consent by delivering a revocation to the corporation in the form of a record. The consent of a director to receive notice by electronic transmission is revoked if the corporation is unable to electronically transmit two consecutive notices given by the corporation in accordance with the consent, and this inability becomes known to the Secretary or any other person responsible for giving the notice. The inadvertent failure by the corporation to treat this inability as a revocation does not invalidate any meeting or other action.

(3) Posting Notice on an Electronic Network. Notice to directors who have consented to receipt of electronically transmitted notices may be provided by posting the notice on an electronic network and delivering to the director a separate record of the posting, together with comprehensible instructions regarding how to obtain access to the posting on the electronic network.

3.6.3	Effectiveness of Written Notice

(a) Notice by Mail. Notice given by mail is effective five days after its deposit in the United States mail, as evidenced by the postmark, if mailed with first-class postage prepaid and correctly addressed to the director at his or her address shown on the records of the corporation.

(b) Notice by Registered or Certified Mail. Notice is effective on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

(c) Notice by Telegraph, Teletype or Facsimile Equipment. Notice sent to the director’s address, telephone number or other number appearing on the records of the corporation is effective when dispatched by telegraph, teletype or wire or wireless equipment that transmits a facsimile of the notice.

(d) Notice by Private Carrier. Notice given by private carrier is effective when received by the director.

(e) Personal Notice. Notice given by personal delivery is effective when received by the director.

(f) Notice by Electronic Transmission. Notice provided by electronic transmission, if in comprehensible form, is effective when it (i) is electronically transmitted to an address, location or system designated by the recipient for that purpose or (ii) has been posted on an electronic network and a separate record of the posting has been delivered to the recipient together with comprehensible instructions regarding how to obtain access to the posting on the electronic network.

3.6.4	Effectiveness of Oral Notice

(a) Notice in Person or by Telephone. Oral notice is effective when received by the director.

(b) Notice by Wire or Wireless Equipment. Notice given by wire or wireless equipment that does not transmit a facsimile of the notice or by any electronic means that does not create a record is effective when communicated to the director.

3.7	Waiver of Notice

3.7.1	Waiver by Delivery of a Record

A director may waive any notice required to be given to any director under the provisions of these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act, before or after the date and time stated in the notice, and the waiver shall be equivalent to the giving of notice. The waiver must be delivered to the corporation by the director entitled to the notice for inclusion in the minutes or filing with the corporate records. The waiver shall be set forth either in an executed written record or, if the corporation has designated an address, location or system to which the waiver may be electronically transmitted and the waiver has been electronically transmitted to the designated address, location or system, in an executed electronically transmitted record. Neither the business to be transacted at nor the purpose of any regular or special meeting of the Board or any committee designated by the Board need be specified in the waiver of notice of the meeting.

3.7.2	Waiver by Attendance

A director’s attendance at or participation in a Board or committee meeting shall constitute a waiver of notice of the meeting, unless the director at the beginning of the meeting, or promptly upon his or her arrival, objects to holding the meeting or transacting business at the meeting and does not vote for or assent to action taken at the meeting.

3.8	Quorum

3.8.1	Board

A majority of the number of directors fixed by or in the manner provided in these Bylaws shall constitute a quorum for the transaction of business at any Board meeting but, if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

3.8.2	Committees

A majority of the number of directors composing any committee of the Board, as established and fixed by resolution of the Board, shall constitute a quorum for the transaction of business at any meeting of the committee but, if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

3.9	Manner of Acting

If a quorum is present when the vote is taken, the act of the majority of the directors present at a Board or committee meeting shall be the act of the Board or the committee, unless the vote of a greater number is required by these Bylaws, the Articles of Incorporation or the Washington Business Corporation Act.

3.10	Presumption of Assent

A director of the corporation who is present at a Board or committee meeting at which any action is taken shall be deemed to have assented to the action taken unless (a) the director objects at the beginning of the meeting, or promptly upon his or her arrival, to holding the meeting or transacting any business at the meeting, (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) the director delivers notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

3.11	Action by Board or Committees Without a Meeting

Any action that could be taken at a meeting of the Board or of any committee created by the Board may be taken without a meeting if one or more consents setting forth the action so taken are executed by all the directors or by all the members of the committee either before or after the action is taken and delivered to the corporation, each of which shall be set forth in an executed written record or, if the corporation has designated an address, location or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location or system, in an executed electronically transmitted record. Action taken by consent of directors without a meeting is effective when the last director executes the consent, unless the consent specifies a later effective date. The consent shall be inserted in the minute book as if it were the minutes of a Board or a committee meeting.

3.12	Resignation of Directors and Committee Members

Any director may resign from the Board or any committee of the Board at any time by delivering an executed notice to the Chairperson of the Board, the President, the Secretary or the Board. The resignation is effective upon delivery unless the notice of resignation specifies a later effective date, and unless otherwise specified, the acceptance of the resignation shall not be necessary to make it effective.

3.13	Removal of Directors and Committee Members

3.13.1	Removal of Directors

(a) Prior to Threshold Date. Prior to the Threshold Date, at a meeting of shareholders called expressly for that purpose (in accordance with the procedures set forth in Sections 2.2 and 2.6), one or more directors, including the entire Board, may be removed with or without cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

(b) After Threshold Date. After the Threshold Date, at a meeting of shareholders called expressly for that purpose (in accordance with the procedures set forth in Sections 2.2 and 2.6), one or more directors, including the entire Board, may be removed only for cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

3.13.2	Removal of Committee Members

The Board may remove any member of any committee elected or appointed by it by the affirmative vote of the greater of a majority of the directors then in office and the number of directors required to take action in accordance with these Bylaws.

3.14	Vacancies

Unless the Articles of Incorporation provide otherwise, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors may be filled as follows:

(a) prior to the Threshold Date, by the shareholders (in accordance with the procedures set forth in Sections 2.2 and 2.6), by the Board or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of the remaining directors or the sole remaining director; and

(b) after the Threshold Date, only by the Board or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of the remaining directors or the sole remaining director.

The term of a director elected to fill a vacancy expires at the next election of directors by the shareholders.

3.15	Executive and Other Committees

3.15.1	Creation of Committees

The Board, by resolution, may create standing or temporary committees, including an Executive Committee, Audit Committee, Compensation Committee and Nominating and Governance Committee, and appoint members from its own number and invest the committees with powers as it may see fit, subject to conditions as may be prescribed by the Board, the Articles of Incorporation, these Bylaws and applicable law. The resolution must be adopted by the greater of a majority of all the directors then in office or the number of directors required to take action in accordance with these Bylaws. Each committee must have two or more members, who shall serve at the pleasure of the Board.

3.15.2	Authority of Committees

Each committee shall have and may exercise all the authority of the Board to the extent provided in the resolution of the Board creating the committee and any subsequent resolutions adopted in like manner, except that no committee shall have the authority to: (a) authorize or approve a distribution, except according to a general formula or method prescribed by the Board, (b) approve or propose to shareholders actions or proposals required by the Washington Business Corporation Act to be approved by shareholders, (c) fill vacancies on the Board or any committee of the Board, (d) amend the Articles of Incorporation pursuant to RCW 23B.10.020, (e) adopt, amend or repeal Bylaws, (f) approve a plan of merger not requiring shareholder approval, or (g) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board may authorize a committee or a senior executive officer of the corporation to do so within limits specifically prescribed by the Board.

3.15.3	Minutes of Meetings

All committees shall keep regular minutes of their meetings and shall cause them to be recorded in books kept for that purpose.

3.16	Compensation of Directors and Committee Members

By Board resolution, directors and committee members may be paid for their service as directors and committee members in such amounts and form as specified in such resolution, which may include, without limitation, their expenses, if any, of attendance at each Board or committee meeting, a fixed sum for attendance at each Board or committee meeting or a stated salary as director or a committee member, and such other compensation as the Board may determine (including, without limitation, stock options or other equity compensation). No payment for expenses or compensation as a director or committee member shall preclude any director or committee member from serving the corporation in any other capacity and receiving compensation for his or her services.

SECTION 4. OFFICERS

4.1	Appointment and Term

The officers of the corporation shall be those officers appointed from time to time by the Board or by any other officer empowered to do so. The Board shall have sole power and authority to appoint any executive officer and shall have the authority to appoint any other officers and to prescribe the respective terms of office, authority and duties of the executive officers or other officers. As used in these Bylaws, the term “executive officer” shall mean the President, any Vice President in charge of a principal business unit, division or function or any other officer who performs a policymaking function. The Board may delegate to any executive officer the power to appoint any subordinate officers and to prescribe their respective terms of office, authority and duties. Any two or more offices may be held by the same person. Unless an officer dies, resigns or is removed from office, he or she shall hold office until his or her successor is appointed.

4.2	Resignation of Officers

Any officer may resign at any time by delivering a notice to the corporation either in an executed written record or in an executed electronically transmitted record. The resignation is effective upon delivery unless the notice of resignation specifies a later effective date, and unless otherwise specified, the acceptance of the resignation shall not be necessary to make it effective.

4.3	Removal of Officers

Any officer may be removed by the Board at any time, with or without cause. An officer or assistant officer, if appointed by another officer, may be removed by any officer authorized to appoint officers or assistant officers.

4.4	Contract Rights of Officers

The appointment of an officer does not itself create contract rights.

4.5	Chairperson of the Board

If appointed, the Chairperson of the Board shall perform the duties assigned to him or her by the Board from time to time, and shall preside over meetings of the Board and shareholders unless another officer is appointed or designated by the Board as chairperson of the meetings.

4.6	Chief Executive Officer

If appointed, the Chief Executive Officer shall be the chief executive officer of the corporation, shall preside over meetings of the Board and shareholders in the absence of a Chairperson of the Board, and, subject to the Board’s control, shall supervise and control all of the assets, business and affairs of the corporation. The Chief Executive Officer may sign, with the Secretary or an Assistant Secretary or with the Treasurer or an Assistant Treasurer, certificates for shares of the corporation, deeds, mortgages, bonds, contracts or other instruments, except when the signing and execution thereof have been expressly delegated by the Board or by these Bylaws to some other officer or agent of the corporation or are required by law to be otherwise signed or executed by some other officer or in some other manner. In general, the Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer and such other duties as are prescribed by the Board from time to time.

4.7	President

In the event of the death of the Chief Executive Officer or a vacancy in the office of the Chief Executive Officer, or his or her inability to act, the President, if appointed, shall perform the duties of the Chief Executive Officer, except as may be limited by resolution of the Board, with all the powers of and subject to all the restrictions upon the Chief Executive Officer. The President may sign, with the Secretary or an Assistant Secretary or with the Treasurer or an Assistant Treasurer, certificates for shares of the corporation. In general, the President shall perform all duties incident to the office of President and other duties prescribed by the Board from time to time.

4.8	Vice President

In the event of the death of the President or a vacancy in the office of the President, or his or her inability to act, the Vice President shall, if appointed, perform the duties of the President, except as may be limited by resolution of the Board, with all the powers of and subject to all the restrictions upon the President. If there is more than one Vice President, the Vice President who was designated by the Board as the successor to the President, or if no Vice President is so designated, the Vice President first elected to the office of Vice President, shall perform the duties of the President, except as may be limited by resolution of the Board, with all the powers of and subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or an Assistant Secretary or with the Treasurer or an Assistant Treasurer, certificates for shares of the corporation. Vice Presidents shall perform other duties as from time to time may be assigned to them by the Chief Executive Officer or the President or by or at the direction of the Board.

4.9	Secretary

If appointed, the Secretary shall be responsible for preparation of minutes of the meetings of the Board and shareholders, maintenance of the corporation records and stock registers, and authentication of the corporation’s records and shall in general perform all duties incident to the office of Secretary and other duties as from time to time may be assigned to him or her by the President or by or at the direction of the Board. In the absence of the Secretary, an Assistant Secretary may perform the duties of the Secretary.

4.10	Treasurer

If appointed, the Treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for funds due and payable to the corporation from any source whatsoever, and deposit funds in the name of the corporation in banks, trust companies or other depositories selected in accordance with the provisions of these Bylaws, and in general shall perform all duties incident to the office of Treasurer and other duties as from time to time may be assigned to him or her by the President or by or at the direction of the Board. In the absence of the Treasurer, an Assistant Treasurer may perform the duties of the Treasurer.

4.11	Salaries

The salaries of the officers shall be fixed from time to time by the Board or by any person or persons to whom the Board has delegated authority to set salaries of officers. No officer shall be prevented from receiving a salary by reason of the fact that he or she is also a director of the corporation.

SECTION 5. CERTIFICATES FOR SHARES AND THEIR TRANSFER

5.1	Issuance of Shares

No shares of the corporation shall be issued unless authorized by the Board or by a committee designated by the Board to the extent the committee is empowered to do so.

5.2	Certificates for Shares

Certificates representing shares of the corporation shall be signed, either manually or in facsimile, (a) by any two officers designated by the Board or (b) if no specific designation is made, by the Chairperson of the Board, the Chief Executive Officer, the President or any Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary and shall include on their face written notice of any restrictions that may be imposed on the transferability of the shares. All certificates shall be consecutively numbered or otherwise identified.

5.3	Issuance of Shares Without Certificates

The Board may authorize the issuance of some or all of the shares of any or all of the corporation’s classes or series without certificates. The authorization does not affect shares already represented by certificates until they are surrendered to the corporation. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send the shareholder a complete record containing the information required on certificates by applicable Washington law.

5.4	Stock Records

The stock transfer books shall be kept at the principal office of the corporation or at the office of the corporation’s transfer agent or registrar. The name and address of each person to whom certificates for shares are issued, together with the class and number of shares represented by the certificate and the date of issuance of the certificate, shall be entered on the stock transfer books of the corporation. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner for all purposes.

5.5	Restriction on Transfer

Except to the extent that the corporation has obtained an opinion of counsel acceptable to the corporation that transfer restrictions are not required under applicable securities laws, or has otherwise satisfied itself that transfer restrictions are not required, all certificates representing shares of the corporation shall bear a legend on the face of the certificate, or on the reverse of the certificate if a reference to the legend is contained on the face, that reads substantially as follows or that substantially effects the same purpose:

The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws, and no interest may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under the Act and applicable state securities laws covering the transaction involving these securities, (b) the corporation receives an opinion of legal counsel for the holder of these securities satisfactory to the corporation stating that the transaction is exempt from registration, or (c) the corporation otherwise satisfies itself that the transaction is exempt from registration.

If any securities of the corporation are issued pursuant to Regulation S (“Regulation S”) of the Securities Act of 1933, as amended (the “1933 Act”), the corporation will refuse to register any subsequent transfer of such securities if such transfer is not made in accordance with Regulation S, pursuant to registration under the 1933 Act or pursuant to an available exemption from registration under the 1933 Act.

5.6	Transfer of Shares

The transfer of shares of the corporation shall be made only on the stock transfer books of the corporation pursuant to authorization or document of transfer made by the holder of record or by the holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by the holder’s attorney-in-fact authorized by power of attorney duly executed and filed with the Secretary. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificates for a like number of shares have been surrendered and canceled.

5.7	Lost, Destroyed or Damaged Certificates

In the case of a lost, destroyed or damaged certificate, a new certificate may be issued in its place upon terms and indemnity to the corporation as the Board may prescribe.

SECTION 6. INDEMNIFICATION

6.1	Right to Indemnification

Each person who was, is or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or, that being or having been a director or officer of the corporation, he or she is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “indemnitee”), whether the basis of a proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the corporation against all losses, claims, damages (compensatory, exemplary, punitive or otherwise), liabilities and expenses (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties, amounts to be paid in settlement and any other expenses) actually and reasonably incurred or suffered by the indemnitee in connection with the proceeding, and the indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the corporation or a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Except as provided in Section 6.4 with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify the indemnitee in connection with a proceeding (or part of a proceeding) initiated by the indemnitee only if a proceeding (or part of a proceeding) was authorized or ratified by the Board. The right to indemnification conferred in this Section 6 shall be a contract right.

6.2	Restrictions on Indemnification

No indemnification shall be provided to any indemnitee for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for conduct of the indemnitee finally adjudged to be in violation of RCW 23B.08.310, for any transaction with respect to which it was finally adjudged that the indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the corporation is otherwise prohibited by applicable law from paying indemnification. Notwithstanding the foregoing, if RCW 23B.08.560 is amended, the restrictions on indemnification set forth in this Section 6.2 shall be as set forth in the amended statutory provision.

6.3	Advancement of Expenses

The right to indemnification conferred in this Section 6 shall include the right to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition (an “advancement of expenses”). An advancement of expenses shall be made upon delivery to the corporation of an undertaking (an “undertaking”), by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified.

6.4	Right of Indemnitee to Bring Suit

If a claim under Section 6.1 or 6.3 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, in any such suit or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of litigating the suit. The indemnitee shall be presumed to be entitled to indemnification under this Section 6.4 upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, when the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled.

6.5	Procedures Exclusive

Pursuant to RCW 23B.08.560(2) or any successor provision, the procedures for indemnification and the advancement of expenses set forth in this Section 6 are in lieu of the procedures required by RCW 23B.08.550 or any successor provision.

6.6	Nonexclusivity of Rights

Except as set forth in Section 6.5, the right to indemnification and the advancement of expenses conferred in this Section 6 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of, the Articles of Incorporation or Bylaws of the corporation, general or specific action of the Board or shareholders, contract or otherwise. Notwithstanding any amendment or repeal of this Section 6, or of any amendment or repeal of any of the procedures that may be established by the Board pursuant to this Section 6, any indemnitee shall be entitled to indemnification in accordance with the provisions of these Bylaws and those procedures with respect to any acts or omissions of the indemnitee occurring prior to the amendment or repeal.

6.7	Insurance, Contracts and Funding

The corporation may maintain insurance, at its expense, to protect itself and any director, officer, partner, trustee, employee or agent of the corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the corporation would have the authority or right to indemnify the person against the expense, liability or loss under the Washington Business Corporation Act or other law. The corporation may enter into contracts with any director, officer, partner, trustee, employee or agent of the corporation in furtherance of the provisions of this Section 6 and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of the amounts as may be necessary to effect indemnification as provided in this Section 6.

6.8	Indemnification of Employees and Agents of the Corporation

In addition to the rights of indemnification set forth in Section 6.1, the corporation may, by action of the Board, grant rights to indemnification and advancement of expenses to employees and agents or any class or group of employees and agents of the corporation (a) with the same scope and effect as the provisions of this Section 6 with respect to indemnification and the advancement of expenses of directors and officers of the corporation, (b) pursuant to rights granted or provided by the Washington Business Corporation Act, or (c) as are otherwise consistent with law.

6.9	Persons Serving Other Entities

Any person who, while a director or officer of the corporation, is or was serving (a) as a director, officer, employee or agent of another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the corporation or (b) as a partner, trustee or otherwise in an executive or management capacity in a partnership, joint venture, trust, employee benefit plan or other enterprise of which the corporation or a majority owned subsidiary of the corporation is a general partner or has a majority ownership, shall conclusively be deemed to be so serving at the request of the corporation and entitled to indemnification and the advancement of expenses under Sections 6.1 and 6.3, respectively.

SECTION 7. GENERAL MATTERS

7.1	Accounting Year

The accounting year of the corporation shall be the calendar year, but if a different accounting year is at any time selected by the Board for purposes of federal income taxes, or any other purpose, the accounting year shall be the year so selected.

7.2	Amendment or Repeal of Bylaws

These Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board, except that the Board may not amend or repeal any Bylaw that the shareholders have expressly provided, in amending or repealing the Bylaw, may not be amended or repealed by the Board. The shareholders may also alter, amend and repeal these Bylaws or adopt new Bylaws (in accordance with the procedures set forth in Section 2.2, as applicable, and Section 2.6); provided, however, that the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast by the shareholders of the corporation generally in the election of directors, voting together as a single voting group, shall be required for the shareholders of the corporation to alter, amend or repeal any provision of these Bylaws or adopt new Bylaws.

7.3	Books and Records

The corporation shall:

(a) keep as permanent records minutes of all meetings of its shareholders and the Board, a record of all actions taken by shareholders or the Board without a meeting, and a record of all actions taken by a committee of the Board exercising the authority of the Board on behalf of the corporation;

(b) maintain appropriate accounting records;

(c) maintain or hire an agent to maintain a record of its shareholders, in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each;

(d) maintain its records in written form or in another form capable of conversion into written form within a reasonable time; and

(e) keep a copy of the following records at its principal office;

(i) the Articles of Incorporation and all amendments thereto as currently in effect;

(ii) these Bylaws and all amendments thereto as currently in effect;

(iii) the minutes of all meetings of shareholders and records of all actions taken by shareholders without a meeting for the past three years;

(iv) the financial statements described in RCW 23B.16.200(1) for the past three years;

(v) all communications in the form of a record to shareholders generally within the past three years;

(vi) a list of the names and business addresses of the current directors and officers; and

(vii) the most recent annual report delivered to the Washington Secretary of State.

7.4	Contracts, Loans, Checks and Deposits

7.4.1	Contracts

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation. The authority may be general or confined to specific instances.

7.4.2	Loans to the Corporation

No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board. The authority may be general or confined to specific instances.

7.4.3	Checks, Drafts, etc.

All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by the officer or officers, or agent or agents, of the corporation and in the manner from time to time determined by resolution of the Board.

7.4.4	Deposits

All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in banks, trust companies or other depositories selected by the Board.

7.5	Corporate Seal

The Board may provide for a corporate seal that shall consist of the name of the corporation, the state of its incorporation and the year of its incorporation.

Annex H

Chapter 23B.13 of the Revised Code of Washington

(Washington Business Corporation Act)

DISSENTERS’ RIGHTS

23B.13.010

Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

[1989 c 165 § 140.]

23B.13.020

Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary and the plan of merger provided for the merger of the subsidiary with its parent under RCW 23B.11.040;

(b) A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c) A sale or exchange, which has become effective, of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation;

(e) Any action described in RCW 23B.25.120; or

(f) Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(g) A plan of entity conversion in the case of a conversion of a domestic corporation to a foreign corporation, which has become effective, to which the domestic corporation is a party as the converting entity, if: (i) The shareholder was entitled to vote on the plan; and (ii) the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

[2014 c 83 § 15; 2013 c 97 § 1. Prior: 2009 c 189 § 41; 2009 c 188 § 1404; 2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

23B.13.030

Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[2002 c 297 § 35; 1989 c 165 § 142.]

23B.13.200

Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

[2009 c 189 § 42; 2002 c 297 § 36; 1989 c 165 § 143.]

23B.13.210

Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter.

[2009 c 189 § 43; 2002 c 297 § 37; 1989 c 165 § 144.]

23B.13.220

Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (5) of this section.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (5) of this section.

(3) In the case of proposed corporate action creating dissenters’ rights under RCW 23B.13.020(1)(a)(ii), the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders of the subsidiary other than the parent a notice in compliance with subsection (5) of this section.

(4) In the case of proposed corporate action creating dissenters’ rights under RCW 23B.13.020(1)(d) that, pursuant to RCW 23B.10.020(4)(b), is not required to be approved by the shareholders of the corporation, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders entitled to dissent under RCW 23B.13.020(1)(d) a notice in compliance with subsection (5) of this section.

(5) Any notice under subsection (1), (2), (3), or (4) of this section must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1), (2), (3), or (4) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

[2013 c 97 § 2; 2009 c 189 § 44; 2002 c 297 § 38; 1989 c 165 § 145.]

23B.13.230

Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(5)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

[2013 c 97 § 3; 2002 c 297 § 39; 1989 c 165 § 146.]

23B.13.240

Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[2009 c 189 § 45; 1989 c 165 § 147.]

23B.13.250

Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

[1989 c 165 § 148.]

23B.13.260

Failure to take corporate action.

(1) If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

[2009 c 189 § 46; 1989 c 165 § 149.]

23B.13.270

After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand.

The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

[2009 c 189 § 47; 1989 c 165 § 150.]

23B.13.280

Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

[2009 c 189 § 48; 2002 c 297 § 40; 1989 c 165 § 151.]

23B.13.300

Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152.]

23B.13.310

Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 § 153.]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Washington law provides that a director of a corporation shall not be personally liable for reasonable expenses incurred in the wholly successful defense of a proceeding to which the director was a party because of being a director. Washington law provides further that a director may be indemnified against liability incurred in a proceeding to which he or she is a party because of being a director so long as:

•	the director acted in good faith;

•	the director reasonably believed, in the case of conduct in the director’s official capacity, that his or her conduct was in the corporation’s best interests or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation; and

•	in the case of a criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful.

A director generally may not, however, be indemnified:

•	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation;

•	in connection with any other proceeding in which the director was adjudged liable for receiving improper personal benefit;

•	for acts or omissions of the director that involve intentional misconduct or knowing violation of law; or

•	for unlawful distributions to shareholders.

Holdco’s amended and restated articles of incorporation and Holdco’s amended and restated bylaws provide that Holdco will indemnify its directors and officers to the fullest extent permitted by law. Holdco’s amended and restated bylaws also permit it to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in connection with his or her services to Holdco, regardless of whether its bylaws permit such indemnification.

Holdco expects to enter into agreements to indemnify its directors and certain of its officers to the fullest extent allowed under Washington law. These agreements will provide, among other things, that Holdco will indemnify its directors and certain of its officers for certain expenses (including attorneys’ fees), judgments, fines, and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Holdco’s right, on account of any services undertaken by such person on its behalf or that person’s status as a director or officer of the registrant. Holdco also expects to obtain directors’ and officers’ liability insurance.

The merger agreement provides that, for a period of six years after the effective time of the Trulia merger, all rights to indemnification existing as of the date of the merger agreement in favor of current or former directors, officers, employees, fiduciaries or agents of Trulia or any of its subsidiaries for their acts or omissions occurring prior to the effective time of the Trulia merger, as provided in Trulia’s or its subsidiaries’ organizational documents, as applicable, will be honored by the Trulia surviving corporation and its subsidiaries to the fullest extent available under applicable law. The merger agreement also provides that, for a period of six years following the effective time of the Trulia merger, the Trulia surviving corporation will use its reasonable best efforts to maintain in effect the existing directors’ and officers’ liability insurance policies of Trulia (or a comparable replacement policy) covering claims arising from facts or events that occurred at or prior to the effective time of the Trulia merger. In lieu of the foregoing, Trulia, Holdco or Zillow may, in their discretion, purchase a “tail” directors’ and officers’ liability insurance policy covering the six year period following the effective time of the Trulia merger from a comparable carrier and on terms and conditions no less favorable than Trulia’s existing directors’ and officers’ liability insurance coverage. See “The Merger Agreement — Covenants of the Parties — Indemnification of Officers and Directors” in the accompanying joint proxy statement/prospectus.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated July 28, 2014, by and among Zillow, Inc., Zebra Holdco, Inc. and Trulia, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)†

3.1	Amended and Restated Articles of Incorporation of Zebra Holdco, Inc. (included as Annex F to the joint proxy statement/prospectus forming a part of this Registration Statement)

3.2	Amended and Restated Bylaws of Zebra Holdco, Inc. (included as Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement)

5.1	Opinion of Perkins Coie LLP regarding the legality of securities being registered*

8.1	Opinion of Shearman & Sterling LLP regarding certain U.S. federal income tax matters*

8.2	Opinion of Goodwin Procter LLP regarding certain U.S. federal income tax matters*

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for Zillow, Inc., StreetEasy, Inc. and RentJuice Corporation

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Trulia, Inc.

23.3	Consent of KPMG LLP, independent registered public accounting firm for Market Leader, Inc.

23.4	Consent of Perkins Coie LLP (included as part of its opinion filed as Exhibit 5.1)

23.5	Consent of Shearman & Sterling LLP (included as part of its opinion filed as Exhibit 8.1)

23.6	Consent of Goodwin Procter LLP (included as part of its opinion filed as Exhibit 8.2)

24.1	Power of Attorney*

99.1	Form of Zillow, Inc. Proxy Card*

99.2	Form of Trulia, Inc. Proxy Card*

99.3	Consent of Goldman, Sachs & Co.

99.4	Consent of J.P. Morgan Securities LLC

*	Previously filed.
†	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Holdco agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

2. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

4. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

5. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

6. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

7. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

8. That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

9. That, for purposes of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

10. For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

11. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November 10, 2014.

ZEBRA HOLDCO, INC.

By:	/s/ Spencer M. Rascoff
Name: Spencer M. Rascoff
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities indicated on the 10th of November, 2014.

Signature	Title

/s/ Spencer M. Rascoff Spencer M. Rascoff	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Chad M. Cohen Chad M. Cohen	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer) and Director

/s/ Kathleen Philips Kathleen Philips	Chief Operating Officer, Secretary and Director

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated July 28, 2014, by and among Zillow, Inc., Zebra Holdco, Inc. and Trulia, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)†

3.1	Amended and Restated Articles of Incorporation of Zebra Holdco, Inc. (included as Annex F to the joint proxy statement/prospectus forming a part of this Registration Statement)

3.2	Amended and Restated Bylaws of Zebra Holdco, Inc. (included as Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement)

5.1	Opinion of Perkins Coie LLP regarding the legality of securities being registered*

8.1	Opinion of Shearman & Sterling LLP regarding certain U.S. federal income tax matters*

8.2	Opinion of Goodwin Procter LLP regarding certain U.S. federal income tax matters*

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for Zillow, Inc., StreetEasy, Inc. and RentJuice Corporation

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Trulia, Inc.

23.3	Consent of KPMG LLP, independent registered public accounting firm for Market Leader, Inc.

23.4	Consent of Perkins Coie LLP (included as part of its opinion filed as Exhibit 5.1)

23.5	Consent of Shearman & Sterling LLP (included as part of its opinion filed as Exhibit 8.1)

23.6	Consent of Goodwin Procter LLP (included as part of its opinion filed as Exhibit 8.2)

24.1	Power of Attorney*

99.1	Form of Zillow, Inc. Proxy Card*

99.2	Form of Trulia, Inc. Proxy Card*

99.3	Consent of Goldman, Sachs & Co.

99.4	Consent of J.P. Morgan Securities LLC

*	Previously filed.
†	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Holdco agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.